FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-255934-05

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED MAY 18, 2023, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$577,055,000 (Approximate)

BMO 2023-C5 MORTGAGE TRUST
(Central Index Key number 0001972920)
Issuing Entity

BMO Commercial Mortgage Securities LLC
(Central Index Key number 0001861132)
Depositor

Bank of Montreal

(Central Index Key number 0000927971)

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

KeyBank National Association

(Central Index Key number 0001089877)

Zions Bancorporation, N.A.

(Central Index Key number 0000109380)

BSPRT CMBS Finance, LLC

(Central Index Key number 0001722518)

3650 Real Estate Investment Trust 2 LLC

(Central Index Key number 0001840727)

Starwood Mortgage Capital LLC

(Central Index Key number 0001548405)

German American Capital Corporation

(Central Index Key number 0001541294)

UBS AG

(Central Index Key number 0001685185)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2023-C5

The BMO 2023-C5 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2023-C5, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in July 2023. The rated final distribution date for the offered certificates is June 2056.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1		$12,893,000%	(5)
Class A-2		$111,092,000%	(5)
Class A-4		(6)%	(5)
Class A-5		(6)%	(5)
Class A-SB		$13,883,000%	(5)
Class X-A		$450,698,000(7)%	Variable IO(8)
Class X-B		$126,357,000 (7)%	Variable IO(8)
Class A-S		$70,824,000%	(5)
Class B		$31,388,000%	(5)
Class C		$24,145,000%	(5)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 69 and page 71, respectively, of this prospectus.

Neither the Series 2023-C5 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2023-C5 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by BMO Capital Markets Corp., Citigroup Global Markets Inc., KeyBanc Capital Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, Bancroft Capital, LLC and Drexel Hamilton, LLC, the underwriters, when, as, and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from BMO Commercial Mortgage Securities LLC and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. BMO Capital Markets Corp., Citigroup Global Markets Inc., KeyBanc Capital Markets Inc., Deutsche Bank Securities Inc. and UBS Securities LLC are acting as co-lead managers. BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 61.1% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to 18.8% of each class of offered certificates, KeyBanc Capital Markets Inc. is acting as sole bookrunning manager with respect to 15.9% of each class of offered certificates and Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to 4.2% of each class of offered certificates. Bancroft Capital, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about June [21], 2023. BMO Commercial Mortgage Securities LLC expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from [June 1], 2023, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

BMO Capital Markets	KeyBanc Capital Markets	Deutsche Bank Securities	UBS Securities LLC	Citigroup

Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC Co-Manager	Drexel Hamilton Co-Manager

May , 2023

BMO 2023-C5

Commercial Mortgage Pass-Through Certificates, Series 2023-C5

WA 1.7%
OR N/A
CA 8.0%
NV 0.2%
ID N/A
MT N/A
WY N/A
UT N/A
AZ N/A
CO N/A
NM N/A
ND N/A
SD N/A
NE N/A
KS 2.6%
OK 1.7%
TX 2.5%
MN N/A
IA N/A
MO 2.6%
AR N/A
LA 2.3%
WI N/A
IL 3.4%
MI 5.7%
IN 8.7%
OH 5.9%
KY N/A
TN N/A
MS 0.5%
AL 1.1%
GA 1.4%
FL 9.1%
SC 1.1%
NC 10.1%
VA 2.0%
WV N/A
PA 4.2%
NY 14.8%
VT N/A
ME N/A
NH N/A
MA N/A
RI N/A
CT 0.1%
NJ 10.5%
DE N/A
MD N/A
AK N/A
HI N/A
Percentage of Allocated Loan Amount
> 4.0% of Total Loan Amount
1.5%-4.0% of Total Loan Amount
0.5%-1.5% of Total Loan Amount
< 0.5% of Total Loan Amount
States without Properties

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2023-C5 certificates, including the non-offered Uncertificated VRR Interest discussed in footnote (12) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Initial Pass- Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$12,893,000	30.000%	%	(5)	2.55	7/23-2/28
Class A-2	$111,092,000	30.000%	%	(5)	4.85	2/28-6/28
Class A-4	(6)	30.000%	%	(5)	(6)	(6)
Class A-5	(6)	30.000%	%	(5)	(6)	(6)
Class A-SB	$13,883,000	30.000%	%	(5)	6.80	6/28-11/31
Class X-A	$450,698,000 (7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-B	$126,357,000 (7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S	$70,824,000	19.000%	%	(5)	9.90	5/33-5/33
Class B	$31,388,000	14.125%	%	(5)	9.90	5/33-5/33
Class C	$24,145,000	10.375%	%	(5)	9.90	5/33-5/33
Non-Offered Certificates(9)
Class X-D	$12,877,000 (7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-E	$6,438,000 (7)	N/A	%	Variable IO(8)	N/A	N/A
Class D	$12,877,000	8.375%	%	(5)	9.97	5/33-6/33
Class E	$6,438,000	7.375%	%	(5)	9.98	6/33-6/33
Class F-RR(10)	$12,073,000	5.500%	%	(5)	9.98	6/33-6/33
Class XFRR(10)	$12,073,000 (7)	N/A	%	Variable IO(8)	N/A	N/A
Class G-RR(10)	$8,048,000	4.250%	%	(5)	9.98	6/33-6/33
Class XGRR(10)	$8,048,000 (7)	N/A	%	Variable IO(8)	N/A	N/A
Class J-RR(10)	$27,364,241	0.000%	%	(5)	9.98	6/33-6/33
Class XJRR(10)	$27,364,241 (7)	N/A	%	Variable IO(8)	N/A	N/A
Class R(11)	N/A	N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest(9)
Combined VRR Interest(12)	$13,743,821 (13)	N/A(14)	%(15)	(15)	8.70	7/23-6/33

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class XFRR, Class XGRR and Class XJRR certificates (collectively, the “Class X certificates”) may vary depending upon the final pricing of the classes of non-vertically retained principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and, if as a result of such pricing (a) the pass-through rate of any class of Class X certificates would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of non-vertically retained principal balance certificates whose certificate balance comprises such notional amount is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of non-vertically retained principal balance certificates may not be part of, and there may be a corresponding reduction in, such notional amount of the related class of Class X certificates.
(2)	"Approximate Initial Credit Support" means, with respect to any class of non-vertically retained principal balance certificates, the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to the subject class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest (as defined in footnote (12) below) or any trust subordinate companion loan.
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations”.
(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “non-vertically retained principal balance certificates”, and collectively with the Class X certificates and the Class R certificates, the “non-vertically retained certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. Any trust subordinate companion loan will not be taken into account in determining the pass-through rate on any class of certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $312,830,000 subject to a variance of plus or minus 5%.
3

Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Weighted Avg. Lives (Yrs)	Expected Range of Principal Windows
Class A-4	$0 - $132,000,000	N/A – 9.40	N/A – 11/31-3/33
Class A-5	$180,830,000 - $312,830,000	9.84 – 9.65	3/33-5/33 – 11/31-5/33
(7)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class XFRR	Class F-RR
Class XGRR	Class G-RR
Class XJRR	Class J-RR
(8)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
(9)	The classes of certificates and uncertificated interests set forth below “Non-Offered Certificates” and “Non-Offered Vertical Risk Retention Interest” in the table are not offered by this prospectus.
(10)	In partial satisfaction of the risk retention obligations of Bank of Montreal (as “retaining sponsor” with respect to this securitization transaction), all of the Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR certificates (collectively, the “HRR Certificates”), with an aggregate fair value expected to represent at least 2.9264% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates) and the Uncertificated VRR Interest) issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” that is to be purchased and retained by RREF IV-D AIV RR, LLC, a Delaware limited liability company, or its affiliate, in accordance with the credit risk retention rules applicable to this securitization transaction. The certificate balances of the Class D, Class E and Class F-RR certificates may be reallocated between those classes based on the determination of the aggregate fair value, as of the closing date for this transaction, of all of the certificates (other than the Class R certificates), in order to satisfy the foregoing. “Retaining sponsor”, “ABS interests” and “eligible horizontal residual interest” have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”.
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of three (3) separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(12)	In satisfaction of Bank of Montreal’s remaining risk retention obligations as retaining sponsor for this securitization transaction, Bank of Montreal is expected to acquire from the depositor, on the closing date for this transaction, an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $13,743,821 (the “Combined VRR Interest”), which is expected to represent approximately 2.09% of the aggregate principal balance of all the “ABS interests” (i.e., the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction, subject to any variance in the initial principal balance of the Combined VRR Interest following calculation of the actual fair value of the HRR certificates, all of the other classes of certificates (other than the Class R certificates) and the Uncertificated VRR Interest, as described under “Credit Risk Retention”. The Combined VRR Interest will consist of the “Uncertificated VRR Interest” (as defined under “Credit Risk Retention”). The Combined VRR Interest will be retained by the retaining sponsor in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest” and “single vertical security” will have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.
(13)	Constitutes the Combined VRR Interest Balance, which consists of the principal balance of the Uncertificated VRR Interest.
(14)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The non-vertically retained principal balance certificates are also collectively referred to in this prospectus as the “principal balance certificates”, and the non-vertically retained certificates are collectively referred to in this prospectus as the “certificates”.
(15)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class X-D, Class X-E, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR, Class XJRR and Class R certificates and the Combined VRR Interest and any classes of loan-specific certificates or related uncertificated interests (if applicable) are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Combined VRR Interest is presented solely to enhance your understanding of the offered certificates.

4

Table of Contents

Certificate Summary	3
Summary of Terms	21
Summary of Risk Factors	69
Special Risks	69
Risks Relating to the Mortgage Loans	69
Risks Relating to Conflicts of Interest	70
Other Risks Relating to the Certificates	70
Risk Factors	71
Special Risks	71
The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans	71
Risks Relating to the Mortgage Loans	74
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	74
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	75
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	81
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	81
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	84
The Types of Properties That Secure the Mortgage Loans Present Special Risks	88
Leased Fee Properties Have Special Risks	107
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	108
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	109
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	110
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	110

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	111
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	112
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	112
Risks Related to Zoning Non-Compliance and Use Restrictions	113
Risks Relating to Inspections of Properties	114
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	114
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	114
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	115
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	116
Terrorism Insurance May Not Be Available for All Mortgaged Properties	116
Risks Associated with Blanket Insurance Policies or Self-Insurance	117
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	118
Limited Information Causes Uncertainty	118
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	118
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	119
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	120
Static Pool Data Would Not Be Indicative of the Performance of This Pool	121
Appraisals May Not Reflect Current or Future Market Value of Each Property	121
Seasoned Mortgage Loans Present Additional Risk of Repayment	122
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	122
The Borrower’s Form of Entity May Cause Special Risks	123

5

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	125
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	126
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	127
Tenancies-in-Common May Hinder Recovery	128
Risks Relating to Enforceability of Cross-Collateralization Arrangements	128
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	129
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	130
Various Other Laws Could Affect the Exercise of Lender’s Rights	131
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	131
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	132
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	133
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	135
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	135
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	135
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	135
Risks Relating to Tax Credits	136
Risks Relating to Conflicts of Interest	136
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	136

The Controlling Pari Passu Companion Loan for One or More of the Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized	139
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	139
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	140
Potential Conflicts of Interest of the Operating Advisor	143
Potential Conflicts of Interest of the Asset Representations Reviewer	143
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	144
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	145
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	146
Other Potential Conflicts of Interest May Affect Your Investment	147
Other Risks Relating to the Certificates	147
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	147
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	147
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	149
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	151
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	151
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	152
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	152

6

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	157
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	157
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	157
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	158
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	159
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	159
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	160
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	160
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	160
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	161
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	161
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	162
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	162
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	162

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	164
Changes in Pool Composition Will Change the Nature of Your Investment	165
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	165
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	166
State, Local and Other Tax Considerations	168
General Risk Factors	168
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	168
The Offered Certificates May Not Be a Suitable Investment for You	168
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	169
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	169
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	170
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	174
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	174
Description of the Mortgage Pool	176
General	176
Certain Calculations and Definitions	179
Statistical Characteristics of the Mortgage Loans	188
Overview	188
Property Types	189
Specialty Use Concentrations	195
Mortgage Loan Concentrations	196
Geographic Concentrations	197
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	198
Tenancies-in-Common or Diversified Ownership	199
Delaware Statutory Trusts	199
Leasehold Interests	200
Condemnations	202
Delinquency Information	202
COVID-19 Considerations	202
Environmental Considerations	202

7

Litigation and Other Legal Considerations	213
Redevelopment, Expansion and Renovation	215
Assessment of Property Value and Condition	217
Default History, Bankruptcy Issues and Other Proceedings	217
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	217
Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	217
Tenant Issues	219
Tenant Concentrations	219
Lease Expirations and Terminations	220
Unilateral Lease Termination Rights	222
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	223
Rights to Cease Operations (Go Dark) at the Leased Property	225
Termination Rights of Government Sponsored Tenants	225
Other Tenant Termination Issues	225
Rights to Sublease	226
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	227
Charitable Institutions / Not-For-Profit Tenants	227
Purchase Options, Rights of First Offer and Rights of First Refusal	228
Other Tenant Issues	231
Insurance Considerations	232
Zoning and Use Restrictions	233
Non-Recourse Carveout Limitations	235
Real Estate and Other Tax Considerations	236
Certain Terms of the Mortgage Loans	236
Due Dates; Mortgage Rates; Calculations of Interest	236
ARD Loans	237
Single-Purpose Entity Covenants	238
Prepayment Provisions	238
Defeasance; Collateral Substitution	241
Partial Releases	242
Substitutions	247
Escrows	247
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	248
Mortgaged Property Accounts	249
Additional Indebtedness	249
Existing Additional Secured Debt	250
Existing Mezzanine Debt	250
Permitted Mezzanine Debt	251
Preferred Equity and Preferred Return Arrangements	252
Permitted Unsecured Debt and Other Debt	253

The Whole Loans	253
General	253
The Serviced Pari Passu Whole Loans	256
The Outside Serviced Pari Passu Whole Loans	258
The Oak Street NLP Fund Portfolio	261
The Pacific Design Center Pari Passu-AB Whole Loan	266
Additional Mortgage Loan Information	274
The Trust Subordinate Companion Loan	274
Transaction Parties	275
The Sponsors and the Mortgage Loan Sellers	275
Bank of Montreal	275
3650 Real Estate Investment Trust 2 LLC	282
BSPRT CMBS Finance, LLC	289
Citi Real Estate Funding Inc.	296
German American Capital Corporation	304
KeyBank National Association	312
Starwood Mortgage Capital LLC	317
UBS AG	323
Zions Bancorporation, N.A.	329
Compensation of the Sponsors	336
The Depositor	336
The Issuing Entity	337
The Trustee and the Certificate Administrator	338
Trustee	339
Certificate Administrator	339
Custodian	339
Compliance	340
Servicers	341
General	341
The Master Servicer	341
The Special Servicer	345
Significant Primary Servicer	348
The Outside Servicers and the Outside Special Servicers	356
The Operating Advisor and the Asset Representations Reviewer	363
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	365
Transaction Party and Related Party Affiliations	365
Interim Servicing Arrangements	366
Interim and Other Custodial Arrangements	367
Whole Loans and Mezzanine Loan Arrangements	367
Other Arrangements	367
Credit Risk Retention	368
General	368
Qualifying CRE Loans; Required Credit Risk Retention Percentage	369
The Combined VRR Interest	369
Material Terms of the Combined VRR Interest	369
Method, Timing and Amount of Distributions on the Combined VRR Interest	370
Risk Retention Consultation Party	372
Limitation on Liability of the Risk Retention Consultation Party	373

8

HRR Certificates	373
The Retaining Third Party Purchaser	373
Material Terms of the HRR Certificates	375
Determination of Amount of Required Horizontal Credit Risk Retention	376
Hedging, Transfer and Financing Restrictions	383
Operating Advisor	384
Representations and Warranties	385
Description of the Certificates	389
General	389
Distributions	391
Method, Timing and Amount	391
Available Funds	391
Priority of Distributions	393
Pass-Through Rates	397
Interest Distribution Amount	398
Principal Distribution Amount	398
Certain Calculations with Respect to Individual Mortgage Loans	400
Application Priority of Mortgage Loan Collections or Whole Loan Collections	401
Allocation of Yield Maintenance Charges and Prepayment Premiums	403
Assumed Final Distribution Date; Rated Final Distribution Date	404
Prepayment Interest Shortfalls	405
Subordination; Allocation of Realized Losses	406
Reports to Certificateholders; Certain Available Information	409
Certificate Administrator Reports	409
Information Available Electronically	413
Voting Rights	419
Delivery, Form, Transfer and Denomination	419
Book-Entry Registration	419
Definitive Certificates	422
Certificateholder Communication	422
Access to Certificateholders’ Names and Addresses	422
Requests to Communicate	422
The Mortgage Loan Purchase Agreements	424
Sale of Mortgage Loans; Mortgage File Delivery	424
Representations and Warranties	429
Cures, Repurchases and Substitutions	429
Dispute Resolution Provisions	433
Asset Review Obligations	433
The Pooling and Servicing Agreement	434
General	434
Certain Considerations Regarding the Outside Serviced Whole Loans	437
Assignment of the Mortgage Loans	438
Servicing of the Mortgage Loans	439
Subservicing	444
Advances	445
Accounts	450
Withdrawals from the Collection Account	452
Application of Loss of Value Payments	454

Servicing and Other Compensation and Payment of Expenses	455
Master Servicing Compensation	455
Special Servicing Compensation	458
Trustee / Certificate Administrator Compensation	461
Operating Advisor Compensation	461
CREFC® Intellectual Property Royalty License Fee	462
Asset Representations Reviewer Compensation	463
Fees and Expenses	464
Application of Penalty Charges and Modification Fees	469
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	470
Due-On-Sale	470
Due-On-Encumbrance	471
Appraisal Reduction Amounts	472
Inspections	477
Evidence as to Compliance	478
Limitation on Liability; Indemnification	479
Servicer Termination Events	483
Rights Upon Servicer Termination Event	484
Waivers of Servicer Termination Events	486
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	486
General	486
Excluded Special Servicer Mortgage Loans	488
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	488
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	489
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	491
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	492
Amendment	493
Realization Upon Mortgage Loans	495
Specially Serviced Loans; Appraisals	495
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	496
Sale of Defaulted Mortgage Loans and REO Properties	498
Modifications, Waivers and Amendments	500
Directing Holder	502
General	502
Limitation on Liability of the Directing Holder	508
Consulting Parties	509
Operating Advisor	510
General Obligations	510
Review Materials	511
Consultation Rights	513
Reviewing Certain Calculations	513
Annual Report	513
Replacement of the Special Servicer	515

9

Operating Advisor Termination Events	515
Rights Upon Operating Advisor Termination Event	516
Eligibility of Operating Advisor	516
Termination of the Operating Advisor Without Cause	517
Asset Status Reports	517
The Asset Representations Reviewer	519
Asset Review	519
Eligibility of Asset Representations Reviewer	523
Other Obligations of Asset Representations Reviewer	523
Delegation of Asset Representations Reviewer’s Duties	524
Asset Representations Reviewer Termination Events	524
Rights Upon Asset Representations Reviewer Termination Event	525
Termination of the Asset Representations Reviewer Without Cause	525
Resignation of Asset Representations Reviewer	525
Asset Representations Reviewer Compensation	526
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	526
Repurchase Request Delivered by a Certificateholder	526
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	526
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	526
Dispute Resolution Provisions	527
Resolution of a Repurchase Request	527
Mediation and Arbitration Provisions	529
Rating Agency Confirmations	530
Termination; Retirement of Certificates	532
Optional Termination; Optional Mortgage Loan Purchase	532
Servicing of the Outside Serviced Mortgage Loans	533
General	533
Specified Servicing Matters	534
Servicing Shift Mortgage Loans	537
Related Provisions of the Pooling and Servicing Agreement	537
Use of Proceeds	539
Yield, Prepayment and Maturity Considerations	539
Yield	539
Yield on the Class X-A and Class X-B Certificates	542
Weighted Average Life of the Offered Certificates	543
Price/Yield Tables	549
Material Federal Income Tax Consequences	554
General	554

Qualification as a REMIC	554
Status of Offered Certificates	556
Taxation of the Regular Interests	556
General	556
Original Issue Discount	556
Acquisition Premium	558
Market Discount	558
Premium	559
Election to Treat All Interest Under the Constant Yield Method	560
Treatment of Losses	560
Prepayment Premiums and Yield Maintenance Charges	561
Sale or Exchange of Regular Interests	561
Taxes That May Be Imposed on a REMIC	562
Prohibited Transactions	562
Contributions to a REMIC After the Startup Day	562
Net Income from Foreclosure Property	562
Bipartisan Budget Act of 2015	563
Taxation of Certain Foreign Investors	563
FATCA	564
Backup Withholding	564
Information Reporting	564
3.8% Medicare Tax on “Net Investment Income”	564
Reporting Requirements	565
Tax Return Disclosure and Investor List Requirements	565
Certain State, Local and Other Tax Considerations	565
ERISA Considerations	566
General	566
Plan Asset Regulations	567
Prohibited Transaction Exemptions	568
Underwriter Exemption	569
Exempt Plans	572
Insurance Company General Accounts	572
Ineligible Purchasers	572
Further Warnings	572
Consultation with Counsel	573
Tax Exempt Investors	573
Legal Investment	573
Certain Legal Aspects of the Mortgage Loans	574
General	576
Types of Mortgage Instruments	576
Installment Contracts	577
Leases and Rents	577
Personalty	578
Foreclosure	578
General	578
Foreclosure Procedures Vary From State to State.	578
Judicial Foreclosure	578
Equitable and Other Limitations on Enforceability of Particular Provisions	579
Nonjudicial Foreclosure/Power of Sale	579
Public Sale	580

10

Rights of Redemption	581
One Action and Security First Rules	581
Anti-Deficiency Legislation	581
Leasehold Considerations	582
Cooperative Shares	582
Bankruptcy Issues	583
Automatic Stay	583
Modification of Lender’s Rights	583
Leases and Rents	584
Lease Assumption or Rejection by Tenant	585
Lease Rejection by Lessor – Tenant’s Right	585
Ground Lessee or Ground Lessor	586
Single-Purpose Entity Covenants and Substantive Consolidation	587
Sales Free and Clear of Liens	587
Post-Petition Credit	588
Avoidance Actions	588
Management Agreements	588
Certain of the Borrowers May Be Partnerships	589
Environmental Considerations	590
General	590
Environmental Assessments	590
Superlien Laws	590
CERCLA	590

Other Federal and State Laws	591
Additional Considerations	592
Due-On-Sale and Due-On-Encumbrance Provisions	592
Junior Liens; Rights of Holders of Senior Liens	593
Subordinate Financing	593
Default Interest and Limitations on Prepayments	593
Applicability of Usury Laws	594
Americans with Disabilities Act	594
Servicemembers Civil Relief Act	594
Anti-Money Laundering, Economic Sanctions and Bribery	595
Potential Forfeiture of Assets	595
Ratings	596
Plan of Distribution (Underwriter Conflicts of Interest)	598
Incorporation of Certain Information by Reference	600
Where You Can Find More Information	600
Financial Information	600
Legal Matters	600
Index of Certain Defined Terms	601

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (BMO, BSPRT, KeyBank, SMC, UBS AG AND ZBNA)	E-1A-1
Annex E-1B – Exceptions to MORTGAGE LOAN Representations and Warranties (BMO, BSPRT, KeyBank, SMC, UBS AG AND ZBNA)	E-1B-1
ANNEX E-1A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (CREFI, GACC, 3650 REIT)	E-2A-1
Annex E-1B – Exceptions to MORTGAGE LOAN Representations and Warranties (CREFI, GACC, 3650 REIT)	E-2B-1
ANNEX F – CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

11

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET BACKED SECURITIES GENERALLY (INCLUDING, WITHOUT LIMITATION, THE APPLICATION OF RULE 15C2-11 UNDER THE EXCHANGE ACT TO THE PUBLICATION OR SUBMISSION OF QUOTATIONS, DIRECTLY OR INDIRECTLY, IN ANY QUOTATION MEDIUM BY A BROKER OR DEALER FOR SECURITIES SUCH AS THE OFFERED CERTIFICATES). ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■                 This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

12

■               In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to BMO Commercial Mortgage Securities LLC.
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97 (AS SUCH RULES AND REGULATIONS MAY BE AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR.

13

ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

14

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

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AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE ORIGINATORS, THE MORTGAGE LOAN SELLERS, THE ISSUING ENTITY OR THEIR RESPECTIVE AFFILIATES WILL RETAIN A MATERIAL NET ECONOMIC INTEREST IN THIS SECURITIZATION TRANSACTION, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) THE EU SECURITIZATION REGULATION, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “U.S. CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENABLING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

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PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

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THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

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JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	BMO 2023-C5 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2023-C5.

Relevant Parties

Depositor	BMO Commercial Mortgage Securities LLC, a Delaware limited liability company and a wholly-owned subsidiary of BMO Financial Corp. As depositor, BMO Commercial Mortgage Securities LLC will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 151 West 42nd Street, New York, New York 10036. See “Transaction Parties—The Depositor”.
Issuing Entity	BMO 2023-C5 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of June 1, 2023, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	Bank of Montreal, a Canadian chartered bank (11 mortgage loans (27.7%));
●	Citi Real Estate Funding Inc., a New York corporation (4 mortgage loans (16.6%));
●	KeyBank National Association, a national banking association organized under the laws of the United States of America (5 mortgage loans (15.9%));
●	Zions Bancorporation, N.A., a national banking association (1 mortgage loan (9.9%));
●	BSPRT CMBS Finance, LLC, a Delaware limited liability company (3 mortgage loans (6.9%));
●	Bank of Montreal and German American Capital Corporation (1 mortgage loan (5.7%));
●	3650 Real Estate Investment Trust 2 LLC, a Delaware limited liability company (3 mortgage loans (5.5%));
●	Citi Real Estate Funding Inc. and Bank of Montreal (1 mortgage loan (4.6%));
●	Starwood Mortgage Capital LLC, a Delaware limited liability company (2 mortgage loans (4.5%)); and
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●	UBS AG, an Office of the Comptroller of the Currency regulated branch of a foreign bank (3 mortgage loans (2.8%)).
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:
Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Bank of Montreal	Bank of Montreal	6	$144,595,000	22.0%
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	4	108,859,465	16.6
KeyBank National Association	KeyBank National Association	5	104,573,000	15.9
Zions Bancorporation, N.A.	Zions Bancorporation, N.A.	1	64,958,243	9.9
BSPRT CMBS Finance, LLC	BSPRT CMBS Finance, LLC	3	45,625,000	6.9
Bank of Montreal/ DBR Investments Co. Limited	Bank of Montreal/ German American Capital Corporation(1)(2)	1	37,500,000	5.7
3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	3	36,220,000	5.5
Citi Real Estate Funding Inc./Bank of Montreal	Citi Real Estate Funding Inc./Bank of Montreal(3)	1	30,000,000	4.6
Starwood Mortgage Capital LLC	Starwood Mortgage Capital LLC	2	29,442,427	4.5
Arbor Private Label, LLC(4)	Bank of Montreal	4	22,547,000	3.4
UBS AG	UBS AG	3	18,278,928	2.8
Goldman Sachs Bank USA(4)	Bank of Montreal	1	15,000,000	2.3
	Total	34	$657,599,063	100.0%

(1)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.
(2)	The Great Lakes Crossing Outlets mortgage loan (5.7%) is comprised of separate notes that are being sold by Bank of Montreal and German American Capital Corporation. The Great Lakes Crossing Outlets mortgage loan is part of a whole loan that was co-originated by Bank of Montreal, DBR Investments Co. Limited and Goldman Sachs Bank USA. The Great Lakes Crossing Outlets mortgage loan is evidenced by three (3) promissory notes: (i) note A-3-3, with an outstanding principal balance of $10,000,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller, and (ii) notes A-2-1-A and A-2-3, with an aggregate outstanding principal balance of $27,500,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.
(3)	The Harborside 2-3 mortgage loan (4.6%) is comprised of separate notes that are being sold by Citi Real Estate Funding Inc and Bank of Montreal. The Harborside 2-3 mortgage loan is part of a whole loan that was co-originated by Citi Real Estate Funding Inc. and Bank of Montreal. The Harborside 2-3 mortgage loan is evidenced by two (2) promissory notes: (i) note A-2-2, with an outstanding principal balance of $15,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting
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as mortgage loan seller, and (ii) note A-6-1, with an outstanding principal balance of $15,000,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.
(4)	Bank of Montreal has acquired or will acquire the mortgage loans or portions thereof that were originated by Arbor Private Label, LLC and Goldman Sachs Bank USA on or prior to the closing date.
In addition, one or more sponsors may transfer to the depositor one or more subordinate notes evidencing a subordinate portion of a pari passu-AB whole loan or an AB whole loan (such subordinate portion is referred to in this prospectus as a “trust subordinate companion loan”), which will be an asset of the issuing entity, will be serviced under the pooling and servicing agreement and will back, and be the sole source of payment on, the related loan-specific certificates, but will not be included in the mortgage pool that will back the certificates. If a trust subordinate companion loan exists with respect to this securitization, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.
As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the certificates and are exclusive of any trust subordinate companion loans.
For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references (whether plural or singular) to “trust subordinate companion loan”, “trust subordinate companion whole loan”, “loan-specific certificate” and any related concepts are to be ignored.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (800) 327-8083. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.
See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.
The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization
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transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.
See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans and outside serviced whole loans.
The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement (other than any excluded special servicer mortgage loan and any trust subordinate companion whole loan). The principal special servicing offices of Rialto Capital Advisors, LLC are located at 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131. See “Transaction Parties—Servicers—The Special Servicer”.
The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.
See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.
If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage
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loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.
Rialto Capital Advisors, LLC is expected to be appointed as the initial special servicer for all serviced loans by RREF IV-D AIV RR, LLC or its affiliate, which is expected on the closing date to: (a) purchase the Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates, and (b) appoint itself the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, (i) RREF IV-Debt AIV, LP, an affiliate of both Rialto Capital Advisors, LLC and RREF IV-D AIV RR, LLC, (or its affiliate) may purchase the Class X-E and Class E Certificates and (ii) an affiliate of both Rialto Capital Advisors, LLC and RREF IV-D AIV RR, LLC may purchase all or a portion of the Class X-D and Class D Certificates. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.
The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”.
A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.
The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Significant Primary Servicers	KeyBank National Association, a national banking association, will act as primary servicer pursuant to a primary servicing agreement with the
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master servicer with respect to four (4) of the mortgage loans (11.3%) to be sold by itself, in its capacity as a mortgage loan seller, to the depositor. KeyBank National Association is also an outside servicer with respect to one (1) of the mortgage loans (4.6%), as identified in the table under the chart captioned “Outside Serviced Mortgage Loan Summary” under “—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—Significant Primary Servicer”. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite #300, Overland Park, Kansas 66211. KeyBank National Association is also a sponsor, an originator, a mortgage loan seller, and an originator and is an affiliate of KeyBanc Capital Markets Inc., an underwriter.
The master servicer (or related outside servicer, in the case of an outside serviced mortgage loan) will be responsible to pay the fees of KeyBank National Association and each other primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction or the related outside servicing agreement, as applicable.
Trustee	Computershare Trust Company, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.
The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer purposes are located at 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The Trustee and the Certificate Administrator” and “The Pooling and Servicing Agreement”.
The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the
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following rights and responsibilities with respect to the serviced mortgage loans:
●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	under the circumstances described in this prospectus, issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole); and
●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).
An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amounts then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans. See “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)” for any additional operating advisor consultation trigger event with respect to a trust subordinate companion whole loan in the event the issuance of related loan-specific certificates is subject to risk retention under Rule 7 of Regulation RR.
Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.
See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.
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Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling pari passu companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
Great Lakes Crossing Outlets	BMO / GACC	Benchmark 2023-B38	5.7%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	Park Bridge Lender Services LLC	Eightfold Real Estate Capital Fund V, L.P.
Oak Street NLP Fund Portfolio	KeyBank	OAKST 2023-NLP	4.6%	KeyBank National Association	Situs Holdings, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	PCSD PR CAP V L Private Limited
Harborside 2-3	CREFI / BMO	Benchmark 2023-V2(3)	4.6%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	BellOak, LLC	3650 Real Estate Investment Trust 2 LLC
Pacific Design Center	BMO	Benchmark 2023-B38	2.3%	Midland Loan Services, a Division of PNC Bank, National Association	Argentic Services Company LP	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	Park Bridge Lender Services LLC	ES Ventures Holdings, Inc.
La Habra Marketplace	3650 REIT	BMO 2022-C3 PSA(4)	2.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	(5)
800 Cesar Chavez	3650 REIT	3650R 2022-PF2	1.5%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	3650 Real Estate Investment Trust 2 LLC

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
(3)	Based on the publicly available prospectus. The BMARK 2023-V2 transaction is expected to close after the date of this prospectus and prior to the closing of this securitization transaction.
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(4)	The La Habra Marketplace mortgage loan (i) will be initially serviced and administered by an outside servicer and an outside special servicer pursuant to the BMO 2022-C3 pooling and servicing agreement, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be serviced and administered by an outside servicer and an outside special servicer pursuant to the outside servicing agreement governing that future commercial mortgage securitization transaction.
(5)	With respect to the La Habra Marketplace mortgage loan, there will be no initial outside controlling class representative until the securitization of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction. See the “Whole Loan Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the related controlling note holder for the related whole loan.
Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).
There are no serviced AB whole loans, serviced pari passu-AB whole loans, serviced outside controlled whole loans or servicing shift whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.
See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.
See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
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●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan that includes a trust subordinate companion loan (sometimes referred to in this prospectus as a “trust subordinate companion whole loan”) prior to a related control appraisal period, (iii) with respect to a serviced whole loan as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative;
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”); and
●	with respect to a trust subordinate companion whole loan (i) for so long as no related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan, the loan-specific controlling class representative (if and for so long as it is entitled to act as directing holder) and (ii) for so long as a related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan and a control termination event has not occurred and is continuing, the controlling class representative.
provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) the related serviced whole loan is a serviced outside controlled whole loan, and/or (4) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to such trust subordinate companion whole loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, an outside controlling note holder or a loan-specific controlling class representative, as applicable, is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.
An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling class representative or a holder of more than 50% of the controlling class
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of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.
With respect to the serviced mortgage loans and serviced whole loans, in general:
●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to all serviced mortgage loans (or, in the case of a serviced outside controlled whole loan, or a trust subordinate companion whole loan, solely with respect to the applicable whole loan).
If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust, the related outside controlling note holder or its representative may not lose such rights under the related co-lender agreement.
Any serviced whole loan with a subordinate companion loan that (i) is held outside the issuing entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.
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With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.
The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.
“Loan-specific controlling class”, “loan-specific controlling class representative”, “loan-specific controlling class certificateholder” and related terms, if there is a related trust subordinate companion loan, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan”.

Controlling Class

Representatives	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.
In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amounts then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class G-RR will be the “controlling class”; provided, further, however,
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that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.
The “control eligible certificates” will be the Class G-RR and Class J-RR certificates.
After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.
A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amounts then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and provided, further, that with respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to such whole loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.
A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amounts, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); provided, that with
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respect to any trust subordinate companion whole loan, the foregoing will only apply if a control appraisal period exists or is deemed to exist with respect to such whole loan. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.
RREF IV-D AIV RR, LLC, a Delaware limited liability company, is expected on the closing date, (i) to purchase the Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR certificates, and (ii) to appoint itself as the initial controlling class representative.

Risk Retention

Consultation Party	The “risk retention consultation party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be the party selected by Bank of Montreal. The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, the risk retention consultation party will not have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Bank of Montreal is expected to be appointed as the initial risk retention consultation party.
With respect to the risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party, or the person(s) entitled to appoint the risk retention consultation party, is a borrower party.
Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:
(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, (b) for so long as the related mortgage loan is not an excluded mortgage loan, and (c) in the case of a trust subordinate companion whole loan, provided that an applicable control appraisal period exists or is deemed to exist with respect to such whole loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) solely prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
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(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related loan-specific certificates is held as an “eligible horizontal residual interest” by a “third-party purchaser”, an operating advisor consultation trigger event specific to that securitization), the operating advisor;
(v)	with respect to a trust subordinate companion whole loan, provided that no applicable control appraisal period exists or is deemed to exist with respect to such whole loan, the related loan-specific controlling class representative (if and for so long as it is entitled to act as a consulting party); and
(vi)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, the risk retention consultation party;
provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt, with respect to the serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) with respect to a trust subordinate companion whole loan, no related control appraisal period exists or is deemed to exist with respect to the trust subordinate companion whole loan, and/or (4) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event (including, in the case of a trust subordinate companion whole loan, in the event risk retention with respect to the securitization involving the related subseries of loan-specific certificates is held by a “third party purchaser” in the form of an “eligible horizontal residual interest”, no operating advisor consultation trigger event specific to that securitization) has occurred and is continuing, (C) the risk retention consultation party will not be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in clause (v) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class
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representative, the operating advisor, the risk retention consultation party, a related loan-specific controlling class representative or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.
Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.
In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:
●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
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●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.
Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.
These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan (and any trust subordinate companion loan), its respective due date in June 2023 (or, in the case of any mortgage loan (or trust subordinate companion loan) that has its first due date subsequent to June 2023, the date that would have been its due date in June 2023 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about June 21, 2023.
Distribution Date	The 4th business day following the related determination date of each month, beginning in July 2023.
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Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in July 2023.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in July 2023, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	February 2028
	Class A-2	June 2028
	Class A-4	N/A – March 2033(1)
	Class A-5	May 2033
	Class A-SB	November 2031
	Class X-A	May 2033
	Class X-B	May 2033
	Class A-S	May 2033
	Class B	May 2033
	Class C	May 2033

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $0 to $132,000,000.
The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).
Rated Final Distribution Date	As to each class of offered certificates, the distribution date in June 2056.
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Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans (and trust subordinate companion loans, if any) to the depositor, which will in turn deposit the mortgage loans (and such trust subordinate companion loans) into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.
The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates and the Uncertificated VRR Interest, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers by the depositor of the Uncertificated VRR Interest or any of the certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2023-C5:
●	Class A-1
●	Class A-2
●	Class A-4
●	Class A-5
●	Class A-SB
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C
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Upon initial issuance, the Series 2023-C5 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: (i) the Class X-D, Class X-E, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR, Class XJRR and Class R certificates, and (ii) any loan-specific certificates and related uncertificated interests. In addition, the Uncertificated VRR Interest is not being offered by this prospectus.
The offered certificates, together with the Class X-D, Class X-E, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR, Class XJRR and Class R certificates, are collectively referred to in this prospectus as the “certificates”. The certificates are also collectively referred to in this prospectus as the “non-vertically retained certificates”. The non-vertically retained certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The non-vertically retained regular certificates (exclusive of the Class X-A, Class X-B, Class X-D, Class X-E, Class XFRR, Class XGRR and Class XJRR certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates”. The non-vertically retained principal balance certificates are also collectively referred to in this prospectus as the “principal balance certificates”. The Class X-A, Class X-B, Class X-D, Class X-E, Class XFRR, Class XGRR and Class XJRR certificates are collectively referred to in this prospectus as the “Class X certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table.
The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.
See “Description of the Certificates—General” in this prospectus.
C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis”. The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to each class of offered certificates (other than the Class X-A and Class X-B certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.
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The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates as in effect from time to time, as described in this prospectus.
The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-S, Class B and Class C certificates as in effect from time to time, as described in this prospectus.
For purposes of calculating the pass-through rate on any class of non-vertically retained certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:
●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.
No trust subordinate companion loan will be taken into account in determining pass-through rates on the non-vertically retained certificates.
See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of
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each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.12625% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.
The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.
In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced
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whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Whole Loan	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)(2)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
Great Lakes Crossing Outlets	Benchmark 2023-B38	0.00125%	0.25%	1.0%	1.0%
Oak Street NLP Fund Portfolio	OAKST 2023-NLP	0.01125%	0.15%	0.25%	0.25%
Harborside 2-3	Benchmark 2023-V2	0.00125%	0.25%	1.0%	1.0%
Pacific Design Center	Benchmark 2023-B38	0.00125%	0.25%	1.0%	1.0%
La Habra Marketplace	BMO 2022-C3	0.00125%	0.25%(3)	1.00%(3)	1.00%(3)
800 Cesar Chavez	3650R 2022-PF2	0.00125%	0.25%	1.00%	1.00%
(1)	Includes any applicable sub-servicing fee rate.
(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
(3)	It is expected that the servicing of the La Habra Marketplace mortgage loan will shift from the BMO 2022-C3 pooling and servicing agreement to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in that future outside servicing agreement.
The operating advisor will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.002052% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).
The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.000380%. The asset representations reviewer will not be entitled to an ongoing fee with respect to any trust subordinate companion loan. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
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Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan, any trust subordinate companion loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.
The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans and any trust subordinate companion loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans and any trust subordinate companion loans in the issuing entity at the combined trustee/certificate administrator fee rate of 0.01346% per annum.
Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each mortgage loan, the administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.
The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders or the Uncertificated VRR Interest owners of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.
See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—
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Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined

VRR Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained certificates (other than the Class R certificates) will at all times be the product of such aggregate available funds multiplied by the non-vertically retained percentage. With respect to each of the Combined VRR Interest and the non-vertically retained certificates, the applicable percentage referred to in the preceding sentence is referred to in this prospectus as its/their “percentage allocation entitlement”.
The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of principal balance certificates and (y) the initial principal balance of the Uncertificated VRR Interest.
The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.
The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:
First: Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-E: to interest on the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B,
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Class X-D and Class X-E certificates, up to, and pro rata in accordance with, their respective interest entitlements.
Second: Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:
(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the Class A-SB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;
(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;
(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;
(D)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;
(E)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above; and
(F)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above.
However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB scheduled principal balance.
Third: Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates: to reimburse the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.
Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class
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A-4, Class A-5 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Seventh: Non-offered non-vertically retained certificates (other than the Class X-D and Class X-E certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.
No class of certificates will be entitled to distributions paid or advanced on and allocable to any trust subordinate companion loan, and such amounts will not be included in the non-vertically retained available funds.
For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.
A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.
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D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of yield maintenance charges and prepayment premiums actually collected on the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.
For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.
The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.
On any distribution date, the non-vertically retained percentage of distributions of principal and interest (other than excess interest that accrues on a mortgage loan with an anticipated repayment date (if any)) will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-E certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-E certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.
On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained principal balance certificates in ascending order (beginning with certain non-vertically retained principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

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*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class XFRR, Class XGRR and Class XJRR certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class XFRR, Class XGRR and Class XJRR certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-D and Class X-E certificates.
The non-vertically retained percentage of principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or to the Class R certificates, although mortgage loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.
Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.
No loan-specific certificates (if any) will be subordinate to any class of certificates, except to the extent of the subordination of the related trust subordinate companion loan to the related mortgage loan, as and to the
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extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans”.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.
F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the respective classes of non-vertically retained regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (and any trust subordinate companion loan) in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be
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non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s (or trust subordinate companion loan’s) regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan or trust subordinate companion loan (and with respect to any mortgage loan that is part of a whole loan or with respect to a trust subordinate companion loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.
In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans (or, in the case of an advance of delinquent principal and/or interest on a trust subordinate companion loan, only from collections on the related mortgage loan and such trust subordinate companion loan) for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan (other than a trust subordinate companion loan). The special servicer will have no obligation to make any principal or interest advances.
B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.
The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.
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In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan or trust subordinate companion loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.
The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan or trust subordinate companion loan.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.
With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 34 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $657,599,063. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 23 states. See “Risk Factors—Risks Relating to the Mortgage
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Loans—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.
References in this prospectus to “trust subordinate companion loan” refers to one or more junior promissory notes that evidences a generally subordinate loan in a whole loan, which junior promissory notes will be an asset of the issuing entity but will back a separate subseries of loan-specific certificates that are set forth in a separate related offering circular. Although a trust subordinate companion loan may be an asset of the issuing entity, for the purpose of numerical and statistical information contained in this prospectus, such trust subordinate companion loan is not reflected in this prospectus and the term “mortgage loan” and “mortgage pool” in that context does not include any trust subordinate companion loans unless otherwise indicated. A trust subordinate companion loan supports only the related loan-specific certificates and any related uncertificated interests. Information in the tables in this prospectus excludes any trust subordinate companion loan unless otherwise stated. For avoidance of doubt, the assets of the issuing entity will not include any trust subordinate companion loans and accordingly all references (whether plural or singular) to “trust subordinate companion loan”, “trust subordinate companion whole loan”, “loan-specific certificate” and any related concepts are to be ignored.
In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan, trust subordinate companion loan or whole loan by name refer to such mortgage loan, trust subordinate companion loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).
Fee Simple / Leasehold	One hundred seventy-five (175) mortgaged properties (99.5%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the
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borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.
Nine (9) mortgaged properties (0.3%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.
Six (6) mortgaged properties (0.2%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.
See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.
The Whole Loans	Eleven (11) mortgage loans (49.1%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that, except in the case of any trust subordinate companion loan, are held outside the issuing entity. The subject mortgage loan, and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.
●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.
Except in the case of a trust subordinate companion loan, the companion loans are not assets of the issuing entity.
The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:
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Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(2)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
Brier Creek Commons	ZBNA	$64,958,243	9.9%	$19,987,152	N/A	$84,945,395	Serviced	Pari Passu	Y
Hyatt Regency Indianapolis	CREFI	$39,943,123	6.1%	$18,573,552	N/A	$58,516,675	Serviced	Pari Passu	Y
Great Lakes Crossing Outlets	BMO / GACC	$37,500,000	5.7%	$142,500,000	N/A	$180,000,000	Outside Serviced	Pari Passu	N
Oak Street NLP Fund Portfolio	KeyBank	$30,000,000	4.6%	$310,000,000	$85,000,000	$425,000,000	Outside Serviced	Pari Passu-AB	N
Harborside 2-3	CREFI / BMO	$30,000,000	4.6%	$195,000,000	N/A	$225,000,000	Outside Serviced	Pari Passu	N
Cross Island Plaza	BMO	$30,000,000	4.6%	$12,500,000	N/A	$42,500,000	Serviced	Pari Passu	Y
Jaylor – Burger King Portfolio	CREFI	$27,916,343	4.2%	$24,925,306	N/A	$52,841,649	Serviced	Pari Passu	Y
Orizon Aerostructures	BMO	$22,595,000	3.4%	$38,500,000	N/A	$61,095,000	Serviced	Pari Passu	Y
Pacific Design Center	BMO	$15,000,000	2.3%	$230,000,000	$20,000,000	$265,000,000	Outside Serviced	Pari Passu-AB	N
La Habra Marketplace	3650 REIT	$15,000,000	2.3%	$80,000,000	N/A	$95,000,000	Outside Serviced	Pari Passu	N
800 Cesar Chavez	3650 REIT	$10,000,000	1.5%	$28,000,000	N/A	$38,000,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.
The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.
With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.
In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.
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For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.
Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.
There are no serviced AB whole loans, serviced pari passu-AB whole loans, serviced outside controlled whole loans or servicing shift whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).
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Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$657,599,063
Number of Mortgage Loans	34
Number of Mortgaged Properties	190
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,333,000 to $64,958,243
Average Cut-off Date Balance	$19,341,149
Range of Mortgage Rates	3.70000% to 7.99000%
Weighted Average Mortgage Rate	6.65271%
Range of original terms to Maturity Date/ARD	60 months to 120 months
Weighted average original term to Maturity Date/ARD	110 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	57 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	107 months
Range of original amortization terms(2)	180 months to 360 months
Weighted average original amortization term(2)	337 months
Range of remaining amortization terms(2)	179 months to 360 months
Weighted average remaining amortization term(2)	336 months
Range of Cut-off Date LTV Ratios(3)(4)	30.7% to 71.7%
Weighted average Cut-off Date LTV Ratio(3)(4)	54.1%
Range of Maturity Date/ARD LTV Ratios(3)(4)	14.3% to 66.0%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	51.6%
Range of UW NCF DSCR(3)(5)	1.21x to 2.71x
Weighted average UW NCF DSCR(3)(5)	1.73x
Range of Debt Yield on Underwritten NOI(3)(6)	8.4% to 19.8%
Weighted average Debt Yield on Underwritten NOI(3)(6)	12.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	66.2%
Amortizing Balloon	23.8%
Interest Only, then Amortizing Balloon	10.1%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	21.3%
Mortgage Loans with subordinate debt only	6.8%
Mortgage Loans with mezzanine debt only	4.6%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future
(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions

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have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 54.3% and 51.8%, respectively.
(5)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.
All of the mortgage loans accrue interest on an actual/360 basis.
Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:
●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and
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mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.
For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced
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loans that were) in default or had received maturity extensions at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:
●	With respect to the Steiner Portfolio – Chicago 3-Pack mortgage loan, the previous mortgage loan secured by the related mortgaged property was repaid after its maturity date. The maturity date of the previous mortgage loan was extended prior to its repayment.
See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.
Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Fifty seven (57) of the mortgaged properties (28.0%): (i) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; (ii) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information; or (iii) are subject to a triple-net lease with the related sole tenant or a ground lease with the owner of the related improvements, and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
Certain other mortgaged properties have less than 3 years of historical financial information presented on Annex A.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage
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Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.
You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 244) promulgated under Section 15G (“Regulation RR”), as a combination of (A) an “eligible vertical interest” in the form of the Combined VRR Interest and (B) an “eligible horizontal residual interest” in the form of the HRR Certificates. Bank of Montreal will act as retaining sponsor under
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Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through the purchase by a third party purchaser of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Bank of Montreal, as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.
None of the sponsors, the depositor, the issuing entity or any other party to this securitization transaction intends to retain a material net economic interest in this securitization transaction in accordance with any risk retention or due diligence or other requirements of the EU securitization regulation or the UK securitization regulation or to take any other action which may be required by EEA- or UK-regulated investors for the purposes of their compliance with any risk retention or due diligence requirements of the EU securitization regulation or the UK securitization regulation or similar requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans, the certificates and the Uncertificated VRR Interest may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd.;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO loans) and any trust subordinate companion loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans and any such trust subordinate companion loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans and any trust subordinate companion loan (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and the Uncertificated VRR Interest, any loan-specific certificates and related uncertificated interest.
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The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates), and the Uncertificated VRR Interest, and any loan-specific certificates and related uncertificated interests for the mortgage loans and any trust subordinate companion loan remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A, Class X-B, Class X-D and Class X-E certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates, uncertificated interests and the owners of the Uncertificated VRR Interest voluntarily participate in the exchange. If there is a trust subordinate companion loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan—Optional Termination; Optional Trust Subordinate Companion Loan Purchase” for a discussion of certain additional related termination and purchase options.
See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or any trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or any trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or any trust subordinate companion loan, as applicable, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder or any Uncertificated VRR Interest owner in the mortgage loan or the interests of the trustee or any holder of a loan-specific certificate or related uncertificated interest in any trust subordinate companion loan, as applicable, or the related mortgaged property or causes the mortgage loan or any trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”).
With respect to each mortgage loan that is comprised of multiple promissory notes contributed to this securitization transaction by multiple mortgage sellers, each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.
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Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, the Uncertificated VRR Interest owners and any related affected companion loan holder(s) (as a collective whole as if such certificateholders, such Uncertificated VRR Interest owners and such companion loan holder(s) constituted a single lender, and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).
If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) (and, subject to the related co-lender agreement, any related subordinate companion loan(s)), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.
Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s)) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.
Pursuant to the co-lender agreement with respect to any AB whole loan or pari passu-AB whole loan (except for any trust subordinate companion whole loan or any other whole such whole loan as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan,
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except as otherwise provided in the related co-lender agreement, has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Whole Loans”.
Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.
See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Three (3) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement (or under a related REMIC declaration as described below) are set forth below:
●	The “Lower-Tier REMIC”, which will hold the mortgage loans (or, in the case of the 800 Cesar Chavez mortgage loan, regular interests in a Loan REMIC, as described below) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-E, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR certificates and the Combined VRR Interest as classes of regular interests in the upper-tier REMIC.
●	The “800 Cesar Chavez REMIC”, created pursuant to a REMIC declaration effective as of February 22, 2023, holds the 800 Cesar Chavez mortgage loan and other related assets and has issued a class of uncertificated regular interests which will be held by the Lower-Tier REMIC, and a single residual interest, which will be represented by the Class R Certificates.
The 800 Cesar Chavez REMIC will be designated the “Loan REMIC” and together with the Upper-Tier REMIC and the Lower-Tier REMIC, collectively, the “Trust REMICs”).
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Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.
It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.
See “Material Federal Income Tax Consequences”.
Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.
The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered
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certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.
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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents.
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Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There was a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, which declaration has been continually renewed. In addition, the former president of the United States declared an emergency under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020 in response to COVID-19, authorizing assistance across the United States, including one form of Federal Emergency Management Agency (FEMA) assistance. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by, among other mandates, providing social distancing guidelines and certain mask wearing requirements. Although vaccines are available, there can be no assurance as to the availability of all or the most effective vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have loosened restrictions with the increased availability of vaccines, there can be no assurance as to when people will feel comfortable in fully resuming economic activity. Additionally, there can be no assurance that vaccines, containment or other measures will be successful in limiting the spread of the virus (particularly in light of the loosening of stay-at-home orders and social distancing guidelines) or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has experienced contraction and expansion during the pandemic, and it is unclear when, and extent to which, any future contractions may be experienced.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

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Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in slower resumption of economic activity than in other less-impacted regions. Given that infection rates of the virus have fluctuated, there can be no assurance as to whether any existing or previously imposed governmental countermeasures impacting the mortgaged properties will be reimposed.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types, including the following:

●	certain hospitality properties and casino properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally;
●	retail properties, due to store closures, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;
●	office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations, due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic;
●	self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;
●	multifamily properties and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;
●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants; and
●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities have implemented, and may in the future implement measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. Any such measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, leases for certain of the tenants at the Mortgaged Properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or any other pandemic or epidemic. Such lease provisions have become increasingly common following the COVID-19 pandemic.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because

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the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

We cannot assure you that declining economic conditions precipitated by COVID-19 or any other pandemic and the measures implemented by governments to combat any such pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, commercial and residential tenants at certain of the mortgaged properties have either sought, or are expected to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

We cannot assure you that, during or following any pandemic, the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based largely on pre-pandemic property performance and therefore may not reflect current or future conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during or following the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic or any other pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans. Investors should expect higher-than-average delinquencies and losses on the mortgage loans during or following a pandemic. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

As a result of any of the foregoing, some borrowers may seek forbearance arrangements at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

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In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of a pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic, and there is no assurance that such volume will not continue or increase. Any significant volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts were at one time closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may be further delayed as such offices and courts address any resulting backlogs of such actions that accumulated during any affected period. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain representations and warranties with respect to the mortgage loans as set forth on Annex E-1A and Annex E-2A to this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may

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be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and
●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

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Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
●	environmental contamination.
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The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.
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With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.
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The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
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●	reduce operating and repair costs, and
●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.
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Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

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●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.
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Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is

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insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

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Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors

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of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were the subject of a sale-leaseback transaction in connection with the acquisition (or following the acquisition) of such property (or a portion of such property) by the related borrower or by a prior owner of such property, including the Philadelphia Life Science Portfolio (3.5%) and Orizon Aerostructures mortgaged properties (3.4%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is a former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant involved in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to the Bankruptcy Code, there are limitations on a lessor’s ability to collect damages for lease rejection and full recovery may not be possible.

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession

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may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

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Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
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●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of

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their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;
●	medical offices;
●	skilled nursing facilities;
●	nursing homes;
●	congregate care facilities; and
●	in some cases, assisted living centers and housing for seniors.
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Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;
●	retroactive rate adjustments;
●	administrative rulings;
●	policy interpretations;
●	delays by fiscal intermediaries; and
●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;
●	facility inspections;
●	rate setting;
●	disruptions in payments;
●	reimbursement policies;
●	audits, which may result in recoupment of payments made or withholding of payments due;
●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;
●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and
●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state

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governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not

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required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

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●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
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●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
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●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or

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business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.
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Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,
●	location and visibility,
●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
●	services provided at the property, such as security,
●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

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Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
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●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
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●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain. In New York City, landlords must register each rent stabilized apartment with the State of New York Division of Housing and Community Renewal (the “DHCR”).

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. The restrictions on the ability of the borrowers to increase rents under the rent stabilization laws or regulations may discourage the borrowers from renovating the related mortgaged properties or otherwise investing in the mortgaged properties, which in turn may adversely affect the ability of the borrowers to relet vacant units to new tenants. If rents are reduced or rents cannot be increased in proportion to increases in operating expenses and/or vacant units are not relet, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses. Moreover, legislative, judicial and administrative actions and proceedings, as well as rules, regulations and statutes concerning the regulatory status and/or legal rents of rent-stabilized multifamily units may adversely affect the ability of the property owner to combine, redevelop or reconfigure units and/or charge rents at a higher rental rate for such combined, redeveloped or reconfigured units. Any violation or alleged violation of rent control regulation or rent stabilization regulation by the borrowers could result in a loss of the tax benefits that are currently available to the borrowers and/or payments of overcharges and penalties and fines. In addition, the borrowers and their affiliates would be more susceptible to potential lawsuits filed by tenants or a tenants association alleging a violation of rent control regulation or rent stabilization regulation by the borrowers or their affiliates.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
●	resort hotels with many amenities;
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●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some

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hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

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In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
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2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
4.	divisibility,
5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Chain Restaurants May Be Operated By a Borrower Under Franchise Agreements

Franchise agreements for chain restaurants typically do not contain provisions protective of lenders. A borrower’s rights as franchisee typically may be terminated without informing the lender, and the borrower may be precluded from competing with the franchisor upon termination. In addition, a lender that acquires title to a restaurant site through foreclosure or similar proceedings may be restricted in the use of the site or may be unable to succeed to the rights of the franchisee under the related franchise agreement. The transferability of a franchise may be subject to other restrictions. Also, federal and state franchise regulations may impose additional risk, including the risk that the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees.

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Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Recreational and Resort Properties

Any mortgage loan underlying the offered certificates may be secured by a golf course, marina, ski resort, amusement park or other property used for recreational purposes or as a resort. Factors affecting the economic performance of a property of this type include:

●	the location and appearance of the property;
●	the appeal of the recreational activities offered;
●	the existence or construction of competing properties, whether or not they offer the same activities;
●	the need to make capital expenditures to maintain, refurbish, improve and/or expand facilities in order to attract potential patrons;
●	geographic location and dependence on tourism;
●	changes in travel patterns caused by changes in energy prices, strikes, location of highways, construction of additional highways and similar factors;
●	seasonality of the business, which may cause periodic fluctuations in operating revenues and expenses;
●	sensitivity to weather and climate changes; and
●	local, regional and national economic conditions.

A marina or other recreational or resort property located next to water will also be affected by various statutes and government regulations that govern the use of, and construction on, rivers, lakes and other waterways.

Because of the nature of the business, recreational and resort properties tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. In addition, some recreational and resort properties may be adversely affected by prolonged unfavorable weather conditions.

Recreational and resort properties are generally special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

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●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

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Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date retail, industrial, hospitality, multifamily and office. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in New York, New Jersey, North Carolina, Florida, Indiana, California, Ohio and Michigan. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
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●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

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Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations” and “Description of the Mortgage Pool—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s

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or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information regarding environmental conditions at mortgaged properties securing mortgage loans in the issuing entity. See also Mortgage Loan representation and warranty no. (41) (Environmental Conditions) on Annex E-1A to this prospectus and Mortgage Loan representation and warranty no. (40) (Environmental Conditions) on Annex E-2A to this prospectus and any related exceptions thereto on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex E-1A and Annex E-2A, respectively, to this prospectus).

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials,

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leading to an increased risk of liability to the tenant, the land owner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

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For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty

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loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the Uncertificated VRR Interest owners.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

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In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Thirty five (35) of the mortgaged properties (9.8%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 28%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2023. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Mortgage Loan representation and warranty no. (17) (Insurance) on Annex E-1A to this prospectus and Mortgage Loan representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
●	governmental actions,
●	floods and other water-related causes,
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●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

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After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties).

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In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions

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and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout,

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then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” with respect to each sponsor.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related whole loans, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

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Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased

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tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Seasoned Mortgage Loans Present Additional Risk of Repayment

Two (2) of the mortgage loans (3.8%) are seasoned mortgage loans that were originated approximately 15 months or more prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;
●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;
●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;
●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;
●	the physical condition of the mortgaged properties or improvements may have changed since origination; and
●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a

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material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such

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borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable

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upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or impair the borrower’s ability to operate the related mortgaged property. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous federal and state statutes, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the

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lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.
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Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan (other than any trust subordinate companion loan) is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

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In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

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Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

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The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special

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servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. Under the related mortgage loan documents, all accounts, including the lockbox accounts, are required to be held at institutions meeting certain financial and ratings requirements. In many cases, Flagstar does not meet the requirements for an eligible institution under the applicable mortgage loan documents. Also, recent news reports have indicated that some rating agencies are assessing a number of financial institutions for possible downgrades and that some institutions have already been the subject of downgrade, which may trigger the obligation to transfer accounts held at other institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox

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account is transferred to an institution meeting the necessary financial and ratings requirements. With respect to certain of the Mortgage Loans, including the 800 Cesar Chavez Mortgage Loan (1.5%), the lockbox bank is First Republic Bank. Media reports indicate First Republic Bank was placed into a receivership administered by the Federal Deposit Insurance Corporation (the “FDIC”) and then largely sold to JPMorgan Chase Bank, N.A. There can be no assurance that the operation of any lockbox accounts at Bridge Bank, Flagstar or First Republic Bank, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
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●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

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Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

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With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to)

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the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and any applicable trust subordinate companion loans) to the depositor (an affiliate of (i) Bank of Montreal, one of the sponsors, an originator, the initial risk retention consultation party and the expected holder of the Uncertificated VRR Interest, and (ii) BMO Capital Markets Corp., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans and any trust subordinate companion loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—

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Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

In addition, Bank of Montreal, as the retaining sponsor, is expected to hold the Combined VRR Interest as described in “Credit Risk Retention”; and Bank of Montreal is expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from the risk retention

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consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the party by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or any party that can appoint the risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is the risk retention consultation party or the person entitled to appoint the risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to the risk retention consultation party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent the risk retention consultation party or a holder of a portion of the Combined VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a portion of the Combined VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a portion of the Combined VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), the risk retention consultation party or any holder of a portion of the Combined VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of the risk retention consultation party or such holder of a portion of the Combined VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Bank of Montreal (as the party with the right to appoint the risk retention consultation party) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, a sponsor or an affiliate thereof may be a tenant with respect to a mortgaged property securing a mortgage loan. In such situations, there can be no assurance that any related borrower did not receive more favorable loan terms than it would have received if a sponsor or sponsor affiliate was not a tenant, nor can there be any assurance that that any such sponsor or sponsor affiliate did not receive more favorable lease terms than any other tenant would receive. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information regarding any such circumstances.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

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The Controlling Pari Passu Companion Loan for One or More of the Whole Loans Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern the Servicing of Such Whole Loan Have Yet to Be Finalized

It is expected that each of the La Habra Marketplace whole loan and the Harborside 2-3 whole loan will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is to be contributed, which is expected to be (1) in the case of the La Habra Marketplace whole loan, an unidentified future securitization transaction, and (2) in the case of the Harborside 2-3 whole loan, the Benchmark 2023-V2 securitization. However, neither such future securitization has closed, and the provisions of the related pooling and servicing agreement have not yet been finalized, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of any other applicable future securitization actually occurs, nor will they have any assurance as to the particular terms of the related pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered

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certificates. In connection therewith, Bank of Montreal (as the retaining sponsor, the expected owner of the Uncertificated VRR Interest and the expected initial risk retention consultation party) is an Underwriter Entity that is expected to be an owner of the Uncertificated VRR Interest as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) or in its capacity as an owner of the Uncertificated VRR Interest will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the

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related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer (or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, an Uncertificated VRR Interest owner, a companion loan holder, or a holder of a security backed

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(in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee or any of their respective affiliates may be acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event (including in the case of a trust subordinate companion whole loan, any operating advisor consultation trigger event specifically related to the securitization involving the issuance of the related loan-specific certificates), (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

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Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of the State of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and trust subordinate companion loans (if any); provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders and the Uncertificated VRR Interest owners (and holders of any related loan-specific certificates and related uncertificated interests) (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) (or any securitization transaction constituted by the issuance of any loan-specific certificates) or (ii) directly or indirectly have any financial interest in this securitization transaction (or any securitization transaction constituted by the issuance of any loan-specific certificates) other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of the State of New York, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional

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investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Park Bridge Lender Services LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that RREF IV-D AIV RR, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, in the case of any servicing shift whole loan, for so long as it is serviced under the pooling and servicing agreement for this securitization, the holder of the related controlling pari passu companion loan will be the initial directing holder. See “Description of the Mortgage Pool—The Whole Loans”. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”. If the issuing entity contains a trust subordinate companion loan, the initial loan-specific controlling class representative (and, accordingly, the initial directing holder) with respect to the related trust subordinate companion whole loan will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders and any loan-specific controlling class representative will be controlled by the related loan-specific controlling class

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certificateholders, and the holders of the controlling class and any loan-specific controlling class, respectively, will not have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take or recommend actions with respect to the related serviced mortgage loan or serviced whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Although a directing holder or controlling class certificateholder or loan-specific controlling class certificateholder (if any, and if no control appraisal period is in effect) that, in each case, is a borrower related party with respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower related parties will be required to certify that they will not share such excluded information with such borrower related parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity such excluded information in a manner that adversely impacts your offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the control eligible certificates (collectively, the “B-Piece Buyer”) were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

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We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the control eligible certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that RREF IV-D AIV RR, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

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Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

Any risks set forth below with respect to the offered certificates should be considered to be generally applicable to any loan-specific certificates.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and any trust subordinate companion loans, and the primary security and source of payment for the mortgage loans and any trust subordinate companion loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity.

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The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the offered certificates). Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

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Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

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As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on

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any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.
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Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a whole loan with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB whole loans or pari passu-AB whole loans under “Description of the Mortgage Pool—The Whole Loans”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of non-vertically retained principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
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●	a class of non-vertically retained principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

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The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

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A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-4 and/or Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If the non-vertically retained percentage of losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if the non-vertically retained percentage of losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-4, Class

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A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance(s) thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-4, Class A-5 or Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders and the Uncertificated VRR Interest owners, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders and the Uncertificated VRR Interest owners may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

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A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole)). Furthermore, the special servicer with respect to a trust subordinate companion whole loan may be terminated based on just a related loan-specific certificateholder vote (or, in certain cases, a combined certificateholder/related loan-specific certificateholder vote) on circumstances similar to those

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described in the prior sentence as they relate to the related loan-specific certificates and any related uncertificated interests. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or any owner of the Uncertificated VRR Interest or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or any Uncertificated VRR Interest owner or such other person that appointed

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it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person(s) that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person(s) that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer

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at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights

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to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Bank of Montreal, in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to the Great Lakes Crossing Outlets mortgage loan (5.7%) and the Harborside 2-3 mortgage loan (4.6%), each of which is comprised of promissory notes contributed to this securitization transaction by multiple sponsors, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to any such mortgage loan, any related mortgage loan seller may not repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—

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Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) from its repudiation powers for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

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An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

BMO is funding its Mortgage Loans through its Chicago branch. BMO’s Chicago branch is a banking office of a foreign banking corporation licensed in the State of Illinois. If BMO were to become subject to a receivership, the proceeding involving assets of BMO’s Chicago branch would be governed by the Foreign Banking Office Act (205 ILCS 645/1) and likely administered by the Illinois Secretary of Financial and Professional Regulation (the “Secretary”) or a receiver appointed by the Secretary.

The Superintendent of Financial Institutions (the “Superintendent”) has broad powers under the Bank Act (Canada) to take control of BMO or its assets if it believes that BMO does not have sufficient assets to adequately protect BMO’s depositors and creditors or that such depositors and creditors may otherwise be materially prejudiced, or if BMO fails or is expected to fail to pay its liabilities as they become due and payable. Once control has been taken, the Superintendent has broad statutory authority to do all things necessary or expedient to protect the rights and interests of the depositors and creditors of BMO, including that it may apply for the winding-up of BMO under the Winding-up and Restructuring Act (Canada).

A restructuring of BMO’s assets and liabilities may also be attempted under the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”), where appropriate, after the Superintendent reports that (i) BMO is not viable (or about to be not viable) and the Bank Act (Canada) powers outlined above cannot assist, or (ii) the Superintendent can take control under the Bank Act (Canada) and grounds exist for a winding-up order. The CDIC

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Act restructuring orders are as follows: (A) the shares and subordinated debt of BMO may be vested in the Canada Deposit Insurance Corporation (the “CDIC”), (B) the CDIC may be appointed as a receiver in respect of BMO, or (C) a solvent federal bridge institution may be established to assume BMO’s liabilities. The CDIC Act has been amended to allow an additional restructuring order that permits the CDIC to convert or cause BMO to convert certain of its shares and liabilities into common shares of BMO or any of its affiliates. Final regulations to implement the bank recapitalization regime became effective on September 23, 2018.

There is considerable uncertainty about the scope of the powers afforded to the Superintendent under the Bank Act (Canada) and the CDIC under the CDIC Act and how these authorities may choose to exercise such powers. If an instrument or order were to be made under the provisions of the Bank Act (Canada) or CDIC Act in respect of BMO, such instrument or order may (amongst other things) affect the ability of BMO to satisfy its ongoing obligations under the related Mortgage Loan Purchase Agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent. As a result, the making of an instrument or order in respect of BMO as described above may affect the ability of the Issuing Entity to meet its obligations in respect of the Certificates.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan or any trust subordinate companion loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan (or trust subordinate companion loan, if applicable) held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan (or, if applicable, a trust subordinate companion loan) were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

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With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement and subject to any related co-lender agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

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See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC, the Lower-Tier REMIC and the Loan REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC or the Loan REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of the offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC or the Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the Uncertificated VRR Interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise

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taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

With respect to the Harborside 2-3 Mortgage Loan (4.6%), in connection with the acquisition of the Mortgaged Property, the borrower sponsors also acquired an approximately 437,000 square foot office building that is fully vacant which adjoins the Mortgaged Property and certain other parcels of land that adjoin the Mortgaged Property and said office building. Such adjoining property is not a part of the collateral for the Mortgage Loan. Additionally, in connection with the acquisition of the Mortgaged Property (and such adjoining property), an entity wholly owned and controlled by one of the borrower sponsors and nonrecourse carveout guarantors, Mark Karasick, entered into a purchase agreement relating to two liquor licenses held by an affiliate of the seller which related to the operation of ancillary food and beverage services at the Mortgaged Property. The transfer of said licenses is subject to compliance with applicable local law and approval thereof had not occurred as of the date of origination of the Harborside 2-3 Mortgage Loan. In connection therewith, the lender received, as additional security for the Harborside 2-3 Mortgage Loan, an equity pledge in the anticipated holder of the liquor licenses (the “Liquor Licensee”). As pledged interests in less than 100% of the Liquor Licensee may not qualify as interests in real property, it is expected that the issuing entity, as a REMIC trust, would not be able to foreclose on such pledged interests. Additionally, because a REMIC trust cannot enter into a partnership with any third party, any post-foreclosure organizational structure may not be able to include the Liquor Licensee. While the issuing entity is permitted to foreclose on the mortgage, doing so may result in the loss of the liquor licenses.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan

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meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered

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certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Furthermore, consumer and producer prices in the United States have experienced steep increases. The general effects of inflation on the economy of the United States can be wide ranging, as evidenced by rising interest rates, wages and costs of goods and services. If a borrower’s operating income growth fails to keep pace with the rising costs of operating the related mortgaged property, then such borrower may have less funds available to make its mortgage payments. In addition, rising interest rates may hinder a borrower’s ability to refinance, and provide a borrower with less incentive to cure delinquencies and avoid foreclosure. The foregoing may have a material adverse impact on the amounts available to make payments on the mortgage loans, and consequently, the certificates.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;
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●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased involvement by the North Atlantic Treaty Organization (NATO) in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and related regulatory technical standards and implementing technical standards imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such
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credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

●	UK legislation comprising Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (as amended, the “UK Securitization Regulation”) and certain related technical standards imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) alternative investment fund managers as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; and (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of EUWA (the “UK CRR”) and (f) an FCA investment firm as defined by Article 4(1)(2AB) of the UK CRR; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms wherever established or located. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”. Certain temporary transitional arrangements are in effect, pursuant to directions made by the relevant UK regulators, with regard to the UK Due Diligence Requirements.
●	In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations”; (b) the EU Due Diligence Requirements and the UK Due Diligence Requirements are referred to together as the “Due Diligence Requirements”; (c) EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors”; and (d) a reference to the “applicable” Securitization Regulation or Due Diligence Requirements means, in relation to any Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	In the case of a securitization in respect of which (as in the case of this securitization transaction, as well as any securitization transaction constituted by the issuance of any loan-specific certificates) each of the originator, the original lender, the sponsor and the securitization special purpose entity (as each such term is defined in the applicable Securitization Regulation) is established in a third country, an SR Institutional Investor is permitted by the applicable SR Due Diligence Requirements to invest in such securitization only if (amongst other things):
o	(i) in each case, it has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest in the relevant securitization which, in any event, shall not be less than 5%, determined in accordance with Article 6 of the applicable Securitization Regulation, and discloses the risk retention to investors;
o	(ii) in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation (the “EU Transparency Requirements”), in accordance with the frequency and modalities provided for in such Article 7. In its report to the European Parliament and Council on the functioning of the EU Securitization Regulation on October 10, 2022, the European Commission stated that the EU Due Diligence Requirement in Article 5(1)(e) should be interpreted to require EU Affected Investors to verify that all information
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required by Article 7 of the EU Securitisation Regulation has been disclosed to investors, regardless of whether the originator, sponsor or SSPE is established in the EU, the EEA or a third country, at the times and in the modalities specified in Article 7;

o	(iii) in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, (a) if established in the UK, where applicable, made available the information required by Article 7 of the UK Securitization Regulation (the “UK Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder; and (b) if established in a third country, where applicable, made available information which is substantially the same as that which it would have made available under the UK Transparency Requirements if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and
o	(iv) in each case, it has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.
●	Failure to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of an Institutional Investor subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant Institutional Investor.
●	Certain aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to regulators remain unclear. Prospective investors should make themselves aware of the Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the Certificates.
●	Prospective investors should be aware that none of the depositor, the underwriters, the originators, the sponsors, the issuing entity or their respective affiliates will retain a material net economic interest in this securitization transaction, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the Due Diligence Requirements.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be subject to any Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is
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uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.
●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgage-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775
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F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for any such securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any subservicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
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●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates and the Uncertificated Interests will be BMO 2023-C5 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 34 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $657,599,063 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in June 2023 (or, in the case of any Mortgage Loan that has its first due date subsequent to June 2023, the date that would have been its due date in June 2023 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial or multifamily property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties). In addition, the Issuing Entity may include one or more subordinate notes evidencing a subordinate portion of a Pari Passu-AB Whole Loan or an AB Whole Loan (such subordinate portion is referred to in this prospectus as a “Trust Subordinate Companion Loan” and a Whole Loan that includes a Trust Subordinate Companion Loan is referred to as a “Trust Subordinate Companion Whole Loan”). In such case, the Trust Subordinate Companion Loan will be an asset of the Issuing Entity and be serviced under the Pooling and Servicing Agreement, and will back, and be the sole source of payment on, the related Loan-Specific Certificates, but will not be included in the Mortgage Pool that will back the Certificates. If a Trust Subordinate Companion Loan exists with respect to this securitization, it will be identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

As regards the assets of the Issuing Entity, references to “Mortgage Loan” and “Mortgage Loans” are intended to mean only a Mortgage Loan or group of Mortgage Loans that are part of the Mortgage Pool and are exclusive of any Trust Subordinate Companion Loans.

For avoidance of doubt, the assets of the Issuing Entity will not include any Trust Subordinate Companion Loans and accordingly all references (whether plural or singular) to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Whole Loan”, “Loan-Specific Certificate” and any related concepts are to be ignored.

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Eleven (11) Mortgage Loans (collectively 49.1%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, except in the case of any Trust Subordinate Companion Loan, will be held outside the Issuing Entity.

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If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”.

If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan.

The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan (other than a Trust Subordinate Companion Loan, if any) is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Bank of Montreal (“BMO”)	11 (the “BMO Mortgage Loans”)(1)(2)	$182,142,000	27.7%
Citi Real Estate Funding Inc. (“CREFI”).	4 (the “CREFI Mortgage Loans”)(1)	$108,859,465	16.6
KeyBank National Association (“KeyBank”)	5 (the “KeyBank Mortgage Loans”)	$104,573,000	15.9
Zions Bancorporation, N.A. (“ZBNA”)	1 (the “ZBNA Mortgage Loans”)	$64,958,243	9.9
BSPRT CMBS Finance, LLC (“BSPRT”)	3 (the “BSPRT Mortgage Loans”)	$45,625,000	6.9
Bank of Montreal/German American Capital Corporation	1(2)(3) (the portion being sold by GACC, the “GACC Mortgage Loan”)	$37,500,000	5.7
3650 Real Estate Investment Trust 2 LLC (“3650 REIT”)	3 (the “3650 REIT Mortgage Loans”)	$36,220,000	5.5
Citi Real Estate Funding Inc./Bank of Montreal	1(4)	$30,000,000	4.6
Starwood Mortgage Capital LLC (“SMC”)	2 (the “SMC Mortgage Loans”)	$29,442,427	4.5
UBS AG (“UBS”)	3 (the “UBS AG Mortgage Loans”)	$18,278,928	2.8
Total	34	$657,599,063	100.0%

(1)	Except as otherwise indicated, references to: (i) “CREFI Mortgage Loan(s)” also include the CREFI Harborside 2-3 Note (as defined below); and (ii) “BMO Mortgage Loan(s)” also include the BMO Harborside 2-3 Note (as defined below).
(2)	Except as otherwise indicated, references to: (i) “BMO Mortgage Loan(s)” also include the BMO Great Lakes Crossing Outlets Note (as defined below); and (ii) “GACC Mortgage Loan(s)” also include the GACC Great Lakes Crossing Outlets Note (as defined below).
(3)	The Great Lakes Crossing Outlets Mortgage Loan (5.7%) is part of a Whole Loan as to which separate notes are being sold by BMO and GACC. The Great Lakes Crossing Outlets Mortgage Loan is evidenced by three (3) promissory notes: (i) note A-3-3, with a Cut-off Date Balance of $10,000,000, as to which BMO is acting as Mortgage Loan Seller (the “BMO Great Lakes Crossing Outlets Note”) and (ii) notes A-2-1-A and A-2-3, with an aggregate Cut-off Date Balance of $27,500,000, as to which GACC is acting as Mortgage Loan Seller (the “GACC Great Lakes Crossing Outlets Notes”).
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(4)	The Harborside 2-3 Mortgage Loan (4.6%) is part of a Whole Loan as to which separate notes are being sold by CREFI and BMO. The Harborside 2-3 Mortgage Loan was co-originated by CREFI and BMO. The Harborside 2-3 Mortgage Loan is evidenced by two (2) promissory notes: (i) note A-2-2, with a Cut-off Date Balance of $15,000,000 as to which CREFI is acting as Mortgage Loan Seller (the “CREFI Harborside 2-3 Note”); and (ii) note A-6-1, with a Cut-off Date Balance of $15,000,000 as to which BMO is acting as Mortgage Loan Seller (the “BMO Harborside 2-3 Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Bank of Montreal	Bank of Montreal	6	$144,595,000	22.0%
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	4	108,859,465	16.6
KeyBank National Association(1).	KeyBank National Association	5	104,573,000	15.9
Zions Bancorporation, N.A.	Zions Bancorporation, N.A.	1	64,958,243	9.9
BSPRT CMBS Finance, LLC.	BSPRT CMBS Finance, LLC	3	45,625,000	6.9
Bank of Montreal/DBR Investments Co. Limited(2)	Bank of Montreal/German American Capital Corporation	1	37,500,000	5.7
3650 Real Estate Investment Trust 2 LLC	3650 Real Estate Investment Trust 2 LLC	3	36,220,000	5.5
Citi Real Estate Funding Inc./Bank of Montreal(3)	Citi Real Estate Funding Inc./Bank of Montreal	1	30,000,000	4.6
Starwood Mortgage Capital LLC	Starwood Mortgage Capital LLC	2	29,442,427	4.5
Arbor Private Label, LLC(4)	Bank of Montreal	4	22,547,000	3.4
UBS AG.	UBS AG	3	18,278,928	2.8
Goldman Sachs Bank USA(4)	Bank of Montreal	1	15,000,000	2.3
	Total	34	$657,599,063	100.0%

(1)	The Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), is part of a Whole Loan that was co-originated by KeyBank National Association and Wells Fargo Bank, National Association.
(2)	The Great Lakes Crossing Outlets Mortgage Loan (5.7%) is comprised of the BMO Great Lakes Crossing Outlets Note and the GACC Great Lakes Crossing Outlets Note. The Great Lakes Crossing Outlets Mortgage Loan was co-originated by BMO, DBRI and Goldman Sachs Bank USA.
(3)	The Harborside 2-3 Mortgage Loan (4.6%) is comprised of the CREFI Harborside 2-3 Note and the BMO Harborside 2-3 Note. The Harborside 2-3 Mortgage Loan was co-originated by CREFI and BMO.
(4)	BMO has acquired or will acquire the mortgage loans or portions thereof that were originated by Arbor Private Label, LLC or Goldman Sachs Bank USA on or prior to the closing date.

.

Bank of Montreal, 3650 Real Estate Investment Trust 2 LLC, BSPRT CMBS Finance, LLC, Citi Real Estate Funding Inc., DBR Investments Co. Limited, KeyBank National Association, Starwood Mortgage Capital LLC, UBS AG, Zions Bancorporation, N.A., Arbor Private Label, LLC and Goldman Sachs Bank USA are referred to in this prospectus as originators.

BMO Commercial Mortgage Securities LLC (the “Depositor”) will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each of BMO, 3650 REIT, BSPRT, CREFI, GACC, KeyBank, SMC, UBS AG and ZBNA (collectively, the “Sponsors”) on or about June 21, 2023 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

800 Cesar Chavez Mortgage Loan

On February 22, 2023, 3650 Real Estate Investment Trust 2 LLC formed the 800 Cesar Chavez REMIC with respect to a portion of the 800 Cesar Chavez Whole Loan, which issued a single regular interest, which will be held by the Lower-Tier REMIC (the “800 Cesar Chavez REMIC Regular Interest”) and a single uncertificated residual interest, which will be represented by the Class R Certificates.

The 800 Cesar Chavez Regular Interest has a principal balance of $10,000,000 and for tax reporting purposes will be entitled to principal and interest and any other amounts payable on the 800 Cesar Chavez Mortgage Loan.

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The issuing entity will be the owner of the 800 Cesar Chavez mortgage loan other than for tax reporting purposes. The 800 Cesar Chavez promissory note A-1 will be contributed to the Issuing Entity and represents a 100% interest in the 800 Cesar Chavez Regular Interest. The 800 Cesar Chavez promissory note A-2 was contributed to the 3650R 2022-PF2 securitization transaction. The 800 Cesar Chavez promissory note A-3 was contributed to the BMO 2023-C4 securitization transaction.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

Although a Trust Subordinate Companion Loan may be an asset of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, such Trust Subordinate Companion Loan is not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include any Trust Subordinate Companion Loans unless otherwise indicated. Each Trust Subordinate Companion Loan will support only the related Loan-Specific Certificates. Information in the tables in this prospectus excludes any Trust Subordinate Companion Loan unless otherwise stated.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Brier Creek Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Brier Creek Mortgage Loan or the Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Brier Creek Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Brier Creek) is combined with any Whole Loan-related defined term (for example, Brier Creek Companion Loan Holder), reference is being made to such combined term (for example, Brier Creek Companion Loan Holder) as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a

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group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect the complete effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2023 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to June 2023, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2023); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than six (6) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

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●	With respect to the Orizon Aerostructures Mortgage Loan (3.4%), the Appraised Value of $125,000,000 reflects a premium attributed to the value of the related Mortgaged Properties as a whole. The sum of the individual “as-is” appraised value of each of the related Mortgaged Properties is $124,950,000.
●	With respect to the Pacific Design Center Mortgage Loan (2.3%), the Appraised Value of $512,500,000 is based on the extraordinary assumptions that (i) the net rentable area utilized was accurate since a Building Owners and Managers Association report verifying the net rentable area was not provided and (ii) in the event of a sale of the Mortgaged Property occurring as of the effective date of value, approximately $8,900,000 of outstanding free rent amounts would be a seller credit and a buyer would not be responsible for any costs associated with contractual rent abatements.
●	With respect to the Crosswinds Business Park Mortgage Loan (1.9%), the Appraised Value of the Mortgaged Property is an “as stabilized” of $21,400,000 as of August 1, 2023 and which assumes the tenant improvements owed to Spectrum / Charter Communications has been paid and the abated rent period has elapsed. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation”. The “as-is” appraised value of the Mortgaged Property as of April 3, 2023 was $21,100,000.
●	With respect to the Loves Park Tech Center Mortgage Loan (1.7%), the Appraised Value of $17,000,000 is the “as-is” as of February 8, 2023, which reflects the extraordinary assumption that a lease currently under negotiation for 3,850 square feet of second floor office space and 5,000 square feet of storage space at a total year one rental rate of $29,325 will be executed at the terms provided to the related appraiser. There can be no assurance that such lease will be executed as expected or at all.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group (which includes 2 or more Mortgage Loans) of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Sayville Plaza	4.3%	56.7%	$2,000,000	52.6%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Orizon Aerostructures	3.4%	48.9%	$125,000,000	48.9%	$124,950,000
Crosswinds Business Park	1.9%	58.1%	$21,400,000	59.0%	$21,100,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s);

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s);
●	with respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the Mortgaged Properties are leased to GPS Hospitality Partners IV, LLC pursuant to two separate master leases, each of which expires June 5, 2034. The Debt Yield on Underwritten NOI, based only on the aggregate master lease rent, is 19.4%. The Debt Yield on Underwritten NOI based on the rents from the underlying tenants (and not the aggregate master lease rent), is 19.8%; and

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

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●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise; and
●	With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the Mortgaged Properties are leased to GPS Hospitality Partners IV, LLC pursuant to two separate master leases, each of which expires June 5, 2034. The Underwritten NCF DSCR, based only on the aggregate master lease rent, is 1.80x. The Underwritten NCF DSCR based on the rents from the underlying tenants (and not the aggregate master lease rent), is 1.79x.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated based on the related Balloon Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Maturity Date/ARD LTV Ratio	Earnout or Holdback Amount	Maturity Date/ARD LTV Ratio
Sayville Plaza	4.3%	56.7%	$2,000,000	52.6%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Orizon Aerostructures	3.4%	48.9%	$125,000,000	48.9%	$124,950,000
Crosswinds Business Park	1.9%	50.9%	$21,400,000	51.6%	$21,100,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, self storage, industrial and mixed use (to the extent the related Mortgaged Property includes office, retail, self storage or industrial space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

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“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include “straight line” rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

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The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten Net Cash Flow may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

With respect to any Mortgage Loan as to which the related Mortgaged Property is subject to a master lease, the Underwritten NOI may have been underwritten based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any

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additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. In certain cases where the related Mortgaged Property is subject to a master lease, the underwritten operating revenues may be based either on the master lease rent or on the rents payable by the underlying tenants (even though, for so long as any such master lease is in effect, the related borrower may be entitled to receive only rents from the master lease, and not the underlying rents and other receipts payable by the underlying tenants, and the rent payable under the master lease may be less than the rents payable by the underlying tenants).

See “—Tenant Issues” below.

“Units” or “Rooms” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

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Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$657,599,063
Number of Mortgage Loans	34
Number of Mortgaged Properties	190
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,333,000 to $64,958,243
Average Cut-off Date Balance	$19,341,149
Range of Mortgage Rates	3.70000% to 7.99000%
Weighted Average Mortgage Rate	6.65271%
Range of original terms to Maturity Date/ARD	60 months to 120 months
Weighted average original term to Maturity Date/ARD	110 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	57 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	107 months
Range of original amortization terms(2)	180 months to 360 months
Weighted average original amortization term(2)	337 months
Range of remaining amortization terms(2)	179 months to 360 months
Weighted average remaining amortization term(2)	336 months
Range of Cut-off Date LTV Ratios(3)(4)	30.7% to 71.7%
Weighted average Cut-off Date LTV Ratio(3)(4)	54.1%
Range of Maturity Date/ARD LTV Ratios(3)(4)	14.3% to 66.0%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	51.6%
Range of UW NCF DSCR(3)(5)	1.21x to 2.71x
Weighted average UW NCF DSCR(3)(5)	1.73x
Range of Debt Yield on Underwritten NOI(3)(6)	8.4% to 19.8%
Weighted average Debt Yield on Underwritten NOI(3)(6)	12.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	66.2%
Amortizing Balloon	23.8%
Interest Only, then Amortizing Balloon	10.1%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	21.3%
Mortgage Loans with subordinate debt only	6.8%
Mortgage Loans with mezzanine debt only	4.6%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future
(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-
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off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 54.3% and 51.8%, respectively.

(5)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Whole Loan(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes twenty-two (22) Mortgage Loans (66.2%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, six (6) Mortgage Loans (10.1%) that pay interest-only for a portion of their respective terms (and then pay principal and interest for their remaining terms), and six (6) Mortgage Loans (23.8%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	134	$187,641,174	28.5%
Anchored	3	107,958,243	16.4
Single Tenant	130	42,182,931	6.4
Outlet Center	1	37,500,000	5.7
Industrial	22	$164,917,662	25.1%
Warehouse / Distribution	10	55,762,286	8.5
Flex	5	54,682,427	8.3
Manufacturing	4	22,595,000	3.4
Warehouse	2	21,220,000	3.2
R&D	1	10,657,949	1.6
Hospitality	6	$98,472,050	15.0%
Full Service	2	66,193,123	10.1
Limited Service	4	32,278,928	4.9
Multifamily	16	$77,297,000	11.8%
Garden	16	77,297,000	11.8
Office	8	$75,438,176	11.5%
CBD	2	60,000,000	9.1
Medical	2	13,125,000	2.0
Suburban	4	2,313,176	0.4
Other	1	$29,500,000	4.5%
Leased Fee	1	$29,500,000	4.5%
Mixed Use	1	$15,000,000	2.3%
Office / Showroom / Lab	1	15,000,000	2.3
Self Storage	2	$9,333,000	1.4%
Total	190	$657,599,063	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

With respect to all of the property types listed above, the borrowers with respect to the Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-

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mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers with respect to the Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Retail Properties

One hundred thirty four (134) retail properties (28.5%) secure, in whole or in part, six (6) (30.9%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. Re-tenanting certain specialty properties that previously had specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property. For example:

●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (5.7%), the related borrower sponsor owns a competing property within approximately 17 miles of the Mortgaged Property.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), one of the two borrowers, JL Holdings I, LLC owns 90 of the related Mortgaged Properties, and the other borrower, JL Group Holdings I, LLC owns the remaining 9 Mortgaged Properties. All 99 Mortgaged Properties are leased to GPS Hospitality Partners IV, LLC pursuant to two separate master leases each of which expires June 5, 2034. Pursuant to the terms of the master leases, the tenant must use each Mortgaged Property solely for the operation of a restaurant in accordance with a franchise, license and/or area development agreement with Burger King Corporation and for no other purpose. GPS Hospitality Partners, IV operates the related Mortgaged Properties under the Burger King franchise pursuant to separate franchise agreements. Neither the borrower nor the lender has the right to cure defaults under the individual Burger King franchise agreements. Further, without the GPS Hospitality Partners IV, LLC’s prior written consent, which may not be unreasonably withheld, conditioned or delayed, the borrower may not amend or agree to amend any of the provisions of the Mortgage Loan agreement or the environmental indemnity agreement entered into in connection with the origination of the Mortgage Loan in each case to the extent they affect the rights and obligations of the tenant under the applicable master lease.

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With respect to the La Habra Marketplace Mortgage Loan (2.3%), Cineworld Group plc, the parent company of the largest tenant at the Mortgaged Property, Regal Entertainment Group, reportedly filed for Chapter 11 bankruptcy on September 7, 2022 in the United States Bankruptcy Court for the Southern District of Texas. There can be no assurance that Regal Entertainment Group will remain in occupancy at the Mortgaged Property or that such bankruptcy filing will not have an adverse impact on the Mortgaged Property. See “Risk Factors—Description of the Mortgage Pool—Certain Terms of the Mortgage Loan—Partial Releases—Property Release; Partial Prepayments”.

With respect to the Brier Creek Commons Mortgage Loan (9.9%), while such Mortgage Loan is secured by a fee interest, four tenants at the related Mortgaged Property, Olive Garden, Chili’s, Truist and McDonald’s (the “Improvement-Owning Tenants”), own their respective improvements pursuant to a ground lease. The aggregate ground rent payable by the Improvement-Owning Tenants, which amounts to approximately $474,252 per year (representing approximately 4.9% of the underwritten annual rent), was included in the underwriting of the related Mortgage Loan. Furthermore, due to the fact that the related borrower does not own the such improvements, in the event of any casualty or condemnation that impacts such improvements, the related borrower would have to rely on the Improvement-Owning Tenants to utilize any applicable monetary and insurance resources to restore such improvements, which cannot be guaranteed. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists of a leased fee interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Industrial Properties

Twenty-two (22) industrial properties (25.1%) secure, in whole or in part, nine (9) (27.6%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Hospitality Properties

Six (6) hospitality properties (15.0%) secure, in whole or in part, six (6) (15.0%) of the Mortgage Loans. Five (5) of the hospitality properties (11.0%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. The remaining hospitality property, the Montreal Beach Mortgaged Property (4.0%), is operated as an independent, boutique hotel and is not subject to a “flag”. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

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Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement/ Management Agreement	Mortgage Loan Maturity Date
Hyatt Regency Indianapolis	$39,943,123	6.1%	4/4/2038	4/6/2033
Comfort Suites Maingate East	$14,000,000	2.1%	3/30/2043(2)	4/6/2033
Holiday Inn Express and Suites - Aiken	$7,350,000	1.1%	3/24/2038(3)	4/6/2028
Quality Inn SeaTac	$6,637,294	1.0%	7/27/2041(4)	3/6/2033
SureStay Plus SeaTac	$4,291,634	0.7%	12/3/2036(5)	3/6/2033

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.
(2)	The franchise agreement with Choice Hotels International, Inc. provides that either the borrower or the franchisor may terminate the franchise agreement for any reason on the 5th, 10th, or 15th anniversary of the opening date with 12 months’ notice to the other party.
(3)	The franchise agreement was entered into with IHG by one of the two borrower entities, which such borrower entity is the lessee under an operating lease with the other borrower entity, which owns the title to the Mortgaged Property.
(4)	The franchise agreement with Choice Hotels International, Inc. provides that either the borrower or the franchisor may terminate the franchise agreement for any reason on the 5th, 10th, or 15th anniversary of the opening date (which is July 27, 2021) with 12 months’ notice to the other party.
(5)	The franchise agreement with SureStay Plus Hotels by Best Western provides that either the borrower or the franchisor may terminate the franchise agreement for any reason on December 3, 2028 by providing notice at least six months' but no earlier than 12 months prior to such termination date.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Hyatt Regency Indianapolis Mortgage Loan (6.1%), the Comfort Suites Maingate East Mortgage Loan (2.1%), the SureStay Plus SeaTac Mortgage Loan (0.7%), the Quality Inn SeaTac Mortgage Loan (1.0%) and the Montreal Beach Resort Mortgage Loan (4.0%) each require a seasonality reserve that was established in connection with the origination of such Mortgage Loan and/or that is required on an ongoing basis.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks— General—Hospitality Properties”.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
Hyatt Regency Indianapolis	6.1%	33.1%
Montreal Beach Resort	4.0%	47.1%(1)

(1)	Food and Beverage Revenue is inclusive of revenue from the liquor store at the related Mortgaged Property.

With respect to the Montreal Beach Resort Mortgage Loan (4.0%), the related Mortgaged Property includes a restaurant and liquor store that are operated by Madison Cape May F.B. LLC (“F&B Operator”), a wholly-owned subsidiary of the related guarantor, under a lease which expires on December 31, 2046. Under F&B Operator’s lease, the related borrower is required to pay $7,325 per month plus additional rent (which additional rent includes revenue from food and beverage sales and the liquor store from the prior month). The revenue from food and

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beverage sales and the liquor store account for approximately 47.1% of the underwritten revenue at the Mortgaged Property. Pursuant to F&B Operator’s lease, the related borrower has the option to purchase the liquor license held by F&B Operator at any time during the term of the lease for $10.00, subject to applicable city and state requirements. In addition, pursuant to a certain subordination agreement, the lender has the right to exercise the purchase option upon the occurrence of an event of default under F&B Operator’s lease, subject to applicable city and state requirements.

Certain of the Mortgage Loans secured by hospitality Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive hospitality properties near the Mortgaged Property. For example:

●	With respect to the Quality Inn SeaTac Mortgage Loan (1.0%) and the SureStay Plus SeaTac Mortgage Loan (0.7%), the borrower sponsor owns competing properties within five miles of the Mortgaged Properties. In addition, the Mortgaged Properties are within five miles of each other and compete with one another.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks— General—Hospitality Properties”.

Multifamily Properties

Sixteen (16) multifamily properties (11.8%) secure, in whole or in part, six (6) (11.8%) of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Cincinnati Multifamily Portfolio Mortgage Loan (5.9%), certain of the tenants at the related portfolio of Mortgaged Properties receive subsidies under Section 8.

With respect to the Penleigh Mortgage Loan (2.4%), the related borrower indicated that it is aware that 21 out of the 325 tenants at the related Mortgaged Property (approximately 6.5% of total tenants) have entered in to subsidy agreements with various entities and charitable organizations to receive rental subsidies. Under these arrangements, the tenants pay the related borrower the full rent owed, and receive subsidies from such outside entities. The related borrower is not privy to any of these subsidy agreements. If such tenants fail to receive these subsidies, it could result in delinquent rent payments and/or reduced occupancy rates at the related Mortgaged Property.

Certain of the Mortgage Loans secured by multifamily Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive multifamily properties near the Mortgaged Property. For example:

●	With respect to the Steiner Portfolio – Chicago 4-Pack Mortgage Loan (1.0%) and the Steiner Portfolio – Chicago 3-Pack Mortgage Loan (0.7%), the subject Mortgage Loans share a borrower sponsor. Each of the related portfolio of Mortgaged Properties are competing and located within close proximity of each other.
●	With respect to the Cincinnati Multifamily Portfolio Mortgage Loan (5.9%), the related borrower sponsor owns four other competitive properties in the area.

Office Properties

Eight (8) office properties (11.5%) secure, in whole or in part, five (5) (15.7%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches,

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concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property.

With respect to the Harborside 2-3 Mortgage Loan (4.6%), in connection with the acquisition of the Mortgaged Property, the borrower sponsors also acquired an approximately 437,000 square foot office building that is fully vacant which adjoins the Mortgaged Property and certain other parcels of land that adjoin the Mortgaged Property and said office building. Such adjoining property is not a part of the collateral for the Mortgage Loan. Additionally, in connection with the acquisition of the Mortgaged Property (and such adjoining property), an entity wholly owned and controlled by one of the borrower sponsors and nonrecourse carveout guarantors, Mark Karasick, entered into a purchase agreement relating to two liquor licenses held by an affiliate of the seller which related to the operation of ancillary food and beverage services at the Mortgaged Property. The transfer of said licenses is subject to compliance with applicable local law and approval thereof had not occurred as of the date of origination of the Harborside 2-3 Mortgage Loan. In connection therewith, the lender received, as additional security for the Harborside 2-3 Mortgage Loan, an equity pledge in the anticipated holder of the liquor licenses (the “Liquor Licensee”). As pledged interests in less than 100% of the Liquor Licensee may not qualify as interests in real property, it is expected that the issuing entity, as a REMIC trust, would not be able to foreclose on such pledged interests. Additionally, because a REMIC trust cannot enter into a partnership with any third party, any post-foreclosure organizational structure may not be able to include the Liquor Licensee. While the issuing entity is permitted to foreclose on the mortgage, doing so may result in the loss of the liquor licenses. See “Risk Factors—Other Risks Relating to the Certificates—Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment—Tax Considerations Relating to Foreclosure”.

Land (Leased Fee) Properties

One (1) Mortgage Loan (4.5%), is secured by the fee interest, but not the improvements (subject to the provisions of the related ground lease) in one (1) Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists primarily of a leased fee interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Mixed Use Properties

One (1) mixed use property (2.3%) secures, in whole or in part, one (1) (2.3%) of the Mortgage Loans.

Each of the mixed use properties has one or more office, showroom and lab space components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—General—Retail Properties” and “—General—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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With respect to the Pacific Design Center Mortgage Loan (2.3%), the Mortgaged Property is part of a three-building mixed use campus that includes an office building that is not part of the Mortgaged Property, in which the borrower sponsor also holds an ownership interest. The Mortgage Loan documents do not contain any “anti-poaching” provisions to prohibit the borrower or its affiliates from steering or directing any existing or prospective tenants to such office building.

Self Storage Properties

Two (2) self storage properties secure two (2) of the Mortgage Loans (1.4%). A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	100	8.5%
R&D facility and/or data center(2)	2	3.5%
Grocery(3)	32	16.2%
Entertainment venue(4)	1	5.7%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(5)	2	4.8%
School, educational facility and/or beauty and cosmetology school(6)	1	1.0%

(1)	Includes the following Mortgaged Properties: Sayville Plaza - Chick-Fil-A; and Jaylor - Burger King Portfolio – each Mortgaged Property is operated as Burger King.
(2)	Includes the following Mortgaged Properties: Philadelphia Life Science Portfolio.
(3)	Includes the following Mortgaged Properties: Sayville Plaza – Aldi, 30 Mortgaged Properties comprising a part of the Oak Street NLP Fund Portfolio and Brier Creek Commons.
(4)	Includes the following Mortgaged Properties: Great Lakes Crossing Outlets – Round 1 Bowling Amusement.
(5)	Includes the following Mortgaged Properties: Central Florida Industrial Portfolio – Orlando International Business Center, and Fresenius – New York Dialysis Services, Inc.
(6)	Includes the following Mortgaged Properties: Central Florida Industrial Portfolio – Brandywine Business Center.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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With respect to each of the Brier Creek Mortgaged Property (9.9%), the Oak Street NLP Fund Portfolio – Save Mart Supermarkets – Tracy, CA (2) Mortgaged Property (0.1%), and the Oak Street NLP Fund Portfolio – Big Y, Milford, CT Mortgaged Property (0.1%), one or more tenants operate all or a portion of their space as an on-site gas station and/or an automobile repair and servicing facility.

With respect to the Oak Street NLP Fund Portfolio – Save Mart Supermarkets – Fresno, CA (4) Mortgaged Property (0.1%) and the Oak Street NLP Fund Portfolio – Save Mart Supermarkets – Stockton, CA Mortgaged Property (0.1%), a tenant operates an on-site dry cleaner.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$64,958,243	9.9%
Five (5) Largest Mortgage Loans	$223,641,366	34.0%
Ten (10) Largest Mortgage Loans	$371,141,366	56.4%
Largest Related-Borrower Concentration(1)	$65,240,000	9.9%
Next Largest Related-Borrower Concentration(1)	$59,500,000	9.0%

(1)	Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 4.2% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Central Florida Industrial Portfolio	$42,240,000	6.4%
Cincinnati Multifamily Portfolio	39,000,000	5.9
Oak Street NLP Fund Portfolio	30,000,000	4.6
Jaylor - Burger King Portfolio	27,916,343	4.2
Philadelphia Life Science Portfolio	23,000,000	3.5
Orizon Aerostructures	22,595,000	3.4
Macon GA Portfolio	7,585,000	1.2
Steiner Portfolio - Chicago 4-Pack	6,631,000	1.0
Steiner Portfolio - Chicago 3-Pack	4,476,000	0.7
Grand Total	$203,443,343	30.9%

Five (5) groups of Mortgage Loans (29.7%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 9.9% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

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Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Central Florida Industrial Portfolio	$42,240,000	6.4%
Philadelphia Life Science Portfolio	23,000,000	3.5
Total for Group 1:	$65,240,000	9.9%

Group 2
Cross Island Plaza	$30,000,000	4.6%
500 Mamaroneck	29,500,000	4.5
Total for Group 2:	$59,500,000	9.0%

Group 3
Cincinnati Multifamily Portfolio	$39,000,000	5.9%
Steiner Portfolio - Chicago 4-Pack	6,631,000	1.0
Steiner Portfolio - Chicago 3-Pack	4,476,000	0.7
Total for Group 3:	$50,107,000	7.6%

Group 4
Quality Inn SeaTac	$6,637,294	1.0%
SureStay Plus SeaTac	4,291,634	0.7
Total for Group 4:	$10,928,928	1.7%
Group 5
Mini U Storage – Springfield	$7,000,000	1.1%
Mini U Storage – Landmark	2,333,000	0.4
Total for Group 5:	$9,333,000	1.4%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
New York	4	$97,000,000	14.8%
New Jersey	3	69,250,000	10.5
North Carolina	2	66,228,125	10.1
Florida	15	60,112,189	9.1
Indiana	2	56,943,123	8.7
California	30	52,660,000	8.0
Ohio	3	39,000,000	5.9
Michigan	1	37,500,000	5.7
Total	60	$478,693,437	72.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the

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real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Texas, North Carolina, Florida and Georgia, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Florida, Texas, Louisiana, North Carolina, Michigan and Alabama, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	With respect to the Oak Street NLP Fund Portfolio – Badcock – LaGrange, GA Mortgaged Property (0.3%), on March 26, 2023, a tornado touched down in western Georgia causing extensive damage to the region. The State of Georgia has declared an emergency for the impacted area (the “Emergency Area”). The related Mortgaged Property is located in the Emergency Area and has suffered damage but the related tenant is engaging in normal operations.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Thirty-five (35) Mortgaged Properties (9.8%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 28%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Fifty-seven (57) Mortgaged Properties (27.6%), each have a limited operating history, as described in one or more of the bullets below.

●	Three (3) of the Mortgaged Properties (3.2%), namely, the 800 Cesar Chavez Mortgaged Property, the Quality Inn SeaTac Mortgaged Property and the SureStay Plus SeaTac Mortgaged Property, were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Fifty-three (53) of the Mortgaged Properties (19.9%), namely, the Central Florida Industrial Portfolio Mortgaged Properties, the Oak Street NLP Fund Portfolio Mortgaged Properties, the Philadelphia Life Science Portfolio Mortgaged Properties, the Orizon Aerostructures Mortgaged Properties and the 801 Bridgeboro Road Mortgaged Property, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
●	Five (5) of the Mortgaged Properties (7.9%), namely, (i) the Orizon Aerostructures Mortgaged Properties, are subject to a triple-net lease with the related tenants and (ii) the 500 Mamaroneck
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Mortgaged Property, is subject to a ground lease with the owner of the related improvements, and therefore, in each case, have no or limited prior operating history and/or lack historical financial figures and information.

Certain other Mortgaged Properties have less than 3 years of historical financial information presented on Annex A.

Tenancies-in-Common or Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Harborside 2-3 Mortgage Loan (4.6%) and the 800 Cesar Chavez Mortgage Loan (1.5%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition,

With respect to the Limestone Terrace Mortgage Loan (0.6%), the related borrower is 99% owned by Solid Gate Investments, LLC and 1% owned by its manager, Solid Gate Management, LLC. Solid Gate Investments, LLC is owned by Class A and Class B direct investors. The Class A members include 20 investors totaling 65% ownership of the total interests and the Class B members include 16 investors totaling 35% ownership in Solid Gate Investments, LLC. All investors are passive with the exception of the manager and have ownership of less than 25%.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the Central Florida Industrial Portfolio Mortgage Loan (6.4%) and Philadelphia Life Science Portfolio Mortgage Loan (3.5%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the Mortgaged Property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

With respect to the Central Florida Industrial Portfolio Mortgage Loan (6.4%), the related borrowers are each structured as a Delaware statutory trust (“DST”) that permits up to 499 accredited investors. Under the related Mortgage Loan documents, if the related borrowers desire to (i) convert to a different form of entity under Delaware law or (ii) to contribute one or more of the related Mortgaged Properties to a new special purpose entity owned by the same beneficial owners as the related borrowers in substantially the same proportions as immediately prior to the transfer of the related Mortgaged Properties, then the related lender is not permitted to withhold or delay its consent provided that the conditions set forth in the related Mortgage Loan documents are met. Under the related Mortgage Loan documents, the related lender possesses the right to convert the structure of the related borrowers from a DST to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrowers, (ii) any event causing the dissolution of the related borrowers or (iii) an event of default under the related Mortgage Loan documents. The Central Florida Industrial Portfolio Mortgaged Properties are subject to master leases which are subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the Mortgage Loan. Under the related master leases, the monthly rent owed by the master tenants is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenants are Delaware limited liability companies structured to be bankruptcy remote and are owned by the related borrower sponsor.

With respect to the Philadelphia Life Science Portfolio Mortgage Loan (3.5%), the related borrower are each structured as a DST that permits up to 499 accredited investors. Under the related Mortgage Loan documents, if the related borrowers, desire to (i) convert to a different form of entity under Delaware law or (ii) to contribute one or more of the related Mortgaged Properties to a new special purpose entity owned by the same beneficial owners

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as the related borrowers in substantially the same proportions as immediately prior to the transfer of the related Mortgaged Properties, then the related lender is not permitted to withhold or delay its consent provided that the conditions set forth in the related Mortgage Loan documents are met. Under the related Mortgage Loan documents, the related lender possesses the right to convert the structure of the related borrower from a DST to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrowers, (ii) any event causing the dissolution of the related borrowers or (iii) an event of default under the related Mortgage Loan documents. The Philadelphia Life Science Portfolio Mortgaged Properties are subject to master leases which are subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the Mortgage Loan. Under the related master leases, the monthly rent owed by the master tenants is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenants are Delaware limited liability companies structured to be bankruptcy remote and are owned by the related borrower sponsor.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Nine (9) Mortgaged Properties, namely the Oak Street NLP Fund Portfolio - Save Mart Supermarkets - Tracy, CA (2) Mortgaged Property (0.1%), the Jaylor - Burger King Portfolio - Burger King #12007 - Denham Springs, LA Mortgaged Property (0.1%), the Jaylor - Burger King Portfolio - Burger King #10572 - Eunice, LA Mortgaged Property (0.0%), the Jaylor - Burger King Portfolio - Burger King #13081 - New Iberia, LA Mortgaged Property (0.0%), the Jaylor - Burger King Portfolio - Burger King #12919 - Covington, LA Mortgaged Property (0.0%), the Jaylor - Burger King Portfolio - Burger King #00360 - New Orleans, LA Mortgaged Property (0.0%), the Jaylor - Burger King Portfolio - Burger King #12753 - Slidell, LA Mortgaged Property (0.0%), the Jaylor - Burger King Portfolio - Burger King #12752 - Lafayette, LA Mortgaged Property (0.0%), and the Jaylor - Burger King Portfolio - Burger King #11488 - Lafayette, LA Mortgaged Property (0.0%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

Six (6) Mortgaged Properties, namely the Jaylor - Burger King Portfolio - Burger King #04130 - Vicksburg, MS Mortgaged Property (0.1%), the Jaylor - Burger King Portfolio - Burger King #07467 - Ruston, LA Mortgaged Property (0.1%), the Jaylor - Burger King Portfolio - Burger King #10607 - Houma, LA Mortgaged Property (0.0%), the Jaylor - Burger King Portfolio - Burger King #01315 - Alexandria, LA Mortgaged Property (0.0%), the Jaylor - Burger King Portfolio - Burger King #01537 - Lafayette, LA Mortgaged Property (0.0%), and the Jaylor - Burger King Portfolio - Burger King #00501 - Lafayette, LA Mortgaged Property (0.0%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, except as described above or as noted on Annex E-1B or Annex E-2B to this prospectus, unless the related fee interest is also encumbered by the related mortgage and except as disclosed below, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

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With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), with respect to each of the following Mortgaged Properties, the related ground lease has an original term which does not extend at least 20 years beyond the stated maturity of the Mortgage Loan: (1) each of both the ground lease to Burger King Corporation and the related sublease to the Mortgagor relating to the Burger King #00360 - New Orleans, LA Mortgaged Property has a lease term which expires February 29, 2024, with the ground lease to Burger King Corporation having renewal options through February 28, 2039; (2) the ground lease relating to the Burger King #01315 - Alexandria, LA Mortgaged Property has a lease term which expires May 2, 2024, with renewal options extending through May 2, 2039; (3) the ground lease relating to the portion of the Burger King #01315 - Alexandria, LA Mortgaged Property that is utilized solely for a sign identifying the related tenant’s business, the lease has expired and continues on a month-to-month basis; (4) the ground lease relating to the Burger King #04130 - Vicksburg, MS Mortgaged Property has a lease term which expires August 14, 2033, with no renewal options available; (5) the ground lease relating to the Burger King #07467 - Ruston, LA Mortgaged Property has a lease term which expires June 5, 2029, with renewal options through June 5, 2049; (6) the ground lease relating to the Burger King #10572 - Eunice, LA Mortgaged Property has a lease term which expires September 30, 2027, with renewal options through September 30, 2037; (7) the ground lease relating to the Burger King #10607 - Houma, LA Mortgaged Property has a lease term which expires September 30, 2027, with renewal options through September 24, 2037; (8) the ground lease relating to the Burger King #12752 - Lafayette, LA Mortgaged Property has a lease term which expires September 23, 2024, with renewal options through September 23, 2039; (9) the ground lease relating to the Burger King #12753 - Slidell, LA Mortgaged Property has a lease term which expires August 31, 2024, with renewal options through August 31, 2039; (10) the ground lease relating to the Burger King #12919 - Covington, LA Mortgaged Property has a lease term which expires December 22, 2024, with renewal options through December 22, 2039; (11) the ground lease relating to the Burger King #13081 - New Iberia, LA Mortgaged Property has a lease term which expires March 28, 2025, with renewal options through March 28, 2040; (12) the term of both the ground lease to Burger King Corporation and the related sublease to the Mortgagor relating to the Burger King #00501 - Lafayette, LA Mortgaged Property expires June 5, 2024, with renewal options through June 5, 2029; (13) the term of both the ground lease to Burger King Corporation and the related sublease to the Mortgagor relating to the Burger King #01537 - Lafayette, LA Mortgaged Property, expires March 24, 2025, with renewal options through March 24, 2045; (14) the ground lease relating to the Jaylor - Burger King Portfolio, the Burger King #11488 - Lafayette, LA Mortgaged Property has a lease term which expires April 15, 2028, with renewal options through April 15, 2054; and (15) each of the ground lease to Burger King Corporation and the related sublease to the Mortgagor relating to the Burger King #12007 - Denham Springs, LA Mortgaged has a lease term which expires May 31, 2028, with the ground lease having eight extension options of five years each and the sublease having two extension options of five years each.

With respect to the 800 Cesar Chavez Mortgage Loan (1.5%), approximately 5,645 square feet of fenced area (the “Paper Street Premises”) used by the sole tenant at the Mortgaged Property, GM Cruise, is owned by the City and County of San Francisco. At the time of origination, no agreement existed for the use of such space between either GM Cruise or the borrower and the County and City of San Francisco. Since origination, an agreement for the use of such space with the City and County of San Francisco has been entered into pursuant to the Mortgage Loan documents. The Mortgage Loan documents provide that in the event the borrower enters into such a lease with the owner of the Paper Street Premises, the lender would be entitled to encumber the borrower’s interest in the Paper Street Premises, provided however, that the lender’s right to assign or encumber the Paper Street Premises would only be to the extent that any such lease permits such assignment or encumbrance without the City and County of San Francisco’s consent. Such lease requires the City and County of San Francisco’s consent in order for the borrower’s interest thereunder to be encumbered, which consent the City and County of San Francisco has not provided.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Mortgage Loan representations and warranties no. (35) (Ground Leases) on Annex E-1A to this prospectus and Mortgage Loan representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

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Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

Except as set forth below, none of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans—Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

COVID-19 Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 21 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations may have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
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●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

In certain cases, the environmental testing revealed the presence of asbestos containing materials, lead based paint, mold and/or radon at the subject Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Additionally, certain of the Mortgaged Properties have one or more RECs, controlled recognized environmental conditions (“CRECs”) or historical recognized environmental conditions (“HRECs”) for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing.

Set forth below is a description of certain material environmental conditions existing at certain of the Mortgaged Properties, as identified in the environmental report, for which remediation has previously occurred or for which ongoing remediation or monitoring is continuing or for which further action is required. We cannot assure you that there are no other existing environmental conditions, material or otherwise, in addition to those described below, or that these or other conditions would not ultimately have an adverse effect on the Mortgaged Properties.

With respect to the Brier Creek Commons Mortgage Loan (9.9%), a former trucking distribution company identified as Overnite Transportation Company was located on the north end of the Mortgaged Property along a roadway between 1972 and circa 2000. This facility was identified on the Registered Storage Tank List maintained by the North Carolina Department of Environment and Natural Resources (“NCDENR”) with 7 underground storage tanks and on the Leaking Underground Storage Tank List maintained by the NCDENR for soil and groundwater contamination discovered during underground storage tank removal activities in 1992, 1993 and 2001. All three leaking underground storage tank cases were issued a “no further action” status. However, due to some residual impacts, a land use restriction was placed for the northern portion (approximately 20 acres) of the Mortgaged Property. The restricted area, which includes Dick's Sporting Goods and McDonald’s, prohibits the use of

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groundwater at this portion of the Mortgaged Property, the remaining portions of the Mortgaged Property are not subject to this land use restriction. Of note, potable water for the Mortgaged Property is provided by the municipal water supply. Based on the regulatory closure with institutional restrictions in-place, this condition represents a CREC.

With respect to the Cross Island Plaza Mortgage Loan (4.6%), the related Mortgaged Property was developed in 1981 through 1982 with its current multi-tenant office building and paved parking on Parcel 1 and additional paved parking located on Parcel 2. The related Mortgaged Property was previously utilized by automobile repair shops, service stations, and gasoline filling stations in three locations from 1971 through 1973: in the southwestern portion of Parcel 1 adjacent to the building, on the southeastern side of Parcel 1 in the parking area and on Parcel 2, another paved parking area. Concerns with respect to historic operations are mitigated by: the passage of time since operations ceased in the early 1970s, since which time petroleum impacts, if any, would likely have naturally attenuated; the substantial excavation associated with construction of the current site improvement, which is likely to have removed any USTs or gross impacts encountered during construction of the current site building; the paved parking surfaces, which act as a cover for any impacted soils which may be present beneath surface at those areas of the related Mortgaged Property; and the lack of any known releases. However, given that there has not been investigation of the former uses, the potential for subsurface impacts cannot be ruled out and a REC is identified for the related Mortgaged Property with respect to historic use. A lender’s environmental insurance policy was obtained from Great American Insurance Company, with limits of $1 million over a $25,000 self-insured retention for a period of 13 years to address the REC identified from the historic auto service facilities and former USTs. In the event of monetary default, the policy will pay the lesser of the outstanding loan balance or required cleanup costs. The policy also includes protection for third party bodily injury and property damage claims related to release of pollutants. The $1 million limit constitutes more than 125% of the worst-case cost estimate.

With respect to the Harborside 2-3 Mortgage Loan (4.6%), the ESA identifies a CREC and HREC for the Mortgaged Property associated with historic site operations and impacts to site soils and groundwater caused by contaminated historic fill material. From 1986 to 2013, various remedial investigations and actions were conducted to address the historic fill, including placing engineering controls consisting of improvements at the site, such as the building slab, concrete and asphalt paved areas and landscaping, over residually impacted soils. In 2022, an additional investigation was conducted in an area below the shared atrium of two buildings located on the Mortgaged Property, which identified additional, residual impacts to soils and groundwater attributed to historic fill material. A deed notice identifying the historic fill and associated engineering controls in place at the Mortgaged Property was recorded on February 17, 2023 and serves as an institutional control for the Mortgaged Property. In relation to soil impacts at the Mortgaged Property, a soil Remedial Action Permit (“RAP”), which establishes the obligations of the permittee with respect to soil related institutional controls and engineering controls, is required, and a RAP initial application was submitted to the governing authority on March 29, 2023. A groundwater Classified Exception Area (“CEA”), which serves as an institutional control by providing notice that there are groundwater impacts in a localized area, is also being prepared for the Mortgaged Property. Assuming issuance of the RAP and approval of the CEA by the governing authority, the related ESA consultant identified this matter as a controlled REC and did not recommend any further investigation; however, the ESA consultant did note that the institutional controls in place on the Mortgaged Property are to be maintained in perpetuity.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Fresno, CA (4) Mortgaged Property (0.1%) in connection with (i) dry cleaning operations located at the related Mortgaged Property and adjacent to the related Mortgaged Property and (ii) the presence of a gas station adjacent to the related Mortgaged Property. A dry cleaning facility has operated at the related Mortgaged Property since 1985 and there were reported releases of tetrachloroethylene and perchloroethylene. In 1996, high levels of contaminants were detected in soil vapor and groundwater samples collected in the vicinity of the dry cleaning facility. Vapor monitoring wells were established in 1999. Following repeated sampling activities, regulatory closure was obtained in stages from March 2000 to December 2004. The 2004 subsurface investigation did find tetrachloroethylene in soil vapor that exceeded the state’s threshold for commercial properties. The documented presence of contaminants in the soil and groundwater on the Mortgaged Property at concentrations in excess of the state’s criteria represents a REC. A dry cleaning facility that operated between 1985 and 2008 was located adjacent to the related Mortgaged Property and the duration of its operation is considered a REC. A site adjacent to the related Mortgaged Property is utilized as a gas station. The site reported a release of gasoline in 1986 and regulatory closure on the incident was obtained in 1996. The gas station reportedly continues to operate two USTs and no information regarding the structural integrity of these USTs was

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provided to the environmental engineer. Based on the lack of information regarding the current status of the USTs and the duration of gas station operations, the gas station site is considered a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained an environmental insurance policy from Great American Insurance Group, with a $25,000,000 policy limit per pollution condition and $25,000,000 in the aggregate, and a $100,000 deductible. Great American Insurance Group is rated “A+” by A.M. Best (the “Oak Street Lender Policy”). The Oak Street Lender Policy expires in 2031, which is approximately three years past the maturity date of the Mortgage Loan. The related Mortgaged Property is also covered by a premises environmental liability policy provided by Lloyd’s Syndicate 623/2623 (Beazley), with total limits of $10,000,000 per occurrence and $20,000,000 in the aggregate subject to a $100,000 self-insured retention per incident, and it will run until 2028. The policy covers legal liability and cleanup costs for pre-existing conditions (the “Oak Street Syndicate Policy”). The related lender is a named insured and the Oak Street Syndicate Policy cannot be cancelled or modified without the consent of the related lender.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a controlled recognized environmental condition (a “CREC”) at the NAICO – Chandler, OK (0.2%) Mortgaged Property in connection with the historical operation of a dry cleaning facility at the related Mortgaged Property. A dry cleaning facility operated in southwestern portion of the related Mortgaged Property from 1969 to 1977. A subsurface investigation was conducted in June 2022 and did detect some chlorinated volatile organic compounds any concentrations did not exceed the applicable laboratory or regulatory limits. The historical presence of a dry cleaning facility at the related Mortgaged Property coupled with the detection of the chlorinated volatile organic compounds represents a CREC. The environmental engineer recommended that no further action be taken at the related Mortgaged Property.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Tracy, CA (2) (0.1%) Mortgaged Property in connection with (i) the historical presence of dry cleaning operations at the related Mortgaged Property and (ii) the presence of a gas station at the related Mortgaged Property. The Phase I ESA also identified a CREC in connection with previous UST leaks at the related Mortgaged Property. A dry cleaning facility operated at the related Mortgaged Property from 1970 to 1975. The historical presence of a dry cleaning facility at the related Mortgaged Property represents a REC. The related Mortgaged Property also includes a gas station that utilizes three fuel USTs which were installed in 1986. The environmental engineer noted that there were two reported releases from USTs at the related Mortgaged Property in 1986 and 1996. Following remedial work and several rounds of groundwater monitoring, regulatory closure was obtained with respect to these releases in 2013. The environmental engineer noted that these releases coupled with the ongoing presence of a gas station at the related Mortgaged Property constituted a CREC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Fresno, CA (5) (0.1%) Mortgaged Property in connection with the potential historical presence of a dry cleaning facility at the related Mortgaged Property. Review of historical records identified a potential dry cleaning facility that could have been located at the related Mortgaged Property, specifically on the northwestern portion of the related Mortgaged Property. The tenant in question operated at the related Mortgaged Property between approximately 1968 and 1972. Dry cleaning operations typically used chlorinated solvents, particularly tetrachloroethylene (“PCE”), during the dry cleaning process. These solvents, even when properly stored and disposed, can be released from these facilities in small, frequent releases through floor drains, cracked concrete, and sewer systems. Chlorinated solvents are highly mobile chemicals that can easily accumulate in soil and migrate to groundwater beneath a facility. Based on this information, the former presence of a dry cleaning facility at the Mortgaged Property represents a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy. The related Mortgaged Property is also covered by the Oak Street Syndicate Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Stockton, CA (0.1%) Mortgaged Property in connection with dry cleaning operations located at the related Mortgaged Property. A dry cleaning facility has operated at the related Mortgaged Property since at least 1989. A subsurface investigation was performed at the related Mortgaged Property in January 2021

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and tetrachloroethylene was reportedly detected in groundwater in concentrations that exceed the applicable local limits. Other contaminants such as benzene and chloroform were also detected in the soil vapor in amounts in concentrations that exceeded applicable local limits. The documented presence of contaminants in the soil and groundwater on the Mortgaged Property at concentrations in excess of the applicable local limits represents a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy. The related Mortgaged Property is also covered by the Oak Street Syndicate Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Bakersfield, CA (0.1%) Mortgaged Property in connection with the historical presence of an automotive repair facility at the related Mortgaged Property. The eastern portion of the related Mortgaged Property was used as an automotive repair facility between 1980 and 1997. A regulatory database search indicated that this repair facility was a waste generator between 1989 and 1997. Automotive repair facilities require the handling of hazardous substances such as solvents and petroleum products and one waste oil UST was removed from the Mortgaged Property in the late 1980s. The documented presence of an automotive repair facility at the Mortgaged Property coupled with the potential for unreported releases of over the operational lifetime of the automotive repair facility represents a REC. The related Mortgaged Property is covered by the Oak Street Lender Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Fresno, CA (3) (0.0%) Mortgaged Property in connection with dry cleaning operations located at a site that is adjacent to the related Mortgaged Property. A dry cleaning facility has operated at a site adjacent to the related Mortgaged Property since at least 1992. Dry cleaning operations typically used chlorinated solvents, particularly tetrachloroethylene, during the dry cleaning process. These solvents, even when properly stored and disposed, can be released from these facilities in small, frequent releases through floor drains, cracked concrete, and sewer systems. Chlorinated solvents are highly mobile chemicals that can easily accumulate in soil and migrate to groundwater beneath a facility. Based on this information, the presence of a dry cleaning facility at a site adjacent to the Mortgaged Property represents a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Napa, CA (0.1%) Mortgaged Property in connection with (i) historical dry cleaning operations located at the related Mortgaged Property, (ii) car wash operations located at the related Mortgaged Property and (iii) dry cleaning operations at a site adjacent to the related Mortgaged Property. The related Mortgaged Property includes a car wash that has been operating since at least 1970 and one tenant reportedly operated as a dry cleaning facility between 1975 and 1985. Regulatory databases do have any listings related to these tenants but both the car wash and the dry cleaning facility use chlorinated and hazardous solvents. There is also no evidence that any subsurface investigations have ever been conducted at the related Mortgaged Property. Based on the nature of dry cleaning and car wash operations and the absence of information, these tenants represent a REC. A dry cleaning facility that operated between 1990 and 2018 was located adjacent to the related Mortgaged Property and the duration of its operation is considered a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy. The related Mortgaged Property is also covered by the Oak Street Syndicate Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Lodi, CA (0.0%) Mortgaged Property in connection with the related Mortgaged Property’s location within a contaminated groundwater plume. The related Mortgaged Property is located in a groundwater plume that has been subject to some tetrachloroethylene and trichloroethylene contamination. Groundwater monitoring is being conducted throughout the City of Lodi, California and no regulatory closure has been obtained. There is no evidence that the related borrowers or the current occupant of the related Mortgaged Property is the cause of the groundwater contamination. The location of the related Mortgaged Property within the contaminated groundwater plume is a REC. The environmental consultant did not recommend further investigation of the related Mortgaged Property as indoor and outdoor air sampling at the Mortgaged Property in 2020 found no issues. The related lender obtained the Oak Street Lender Policy which includes coverage for the related Mortgaged Property. The related Mortgaged Property is also covered by the Oak Street Syndicate Policy.

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With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Vacaville, CA (2) (0.1%) Mortgaged Property in connection with dry cleaning operations located at a site that is adjacent to the related Mortgaged Property. A dry cleaning facility operated at a site adjacent to the related Mortgaged Property from 1990 to 2008. Dry cleaning operations typically used chlorinated solvents, particularly tetrachloroethylene, during the dry cleaning process. These solvents, even when properly stored and disposed, can be released from these facilities in small, frequent releases through floor drains, cracked concrete, and sewer systems. Chlorinated solvents are highly mobile chemicals that can easily accumulate in soil and migrate to groundwater beneath a facility. Based on this information, the presence of a dry cleaning facility at a site adjacent to the Mortgaged Property represents a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Save Mart Supermarkets – Oakland, CA (0.0%) Mortgaged Property in connection with dry cleaning operations located at a site that is adjacent to the related Mortgaged Property. A dry cleaning facility operated at a site adjacent to the related Mortgaged Property from 1962 to 1991. Dry cleaning operations typically used chlorinated solvents, particularly tetrachloroethylene, during the dry cleaning process. These solvents, even when properly stored and disposed, can be released from these facilities in small, frequent releases through floor drains, cracked concrete, and sewer systems. Chlorinated solvents are highly mobile chemicals that can easily accumulate in soil and migrate to groundwater beneath a facility. Based on this information, the presence of a dry cleaning facility at a site adjacent to the Mortgaged Property represents a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Badcock – Mulberry, FL (3) (0.0%) Mortgaged Property in connection with (i) the historical presence of an automotive repair business at the related Mortgaged Property and the (ii) the historical presence of two USTs at the related Mortgaged Property. A review of local maps indicates that an automotive repair facility operated in the northeastern portion of the related Mortgaged Property from 1926 and 1932. No known subsurface investigations have been conducted in this portion of the related Mortgaged Property. The related Mortgaged Property also had a 1,000 gallon UST that was installed in 1981 and removed in 1998 and a 3,000 gallon UST that was installed in 1986 and removed in 2007. The historical operation of the automotive facility and the operation of the former USTs represents a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy.

With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the Phase I ESA identified a REC at the Badcock – Mulberry, FL (5) (0.0%) Mortgaged Property in connection with the presence of five USTs at the related Mortgaged Property. A review or regulatory databases indicated that five USTs were installed at the related Mortgaged Property. Two 12,000 gallon diesel USTs were removed in 1996. A third UST that functioned as a septic tank could still be located on the related Mortgaged Property. Furthermore, two heating oil USTs could also potentially still be located at the related Mortgaged Property. No regulatory databases or other subsurface investigations indicated that the septic tank and the two heating oil USTs have been removed. The potential that these three USTs remain on the related Mortgaged Property represents a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Oak Street Lender Policy.

With respect to the 500 Mamaroneck Mortgage Loan (4.5%), there was a former trash incineration and landfilling operations on the related Mortgaged Property, which were addressed to regulatory satisfaction and have achieved regulatory closure subject to Engineering and Institutional Controls. These operations were identified as a controlled REC (CREC) for the elated Mortgaged Property, for which nothing further is recommended, other than compliance with the Engineering and Institutional Controls set forth in the related deed restriction.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #06488 - Mobile, AL (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property an adjoining dry cleaning operation that utilized chlorinated solvents from possibly as early as 1980 to circa 2010. No releases or violations were reported in relation to this adjoining dry cleaning operation. However, given the proximity of the dry

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cleaning operation to the Mortgaged Property and its potentially long-term use of chlorinated solvents, the related ESA consultant determined that a vapor encroachment condition on the Mortgaged Property could not be ruled out. The related ESA consultant recommended conducting a limited subsurface investigation at the Mortgaged Property in order to determine the presence or absence of soil, soil vapor, and/or groundwater contamination due to the long term adjoining dry cleaning operations. To mitigate the potential of environmental liability associated with the identified REC, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #06105 - Northport, AL (0.0%) Mortgaged Property, identifies as a REC for the Mortgaged Property impacts to onsite groundwater caused by petroleum releases from underground storage tanks historically located on an adjacent property operated as a gas station. The governing agency reportedly required the responsible party to take further action in relation to the releases, including the impacted groundwater, by January 2023; however, the relevant environmental databases reviewed by the related ESA consultant did not include any documents from 2023, and identified the petroleum releases with an “open” status. Accordingly, the related ESA consultant recommended obtaining the files for the adjoining gas station from the governing agency and reviewing them to determine current site conditions and future plans to address groundwater impacts. To mitigate the potential of environmental liability associated with the identified REC, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #02831 - Olathe, KS (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property known groundwater impacts at an upgradient adjoining property. The adjoining property historically operated as a gas station at which releases occurred. A party responsible for the releases was identified, and the adjoining site is currently participating in a regulatory groundwater monitoring program; however, no records related to groundwater impacts or monitoring at the adjoining site were available for review by the related ESA consultant. Given that the adjoining property has known environmental impacts and is located upgradient of the Mortgaged Property, the related ESA consultant could not rule out the possibility that the Mortgaged Property groundwater also has been impacted, nor could the consultant rule out a vapor encroachment condition. Accordingly, the related ESA recommended conducting a review of the relevant agency’s records for the adjoining property to determine whether the Mortgaged Property has been environmentally impacted by the former gasoline station on the adjoining property. Should such records not be available, the related ESA concludes that further investigation at the Mortgaged Property may be warranted. To mitigate the potential of environmental liability associated with the identified REC, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #11694 - DeQuincy, LA (0.0%) Mortgaged Property identifies as a controlled REC for the Mortgaged Property, impacts to site soils associated with historic onsite gasoline station operations. These impacts were discovered during the removal of underground storage tanks from the Mortgaged Property in 1997. Soil sampling conducted at the time of removal identified soil impacts above residential standards, but below the commercial/industrial standards that were applicable to the Mortgaged Property. To mitigate the potential of environmental liability associated with the identified residual impacts to soils, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #01537 - Lafayette, LA (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property the historic operation of an automotive repair facility and gasoline station along the eastern section of the site from at least 1928 to approximately 1971. These historic operations included the use of up to five underground storage tanks (USTs). No records were available to indicate that the USTs had been removed or that any subsurface investigations were

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conducted prior to redevelopment of the site. Accordingly, the related ESA consultant recommended conducting a limited subsurface investigation in order to determine the presence or absence of soil, soil vapor, and/or groundwater impacts due to the historical use of the Mortgaged Property. In lieu of conducting a subsurface investigation and to mitigate the potential of environmental liability associated with historic operations conducted at the Mortgaged Property, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #01617 - Lake Charles, LA (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property known groundwater impacts at a nearby, upgradient property that had historically operated as a dry cleaners. In 2012-2013, subsurface investigations were conducted at a property adjoining the Mortgaged Property, and impacts attributed to the upgradient dry cleaning facility were identified 100 feet to the north of Mortgaged Property. Based on the shallow depth and apparent direction of the groundwater, the related ESA consultant concluded that upgradient groundwater impacts may have migrated on to the Mortgaged Property, which also has the potential to create a Vapor Encroachment Condition for the Mortgaged Property. Accordingly, the related ESA consultant recommended that a limited subsurface investigation be conducted to determine the presence or absence of soil, soil vapor, and/or groundwater contamination due to the known, upgradient groundwater impacts. In lieu of conducting a subsurface investigation and to mitigate the potential of environmental liability associated with the identified REC, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #01337 - Metairie, LA (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property an adjoining dry cleaning facility that appears to have been in operation since 1975. No releases or violations were reported in relation to this adjoining dry cleaning operation. However, given the proximity of the dry cleaning operation to the Mortgaged Property, the length of its operation, and its potential use of chlorinated solvents, the related ESA consultant determined that a vapor encroachment condition on the Mortgaged Property could not be ruled out. The related ESA consultant recommended conducting a limited subsurface investigation at the Mortgaged Property in order to determine the presence or absence of soil, soil vapor, and/or groundwater contamination due to the long term adjoining dry cleaning operations. To mitigate the potential of environmental liability associated with the identified REC, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #00360 - New Orleans, LA (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property the historic operation of a gasoline station along the northeastern corner of the site from at least 1938 to approximately 1961. These historic operations included the use of up to seven underground storage tanks (USTs). No records were available to indicate that the USTs had been removed or that any subsurface investigations were conducted prior to redevelopment of the site. Accordingly, the related ESA consultant recommended conducting a limited subsurface investigation in order to determine the presence or absence of soil, soil vapor, and/or groundwater impacts due to the historical use of the Mortgaged Property. In lieu of conducting a subsurface investigation and to mitigate the potential of environmental liability associated with historic operations conducted at the Mortgaged Property, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #01917 - Vidalia, LA (0.0%) Mortgaged Property identifies as REC for the Mortgaged Property three abandoned underground storage tanks (USTs) that were utilized by a gasoline station operating onsite from 1960-1971. Subsurface investigations were conducted at the Mortgaged Property in 1989 and 1995 to identify any impacts associated with the historic gasoline station. During the 1995 investigation, it was determined that the three USTs had been abandoned onsite and filled with sand; however, no impacts were identified above the applicable

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standards. On November 30, 1995 and March 19, 1996, the governing authority issued a No Further Action letter in relation to this matter. Given that this matter was closed by the governing authority, the related ESA consultant did not recommend any additional investigation. However, the consultant did recommend removing the abandoned USTs should redevelopment be planned, and also recommended plugging the two monitoring wells remaining onsite from the previous site investigations. Additionally, the related ESA consultant noted the presence of water staining and microbial growth on ceiling tiles in the dining, office, and kitchen areas. While active leaks were not observed during site reconnaissance, the consultant recommended further assessment to determine the cause of water infiltration. To mitigate the potential of environmental liability associated with historic operations conducted at the Mortgaged Property, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #03685 - Kansas City, MO (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property the historic operation of a gasoline station along the central portion of the site from at least 1963 to at least 1975. While the Mortgaged Property was not identified on any regulatory databases that report spills or releases, no information was provided or available in relation to the closure of, or the use of underground storage tanks (USTs) in association with this historic gasoline station. Accordingly, the related ESA consultant recommended conducting a limited subsurface investigation in order to determine the presence or absence of soil, soil vapor, and/or groundwater impacts due to the historical use of the Mortgaged Property. In lieu of conducting a subsurface investigation, and to mitigate the potential of environmental liability associated with historic operations conducted at the Mortgaged Property, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #06676 - Jackson, MS (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property the historic operation of a gasoline and automotive service station onsite from 1967 until 1988. Four underground storage tanks (USTs) associated with these historic operations were removed from the Mortgaged Property in April 1988. Confirmatory sampling data from removal was not available for review. Accordingly, the related ESA consultant recommended conducting a limited subsurface investigation in order to determine the presence or absence of soil, soil vapor, and/or groundwater impacts due to the historical use of the Mortgaged Property. In lieu of conducting a subsurface investigation, and to mitigate the potential of environmental liability associated with historic operations conducted at the Mortgaged Property, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #05981 - Meridian, MS (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property the historic operation of a gasoline service station onsite from at least 1964 until 1987. Environmental records suggest that several underground storage tanks (USTs) were utilized as part of these historic operations. No records relating to the closure of the USTs or confirmatory sampling data associated with the USTs was available for review. Accordingly, the related ESA consultant recommended conducting a limited subsurface investigation in order to determine the presence or absence of soil, soil vapor, and/or groundwater impacts due to the historical use of the Mortgaged Property. In lieu of conducting a subsurface investigation, and to mitigate the potential of environmental liability associated with historic operations conducted at the Mortgaged Property, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the related ESA for the Burger King #09115 - Meridian, MS (0.0%) Mortgaged Property identifies as a REC for the Mortgaged Property the historic presence of an used oil underground storage tank (UST) for which there is no record of closure. This used oil UST was understood to have been operated historically onsite, but could not be located during the removal of two gasoline USTs from the Mortgaged Property in 1992. Accordingly, the related ESA consultant recommended

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conducting a limited subsurface investigation in order to determine the presence or absence of soil, soil vapor, and/or groundwater impacts due to the historical operation of the used oil UST. In addition to the REC, the related ESA identifies a controlled REC for the Mortgaged Property. This controlled REC concerns residual impacts to soils identified during the 1992 removal of two gasoline USTs from the Mortgaged Property. However, because no groundwater impacts were identified during removal, the governing authority issued a No Further Action letter for the two gasoline USTs on July 16, 1993. Given closure of this matter by the governing authority, the related ESA consultant did not recommend any additional action in relation to the historic gasoline USTs. In lieu of conducting a subsurface investigation, and to mitigate the potential of environmental liability associated with historic operations conducted at the Mortgaged Property, a Pollution Legal Liability Plus policy issued by Sirius Point with Citi Real Estate Funding Inc. ISAOA, ATIMA Midland Loan Service as the Named Insured, was put in place at the time of closing. The policy, which has a term of 13 years, includes a $13,500,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Philadelphia Life Science Portfolio Mortgage Loan (3.5%), the Phase I ESA identified a REC at the Adare Dungan Mortgaged Property (1.9%) in connection with the historical industrial use of the related Mortgaged Property and the fact that the related Mortgaged Property is listed as being in active cleanup in a database maintained by the Pennsylvania Department of Environmental Protection (“PDEP”). Since 1964, the related Mortgaged Property has been occupied by tenants that have engaged in industrial activities. Furthermore, the related Mortgaged Property was added to the superfund database in 1994 but was noted as being subject to no further remediation activity in 1996. A database maintained by PDEP currently lists the related Mortgaged Property as being in active cleanup but no further information related to this listing has been presented to the environmental engineer and a request for additional information has been made. Based on this information, the historical presence of industrial activities at the related Mortgaged Property for industrial activities coupled with an active database listing represents a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained an environmental insurance policy from Lloyd’s Syndicate 623/2623 (Beazley), with a $2,000,000 policy limit per pollution condition and $6,000,000 in the aggregate, and a $25,000 deductible and will expire in 2036 which is approximately 3 years past maturity date of the related Mortgage Loan (the “Philadelphia Policy”).

With respect to the Philadelphia Life Science Portfolio Mortgage Loan (3.5%), the Phase I ESA identified a (i) CREC at the Adare Orthodox Mortgaged Property (1.6%) in connection with known soil and groundwater contamination present in the eastern portion of the related Mortgaged Property and the implementation of certain activity use limitations and (ii) REC at the Adare Orthodox Mortgaged Property in connection with a lack of assessments of the western portion of the related Mortgaged Property. The related Mortgaged Property has undergone numerous environmental assessments and subsurface investigations on the eastern portion of the related Mortgaged Property to assess the impact that industrial operations and the presence of USTs have had on the related Mortgaged Property. Soil samples collected at the related Mortgaged Property identified lead and dibenzofuran in the soil at concentrations that exceeded the applicable regulatory limits. Furthermore, tetrachloroethene, trichloroethene, vinyl chloride and cis-1,2-dichloroethene were identified in the groundwater at concentrations that exceeded the applicable regulatory limits. The related Mortgaged Property is covered by an impermeable cap and no exposure to contaminated soil exists. The Pennsylvania Department of Environmental Protection granted conditional closure for the related Mortgaged Property in 1999 and the related Mortgaged Property is subject to the following activity use limitations (“AULs”): (i) groundwater cannot be used for drinking purposes, (ii) the related Mortgaged Property and any structure built upon it cannot be used for residential purposes and (iii) the cap used to contain contaminated areas must be maintained. The known soil and groundwater contamination present in the eastern portion of the related Mortgaged Property and the implementation of the AULs represents a CREC. The environmental engineer noted that industrial activities also occurred on the western portion of the related Mortgaged Property which has not been subject to an environmental assessment which, in light of the known contamination at the related Mortgaged Property, is considered a REC. The environmental engineer recommended further subsurface investigation at the related Mortgaged Property. In lieu of conducting further subsurface investigations, the related lender obtained the Philadelphia Policy.

With respect to the GRM Indianapolis Mortgage Loan (2.6%), the related ESA identified historical industrial usage of the Mortgaged Property and the potential presence of three underground storage tanks at the Mortgaged Property. The environmental engineer considers the prior historical usage of the Mortgaged Property to be a REC due to the industrial use occurring during a period with a lack of environmental regulations concerning the storage, handling, use or disposal of hazardous substances, as well as the presence of subsurface drains. In addition, the

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environmental engineer identified that the Mortgaged Property was formerly equipped with four underground storage tanks, but that documentation was inconsistent or unclear regarding various details including which one of the four underground storage tanks was removed or the status of the remaining three. The environmental engineer considers the potential presence of three underground storage tanks at the Mortgaged Property to be a REC. The environmental engineer recommends a limited sub-surface assessment to determine if historical operations have impacted the Mortgaged Property. The environmental engineer estimated a worst-case cost of $1,000,000. In lieu of further investigation, the borrower obtained a lender’s pollution legal liability insurance policy from SiriusPoint Specialty Insurance Corporation, listing the lender as first named insured, with a per incident limit of $3,000,000 and in the aggregate, except for a per incident limit for (i) disinfection costs of $25,000, (ii) evacuation costs of $250,000 and (iii) supplemental coverages of $250,000, and a self-insured retention amount of $25,000. SiriusPoint Specialty Insurance Corporation is rated “A-” by A.M. Best. The policy expires April 28, 2031, which is approximately three years past the maturity date of the Mortgage Loan.

With respect to the Pacific Design Center Mortgage Loan (2.3%), the related ESA identified certain RECs at the Mortgaged Property in connection with potential impacts from prior industrial operations at the Mortgaged Property for which insufficient regulatory records exist, including, among other things, potential (i) arsenic and creosote impacts from prior railroad operations, (ii) solvent, heavy metal and commercial grade cleaner impacts from prior plating works, machine shop and furniture manufacturing operations, (iii) heavy metal and solvent impacts from prior printing operations, and (iv) petroleum impacts from prior automotive and bus repair operations. According to the ESA, due to the redevelopment of the existing improvements at the Mortgaged Property, the absence of such prior site uses on any active or closed regulatory databases and the time elapsed since such historical operations, the RECs are not anticipated to detrimentally affect the continued commercial use or operation of the Mortgaged Property.

With respect to the La Habra Marketplace Mortgage Loan (2.3%), the related ESA identified certain RECs at the related Mortgaged Property in connection with potential vapor intrusion risks from concentrations of PCE in soil vapor related to the prior operation of dry cleaners at the Mortgaged Property. The Mortgage Loan documents require the borrower to, among other things, (i) complete certain vapor intrusion investigations recommended by the related environmental consultant, (ii) complete any remedial actions recommended by the environmental consultant as a result of such investigations including, without limitation, sealing any vapor intrusion pathways and installing sub-slab depressurization systems (collectively, the “La Habra Remedial Work”) and (iii) for the entirety of the term of the Mortgage Loan, comply with and perform any post-mitigation sampling, monitoring or other actions recommended by the environmental consultant. At origination, the borrower deposited approximately $550,000 with the lender in a vapor intrusion reserve in connection with the La Habra Remedial Work. Two rounds of indoor air sampling were completed at the Mortgaged Property in January 2022 and June 2022 in the spaces formerly occupied by dry cleaners, as well as certain adjacent spaces, to evaluate if PCE and its breakdown products were present in indoor air at concentrations exceeding applicable regulatory criteria. According to the related environmental consultant’s report, dated July 7, 2022, no such exceedances were detected and the environmental consultant therefore concluded that volatile organic compounds in soil vapor were not migrating to indoor air. Although the environmental consultant did not recommend any additional indoor air sampling or assessment in the applicable portions of the Mortgaged Property, it did recommend (i) that if future tenant improvements penetrate or alter the building slab, the slab be sealed to prevent vapor intrusion and (ii) if the building conditions at the applicable tenant spaces are significantly altered, further assessment of the potential for vapor intrusion be evaluated.

With respect to the 801 Bridgeboro Road Mortgage Loan (2.0%), the related ESA identifies as RECs for the Mortgaged Property, the historic presence of various underground and aboveground storage tanks containing hazardous substances, oils, or fuels, and the historic presence of a drywell on the northwestern portion of the Mortgaged Property that had the potential to serve as a direct conduit to the subsurface for hazardous materials used during former industrial operations. No information was available to the ESA consultant in relation to the removal of the historic aboveground storage tanks or the closure of the former drywell. Similarly, no information was available to the ESA consultant concerning at least one 1,000 gallon historic UST; and, based on the historic location and use of this 1,000 gallon UST, the consultant concluded there existed the potential for additional, similar, but currently undocumented USTs to have been utilized onsite. Accordingly, the ESA consultant recommended that a limited subsurface investigation inclusive of a ground penetrating radar survey be completed at the Mortgaged Property to determine if any soil, soil vapor, or groundwater impacts or residual undocumented USTs are present on the Mortgaged Property in association with the historical on-site operations. In lieu of conducting a subsurface investigation and to mitigate the potential of environmental liability associated with historic operations conducted at

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the Mortgaged Property, a Premises Environmental Liability Policy issued by SiriusPoint with Citi Real Estate Funding Inc. as the Named Insured, was put in place at the time of origination of the Mortgage Loan. The policy, which has a term of 13 years, includes a $1,800,000 limit of liability (per claim and in the aggregate) and a $25,000 deductible.

With respect to the Loves Park Tech Center Mortgage Loan (1.7%), the related ESA identified a CREC at the Mortgaged Property in connection with residual soil and groundwater impacts, including naphthalene and vinyl chloride, in excess of applicable regulatory standards from (i) long-term historic manufacturing uses at the Mortgaged Property, (ii) the presence of an upgradient landfill and (iii) potential historic landfilling activities at the Mortgaged Property. To address such exceedances, (i) the use of groundwater at the Mortgaged Property as a potable supply is prohibited pursuant to an ordinance issued by the City of Loves Park (the “Groundwater Ordinance”) and (ii) the Phase I recommends the preparation of and adherence to a soil management plan in the event of future subsurface activities to address any construction worker soil (particulate) inhalation exposure route (the “Soil Management Plan”). The Mortgage Loan documents require the borrower to, among other things, (i) comply with the Groundwater Ordinance, (ii) develop and implement, and thereafter diligently and continuously carry out (or cause to be developed and implemented and thereafter diligently carried out) the Soil Management Plan in the event that the borrower undertakes any redevelopment activities at the Mortgaged Property that will disturb the subsurface, and (iii) to the extent that a certain monitoring well located at the Mortgaged Property is not being utilized at the Mortgaged Property, cause such monitoring well to be properly abandoned in accordance with applicable laws.

With respect to the 800 Cesar Chavez Mortgage Loan (1.5%), the related ESA identified a REC at the Mortgaged Property in connection with soil and groundwater impacts including, among other things, chromium, nickel, and vanadium, in excess of applicable regulatory criteria from prior vehicle maintenance activities at the Mortgaged Property. According to the ESA, so long as any redevelopment and/or soil disturbance activities at the Mortgaged Property do not disturb more than 50 cubic yards of soil, it is not anticipated that applicable regulatory agencies would require active mitigation of such impacts. However, in the event of redevelopment and/or soil disturbance activities in excess of such threshold, it is anticipated that the borrower would be required to report such activities to the San Francisco Department of Public Health Oversight Program, perform soil characterization for disposal purposes, excavate and dispose of impacted soils and treat groundwater prior to such groundwater being discharged to sanitary sewers. Construction and renovation activities remain ongoing at the Mortgaged Property in connection with the build-out of the improvements for the current sole tenant at the Mortgaged Property, GM Cruise. According to the ESA, such activities are being performed pursuant to, among other things, a site management plan that was approved by the San Francisco Department of Public Health Oversight Program.

With respect to the Fresenius Mortgage Loan (1.4%), during an environmental assessment of the related Mortgaged Property, RECs were identified due to an open spills case with respect to known soil and groundwater contamination from historical on-site underground storage tanks and automobile repair operations for which regulatory closure should be obtained. The related borrower covenanted to take all actions necessary to obtain regulatory closure from the New York State Department of Environmental Conservation (“NYSDEC”) for the open spills case and provide proof of closure to the lender. The lender required the borrower to reserve $38,000 in an upfront environmental remediation fund for the related borrower to perform the remediation work set forth in the related Mortgage Loan agreement. The related borrower is required to deposit additional funds should NYSDEC require additional work be performed.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Litigation and Other Legal Considerations

There may be material pending or threatened litigation or other legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances or other material legal proceedings

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experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, a Mortgaged Property may be subject to litigation proceedings. For example:

●	With respect to the Central Florida Industrial Portfolio Mortgage Loan and the Philadelphia Life Science Portfolio Mortgage Loan (collectively, 9.9%), three affiliates and indirect owners of the related borrower sponsor, CLO Holdco Ltd (“CLO Ltd”), Charitable DAF Fund LP (“Charitable LP”) and Charitable DAF HoldCo, Ltd (collectively with CLO Ltd and Charitable LP, the “Related Entities”) are named parties in various litigation matters. Highland Capital Management, LP (“Highland”), an entity that is affiliated with the related borrower sponsor and is a majority owned affiliate of the related guarantor of the Philadelphia Life Science Mortgage Loan, filed for bankruptcy protection in 2019. The Related Entities are named defendants in a lawsuit brought by the bankruptcy trustee (the “Highland Trustee”) which seeks the turnover of approximately $24,000,000 in assets contributed to one or more foundations that own the Related Entities. The Highland Trustee has also alleged that CLO Ltd was unjustly enriched from the sale of a $75,000,000 interest in an investment entity. CLO Ltd is also (i) a named defendant in an active lawsuit brought by a lender regarding some assets acquired by CLO Ltd in 2010 and (ii) a named defendant in a lawsuit brought by a lender to turnover assets totaling approximately $300,000.
●	With respect to the Hyatt Regency Indianapolis Mortgage Loan (6.1%), in 2007 Columbia Sussex Corporation (“CSC”), the managing member of the non-recourse carveout guarantor, CSC Holdings LLC (“CSC Holdings”), acquired Aztar Corporation in 2007 for $2.7 billion, including debt, which included the Tropicana casinos in Las Vegas and Atlantic City. The assets from this acquisition were held in an entity called Tropicana Entertainment. The New Jersey Casino Control Commission subsequently denied Tropicana Entertainment a gaming license, and as a result, Tropicana Entertainment was unable to operate the Tropicana casino in Atlantic City. Tropicana Entertainment defaulted on the loans that financed the acquisition and filed for Chapter 11 bankruptcy. In relation to Tropicana bankruptcy, the trustee in the bankruptcy sued the borrower sponsor and affiliated parties for breach of contract among a number of other claims. The only pending claims are related to 8 service contracts. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.
●	With respect to the Harborside 2-3 Mortgage Loan (4.6%), in connection with work performed on the Mortgaged Property by the borrower’s predecessor-in-interest, there is an active litigation between the primary contractor (Plaza Construction LLC) and a subcontractor (Gamma USA, Inc.) relating to façade work performed by the subcontractor. Neither the borrower nor its predecessor-in-interest is named in the litigation, and the contract with the primary contractor was not assumed by the borrower in connection with its acquisition of the Mortgaged Property. The borrower’s predecessor-in-interest has held back the retainage owed to the primary contractor (approximately $996,842) in escrow with a title company pursuant to an escrow agreement between the borrower and its predecessor-in-interest, which retainage is to be released to the primary contractor upon resolution of said dispute, see “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.
●	With respect to the Philadelphia Life Science Portfolio Mortgage Loan (3.5%), the Highland Trustee is seeking to recover more than $60,000,000 from the related guarantor in connection with litigation relating to promissory notes made between certain defendants and Highland. The Highland Trustee alleges that Nancy Dondero, the trustee of the related guarantor (the “Guarantor Trustee”) and the related guarantor, breached their fiduciary duties by entering into oral agreements that allegedly led to Highland forgiving the promissory notes. Litigation remains ongoing and it is unclear what the related guarantor’s total exposure will be in light of the fact that (i) certain actions seek actual and punitive damages against the related guarantor and Guarantor Trustee in amounts that have not yet been determined, (ii) one of the complaints seeks a determination that the related guarantor is the alter ego of James Dondero and should be liable for its debt and (iii) the Guarantor Trustee and James Dondero, are named defendants in the proceedings. The related guarantor has reported a net worth of over $147,000,000 and liquid assets valued at $194,000,0000. Pursuant to the related guaranty agreement, the related guarantor is required to maintain a net worth of not less than $40,000,000 and liquidity of not less than $4,000,000. Notwithstanding the foregoing, there can be no assurance that the guarantor will continue to satisfy the liquidity and net worth requirements in the future.
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●	With respect to the Pacific Design Center Mortgage Loan (2.3%), the related borrower sponsor and certain of its affiliates are defendants in certain pending actions including, among other things, two partnership disputes filed by former business partners alleging, among other things, breach of limited partnership agreement and breach of fiduciary duty resulting from, among other things, the defendants’ failure to pay certain distributions or to apply certain proceeds to the benefit of the applicable limited partnership. The plaintiffs in those actions are currently (x) seeking damages in the amount of approximately $941,233 and $3,720,137, respectively, and (y) derivatively claiming (in the case of one of the actions) that the applicable limited partnership itself is owed approximately $15,697,676. The related borrower sponsor and its affiliates are also defendants in a pension fund dispute filed by the Trustees of the Pension and Welfare Funds of the Moving Picture Machine Operators Union Local 306 (the “Fund”) alleging, among other things, delinquent pension fund contributions and unpaid withdrawal liability for estimated amounts owed to the Fund by a movie theater operator in which the borrower sponsor holds an ownership interest. The Fund is currently seeking damages totaling in excess of $500,000.
●	With respect to the 801 Bridgeboro Road Mortgage Loan (2.0%), the borrower sponsor and nonrecourse guarantor, Eric Scott Cohen, was arrested in 2011 on several felony level charges, which charges were expunged in 2022 by the Attorney General of New Jersey. In addition, Mr. Cohen was subject to a judgment for failure to pay a mortgage loan secured by a property the sponsor owned in partnership in Philadelphia, PA.
●	With respect to the Mini U Storage – Springfield Mortgage Loan and the Mini U Storage – Landmark Mortgage Loan (collectively, 1.4%), the related borrower sponsor, along with other parties, is a defendant in a lawsuit alleging that the plaintiff, Robert Brine, was fraudulently induced to purchase a $360,000 membership interest in a fund due to misrepresentations and omissions in the related offering documents. On June 17, 2021, all defendants, including the related borrower sponsor, moved to dismiss the plaintiff’s complaint. This motion to dismiss was granted but the motion also granted the related plaintiff leave to amend his complaint. On October 25, 2021, the plaintiff filed a second complaint and the defendants again moved to dismiss it. Four of the five causes of action in the amended complaint were dismissed. The lone remaining complaint for misrepresentation is still under litigation as of March 2023.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the Harborside 2-3 Mortgage Loan (4.6%), the borrower is expected to undertake certain capital improvements at the Mortgaged Property anticipated to cost approximately $25,500,000. At origination of the Mortgage Loan, the borrower was required to reserve approximately $8,000,000 with the lender, and, if such amount on deposit at any time equals or is less than $5,000,000.00, borrower must make a deposit into the replacement

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reserve account in an amount that would cause the amount on deposit to equal approximately $10,000,000.00; provided, however, (i) to the extent that a true-up deposit would cause the amount on deposit to exceed the actual cost of any work set forth in the approved capital expenditures budget then remaining to be completed, the true-up deposit amount will be decreased on at dollar-for-dollar basis by such excess, and (ii) at such time as the amount on deposit exceeds the remaining budgeted capex costs, the borrower will have no further obligation to make replacement reserve true-up deposits. In addition, the borrower is required to undertake work to repair a sea wall on the Mortgaged Property, for which the borrower reserved approximately $25,000,000 with the lender at origination of the Harborside 2-3 Mortgage Loan. The borrower is also obligated to undertake certain elevator modernization and repair work for which the borrower reserved approximately $1,418,585 with the lender at origination of the Harborside 2-3 Mortgage Loan. In addition, the Harborside 2-3 Mortgage Loan documents include a completion guaranty delivered by the guarantors that guarantee the completion of, among other things, the sea wall repair, any capital improvements at the Mortgaged Property that are actually commenced and the elevator modernization and repair work. There can be no assurance that the expected capital improvements, repairs or other work will be completed as expected or at all.

With respect to the Sayville Plaza Mortgage Loan (4.3%), the fifth largest tenant, Chick-Fil-A (Ground Lease), representing approximately 2.2% of the net rentable square footage, is required under such tenant’s lease, following the completion by the borrower of certain site work and utility work, estimated to cost approximately $650,861, required for Chick-Fil-A (Ground Lease) to proceed with such tenant’s work, to demolish the existing improvements and construct tenant’s improvements on the demised premises. In addition, the sixth largest tenant, Taco Bell (Ground Lease), representing approximately 0.9% of the net rentable square footage, is permitted under such tenant’s lease, following the completion by the borrower of certain landlord’s work estimated to cost approximately $492,704, to undertake certain tenant improvement work under its lease which includes constructing tenant’s improvements on the demised premises. Pursuant to the Sayville Mortgage Loan documents, if such tenants do not complete the applicable improvements by June 6, 2025 then the borrower must, no later than June 6, 2026 either (i) complete the work necessary to construct a “white box” shell building on each parcel or (ii) demolish any improvements constructed on the parcels. Further, neither Chick-Fil-A (Ground Lease) nor Taco Bell (Ground Lease) have taken possession of their respective premises, nor have such tenants’ respective leases commenced. There can be no assurance that such tenants will complete their respective improvements, that such tenants’ respective leases will commence or that such tenants will take possession of the applicable premises and begin paying rent as expected or at all.

With respect to the La Habra Marketplace Mortgage Loan (2.3%), under its related lease, the largest tenant, Regal Entertainment Group, is required to perform a renovation of its space estimated to cost at least $5,500,000 and to include, among other things, upgrades to certain of the related auditoriums, the concession facilities and the lobby, hallways and auditorium entrances. Pursuant to the lease, the renovations are required to be at Regal Entertainment Group’s sole cost and expense, provided that the borrower is required to contribute $1,000,000 upon, among other conditions, the completion of such renovation. The renovation is required to be completed by December 31, 2024, provided that the deadline for completion will be extended to June 30, 2025 in the event Regal Entertainment Group is making good faith efforts to complete such renovation. Cineworld Group plc, the parent company of Regal Entertainment Group, reportedly filed for Chapter 11 bankruptcy on September 7, 2022 in the United States Bankruptcy Court for the Southern District of Texas. See “Risk Factors—Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Retail Properties”.

With respect to the Comfort Suites Maingate East Mortgage Loan (2.1%), the related Mortgaged Property is required to undergo a change of ownership PIP. At funding of the subject Mortgage Loan, the lender established a $324,139 reserve, representing 125% of the estimated cost to complete the PIP. The PIP is required by the related franchise agreement to meet brand standards. The PIP will renovate all aspects of the hotel, including major improvements and refurbishments to the common areas and guestrooms. Failure to complete any PIP item by its corresponding completion deadline will result in an event of default under the related franchise agreement.

With respect to the Crosswinds Business Park Mortgage Loan (1.9%), the largest tenant, Spectrum / Charter Communications (“Spectrum”), representing approximately 90.7% of the net rentable square footage of the Mortgaged Property, has recently expanded into a portion of its space representing 20.5% of the net rentable square footage of the Mortgaged Property, which space Spectrum has taken possession of but is completing the related build-out. At origination, $1,932,421 for tenant improvements and $75,518 for three months of abated rent was

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reserved for such space and will be released to the borrower upon confirmation that Spectrum’s expansion space is open for business, paying unabated rent and has provided an estoppel reasonably satisfactory to the lender.

With respect to the 800 Cesar Chavez Mortgage Loan (1.5%), the sole tenant at the related Mortgaged Property, GM Cruise, has taken possession of its space but is still completing the related build-out. Pursuant to its lease, GM Cruise is required to spend at least $12,000,000 in costs approved under the lease for designing, performing and completing related alterations at the Mortgaged Property.

With respect to the Holiday Inn Express and Suites – Aiken Mortgage Loan (1.1%), the Mortgaged Property is subject to a PIP, which is to be completed prior to March 1, 2025. The estimated cost to complete the PIP is $1,011,629.31. The Mortgage Loan was structured with a reserve to cover the estimated costs, which reserve includes an upfront deposit of $1,112,792 and monthly deposits of $12,645 for the first 12 monthly payment dates.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Assessment of Property Value and Condition

With respect to the Philadelphia Life Science Portfolio Mortgage Loan (3.5%), the roof at each related Mortgaged Property must be replaced within six months of the origination of the related Mortgage Loan. Moreover, the elevator at the Adare Dungan Mortgaged Property must also be repaired within six months of the origination of the related Mortgaged Loan. The total cost for these repairs was estimated to be $1,620,469 (the “Philadelphia Required Repairs Amount”). The master tenant at each related Mortgaged Property is responsible for any ongoing repairs and maintenance. At the origination of the related Mortgage Loan, $2,025,586 (the “Philadelphia Required Repairs Deposit”) was escrowed which represents 125% of the Philadelphia Required Repairs Amount. The related master tenant at the Adare Dungan Mortgaged Property and the related master tenant at the Adare Orthodox Mortgaged Property granted the related borrowers a security interest in accounts, totaling $1,431,706 and $593,880, respectively, and these amounts will be used to complete the repairs at the related Mortgaged Properties. The related borrowers collaterally assigned this security interest to the related lender. The related lender is required to disburse the Philadelphia Required Repairs Deposit in one single disbursement upon satisfaction by the related borrowers of certain conditions, which include, among other things, that (i) the related borrowers or related master tenants submit a written request for payment and (ii) the related lender receives an officer’s certificate that the applicable terms of the master lease have been satisfied and that all required repairs have been completed.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default or had received maturity extensions at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Steiner Portfolio – Chicago 3-Pack Mortgage Loan (0.7%), the previous mortgage loan secured by the Mortgaged Property was repaid after its maturity date. The maturity date of the previous mortgage loan was extended prior to its repayment.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, foreclosure proceedings,

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deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Central Florida Industrial Portfolio Mortgage Loan (6.4%) and the Philadelphia Life Science Portfolio Mortgage Loan (3.5%) (collectively, 9.9%), Highland, an affiliated entity of the related borrower sponsor of the Central Florida Industrial Portfolio Mortgage Loan and a majority owned affiliate of the related guarantor for the Philadelphia Life Science Portfolio Mortgage Loan, filed for bankruptcy protection in 2019. Litigation relating to this bankruptcy proceeding is ongoing. See “—Litigation and Other Legal Considerations” above.
●	With respect to the Brier Creek Commons Mortgage Loan (9.9%), 10 affiliates of the non-recourse carveout guarantor, AAC Consolidated Properties, LLC (“AAC”), filed for bankruptcy during 2012 and 2013 in connection with failed loan workout negotiations with Bank of America, National Association (“BOA”). In late 2008, the affected AAC affiliates had loans with BOA related to projects that were in various stages of development or lease-up, none of which were secured by the Mortgaged Property. As a result of the economic downturn, the parties entered into debt restructuring discussions. BOA ordered new appraisals that resulted in reduced values on some of the properties, such that certain of the loans breached maximum loan-to-value ratio covenants in the related loan documents. BOA thereafter categorized the loans as “non-performing” and began to market the portfolio of loans for sale. After preliminary legal conflicts with AAC, BOA commenced foreclosure proceedings, and AAC filed the previously mentioned bankruptcies in response. In May 2013, the affected AAC entities obtained bankruptcy court-approved financing upon market terms for all loans involved in the dispute. In 2014, all obligations had been fulfilled and all ten cases were closed. In addition, various AAC affiliates have been involved in prior foreclosures, discounted payoffs or loan workouts unrelated to the Mortgaged Property.
●	With respect to the Hyatt Regency Indianapolis Mortgage Loan (6.1%), in 2005 CSC, the managing member of the non-recourse carveout guarantor, CSC Holdings, acquired a portfolio of fourteen hotel properties from Blackstone Group, Inc., financed by a $1,100,000,000 loan from Bear Stearns Companies, Inc. and Bank of America Corporation (and $300,000,000 of sponsor equity). The debt included seven tiers of mezzanine debt, which Blackstone Group, L.P. purchased. The debt matured in October 2010 with an outstanding principal balance of $1,030,000,000. CSC was unable to refinance or restructure the loan and agreed to a deed-in-lieu of foreclosure and transferred ownership of the portfolio back to Blackstone Group L.P. In 2007, CSC acquired Aztar Corporation in 2007 for $2.7 billion, including debt, which included the Tropicana casinos in Las Vegas and Atlantic City. The assets from this acquisition were held in an entity called Tropicana Entertainment. The New Jersey Casino Control Commission subsequently denied Tropicana Entertainment a gaming license, and as a result, Tropicana Entertainment was unable to operate the Tropicana casino in Atlantic City. Tropicana Entertainment defaulted on the loans that financed the acquisition and filed for Chapter 11 bankruptcy. In relation to Tropicana bankruptcy, the trustee in the bankruptcy sued the borrower sponsor and affiliated parties for breach of contract among a number of other claims. The only pending claims are related to 8 service contracts. In addition, CSC Holdings, LLC has been the borrower sponsor of various CMBS loans for which the related property has been acquired by the applicable lender in connection with a foreclosure or deed-in-lieu of foreclosure, as well as the borrower sponsor of certain nonrecourse loans that are currently in special servicing and/or where the related properties are being managed by an appointed receiver, are in foreclosure or have entered a deed-in-lieu transaction. CSC Holdings is also the borrower sponsor of loans in default outside of a securitization. The borrower sponsor group, has also been involved in various mortgage defaults, including since 2009, 16 foreclosures, eight deeds-in-lieu, and four discounted payoffs, and seven properties severely impacted by COVID that were the subject to foreclosure or deeds-in-lieu within the last 3 years.
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●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (5.7%), the related borrower sponsor has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.
●	With respect to the Harborside 2-3 Mortgage Loan (4.6%), the borrower sponsors and nonrecourse carveout guarantors, Mark Karasick and Michael Silberberg, are also the guarantors under a mortgage loan and two mezzanine loans in the aggregate amount of approximately $677,500,000, secured in part by the AON Building in Chicago, Illinois, which loans mature in July 2023. These loans were transferred to a special servicer due to a disagreement over the terms of the lenders’ conditional approval of a tenant lease (the term of which does not commence until 2025). Mr. Karasick has been involved in (1) a loan relating to the Factory Building in Long Island City, New York in which the borrower filed a Chapter 11 Bankruptcy plan which resulted in the conveyance of the related building to the borrower’s mezzanine lender; (2) a loan relating to One Executive Campus in Cherry Hill, New Jersey for which a consensual deed in lieu was tendered in settlement of a foreclosure proceeding in 2015; (3) a loan relating to the Former HSBC Building in Buffalo, New York which was subject to a foreclosure in 2015 after the borrower was unable to refinance the debt at loan maturity; and (4) a loan relating to 400 West Market in Louisville, Kentucky for which a maturity default occurred on January 6, 2023.

Mr. Silberberg is also the guarantor on a loan in the original principal amount of $164,000,000 (the “Civic Opera Building Loan”), which is evidenced by promissory notes held by (i) Wells Fargo Bank, National Association, as Trustee for the Benefit of the Registered Holders of JPMBB Commercial Mortgage Securities Trust 2015-C31, Commercial Mortgage Pass-Through Certificates, Series 2015-C31 and (ii) Wilmington Trust, National Association, as Trustee for the Benefit of the Registered Holders of JPMBB Commercial Mortgage Securities Trust 2015-C32, Commercial Mortgage Pass-Through Certificates, Series 2015-C32. The lenders of the Civic Opera Building Loan commenced foreclosure proceedings on August 21, 2021. Additionally, on March 31, 2023, the special servicer sent a notice to Mr. Silberberg alleging (x) a breach of the loss recourse provision set forth in the Civic Opera Building Loan documents as a result of two mechanics liens being filed against the subject property and (y) a breach of the full recourse provision set forth in the Civic Opera Building Loan documents as a result of a violation of SPE provisions prohibiting the incurrence of indebtedness in violation of the Civic Opera Building Loan documents. In addition, Mr. Silberberg was involved in a non-recourse mortgage loan with respect to Kmart Plaza, Mattydale, NY which is subject to a foreclosure action.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

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●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, self storage, industrial and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	One hundred fifty (150) of the Mortgaged Properties, securing, in whole or in part, seven (7) Mortgage Loans (21.3%), are each leased to a single tenant.
●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 4.6% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Identified in the table below are certain tenants that are among the 5 largest tenants (based on net rentable square footage) at each of 2 or more Mortgaged Properties that secure two (2) or more Mortgage Loans and that (with respect to each identified tenant) collectively secure 2.0% or more of the Initial Pool Balance:

Name of Tenant	Number of Mortgaged Properties	Aggregate Approx. % of Initial Pool Balance of Related Mortgage Loans
TJ Maxx	2	15.6%
Ross Dress for Less	2	12.2%

In the event of a default by any of the foregoing tenants, if the related lease expires prior to the Mortgage Loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the related leases. In certain cases where the tenant owns the improvements to the Mortgaged Property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, self storage and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, self storage and mixed use and leased fee Mortgaged Properties:

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●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Crosswinds Business Park	1.9%	Spectrum / Charter Communications	90.7%	7/31/2030	5/6/2033
800 Cesar Chavez	1.5%	GM Cruise	100.0%	11/30/2030	3/5/2032

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.
●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
Brandywine Business Center	1.0%	59.6%	2026	5/1/2033

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.
●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
(iii)	if the borrower fails to provide a designated number of parking spaces,
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(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,
(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time, including due to lack of access or interruption of utilities,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the Central Florida Industrial Portfolio Mortgage Loan (6.4%), (i) the second largest tenant at the President’s Plaza Mortgaged Property, E-Med Source (Angel’s Care), representing approximately 18.3% of the net rentable square footage at the President’s Plaza Mortgaged Property, may terminate its lease at any time provided that the tenant gives six months’ prior written notice and pays a termination fee, (ii) the fifth largest tenant at the President’s Plaza Mortgaged Property, Sunrun Inc., representing approximately 10.5% of the net rentable square footage at the President’s Plaza Mortgaged Property, may terminate its lease at any time after December 31, 2023 provided that the tenant gives 120 days’ prior written notice and pays a termination fee and (iii) the third largest tenant at the Corporex Plaza Mortgaged Property, Inspectorate America Corp, representing approximately 7.2% of the net rentable area at the Corporex Plaza Mortgaged Property, has a one-time right to terminate its space on and only on November 1, 2024 provided that the tenant gives written notice on or before February 1, 2024 and pays a termination fee.
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●	With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), each of the Mortgaged Properties are leased to GPS Hospitality Partners IV, LLC pursuant to two separate master leases each of which expires June 5, 2034. During such time and under such circumstances upon which the borrower elects to prepay the Mortgage Loan in full and, if required by the Mortgage Loan documents, the lender has consented to such prepayment, the tenant may terminate each master lease upon 90 days prior written notice and payment of a termination fee equal to the total amount payable by borrower to lender to effect a release of the borrower’s interest in every Mortgaged Property from the lien of the related mortgage.
●	With respect to the 801 Bridgeboro Road Mortgage Loan (2.0%), the second largest tenant, Armstrong Logistics, representing approximately 23.0% of the net rentable square footage, has the right to terminate its lease upon 90 days prior notice at any time during the first nine months of the lease term which commenced April 1, 2023.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Central Florida Industrial Portfolio Mortgage Loan (6.4%), the largest tenant at the Brandywine Business Center Mortgaged Property, Joffrey’s Coffee and Tea Company, representing approximately 42.3% of the net rentable square footage at the Brandywine Business Center Mortgaged Property, has a one-time right to terminate 5,304 square feet of its space if it does not renew its contract with The Walt Disney Company by October 31, 2024.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Brier Creek Commons Mortgage Loan (9.9%), the third largest tenant, Ross Dress for Less, representing approximately 5.8% of the net rentable square footage, may exercise certain co-tenancy provisions. These require that at least five of seven specific co-tenants (BJ's Wholesale Club, Target, TJ Maxx, Michael’s, HomeGoods, Dick's Sporting Goods and PetSmart), including at least one of BJ's Wholesale Club or Target, must be open for business and be operating in at least 90% of the leasable area under bona fide leases of a minimum of 3 years’ duration. Additionally, all of retail tenants at the shopping center (other than Ross Dress for Less and including the seven specified co-tenants above) must be open and operating in 70% of the leasable area (excluding the Ross Dress for Less space). If these conditions are not met (such occurrence, a “Ross Reduced Occupancy Period”) and landlord has not cured such Ross Reduced Occupancy Period for three months, Ross Dress for Less can adjust its rent payments to the lesser of the minimum rent or 2% of its gross sales from the preceding month, until the conditions are rectified. If a Ross Reduced Occupancy Period continues for 365 consecutive days, Ross Dress for Less may terminate its lease upon 30 days’ notice. If Ross Dress for Less does not terminate its lease at such time, it is required to begin paying full rent. If a Ross Reduced Occupancy Period then continues for an additional 365 consecutive days, Ross Dress for Less will have the ongoing option to terminate its lease upon 30 days’ notice so long as such Ross Reduced Occupancy Period continues.
●	With respect to the Brier Creek Commons Mortgage Loan (9.9%), each of the fourth largest tenant, TJ Maxx, and the fifth largest tenant, HomeGoods, representing approximately 5.8% and 4.8% of the net
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rentable square footage, respectively, may adjust its rent to the lesser of the minimum rent or 2% of its gross sales from the preceding month if certain co-tenancy conditions are not met for over 120 consecutive days. These conditions involve the operation of BJ's Wholesale Club and a minimum number of anchor tenants as well as maintaining a 70% minimum occupancy level across the shopping center (excluding the space occupied by TJ Maxx and HomeGoods). If these conditions are not met for a total of 480 days, each of TJ Maxx and HomeGoods has the option to terminate its lease.

●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (5.7%), the largest tenant, Burlington Coat Factory, representing approximately 7.2% of the net rentable square footage, may adjust its rent to 1.5% of its gross sales from the preceding month if certain co-tenancy conditions are not met for over 120 consecutive days. These conditions involve the operation of a minimum of 2 anchor tenants as well as maintaining a 60% minimum occupancy level across the shopping center. If these conditions are not met for a total of 365 days, Burlington Coat Factory has the option to terminate its lease.
●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (5.7%), the second largest tenant, Round 1 Bowling Amusement, representing approximately 5.2% of the net rentable square footage, may adjust its rent to the greater of 50% of the minimum rent or 7% of its gross sales made during such calendar month per lease if certain co-tenancy conditions are not met for over (i) six consecutive full calendar months or (ii) a single period of one year. These conditions involve, for clause (i) above, maintaining a 75% minimum occupancy level across the shopping center and, for clause (ii) above, at least two of three specific co-tenants (Legoland Discovery Center, Sea Life Aquarium and AMC Star Theatre), must be open for business in the shopping center. If these conditions are not met for a one year, Round 1 Bowling Amusement has the option to terminate its lease,
●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (5.7%), the fourth largest tenant, Marshalls, representing approximately 3.1% of the net rentable square footage, and the fifth largest tenant, TJ Maxx, representing approximately 3.1% of the net rentable square footage, respectively, may adjust its rent to the lesser of the minimum rent or 2% of its gross sales for said month per leases if certain co-tenancy conditions are not met for over 90 consecutive days. These conditions involve at least five stores, three of which contain at least 40,000 square feet and two of which contain at least 30,000 square feet must be open for business in the shopping center. If these conditions are not met for one year, each of Marshalls and TJ Maxx has the option to terminate its lease.
●	With respect to the Sayville Plaza Mortgage Loan (4.3%), the third largest tenant, Jo-Ann Fabrics, representing approximately 13.3% of the net rentable square footage, may, if At Home and Floor & Décor or their successors or assigns (the “Sayville Anchor Tenants”) or a suitable replacement anchor tenant are not open for business to the public during normal operating hours from substantially all their respective leased premises, immediately pay 50% of fixed minimum rent due under such tenant’s lease in lieu of the full rent due until such time as the foregoing co-tenancy requirement is satisfied, for a period not to exceed 15 months. If the ongoing co-tenancy requirement is not met within 12 months following the closing of a Sayville Anchor Tenant, then, without limiting Jo-Ann Fabrics right to pay 50% of fixed minimum rent, Jo-Ann Fabrics may terminate its lease upon 90 days' written notice to the borrower delivered at any time thereafter prior to the date the ongoing co-tenancy requirement is satisfied. If the ongoing co-tenancy requirement is not met within 15 months following the closing of a Sayville Anchor Tenant, Jo-Ann Fabrics shall retain its right to terminate its lease and will pay 65% of fixed minimum rent, due under such tenant’s lease in lieu of the full rent due until the ongoing co-tenancy requirement is satisfied.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

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See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate their spaces during the terms of their leases. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a single tenant who has the option to go dark or is otherwise not required to continuously operate its spaces:

●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), (i) the largest tenant of the portfolio, Big Lots, Inc. (“Big Lots”), representing 40.0% of the net rentable square footage of the portfolio, is only required to continuously operate its business for the first five years of its lease term, (ii) the second largest tenant of the portfolio, Save Mart Supermarkets (“Save Mart”), representing 31.0% of the net rentable square footage of the portfolio, is required to operate at the applicable Mortgaged Properties for 180 days a year in the aggregate (the “Save Mart Operation Requirement”), provided however, that any space Save Mart occupies that is currently being marketed for sublease or is dark will not violate the Save Mart Operation Requirement so long as Save Mart is using commercially reasonable efforts to re-lease the applicable space and (iii) the third largest tenant of the portfolio, W.S. Badcock Corporation (“Badcock”), representing 23.5% of the net rentable square footage of the portfolio, is only required to continuously operate its business for the first five years of its lease term.
●	With respect to the 800 Cesar Chavez Mortgage Loan (1.5%), the sole tenant at the Mortgaged Property, GM Cruise, has the right to go dark provided that, among other conditions, GM Cruise (i) ensures that its insurance for its premises will not be voided or cancelled as a result of such vacancy and (ii) satisfies such other reasonable requirements as the borrower may require.

There may be other tenant leases that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
Crosswinds Business Park	1.9%	GSA - US Marshals Service	9.3%	11.1%

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that

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any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

With respect to the Pacific Design Center Mortgage Loan (2.3%), Cedars Sinai Medical Center, the largest tenant at the Mortgaged Property, has the right to terminate its lease with respect to approximately 138,548 square feet of expansion space in the event (i) certain confirmations by the City of West Hollywood as described under “—Other Tenant Issues” are not obtained, or (ii) there is a negative impact to Cedars Sinai Medical Center’s rights under its various leases, including its permitted uses, its allocated parking or its operating expenses due to any pursuit by the borrower of an amendment to the site plan for the Mortgaged Property to, among other things, remove the Design Showroom Space Restriction described under “—Zoning and Use Restrictions”, in each instance subject to the Cedar Sinai Reimbursement Right described under “—Other Tenant Issues”. In addition, the third largest tenant at the Mortgaged Property, Pluto, Inc., has an ongoing right to terminate its lease effective on or at any date after August 31, 2026 with at least 180 days’ prior written notice and payment of a termination fee equal to the sum of (i) the total amount of base rent abated pursuant to the lease, (ii) the landlord’s tenant improvement allowance contribution, and (iii) the brokerage commissions paid and payable by the landlord in respect of the lease, each amortized over the term of the lease using a straight-line method of calculation.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the second largest tenant of the portfolio, Save Mart, representing 31.0% of the net rentable square footage of the portfolio, currently subleases its anchor tenant space at the Save Mart Supermarkets – Stockton, CA Mortgaged Property, Save Mart Supermarkets – Oakland, CA Mortgaged Property, Save Mart Supermarkets – Salinas, CA Mortgaged Property and Save Mart Supermarkets – Folsom, CA Mortgaged Property (the “Save Mart Subleased Anchor Space”) to other tenants. Furthermore, Save Mart is actively looking to sublease its vacant anchor tenant space at the Supermarkets – Tracy, CA (2) Mortgaged Property. Save Mart is also responsible for leasing in-line space at the Save Mart Supermarkets – Fresno, CA (4) Mortgaged Property, the Supermarkets – Tracy, CA (2) Mortgaged Property, the Save Mart Supermarkets – Fresno, CA (5) Mortgaged Property, the Save Mart Supermarkets – Stockton, CA Mortgaged Property, the Save Mart Supermarkets – Ceres, CA Mortgaged Property, the Save Mart Supermarkets – San Pablo, CA Mortgaged Property and the Save Mart Supermarkets – Napa, CA Mortgaged Property (the “Save Mart Shopping Centers”). The related Mortgage Loan was underwritten based on the master lease between Save Mart and the related borrowers and does not take into account any of the subleases related to the Save Mart Subleased Anchor Space and the Save Mart Shopping Centers. However, these subleases do offer credit support that lowers Save Mart’s occupancy cost and these subleases generate approximately $7,692,890 in additional rent which is not included in the underwritten rent.
●	With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the sole tenant at each of the following Mortgaged Properties, Burger King #03685 - Kansas City, MO, Burger King #02643 - Gladstone, MO, Burger King #12313 - Roeland Park, KS, Burger King #06906 - Warrensburg, MO, Burger King #04330 - Kansas City, MO, Burger King #02831 - Olathe, KS and Burger King #12264 - Mission, KS, GPS Hospitality Partners IV, LLC, has subleased the applicable Mortgaged Property to Tasty King of Missouri, LLC. Tasty King of Missouri, LLC has failed to pay rent or real estate taxes under such subtenant’s sublease since January 2023.
●	With respect to the GRM Indianapolis Mortgage Loan (2.6%), the Mortgaged Property is leased in its entirety to GRM Lease Holdings, LLC, an affiliate of the borrower sponsor. GRM Lease Holdings, LLC has subleased its space to GRM Information Management Services of Indiana, LLC, an affiliate of the borrower sponsor. Additionally, the borrower is permitted to sublease certain unimproved portions of the Mortgaged Property.
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Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Harborside 2-3 Mortgage Loan (4.6%), the third largest tenant, Collectors Universe, representing approximately 8.2% of the net rentable area, is in a free rent period through November 28, 2023. There can be no assurance that such tenant will begin paying rent as expected or at all.
●	With respect to the Sayville Plaza Mortgage Loan (4.3%), neither the fifth largest tenant, Chick-Fil-A (Ground Lease), representing approximately 2.2% of the net rentable square footage, nor the sixth largest tenant, Taco Bell (Ground Lease), representing approximately 0.9% of the net rentable square footage have taken possession of their respective premises, nor have such tenants’ respective leases commenced. There can be no assurance that such tenants will complete their respective improvements, that such tenants’ respective leases will commence or that such tenants will take possession of the applicable premises and begin paying rent as expected or at all. For additional information, see “—Redevelopment, Expansion and Renovation”.
●	With respect to the Pacific Design Center Mortgage Loan (2.3%), the largest tenant at the Mortgaged Property, Cedars Sinai Medical Center, representing approximately 25% of the net rentable square footage at the Mortgaged Property, has executed an amendment for an additional 138,548 square feet of space (the “Cedars Sinai Expansion Space”). The landlord has delivered possession of the Cedars Sinai Expansion Space to Cedars Sinai Medical Center; however, Cedars Sinai has not yet commenced completion of the related build-out. For additional information, see “—Other Tenant Issues”.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 50% of the net rentable square footage at the related Mortgaged Property:

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●	With respect to the Central Florida Industrial Portfolio Mortgage Loan (6.4%), (i) the second largest tenant at the Orlando International Business Center Mortgaged Property, Central Florida Regional Workforce Development Board, representing approximately 6.3% of the net rentable square footage at the Orlando International Business Center Mortgaged Property, is a not-for-profit employment assistance service and (ii) the fourth largest tenant at the Orlando International Business Center Mortgaged Property, Children’s Home Society of FL, representing approximately 5.4% of the net rentable square footage at the Orlando International Business Center Mortgaged Property, is a not-for-profit charitable organization dedicated to helping children.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the Brier Creek Commons Mortgage Loan (9.9%), two tenants at the related Mortgaged Property, McDonald’s Corporation and Truist Bank, have right of first refusals under their respective ground leases. Under the McDonald’s lease, the landlord must give the tenant 30 days’ notice before accepting a purchase offer or making an offer to sell the premises demised under such lease. The tenant will then have the first option to purchase the demised premises by giving written notice to the landlord of its intention to purchase within such 30 day period at the same price and on the same terms as any such offer. Such right of first refusal is inapplicable to a sale of landlord’s interest in the entire Mortgaged Property. McDonald’s has entered into a subordination, non-disturbance and attornment agreement to subordinate the lease to the mortgage. Under the Truist lease, if the landlord receives a bona fide offer to purchase the premises demised under such lease, the landlord must submit a written copy of such offer to the tenant, giving the tenant 15 business days within which to elect to meet such offer. If the tenant accepts such offer it must give landlord written notice thereof within such 15 business day period and settlement is required to be held within 60 days thereafter. Truist Bank has entered into a subordination, non-disturbance and attornment agreement to subordinate the lease to the mortgage and has agreed that such right of first refusal is not applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the Mortgaged Property.
●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the second largest tenant of the portfolio, Save Mart, representing 31.0% of the net rentable area of the portfolio, has the right to purchase (the “Save Mart Purchase Option”) the Save Mart Supermarkets – Jackson, CA Mortgaged Property, the Save Mart Supermarkets – El Cerrito, CA Mortgaged Property and the Save Mart Supermarkets – Modesto, CA Mortgaged Property (collectively, the “Oak Street Purchase Option Properties”) in the event that the Save Mart located at such Mortgaged Property fails to operate for 6 consecutive months, 12 consecutive months and 24 consecutive months respectively (the “Oak Street Go Dark Condition”). The purchase price for the Save Mart Supermarkets – El Cerrito, CA Mortgaged Property and the Save Mart Supermarkets – Jackson, CA Mortgaged Property will be the fair market value of such property which will be mutually determined by the related borrowers and Save Mart or by an appraisal process if the applicable parties cannot agree on a sales price. The purchase price for the Save Mart Supermarkets – Modesto, CA Mortgaged Property has a floor equal to the unamortized amount of any indebtedness of the property owner secured by a mortgage plus any premium, penalty,
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fee or other expense required by the related lender to prepay the indebtedness. In connection with the exercise of a Save Mart Purchase Option, the related borrowers may obtain the release of the applicable Oak Street Purchase Option Property. Furthermore, with respect to Save Mart Supermarkets – El Cerrito, CA Mortgaged Property and the Save Mart Supermarkets – Jackson, CA Mortgaged Property, in the event the applicable Oak Street Go Dark Condition is triggered in a way that would permit the exercise of the applicable Save Mart Purchase Option, then the related Borrowers have the right, at their option, to enter into an agreement with another party to operate the applicable Mortgaged Property in the manner reasonably necessary to avoid the exercise of the applicable Save Mart Purchase Option.

●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the second largest tenant of the portfolio, Save Mart, representing 31.0% of the net rentable area of the portfolio, beginning and effective from and after March 9, 2024, has an ongoing right of first refusal to purchase any of the thirty Mortgaged Properties for which it is tenant from the related borrowers (the “Save Mart Purchase Option”). If the related borrowers receive a bona fide written purchase offer from a third-party, the related borrowers must deliver written notice to Save Mart that includes the material terms of the purchase offer. Save Mart must exercise the Save Mart Purchase Option within 15 days after the delivery of the written notice (the “Save Mart Exercise Period”). If Save Mart exercises the Save Mart Purchase Option then the parties must negotiate and finalize a purchase agreement within 25 days. In the event Save Mart does not exercise the Save Mart Purchase Option during the Save Mart Exercise Period then the related borrowers will have the right to sell the related Mortgaged Properties. The Save Mart Purchase Option is subject and subordinate to the related Mortgage Loan and will not be applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the related Mortgaged Properties or to any subsequent transfer or sale of the related Mortgaged Properties by the related borrowers.
●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the largest tenant of the portfolio, Big Lots, representing 40.0% of the net rentable area of the portfolio, beginning and effective from and after June 12, 2025, has an ongoing right of first refusal to purchase the Big Lots – Durant, OK Mortgaged Property and the Big Lots – Tremont, PA Mortgaged Property from the related borrowers (the “Big Lots Purchase Option”). If the related borrowers receive a bona fide written purchase offer from a third-party, the related borrowers must deliver written notice to Big Lots that includes the material terms of the purchase offer. Big Lots must exercise the Big Lots Purchase Option within 15 days after the delivery of the written notice (the “Big Lots Exercise Period”). If Big Lots exercises the Big Lots Purchase Option then the parties must negotiate and finalize a purchase agreement within 15 days. In the event Big Lots does not exercise the Big Lots Purchase Option during the Big Lots Exercise Period then the related borrowers will have the right to sell the related Mortgaged Property. The Big Lots Purchase Option is subject and subordinate to the related Mortgage Loan and will not be applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the related Mortgaged Property or to any subsequent transfer or sale of the related Mortgaged Property by the related borrowers.
●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the third largest tenant of the portfolio, Badcock, representing 23.5% of the net rentable area of the portfolio, if the related borrowers intend to transfer its interest in any of the seven Mortgaged Properties in which Badcock is a tenant (except transfers to an affiliate of the related borrowers or pursuant to will or intestacy or transfers to family members or trusts for the benefit of family members of an owner for estate planning purposes) (the “Badcock Purchase Option”), the related borrowers will give Badcock written notice (the “Badcock Notice”) which will include the proposed purchase price for the purchase by Badcock of the related borrowers’ interest in the applicable Mortgaged Property. Badcock will have 20 days from the receipt of the written notice to exercise the Badcock Purchase Option (the “Badcock Exercise Period”). If Badcock exercises the Badcock Purchase Option then the sale of the applicable Mortgaged Property must be complete within 90 days. In the event Badcock does not exercise the Badcock Purchase Option then the related borrowers will have the right to sell the applicable Mortgaged Property to a third-party but the purchase price paid by the third-party must not be less than 95% of the purchase price listed in the Badcock Notice and the sale must be closed within six months after the expiration of the Badcock Exercise Period. The Badcock Purchase Option is subject and subordinate to the related
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Mortgage Loan and will not be applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the related Mortgaged Properties or to any subsequent transfer or sale of the related Mortgaged Properties by the related borrowers.

●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%),the fifth largest tenant of the portfolio, Nation Motor Club, LLC, representing 2.2% of the net rentable area of the portfolio, has an ongoing right of first refusal to purchase the Nation Safe Driver – Boca Raton, FL Mortgaged Property (the “Nation Safe Purchase Option”). If the related borrowers receive a bona fide written purchase offer from a third-party, the related borrowers must deliver written notice to Nation Safe Motor Club, LLC that includes the material terms of the purchase offer. Nation Safe Motor Club, LLC must exercise the Nation Safe Purchase Option within 15 days after the delivery of the written notice (the “Nation Safe Exercise Period”). If Nation Safe Motor Club, LLC exercises the Nation Safe Purchase Option then the parties must negotiate and finalize a purchase agreement within 15 days. In the event Nation Safe Motor Club, LLC does not exercise the Nation Safe Purchase Option during the Nation Safe Exercise Period then the related borrowers will have the right to sell the related Mortgaged Property. The Nation Safe Purchase Option is subject and subordinate to the related Mortgage Loan and will not be applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the related Mortgaged Property or to any subsequent transfer or sale of the related Mortgaged Property by the related borrowers.
●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), the sixth largest tenant of the portfolio, Big Y Foods, Inc. (“Big Y Foods”), representing 0.9% of the net rentable area of the portfolio, has an ongoing right of first refusal to purchase the Big Y – Milford, CT Mortgaged Property (the “Big Y Purchase Option”). If the related borrowers receive a bona fide written purchase offer from a third-party, the related borrowers must deliver written notice to Big Y Foods that includes the material terms of the purchase offer. Big Y Foods must exercise the Nation Safe Purchase Option within 30 days after the delivery of the written notice (the “Big Y Exercise Period”). In the event Big Y Foods does not exercise the Big Y Purchase Option during the Big Y Exercise Period then the related borrowers will have the right to sell the related Mortgaged Property. The Big Y Purchase Option is subject and subordinate to the related Mortgage Loan and will not be applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the related Mortgaged Property or to any subsequent transfer or sale of the related Mortgaged Property by the related borrowers.
●	With respect to the Philadelphia Life Science Portfolio Mortgage Loan (3.5%), on January 31, 2030 and January 31, 2033 and May 1, 2033, Frontida Biopharm LLC (“Frontida”) may repurchase each Mortgaged Property (the “Philadelphia Repurchase Option”) it currently occupies for a purchase price equal to (i) the greater of (A) the fair market value of the related Mortgaged Property or (B) the Philadelphia Purchase Price (as defined below) for the related Mortgaged Property plus (ii) an amount equal to any and all prepayment premiums, defeasance amounts and/or yield maintenance premiums. In order to effectuate the Philadelphia Repurchase Option, the related Frontida must give the related borrower 30 days prior written notice (the “Philadelphia Repurchase Notice”), any purchase agreement must be executed within 15 days of the delivery the Philadelphia Repurchase Notice and the purchase must close no less than 30 days from the delivery of the Philadelphia Repurchase Notice and no more than the later of (i) 60 days from the delivery of the Philadelphia Repurchase Notice and (ii) 15 days after the determination of the fair market value of the related Mortgaged Property. The fair market value of a related Mortgaged Property will be determined on the basis of an arm’s length transaction between an informed and willing seller and an informed and willing purchaser, taking into account other considerations, including the sales prices of life science buildings comparable to the related Mortgaged Property, anticipated cash flow, taxable income and loss and potential rental income. The allocated purchase price for the Adare Orthodox Mortgaged Property is $18,359,796 and the allocated purchase price for the Adare Dungan Mortgaged Property is $21,260,902 (the “Philadelphia Purchase Price”). When exercising the Philadelphia Repurchase Option, Frontida is not obligated to purchase both Mortgaged Properties and may purchase only one Mortgaged Property. The related Mortgage Loan documents stipulate that, until such time as the applicable Mortgaged Property is released in compliance with the requirements of the Mortgage Loan documents, the related borrower is fully liable for any losses suffered by the related lender in connection with the exercise of the Philadelphia Repurchase Option.
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●	With respect to the Orizon Aerostructures Mortgaged Properties (3.4)%, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies. Affiliated Leases and Master Leases.

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Orizon Aerostructures Mortgage Loan (3.4%), the related borrower purchased the related four Mortgaged Properties and leased such properties back to the related single tenant, Orizon Aerostructures, LLC. The related Mortgaged Properties are subject to a 25-year master lease that expires in December 2047.
●	With respect to the GRM Indianapolis Mortgage Loan (2.6%), the Mortgaged Property is leased in its entirety to GRM Lease Holding, LLC, an affiliate of the borrower sponsor. GRM Lease Holding, LLC has subleased its space to GRM Information Management Services of Indiana, LLC, an affiliate of the borrower sponsor. The lease and sublease expire on May 31, 2038 and the borrower sponsor has guaranteed GRM Lease Holding, LLC’s payment obligations under the lease. However, there can be no assurance that the related borrower sponsor will perform its guaranty obligations if required to do so under the related guaranty.
●	With respect to the 801 Bridgeboro Road Mortgage Loan (2.0%), the largest tenant at the Mortgaged Property, L&M Third Party Logistics, LLC, representing approximately 49.7% of the net rentable square footage, is the borrower under the Mortgage Loan and an affiliate of the borrower sponsor.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Other Tenant Issues

With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), one of the two borrowers, JL Holdings I, LLC owns 90 of the related Mortgaged Properties, and the other borrower, JL Group Holdings I, LLC owns the remaining 9 Mortgaged Properties. All 99 Mortgaged Properties are leased to GPS Hospitality Partners IV, LLC pursuant to two separate master leases each of which expires June 5, 2034. GPS Hospitality Partners, IV operates the related Mortgaged Properties under the Burger King franchise pursuant to separate franchise agreements. The related Burger King at each of the following Mortgaged Properties is currently closed: Burger King #01917 - Vidalia, LA, Burger King #02831 - Olathe, KS, Burger King #03685 - Kansas City, MO, Burger King #04330 - Kansas City, MO, Burger King #09259 - Gulf Breeze, FL and Burger King #12753 - Slidell, LA.

With respect to the Pacific Design Center Mortgage Loan (2.3%), Cedars Sinai Medical Center, the largest tenant at the Mortgaged Property, has executed a lease amendment (the “Fifth Blue Amendment”) for but is not yet in occupancy of an additional 138,548 square feet of space (the “Cedars Sinai Expansion Space”).  The borrower has delivered possession of the Cedars Sinai Expansion Space to Cedars Sinai Medical Center; however, Cedars Sinai Medical Center has not yet commenced completion of its related build-out (the “Cedars Sinai Tenant Improvements”). No later than the date on which Cedars Sinai Medical Center submits plans and specifications for the Cedars Sinai Tenant Improvements on any portion of the Cedars Sinai Expansion Space, the borrower is required to use best efforts to obtain confirmation from the City of West Hollywood (the “City”) that, among other things, (x) Cedar Sinai Medical Center may lawfully use the entirety of the Cedars Sinai Expansion Space for the permitted uses set forth in its lease, including laboratory space, and (y) that the Design Showroom Space Restriction described under “—Zoning and Use Restrictions” is satisfied (the “City Confirmation”).  In the event the City does

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not issue the City Confirmation within 60 days of the date on which Cedars Sinai Medical Center delivers notice to the borrower of a failure to obtain the City Confirmation as set forth in the preceding sentence, Cedars Sinai Medical Center may terminate its lease with respect to the Cedars Sinai Expansion Space on 10 days’ prior written notice.  At the time of any such termination described in this paragraph, the borrower will be required to reimburse Cedars Sinai Medical Center for all of its reasonable actual out of pocket costs and expenses incurred in connection with the Fifth Blue Amendment (including rent paid thereunder prior to the date of termination), certain project conformity review approvals from the City, and its design, planning and engineering efforts associated with the Cedars Sinai Expansion Space. If the borrower fails to reimburse Cedars Sinai Medical Center for the foregoing costs and expenses within 10 business days of demand, then Cedars Sinai Medical Center will be required to offset the same against rents coming due under its other leases at the Mortgaged Property. Cedars Sinai Medical Center is anticipated to take occupancy of and is required to commence paying rent on (i) approximately 127,237 square feet of the Cedars Sinai Expansion Space by July 1, 2023 and (ii) the remaining 11,311 square feet of the Cedars Sinai Expansion Space by January 1, 2024.  We cannot assure you that Cedars Sinai Medical Center will take occupancy of or commence paying rent on the Cedars Sinai Expansion Space as expected or at all.  At origination, the borrower deposited with the lender approximately $9,729,298 for free rent and $1,772,860 for gap rent outstanding for certain tenants, including Cedars Sinai Medical Center.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Insurance Considerations

In the case of one hundred sixty-six (166) Mortgaged Properties, which secure, in whole or in part, eighteen (18) Mortgage Loans (58.1%), the related borrowers (or in the case of the Orizon Aerostructures Mortgage Loan, the master tenant) maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Brier Creek Commons Mortgage Loan (9.9%), pursuant to the related Whole Loan documents, Olive Garden, Chili’s, Truist and McDonald’s, which own their respective improvements pursuant to a ground lease, are allowed to provide insurance for their own improvements and may continue to provide insurance provided that the related lease is in full force and effect and no default has occurred and is continuing thereunder. These improvements are not part of the collateral for the related Mortgage Loan.
●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), pursuant to the related Mortgage Loan documents, Save Mart, Big Lots, Badcock, Chandler Insurance Company, LTD. and Big Y Foods (collectively, the “Insuring Tenants”) are allowed to provide insurance for their related Mortgaged Properties and may continue to provide insurance provided that they continue to meet certain requirements. The related borrowers’ obligation to provide insurance will be suspended under the related Mortgage Loan documents for so long as the Insuring Tenants comply with the related requirements outlined in the related Mortgage Loan documents. In the event the Insuring Tenants fail to comply with the applicable requirements, then pursuant to the related Mortgaged Loan documents, the related borrowers are required to purchase, at their sole cost and expense, (i) primary insurance coverage for the related leased premises in the event the Insuring Tenant does not provide the required insurance coverage or (ii) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as would be necessary to bring the insurance coverage for the applicable leased premises into full compliance with the insurance requirements outlined in the Mortgage Loan documents.
●	With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), the Mortgaged Properties are leased to GPS Hospitality Partners IV, LLC pursuant to two separate master leases, each of which expires June 5, 2034. The lender has agreed to accept insurance provided by the master tenant under each master lease in lieu of insurance required under the related loan agreement, provided that, among
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other conditions, such insurance satisfies the rating requirements set forth in the Jaylor - Burger King Portfolio Mortgage Loan agreement.

●	With respect to the Philadelphia Life Science Portfolio Mortgage Loan (3.5%), Adare Pharma Solutions (fka Frontida Biopharm LLC) (“Frontida”), the sole tenant at each related Mortgaged Property, is allowed to provide insurance for their related Mortgaged Properties and may continue to provide insurance provided that it continues to meet certain requirements. The related borrowers’ obligation to provide insurance will be suspended under the related Mortgage Loan documents for so long as Frontida complies with the related requirements outlined in the related Mortgage Loan documents. In the event Frontida fails to comply with the applicable requirements, then pursuant to the related Mortgaged Loan documents, the related borrowers or the related guarantor, will be required to obtain a “difference in conditions” policy or any other policies that would be necessary to insure the related Mortgaged Properties in accordance with the Mortgage Loan documents. Frontida does not provide terrorism insurance for the related Mortgaged Properties which is instead provided by the related borrowers.
●	With respect to the Orizon Aerostructures Mortgage Loan (3.4%), the Mortgage Loan documents permit the borrower to rely on the insurance or self-insurance provided by Orizon Aerostructures, the sole tenant at the related Mortgaged Property, provided that, among other conditions, (i) the related lease remains in full force and effect, (ii) the tenant is not in default under the lease, (iii) the tenant is required to rebuild and/or repair the Mortgaged Property and is not entitled to any period of rent abatement under its lease, and (iv) the tenant has satisfied all insurance requirements under its lease. The tenant is currently maintaining insurance consistent with the lender’s requirements set forth in the related Mortgage Loan documents. If the tenant does not satisfy the insurance requirements under the related loan agreement, the borrower is required to maintain the insurance required to be maintained under the related loan agreement.
●	With respect to the 800 Cesar Chavez Mortgage Loan (1.5%), the Mortgage Loan documents permit the borrower to rely on the insurance maintained by the sole tenant at the related Mortgaged Property, GM Cruise, for certain of the insurance coverages required under the Mortgage Loan documents.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Central Florida Industrial Portfolio Mortgage Loan (6.4%), the Corporex Plaza Mortgaged Property is part of a master-planned corporate community which requires that the related Mortgaged Property only be used for commercial office space or industrial research and development.
●	With respect to the Harborside 2-3 Mortgage Loan (4.6%), pursuant to a municipal zoning letter delivered in connection with the origination of the Mortgage Loan, the restoration of the Mortgaged Property following a casualty is subject to approval of the local planning board.
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●	With respect to the 500 Mamaroneck Mortgage Loan (4.5%), the related Mortgaged Property is subject to a declaration of restrictions and a declaration of covenants and restrictions which set forth use restrictions. Pursuant to the declaration of restrictions, no structures may be constructed on a portion of the Mortgaged Property except for drainage facilities deemed to be necessary by the related town engineer. Such portion of the related Mortgaged Property will be preserved as a natural wooded area. The declaration of restrictions runs with such parcel of land. The declaration of covenants and restrictions prohibits construction, use or occupancy of the related Mortgaged Property that results in the disturbance or excavation of the related Mortgaged Property, which threatens the integrity of the soil cap or which results in unacceptable human exposure to contaminated soils. Such covenants and restrictions run with the land.
●	With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), each of the Mortgaged Properties are leased to GPS Hospitality Partners IV, LLC pursuant to two separate master leases each of which expires June 5, 2034. Pursuant to the terms of the master leases, the tenant must use each Mortgaged Property solely for the operation of a restaurant in accordance with a franchise, license and/or area development agreement with Burger King Corporation and for no other purpose. GPS Hospitality Partners, IV operates the related Mortgaged Properties under the Burger King franchise pursuant to separate franchise agreements. Neither the borrower nor the lender has the right to cure defaults under the individual Burger King franchise agreements.
●	With respect to the Penleigh Mortgage Loan (2.4%), the related Mortgaged Property is subject to that certain Declaration of Covenants, Conditions and Restrictions for Midtown Village, dated March 31, 1994 (the “Declaration”), that imposes restrictions on the construction and alterations of the improvements at the related Mortgaged Property and requires the related borrower to obtain the approval of a third party in connection with such activities. The third party entity that granted approval rights dissolved in 1995, and such party did not appoint an architectural committee or administrative agent as its replacement, as required under the Declaration. Subsequent to the dissolution of the third party, the related Mortgaged Property was converted from a hotel to a multifamily property. At origination, the related Mortgage Loan Seller obtained an opinion from local Missouri counsel which opined that the approval provision under the Declaration is unenforceable as the third party is no longer in existence. In addition, the related Mortgage Loan Seller received an ALTA-9 endorsement, which insures against any loss or damage sustained by reason of a violation of a covenant in the Declaration. Under the related Mortgage Loan documents, the related borrower represented and warranted that (i) the third party never appointed a replacement in accordance with the Declaration, (ii) such third party is no longer in existence and (iii) there is no other party in existence that may enforce such provision in the Declaration.
●	With respect to the Pacific Design Center Mortgage Loan (2.3%), as a condition to the conversion and use of certain former design showroom space as laboratory space by Cedars Sinai Medical Center, the largest tenant at the Mortgaged Property, the City of West Hollywood requires the borrower to maintain at least 155,772 square feet of vacant design showroom space at the Mortgaged Property (the “Design Showroom Space Restriction”) to assure conformity to the site plan governing the Mortgaged Property. The Mortgage Loan documents require the borrower to cause the Mortgaged Property to comply with the Design Showroom Space Restriction.
●	With respect to the SureStay Plus SeaTac Mortgage Loan (0.7%), prior to the borrower sponsor's acquisition of the Mortgaged Property, the Comfort Inn (adjacent to the Mortgaged Property) obtained exclusive use of 26 parking spaces (the “Dedicated Spaces”) on the Mortgaged Property via a parking easement in order to meet zoning requirements. The parking easement provides that if the legal requirements change to require an increased number of parking spaces on the adjacent parcel, then the adjacent parcel owner has the sole right to require the borrower to increase the number of Dedicated Spaces under the easement. Based on current zoning code requirements, the Mortgaged Property is required to have a total of 31 parking spaces. The Mortgaged Property has access to a total of 52 parking spaces (excluding the Dedicated Spaces), resulting in a surplus of 21 spaces. The Mortgage Loan is structured with full springing recourse to the borrower and guarantors if the adjacent parcel owner requires additional Dedicated Spaces and the Mortgaged Property no longer complies with zoning code requirements as a result of the loss of those spaces. However, there can be no assurance
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that the related borrower or the non-recourse carveout guarantors will perform its related recourse obligations if required to do so under the Mortgage Loan documents.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”) or are in the process of obtaining either a TCO or a permanent certificate of occupancy (“PCO”). In such cases, the related Mortgage Loan documents require the related borrower and/or sponsor to use commercially reasonable efforts to obtain or maintain the TCO, and to cause the TCO to be continuously renewed at all times until a PCO is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Mortgage Loan representations and warranties no. (25) (Local Law Compliance) and no. (26) (Licenses and Permits) on Annex E-1A and Mortgage Loan representations and warranties no. (_24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1A or Annex E-2A to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the Great Lakes Crossing Outlets Mortgage Loan (5.7%), for so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG or SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the related Whole Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are

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satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Mortgage Loan representations and warranties no. (18) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus and Mortgage Loan representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	7	13.4%
1	5	2	7.1
5	0	3	5.5
6	0	21	69.5
11	0	1	4.6
Total		34	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

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All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Twenty-two (22) of the Mortgage Loans (66.2%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining twelve (12) Mortgage Loans (33.8%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those twelve (12) Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Six (6) of these twelve (12) Mortgage Loans (23.8%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining six (6) of these twelve (12) Mortgage Loans (10.1%) provide for monthly payments of interest-only for a period of 12 months to 60 months following either (a) the related origination date and then provide for amortizing debt service payments for the remainder of their loan term or (b) following an initial period of amortizing debt service payments that occurred immediately after the related origination date.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Whole Loan documents, all escrows and all other amounts then due and payable under the related Whole Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest and the owners of the Combined VRR Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

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Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
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●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L,D,O	27	82.8%
L,YM1,O	5	12.3
L,DorYM1,O	2	4.9
Total	34	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.
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Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lock-out period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 117 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 2 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 89 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	9	16.7%
4	14	47.2
5	2	4.9
6	3	10.2
7	6	21.0
Total	34	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the

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improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of twenty seven (27) of the Mortgage Loans (82.8%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a defeasance lockout period of at least two years following the Closing Date (or, in the case of the 800 Cesar Chavez Mortgage Loan (1.5%), after a lockout period ending February 22, 2025, which is later than the second anniversary of the “startup day” of the 800 Cesar Chavez REMIC) (such period, with respect to each Mortgage Loan, the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below. Certain of the Defeasance Loans may have a prepayment consideration period that runs concurrently with all or part of the related Defeasance Lock Out Period, during which any such Mortgage Loan is prepayable together with payment of a yield maintenance charge. See “—Prepayment Provisions” above.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the

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Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance in connection with property releases, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Sayville Plaza Mortgage Loan (4.3%), on any business day after the earlier of (a) the third anniversary of the origination date of the Sayville Plaza Mortgage Loan, and (b) the date that is sixty days after the closing date of the securitization that includes the last note to be securitized, the borrower may obtain the release of those certain portions of the Mortgage Property which are ground leased to Taco Bell and Chick-Fil-A, respectively, as more particularly described in the Sayville Plaza Mortgage Loan documents (each, a “Release Parcel”), upon a bona fide third-party sale of such Release Parcel, in each case, provided that, among other conditions: (i) provided that, immediately before such release, no event of default is continuing under the related Mortgage Loan documents; (ii) the borrower (a) makes a prepayment of principal partial prepayment in an amount equal to the greater
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of (x) (A) with respect to the Release Parcel associated with the Taco Bell parcel, $1,750,000 and (B) with respect to the Release Parcel associated with the Chick-Fil-A parcel, $2,425,000 and (y) 90% of the net sales proceeds with respect to such Release Parcel; and (b) in the event that, after giving effect to such transfer and prepayment pursuant to subclause (a), the ratio of the unpaid principal balance of the Sayville Plaza Mortgage Loan to the value of the remaining property is more than 125%, the principal balance of the Sayville Plaza Mortgage Loan must be prepaid by an amount equal to the least of the following amounts: (1) the net sales proceeds of such sale; (2) the fair market value of such Release Parcel at the time of the release; and (3) an amount such that the loan-to-value ratio of the Sayville Plaza Mortgage Loan does not increase after the release of such Release Parcel, unless the lender receives an opinion of counsel that if such amount is not paid, the applicable securitization will not fail to maintain its status as a REMIC Trust as a result of the release of such Release Parcel; (iii) the borrower delivers a REMIC opinion, (iv) as of the date of the consummation of the partial release, after giving effect to the release, the debt service coverage ratio and debt yield with respect to the remaining Mortgaged Property is no less than the greater of (a) the debt service coverage ratio and debt yield as of the date of origination of the Sayville Plaza Mortgage Loan and (b) the debt service coverage ratio and debt yield for the remaining Mortgaged Property immediately prior to the consummation of the partial release; and (v) as of the date of the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (a) the loan-to-value ratio as of the date of origination of the Sayville Plaza Mortgage Loan and (b) the loan-to-value ratio for the remaining Mortgaged Property immediately prior to the consummation of the partial release.

●	With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) the third anniversary of the origination date of the Mortgage Loan, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, or, in the case of the Burger King #02831 - Olathe, KS Mortgaged Property, the Burger King #03685 - Kansas City, MO Mortgaged Property or the Burger King #04330 - Kansas City, MO Mortgaged Property, at any time after the securitization of all of the notes, the related Mortgage Loan documents permit the borrower to partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the partial prepayment is in an amount equal to 115% of the allocated loan amount for the individual Mortgaged Property, together with such additional amount (if any) needed to cause the DSCR Condition (as defined below) to be satisfied after giving effect to such partial release; except that (a) with respect to each Material Ground Lease Property (as defined below), the partial prepayment will be in an amount equal to 100% of the allocated loan amount for such Material Ground Lease Property, together with such additional amount (if any) needed to cause the DSCR Condition to be satisfied after giving effect to such partial release, and (b) in the event that the ground lease with respect to the Burger King #00501 - Lafayette, LA Mortgaged Property has lapsed after its scheduled expiration date of June 5, 2029, the partial prepayment for such Mortgaged Property will be $0.00, (ii) if required by Lender, the borrower delivers a REMIC opinion, (iii) if required by Lender, the borrower delivers a rating agency confirmation, and (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.79x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (the “DSCR Condition”). “Material Ground Lease Property” means, individually and collectively, as the context may require, the ground leased properties commonly referred to as the Burger King #00360 - New Orleans, LA Mortgaged Property, the Burger King #00501 - Lafayette, LA BK, the Burger King #01315 - Alexandria, LA Mortgaged Property (but not as to the sign parcel lease), the Burger King #01537 - Lafayette, LA Mortgaged Property, the Burger King #10572 - Eunice, LA Mortgaged Property, the Burger King #10607 - Houma, LA Mortgaged Property, the Burger King #11488 - Lafayette, LA Mortgaged Property, the Burger King #12007 - Denham Springs, LA Mortgaged Property, the Burger King #12752 - Lafayette, LA Mortgaged Property, the Burger King #12753 - Slidell, LA Mortgaged Property, the Burger King #12919 - Covington, LA Mortgaged Property and the Burger King #13081 - New Iberia, LA Mortgaged Property.
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Property Releases; Partial Defeasance

●	With respect to the Central Florida Industrial Portfolio Mortgage Loan (6.4%), on or after the second anniversary of the Closing Date and prior to the open prepayment date, the related borrowers have the right to obtain the release through partial defeasance of any individual Mortgaged Property or all of the Mortgaged Properties in the aggregate, provided that, among other things, (i) the related borrower pays a purchase price equal to 120% of the Central Florida Allocated Loan Amount (as defined below) for the applicable Mortgaged Property(ies), (ii) after giving effect to the release of the applicable Mortgaged Property(ies), the debt service coverage ratio for the remaining Mortgaged Property(ies) (based on the trailing 12 month period immediately preceding the release of the applicable Mortgaged Property(ies) is equal to or greater than the greater of (a) 1.35x or (b) the debt service coverage ratio for the Mortgaged Property(ies) immediately preceding the release (based on the trailing 12 month period immediately preceding the release of the applicable Mortgaged Property(ies)), (iii) after giving effect to the release of the applicable individual Mortgaged Property(ies) the loan-to-value ratio is no more than 50%, (iv) the related borrower creates two substitute notes, one note having a principal balance equal to the undefeased portion of the original promissory note and another note having a principal balance equal to the defeased portion of the original promissory note, (v) the related borrower provides an additional insolvency opinion and (vi) all necessary REMIC requirements are satisfied. The allocated purchase price for the Orlando International Business Center Mortgaged Property is $22,265,000, the allocated purchase price for the Corporex Plaza Mortgaged Property is $9,087,000, the allocated purchase price for the Brandywine Business Center Mortgaged Property is $6,793,000 and the allocated purchase price for the President’s Plaza Mortgaged Property is $4,095,000 (individually or collectively as the context requires, the “Central Florida Allocated Loan Amount”).
●	With respect to the Cincinnati Multifamily Portfolio Loan (5.9%), at any time after the earlier to occur of (x) April 3, 2027 and (y) the date that is two years after the Closing Date, the Mortgage Loan documents permit the borrowers to obtain the release of an individual Mortgaged Property from the lien of the related mortgage in connection with the sale of such Mortgaged Property to a third party, provided that, among other conditions, contemporaneously with the release, (a) the borrowers defease the Mortgage Loan in an amount equal to the greatest of (i) 120% of the allocated loan amount for the individual Mortgaged Property to be released, and (ii) an amount such that, after giving effect to such release, (x) the debt service coverage ratio for the remaining Mortgaged Property is not less than 1.45x, (y) the debt yield for the remaining Mortgaged Property is not less than 10.5% and (z) the loan-to-value ratio for the remaining Mortgaged Property is not greater than 65%, and (b) certain REMIC release requirements are satisfied.

Property Releases; Partial Defeasance and Partial Prepayments

●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), following the earlier to occur of (i) February 23, 2027 and (ii) the second anniversary of the closing date of the securitization that includes the last pari passu note of the Oak Street NLP Fund Portfolio Whole Loan to be securitized (the “Oak Street Defeasance Lockout Period”), the related borrowers have the right to obtain the release of any individual Mortgaged Property (a “Oak Street NLP Partial Defeasance Event”), upon defeasance of an amount equal to the greater of (a) the Oak Street Release Price (as defined below) attributable to such individual Mortgaged Property or (b) the Oak Street Release Price attributable to such individual Mortgaged Property plus any additional amount necessary to achieve a debt yield for the remaining Mortgaged Properties that is equal to or greater than the greater of (x) the debt yield of the Mortgaged Properties immediately preceding such release and (y) 14.73% (the “Oak Street Partial Defeasance Amount”). Furthermore, in connection with the release, the related borrower must meet a variety of other conditions, which include, (i) provide a rating agency confirmation, (ii) create two substitute notes, one note having a principal balance equal to Oak Street Partial Defeasance Amount (the “Oak Street Defeased Note”) and another note having a principal balance equal to the excess of (a) the principal amount of the Oak Street NLP Fund Portfolio Whole Loan (as defined below) immediately prior to the related release date over (b) the amount of the Oak Street Defeased Note, (iii) pay for the related lender’s out-of-pocket costs incurred in connection with the partial defeasance, (iv) deliver a REMIC opinion and (v) comply with all other release conditions in the related Oak Street NLP Fund Portfolio Whole Loan documents. With respect to the release of the Mortgaged Properties, (i) if such individual
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Mortgaged Property(ies) being released is less than or equal to 10% of the original principal balance of the Oak Street NLP Fund Portfolio Whole Loan then the release price must be 105% of the allocated loan amount of each such Mortgaged Property(ies) being released (the “Ten Percent Prepayment Amount”), (ii) if such individual Mortgaged Property(ies) being released is more than 10% but less than or equal to 15% of the original principal balance of Oak Street NLP Fund Portfolio Whole Loan then the release price must be 110% of the allocated loan amount of each such Mortgaged Property(ies) being released (the “Fifteen Percent Prepayment Amount”), (iii) if such individual Mortgaged Property(ies) being released is more than 15% but less than or equal to 20% of the original principal balance of the Oak Street NLP Fund Portfolio Whole Loan then the release price must be 115% of the allocated loan amount of each such Mortgaged Property(ies) being released (the “Twenty Percent Prepayment Amount”) and (iv) if such individual Mortgaged Property(ies) being released is more than 20% of the original principal balance of the Oak Street NLP Fund Portfolio Whole Loan then the release price must be 125% of the allocated loan amount of each such Mortgaged Property(ies) being released; provided, however, that if the release price for any individual Mortgaged Property will cause the aggregate amount defeased or prepaid to exceed the Ten Percent Prepayment Amount, the Fifteen Percent Prepayment Amount or the Twenty Percent Prepayment Amount, as applicable, then the release price for the applicable Mortgaged Property will equal the product of the (i) allocated loan amount for the applicable Mortgaged Property and (ii) the pro rata weighted average of the release price premiums listed above (the “Oak Street Release Price”).

●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), prior to the Oak Street Defeasance Lockout Period and in connection with the applicable purchase options held by Save Mart, the borrower has the right to obtain the release of the Save Mart Supermarkets – Jackson, CA Mortgaged Property, the Save Mart Supermarkets – El Cerrito, CA Mortgaged Property and the Save Mart Supermarkets – Modesto, CA Mortgaged Property (collectively, the “Oak Street Purchase Option Properties”), upon the payment of the Oak Street Release Price for the applicable Oak Street Purchase Option Property plus the applicable yield maintenance premium (the “Purchase Option Prepayment”). For the avoidance of doubt, (i) the related borrowers are permitted to prepay the principal balance of the Oak Street NLP Fund Portfolio Whole Loan (plus any applicable yield maintenance premium) in excess of the Purchase Option Prepayment for the applicable Oak Street Purchase Option Property in an amount equal to the lesser of (A) the amount necessary such that the total amount prepaid equals 125% of the allocated loan amount for the applicable Oak Street Purchase Option Property and (B) the amount necessary to achieve a debt yield for the remaining Mortgaged Properties that is equal to or greater than the greater of (x) the debt yield of the Mortgaged Properties immediately preceding such release and (y) 14.73%, and (ii) the release of a Save Mart Purchase Option Property after the defeasance lockout date will be consummated as an Oak Street NLP Partial Defeasance Event. Any release of a Mortgaged Property made in connection with a Purchase Option Prepayment must satisfy REMIC requirements unless the related lender receives an opinion of counsel that the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3).
●	With respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), in the event the related lender has delivered a notice of a non-monetary event of default which relates to an individual Mortgaged Property (the “Oak Street Default Property”) and (i) the related borrowers have demonstrated in good faith that they have exercised commercial reasonable efforts to cure such event of default but is unable to do so and (ii) the event of default is not the result of the willful misconduct or bad faith actions of the related borrowers and the event of default is related solely to the applicable Oak Street Default Property then the related borrowers will be permitted to release the Oak Street Default Property through an Oak Street NLP Partial Defeasance Event, so long as the only continuing event of default will be cured by the release of the Oak Street Default Property. Any release of a Oak Street Default Property must satisfy REMIC requirements unless the related lender receives an opinion of counsel that the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3).
●	With respect to the Philadelphia Life Science Portfolio Mortgage Loan (3.5%), prior to February 2, 2033 and in connection with the applicable purchase options held by Frontida Biopharm LLC, the related borrowers have the right to obtain the release of any individual Mortgaged Property or all of the Mortgaged Properties, provided that, among other things, (i) the related borrowers pays a purchase
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price equal to 120% of the Philadelphia Allocated Loan Amount for the applicable Mortgaged Property plus an amount equal to any and all prepayment premiums, defeasance amounts and/or yield maintenance premiums, (ii) after giving effect to the release of the applicable Mortgaged Property (including the portion of the mortgage loan prepaid), the debt service coverage ratio for the remaining Mortgaged Property (based on the trailing 12 month period immediately preceding the release of the applicable Mortgaged Property) is equal to or greater than the greater of (a) 1.94x or (b) the debt service coverage ratio for the Mortgaged Properties immediately preceding the release (based on the trailing 12 month period immediately preceding the release of the applicable Mortgaged Property), (iii) the related borrower provides an additional insolvency opinion and (iv) all necessary REMIC requirements are satisfied. The allocated loan amount for the Adare Orthodox Mortgaged Property is $10,657,949 and the allocated loan amount for the Adare Dungan Mortgaged Property is $12,342,051 (individually or collectively as the context requires, the “Philadelphia Allocated Loan Amount”).

●	With respect to the La Habra Marketplace Mortgage Loan (2.3%), at any time after the later to occur of (i) December 3, 2024 and (ii) the second anniversary of the closing date of the securitization that includes the last pari passu note that is a part of the related Whole Loan to be securitized, the Mortgage Loan documents permit the borrower to obtain the release of the portion of the Mortgaged Property occupied by Regal Entertainment Group (the “Regal Entertainment Release Parcel”), provided that, among other conditions, (i) certain events have occurred in relation to Regal Entertainment Group such as, among other things, (x) the lender providing its written consent to the surrender, cancellation or termination of the Regal Entertainment Group lease (which consent subject to the lender’s reasonable discretion, not to be unreasonably withheld, conditioned or delayed), (y) Regal Entertainment Group discontinuing its business or vacating its space (or giving notice of an intent to do so) or (z) the Regal Entertainment Group lease being rejected in connection with an insolvency or bankruptcy action, (ii) the borrower prepays the Mortgage Loan in an amount equal to the greater of (x) an amount that, after giving effect to such release, would result in the debt yield for the remaining Mortgaged Property being no less than the greater of (1) the debt yield immediately preceding such release and (2) 8.2% and (y) an amount that, after giving effect to such release, would result in the loan-to-value ratio for the remaining Mortgaged Property being no more than the lesser of (1) the loan-to-value ratio immediately preceding such release (inclusive of the Regal Entertainment Release Parcel) and (2) 65% (the “Regal Entertainment Release Amount”), in each instance together with any applicable yield maintenance premium, and (iii) the borrower satisfies customary REMIC requirements. Notwithstanding anything to the contrary in the foregoing, the Mortgage Loan documents permit the special servicer of the securitization in which the lead note is included to waive the requirement for the payment of any yield maintenance premium in connection with the release of the Regal Entertainment Release Parcel. In the event of such a waiver, the Regal Entertainment Release Amount may be no less than $5,000,000 or greater than $9,000,000. Cineworld Group plc, the parent company of Regal Entertainment Group, reportedly filed for Chapter 11 bankruptcy on September 7, 2022 in the United States Bankruptcy Court for the Southern District of Texas. See “Risk Factors—Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Retail Properties”.

Property Releases; Free Releases

●	Certain of the Mortgage Loans permit the release or substitution of specified parcels of real estate (or parcels meeting certain requirements set forth in the related loan agreement) or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example,
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potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

●	With respect to the Loves Park Tech Center Mortgage Loan (1.7%), the Mortgage Loan documents permit the borrower to obtain the free release of a vacant and unimproved parcel of land (the “Release Parcel”) in connection with a transfer of such parcel to an affiliate of the borrower provided that, among other conditions, the borrower satisfies customary REMIC requirements. Under the Mortgage Loan documents, the borrower may not permit any affiliate of the borrower or any guarantor to directly or indirectly (i) lease (or offer to lease) any space in any improvements on the Release Parcel to any tenants leasing space at the Mortgaged Property, (ii) solicit existing tenants leasing space at the Mortgaged Property to relocate to any improvements on the Release Parcel or (iii) in bad faith steer or direct any prospective tenant seeking to lease space at the Mortgaged Property to any space on the Release Parcel (the “Anti-Poaching Covenants”), provided, however, that the Anti-Poaching Covenants will not be considered breached to the extent a tenant (x) is expanding its premises to the Release Parcel, so long as (1) such tenant does not reduce the amount of space leased at the Mortgaged Property and (2) there is no other comparable vacant space at the Mortgaged Property that could have accommodated such tenant, or (y) is relocating its premises to the Release Parcel, so long as (1) the scheduled lease term of such tenant’s lease has expired or is about to expire (without regard to any extension options), (2) the tenant desires additional space beyond that which the tenant currently leases, and (3) there is no other comparable vacant space at the Mortgaged Property that could have accommodated such tenant.

Substitutions

The following Mortgage Loan provides for the substitution of real property for the Mortgaged Property:

●	With respect to the Jaylor - Burger King Portfolio Mortgage Loan (4.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time on or after the earlier of (a) the third anniversary of the origination date of the Mortgage Loan, and (b) the date that is sixth months after the closing date of the securitization that includes the last note to be securitized, the borrower may from time to time obtain the release of one or more individual Mortgaged Properties by substituting therefor the borrower’s fee or leasehold interest, as applicable, in another property of like kind and quality and operating a restaurant in accordance with a franchise, license and/or area development agreement with Burger King or another nationally or regionally recognized restaurant franchise, in each case, provided that, among other conditions: (i) the gross sales for the substitute property for each of the three years immediately preceding the substitution (or, to the extent such substitute property has been open for less than three years, since the date of opening) must be greater than the gross sales for the Mortgaged Property to be released for each of those three years; (ii) the lender has received a written affirmation from each of the rating agencies that the credit rating of the securities by such rating agency immediately prior to the occurrence of the event with respect to which such rating agency confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld; (iii) the lender has received such opinions as a prudent institutional lender holding a mortgage loan in a REMIC Trust which is similar to the Mortgage Loan would require, (iv) after giving effect to the substitution, the aggregate debt service coverage ratio is at least equal to the greater of (A) 1.79x or (B) the aggregate debt service coverage ratio as of the date immediately preceding the substitution; and (v) after giving effect to the substitution, the aggregate loan-to-value ratio is not greater than the aggregate loan-to-value as of the date immediately preceding the substitution.

Escrows

Twenty-seven (27) Mortgage Loans (75.0%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-six (26) Mortgage Loans (71.1%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

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Twenty-two (22) Mortgage Loans (49.3%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fourteen (14) Mortgage Loans (75.8%) secured by office, industrial, retail and mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”,
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but will in no event be paid to the Certificateholders or the Uncertificated VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	21	$448,135,820	68.1%
Springing	12	194,463,243	29.6
Soft Springing	1	15,000,000	2.3
Total:	34	$657,599,063	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
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●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NOI(2)	Cut-off Date Total Debt Yield on Underwritten NOI(1)
Harborside 2-3(3)	$30,000,000	$55,000,000	$195,000,000	N/A	$280,000,000	6.75536%(4)	56.8%	70.7%	2.36x	1.64x(4)	14.7%	11.8%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).
(3)	In addition to the interest accruing on the outstanding principal balance of the Harborside 2-3 mezzanine loan at a rate of 7.0000% per annum to be paid as part of each monthly debt service payment amount and an additional 3.5000% per annum which will accrue through the Harborside 2-3 mezzanine loan term and be due on the maturity date, the outstanding principal balance of the Harborside 2-3 mezzanine loan will accrue “PIK” interest at a rate of 2.29% per annum (the "PIK Interest"). The PIK Interest is due and payable together with each mezzanine monthly debt service payment amount if, as of April 6, 2028: (i) the PIK Leasing Condition (as defined below) has not been satisfied or (ii) if the Harborside 2-3 mezzanine loan is not prepaid in full. If the PIK Leasing Condition has not been satisfied as of April 6, 2028 or the Harborside 2-3 mezzanine loan has not been prepaid in full prior to April 6, 2028, then all accrued PIK Interest will automatically be converted and added to the outstanding principal balance of the Harborside 2-3 mezzanine loan as of such date, and become immediately due and payable by the borrowers to the lender together with all other outstanding principal. The "PIK Leasing Condition" means delivery by the borrowers of evidence reasonably satisfactory to the lender that 75% of the aggregate rentable square feet of the Harborside 2-3 Mortgaged Property and the neighboring Harborside 1 property is leased and occupied by tenants under leases satisfying the requirements set forth in their respective loan documents.
(4)	The Cut-off Date Wtd. Avg. Total Debt Interest Rate of Harborside 2-3 is 6.75535714285714%.

The mezzanine loan related to the Harborside 2-3 Mortgage Loan (4.6%) identified in the table above, is subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and each such mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, other than (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the separate equity collateral, (ii) proceeds from the disposition of the separate equity collateral related solely to the mezzanine loan resulting from the mezzanine lender’s foreclosure upon such separate collateral in

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accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that, in many cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by the Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, liquidated damages and prepayment premiums. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan. In addition, with respect to the Harborside 2-3 Mortgage Loan (4.6%), (i) the related mezzanine loan will also be secured by a pledge of the indirect equity interest in the entity holding the liquor license, and (ii) NongHyup Bank, the preferred equity investor, is a party to the related intercreditor agreement with the holder of the mezzanine loan and the lender under the Mortgage Loan, and has substantially the same rights as the mezzanine lender thereunder. See “—Certain Terms of the Mortgage Loans—Preferred Equity and Preferred Return Arrangements” below.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a

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combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Harborside 2-3(1)	$30,000,000	75.0%	1.25x(1)	N/A	Y
Pacific Design Center(2)	$15,000,000	50.7%	1.72x	11.6%	Y

(1)	Solely in connection with a permitted assumption of the Harborside 2-3 Whole Loan in satisfaction of the requirements of the Harborside 2-3 Whole Loan documents, including that the existing mezzanine loan is simultaneously repaid upon the consummation of such assumption, the Harborside 2-3 Mortgage Loan documents permit a future third-party mezzanine loan secured by a pledge of the direct equity interest in the related borrower. The debt service coverage ratio of the Harborside 2-3 Whole Loan as the date of closing of the proposed third party mezzanine loan must be at least 1.81x.
(2)	Future mezzanine debt is permitted in an amount up to $50,000,000.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the Harborside 2-3 Mortgage Loan (4.6%), concurrently with the origination of the Harborside 2-3 Mortgage Loan, an affiliate of NongHyup Bank provided $19,000,000 to SL Harborside JV LLC (the “Pref JV”) in exchange for a preferred membership interest in the company. The Pref JV is the indirect owner of one of the two tenant-in-common borrowers of the Harborside 2-3 Mortgage Loan and one of the two tenant-in-common owners of the adjoining property which is not a part of the collateral for the Harborside 2-3 Mortgage Loan (the “Harborside 1 Property”). The preferred equity investment is secured by, among other things, pledges of (i) Pref JV’s common member’s membership interest in the Pref JV, (ii) the indirect ownership interest in the owner of the Harborside 1 Property that is not a subsidiary of the Pref JV and (iii) the indirect ownership interest in the Harborside 2-3 Mortgage Loan borrower that is not a subsidiary of the Pref JV. An affiliate of NongHyup Bank is also the mezzanine lender in connection with the mezzanine loan related to the Harborside 2-3 Mortgage Loan and an affiliate of NongHyup Bank is the mortgage lender on the Harborside 1 Property. The preferred equity investment will be repaid only from net cash distributions to the Pref JV from capital transactions with respect to the Harborside 1 Property and/or the Mortgaged Property. Following an event of default under the operating agreement of the Pref JV (which includes, among other things, Harborside 2-3 Mortgage Loan documents or mezzanine loan documents with respect to the operation of the Mortgaged Property), the preferred member may remove the manager of the Pref JV appointed by the common member and appoint a new manager to control the Pref JV. An event of default under the mortgage loan documents relating to the Harborside 1 Property mortgage loan does not cause an event of default under the operating agreement of the Pref JV, but certain events relating to the Harborside 1 Property, such as a bankruptcy of the Harborside 1 Property owner entity or certain material judgments affecting the Harborside 1 Property, could result in an event of default under the operating agreement of the Pref JV. The preferred equity documents include, among other things, a recourse guaranty and an equity contribution guaranty in an amount of $20,000,000, in each case made by the guarantors of the Harborside 2-3 Mortgage Loan. See “—Certain Terms of the Mortgage Loans—Existing Mezzanine Debt” above.

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Permitted Unsecured Debt and Other Debt

With respect to the Great Lakes Crossing Outlets Mortgage Loan (5.7%), the related loan documents permit the borrower to enter into a Property-Assessed Clean Energy (“PACE”) loan for an amount not to exceed $5,000,000, subject to the lender’s approval and delivery of a rating agency confirmation. The related Mortgage Loan documents permit the pledge of interest by a direct or indirect owner of the borrower to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
Brier Creek Commons	ZBNA	$64,958,243	9.9%	$19,987,152	N/A	$84,945,395	62.4%	62.4%	1.25x	1.25x	10.4%	10.4%	Y
Hyatt Regency Indianapolis	CREFI	$39,943,123	6.1%	$18,573,552	N/A	$58,516,675	41.5%	41.5%	1.65x	1.65x	15.4%	15.4%	Y
Great Lakes Crossing Outlets	BMO / GACC	$37,500,000	5.7%	$142,500,000	N/A	$180,000,000	45.0%	45.0%	2.50x	2.50x	17.5%	17.5%	N
Oak Street NLP Fund Portfolio	KeyBank	$30,000,000	4.6%	$310,000,000	$85,000,000	$425,000,000	32.3%	40.4%	2.71x	2.16x	17.9%	14.3%	N
Harborside 2-3	CREFI / BMO	$30,000,000	4.6%	$195,000,000	N/A	$225,000,000	56.8%	56.8%	2.36x	2.36x	14.7%	14.7%	N
Cross Island Plaza	BMO	$30,000,000	4.6%	$12,500,000	N/A	$42,500,000	56.0%	56.0%	1.53x	1.53x	10.8%	10.8%	Y
Jaylor - Burger King Portfolio	CREFI	$27,916,343	4.2%	$24,925,306	N/A	$52,841,649	30.7%	30.7%	1.79x	1.79x	19.8%	19.8%	Y
Orizon Aerostructures	BMO	$22,595,000	3.4%	$38,500,000	N/A	$61,095,000	48.9%	48.9%	1.83x	1.83x	12.6%	12.6%	Y
Pacific Design Center	BMO	$15,000,000	2.3%	$230,000,000	$20,000,000	$265,000,000	47.8%	51.7%	2.17x	1.79x	13.8%	12.7%	N
La Habra Marketplace	3650 REIT	$15,000,000	2.3%	$80,000,000	N/A	$95,000,000	62.1%	62.1%	2.34x	2.34x	8.9%	8.9%	N
800 Cesar Chavez	3650 REIT	$10,000,000	1.5%	$28,000,000	N/A	$38,000,000	53.7%	53.7%	2.00x	2.00x	8.4%	8.4%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.
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With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Brier Creek Commons	Serviced	Note A-1	Control	—	BMO 2023-C5	$64,958,243
		Note A-2	Non-Control	ZBNA	Not identified	$9,993,576
		Note A-3	Non-Control	ZBNA	Not identified	$9,993,576

Hyatt Regency Indianapolis	Serviced	Note A-1	Control	—	BMO 2023-C5	$39,943,123
		Note A-2	Non-Control	CREFI	Not identified	$18,573,552

Great Lakes Crossing Outlets	Outside Serviced	Note A-1-1	Control	—	Benchmark 2023-B38	$27,500,000
		Note A-1-2	Non-Control	GS Bank	Not identified	$17,500,000
		Note A-1-3	Non-Control	GS Bank	Not identified	$17,500,000
		Note A-1-4	Non-Control	GS Bank	Not identified	$17,500,000
		Note A-2-1-A	Non-Control	—	BMO 2023-C5	$12,500,000
		Note A-2-1-B	Non-Control	—	Benchmark 2023-B38	$7,500,000
		Note A-2-2	Non-Control	—	Benchmark 2023-B38	$15,000,000
		Note A-2-3	Non-Control	—	BMO 2023-C5	$15,000,000
		Note A-3-1	Non-Control	—	BMO 2023-C4	$25,750,000
		Note A-3-2	Non-Control	BMO	Not identified	$14,250,000
		Note A-3-3	Non-Control	—	BMO 2023-C5	$10,000,000

Oak Street NLP Fund Portfolio	Outside Serviced	Note A-1	Control	—	OAKST 2023-NLP	$123,500,000
		Note A-2	Non-Control	—	BANK5 2023-5YR1	$50,000,000
		Note A-3	Non-Control	—	BANK5 2023-5YR1	$27,500,000
		Note A-4	Non-Control	—	BANK5 2023-5YR1	$20,000,000
		Note A-5	Non-Control	—	OAKST 2023-NLP	$66,500,000
		Note A-6	Non-Control	—	BMO 2023-C5	$30,000,000
		Note A-7	Non-Control	—	BBCMS 2023-C19	$22,500,000
		Note B-1	Non-Control	—	OAKST 2023-NLP	$55,250,000
		Note B-2	Non-Control	—	OAKST 2023-NLP	$29,750,000

Harborside 2-3	Outside Serviced	Note A-1	Control	—	Benchmark 2023-V2	$50,000,000
		Note A-2-1	Non-Control	CREFI	Not identified	$35,000,000
		Note A-2-2	Non-Control	—	BMO 2023-C5	$15,000,000
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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
		Note A-3	Non-Control	CREFI	Not identified	$25,000,000
		Note A-4	Non-Control	CREFI	Not identified	$25,000,000
		Note A-5	Non-Control	BMO	Not identified	$22,500,000
		Note A-6-1	Non-Control	—	BMO 2023-C5	$15,000,000
		Note A-6-2	Non-Control	BMO	Not identified	$2,500,000
		Note A-7	Non-Control	—	Benchmark 2023-V2	$15,000,000
		Note A-8	Non-Control	BMO	Not identified	$10,000,000
		Note A-9	Non-Control	BMO	Not identified	$10,000,000

Cross Island Plaza	Serviced	Note A	Control	—	BMO 2023-C5	$30,000,000
		Note B	Non-Control	BMO	Not Identified	$12,500,000

Jaylor - Burger King Portfolio	Serviced	Note A-1	Control	—	BMO 2023-C5	$27,916,343
		Note A-2	Non-Control	CREFI	Not identified	$19,940,245
		Note A-3	Non-Control	CREFI	Not identified	$4,985,061

Orizon Aerostructures	Serviced	Note A-1	Non-Control	—	BMO 2023-C4	$27,000,000
		Note A-2	Non-Control	BMO	BMO 2023-C5	$8,000,000
		Note A-3	Non-Control	—	BBCMS 2023-C19	$11,500,000
		Note A-4	Non-Control	BMO	BMO 2023-C5	$8,500,000
		Note A-5	Control	—	BMO 2023-C5	$6,095,000

Pacific Design Center	Outside Serviced	Note A-1	Non-Control	—	BMARK 2023-B38	$65,600,000
		Note A-2	Non-Control	GS Bank	Not identified	$34,400,000
		Note A-3	Non-Control	GS Bank	Not identified	$30,000,000
		Note A-4	Non-Control	—	BBSMC 2023-C19	$40,000,000
		Note A-5	Non-Control	AREF or an affiliate	Not identified	$15,000,000
		Note A-6	Non-Control	AREF or an affiliate	Not identified	$10,000,000
		Note A-7	Non-Control	AREF or an affiliate	Not identified	$10,000,000
		Note A-8	Non-Control	—	BBSMC 2023-C19	$25,000,000
		Note A-9	Non-Control	BMO	BMO 2023-C5	$15,000,000
		Note B	Control(4)	—	BMARK 2023-B38	$20,000,000

La Habra Marketplace	Outside Serviced	Note A-1-A	Non-Control	—	BMO 2022-C3	$10,000,000
		Note A-1-B	Control	3650 REIT	Not identified	$20,000,000
		Note A-2-A	Non-Control	3650 REIT	Not identified	$7,650,000
		Note A-2-B	Non-Control	—	BMO 2022-C3	$10,000,000
		Note A-2-C	Non-Control	—	BMO 2023-C5	$15,000,000
		Note A-3-A	Non-Control	3650 REIT	Not identified	$5,000,000
		Note A-3-B	Non-Control	3650 REIT	Not identified	$12,350,000
		Note A-3-C	Non-Control	3650 REIT	Not identified	$15,000,000

800 Cesar Chavez	Outside Serviced	Note A-1	Non-Control	—	BMO 2023-C5	$10,000,000
		Note A-2	Control	—	3650R 2022-PF2	$13,000,000
		Note A-3	Non-Control	—	BMO 2023-C4	$15,000,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Entity names have been abbreviated for presentation as indicated below.

“3650 REIT” means 3650 Real Estate Investment Trust 2 LLC.

“AREF” means Argentic Real Estate Finance LLC.

“BMO” means Bank of Montreal.

“CREFI” means Citi Real Estate Funding Inc.

“DBRI” means DBR Investments Co. Limited.

“GS Bank” mean Goldman Sachs Bank USA.

“ZBNA” means Zions Bancorporation, N.A.

(4)	The subject Whole Loan is an AB Whole Loan or a Pari Passu-AB Whole Loan, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Whole Loan (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “Description of the Mortgage Pool—The Whole Loans—The Pacific Design Center Pari Passu-AB Whole Loan” in this prospectus for more information regarding the manner in which control shifts under each such Whole Loan.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in

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the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Whole Loan will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Whole Loans” section.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans and Servicing Shift Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).
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●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

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The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender

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Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling

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Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

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In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Oak Street NLP Fund Portfolio

General

The Oak Street NLP Fund Portfolio Mortgage Loan (4.6%) is part of a Whole Loan evidenced by nine promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Properties, with an aggregate initial principal amount of $425,000,000. Note A-6, with an aggregate initial principal balance of $30,000,000, will be deposited into this securitization (the “Oak Street NLP Fund Portfolio Mortgage Loan”).

The Oak Street NLP Fund Portfolio Whole Loan (as defined below) is evidenced by (i) the Oak Street NLP Fund Portfolio Mortgage Loan, (ii) six senior promissory notes (the “Oak Street NLP Fund Portfolio Pari Passu Companion Loans” and, together with the Oak Street NLP Fund Portfolio Mortgage Loan, the “Oak Street NLP Fund Portfolio Senior Notes”), which have an aggregate initial principal balance of $340,000,000 and (iii) two subordinate promissory notes, Notes B-1 and B-2 (the “Oak Street NLP Fund Portfolio Subordinate Companion Loans” and, together with the Oak Street NLP Fund Portfolio Pari Passu Companion Loans, the “Oak Street NLP Fund Portfolio Companion Loans”), which have an aggregate initial principal balance of $85,000,000. The Oak Street NLP Fund Portfolio Senior Notes are generally pari passu in right of payment with each other, and the Oak Street NLP Fund Portfolio Subordinate Companion Loans are generally subordinate in right of payment to the Oak Street NLP Fund Portfolio Senior Notes.

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Only the Oak Street NLP Fund Portfolio Mortgage Loan is included in the Issuing Entity. The current holders of the notes evidencing the Oak Street NLP Fund Portfolio Whole Loan are set forth in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

The Oak Street NLP Fund Portfolio Mortgage Loan, the Oak Street NLP Fund Portfolio Pari Passu Companion Loans and the Oak Street NLP Fund Portfolio Subordinate Companion Loans are collectively referred to in this prospectus as the “Oak Street NLP Fund Portfolio Whole Loan”. The rights of the holders of the promissory notes evidencing the Oak Street NLP Fund Portfolio Whole Loan (the “Oak Street NLP Fund Portfolio Noteholders”) are subject to an intercreditor agreement (the “Oak Street NLP Fund Portfolio Co-Lender Agreement”). The Oak Street NLP Fund Portfolio Whole Loan will be serviced and administered pursuant to the trust and servicing agreement governing the OAKST 2023-NLP securitization (the “OAKST 2023-NLP TSA”) and the Oak Street NLP Fund Portfolio Co-Lender Agreement. The following summaries describe certain provisions of the Oak Street NLP Fund Portfolio Co-Lender Agreement.

Servicing

The Oak Street NLP Fund Portfolio Whole Loan (including the Oak Street NLP Fund Portfolio Mortgage Loan) and any related REO Property are serviced pursuant to the terms of the OAKST 2023-NLP TSA by KeyBank National Association, as servicer (the “Oak Street NLP Fund Portfolio Servicer”), and, if necessary, Situs Holdings, LLC, as special servicer (the “Oak Street NLP Fund Portfolio Special Servicer”), which governs the terms of the OAKST 2023-NLP securitization into which each of the Oak Street NLP Fund Portfolio Pari Passu Companion Loans evidenced by Notes A-1 and A-5 and the Oak Street NLP Fund Portfolio Subordinate Companion Loans were deposited, in the manner described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”, but subject to the terms of the Oak Street NLP Fund Portfolio Co-Lender Agreement. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Distributions

The Oak Street NLP Fund Portfolio Co-Lender Agreement provides, in general, that (i) each Oak Street NLP Fund Portfolio Senior Note and the rights of the holder thereof to receive payments of interest, principal and other amounts with respect thereto are made on a pro rata and pari passu basis with each other Oak Street NLP Fund Portfolio Senior Note and (ii) the Oak Street NLP Fund Portfolio Subordinate Companion Loans and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the Oak Street NLP Fund Portfolio Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

Application of Payments Prior to an Event of Default

Prior to the occurrence and continuance of an event of default with respect to the Oak Street NLP Fund Portfolio Whole Loan, any collections received in respect of the Oak Street NLP Fund Portfolio Whole Loan or related Mortgaged Property will be applied to the Oak Street NLP Fund Portfolio Mortgage Loan, the Oak Street NLP Fund Portfolio Pari Passu Companion Loans and the Oak Street NLP Fund Portfolio Subordinate Companion Loans in accordance with Oak Street NLP Fund Portfolio mortgage loan agreement. Accordingly, subject to the right of the Oak Street NLP Fund Portfolio Servicer, the Oak Street NLP Fund Portfolio Special Servicer, the trustee and the certificate administrator under the OAKST 2023-NLP TSA to be reimbursed for any unanticipated trust fund expenses in accordance with the OAKST 2023-NLP TSA, the monthly debt service payment on the Oak Street NLP Fund Portfolio Whole Loan will be applied: first, to the payment of interest due and payable on the Oak Street NLP Fund Portfolio Senior Notes, pro rata and pari passu; second, to the payment of interest due and payable on each of the Oak Street NLP Fund Portfolio Subordinate Companion Loans, pro rata and pari passu; third, to the reduction of the outstanding principal balance of each of the Oak Street NLP Fund Portfolio Senior Notes, pro rata and pari passu, until the outstanding principal balance of each such Oak Street NLP Fund Portfolio Senior Note is reduced to zero; and fourth, to the reduction of the outstanding principal balance of Oak Street NLP Fund Portfolio Subordinate Companion Loans, pro rata and pari passu, until the outstanding principal balance of each such Oak Street NLP Fund Portfolio Subordinate Companion Loan is reduced to zero.

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Application of Payments After an Event of Default

Following the occurrence and during the continuance of an event of default with respect to the Oak Street NLP Fund Portfolio Whole Loan, payments and proceeds with respect to the Oak Street NLP Fund Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to provide reimbursement to the Oak Street NLP Fund Portfolio Servicer and the trustee under the OAKST 2023-NLP TSA (the “Oak Street NLP Fund Portfolio Trustee”) for any nonrecoverable servicing advances and administrative advances and any interest thereon;
●	second, to provide reimbursement to holders of the Oak Street NLP Fund Portfolio Senior Notes for any nonrecoverable monthly debt service advances and interest thereon on the Oak Street NLP Fund Portfolio Senior Notes, on a pari passu and pro rata basis, then to provide reimbursement to holders of the Oak Street NLP Fund Portfolio Subordinate Companion Loans for any nonrecoverable monthly debt service advances and interest thereon on the Oak Street NLP Fund Portfolio Subordinate Companion Loans, on a pari passu and pro rata basis;
●	third, to provide reimbursement to the Oak Street NLP Fund Portfolio Servicer and Oak Street NLP Fund Portfolio Trustee, as applicable, for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses;
●	fourth, to the holders of the Oak Street NLP Fund Portfolio Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;
●	fifth, to the holders of the Oak Street NLP Fund Portfolio Senior Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;
●	sixth, to the holders of the Oak Street NLP Fund Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) on the outstanding principal of their respective notes;
●	seventh, to the holders of the Oak Street NLP Fund Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt services advances on the Oak Street NLP Fund Portfolio Subordinate Companion Loans;
●	eighth, to the holders of the Oak Street NLP Fund Portfolio Senior Notes, payments of principal, on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;
●	ninth, to the holders of the Oak Street NLP Fund Portfolio Subordinate Companion Loans, payments of principal on a pro rata and pari passu basis, based on their outstanding principal balances, until their principal balances have been reduced to zero;
●	tenth, to pay the Oak Street NLP Fund Portfolio Servicer or the Oak Street NLP Fund Portfolio Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;
●	eleventh, to fund any other reserves to the extent then required to be held in escrow;
●	twelfth, to pay to the holders of the Oak Street NLP Fund Portfolio Senior Notes any yield maintenance or other prepayment premium then due and payable to the holders of the Oak Street NLP Fund Portfolio Senior Notes, on a pro rata and pari passu basis, then to the holders of the Oak Street NLP Fund Portfolio Subordinate Companion Loans any yield maintenance or other prepayment premium then due and payable to the holders of the Oak Street NLP Fund Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis;
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●	thirteenth, to pay the Oak Street NLP Fund Portfolio Servicer or the Oak Street NLP Fund Portfolio Special Servicer default interest and late fees then due and payable under the Oak Street NLP Fund Portfolio Whole Loan documents, all of which will be applied in accordance with the OAKST 2023-NLP TSA;
●	fourteenth, to pay any additional servicing compensation that the Oak Street NLP Fund Portfolio Servicer or the Oak Street NLP Fund Portfolio Special Servicer is entitled to receive under the OAKST 2023-NLP TSA; and
●	fifteenth, any remaining amount will be paid pro rata to the holders of the Oak Street NLP Fund Portfolio Companion Loans and the Issuing Entity as holder of the Oak Street NLP Fund Portfolio Mortgage Loan, based on the original principal balance of the Oak Street NLP Fund Portfolio Mortgage Loan and the Oak Street NLP Fund Portfolio Companion Loans.

If a P&I Advance is made with respect to the Oak Street NLP Fund Portfolio Mortgage Loan pursuant to the terms of the Pooling and Servicing Agreement, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Oak Street NLP Fund Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Oak Street NLP Fund Portfolio Companion Loans.

The Issuing Entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the Oak Street NLP Fund Portfolio Whole Loan in accordance with the OAKST 2023-NLP TSA and the Oak Street NLP Fund Portfolio Co-Lender Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the Oak Street NLP Fund Portfolio Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Oak Street NLP Fund Portfolio Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Oak Street NLP Fund Portfolio Whole Loan in full, the Issuing Entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the Oak Street NLP Fund Portfolio Subordinate Companion Loans and then to the Oak Street NLP Fund Portfolio Senior Notes, in that order) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the Oak Street NLP Fund Portfolio Co-Lender Agreement will be the securitization trust created pursuant to the OAKST 2023-NLP TSA. The terms of the OAKST 2023-NLP TSA provide for a directing certificateholder (the “Oak Street NLP Fund Portfolio Directing Certificateholder”). Pursuant to the terms of the Oak Street NLP Fund Portfolio Co-Lender Agreement, the Issuing Entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the Oak Street NLP Fund Portfolio Servicer or the Oak Street NLP Fund Portfolio Special Servicer, as applicable, is required to provide to the Oak Street NLP Fund Portfolio Directing Certificateholder or any risk retention consultation party (within the same time frame such notices, information and reports are required to be delivered to the Oak Street NLP Fund Portfolio Directing Certificateholder or any risk retention consultation party without regard to whether or not such parties actually have lost any rights to receive such information as a result of a consultation termination event or control termination event under the OAKST 2023-NLP TSA) with respect to any major decisions to be taken with respect to the Oak Street NLP Fund Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Oak Street NLP Fund Portfolio Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the Issuing Entity requests consultation with respect to certain major decisions to be taken with respect to the Oak Street NLP Fund Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Oak Street NLP Fund Portfolio Whole Loan. The consultation rights of the Issuing Entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the Issuing Entity has responded within such period; provided that if the Oak Street NLP Fund Portfolio Servicer or the Oak Street NLP

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Fund Portfolio Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the Issuing Entity as described above, the Oak Street NLP Fund Portfolio Servicer or the Oak Street NLP Fund Portfolio Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Oak Street NLP Fund Portfolio Mortgage Loan, the related the Oak Street NLP Fund Portfolio Pari Passu Companion Loans and the related the Oak Street NLP Fund Portfolio Subordinate Companion Loans. Neither the Oak Street NLP Fund Portfolio Servicer nor the Oak Street NLP Fund Portfolio Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Oak Street NLP Fund Portfolio Mortgage Loan (or its representative).

Sale of Defaulted Whole Loan

Pursuant to the terms of the Oak Street NLP Fund Portfolio Co-Lender Agreement, if the Oak Street NLP Fund Portfolio Whole Loan becomes a specially serviced loan pursuant to the terms of the OAKST 2023-NLP TSA, and if the Oak Street NLP Fund Portfolio Special Servicer determines to sell the Oak Street NLP Fund Portfolio Pari Passu Companion Loans in accordance with the OAKST 2023-NLP TSA, then the Oak Street NLP Fund Portfolio Special Servicer will be required to sell the Oak Street NLP Fund Portfolio Mortgage Loan together with the Oak Street NLP Fund Portfolio Pari Passu Companion Loans and the Oak Street NLP Fund Portfolio Subordinate Companion Loans as one whole loan. In connection with any such sale, the Oak Street NLP Fund Portfolio Special Servicer will be required to follow the procedures set forth under the OAKST 2023-NLP TSA. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Proceeds of the sale of the Oak Street NLP Fund Portfolio Whole Loan will be distributed in accordance with the priority of payments described in “—Distributions—Application of Payments After an Event of Default” above.

Notwithstanding the foregoing, the Oak Street NLP Fund Portfolio Special Servicer will not be permitted to sell the Oak Street NLP Fund Portfolio Pari Passu Companion Loans together with the Oak Street NLP Fund Portfolio Mortgage Loan if such loan becomes a defaulted loan without the written consent of the Issuing Entity as holder of the Oak Street NLP Fund Portfolio Mortgage Loan (provided that such consent is not required if the Issuing Entity is the borrower or an affiliate of the borrower) unless the Oak Street NLP Fund Portfolio Special Servicer has delivered to the Issuing Entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Oak Street NLP Fund Portfolio Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Oak Street NLP Fund Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the Issuing Entity that are material to the price of the Oak Street NLP Fund Portfolio Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Oak Street NLP Fund Portfolio Servicer or the Oak Street NLP Fund Portfolio Special Servicer in connection with the proposed sale; provided that the Issuing Entity may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the OAKST 2023-NLP TSA, the holder of the Oak Street NLP Fund Portfolio Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant to the Oak Street NLP Fund Portfolio Co-Lender Agreement, the Oak Street NLP Fund Portfolio Directing Certificateholder has the right, at any time prior to a “control event” under the OAKST 2023-NLP TSA, with or without cause, to replace the Oak Street NLP Fund Portfolio Special Servicer then acting with respect to the Oak Street NLP Fund Portfolio Whole Loan and appoint a replacement special servicer without the consent of the Issuing Entity (or its representative), as holder of the Oak Street NLP Fund Portfolio Mortgage Loan or any holder of an Oak Street NLP Fund Portfolio Senior Note in a manner that is substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

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The Pacific Design Center Pari Passu-AB Whole Loan

General

The Pacific Design Center Mortgage Loan (2.3%) is part of the Pacific Design Center Whole Loan (as defined below) comprised of ten promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Pacific Design Center Mortgaged Property”).

The Pacific Design Center Mortgage Loan is evidenced by:

(i) one senior promissory note designated as Note A-9 with a Cut-off Date Balance of $15,000,000 (the “Pacific Design Center Mortgage Loan”), evidencing the Pacific Design Center Mortgage Loan, that will be deposited into the issuing entity;

(ii) eight senior promissory notes designated as Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7 and Note A-8, having an aggregate Cut-off Date Balance of $230,000,000 (collectively, the “Pacific Design Center Pari Passu Companion Loans” and, together with the Pacific Design Center Mortgage Loan, the “Pacific Design Center Senior Notes”) (the holders of such Pacific Design Center Senior Notes, the “Pacific Design Center Senior Note Holders”), that will not be included in the issuing entity; and

(iii) one promissory note designated as Note B, having a Cut-off Date Balance of $20,000,000 (the “Pacific Design Center Subordinate Loan”, and the holder thereof, the “Pacific Design Center Subordinate Loan Holder”), that will not be included in the issuing entity.

The Pacific Design Center Mortgage Loan, the Pacific Design Center Pari Passu Companion Loans and the Pacific Design Center Subordinate Loan are collectively referred to in this prospectus as the Pacific Design Center Whole Loan (the “Pacific Design Center Whole Loan”).

The rights of the issuing entity as the holder of the Pacific Design Center Mortgage Loan, the rights of the holders of the Pacific Design Center Pari Passu Companion Loans and the rights of the holder of the Pacific Design Center Subordinate Loan are subject to a Co-Lender Agreement (the “Pacific Design Center Co-Lender Agreement”). The following summaries describe certain provisions of the Pacific Design Center Co-Lender Agreement. The Pacific Design Center Co-Lender Agreement provides that to the extent that there is a conflict between the Pacific Design Center Co-Lender Agreement and the Benchmark 2023-B38 PSA (as defined below), the terms of the Pacific Design Center Co-Lender Agreement will govern.

Servicing

The Pacific Design Center Whole Loan is serviced pursuant to the Pacific Design Center Co-Lender Agreement and in accordance with the terms of the pooling and servicing agreement governing the securitization of promissory note A-1, which is the pooling and servicing agreement (the “Benchmark 2023-B38 PSA”) dated as of April 1, 2023 between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “Pacific Design Center Master Servicer”), LNR Partners, LLC, as general special servicer, Argentic Services Company LP (the “Pacific Design Center Special Servicer”), Computershare Trust Company, National Association, as trustee, certificate administrator, paying agent and custodian, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer.

For so long as the holder of the Pacific Design Center Subordinate Loan or its representative is the Pacific Design Center Directing Holder (as defined below), the holder of the Pacific Design Center Subordinate Loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Pacific Design Center Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Pacific Design Center Co-Lender Agreement, the Pacific Design Center Subordinate Loan Holder has the right to cure certain defaults by the related borrower, as more fully described below.

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Application of Payments

The Pacific Design Center Co-Lender Agreement sets forth the respective rights of the holders of the Pacific Design Center Mortgage Loan, the Pacific Design Center Pari Passu Companion Loans and the Pacific Design Center Subordinate Loan with respect to distributions of funds received in respect of the Pacific Design Center Whole Loan, and provides, in general, that:

●	the Pacific Design Center Subordinate Loan is, generally, at all times, junior, subject and subordinate to the Pacific Design Center Senior Notes and the right of each holder of the Pacific Design Center Senior Notes to receive payments with respect to the Pacific Design Center Whole Loan; and
●	if no Pacific Design Center Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Pacific Design Center Whole Loan, all amounts tendered by the borrower or otherwise available for payment on the Pacific Design Center Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to pay accrued and unpaid interest on the Pacific Design Center Senior Notes pro rata to each holder of a Pacific Design Center Senior Note in an amount equal to the accrued and unpaid interest on the applicable senior note principal balance at the applicable senior note rate (net of the servicing fee rate);

second, to each holder of a Pacific Design Center Senior Note on a pro rata and pari passu basis, in an amount equal to its respective Pacific Design Center Percentage Interest of principal payments received, if any, with respect to the related monthly payment date with respect to the Pacific Design Center Whole Loan, until their principal balances have been reduced to zero;

third, to each holder of a Pacific Design Center Senior Note on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holder of a Pacific Design Center Senior Note, including any recovered costs not previously reimbursed to such noteholder (or paid or advanced by the Pacific Design Center Master Servicer or the Pacific Design Center Special Servicer on its behalf and not previously paid or reimbursed) with respect to the Pacific Design Center Whole Loan pursuant to the Pacific Design Center Co-Lender Agreement or the Benchmark 2023-B38 PSA;

fourth, to each holder of a Pacific Design Center Senior Note on a pro rata and pari passu basis, in an amount equal to the product of (i) the Pacific Design Center Percentage Interest of such note multiplied by (ii) the relative spread of such note, as applicable, and (iii) any prepayment premium to the extent paid by the related borrower;

fifth, if the proceeds of any foreclosure sale or any liquidation of the Pacific Design Center Whole Loan or the Pacific Design Center Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, and as a result of a workout, the principal balance of the Pacific Design Center Senior Notes has been reduced, such excess amount to be paid to the holders of the Pacific Design Center Senior Notes, pro rata, in an amount up to the reduction, if any, of the applicable senior note principal balances as a result of such workout, plus interest on such amount at the related senior note rate, as applicable;

sixth, to the Pacific Design Center Subordinate Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Pacific Design Center Subordinate Loan at the subordinate note rate (net of the servicing fee rate);

seventh, to the Pacific Design Center Subordinate Loan Holder in an amount equal to its Pacific Design Center Percentage Interest of principal payments received, if any, with respect to such monthly payment date with respect to the Pacific Design Center Whole Loan, until the principal balance of the Pacific Design Center Subordinate Loan has been reduced to zero;

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eighth, to the Pacific Design Center Subordinate Loan Holder in an amount equal to the product of (i) the Pacific Design Center Percentage Interest of such note multiplied by (ii) the Pacific Design Center Subordinate Loan relative spread and (iii) any prepayment premium to the extent paid by the related borrower;

ninth, to the extent the Pacific Design Center Subordinate Loan Holder has made any payments or advances to cure defaults pursuant to the Pacific Design Center Co-Lender Agreement, to reimburse the Pacific Design Center Subordinate Loan Holder for all such cure payments;

tenth, if the proceeds of any foreclosure sale or any liquidation of the Pacific Design Center Whole Loan or the Pacific Design Center Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, and as a result of a workout, the principal balance of the Pacific Design Center Subordinate Loan has been reduced, such excess amount to be paid to the Pacific Design Center Subordinate Loan Holder in an amount up to the reduction, if any, of the subordinate note principal balance as a result of such workout, plus interest on such amount at the subordinate note rate;

eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Benchmark 2023-B38 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Pacific Design Center Master Servicer or the Pacific Design Center Special Servicer (in each case, provided that such reimbursements or payments relate to the Pacific Design Center Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, to the Pacific Design Center Senior Note Holders and the Pacific Design Center Subordinate Loan Holder, pro rata based on their respective Pacific Design Center Percentage Interests; and

twelfth, if any excess amount is available to be distributed in respect of the Pacific Design Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to the Pacific Design Center Senior Note Holders and the Pacific Design Center Subordinate Loan Holder in accordance with their respective initial Pacific Design Center Percentage Interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the Pacific Design Center Whole Loan, (ii) any other event of default for which the Pacific Design Center Whole Loan is actually accelerated, (iii) any other event of default which causes the Pacific Design Center Whole Loan to become a specially serviced loan, or (iv) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the Pacific Design Center Sequential Pay Event has not been cured (including any cure payment made by the Pacific Design Center Directing Holder in accordance with the Pacific Design Center Co-Lender Agreement) (as described below under “—Cure Rights”) (each, a “Pacific Design Center Sequential Pay Event”), amounts tendered by the related borrower or otherwise available for payment on the Pacific Design Center Whole Loan or the Pacific Design Center Mortgaged Property (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

●	first, to pay accrued and unpaid interest on the Pacific Design Center Senior Notes pro rata to each holder of a Pacific Design Center Senior Note in an amount equal to the accrued and unpaid interest on the applicable senior note principal balance at the applicable senior note rate (net of the servicing fee rate);
●	second, to each holder of a Pacific Design Center Senior Note, in an amount equal to all principal payments, pro rata, based on their outstanding principal balances, until their principal balances have been reduced to zero;
●	third, to each holder of a Pacific Design Center Senior Note on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holder of a Pacific Design Center Senior Note, including any recovered costs not previously reimbursed to such noteholder (or paid or advanced by the Pacific Design Center Master Servicer or the Pacific Design Center Special Servicer
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on its behalf and not previously paid or reimbursed) with respect to the Pacific Design Center Whole Loan pursuant to the Pacific Design Center Co-Lender Agreement or the Benchmark 2023-B38 PSA;

●	fourth, to each holder of a Pacific Design Center Senior Note on a pro rata and pari passu basis, in an amount equal to the product of (i) the Pacific Design Center Percentage Interest of such note multiplied by (ii) the relative spread of such note, as applicable, and (iii) any prepayment premium to the extent paid by the related borrower;
●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Pacific Design Center Whole Loan or the Pacific Design Center Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, and as a result of a workout, the principal balance of the Pacific Design Center Senior Notes has been reduced, such excess amount to be paid to the holders of the Pacific Design Center Senior Notes, pro rata, in an amount up to the reduction, if any, of the applicable senior note principal balances as a result of such workout, plus interest on such amount at the applicable senior note rate;
●	sixth, to the Pacific Design Center Subordinate Loan Holder in an amount equal to the accrued and unpaid interest on the Pacific Design Center Subordinate Loan principal balance at the subordinate note rate (net of the servicing fee rate);
●	seventh, to the Pacific Design Center Subordinate Loan Holder in an amount equal to all amounts allocated as principal on the Pacific Design Center Whole Loan with respect to such monthly payment date, until the principal balance of the Pacific Design Center Subordinate Loan has been reduced to zero;
●	eighth, to the Pacific Design Center Subordinate Loan Holder in an amount equal to the product of (i) the Pacific Design Center Percentage Interest of such note multiplied by (ii) the Pacific Design Center Subordinate Loan relative spread and (iii) any prepayment premium to the extent paid by the related borrower;
●	ninth, to the extent the Pacific Design Center Subordinate Loan Holder has made any payments or advances to cure defaults pursuant to the Pacific Design Center Co-Lender Agreement, to reimburse the Pacific Design Center Subordinate Loan Holder for all such cure payments;
●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Pacific Design Center Whole Loan or the Pacific Design Center Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, and as a result of a workout, the principal balance of the Pacific Design Center Subordinate Loan has been reduced, such excess amount to be paid to the Pacific Design Center Subordinate Loan Holder in an amount up to the reduction, if any, of the subordinate note principal balance as a result of such workout, plus interest on such amount at the subordinate note rate;
●	eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the Benchmark 2023-B38 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Pacific Design Center Master Servicer or the Pacific Design Center Special Servicer (in each case, provided that such reimbursements or payments relate to the Pacific Design Center Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, to the Pacific Design Center Senior Note Holders and the Pacific Design Center Subordinate Loan Holder, pro rata based on their respective Pacific Design Center Percentage Interests; and
●	twelfth, if any excess amount is available to be distributed in respect of the Pacific Design Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount will be paid pro rata to the Pacific Design Center Senior Note Holders and the Pacific Design Center Subordinate Loan Holder in accordance with their respective Pacific Design Center Percentage Interests.
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“Pacific Design Center Percentage Interest” means, with respect to each Pacific Design Center Senior Note and the Pacific Design Center Subordinate Loan Holder, respectively, a fraction, expressed as a percentage, the numerator of which is the principal balance of such Pacific Design Center Senior Note or the Pacific Design Center Subordinate Loan, respectively, and the denominator of which is the sum of (A) the aggregate principal balance of all of the Pacific Design Center Senior Notes and (B) the principal balance of the Pacific Design Center Subordinate Loan.

Consultation and Control

For so long as the Pacific Design Center Subordinate Loan Holder is the Pacific Design Center Directing Holder, the Pacific Design Center Master Servicer and Pacific Design Center Special Servicer will be required to request the written consent of the Pacific Design Center Directing Holder (as defined below) (or its representative) before implementing any of the following Pacific Design Center Major Decisions with respect to the Pacific Design Center Whole Loan (each of the following, a “Pacific Design Center Major Decision”; provided that, following the inclusion of promissory note A-1 in the Benchmark 2023-B38 securitization, Pacific Design Center Major Decision has the meaning given to the term “Major Decision” or an analogous term in the Benchmark 2023-B38 PSA):

(i)                     any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO property) of the ownership of the property or properties securing the Pacific Design Center Whole Loan if it comes into and continues in default;

(ii)                  any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Pacific Design Center Whole Loan or any extension of the maturity date of the Pacific Design Center Whole Loan;

(iii)                following a default or an event of default with respect to the Pacific Design Center Whole Loan, any exercise of remedies, including the acceleration of the Pacific Design Center Whole Loan or initiation of any proceedings, judicial or otherwise, under the related loan documents or any acquisition of the Pacific Design Center Whole Loan or any interest therein by foreclosure, deed-in-lieu of foreclosure, settlement or otherwise;

(iv)                any sale of the Pacific Design Center Whole Loan when it is a Defaulted Loan (as defined in accordance with the Pacific Design Center Co-Lender Agreement) or REO property for less than the applicable Purchase Price (as defined in accordance with the Pacific Design Center Co-Lender Agreement);

(v)                   any determination to bring the Pacific Design Center Mortgaged Property or an REO property into compliance with applicable environmental laws or to otherwise address any Hazardous Materials (as defined in accordance with the Pacific Design Center Co-Lender Agreement) located at the Pacific Design Center Mortgaged Property or an REO property;

(vi)                any release of material collateral or any acceptance of substitute or additional collateral for the Pacific Design Center Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related loan documents and for which there is no lender discretion;

(vii)             any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Pacific Design Center Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Pacific Design Center Mortgaged Property or of any direct or indirect legal or beneficial interests in the borrower;

(viii)          any transfer of the Pacific Design Center Mortgaged Property or any portion of the Pacific Design Center Mortgaged Property, or any transfer of any direct or indirect ownership interest in the borrower to the extent the lender’s consent under the loan documents is required, except a permitted transfer or as expressly permitted by the loan documents and for which there is no mortgage lender discretion or in connection with a pending or threatened condemnation;

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(ix)               any incurrence of additional debt by a borrower or any mezzanine financing by any direct or indirect beneficial owner of a borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(x)                  any adoption or implementation of the annual budget for which mortgage lender consent is required under the loan documents;

(xi)               any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Pacific Design Center Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(xii)             any property management company changes or modifications, waivers or amendments to any management agreement, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent to or approve such changes under the related loan documents);

(xiii)          releases of (i) any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves or (ii) any other letters of credit held as additional collateral for the Pacific Design Center Whole Loan, in each case, other than those required pursuant to the specific terms of the related loan documents and for which there is no lender discretion;

(xiv)         any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under the Pacific Design Center Whole Loan other than pursuant to the specific terms of the Pacific Design Center Whole Loan and for which there is no lender discretion;

(xv)            any determination of an Acceptable Insurance Default (as defined in accordance with the Pacific Design Center Co-Lender Agreement);

(xvi)         any proposed modification or waiver of any provision of the loan documents with respect to the Pacific Design Center Whole Loan governing the types, nature or amount of insurance coverage required to be obtained and maintained;

(xvii)       approval of material casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt evidenced by the Pacific Design Center Whole Loan rather than to the restoration of the Pacific Design Center Mortgaged Property, other than, in each case, to the extent the lender has no approval right pursuant to the specific terms of the Pacific Design Center Whole Loan;

(xviii)      the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower or the Pacific Design Center Mortgaged Property;

(xix)          any determination by the master servicer to transfer the Pacific Design Center Whole Loan to the special servicer under certain circumstances described in the Pacific Design Center Co-Lender Agreement;

(xx)            any approval of waivers regarding the receipt of financial statements (other than immaterial timing waivers); or

(xxi)          any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and nondisturbance or attornment agreement in connection with any lease, at the Pacific Design Center Mortgaged Property if it would be a Major Lease (as defined in the related loan documents).

Neither the Pacific Design Center Master Servicer nor the Pacific Design Center Special Servicer will be required to follow any advice or consultation provided by the Pacific Design Center Directing Holder (or its representative) that would require or cause the Pacific Design Center Master Servicer or Pacific Design Center Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such Pacific Design Center Master Servicer or Pacific Design

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Center Special Servicer, as applicable, to violate provisions of the Pacific Design Center Co-Lender Agreement or the Benchmark 2023-B38 PSA, require or cause such Pacific Design Center Master Servicer or Pacific Design Center Special Servicer, as applicable, to violate the terms of the Pacific Design Center Whole Loan, or materially expand the scope of any of such Pacific Design Center Master Servicer’s or Pacific Design Center Special Servicer’s, as applicable, responsibilities under the Pacific Design Center Co-Lender Agreement or the Benchmark 2023-B38 PSA.

The Directing Holder

The controlling noteholder (the “Pacific Design Center Directing Holder”) under the Pacific Design Center Co-Lender Agreement, as of any date of determination, is:

●	the Pacific Design Center Subordinate Loan Holder unless a Pacific Design Center Subordinate Loan Control Appraisal Period has occurred and is continuing; or
●	if a Pacific Design Center Subordinate Loan Control Appraisal Period has occurred and is continuing, the holder of promissory note A-1;

provided that, if the Pacific Design Center Subordinate Loan Holder would be the Pacific Design Center Directing Holder pursuant to the terms of the Pacific Design Center Co-Lender Agreement, but any interest in Pacific Design Center Subordinate Loan is held by the related borrower or a borrower related party, or the related borrower or borrower related party would otherwise be entitled to exercise the rights of the Pacific Design Center Directing Holder, a Pacific Design Center Subordinate Loan Control Appraisal Period will be deemed to have occurred;

provided further that, at any time the holder of promissory note A-1 is the Pacific Design Center Directing Holder and promissory note A-1 is included in a securitization, the “Pacific Design Center Subordinate Loan” will mean the holders of the majority of the class of securities issued in such securitization designated as the “controlling class”(or such lesser amount as permitted under the terms of the related servicing agreement) or such other class(es) otherwise assigned the rights to exercise the rights of the Pacific Design Center Directing Holder under the Pacific Design Center Co-Lender Agreement, as and to the extent provided in the related servicing agreement.

A “Pacific Design Center Subordinate Loan Control Appraisal Period” will exist with respect to the Pacific Design Center Whole Loan, if and for so long as: (a) the sum of (1) the initial unpaid principal balance of the Pacific Design Center Subordinate Loan together with any Pacific Design Center Threshold Event Collateral minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Pacific Design Center Subordinate Loan, (y) any appraisal reduction amount for the Pacific Design Center Whole Loan that is allocated to the Pacific Design Center Subordinate Loan in accordance with the terms of the Benchmark 2023-B38 PSA and (z) any losses realized with respect to the Pacific Design Center Mortgaged Property or the Pacific Design Center Whole Loan that are allocated to the Pacific Design Center Subordinate Loan, is less than 25% of the remainder of (i) the initial unpaid principal balance of the Pacific Design Center Subordinate Loan minus (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Pacific Design Center Subordinate Loan Holder; or (b) any interest in the Pacific Design Center Subordinate Loan is held by the related borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the Pacific Design Center Directing Holder.

The Pacific Design Center Subordinate Loan Holder is entitled to avoid a Pacific Design Center Subordinate Loan Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions (which must be completed within 30 days of the receipt of a third party appraisal that indicates such Pacific Design Center Subordinate Loan Control Appraisal Period has occurred), including without limitation, (i) delivery of additional collateral in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Pacific Design Center Co-Lender Agreement (either (x) or (y), the “Pacific Design Center Threshold Event Collateral”) and (ii) the Pacific Design Center Threshold Event Collateral is an amount which, when added to the appraised value of the Pacific Design Center Mortgaged Property as determined pursuant to the Benchmark 2023-B38 PSA, would cause the applicable Pacific Design Center Subordinate Loan Control Appraisal Period not to occur.

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Cure Rights

Prior to a Pacific Design Center Subordinate Loan Control Appraisal Period, in the event that the related borrower fails to make any payment of principal or interest on the Pacific Design Center Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the Pacific Design Center Whole Loan, the Pacific Design Center Subordinate Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Pacific Design Center Co-Lender Agreement. The Pacific Design Center Subordinate Loan Holder’s right to cure a monetary default or non-monetary default will be limited to 6 cures over the life of the Pacific Design Center Whole Loan, and no single cure may exceed 4 consecutive months. If the Pacific Design Center Subordinate Loan Holder elects to cure an event of default, it must cure any monetary event of default within 7 business days of receipt of notice of such cure option from the Pacific Design Center Master Servicer or Pacific Design Center Special Servicer, as applicable, and must cure any non-monetary event of default by the later of (i) the expiration of the applicable cure period under the Pacific Design Center Whole Loan and (ii) 10 business days from the receipt of notice of such cure option from the Pacific Design Center Master Servicer or Pacific Design Center Special Servicer, as applicable (which non-monetary default cure period may be extended up to an additional 90 days if certain conditions set forth in the Pacific Design Center Co-Lender Agreement are satisfied).

So long as a monetary event of default exists for which a cure payment is permitted to be made under the Pacific Design Center Co-Lender Agreement, neither the Pacific Design Center Master Servicer nor the Pacific Design Center Special Servicer will be permitted to treat such default as an event of default (including for purposes of (i) the definition of “Sequential Pay Event” under the Pacific Design Center Co-Lender Agreement, (ii) accelerating the Pacific Design Center Whole Loan, modifying, amending or waiving any provisions of the related loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Pacific Design Center Mortgaged Property, or (iii) treating the Pacific Design Center Whole Loan as a specially serviced loan).

According to the Pacific Design Center Co-Lender Agreement, the cure rights described above will not apply for so long as the Pacific Design Center Subordinate Loan is included in any securitization.

Purchase Option

If an event of default with respect to the Pacific Design Center Whole Loan has occurred and is continuing, then, upon written notice from the Pacific Design Center Subordinate Loan Holder (“Note Holder Purchase Option Notice”), as applicable, such holder will have the right to purchase the Pacific Design Center Senior Notes for the applicable purchase price provided in the Pacific Design Center Co-Lender Agreement on a date not more than 60 days after the date of the Note Holder Purchase Option Notice.

The right of the Pacific Design Center Subordinate Loan Holder to purchase the Pacific Design Center Senior Notes will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Pacific Design Center Mortgaged Property (and the Pacific Design Center Special Servicer is required to give the Pacific Design Center Subordinate Loan Holder 10 business days’ notice of its intent with respect to any such action). If the Pacific Design Center Special Servicer intends to accept a deed in lieu of foreclosure, it will be required to deliver a notice to the Pacific Design Center Subordinate Loan Holder of such transfer and the Pacific Design Center Subordinate Loan Holder will have the option, within 10 business days from the date it receives such notice, to deliver written notice to the Pacific Design Center Special Servicer of its intent to purchase the Pacific Design Center Senior Notes and to consummate the purchase option on a date no later than 30 days from the day it received the notice.

According to the Pacific Design Center Co-Lender Agreement, the purchase option described above will not apply for so long as the Pacific Design Center Subordinate Loan is included in any securitization.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Pacific Design Center Co-Lender Agreement and the Benchmark 2023-B38 PSA, if an event of default has occurred and is continuing, and if the Pacific Design Center Special Servicer determines to sell the Pacific Design Center Senior Notes, then in connection with any such sale, the Pacific Design Center

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Special Servicer will be required to follow the procedures set forth in the Pacific Design Center Co-Lender Agreement and the Benchmark 2023-B38 PSA, including the provision that requires 15 business days’ prior written notice to the Pacific Design Center Senior Note Holders (other than the holder of promissory note A-1) of the Pacific Design Center Special Servicer’s intention to sell the Pacific Design Center Senior Notes. See “Pooling and Servicing Agreement—Sale of Defaulted Mortgage Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

In accordance with the Pacific Design Center Co-Lender Agreement and the Benchmark 2023-B38 PSA, the Pacific Design Center Directing Holder (or its representative) will have the right, with or without cause, upon at least 10 business days’ prior notice to the special servicer then acting with respect to the Pacific Design Center Whole Loan, to replace such special servicer and appoint a replacement special servicer in lieu thereof. Such appointment and replacement will be at the expense of the Pacific Design Center Directing Holder (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated special servicer).

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

The Trust Subordinate Companion Loan

For the avoidance of doubt, no Trust Subordinate Companion Loan will be included in the Issuing Entity, and no Loan-Specific Certificates or related uncertificated interests will be issued. As such, any references (whether plural or singular) to “Trust Subordinate Companion Loan”, “Trust Subordinate Companion Whole Loan”, “Loan-Specific Certificate”, any other term that includes “Loan-Specific” or “Trust Subordinate Companion Loan” as a part thereof, and any concept related to the foregoing are to be ignored.

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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Bank of Montreal, 3650 Real Estate Investment Trust 2 LLC, BSPRT CMBS Finance, LLC, Citi Real Estate Funding Inc., German American Capital Corporation, KeyBank National Association, Starwood Mortgage Capital LLC, UBS AG and ZBNA are the sponsors of this securitization transaction (and, accordingly, are referred to as the “Sponsors”.

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been registered as a United States branch of the Bank of Montreal with the Illinois Department of Financial and Professional Regulation and, accordingly, is regulated by the Chicago Federal Reserve under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 115 South LaSalle Street, 11th Floor, Chicago, Illinois 60603.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Commercial Mortgage Securities LLC, the Depositor, and BMO Capital Markets Corp., one of the underwriters, each of which is a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 500 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Harris Bank, N.A. (“BMO Harris”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BMO Harris has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BMO Harris acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BMO Harris and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

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The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2022 is approximately $2.306 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

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Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans, except as otherwise indicated below.

With respect to the Harborside 2-3 Whole Loan, which was co-originated by Citi Real Estate Funding Inc. and BMO, portions of which are being sold by CREFI and BMO, the CREFI Data File was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

With respect to the Great Lakes Crossing Outlets Whole Loan, which was co-originated by DBRI Investments Co. Limited, GSBI and BMO, portions of which are being sold by GACC and BMO, the BMO DataTape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning

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the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owner or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owner and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to the BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team

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conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

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Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the
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environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (7) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (17) and (30) on Annex E-1A to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (42) on Annex E-1A to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. With respect to the BMO Mortgage Loans acquired from Arbor Private Label, LLC, Arbor Multifamily Lending, LLC, an affiliate of Arbor Private Label, LLC, assumed its primary servicing duties under the related sub-servicing agreement with BMO’s interim servicer. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

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Exceptions to Underwriting Guidelines.

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2023. BMO’s Central Index Key is 0000927971. As of March 31, 2023, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that BMO intends to retain approximately $13,743,821 in the form of the Uncertificated VRR Interest (i.e., the BMO VRR Interest Portion) as described under “Credit Risk Retention” in this prospectus. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time. BMO will be required to retain the BMO VRR Interest Portion as and to the extent described under “Credit Risk Retention” in this prospectus.

3650 Real Estate Investment Trust 2 LLC

General

3650 Real Estate Investment Trust 2 LLC (d/b/a 3650 REIT) (“3650 REIT”) is a Delaware limited liability company. 3650 REIT’s principal offices are located at 2977 McFarlane Rd., Suite 300, Miami, Florida 33133. 3650 REIT’s primary business is the origination, acquisition and sale of mortgage loans secured by commercial properties.

3650 REIT is a sponsor of this securitization and one of the mortgage loan sellers. 3650 REIT is the seller or co-seller of three (3) Mortgage Loans (collectively, 5.5%) (the “3650 REIT Mortgage Loans”). 3650 REIT originated or co-originated all of the 3650 REIT Mortgage Loans. 3650 REIT, through certain of its affiliates, underwrote or reunderwrote all of the 3650 REIT Mortgage Loans.

3650 REIT is also the holder of the companion loans (if any) for which the noteholder is identified as “3650 REIT” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

In addition, 3650 REIT Loan Servicing LLC, an affiliate of 3650 REIT is the outside special servicer with respect to the 800 Cesar Chavez Whole Loan. See “Transaction Parties—Servicers—The Outside Servicers and Outside Special Servicers”.

3650 REIT’s Securitization Program

This is the sixth commercial mortgage securitization into which 3650 REIT is contributing loans, and commonly-controlled affiliates of 3650 REIT have contributed loans into ten other commercial mortgage securitizations. 3650 REIT began originating and acquiring loans in 2021 and 3650 REIT’s commonly controlled affiliates began originating and acquiring loans in 2017. Neither 3650 REIT nor its affiliates have been involved in the securitization of any other types of financial assets. 3650 REIT originates fixed rate loans throughout the United States secured by, but not limited to, retail, multifamily, office, hospitality and self-storage properties.

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In connection with this commercial mortgage securitization transaction, 3650 REIT will transfer the 3650 REIT Mortgage Loans to the depositor, who will then transfer the 3650 REIT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the 3650 REIT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, 3650 REIT will work with rating agencies, the other mortgage loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, 3650 REIT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the 3650 REIT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, 3650 REIT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Neither 3650 REIT nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against 3650 REIT for any losses or other claims in connection with the certificates or the 3650 REIT Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by 3650 REIT in the related mortgage loan purchase agreement.

Review of 3650 REIT Mortgage Loans

Overview. 3650 REIT, in its capacity as a sponsor of the securitization described in this prospectus, has conducted a review of the 3650 REIT Mortgage Loans that it will be contributing to this securitization. The review of the 3650 REIT Mortgage Loans was performed by a deal team comprised of commercial real estate and securitization professionals who are employees of 3650 REIT or one or more of 3650 REIT’s affiliates, or, in certain circumstances, are consultants engaged by 3650 REIT (collectively, the “3650 REIT Deal Team”). The review procedures described below were employed with respect to all of the 3650 REIT Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the 3650 REIT Deal Team updated its internal database of loan-level and property-level information relating to each 3650 REIT Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third-party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by 3650 REIT or its affiliates during the underwriting process. After origination of each 3650 REIT Mortgage Loan, the 3650 REIT Deal Team updated the information in the database with respect to such 3650 REIT Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the 3650 REIT Deal Team.

A data tape (the “3650 REIT Data Tape”) containing detailed information regarding the 3650 REIT Mortgage Loans was created from the information in the database referred to in the prior paragraph. The 3650 REIT Data Tape was used by the 3650 REIT Deal Team to provide the numerical information regarding the 3650 REIT Mortgage Loans in this prospectus.

Data Comparison and Recalculation. 3650 REIT engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed or provided by 3650 REIT relating to information in this prospectus regarding the 3650 REIT Mortgage Loans. These procedures include:

●	comparing the information in the 3650 REIT Data Tape against various source documents provided by 3650 REIT that are described above under “—Database”;
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●	comparing numerical information regarding the 3650 REIT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the 3650 REIT Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. 3650 REIT engaged various law firms to conduct certain legal reviews of the 3650 REIT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each 3650 REIT Mortgage Loan, 3650 REIT’s origination counsel prepared a loan and property summary or a due diligence questionnaire that sets forth salient loan terms. In addition, origination counsel for each 3650 REIT Mortgage Loan reviewed 3650 REIT’s representations and warranties set forth on Annex E-2A and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the 3650 REIT Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreements relating to certain 3650 REIT Mortgage Loans, (ii) a review of the legal data records referred to above relating to the 3650 REIT Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the 3650 REIT Deal Team. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each 3650 REIT Mortgage Loan for compliance with the REMIC provisions of the Code.

Securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth on Annex B, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. 3650 REIT confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a 3650 REIT Mortgage Loan. In addition, if 3650 REIT became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a 3650 REIT Mortgage Loan, 3650 REIT obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The 3650 REIT Deal Team also conferred with 3650 REIT personnel responsible for the origination of the 3650 REIT Mortgage Loans to confirm that the 3650 REIT Mortgage Loans were originated or acquired in material compliance with the origination and underwriting criteria described below under “—3650 REIT’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, 3650 REIT determined that the disclosure regarding the 3650 REIT Mortgage Loans in this prospectus is accurate in all material respects. 3650 REIT also determined that the 3650 REIT Mortgage Loans were originated in accordance with 3650 REIT’s underwriting criteria in all material respects, except as described under “—Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines” below. 3650 REIT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. 3650 REIT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. 3650 REIT and, if appropriate, its legal counsel will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement (collectively, the “3650 REIT Qualification Criteria”). 3650 REIT will engage a third party accounting firm to compare the 3650 REIT Qualification Criteria against the underlying source documentation to verify the accuracy of the review by 3650 REIT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by 3650 REIT to render any tax opinion required in connection with the substitution.

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3650 REIT’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of 3650 REIT with respect to commercial mortgage loans originated or acquired by 3650 REIT, which in certain instances may be performed by affiliates of 3650 REIT.

Loan Analysis. 3650 REIT generally performs both a credit analysis and a collateral analysis with respect to each commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. 3650 REIT’s credit underwriting also generally includes a review of third-party appraisal, environmental, building condition and seismic reports, if applicable. Generally, 3650 REIT performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. 3650 REIT assesses the market in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all commercial mortgage loans to be originated or acquired by 3650 REIT must be approved by an investment committee, which includes senior personnel from 3650 REIT or its affiliates. The committee may approve a mortgage loan as recommended (subject to stipulations and conditions), request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. 3650 REIT’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, 3650 REIT may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by 3650 REIT and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a commercial mortgage loan, 3650 REIT may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, 3650 REIT may in some instances have reduced the term interest rate that 3650 REIT would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied 3650 REIT’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans originated or acquired by 3650 REIT, there may exist subordinate mortgage debt or mezzanine debt. 3650 REIT may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or

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mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third-party appraisal.

Evaluation of Borrower, Principals and/or Borrower Sponsors. 3650 REIT evaluates the borrower, its principals and/or the borrower sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation may include obtaining and reviewing indications of the borrower sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or borrower sponsor’s prior real estate experience. Although commercial mortgage loans generally are nonrecourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain borrower sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a borrower sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that 3650 REIT may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, 3650 REIT will generally obtain the reports described below:

(i)       Appraisals. 3650 REIT will require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Each appraisal obtained in connection with the origination of each 3650 REIT Mortgage Loan includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

(ii)       Environmental Assessment. In connection with the origination or acquisition process, 3650 REIT will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, 3650 REIT may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when 3650 REIT or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the environmental assessment, 3650 REIT may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to 3650 REIT) at the time of origination of the mortgage loan to complete such remediation within a specified period of time, or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)       Engineering Assessment. In connection with the origination or acquisition process, 3650 REIT will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, 3650 REIT will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

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(iv)       Seismic Report. In connection with the origination or acquisition process, 3650 REIT may, on a case-by-case basis as determined by 3650 REIT and/or its consultants, require a seismic report for certain mortgaged properties.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, 3650 REIT will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. 3650 REIT may require borrowers to fund various escrows for, among other things, taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, 3650 REIT may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks may be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by 3650 REIT. The typical required escrows for mortgage loans originated or acquired by 3650 REIT are as follows:

●	Taxes – Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide 3650 REIT with sufficient funds to satisfy all taxes and assessments. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or 3650 REIT may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances (as defined below) exist.
●	Insurance – Generally, an initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide 3650 REIT with sufficient funds to pay all insurance premiums. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single
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tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. 3650 REIT may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

3650 REIT may determine that establishing any of the foregoing escrows or reserves is not warranted given any one or more of (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) 3650 REIT’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) 3650 REIT having structured springing escrows that arise for identified risks, (v) 3650 REIT having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) 3650 REIT’s belief that there are credit positive characteristics of the borrower, the borrower sponsor and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—3650 REIT’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by 3650 REIT may vary from, or may not comply with, 3650 REIT’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by 3650 REIT, 3650 REIT may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. In addition, from time to time, 3650 REIT may originate mortgage loans together with other financial institutions. The resulting mortgage loans will be evidenced by two or more promissory notes, at least one of which will reflect 3650 REIT as the payee. 3650 REIT may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators may in the future deposit such promissory notes for which they are named payee into other securitization trusts. 3650 REIT may in the future acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts.

Exceptions to 3650 REIT’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the 3650 REIT Mortgage Loans. However, one or more of 3650 REIT’s Mortgage Loans may vary from the specific 3650 REIT underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of 3650 REIT’s Mortgage Loans, 3650 REIT may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

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In all material respects, the 3650 REIT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

3650 REIT most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2023. 3650 REIT’s CIK number is 0001840727. 3650 REIT has no history as a securitizer with respect to any offerings settled prior to November 2021. With respect to the period from and including November 18, 2021 (the closing date of the first securitization into which 3650 REIT sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including March 31, 2023, 3650 REIT does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

3650 REIT’s commonly-owned affiliate, 3650 REIT Loan Funding 1 LLC, most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2023. 3650 REIT Loan Funding 1 LLC’s CIK number is 0001767304. 3650 REIT Loan Funding 1 LLC has no history as a securitizer with respect to any offerings settled prior to March 2019. With respect to the period from and including March 6, 2019 (the closing date of the first securitization into which 3650 REIT Loan Funding 1 LLC sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including March 31, 2023, 3650 REIT Loan Funding 1 LLC does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither 3650 REIT nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, 3650 REIT or its affiliates may retain on the Closing Date or own in the future interests in certain classes of certificates and any such party will have the right to dispose of such certificates at any time.

The information set forth under “—3650 REIT” has been provided by 3650 REIT.

BSPRT CMBS Finance, LLC

General

BSPRT CMBS Finance, LLC (“BSPRT”) is a sponsor of, and a seller of certain mortgage loans (the “BSPRT Mortgage Loans”) into, the securitization described in this prospectus. BSPRT originated and underwrote all of the BSPRT Mortgage Loans. BSPRT is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSPRT are located at 1345 Avenue of the Americas, Suite 32A, New York, NY 10105.

BSPRT’s Loan Origination and Acquisition History

BSPRT began originating and acquiring loans in 2017 and has not been involved in the securitization of any other types of financial assets.

BSPRT originates and acquires from both affiliated and unaffiliated third party originators, commercial mortgage loans throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate commercial mortgage loans by BSPRT as of March 31, 2023.

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Originations and Acquisitions of Fixed-Rate Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	394	$5,543,172,894

In connection with this commercial mortgage securitization transaction, BSPRT will transfer the BSPRT Mortgage Loans to the depositor, who will then transfer the BSPRT Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSPRT Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with the underwriter or the initial purchaser and the depositor, BSPRT will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, BSPRT will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSPRT Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSPRT will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSPRT will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSPRT will be responsible for doing so if BSPRT fails with respect to its obligations.

BSPRT does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSPRT originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSPRT sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSPRT Mortgage Loans

Overview. BSPRT has conducted a review of the BSPRT Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSPRT Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSPRT Review Team”). The review procedures described below were employed with respect to all of the BSPRT Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the BSPRT Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSPRT Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSPRT Review Team during the underwriting process. The BSPRT Review Team periodically updated the information in the database and the related asset summary report with respect to such BSPRT Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSPRT Review Team.

A data tape (the “BSPRT Data Tape”) containing detailed information regarding each BSPRT Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSPRT Data Tape was used to provide the numerical information regarding the BSPRT Mortgage Loans in this prospectus.

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Data Validation and Recalculation. BSPRT engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSPRT, relating to information in this prospectus regarding the BSPRT Mortgage Loans. These procedures included:

●	comparing the information in the BSPRT Data Tape against various source documents provided by BSPRT that are described under “—Review of BSPRT Mortgage Loans—Database” above;
●	comparing numerical information regarding the BSPRT Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSPRT Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the BSPRT Mortgage Loans disclosed in this prospectus.

Legal Review. BSPRT engaged various law firms to conduct certain legal reviews of the BSPRT Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSPRT Mortgage Loan, BSPRT’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSPRT Mortgage Loan reviewed BSPRT’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSPRT Mortgage Loans. Such assistance included, among other things, (i) a review of BSPRT’s asset summary report and its origination counsel’s due diligence questionnaire for each BSPRT Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSPRT Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSPRT Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSPRT was aware at the origination of any BSPRT Mortgage Loan, the BSPRT Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSPRT conducted a search with respect to each borrower under the related BSPRT Mortgage Loan to determine whether it filed for bankruptcy. If the BSPRT Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSPRT Mortgage Loan, the BSPRT Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSPRT Review Team, with the assistance of applicable origination counsel, also reviewed the BSPRT Mortgage Loans to determine whether any BSPRT Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSPRT’s Underwriting Standards” below. See “—BSPRT’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSPRT Review Team determined that the disclosure regarding the BSPRT Mortgage Loans in this prospectus is accurate in all material respects. The BSPRT Review Team also determined that the BSPRT Mortgage Loans were originated in accordance with BSPRT’s origination procedures and underwriting criteria, except as described under “—BSPRT’s Underwriting Standards—Exceptions” below. BSPRT attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSPRT will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSPRT, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSPRT will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSPRT and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSPRT to render any tax opinion required in connection with the substitution.

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BSPRT’s Underwriting Standards

Each of the BSPRT Mortgage Loans was originated or acquired by BSPRT. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSPRT will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSPRT Mortgage Loans, see “—BSPRT’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSPRT also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSPRT. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSPRT’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSPRT and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

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Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSPRT or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.
●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.
●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSPRT typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement

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cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSPRT will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSPRT may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSPRT has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSPRT may require the borrower to remediate such violation and, subject to the discussion under “—BSPRT’s Underwriting Standards—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

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Escrow Requirements. Based on BSPRT’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSPRT may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSPRT may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSPRT are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.
●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.
●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the
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borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.
●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSPRT determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSPRT’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

Exceptions. The BSPRT Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSPRT has no history as a securitizer prior to November 2017. BSPRT most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2023. BSPRT’s Central Index Key Number is 0001722518. BSPRT has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the Closing Date, neither BSPRT nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, BSPRT and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—BSPRT CMBS Finance, LLC” has been provided by BSPRT.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

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Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion and $11.1 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021 and 2022, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
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●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
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●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
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●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-2A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owners and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI

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Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit,

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lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount
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from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-2A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-2A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-2A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such

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conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-2A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report. CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 10, 2023. CREFI’s Central Index Key is 0001701238. With respect to the period from and including April 1, 2020, to and including March 31, 2023, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CREFI may acquire the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, and (ii)

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Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. DBRI will sell its interests in the GACC Mortgage Loans to GACC on or prior to the Closing Date. It is also expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against GACC for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2022 is approximately $103.511 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will

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either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

The Great Lakes Crossing Outlets Mortgage Loan was co-originated by DBRI, BMO and Goldman Sachs Bank USA, and portions of such Mortgage Loan are being sold by GACC and BMO. The BMO Data File was used to provide the numerical information regarding such Mortgage Loan in this prospectus. The data comparison and recalculation procedures for the portion of such Mortgage Loan being sold by BMO as described above were also performed by the same third-party accounting firm for the portion of such Mortgage Loan being sold by GACC.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property

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release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes

General. DBRI is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBRI is referred to as the “DB Originator” in this prospectus. The DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by the DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments

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in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DB Originator’s acquisition and reunderwriting of a mortgage loan, the DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if the DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

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Environmental Site Assessment. Prior to origination, the DB Originator either (i) obtains or updates (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.

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Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the DB Originator. The typical required escrows for mortgage loans originated by the DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the DB Originator with sufficient funds to satisfy all taxes and assessments. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the DB Originator with sufficient funds to pay all insurance premiums. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the
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borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the DB Originator has structured springing escrows that arise for identified risks, (v) the DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

None of the GACC Mortgage Loans were originated with any material exceptions from DBRI’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2023. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2020 to and including March 31, 2023, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. GACC and/or its affiliates may acquire or own in the future certain Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank is the originator or co-originator of all of the Mortgage Loans that KeyBank is contributing to this securitization, representing approximately 15.9% of the Initial Pool Balance. The principal office of KeyBank is located at Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2022, KeyBank’s Real Estate Capital Group originated a total of $26.3 billion in permanent, bridge, development and construction commercial mortgage loans from 28 offices nationwide. Of this total, $10.1 billion commercial mortgage loans were originated for sale through CMBS transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or arranged financing for life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000. As of March 31, 2023, KeyBank had originated approximately $21.435 billion of commercial mortgage loans that have been securitized in 109 securitized transactions. KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self storage, manufactured housing, and hospitality properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized. KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview. KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports,

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property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus. With respect to the Oak Street NLP Fund Portfolio Mortgage Loan, which was co-originated by KeyBank and Wells Fargo Bank, National Association, the KeyBank Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. KeyBank engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described in “—Database” above;
●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the KeyBank Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus.

Legal Review. KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank mortgage loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth in “—KeyBank’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

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Review Procedures in the Event of a Mortgage Loan Substitution. KeyBank will perform a review of any KeyBank mortgage loan that it elects to substitute for a KeyBank mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. KeyBank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “KeyBank Qualification Criteria”). KeyBank may engage a third party accounting firm to compare the KeyBank Qualification Criteria against the underlying source documentation to verify the accuracy of the review by KeyBank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by KeyBank to render any tax opinion required in connection with the substitution.

KeyBank’s Underwriting Guidelines and Process

General. KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis. KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage

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loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals. KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements. KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage

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loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.
●	Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions

None of the KeyBank Mortgage Loans were originated with any material exceptions from KeyBank’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on February 2, 2023 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2022 as a sponsor of commercial

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mortgage loan securitizations. KeyBank’s Central Index Key is 0001089877. With respect to the period from and including October 1, 2015 to and including March 31, 2023, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—KeyBank National Association” has been provided by KeyBank.

Starwood Mortgage Capital LLC

General

Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, “Starwood”), a Delaware limited liability company, is a sponsor, seller and originator of certain mortgage loans into this securitization. The Mortgage Loans to be contributed to this securitization by SMC are referred to herein as the “SMC Mortgage Loans”. Starwood was formed to invest in commercial real estate debt. The executive offices of SMC are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139. SMC also maintains offices in Charlotte, North Carolina, Manhattan Beach, California and New York, New York.

SMC is an affiliate of LNR Partners, LLC, the special servicer under (i) the Benchmark 2023-B38 pooling and servicing agreement, which governs the servicing of the Great Lakes Crossing Outlets Whole Loan, and (ii) the BMO 2023-C4 pooling and servicing agreement which initially governs the servicing of the Orizon Aerostructures Whole Loan (until the closing date of this securitization).

In addition, pursuant to interim custodial agreements between Computershare and SMC, Computershare acts as interim custodian with respect to all of the SMC Mortgage Loans (4.5%).

Starwood’s Securitization Program

This is the 110th commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $15.96 billion of commercial loans in its prior securitizations.

SMC originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. SMC’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, SMC may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

For a description of certain affiliations, relationships and related transactions between SMC and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of SMC Mortgage Loans

Overview. SMC has conducted a review of the SMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMC Mortgage Loans was performed by a team comprised of real

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estate and securitization professionals who are employees of SMC or one or more of its affiliates (the “SMC Review Team”). The review procedures described below were employed with respect to all of the SMC Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the SMC Review Team created a database of loan-level and property-level information relating to each SMC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the SMC Review Team during the underwriting process. After origination of each SMC Mortgage Loan, the SMC Review Team updated the information in the database with respect to such SMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the SMC Review Team.

A data tape (the “SMC Data Tape”) containing detailed information regarding each SMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMC Data Tape was used to provide the numerical information regarding the SMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMC engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMC, relating to information in this prospectus regarding the SMC Mortgage Loans.

These procedures included:

●	comparing the information in the SMC Data Tape against various source documents provided by SMC that are described above under “—Database”;
●	comparing numerical information regarding the SMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the SMC Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMC Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMC Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMC Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMC Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the SMC Review Team of a due diligence questionnaire relating to the SMC Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMC Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which SMC was aware at the origination of any SMC Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The SMC Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMC Mortgage Loans to determine whether any SMC Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMC’s Underwriting Guidelines and Processes” below. See “—Exceptions to SMC’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, SMC determined that the disclosure regarding the SMC Mortgage Loans in this prospectus is accurate in all material respects. SMC also determined

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that the SMC Mortgage Loans were originated in accordance with SMC’s origination procedures and underwritten (or acquired and reunderwritten) in accordance with SMC’s underwriting criteria, except as described below under “—Exceptions to SMC’s Disclosed Underwriting Guidelines”. SMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. SMC will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMC, and if appropriate its legal counsel, will review the mortgage loan documents of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement.

SMC’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated (or acquired and reunderwritten) by SMC for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of SMC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated (or acquired and reunderwritten) by SMC complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMC Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex E-1B to this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by SMC require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, that the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the

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related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.
●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-21 entitled, “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.
●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded
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documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes. Typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.
●	Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.
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Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the SMC Mortgage Loans, please see Annex A.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMC’s Disclosed Underwriting Guidelines.

One or more of the SMC Mortgage Loans may vary from the specific SMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the SMC Mortgage Loans, SMC may not have applied each of the specific underwriting guidelines described above on a case-by-case basis, as a result of other compensating factors.

Except as described above, none of the SMC Mortgage Loans were originated with any material exceptions from the Starwood underwriting guidelines and procedures.

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. In addition, primary servicing is occasionally retained by certain mortgage brokerage firms under established sub-servicing agreements with Starwood, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on January 27, 2023. SMC’s Central Index Key is 0001548405. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. In addition, Starwood or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

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The information set forth under “—Starwood Mortgage Capital LLC” has been provided by SMC.

UBS AG

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated, co-originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch has previously securitized an aggregate of approximately $8,033,896,943 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated, co-originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated, co-originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex E-1B), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the Mortgage Loan Purchase Agreement, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “The Mortgage Loan Purchase Agreements”.

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Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;
●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex E-1A and, if applicable, identified exceptions to those representations and warranties.

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Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated (or acquired and re-underwritten) in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors.

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Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

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Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

None of the UBS AG Mortgage Loans were originated with any material exceptions from UBS AG’s underwriting guidelines described above.

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Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on February 14, 2023. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including March 31, 2023, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG, New York Branch as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2019-C16	X	UBS AG, New York Branch	29	419,904,949	59.5%	1	30,000,000	4.4%	0	—	0.0%	0	—	0.0%	0	—	4.4%	1	30,000,000	0.0%	0	—	0.0%
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2018-C15	X	UBS AG, New York Branch	18	309,268,780	47.8%	1	55,000,000	8.5%	0	—	0.0%	0	—	0.0%	0	—	8.5%	1	55,000,000	0.0%	0	—	0.0%

1.	Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG, New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.

The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii) which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.

2.	Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.
3.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.
4.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.

The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.
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The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.

In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.

6.	Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.

The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced.” In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.

7.	Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.
8.	Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).
9.	Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.
10.	Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—UBS AG, New York Branch” has been provided by UBS AG, New York Branch.

Zions Bancorporation, N.A.

General

Zions Bancorporation, N.A. (“ZBNA”) is a national banking association (NASDAQ: ZION) and is a sponsor of, and a seller of certain Mortgage Loans (the “ZBNA Mortgage Loans”) into, the securitization described in this prospectus. The ZBNA Mortgage Loans were all originated, co-originated or acquired by ZBNA. The principal office of ZBNA is located at One South Main Street, Salt Lake City, Utah 84133, and its telephone number is (800) 974-8800. ZBNA offers a wide range of financial and banking services to its customers, including commercial real estate financing, throughout the United States directly or through any of its divisions, comprised of Amegy Bank of Texas, California Bank & Trust, National Bank of Arizona, Nevada State Bank, The Commerce Bank of Oregon, The Commerce Bank of Washington, Vectra Bank Colorado, and Zions First National Bank. ZBNA is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

ZBNA has been engaged in originating commercial and multifamily mortgage loans since 1873 through Zion’s Savings Bank and Trust Company and various other affiliated entities. ZBNA also originates commercial and

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multifamily mortgage loans that are not securitized, including construction, bridge, subordinated and syndicated loans.

In the normal course of its business, ZBNA may acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by ZBNA.

In addition to the origination of commercial and multifamily mortgage loans, ZBNA and its affiliate banking associations and divisions service $12.9 billion of commercial and multifamily mortgage loans as of March 31, 2023.

ZBNA’s Securitization Program

On October 1, 2022, ZBNA launched a real estate capital markets platform for purposes of engaging in the origination and acquisition of commercial and multifamily mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a commercial mortgage-backed securities (“CMBS”) primary issuance securitization or through a sale of whole loan interests to third-party investors. ZBNA has been engaged in the securitization of assets since 1988 when it began to securitize Small Business Administration loans.

ZBNA underwrites, originates and acquires mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

This is the first commercial mortgage securitization to which ZBNA is contributing loans.

In future transactions, it is anticipated that many of the commercial mortgage loans originated or acquired by ZBNA will be sold to securitizations in which ZBNA acts as a sponsor.

Review of ZBNA Mortgage Loans

Overview. ZBNA has conducted a review of the mortgage loans (the “ZBNA Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the ZBNA Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of ZBNA or one or more of its affiliates (the “ZBNA Review Team”). The review procedures described below were employed with respect to all of the ZBNA Mortgage Loans. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the ZBNA Review Team created a data tape (“ZBNA Data Tape”) of loan-level and property-level information relating to each ZBNA Mortgage Loan. The ZBNA Data Tape was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the ZBNA Review Team during the underwriting process. After origination of each ZBNA Mortgage Loan, the ZBNA Review Team updated the information in the ZBNA Data Tape with respect to the ZBNA Mortgage Loans from time to time based on applicable information from ZBNA, as interim servicer of the ZBNA Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the ZBNA Review Team. The ZBNA Data Tape was used to provide the numerical information regarding the ZBNA Mortgage Loans in this prospectus.

Data Comparison and Recalculation. ZBNA engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by ZBNA, relating to information in this prospectus regarding the ZBNA Mortgage Loans. These procedures included:

●	comparing the information in the ZBNA Data Tape against various source documents provided by ZBNA that are described in “—Database” above;
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●	comparing numerical information regarding the ZBNA Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the ZBNA Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the ZBNA Mortgage Loans disclosed in this prospectus.

Legal Review. ZBNA engaged various law firms to conduct certain legal reviews of the ZBNA Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each ZBNA Mortgage Loan, origination counsel prepared a loan and property summary or completed a questionnaire that sets forth certain salient loan terms and summarizes material deviations from the ZBNA’s standard form loan documents. In anticipation of the securitization of each ZBNA Mortgage Loan, origination counsel for each ZBNA Mortgage Loan reviewed a form of securitization representations and warranties and, if applicable, identified exceptions to those representations and warranties.

ZBNA also engaged legal counsel in connection with this securitization to provide, among other things, a review of (i) one or more due diligence questionnaires completed by origination counsel and/or the ZBNA Review Team, (ii) the representations and warranties and exception reports relating to the ZBNA Mortgage Loans prepared by origination counsel, (iii) certain loan documents with respect to the ZBNA Mortgage Loans, and (iv) various statistical data tapes prepared by the ZBNA Review Team. Securitization counsel also reviewed the property release provisions, if any, for each ZBNA Mortgage Loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. For each ZBNA Mortgage Loan originated by ZBNA, ZBNA conducted a search with respect to each borrower under the related ZBNA Mortgage Loan to determine whether it filed for bankruptcy. With respect to any material pending litigation of which ZBNA was aware at the origination of any ZBNA Mortgage Loan, ZBNA requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If ZBNA became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a ZBNA Mortgage Loan, ZBNA obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The ZBNA Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the ZBNA Mortgage Loans to determine whether any ZBNA Mortgage Loan materially deviated from the underwriting guidelines set forth in “—ZBNA’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, ZBNA determined that the disclosure regarding the ZBNA Mortgage Loans in this prospectus is accurate in all material respects. ZBNA also determined that the ZBNA Mortgage Loans were originated in accordance with ZBNA’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. ZBNA attributes to itself all findings and conclusions resulting from the foregoing review procedures.

ZBNA’s Underwriting Guidelines and Process

General. ZBNA has developed guidelines establishing certain procedures with respect to underwriting the ZBNA Mortgage Loans. All of the ZBNA Mortgage Loans were generally underwritten in accordance with the guidelines below (which guidelines are also generally applicable to mortgage loans acquired by ZBNA). In some instances, one or more provisions of the guidelines were waived or modified by ZBNA at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. Given the unique nature of commercial mortgaged properties, variations from these origination procedures and underwriting guidelines may occur as a result of various conditions, including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/loan sponsor, or any other pertinent information deemed material by ZBNA. Therefore, this general description of the ZBNA’s origination procedures and underwriting guidelines is not intended as a representation that every ZBNA

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Mortgage Loan complies entirely with all procedures and guidelines set forth below. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Property Analysis. ZBNA performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. ZBNA assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, ZBNA evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. ZBNA reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. ZBNA evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by ZBNA must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. ZBNA’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for ZBNA Mortgage Loans will be equal to or greater than 1.20x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors. Generally, the loan-to-value ratio for ZBNA Mortgage Loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

The aforementioned debt service coverage ratio requirements pertain to the underwritten cash flow at origination and may not hold true for each ZBNA Mortgage Loan as reported in this prospectus. Property and loan information is typically updated for securitization, including an update or re-underwriting of the property’s cash flow, which may reflect positive or negative developments at the property or in the market that have occurred since origination, possibly resulting in an increase or decrease in the debt service coverage ratio.

Additional Debt. Certain ZBNA Mortgage Loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that ZBNA may be the lender on that additional subordinate debt and/or mezzanine debt. The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Amortization Requirements. ZBNA’s underwriting guidelines generally permit a maximum amortization period of 30 years, or interest-only payments through maturity or for an initial portion of the mortgage loan term; however, if the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus will reflect a calculation on the future (larger) amortizing loan payment.

Servicing. Interim servicing for the ZBNA Mortgage Loans prior to securitization will typically be performed by ZBNA or an unaffiliated third-party; however, primary servicing may occasionally be retained by certain qualified subservicers under established sub-servicing agreements with ZBNA, which primary servicing may be retained by such subservicers post-securitization. Accordingly, from time to time, the original third-party servicer may retain

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primary servicing. Otherwise, servicing responsibilities will be transferred from such third-party servicer to the master servicer of the securitization trust (and a primary servicer when applicable) on the Closing Date.

Assessment of Property Condition. As part of the origination and underwriting process, the property assessments and reports described below will typically be obtained:

(i)	Appraisals. ZBNA will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, ZBNA will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.
(ii)	Environmental Assessments. ZBNA will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, ZBNA may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, ZBNA might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, ZBNA will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, ZBNA may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.
(iii)	Engineering Assessments. In connection with the origination process, ZBNA may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, ZBNA will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.
(iv)	Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and ZBNA or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, ZBNA typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to

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avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements. Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts if such coverage is available at commercially reasonable rates. In some cases, there may be a cap on the amount that the related borrower will be required to expend on terrorism insurance. The mortgage loan documents typically also require the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders. The mortgage loan documents typically further require the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, ZBNA will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, ZBNA may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the nonconformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. If a material violation exists with respect to a mortgaged property, ZBNA may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. ZBNA may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, ZBNA may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by ZBNA. Furthermore, ZBNA may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

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Generally, subject to the discussion in this paragraph, the typical required escrows for mortgage loans originated by ZBNA are as follows:

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. ZBNA may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. ZBNA may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. ZBNA relies on information provided by an independent engineer to make this determination. ZBNA may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, ZBNA generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. ZBNA may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.
●	Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with releasing the space occupied by such tenants. ZBNA may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

For a description of the escrows collected with respect to the ZBNA Mortgage Loans, please see Annex A-1 to this prospectus.

Exceptions.

One or more of the ZBNA Mortgage Loans may vary from the specific underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the ZBNA Mortgage Loans, ZBNA or another originator may not have applied each of the specific

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underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the ZBNA Mortgage Loans were originated with any material exceptions from ZBNA’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

ZBNA will make its initial Rule 15Ga-1 filing within 45 days following the end of the calendar quarter in which the Closing Date occurs.

Retained Interests in This Securitization

Neither ZBNA nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, ZBNA or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Zions Bancorporation, N.A.” has been provided by ZBNA.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates and the Uncertificated VRR Interest contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans (and any Trust Subordinate Companion Loans) in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates and the Uncertificated VRR Interest to investors and any proceeds received from the sale of servicing rights to Midland, for the master servicing of the Mortgage Loans (and any Trust Subordinate Companion Loans) and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans (and any Trust Subordinate Companion Loans) and the costs and expenses related to the issuance, offering and sale of the Certificates and the Uncertificated VRR Interest as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

BMO Commercial Mortgage Securities LLC is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a limited liability company formed in the State of Delaware on March 17, 2021 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 151 West 42nd Street, New York, NY 10036. Its telephone number is 212-885-4000.

The Depositor is a wholly-owned subsidiary of BMO Financial, an affiliate of BMO, a Sponsor and an Originator, and an affiliate of BMO Capital Markets Corp., one of the underwriters. BMO Financial is a wholly-owned subsidiary of the Bank of Montreal.

The Depositor was formed for the purposes of engaging in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor expects to

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generally acquire the commercial and multifamily mortgage loans from BMO or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans.

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and the owners of the Uncertificated Interests and any Loan-Specific Certificateholders and related uncertificated interest owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, the Uncertificated Interests, any Loan-Specific Certificates and any related uncertificated interests and the Mortgage Loans (and any Trust Subordinate Companion Loans). The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan (or Trust Subordinate Companion Loan), (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders or the owners of the Uncertificated Interests, and any Loan-Specific Certificateholders and related uncertificated interest owners, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates and the Uncertificated Interests to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and owners of the Uncertificated Interests.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest.

The Issuing Entity

The Issuing Entity, BMO 2023-C5 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Mortgage Loans, defaulted Trust Subordinate Companion Loans and REO Property, issuing the Certificates and the Uncertificated Interests, any Loan-Specific Certificates and any related uncertificated interests, making distributions, providing reports to certificateholders and owners of the Uncertificated Interests, and any Loan-Specific Certificateholders and related uncertificated interest owners, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates and the Uncertificated Interests, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside

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Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee and the Certificate Administrator”, “—Servicers—The Master Servicer”, “—Servicers—The Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans, any Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans (and any Trust Subordinate Companion Loans) to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee and the Certificate Administrator

Computershare Trust Company, N.A. (“Computershare Trust Company”) will act as Trustee and Certificate Administrator under the Pooling and Servicing Agreement. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $6.2 billion (USD) in assets as of December 31, 2022. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (“WFDTC” and collectively with Wells Fargo Bank and Wells Fargo & Company, “Wells Fargo”) entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank, since November 1,

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2021, has been transferring, and intends to continue to transfer, such roles, duties, rights, and liabilities to Computershare Trust Company, in stages. WFDTC also intends to transfer its roles, duties, rights, and liabilities to CDTC in stages. For any transaction where the roles of Wells Fargo Bank or WFDTC, as applicable, have not already transferred to Computershare Trust Company or CDTC, Computershare Trust Company or CDTC performs all or virtually all of the obligations of Wells Fargo Bank or WFDTC, respectively, as its agent as of such date.

Trustee

Computershare Trust Company will act as Trustee pursuant to the Pooling and Servicing Agreement. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of December 31, 2022, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 464 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $251 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the Pooling and Servicing Agreement, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Issuing Entity and, to the extent required under the Pooling and Servicing Agreement, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2022, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1203 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $702 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the Certificate Administrator is required to maintain pursuant to the Pooling and Servicing Agreement will be established and maintained with one or more institutions in a manner satisfying the requirements of the Pooling and Servicing Agreement, including any applicable eligibility criteria for account banks set forth in the Pooling and Servicing Agreement.

Custodian

Computershare Trust Company is acting as the custodian of the mortgage loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2022, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 415,000 commercial mortgage loan files.

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Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

Compliance

For twenty CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2022 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2022 Computershare CMBS Annual Statement of Compliance”).

For seventeen different CMBS transactions, each related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that the April 18, 2022 distribution was made one business day late due to an administrative error relating to the calculation of the payment date in an internal system due to Good Friday.

For two other CMBS transactions, each related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that certain payment errors occurred. In one case, a class of certificates was overpaid and another class was underpaid in three consecutive months. The payment error was caused by an administrative error relating to the reimbursement to a servicer of prior advances subsequently deemed non-recoverable. Computershare Trust Company corrected the payment errors in the third month. In the other case, an administrative error during the processing of the transfer of a certificate caused the wrong beneficial holder to receive payment. The resulting payment error was corrected in the same month the error occurred.

For one additional CMBS transaction, the related Subject 2022 Computershare CMBS Annual Statement of Compliance disclosed that the Form 10-D (including the ABS Asset Data File and ABS Asset Related Document filed as exhibits 102 and 103 respectively to the registrant’s Form ABS-EE and incorporated by reference into the Form 10-D filing) for the initial distribution date was filed three calendar days late. The late filing resulted from a gap in Computershare Trust Company’s process for reviewing and capturing the Exchange Act reporting obligations in newly closed transactions.

For each of the twenty CMBS transactions, the related Subject 2022 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any Certificates issued by the Issuing Entity. However, each of Computershare Trust Company and its affiliates will be entitled at their discretion to acquire Certificates issued by the Issuing Entity, and in each such case will have the right to dispose of any such Certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus.

The foregoing information set forth under this “—The Trustee and the Certificate Administrator” heading has been provided by Computershare.

For a description of any material affiliations, relationships and related transactions between the Trustee, the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the

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Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Serviced Mortgage Loans and any Serviced Companion Loans pursuant to the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch, DBRS, Inc. (“DBRS Morningstar”) and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2+” for master servicer, “CPS2+” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the

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mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the applicable Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Outside Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

As of March 31, 2023, Midland was master and primary servicing approximately 24,644 commercial and multifamily mortgage loans with a principal balance of approximately $560 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,692 of such loans, with a total principal balance of approximately $329 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2020 to 2022.

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Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2020	2021	2022
CMBS	$256	$302	$328
Other	$317	$301	$315
Total	$573	$603	$642

As of March 31, 2023, Midland was named the special servicer in approximately 413 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $156 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 177 assets with an outstanding principal balance of approximately $4.9 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2020 to 2022.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2020	2021	2022
Total	$170	$163	$162

Midland may enter into one or more arrangements with a Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for (i) a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation and/or (ii) certain services, in each case, in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the Pooling and Servicing Agreement and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between 3650 REIT and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between UBS AG and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

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Pursuant to an interim subservicing agreement between Arbor Multifamily Lending, LLC and certain of its affiliates, on the one hand, and Midland, on the other hand, Arbor Multifamily Lending, LLC performs certain primary servicing functions with respect to certain Mortgage Loans until the Closing Date.

Midland is also (i) the master servicer of the 800 Cesar Chavez Whole Loan, which is serviced under the 3650R 2022-PF2 pooling and servicing agreement and (ii) the master servicer of the Pacific Design Center and Great Lakes Crossing Outlets Whole Loans, which are serviced under the Benchmark 2023-B38 pooling and servicing agreement.

Midland will be the initial master servicer of the La Habra Marketplace Whole Loan, which is serviced under the BMO 2022-C3 pooling and servicing agreement until the servicing shift date. After the servicing shift date, such Whole Loan will be serviced by a yet to be named master servicer under the related Future Outside Servicing Agreement.

Midland is expected to be the master servicer of the Harborside 2-3 Whole Loan, which is expected to be serviced under the BMARK 2023-V2 pooling and servicing agreement.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The foregoing information concerning the Master Servicer and Special Servicer has been provided by Midland. Midland does not make any representations as to the validity or sufficiency of the Pooling and Servicing Agreement (other than as to it being a valid obligation of Midland as Special Servicer), the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Midland) or any related documents.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

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For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), is expected to be appointed as the special servicer under the Pooling and Servicing Agreement. In such capacity, RCA will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loan) and related REO Properties pursuant to the Pooling and Servicing Agreement.

RCA maintains its principal servicing office at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by DBRS Morningstar. RCA is also rated by Kroll Bond Rating Agency, LLC.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), and a Securities and Exchange Commission registered investment adviser. RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of March 31, 2023, RCM was the sponsor of, and certain of its affiliates were investors in, twelve private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as co-investments, joint ventures and separately managed accounts, having over $15.4 billion of regulatory assets under management in the aggregate. Of the twelve Funds, eight are focused in whole or in part on investments in commercial mortgage-backed securities, with the remaining Funds focused on distressed and value add real estate related investments, mezzanine debt and/or credit investments.

As of March 31, 2023, RCM has underwritten and purchased, primarily for the Funds, over $10.1 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 183 securitizations totaling approximately $190 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions.

Rialto Management Group, LLC, together with its subsidiaries, RCA and RCM (excluding Stone Point), had 281 employees as of March 31, 2023 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

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RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of March 31, 2023, RCA and its affiliates were actively special servicing approximately 346 portfolio loans (and REO properties) with an unpaid principal balance of approximately $8.79 billion (see footnote 2 to the chart below).

As of March 31, 2023, RCA is also performing special servicing for approximately 151 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 9,031 assets with an unpaid principal balance at securitization of approximately $149.2 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The following table sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2020	As of 12/31/2021	As of 3/31/2023
Number of CMBS Pools Named Special Servicer	129	140	151
Approximate Aggregate Unpaid Principal Balance(1)	$133.3 billion	$142.3billion	$149.2 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	617	470	346
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$11.67 billion	$9.41 billion	$8.79 billion

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.
(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances, RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of

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RCA in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, RCA believes that its financial condition will not have any material impact on the performance of the Mortgage Loans or the performance of the Certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement. It is noted that, in November 2021, Icahn Partners LP and Icahn Partners Master Fund LP (together, the “Icahn Funds”) purportedly acquired 84% of the Class E certificates of COMM 2012-CCRE4 Commercial Pass-Through Certificates (the “CCRE4 Trust”). At that time, the value of the Class E certificates had already been written down to zero. Immediately following the acquisition of their interest in the CCRE4 Trust, in December 2021, the Icahn Funds made a request that the CCRE4 Trust’s trustee deem a “Servicer Termination Event” to have occurred in connection with the special servicing by RCA of a specific CCRE4 Trust asset, the Prizm Outlets mall in Nevada. The basis of the Icahn Funds’ request was their allegation that RCA violated the servicing standard by obtaining inflated appraisals from CBRE – Valuation & Advisory Services to prevent control from shifting to the Class E certificateholders and engaging in a 39-month plan to rehabilitate the asset. The CCRE4 trustee has not concluded that the Icahn Funds’ allegations have any merit, and has neither commenced an investigation nor indicated that it intends to pursue any claims related to the allegations. Nevertheless, on June 15, 2022, the Icahn Funds filed a lawsuit against RCA in the District Court for Clark County, Nevada based on the same allegations set forth in its “Servicer Termination Event” notice to the CCRE4 trustee. RCA denies that the claims have merit and intends to assert many legal and factual defenses against those claims. The case is still in the early stages of discovery. RCA continues to serve as special servicer of the CCRE4 Trust and has not been terminated.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the Certificateholders.

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with unaffiliated third parties entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

RCA, the expected special servicer for this transaction, is an affiliate of (i) RREF IV-D AIV RR, LLC, the entity that is expected to (a) purchase the Class F-RR, Class XFRR, Class G-RR, Class G-RR, Class J-RR and Class XJRR Certificates and (b) be appointed the initial Controlling Class Representative and be the initial Directing Holder, (ii) RREF IV Debt AIV, LP, which entity or its affiliate may purchase the Class E and Class X-E Certificates, (iii) the entity which may purchase all or a portion of the Class D and Class X-D Certificates, and (iv) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the Outside Special Servicer of the Oak Street NLP Fund Portfolio Whole Loan under the OAKST 2023-NLP TSA. Except as described above, neither RCA or

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any of its affiliates intends to retain on the Closing Date any additional certificates issued by the issuing entity or any other economic interest in this securitization. However, RCM or its affiliates may, in the future, purchase, retain or own interests in certain other classes of Certificates. Any such party will have the right to dispose of any such Certificate at any time.

The foregoing information set forth under this heading “—The Special Servicer” has been provided by RCA. RCA does not make any representations or take any responsibility as to the validity or sufficiency of the Certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information specifically provided by RCA) or any related documents.

The Special Servicer may enter into one or more arrangements with the Directing Holder or any other person who has the right to remove, or vote to remove, the Special Servicer, to provide for a discount and/or revenue sharing with respect to certain Special Servicer compensation. The Directing Holder, a Controlling Class Certificateholder and/or other persons or Certificateholders who have the right to remove, or vote to remove, the Special Servicer may further consider any such economic arrangements with the Special Servicer or a prospective replacement special servicer in entering into any decision to appoint or replace such party from time to time, and such considerations would not be required to take into account the best interests of any Certificateholder. See “Risk Factors—Risks Related to Conflict of Interests—Potential Conflicts of Interest of the Servicer and the Special Servicer”.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. Certain terms of the Pooling and Servicing Agreement regarding the Special Servicer’s removal or replacement, are described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The Special Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Special Servicer’s liability under the Pooling and Servicing Agreement, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer, the Special Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Primary Servicer

KeyBank National Association

KeyBank will be appointed as a primary servicer with respect to the Central Florida Industrial Portfolio Mortgage Loan, the Philadelphia Life Science Portfolio Mortgage Loan, the Mini U Storage – Springfield Mortgage Loan and the Mini U Storage – Landmark Mortgage Loan (collectively, the “KeyBank Serviced Mortgage Loans”). KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the Issuing Entity, the Depositor, any other Mortgage Loan Seller, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any other sub-servicer. KeyBank National Association is the master servicer with respect to the Oak Street NLP Fund Portfolio Mortgage Loan (4.6%), which is serviced under the OAKST 2023-NLP trust and servicing (the “KeyBank Outside Serviced TSA”).

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KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/20	12/31/21	12/31/2022	3/31/2023
By Approximate Number	17,008	18,122	18,346	18,472
By Approximate Aggregate Principal Balance (in billions)	$308.5	$379.3	$426.9	$432.5

Within this servicing portfolio are, as of March 31, 2023, approximately 11,533 loans with a total principal balance of approximately $292.8 billion that are included in approximately 900 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2022, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of March 31, 2023, KeyBank was named as special servicer with respect to commercial mortgage loans in 353 commercial mortgage-backed securities transactions totaling approximately $187.4 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 142 commercial mortgage loans with an aggregate outstanding principal balance of approximately $3.4 billion, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in commercial mortgage-backed securities transactions in the United States.

CMBS (US)	12/31/2020	12/31/21	12/31/2022	3/31/2023
By Approximate Number of Transactions	363	357	359	353
By Approximate Aggregate Principal Balance (in billions)	$148.3	$178.9	$196.3	$187.4

KeyBank has resolved over $12.0 billion of U.S. commercial mortgage loans over the past 10 years.

The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions).

2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
$2.69	$0.63	$1.40	$0.27	$0.23	$0.12	$0.32	$3.20	$2.00	$1.15

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Fitch, and DBRS, Inc. (“DBRS Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s

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ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the primary servicer or the master servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s deposits and debt obligations.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A	A1
Short-Term Deposits	N/A	F1	P-1
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the KeyBank Primary Servicing Agreement and the KeyBank Outside Serviced TSA and, accordingly, will not have any material adverse impact on the performance of the KeyBank Serviced Mortgage Loans and the Outside Serviced Mortgage Loan governed under the KeyBank Outside Serviced TSA or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act of 1933, as amended. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the KeyBank Primary Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the primary servicer of the KeyBank Serviced Mortgage Loans or the master servicer or special servicer of the Outside Serviced Mortgage Loan governed under the KeyBank Outside Serviced TSA, generally responsible for the primary servicing functions for the KeyBank Serviced Mortgage Loans and master servicing or special servicing functions with respect to the Outside Serviced Mortgage Loan governed under the KeyBank Outside Serviced TSA and any REO Property, as applicable. KeyBank may from time to time perform some of its servicing obligations under the KeyBank Primary Servicing Agreement and the KeyBank Outside Serviced TSA through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the

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performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the KeyBank Primary Servicing Agreement and the KeyBank Outside Serviced TSA as if KeyBank had not retained any such vendors.

Generally, all amounts received by KeyBank on the KeyBank Serviced Mortgage Loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the KeyBank Primary Servicing Agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the KeyBank Serviced Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular KeyBank Serviced Mortgage Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard described in the KeyBank Primary Servicing Agreement and the servicing standards described in the related KeyBank Outside Serviced TSA.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the KeyBank Serviced Mortgage Loans pursuant to the KeyBank Primary Servicing Agreement or the Outside Serviced Mortgage Loan governed under the KeyBank Outside Serviced TSA.

Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time. The information set forth above under this heading “—Significant Primary Servicer” has been provided by KeyBank.

Summary of the KeyBank Primary Servicing Agreement

General. KeyBank has acquired the right to be appointed as the primary servicer of the KeyBank Serviced Mortgage Loans (collectively, 11.3%). Accordingly, Midland, as master servicer, and KeyBank, as primary servicer, will enter into a Primary Servicing Agreement, dated as of June 1, 2023 (the “KeyBank Primary Servicing Agreement”). The primary servicing of such KeyBank Serviced Mortgage Loans will be governed by the KeyBank Primary Servicing Agreement. The following summary describes certain provisions of the KeyBank Primary Servicing Agreement relating to the primary servicing and administration of the KeyBank Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the KeyBank Primary Servicing Agreement.

Summary of Duties. With respect to the KeyBank Serviced Mortgage Loans, KeyBank, as primary servicer, will be responsible for performing the primary servicing of such KeyBank Serviced Mortgage Loans in a manner consistent with the PSA and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such KeyBank Serviced Mortgage Loan as approved by the master servicer,
●	(i) within five (5) business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within five (5) business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of mortgage loan
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representation, and (iii) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller,

●	collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts to hold such collections,
●	remitting to the master servicer on a timely basis monthly payments less any primary servicing fees and compensation in the nature of additional servicing compensation due to KeyBank, as primary servicer and any escrow and reserve payments to be held by KeyBank,
●	preparing such reports, including a monthly remittance report and such other reports as reasonably requested by the master servicer from time to time,
●	collecting monthly and quarterly borrower reports, rent rolls, and operating statements,
●	performing annual inspections of the related mortgaged property and providing inspection reports to the master servicer,
●	monitoring borrower insurance obligations on such KeyBank Serviced Mortgage Loans and related Specially Serviced Loans and obtaining such property level insurance when the borrower fails to maintain such insurance,
●	maintaining errors and omissions insurance and an appropriate fidelity bond,
●	notifying the master servicer of any borrower requests or transactions; provided, however, that KeyBank will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the master servicer,
●	with respect to any rate cap mortgage loan (if any), collecting and receiving all related interest rate cap payments (if any) and depositing such payments into the collection account maintained by KeyBank and remitting such funds to the Master Servicer on the primary servicer remittance date,
●	with respect to any rate cap mortgage loan (if any) providing the Master Servicer with the wiring instructions for receipt of all interest rate cap payments (if any), the name of the related rate cap provider, the expiration date of the related rate cap agreement, and confirming that such required interest rate cap payments have been made per the loan documents,
●	promptly notifying master servicer of any defaults under the KeyBank Serviced Mortgage Loans, collection issues or customer issues; provided that KeyBank will not take any action with respect to enforcing such KeyBank Serviced Mortgage Loans without the prior written approval of the master servicer, and
●	with respect to all servicing responsibilities of the master servicer under the PSA which are not being performed by KeyBank under the KeyBank Primary Servicing Agreement, KeyBank will reasonably cooperate with the master servicer to facilitate the timely performance of such servicing responsibilities.

KeyBank's custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

KeyBank will provide to master servicer access to all the servicing files, mortgage loan files and servicing systems maintained by KeyBank with respect to the KeyBank Serviced Mortgage Loans for audit and review. KeyBank will not take any action (whether or not authorized under the KeyBank Primary Servicing Agreement) as to which the master servicer has advised it in writing that the master servicer or the trustee has received an opinion of counsel to the effect that such action if taken would result in the imposition of a tax on any portion of the trust

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fund or cause either Trust REMIC to fail to qualify as a REMIC. KeyBank will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the trust fund or cause either Trust REMIC to fail to qualify as a REMIC.

KeyBank will also timely provide such certifications, reports and registered public accountant attestations required by the KeyBank Primary Servicing Agreement or by the master servicer to permit it to comply with the PSA and the depositor to comply with its Exchange Act reporting obligations.

The master servicer and KeyBank will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that KeyBank is able to perform its obligations under the KeyBank Primary Servicing Agreement and the master servicer is able to perform its supervisory authority over KeyBank. KeyBank will not communicate directly with the special servicer, the Directing Certificateholder or any Rating Agency except in very limited circumstances set forth in the KeyBank Primary Servicing Agreement.

KeyBank will have no obligation to make any principal and interest advance or any servicing advances KeyBank will not make any Special Servicer Decisions, Major Decisions or any other action requiring the approval of the Master Servicer under the KeyBank Primary Servicing Agreement without the prior written approval of the master servicer.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Certificateholder or any mezzanine loan lender, as applicable, if so required under the PSA or the related Mortgage Loan documents, which approval may be withheld in such person's sole discretion, and (b) obtaining any Rating Agency Confirmation required under the PSA or the related Mortgage Loan documents, which confirmation may be withheld in such person's sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the KeyBank Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the Servicing Fee with respect to each KeyBank Serviced Mortgage Loan under the PSA. KeyBank is not entitled to any Prepayment Interest Excess. KeyBank will be entitled to such additional primary servicing compensation as set forth in the KeyBank Primary Servicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the PSA, KeyBank will also be entitled to retain, with respect to each related KeyBank Serviced Mortgage Loan, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	100% of the master servicer’s share of any assumption application fees and 50% of the master servicer's share of any defeasance fees;
●	100% of the master servicer’s share of any charges for beneficiary statements to the extent such beneficiary statements were prepared by KeyBank and amounts collected for checks returned for insufficient funds actually paid by the borrower relating to the accounts held by KeyBank;
●	100% of late payment charges, demand charges and default interest paid by the related borrowers, except as required to offset outstanding interest on Advances or certain additional trust fund expenses incurred with respect to the related KeyBank Serviced Mortgage Loan;
●	50% of the master servicer’s share of any Excess Modification Fees, assumption fees, waiver fees, consent and earnout fees, review fees and similar fees; and
●	subject to certain limitations set forth in the PSA, any interest or other income earned on deposits in the related accounts held by KeyBank.

KeyBank will be entitled to 50% of the master servicer's share of any fees received by the master servicer with respect to any Major Decision and any Special Servicer Decision regardless as to whether KeyBank processes such action or not. The special servicer will process all (A) Major Decisions and (B) Special Servicer Decisions, unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision or Special Servicer Decision. If the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision or Special Servicer Decision, KeyBank will be required to process such Major Decision or Special Servicer Decision.

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KeyBank will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which KeyBank is not entitled to retain. Except as otherwise provided, KeyBank will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the KeyBank Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither KeyBank nor any partners, directors, officers, shareholders, members, managers, employees or agents of KeyBank (the “KeyBank Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the KeyBank Primary Servicing Agreement, or for errors in judgment. However, this will not protect the KeyBank Parties against losses resulting from any breach of warranties or representations made in the KeyBank Primary Servicing Agreement, or against any liability that would otherwise be imposed on KeyBank by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the KeyBank Primary Servicing Agreement for a breach of the accepted primary servicing practices) in the performance of its duties under the KeyBank Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the KeyBank Primary Servicing Agreement. The KeyBank Parties will be indemnified and held harmless by the master servicer against any and all losses, liabilities, penalties, fines, forfeitures, claims, judgments or expenses (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of this indemnity) incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the KeyBank Primary Servicing Agreement (collectively, the “Losses”) incurred by KeyBank (a) resulting from (i) any breach by the master servicer of a representation or warranty made by it under the KeyBank Primary Servicing Agreement or (ii) the master servicer’s willful misconduct, bad faith, fraud or negligence in the performance of its obligations and duties under the KeyBank Primary Servicing Agreement or negligent disregard of its obligations and duties under the KeyBank Primary Servicing Agreement or (b) that may be imposed on, incurred by or asserted against it in connection with, related to, or arising out of, the KeyBank Primary Servicing Agreement or the transactions contemplated by the KeyBank Primary Servicing Agreement, other than any Losses incurred by KeyBank (i) that are specifically required to be borne by KeyBank without right of reimbursement pursuant to the terms of the KeyBank Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by KeyBank, or (B) willful misconduct, bad faith, fraud or negligence of KeyBank in the performance of its respective obligations or duties under the KeyBank Primary Servicing Agreement or negligent disregard of its respective obligations or duties under the KeyBank Primary Servicing Agreement; provided, however, that the indemnification under clause (b) above will be strictly limited to any actual amount of indemnification received by the master servicer under the PSA as a result of pursuing the Trust on behalf of the KeyBank for such indemnification. The master servicer agrees to use reasonable efforts to pursue the Trust for any indemnification against any Losses incurred by KeyBank under clause (b) above.

KeyBank will indemnify and hold harmless the master servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Losses incurred by the master servicer resulting from (1) any breach by KeyBank of a representation or warranty made by KeyBank in the KeyBank Primary Servicing Agreement or (2) any willful misconduct, bad faith, fraud or negligence by KeyBank in the performance of its obligations or duties under the KeyBank Primary Servicing Agreement or by reason of negligent disregard of such obligations or duties.

Termination. The KeyBank Primary Servicing Agreement will be terminated with respect to KeyBank if any of the following occurs:

●	the master servicer elects to terminate KeyBank following a KeyBank Primary Servicer Termination Event (as defined below) (except as provided in the following bullet);
●	immediately by the master servicer (or at the depositor's request to the extent the depositor has the right to request termination of KeyBank under the PSA) pursuant to the final two bullets listed under KeyBank Primary Servicer Termination Events below;
●	promptly following KeyBank being or becoming Risk Retention Affiliated with or a Risk Retention Affiliate (as defined under the Credit Risk Retention Rules) of any Third-Party Purchaser;
●	upon resignation by KeyBank;
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●	with respect to any KeyBank Serviced Mortgage Loan, in the event such KeyBank Serviced Mortgage Loan is substituted pursuant to the PSA;
●	at the option of the master servicer in its sole discretion, in the event a KeyBank Serviced Mortgage Loan is purchased or repurchased pursuant to the PSA;
●	with respect to a KeyBank Serviced Mortgage Loan, upon defeasance of such KeyBank Serviced Mortgage Loan; or
●	if the master servicer’s responsibilities and duties as master servicer under the PSA have been assumed by the trustee, and the trustee has the right to terminate KeyBank pursuant to the PSA.

“KeyBank Primary Servicer Termination Event”, means any one of the following events:

●	any failure by KeyBank to remit amounts due to the accounts maintained by KeyBank or to the master servicer, any amount required to be so remitted by KeyBank which failure continues unremedied for one (1) business day following the date on which such deposit or remittance was required to be made;
●	any failure on the part of KeyBank duly to observe or perform in any material respect any of its other covenants or obligations under the KeyBank Primary Servicing Agreement, which failure continues unremedied for a period of twenty (20) days (or (i) with respect to any year that a report on Form 10-K is required to be filed, three (3) business days in the case of KeyBank’s obligations under the KeyBank Primary Servicing Agreement in respect of Exchange Act reporting items (after any applicable grace periods) or (ii) ten (10) days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the KeyBank Primary Servicing Agreement) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to KeyBank by the master servicer, provided, however, if such failure is capable of being cured and KeyBank is diligently pursuing such cure, such period will be extended an additional twenty (20) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;
●	any breach on the part of KeyBank of any representation or warranty made pursuant to the KeyBank Primary Servicing Agreement which materially and adversely affects the interests of any class of certificateholders or holders of any related Serviced Pari Passu Companion Loan or the Combined VRR Interest Owners and which continues unremedied for a period of twenty (20) days after the date on which notice of such breach, requiring the same to be remedied, will have been given to KeyBank by the master servicer, provided, however, that if such breach is capable of being cured and KeyBank is diligently pursuing such cure, such twenty (20) day period will be extended for an additional thirty (30) days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against KeyBank and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of fifty (50) days;
●	KeyBank consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to KeyBank, or of or relating to all or substantially all of its property;
●	KeyBank admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing;
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●	any Rating Agency (or any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (B) placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (A) or (B), such action has not been withdrawn by such Rating Agency within 60 days of such rating action) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the master servicer (because of actions of KeyBank) or KeyBank as the sole or a material factor in such rating action;
●	KeyBank is no longer rated at least “CPS3” by Fitch and KeyBank is not reinstated to at least that rating within 60 days of the delisting;
●	KeyBank is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Primary Servicer and is not restored to such status on such list within sixty (60) days;
●	a Servicer Termination Event by the master servicer under the PSA, which Servicer Termination Event occurred as a result of the direct failure of KeyBank to perform any obligation required under the KeyBank Primary Servicing Agreement;
●	the failure of KeyBank to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the KeyBank Primary Servicing Agreement, which failure continues for five (5) days after KeyBank's receipt of written notice thereof;
●	subject to the PSA, any failure by KeyBank to comply with any of the requirements under Article X of the PSA applicable to KeyBank, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article X of the PSA; or
●	any failure by KeyBank to comply with creating, obtaining or delivering any Exchange Act reporting items required for any party to the PSA to perform its obligations under Article X or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to.

Notwithstanding the foregoing, upon any termination of KeyBank, KeyBank will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the KeyBank Serviced Mortgage Loans to the master servicer or its designee.

The foregoing information set forth in this “—Significant Primary Servicer—Summary of the KeyBank Primary Servicing Agreement” section has been provided by KeyBank.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

3650 REIT Loan Servicing LLC

3650 REIT Loan Servicing LLC, a Delaware limited liability company (“3650 Servicing”), was appointed to act as the special servicer under the 3650R 2022 – PF2 pooling and servicing agreement (the “PF2 PSA”), which governs the servicing and administration of the 800 Cesar Chavez Whole Loan (the “3650 Outside Serviced Whole Loan”). 3650 Servicing is an affiliate of 3650 REIT, a sponsor, a mortgage loan seller, and the holder of the companion loans for which the noteholder is identified as “3650 REIT” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. In the

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capacity of special servicer of the PF2 PSA, 3650 Servicing will be responsible for the servicing and administration of the 3650 Outside Serviced Whole Loan if it becomes a Specially Serviced Loan and any related REO Property pursuant to the PF2 PSA.

3650 Servicing maintains its principal servicing office at 2977 McFarlane Road, Suite #300 Miami, FL 33133.

3650 Servicing has been engaged in the servicing of commercial mortgage loans since approximately 2017. 3650 Servicing currently has a commercial mortgage-backed securities special servicer rating of “CSS2-“ by Fitch, and is also an approved Special Servicer by KBRA, Moody’s, S&P and DBRS Morningstar.

3650 Servicing is an affiliate of 3650 REIT, a sponsor, a mortgage loan seller, an originator and the holder of the companion loans for which the noteholder is identified as “3650 REIT” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes" under “Description of the Mortgage Pool—The Whole Loans—General”.

3650 REIT Holding Company LLC, together with its subsidiary 3650 Servicing, had approximately 63 employees as of March 31, 2023 and is headquartered in Miami with offices located in New York City, Los Angeles, Atlanta, Dallas and Nashville.

3650 Servicing has detailed operating policies and procedures which, pursuant to such policies and procedures are scheduled to be reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. 3650 Servicing has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by 3650 Servicing for any particular mortgage loan depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

3650 Servicing is subject to an annual external audit. Pursuant to 3650 Servicing’s policies and procedures the annual external audit occurred in January 2023.

3650 Servicing maintains a cloud-based surveillance and asset management system that contains performance information at the portfolio, loan and property levels on the various loans that it services, which system also has the capacity to aggregate performance information on any REO assets that it may service. Additionally, 3650 Servicing has a formal, documented disaster recovery and business continuity plan.

The table below sets forth information about 3650 Servicing’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the date indicated:

CMBS Transactions	As of 3/31/2023
Number of CMBS Transactions Named Special Servicer	12
Approximate Aggregate Unpaid Principal Balance(1)	$11.38 billion
Approximate Number of Specially Serviced Loans or REO Loans(2)	1
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Loans(2)	$13.5 million

(1)	Includes all commercial and multifamily mortgage loans and related REO Loans in 3650 Servicing’s portfolio for which 3650 Servicing is the named special servicer, regardless of whether such mortgage loans and related REO Loans are, as of the specified date, specially serviced by 3650 Servicing.
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(2)	Includes only those commercial and multifamily mortgage loans and related REO Loans in 3650 Servicing’s portfolio for which 3650 Servicing is the named special servicer that are, as of the specified date, specially serviced by 3650 Servicing. Does not include any resolutions during the specified year.

In its capacity as the Outside Special Servicer for the 3650 Outside Serviced Whole Loan, 3650 Servicing will not have primary responsibility for custody services of original documents evidencing the 3650 Outside Serviced Whole Loan. 3650 Servicing may from time to time have custody of certain of such documents as necessary for enforcement actions involving the 3650 Outside Serviced Whole Loan or otherwise. To the extent that 3650 Servicing has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the PF2 PSA. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

3650 Servicing does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it anticipates acting as special servicer. In certain instances 3650 Servicing may have the right to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer. Generally, 3650 Servicing’s servicing functions under pooling and servicing agreements will not include collection on the pool assets, however 3650 Servicing will maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements.

There are, to the actual current knowledge of 3650 Servicing, no special or unique factors of a material nature involved in special servicing the 3650 Outside Serviced Whole Loan as compared to the types of assets included in other commercial mortgage-backed securitization pools generally. 3650 Servicing’s processes and procedures with respect to the 3650 Outside Serviced Whole Loan will not materially differ from the processes and procedures to be employed by 3650 Servicing in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been any material changes to the policies or procedures of 3650 Servicing in the servicing function it will perform under the PF2 PSA for the 3650 Outside Serviced Whole Loan since the update of such policies and procedures effective in December 2022. 3650 Servicing periodically reviews and revises its policies and procedures.

No securitization transaction in which 3650 Servicing was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of 3650 Servicing as special servicer, including as a result of a failure by 3650 Servicing to comply with the applicable servicing criteria in connection with any securitization transaction. 3650 Servicing has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. 3650 Servicing has not yet been required to make an advance with respect to any securitization transaction. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by 3650 Servicing in connection with any securitization in which 3650 Servicing was acting as special servicer.

3650 Servicing does not believe that its financial condition will have any adverse effect on the performance of its duties under the PF2 PSA with respect to the 3650 Outside Serviced Whole Loan and, accordingly, 3650 Servicing believes that its financial condition will not have any material impact on the performance of the 3650 Outside Serviced Whole Loan.

From time to time 3650 Servicing may be a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. 3650 Servicing does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the 3650 Outside Serviced Whole Loan pursuant to the PF2 PSA. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against 3650 Servicing or of which any of its property is the subject, that are material to the Certificateholders.

3650 Servicing may occasionally engage consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to the 3650 Outside Serviced Whole Loan with the exception of possibly outsourcing some base servicing functions.

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In the commercial mortgage-backed securitizations in which 3650 Servicing acts as special servicer, 3650 Servicing may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, 3650 Servicing’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace 3650 Servicing as the special servicer.

Except as described above and except with respect to any fees 3650 Servicer will receive in its capacity as the Outside Special Servicer for the 3650 Outside Serviced Whole Loan, neither 3650 Servicing nor any of its affiliates expects to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, 3650 Servicing or its affiliates may, in the future, own interests in certain other classes of certificates. Any such party will have the right to dispose of such certificates at any time. 3650 Servicing or an affiliate assisted 3650 REIT and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Except as disclosed herein and except for 3650 Servicing acting as special servicer, there are no specific relationships that are material involving or relating to this transaction or the 3650 Outside Serviced Whole Loan between 3650 Servicing or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed herein, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this transaction – between 3650 Servicing or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

The foregoing information regarding 3650 Servicing set forth in this section entitled “—3650 REIT Loan Servicing LLC” has been provided by 3650 Servicing.

LNR Partners LLC

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, is the current special servicer under (i) the Benchmark 2023-B38 pooling and servicing agreement, which governs the servicing of the Great Lakes Crossing Outlets Whole Loan, and (ii) the BMO 2023-C4 pooling and servicing agreement which governs the servicing of the Orizon Aerostructures Whole Loan (until the closing date of this securitization). The principal executive offices of LNR Partners are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,
●	investing in high-yielding real estate-related debt and equity, and
●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the Benchmark 2023-B38 pooling and servicing agreement and the BMO 2023-C4 pooling and servicing agreement , including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 24 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998

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to 182 as of December 31, 2022. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;
●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;
●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;
●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;
●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;
●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;
●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;
●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;
●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;
●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;
●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;
●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;
●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;
●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;
●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;
●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $84.2 billion;
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●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion;
●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion;
●	172 domestic commercial mortgage backed securitization pools as of December 31, 2021 with a then current face value in excess of $97.4 billion; and
●	182 domestic commercial mortgage backed securitization pools as of December 31, 2022 with a then current face value in excess of $112.3 billion.

As of December 31, 2022, LNR Partners has resolved approximately $87.7 billion of U.S. commercial and multifamily loans over the past 24 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020, approximately $4.8 billion of U.S. commercial and multifamily mortgage loans during 2021, and approximately $3 billion of U.S. commercial and multifamily mortgage loans during 2022.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, California, New York and North Carolina. As of December 31, 2022, LNR Partners and its affiliates specially service a portfolio, which included approximately 7,195 assets across the United States with a then current face value of approximately $112.3 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

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LNR Partners has the highest ratings afforded to special servicers by S&P, Fitch, and DBRS/Morningstar.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the Benchmark 2023-B38 pooling and servicing agreement and the BMO 2023-C4 pooling and servicing agreement for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the Benchmark 2023-B38 pooling and servicing agreement and the BMO 2023-C4 pooling and servicing agreement and, accordingly, will not have any material impact on the performance of the Mortgage Loans it services or the performance of the certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the Great Lakes Crossing Outlets Whole Loan or the Orizon Aerostructures Whole Loan. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular such mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard and the applicable servicing standards under the Benchmark 2023-B38 pooling and servicing agreement and the BMO 2023-C4 pooling and servicing agreement .

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the Benchmark 2023-B38 securitization and the BMO 2023-securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicers, the special servicers, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor (other than Starwood Mortgage Capital LLC), any originator (other than Starwood Mortgage Capital LLC) or any significant obligor.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer under the Benchmark 2023-B38 pooling and servicing agreement and the BMO 2023-C4 pooling and servicing agreement, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicers, the special servicers, the operating advisor or the asset representations reviewer, on the other hand, that currently

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exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicers, the special servicers, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described above, neither LNR Partners nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation under the Benchmark 2023-B38 pooling and servicing agreement and the BMO 2023-C4 pooling and servicing agreement). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of March 31, 2023, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $361.0 billion issued in 413 transactions.

As of March 31, 2023, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $152.5 billion issued in 169 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender

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Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, any Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge has been provided by Park Bridge.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

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Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) BMO, a Sponsor, an originator, the initial Risk Retention Consultation Party and the expected holder of the BMO VRR Interest Portion, and (ii) BMO Capital Markets Corp., one of the underwriters.

CREFI, a Sponsor and an originator, is an affiliate of Citigroup Global Markets Inc., one of the underwriters.

GACC, a Sponsor, is an affiliate of DBRI, an originator and Deutsche Bank Securities Inc., one of the underwriters.

KeyBank, a Sponsor, an originator and primary servicer, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters. KeyBank is the servicer with respect to the Oak Street NLP Fund Portfolio Mortgage Loan, which is serviced under the OAKST 2023-NLP trust and servicing agreement.

UBS AG, a sponsor and an originator, is an affiliate of UBS Securities LLC, one of the underwriters.

SMC is a sponsor, an originator, a mortgage loan seller and an affiliate of LNR Partners, LLC, the special servicer under (i) the Benchmark 2023-B38 pooling and servicing agreement, which governs the servicing of the Great Lakes Crossing Outlets Whole Loan, and (ii) the BMO 2023-C4 pooling and servicing agreement which initially governs the servicing of the Orizon Aerostructures Whole Loan (until the closing date of this securitization).

Midland is also (i) the master servicer of the 800 Cesar Chavez Whole Loan, which is serviced under the 3650R 2022-PF2 pooling and servicing agreement and (ii) the master servicer of the Pacific Design Center and Great Lakes Crossing Outlets Whole Loans, which are serviced under the Benchmark 2023-B38 pooling and servicing agreement.

Midland is expected to be the master servicer of the Harborside 2-3 Whole Loan, which is expected to be serviced under the BMARK 2023-V2 pooling and servicing agreement.

Midland will be the initial master servicer of the La Habra Marketplace Whole Loan, which is serviced under the BMO 2022-C3 pooling and servicing agreement until the servicing shift date. After the servicing shift date, such Whole Loan will be serviced by a yet to be named master servicer under the related Future Outside Servicing Agreement.

RCA, the expected special servicer for this transaction, is an affiliate of (i) RREF IV-D AIV RR, LLC, the entity that is expected to (a) purchase the Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates and (b) be appointed the initial Controlling Class Representative and be an Initial Directing Holder, (ii) RREF IV Debt AIV, LP, which entity or its affiliate may purchase the Class E and Class X-E Certificates, (iii) the entity which may purchase all or a portion of the Class D and Class X-D Certificates, and (iv) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the Outside Special Servicer of the Oak Street NLP Fund Portfolio Whole Loan under the OAKST 2023-NLP TSA. Except as described above, neither RCA or any of its affiliates intends to retain on the Closing Date any additional certificates issued by the issuing entity or any other economic interest in this securitization. However, RCM or its affiliates may, in the future, purchase, retain or own interests in certain other classes of Certificates. Any such party will have the right to dispose of any such Certificate at any time. RCA or an affiliate assisted RREF IV-D AIV RR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Park Bridge Lender Services LLC, the Operating Advisor and Asset Representations Reviewer, is the (i) operating advisor and asset representations reviewer with respect to the Great Lakes Crossing Outlets Mortgage Loan and Pacific Design Center Mortgage Loan which is currently being serviced under the Benchmark 2023-B38 pooling and servicing agreement, (ii) the operating advisor and asset representations reviewer with respect to the La Habra Marketplace Mortgage Loan which is currently being serviced under the BMO 2022-C3 pooling and servicing agreement, and (iii) the operating advisor and asset representations reviewer with respect to the 800

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Cesar Chavez Mortgage Loan which is currently being serviced under the 3650R 2022-PF2 pooling and servicing agreement.

Computershare, the Trustee and the Certificate Administrator, is also (i) the Outside Trustee and Outside Certificate Administrator of the Great Lakes Crossing Outlets and Pacific Design Center Whole Loans, which are serviced under the Benchmark 2023-B38 pooling and servicing agreement, (ii) the Outside Trustee and Outside Certificate Administrator of the Oak Street NLP Fund Portfolio Whole Loan, which is serviced under the OAKST 2023-NLP trust and servicing agreement, (iii) the Outside Trustee and Outside Certificate Administrator of the Harborside 2-3 Whole Loan, which is serviced under the Benchmark 2023-V2 pooling and servicing agreement, (iv) the Outside Trustee and Outside Certificate Administrator of the La Habra Marketplace Whole Loan, which is serviced under the BMO 2022-C3 pooling and servicing agreement and (v) the Outside Trustee and Outside Certificate Administrator of the 800 Cesar Chavez Whole Loan, which is serviced under the 3650R 2022-PF2 pooling and servicing agreement.

Interim Servicing Arrangements

Pursuant to certain interim servicing arrangements between BMO, a Sponsor and Originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity (or, in the case of BMO’s portion of the Harborside 2-3 Mortgage Loan, prior to the inclusion of the controlling Pari Passu Companion Loan in the Benchmark 2023-V2 securitization), 10 of the Mortgage Loans (24.3%) (with an aggregate Cut-off Date Balance of approximately $159,547,000) to be contributed to this securitization by BMO.

Pursuant to certain interim servicing arrangements between UBS AG, a Sponsor and Originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, all of the Mortgage Loans (2.8%) (with an aggregate Cut-off Date Balance of approximately $18,278,928) to be contributed to this securitization by UBS AG.

Pursuant to certain interim servicing arrangements between CREFI, a Sponsor and Originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity (or, in the case of CREFI’s portion of the Harborside 2-3 Mortgage Loan, prior to the inclusion of the controlling Pari Passu Companion Loan in the Benchmark 2023-V2 securitization), all of the Mortgage Loans (18.8%) (with an aggregate Cut-off Date Balance of approximately $123,859,465) to be contributed to this securitization by CREFI.

Pursuant to certain interim servicing arrangements between 3650 REIT, a Sponsor and Originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans including, prior to their inclusion in the issuing entity, one (1) of the Mortgage Loans or portions thereof (1.7%) (with a Cut-off Date Balance of approximately $11,220,000) to be contributed to this securitization by 3650 REIT.

Pursuant to certain interim servicing arrangements between GACC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

KeyBank acts as interim servicer with respect to four of the Mortgage Loans (11.3%) (with an aggregate Cut-off Date Balance of approximately $74,573,000) to be contributed to this securitization by KeyBank in its capacity as sponsor.

3650 REIT Loan Servicing, LLC acts as interim servicer with respect to one (1) of the Mortgage Loans originated by its affiliate 3650 REIT (1.7%) (with a Cut-off Date Balance of approximately $11,220,000) and that will be contributed to this securitization transaction by 3650 REIT.

ZBNA acts as interim servicer with respect to all of the Mortgage Loans (9.9%) (with an aggregate Cut-off Date Balance of approximately $64,958,243) to be contributed to this securitization by ZBNA in its capacity as a Sponsor.

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Interim and Other Custodial Arrangements

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and SMC, Computershare Trust Company, National Association acts as interim custodian with respect to all of the SMC Mortgage Loans (4.5%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and UBS AG, Computershare Trust Company, National Association acts as interim custodian with respect to all of the UBS AG Mortgage Loans (2.8%).

Computershare Trust Company acts as interim custodian of the loan documents with respect to the BMO Mortgage Loans (25.4%) that are not Joint-Seller Mortgage Loans or Outside Serviced Mortgage Loans.

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and BSPRT, Computershare Trust Company, National Association acts as interim custodian with respect to all of BSPRT Mortgage Loans (6.9%).

Pursuant to interim custodial arrangements between Computershare Trust Company, National Association and CREFI, Computershare Trust Company, National Association acts as interim custodian with respect to all of the CREFI Mortgage Loans (18.8%).

Computershare Trust Company acts as interim custodian of the loan documents with respect to the 3650 REIT Mortgage Loans other than the 3650 REIT Mortgage Loans which are Outside Serviced Mortgage Loans (1.7%).

KeyBank acts as interim custodian of the loan documents with respect to four of the KeyBank Mortgage Loans (11.3%).

ZBNA acts as interim custodian of the loan documents with respect to all of the ZBNA Mortgage Loans (9.9%).

Whole Loans and Mezzanine Loan Arrangements

BMO, an originator and a Sponsor, is the current holder of one or more of the Great Lakes Crossings Outlets Pari Passu Companion Loans, the Cross Islands Plaza Pari Passu Companion Loans, the Harborside 2-3 Pari Passu Companion Loans and the Orizon Aerostructures Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

3650 REIT, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the La Habra Marketplace Whole Loan.

CREFI, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the Hyatt Regency Indianapolis Whole Loan, the Harborside 2-3 Whole Loan and the Jaylor - Burger King Portfolio Whole Loan, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

ZBNA, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the Brier Creek Commons Whole Loan.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 244) (“Regulation RR”) which implements the Credit Risk Retention Rules, as follows:

●	Bank of Montreal, a Canadian chartered bank, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);
●	The Retaining Sponsor is expected to acquire (either directly or through its MOA) from the Depositor, on the Closing Date, an “eligible vertical interest” (as defined in Regulation RR), in the Issuing Entity, with an aggregate initial principal balance of $13,743,821 as of the Closing Date (the “BMO VRR Interest Portion”), in the form of the Uncertificated VRR Interest (which is also referred to in this prospectus as the “Combined VRR Interest”); the Combined VRR Interest will represent approximately 2.09% of the sum of the initial Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle the holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;
●	The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements under the Credit Risk Retention Rules by a third party purchaser (the “Retaining Third Party Purchaser”), which will be RREF IV-D AIV RR, LLC, a Delaware limited liability company, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates (collectively, the “HRR Certificates” and, together with the Combined VRR Interest, the “RR Interest”), with an aggregate initial Certificate Balance of $47,485,241, and having an aggregate fair value equal to at least 2.9264% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The owner of the Uncertificated VRR Interest is referred to in this prospectus as the “Uncertificated VRR Interest Owner” and the Uncertificated VRR Interest Owner is also referred to in this prospectus as the “Combined VRR Interest Owner”.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”. The sum of (a) the percentage of the aggregate Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest (which is approximately 2.09%) and (b) the percentage of the aggregate fair value of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date represented by the HRR Certificates (which is at least 2.9264%), will equal at least 5%, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

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See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The Combined VRR Interest

Material Terms of the Combined VRR Interest

General

The Uncertificated VRR Interest does not constitute a Class of Certificates. The Uncertificated VRR Interest is also referred to in this prospectus as the “Combined VRR Interest”. The Combined VRR Interest is not offered hereby.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, the Uncertificated VRR Interest Owners may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Uncertificated VRR Interest Balance.

The initial Combined VRR Interest Balance will be approximately $13,743,821, subject to a variance of plus or minus 5.0%.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Regular Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR

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Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Principal Balance Certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement” means: (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date (other than distributions of Excess Interest, prepayment premiums and yield maintenance charges) is referred to as the “Combined VRR Available Funds”, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Loss will be allocated to the Combined VRR Interest; and, in connection therewith, the Combined VRR Interest Balance will be reduced without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are referred to as an “Applied Realized Loss Amount”. Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Combined VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in July 2023.

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All distributions (other than the final distribution on the Combined VRR Interest) are required to be made to the persons in whose names the Combined VRR Interest is registered at the close of business on each Record Date. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner. The final distribution on the Combined VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest. If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

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The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second and Twenty-Fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third and Twenty-Sixth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls on the Mortgage Loans that are not covered by certain Compensating Interest Payments made by the Master Servicer (or any comparable payments made by an Outside Servicer) are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Risk Retention Consultation Party

The “Risk Retention Consultation Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan, will be the party selected by BMO. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of the Risk Retention Consultation Party from BMO. The initial Risk Retention Consultation Party is expected to be BMO.

The Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, the Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Whole Loan with respect to which the Risk Retention Consultation Party or the person entitled to appoint the Risk Retention Consultation Party is a Borrower Party (as to the Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Whole Loan as to which the Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with the Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision (or any other matter

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requiring consultation with a Consulting Party). In the event the Master Servicer or the Special Servicer receives no response from the Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by the Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of the Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder or Uncertificated VRR Interest Owner, as applicable, will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)       may take actions that favor the interests of the holders of the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)       will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

HRR Certificates

The Retaining Third Party Purchaser

RREF IV-D AIV RR, LLC (“RREF AIV”), a Delaware limited liability company, is expected, to (i) act as the Retaining Third Party Purchaser and (ii) acquire the Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates (collectively, the “HRR Certificates”).

The Retaining Third-Party Purchaser is wholly owned, directly or indirectly, by RREF IV Debt AIV, LP, which was formed with a primary purpose of investing in commercial mortgaged-backed securities, including the junior tranches of such securities (“CMBS B-Piece Securities”). The Retaining Third-Party Purchaser has previously purchased other CMBS B-Piece Securities like the HRR Certificates and its affiliates have been a third-party purchaser in many other CMBS securitizations and have held CMBS B-Piece securities and served as controlling class representative and directing certificateholder (or in a similar capacity) in other CMBS securitizations. The

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Retaining Third-Party Purchaser is advised by RCM, an affiliate of RCA, and an experienced commercial real estate debt investor. RCM has underwritten and purchased, primarily for funds under its management, as of March 31, 2023, over $10.1 billion in face value of subordinate commercial mortgage-backed securities bonds in approximately 183 securitizations totaling approximately $190 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions. See “Transaction Parties—Servicers—The Special Servicer” for additional information about the Retaining Third-Party Purchaser, RCM, RCA and their respective affiliates.

RREF IV-D AIV RR, LLC is expected to purchase the HRR Certificates and is expected to be the initial Controlling Class Representative and the initial Directing Holder. RCA, the expected special servicer for this transaction, is an affiliate of (i) RREF IV-D AIV RR, LLC, the Retaining Third-Party Purchaser, (ii) RREF IV Debt AIV, LP, which entity or its affiliate may purchase the Class E and Class X-E Certificates, (iii) the entity that may purchase all or a portion of the Class D and Class X-D Certificates, and (iv) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the Outside Special Servicer of the Oak Street NLP Fund Portfolio Whole Loan under the OAKST 2023-NLP TSA. RCA or an affiliate assisted RREF IV-D AIV RR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third Party Purchaser and another party to this securitization, see “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” and “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of any sponsor's underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each Mortgage Loan consisting of a review of the Sponsors' underwriting standards, the collateral securing each Mortgage Loan and expected cash flows related to the Mortgage Loans. Such review was based on the Mortgage Loan files and information regarding the Mortgage Loans provided by or on behalf of the Sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the Sponsors as to the selection of the Mortgage Loans and the establishment of other transaction terms. The Retaining Third Party Purchaser's acceptance of a Mortgage Loan does not constitute, and may not be construed as, an endorsement or approval of any such Mortgage Loan, the underwriting for such Mortgage Loan or of the originator of such Mortgage Loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of Certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of Certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders and the Uncertificated VRR Interest Owner of such noncompliance.

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Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of HRR Certificates	Expected Initial Certificate Balance or Notional Amount(1)	Estimated Range of Fair Value (in % and $)(2)	Expected Purchase Price(3)
Class F-RR	$12,073,000	0.5415% - 0.5867% / $3,828,315	31.70972%
Class XFRR	$12,073,000	0.2025% - 0.2194% / $1,431,811	11.85962%
Class G-RR	$8,048,000	0.3610% - 0.3911% / $2,551,998	31.70972%
Class XGRR	$8,048,000	0.1350% - 0.1463% / $954,462	11.85962%
Class J-RR	$27,364,241	1.2273% - 1.3297% / $8,677,124	31.70972%
Class XJRR	$27,364,241	0.4590% - 0.4973% / $3,245,294	11.85962%

(1)	Includes the expected initial Certificate Balance or Notional Amount of each Class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date. The balance of the Combined VRR Interest is not included in the Certificate Balance of any Class of HRR Certificates.
(2)	The estimated range of fair value of each Class of the HRR Certificates (in each case expressed as a range of percentages of the fair value of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest, and expressed as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the HRR Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value of the Certificates (other than the HRR Certificates) and the Uncertificated VRR Interest is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Certificates and the Uncertificated VRR Interest was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.
(3)	Expressed as a percentage of the expected initial Certificate Balance or Notional Amount of each Class of HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $20,689,005, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to fall within a range of approximately 2.9264% - 3.1704% of the aggregate fair value of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount falling within a range of approximately $32,628,585 - $35,349,220, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Combined VRR Interest and the Non-Vertically Retained Certificates will be allocated between the Combined VRR Interest and the Non-Vertically Retained Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and principal and interest, net of specified servicing and administrative costs and expenses, allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of Non-Vertically Retained Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-E certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the Combined VRR Interest and Non-Vertically Retained Principal Balance Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of Non-Vertically Retained Principal Balance Certificates in ascending order (beginning with certain Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

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For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Non-Vertically Retained Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates (the “Swap Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates (the “Yield Priced Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap Priced Principal Balance Certificates and each Class of Yield Priced Certificates (other than the Class XFRR, Class XGRR and Class XJRR Certificates) as described below. CMBS such as the Class X-A, Class X-B, Class X-D and Class X-E Certificates (solely for the purposes of this “Credit Risk Retention” section, the “Treasury Yield Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap Priced Principal Balance Certificates, the Treasury Yield Interest-Only Certificates and Yield Priced Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Swap Priced Principal Balance Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates based on 0% CPR.

Swap Yield Curve

For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap Priced Principal Balance Certificates.  The actual swap yield curve that will be used as a basis for determining the price of the Swap Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

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Range of Swap Yields for the Swap Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	2.7842%	3.9790%	4.5624%
3Y	2.5394%	3.5960%	4.2236%
4Y	2.4770%	3.4040%	4.0115%
5Y	2.4816%	3.3000%	3.8775%
6Y	2.5130%	3.2570%	3.8081%
7Y	2.5535%	3.2350%	3.7620%
8Y	2.5969%	3.2270%	3.7337%
9Y	2.6463%	3.2320%	3.7196%
10Y	2.6950%	3.2400%	3.7097%

Based on the swap yield curve, the Retaining Sponsor will determine for each Class of Swap Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Swap Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	1.70%	1.80%	1.90%
Class A-2	1.80%	1.90%	2.00%
Class A-4	1.78%	1.88%	1.98%
Class A-5	1.80%	1.90%	2.00%
Class A-SB	1.80%	1.90%	2.00%
Class A-S	2.35%	2.50%	2.65%
Class B	3.00%	3.20%	3.40%
Class C	4.25%	4.50%	4.75%
Class D	6.50%	7.00%	7.50%
Class E	8.50%	9.00%	9.50%

Discount Yield Determination for Swap Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Swap Priced Principal Balance Certificates is the sum of the Swap Curve Interpolated Yield for such Class and the related credit spread established at pricing.  The Retaining Sponsor determined the Discount Yield for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

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For an expected range of values for each Class of Swap Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap Priced Principal Balance Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	4.3504%	5.5697%	6.2773%
Class A-2	4.2809%	5.2157%	5.8978%
Class A-4	4.4457%	5.1152%	5.6957%
Class A-5	4.4873%	5.1387%	5.7113%
Class A-SB	4.3454%	5.1394%	5.7712%
Class A-S	5.0401%	5.7392%	6.3607%
Class B	5.6901%	6.4392%	7.1107%
Class C	6.9401%	7.7392%	8.4607%
Class D	9.1935%	10.2398%	11.2100%
Class E	11.1942%	12.2399%	13.2099%

Determination of Class Sizes for Swap Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Non-Vertically Retained Principal Balance Certificates by each Rating Agency.  A credit support level for a particular Class of Swap Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap Priced Principal Balance Certificates that would be required to be subordinate to that Class of Swap Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Non-Vertically Retained Principal Balance Certificates (the “Constraining Level”).  In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Non-Vertically Retained Certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.  The Certificate Balances of the Classes of Swap Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The Certificate Balance for the Classes of Non-Vertically Retained Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Non-Vertically Retained Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Non-Vertically Retained Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Swap Priced Principal Balance Certificates (other than the Class D and Class E Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions.  The Class D and Class E Certificates are expected to price based on a fixed interest rate. The Target Price that was utilized for each Class of Swap Priced Principal Balance Certificates (other than the Class D and Class E Certificates) is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

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Target Prices for Swap Priced Principal Balance Certificates
Class of Swap Priced Principal Balance Certificates	Target Price
Class A-1	100.000%
Class A-2	103.000%
Class A-4	101.000%
Class A-5	103.000%
Class A-SB	103.000%
Class A-S	103.000%
Class B	100.000%
Class C	100.000%

Determination of Assumed Certificate Coupon for Swap Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates (other than, in the case of Target Price, the Class D and Class E Certificates, which are each expected to accrue interest at an Assumed Certificate Coupon of 4.0000%), the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Swap Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price.  The Assumed Certificate Coupon for each Class of Swap Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Assumed Certificate Coupons		Base Case Assumed Certificate Coupon		High Estimate of Assumed Certificate Coupon
Class A-1	4.3833%		5.5997%		6.3032%
Class A-2	4.9731%		5.9144%		6.5992%
Class A-4	4.5583%		5.2227%		5.7975%
Class A-5	4.8465%		5.5003%		6.0738%
Class A-SB	4.8497%		5.6479%		6.2815%
Class A-S	5.3995%		6.0998%		6.6053%	(1)
Class B	5.6528%		6.3883%		6.6273%	(2)
Class C	6.6273%	(2)	6.6273%	(2)	6.6273%	(2)
Class D	4.0000%		4.0000%		4.0000%
Class E	4.0000%		4.0000%		4.0000%

(1)	Based on an assumed certificate coupon equal to the WAC Rate less 0.022%.
(2)	Based on an assumed certificate coupon equal to the WAC Rate.

Determination of Expected Price for Swap Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Swap Priced Expected Price for each Class of Swap Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Swap Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Swap Priced

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Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Treasury Yield Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% constant prepayment yield (“CPY”) (or, in the case of the Class X-E Certificates, assuming a 0% CPY), the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Treasury Yield Interest-Only Certificates would be over the course of the transaction (for each Class of Treasury Yield Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Treasury Yield Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming 100% CPY (or 0% CPY for the Class X-E Certificates) for the Classes of Treasury Yield Interest-Only Certificates and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the periodic reduction in the Notional Amount of the Treasury Yield Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such Class of Treasury Yield Interest-Only Certificates based on 100% CPY (or 0% CPY for the Class X-E Certificates). The “CPY” prepayment assumption assumes that each Mortgage Loan (or applicable portion thereof) experiences prepayments each month at a specified constant annual rate following any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium.

Determination of Treasury Yield Curve for Treasury Yield Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury Yield Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Treasury Yield Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury Yield Interest-Only Certificates”.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury Yield Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	2.8046%	3.5140%	4.0598%
10Y	2.9678%	3.5250%	3.9931%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury Yield Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of the Class of Non-Vertically Retained Principal Balance Certificates that is a component of such Class of Treasury Yield Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 7 and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury Yield Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury Yield Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury Yield Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury Yield Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's

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estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Treasury Yield Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	2.25%	2.50%	2.75%
Class X-B	2.25%	2.50%	2.75%
Class X-D	5.25%	5.75%	6.25%
Class X-E	6.25%	6.75%	7.25%

Discount Yield Determination for Treasury Yield Interest-Only Certificates

The Discount Yield for each Class of Treasury Yield Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread.  For an expected range of values for each Class of Treasury Yield Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Treasury Yield Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury Yield Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Treasury Yield Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	5.1011%	6.0171%	6.7908%
Class X-B	5.2012%	6.0239%	6.7499%
Class X-D	8.2033%	9.2740%	10.2490%
Class X-E	9.2169%	10.2749%	11.2435%

Determination of Scheduled Certificate Interest Payments for Treasury Yield Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Non-Vertically Retained Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Treasury Yield Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Treasury Yield Interest-Only Certificates is based.

Determination of Treasury Yield Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Treasury Yield Interest-Only Certificates, the Retaining Sponsor determined the price (the “Treasury Yield Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Treasury Yield Interest-Only Expected Price for each Class of Treasury Yield Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Non-Vertically Retained Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Treasury Yield Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Treasury Yield Interest-Only Certificates and therefore a higher Treasury Yield Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Treasury Yield Interest-Only Certificates and therefore a lower Treasury Yield Interest-Only Expected Price.

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Yield Priced Certificates

Yield Priced Expected Price

The Yield Priced Certificates include each Class of HRR Certificates expected to be acquired by the Retaining Third Party Purchaser. The valuation of each Class of Yield Priced Certificates was based on the price that was either set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the Yield Priced Certificates or otherwise agreed upon by the Retaining Third Party Purchaser and the Sponsors, which price is set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price” and, together with the Swap Priced Expected Price and the Treasury Yield Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), and expressed as a percent of the Certificate Balance or Notional Amount of the subject Class. The Yield Priced Expected Price was based on (i) a targeted discount yield to maturity of 20.40159% for each Class of HRR Certificates, (ii) the Modeling Assumptions, (iii) 0% CPR, (iv) Scheduled Certificate Principal Payments (if any) and (v) an initial Pass-Through Rate of (a) the WAC Rate over the Pass-Through Rate of the Class F-RR Certificates for the Class XFRR Certificates, (b) the WAC Rate over the Pass-Through Rate of the Class G-RR Certificates for the Class XGRR Certificates, (c) the WAC Rate over the Pass-Through Rate of the Class J-RR Certificates for the Class XJRR Certificates and (d) 4.0000% for each Class of HRR Certificates (other than the Class XFRR, Class XGRR and Class XJRR Certificates).

Determination of Class Sizes of Yield Priced Certificates

The Retaining Sponsor determined the initial Notional Amount of the Class XFRR, Class XGRR and Class XJRR Certificates and the Certificate Balance of each Class of HRR Certificates (other than the Class XFRR, Class XGRR and Class XJRR Certificates) in the same manner described above in “—Determination of Class Sizes for Swap Priced Principal Balance Certificates”.

Calculation of Fair Value of all Certificates

Fair Value of Non-Vertically Retained Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Non-Vertically Retained Regular Certificates by multiplying the Expected Price by the related Certificate Balance or Notional Amount.  The Retaining Sponsor determined the range of fair values for each Class of Non-Vertically Retained Regular Certificates based on the low estimate and high estimate of Expected Prices.

Fair Value of the Combined VRR Interest

The Retaining Sponsor determined the fair value of the Combined VRR Interest by (i) calculating the aggregate fair value of all of the Non-Vertically Retained Certificates (other than the Class R Certificates), (ii) multiplying such aggregate fair value by the Vertical Risk Retention Allocation Percentage and, (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the Combined VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Retaining Sponsor determined the range of fair values for the Combined VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

Range of Estimated Fair Values

Based on the Expected Prices and the fair value of the Combined VRR Interest, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Certificates and the Uncertificated VRR Interest. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Non-Vertically Retained Certificates by multiplying the relevant Expected Price by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates (or, in the case of the Class A-4 and Class A-5 Certificates, by the estimated initial Certificate Balance of the Class A-4 and Class A-5 Certificates).

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Range of Estimated Fair Values

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$12,892,988	$12,892,980	$12,892,972
Class A-2	$114,424,309	$114,424,666	$114,424,671
Class A-4(1)	$133,319,641	$133,319,750	$133,319,710
Class A-5(1)	$186,254,403	$186,254,550	$186,254,654
Class A-SB	$14,299,432	$14,299,483	$14,299,448
Class X-A(1)	$17,861,244	$34,814,162	$56,403,953
Class X-B	$110,238	$4,163,099	$9,827,023
Class X-D	$2,176,109	$2,263,191	$2,365,151
Class X-E	$1,060,762	$1,102,849	$1,151,864
Class A-S	$72,944,121	$72,948,309	$72,948,461
Class B	$30,711,288	$31,387,805	$31,387,863
Class C	$21,522,888	$22,614,505	$23,908,476
Class D	$7,437,244	$7,976,805	$8,614,813
Class E	$3,229,286	$3,454,523	$3,720,365
Class F-RR	$3,828,315	$3,828,315	$3,828,315
Class XFRR	$1,431,811	$1,431,811	$1,431,811
Class G-RR	$2,551,998	$2,551,998	$2,551,998
Class XGRR	$954,462	$954,462	$954,462
Class J-RR	$8,677,124	$8,677,124	$8,677,124
Class XJRR	$3,245,294	$3,245,294	$3,245,294
Combined VRR Interest	$13,638,749	$14,144,070	$14,775,975

(1)	The range of estimated fair values set forth in the table above with respect to the Class A-4 Certificates, the Class A-5 Certificates and the Class X-A Certificates is based on the Class A-4 Certificates having an initial Certificate Balance of $132,000,000, and the Class A-5 Certificates having an initial Certificate Balance of $180,830,000. However, the exact initial Certificate Balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. The initial Certificate Balance of the Class A-4 Certificates is expected to be within a range of $0 and $132,000,000, and the initial Certificate Balance of the Class A-5 Certificates is expected to be within a range of $180,830,000 and $312,830,000. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 Certificates is expected to be approximately $312,830,000, subject to a variance of plus or minus 5%. Alternatively, assuming that the Class A-4 Certificates have an initial Certificate Balance of $0, and the Class A-5 Certificates have an initial Certificate Balance of $312,830,000, the estimated fair values for the Class A-4 Certificates, the Class A-5 Certificates, the Class X-A Certificates and the Combined VRR Interest will instead be as set forth in the following table:
Class of Certificates and Combined VRR Interest	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-4	$0	$0	$0
Class A-5	$322,213,153	$322,213,008	$322,212,977
Class X-A	$15,225,480	$32,158,295	$53,723,261
Combined VRR Interest	$13,638,821	$14,143,704	$14,775,076

The estimated range of fair value for the Certificates and the Uncertificated VRR Interest is approximately $652,571,706 to $706,984,404.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. The HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the HRR Certificates for so long as the HRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement. The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required; provided,

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that pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to an MOA or, solely in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date; provided that, solely with respect to the HRR Certificates, such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR. Pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

Operating Advisor

The Operating Advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company. As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;
●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;
●	review for accuracy certain calculations made by the Special Servicer; and
●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Trigger Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Special Servicer will be required to consult on a non-binding basis with the Operating Advisor with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

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An “Operating Advisor Consultation Trigger Event” will occur, with respect to all the Serviced Loans, when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. Any additional Operating Advisor Consultation Trigger Event with respect to any Trust Subordinate Companion Whole Loan will be specified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”. Furthermore, with respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor's compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

BMO, BSPRT, KeyBank, SMC, UBS AG and ZBNA will make the representations and warranties identified on Annex E-1A, and 3650 REIT, CREFI and GACC will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the 3650 REIT Mortgage Loans in this transaction, 3650 REIT determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by 3650 REIT that the acceptance of the related fact or circumstance by the related originator was prudent and

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consistent with market standards after consultation with appropriate industry experts or a determination by 3650 REIT that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which 3650 REIT based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable 3650 REIT Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the BSPRT Mortgage Loans in this transaction, BSPRT determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BSPRT that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BSPRT that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BSPRT based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BSPRT Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other

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circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the KeyBank Mortgage Loans in this transaction, KeyBank determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by KeyBank that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by KeyBank that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which KeyBank based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable KeyBank Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the SMC Mortgage Loans in this transaction, SMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which SMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable SMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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At the time of its decision to include the UBS AG Mortgage Loans in this transaction, UBS AG determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by UBS AG that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by UBS AG that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which UBS AG based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable UBS AG Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the ZBNA Mortgage Loans in this transaction, ZBNA determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by ZBNA that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by ZBNA that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which ZBNA based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable ZBNA Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2023-C5 (the “Certificates”) will be issued on or about June 21, 2023 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with the Uncertificated VRR Interest, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans (and any Trust Subordinate Companion Loans) and all payments under and proceeds of the Mortgage Loans (and any Trust Subordinate Companion Loans) received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans (and any Trust Subordinate Companion Loans) it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated as set forth in the table under the heading “Certificate Summary”. Further, various groups of those Classes and/or the Uncertificated VRR Interest will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class X-E, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR, Class XJRR and Class R Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-E Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B, Class X-D, Class X-E, Class XFRR, Class XGRR and Class XJRR Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates
“Regular Certificates”:	The Senior Certificates and the Subordinate Certificates (i.e., the Certificates other than the Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e., the Non-Vertically Retained Principal Balance Certificates)
“Residual Certificates”:	The Class R Certificates
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Designation	Classes/Interests
“Non-Vertically Retained Certificates”:	The Certificates
“Non-Vertically Retained Regular Certificates”:	The Non-Vertically Retained Certificates (other than the Class R Certificates)
“Non-Vertically Retained Principal Balance Certificates”:	The Non-Vertically Retained Regular Certificates (other than the Class X Certificates)
“Uncertificated VRR Interest”:	The BMO VRR Interest Portion
“Combined VRR Interest”	The Uncertificated VRR Interest.
“Uncertificated Interests”:	The Uncertificated VRR Interest

Separate classes of loan-specific certificates (the “Loan-Specific Certificates”) and any related uncertificated interests may be issued by the Issuing Entity that are solely backed by a related Trust Subordinate Companion Loan and are not offered by this prospectus. Each subseries of Loan-Specific Certificates (and any related uncertificated interest) that backs a particular Trust Subordinate Companion Loan is identified in a separate related offering circular. Each subseries of Loan-Specific Certificates and any related uncertificated interest will only be entitled to receive distributions from, and will only incur losses with respect to, the related Trust Subordinate Companion Loan, and the issuance thereof should be considered as a separate securitization. Classes of Loan-Specific Certificates that have a principal balance and are entitled to payments of principal are referred to in this prospectus as “Loan-Specific Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table).

The “Certificate Balance” (a) of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus and (b) if there is a Trust Subordinate Companion Loan, of any class of related Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on such Trust Subordinate Companion Loan. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Non-Vertically Retained Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

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Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class XFRR	Class F-RR
Class XGRR	Class G-RR
Class XJRR	Class J-RR

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in July 2023. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in July 2023.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate or Loan-Specific Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Certificates, the Uncertificated VRR Interest and the Class R Certificates, the Aggregate Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates and the Class R Certificates, the Non-Vertically Retained Available Funds, (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds, and (iv) with respect to distributions to be made on Loan-Specific Certificates (if any), the related Trust Subordinate Companion Loan Available Funds, as described under “Description of the Mortgage Pool—Trust Subordinate Companion Loan”.

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The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates, the Uncertificated VRR Interest and the Class R Certificates on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owners;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owners);
(vi)	Excess Interest on the ARD Loans;
(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owners);

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(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2024, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in July 2023, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-E Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

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Second, to the holders of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-SB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-SB Scheduled Principal Balance”),
(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,
(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
(iv)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
(v)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and
(vi)	to the holders of the Class A-SB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related

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Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR and Class XFRR Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

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Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR and Class XGRR Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR and Class XJRR Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates and without regard to the Class A-SB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased

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by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Non-Vertically Retained Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-S, Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the Class X Strip Rate for the Class D Certificates for such Distribution Date. The Pass-Through Rate for the Class X-E Certificates for any Distribution Date will equal the Class X Strip Rate for the Class E Certificates for such Distribution Date. The Pass-Through Rate for the Class XFRR Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F-RR Certificates for such Distribution Date. The Pass-Through Rate for the Class XGRR Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G-RR Certificates for such Distribution Date. The Pass-Through Rate for the Class XJRR Certificates for any Distribution Date will equal the Class X Strip Rate for the Class J-RR Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan or Trust Subordinate Companion Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan or Trust Subordinate Companion Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2024 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting

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same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; and (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2024, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account (or the related Trust Subordinate Companion Loan REMIC Distribution Account, if applicable) for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan or Trust Subordinate Companion Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan or Trust Subordinate Companion Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan or Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include any amounts received in respect of any Trust Subordinate Companion Loan):

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and
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(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on

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such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan (and any Trust Subordinate Companion Loan) will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan (other than any Trust Subordinate Companion Loan) as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan, any Trust Subordinate Companion Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, any Trust Subordinate Companion Loan and/or Serviced Whole Loan will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or the owners of the Uncertificated Interests (collectively, the “Uncertificated Interest Owners”) or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to the related Subordinate Companion Loan.

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Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

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Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the

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applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B, Class X-D and Class X-E Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Regular Certificates (excluding holders of the Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB and Class X-A Certificates, (ii) the group (the “YM Group A-S/B/C") comprised of the Class A-S, Class B, Class C and Class X-B Certificates, (iii) the group (the “YM Group D”) comprised of the Class X-D and Class D Certificates, and (iv) the group (the “YM Group E”, and the YM Group A the YM Group A-S/B/C, the YM Group D and the YM Group E, together, the “YM Groups”) comprised of the Class X-E and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular

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Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B, Class X-D and Class X-E Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F-RR, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class XFRR, Class XGRR, Class XJRR or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

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Class of Certificates	Assumed Final Distribution Date
Class A-1	February 2028
Class A-2	June 2028
Class A-4	N/A-March 2033(1)
Class A-5	May 2033
Class A-SB	November 2031
Class X-A	May 2033
Class X-B	May 2033
Class A-S	May 2033
Class B	May 2033
Class C	May 2033

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-4 Certificates ranging from $0 to $132,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in June 2056. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) and Trust Subordinate Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan or Trust Subordinate Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
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(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan, Trust Subordinate Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, (2) 0.000625% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer and (3) with respect to any Outside Serviced Mortgage Loan, 0.000625%, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans and any Trust Subordinate Companion Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof and then, if applicable, to any Trust Subordinate Companion Loan.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer and, (ii) with respect to any Trust Subordinate Companion Loan, the amount of any Prepayment Interest Shortfall resulting from any principal prepayment made on such Trust Subordinate Companion Loan to be included in the applicable Trust Subordinate Companion Loan Available Funds for any Distribution Date that is not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to such Trust Subordinate Companion Loan.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates. The Class C Certificates

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will likewise be protected by the subordination of the Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of applicable Realized Losses to Classes of Non-Vertically Retained Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-SB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F-RR Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date:

(i)	with respect to the Non-Vertically Retained Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and
(ii)	with respect to the Combined VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the
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Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F-RR Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates ), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the Combined VRR Interest as described under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or any Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or any Trust Subordinate Companion Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific or non-Trust Subordinate Companion Loan-specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator” and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

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Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and each Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or the Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or an Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, a Certificate Owner or an Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

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(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owners by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)        Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending September 30, 2023, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the CREFC® operating statement analysis report upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2023, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above.

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The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than the Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder, Loan Specific Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan or Trust Subordinate Companion Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder or a Controlling Class Certificateholder or any Loan-Specific Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Uncertificated VRR Interest Owner, Controlling Class Representative or a Loan Specific Controlling Class Representative (to the extent the Controlling Class Representative or such Loan Specific Controlling Class Representative is not a Certificateholder or a Certificate Owner), the Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative, a Controlling Class Certificateholder, a Loan Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not the Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, the Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling

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Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the Certificate Administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder or a Loan-Specific Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such

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Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“Non-Reduced Loan-Specific Certificates” means, as of any date of determination, any class of Loan-Specific Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates, (y) any Appraisal Reduction Amounts allocated to such class of Loan-Specific Principal Balance Certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of Loan-Specific Principal Balance Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of Loan-Specific Principal Balance Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of Loan-Specific Principal Balance Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans, the Certificates and the Uncertificated Interests, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd. pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or any Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or Uncertificated VRR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or the Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and the Uncertificated VRR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:
●	this prospectus;
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●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;
●	any documents provided to the Certificate Administrator by the Master Servicer, the Special Servicer or the Depositor directing the Certificate Administrator to post to the “additional documents” tab; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	any notice provided to the Certificate Administrator by the Depositor, the Master Servicer or the Special Servicer directing the Certificate Administrator to post to the “special notices” tab;
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates or the Uncertificated VRR Interest;
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●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;
●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event or a Trust Subordinate Companion Loan control appraisal period has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder or an Uncertificated Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and
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(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative, such Controlling Class Certificateholder, such Loan-Specific Controlling Class Representative or such Loan-Specific Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative, Controlling Class Certificateholder, Loan-Specific Controlling Class Representative or Loan-Specific Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC®

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special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), any Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders and the Uncertificated Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will

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certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder, Certificate Owner and Uncertificated Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders, Certificate Owners and Uncertificated Interest Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, Certificate Owner or Uncertificated Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 866-846-4526.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party will be required to certify that they are not a borrower party, borrower restricted party, restricted holder or any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

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Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates and any Loan-Specific Certificates (in the aggregate, the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates and any classes of interest-only Loan-Specific Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)       in the case of any Class of Principal Balance Certificates or any class of Loan-Specific Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or Non-Reduced Loan-Specific Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates or Loan-Specific Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially

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serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and

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Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The

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Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

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9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – BMO 2023-C5

with a copy to: trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans (and any Trust Subordinate Companion Loans) from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans and such Trust Subordinate Companion Loans, without recourse, to the Trustee for the benefit of the applicable Certificateholders and the Uncertificated Interest Owners and any related Loan-Specific Certificateholders and related uncertificated interest owners. For purposes of the respective Mortgage Loan Purchase Agreements between the Depositor and each of the related Sponsors, the Harborside 2-3 Mortgage Loan and the Great Lakes Crossing Outlets Mortgage Loan (each of which is sometimes referred to in this prospectus as a “Joint-Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each such Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the depositor by the applicable related Sponsor. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) and any Trust Subordinate Companion Loan sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for any Trust Subordinate Companion Loan(s) will refer to the Mortgage File for the related Mortgage Loan, and will include the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)        (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)      the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)      an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

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(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)    an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)     if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)    in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)  an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer);

(xxi)    copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof; and

(xxii)   in the case of the 800 Cesar Chavez REMIC, a copy of the related REMIC declaration(s).

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint-Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other

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than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor (and, in the case of BSPRT, also against Franklin BSP Realty Trust, Inc., as guarantor of payment in connection with the repurchase and substitution obligations of BSPRT), as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated Interest Owner (or any Loan-Specific Certificateholder or related uncertificated interest owner) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan or Trust Subordinate Companion Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan or Trust Subordinate Companion Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or Trust Subordinate Companion Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan or Trust Subordinate Companion Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)        (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been

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lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)    the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)        the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)    in the case of the 800 Cesar Chavez REMIC, a copy of the related REMIC declaration(s);

(xv)     any mezzanine loan intercreditor agreement;

(xvi)    any related environmental insurance policy;

(xvii)   any related letter of credit and any related assignment thereof; and

(xviii)  any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

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(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the

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origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan and any Trust Subordinate Companion Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of BMO, BSPRT, KeyBank, SMC, UBS AG and ZBNA) and Annex E-2A (in the case of 3650 REIT, CREFI and GACC), subject to the related exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans or Trust Subordinate Companion Loans (if any), although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated Interest Owner (or any Loan-Specific Certificateholder or related uncertificated interest owner) in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loans or Trust Subordinate Companion Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan or Trust Subordinate Companion Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled
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principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—
(i)	the outstanding principal balance of that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
(iii)	all unreimbursed property protection advances relating to that Mortgage Loan or Trust Subordinate Companion Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans or Trust Subordinate Companion Loans (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan or Trust Subordinate Companion Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan or Trust Subordinate Companion Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

provided, however, that no Sponsor may repurchase its Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan that it contributed (so long as there is a Material Defect with respect to such related Mortgage Loan).

With respect to the BSPRT Mortgage Loans, Franklin BSP Realty Trust, Inc. will guarantee payment in connection with the repurchase obligations of BSPRT under the related Mortgage Loan Purchase Agreement.

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Notwithstanding the foregoing, in lieu of a Sponsor repurchasing the affected Mortgage Loan, or (if permitted) replacing the affected Mortgage Loan or Trust Subordinate Companion Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (in the case of a Mortgage Loan, subject to the consent of the Controlling Class Representative if and for so long as the Controlling Class Representative is the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan or Trust Subordinate Companion Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint-Seller Mortgage Loan, each of the applicable Sponsors will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated Interest Owners) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly

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permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan or Trust Subordinate Companion Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing,

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by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or Trust Subordinate Companion Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor (or, in the case of a BSPRT Mortgage Loan, Franklin BSP Realty Trust, Inc., as guarantor of payment in connection with the repurchase and substitution obligations of BSPRT), defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor (or, in the case of a BSPRT Mortgage Loan, Franklin BSP Realty Trust, Inc., as guarantor of payment in connection with the repurchase and substitution obligations of BSPRT) will have sufficient assets to repurchase or substitute a Mortgage Loan or Trust Subordinate Companion Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

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The Pooling and Servicing Agreement

General

The Certificates and the Uncertificated Interests will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of June 1, 2023 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (including any Trust Loan Companion Loans) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Serviced Pari Passu Whole Loan or a Serviced AB Whole Loan, as applicable.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate
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Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan that is a Pari Passu Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
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●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Whole Loan or the La Habra Marketplace Mortgage Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

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Type and Servicing Status of Whole Loans

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan	Type of Whole Loan
Brier Creek Commons	$64,958,243	9.9%	$19,987,152	N/A	$84,945,395	Serviced	Pari Passu
Hyatt Regency Indianapolis	$39,943,123	6.1%	$18,573,552	N/A	$58,516,675	Serviced	Pari Passu
Great Lakes Crossing Outlets	$37,500,000	5.7%	$142,500,000	N/A	$180,000,000	Outside Serviced	Pari Passu
Oak Street NLP Fund Portfolio	$30,000,000	4.6%	$310,000,000	$85,000,000	$425,000,000	Outside Serviced	Pari Passu-AB
Harborside 2-3	$30,000,000	4.6%	$195,000,000	N/A	$225,000,000	Outside Serviced	Pari Passu
Cross Island Plaza	$30,000,000	4.6%	$12,500,000	N/A	$42,500,000	Serviced	Pari Passu
Jaylor - Burger King Portfolio	$27,916,343	4.2%	$24,925,306	N/A	$52,841,649	Serviced	Pari Passu
Orizon Aerostructures	$22,595,000	3.4%	$38,500,000	N/A	$61,095,000	Serviced	Pari Passu
Pacific Design Center	$15,000,000	2.3%	$230,000,000	$20,000,000	$265,000,000	Outside Serviced	Pari Passu-AB
La Habra Marketplace	$15,000,000	2.3%	$80,000,000	N/A	$95,000,000	Outside Serviced	Pari Passu
800 Cesar Chavez	$10,000,000	1.5%	$28,000,000	N/A	$38,000,000	Outside Serviced	Pari Passu

There are no Serviced AB Whole Loans, Serviced Pari Passu-AB Whole Loans, Serviced Outside Controlled Whole Loans or Servicing Shift Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts

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are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and any Trust Subordinate Companion Loans, together with all payments due on or with respect to the Mortgage Loans and any Trust Subordinate Companion Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated Interest Owners.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates and the Uncertificated Interests evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Uncertificated Interest Owners the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders, the Uncertificated Interest Owners and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans (provided that a Sponsor may not effect a substitution of a Trust Subordinate Companion Loan), or to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loans from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan or Trust

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Subordinate Companion Loans. This cure, substitution or repurchase obligation (and, if applicable, such guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders and the Uncertificated Interest Owners (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders, the Uncertificated Interest Owners and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

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5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment reasonably acceptable to the Special Servicer from an acceptable lender, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated Interest Owners in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

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(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders and the Uncertificated Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

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If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Special Servicer Decision described in sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

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(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities actually known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral;

(h)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(i)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(j)        any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(k)       fundings or disbursements of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves that (i) exceed, in the aggregate, 10% of the initial principal balance of the related Serviced Loan, regardless of whether such funding or disbursement may be characterized as routine or customary in nature (except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan)), which holdbacks, escrows and reserves are identified on an exhibit to the Pooling and

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Servicing Agreement, or (ii) regardless of the aggregate percentage of the initial principal balance of the related Serviced Loan represented by such holdbacks, escrows or reserves, that are not routine or customary in nature; and

(l)        any determination whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease.

As used in clause (k) above, “performance”, “earn-out”, “holdback” and similar escrows and reserves refers to any escrow or reserve, the release of which is subject to the satisfaction of specifically identified financial or leasing conditions or the occurrence of a specially identified event, in each case as set forth in the Mortgage Loan Documents and related to the borrower or mortgaged property.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Special Servicer Decision described in sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below or under “Credit Risk Retention—Risk Retention Consultation Party” above, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated Interest Owners and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the

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occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer).

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan and any Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan or any Trust Subordinate Companion Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans (other than any Trust Subordinate Companion Loans). The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan (or Trust Subordinate Companion Loan) as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of

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real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.
If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and, solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

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The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan or Trust Subordinate Companion Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and until the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan or REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or REO Property) prior to distributions on the Certificates and the Uncertificated Interests, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or REO Property).

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option (exercised in its sole discretion), make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;
●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or
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contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and
●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination. For the avoidance of doubt, any non-recoverability determination with respect to a Trust Subordinate Companion Loan will take into account the subordinate nature of such Trust Subordinate Companion Loan.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan, Trust Subordinate Companion Loan or Serviced Whole Loan, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (excluding any Trust Subordinate Companion Loan(s)) (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of a Trust Subordinate Companion Loan (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the applicable Trust Subordinate Companion Whole Loan.

Neither the Master Servicer nor the Trustee will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust Subordinate

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Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Trustee will only be entitled to reimbursement for a P&I Advance (and any interest thereon) from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan and any related Pari Passu Companion Loan.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and the Uncertificated Interest Owners (and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, the Uncertificated Interest Owners and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Neither the Master Servicer nor the Trustee will be entitled to recover: (1) from collections on a Trust Subordinate Companion Loan any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Workout-Delayed Reimbursement Amounts in respect of a Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Property Advance for a Trust Subordinate Companion Whole Loan, the Master Servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool and the applicable Trust Subordinate Companion Loan.

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Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and the Uncertificated Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or any Trust Subordinate Companion Loan.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Certificateholders or Uncertificated Interest Owners to the detriment of other Certificateholders or Uncertificated Interest Owners will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders or the Uncertificated Interest Owners.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans and any Trust Subordinate Companion Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan (other than, if applicable, a Trust Subordinate Companion Loan) or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, (ii) the “Upper-Tier REMIC Distribution Account”, and, (iii) if applicable, a “Trust Subordinate Companion Loan REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan), as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to (i) withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-

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Tier REMIC Distribution Account, and (2) with respect to any Trust Subordinate Companion Loan, withdraw amounts distributable on such date on the related Loan-Specific Certificates (and any related uncertificated interest owners) and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Trust Subordinate Companion Loan REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan). See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2024) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan and any Trust Subordinate Companion Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2024), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans or, if applicable, the related Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest will be made from the Excess Interest Distribution Account. Because there are no ARD Loans in the Issuing Entity, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Serviced Companion Loan Holder pursuant to the related Co Lender Agreement), over (ii) the

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amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co Lender Agreement that are received by the Trust.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Whole Loan Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates and the Uncertificated Interest Owners. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or any Trust Subordinate Companion Loan REMIC Distribution Account in respect of any Trust Subordinate Companion Loan) an amount equal to the sum of (I) the applicable portions of Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately
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preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);
(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans and any Trust Subordinate Companion Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans and any Trust Subordinate Companion Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or Trust Subordinate Companion Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or Trust Subordinate Companion Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
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(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan (or the related Trust Subordinate Companion Loan in the case of interest on a P&I Advance) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan, any related Trust Subordinate Companion Loan (except in the case of the Asset Representations Reviewer Ongoing Fee) and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan held outside the Issuing Entity.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan, any Trust Subordinate Companion Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice or information required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)        to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)       (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

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(iii)      to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto) or any Trust Subordinate Companion Loan (or any related successor REO Companion Loan with respect thereto);

(iv)      following the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan and any Trust Subordinate Companion Loan (including any Mortgage Loan or Trust Subordinate Companion Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. With respect to each such Mortgage Loan and Trust Subordinate Companion Loan (including each Mortgage Loan and Trust Subordinate Companion Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is, with respect to each Mortgage Loan, equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan but excluding any Trust Subordinate Companion Loan, which are discussed above) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a

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defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and any Trust Subordinate Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a

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modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

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Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and

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Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Whole Loan, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan or Trust Subordinate Companion Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans, any Trust Subordinate Companion Loans and REO Properties (or the Issuing Entity’s interest therein) in connection

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with an optional termination of the Issuing Entity (or of any Trust Subordinate Companion Loan in connection with an optional termination of the related Trust Subordination Companion Loan REMIC). The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan or Trust Subordinate Companion Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer; and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

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The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Whole Loans, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.01346% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and

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will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The Operating Advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date to be paid by the Sponsors.

The “Operating Advisor Fee Rate” will be a rate equal to 0.002052% per annum with respect to each Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated Interests as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated Interests as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any REO Mortgage Loan and including any REO Companion Loan related to a Trust Subordinate Companion Loan, but excluding any REO Companion Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Uncertificated Interest Owners, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and any Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

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Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.000380% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of (i) $20,500 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $2,050 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,700 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller (or, in the case of a Joint-Seller Mortgage Loan, by the related Mortgage Loan Sellers on a pro rata basis); provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee (or portion thereof payable by such Mortgage Loan Seller) will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee (or the applicable portion thereof, as the case may be) by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

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Fees and Expenses

The amounts available for distribution on the Certificates and the Uncertificated Interests on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $5,000 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
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Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.01346% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.002052% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.000380% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	The sum of (i) $20,500 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $2,050 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,700 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(7) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans (including any Trust Subordinate Companion Loan). In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan that is part of the related Trust Subordinate Companion Whole Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject reimbursement and/or indemnification described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	P&I Advances on any Trust Subordinate Companion Loan, together with interest thereon, are reimbursable first out of collections on such Trust Subordinate Companion Loan and, if not recoverable therefrom, then from collections on the Mortgage Loan and Pari Passu Companion Loans in the same Serviced Whole Loan.
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(8)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Great Lakes Crossing Outlets	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Oak Street NLP Fund Portfolio	0.01125%	0.15%	0.25%	0.25%
Harborside 2-3	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Pacific Design Center	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.00%, subject to a maximum workout fee of $2,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $2,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
La Habra Marketplace	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan(2)	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan(2)	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan(2)
800 Cesar Chavez	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $5,000 for the related Whole Loan	1.00%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.00%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan

(1)	Includes any applicable sub-servicing fee rate.
(2)	It is expected that the servicing of the La Habra Marketplace Mortgage Loan will shift from the BMO 2022-C3 Pooling and Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, after which the outside special servicer fee rate, outside workout fee rate and outside liquidation fee rate will be such rates as are specified in the Future Outside Servicing Agreement governing the commercial mortgage securitization transaction to which the related Controlling Pari Passu Companion Loan is contributed.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or

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Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or

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granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans
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(considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);
●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or
●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.
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If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates) and, solely in the case of any Trust Subordinate Companion Whole Loan, in addition to the aggregate Certificate Balance of all related classes of Loan-Specific Principal Balance Certificates, has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least ten (10) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, for such Whole Loan) will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan (or, in the case of any Trust Subordinate Companion Whole Loan, 25% of the then current Stated Principal Balance of such Whole Loan) until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)  the excess of:

(i)  the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to

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any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first, pro rata based on interest entitlements, to the Class J-RR and Class XJRR Certificates, then, pro rata based on interest entitlements, to the Class G-RR and Class XGRR Certificates, then, pro rata based on interest entitlements, to the Class F-RR and Class XFRR Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D and Class X-E Certificates). See “—Advances” in this prospectus.

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With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan or Trust Subordinate Companion Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

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“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable,) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, and then to the Class G-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class (or any applicable Loan-Specific Controlling Class), or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

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Any Class of Control Eligible Certificates and Loan-Specific Control Eligible Certificates, respectively, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan (or, in the case of a class of Loan-Specific Control Eligible Certificates that is an Appraised-Out Class, the related Serviced Whole Loan) as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class (or any applicable Loan-Specific Controlling Class) until such time, if any, as such Class is reinstated as the Controlling Class (or any applicable Loan-Specific Controlling Class) and no Control Termination Event (or Control Appraisal Period with respect to a Serviced Whole Loan or related loan-specific control termination event), exists, and the rights of the Controlling Class (or Loan-Specific Controlling Class) will be exercised by the most subordinate Class of Control Eligible Certificates (or Loan-Specific Control Eligible Certificates, as applicable) that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2024; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

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Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer, including with respect to any Trust Subordinate Companion Loan that is part of an EHRI Trust Subordinate Companion Loan Securitization, at any time) and the Depositor on or before the date each year (commencing in 2024) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time

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to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates or any Loan-Specific Certificates, the Uncertificated Interest Owners, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case

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may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates, the Loan-Specific Certificates or the Uncertificated Interests, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders or the Uncertificated Interest Owners any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates and the Uncertificated Interest Owners under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

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Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates, any Loan-Specific Certificates or the Uncertificated Interests, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates or the Uncertificated Interests issued to it or of the proceeds of the sale of such Certificates or the Uncertificated Interests, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

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Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders or the Uncertificated Interest Owners, unless those Certificateholders and/or Uncertificated Interest Owners have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

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Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders, any Uncertificated Interest Owners or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        the Master Servicer or the Special Servicer, as applicable, is removed from S&P Global Ratings (“S&P”) Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)       Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or

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more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)        the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities (including any Loan-Specific Certificates) that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Pooled Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, 25% of the Voting Rights of all Certificates and related Loan-Specific Certificates) or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with

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respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities (including any related Loan-Specific Certificates), then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates or Loan-Specific Certificates, but upon the written direction of the related Serviced Companion Loan Holder or of holders of Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities (including any Loan-Specific Certificates), then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder or the holders of Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

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The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer for any Trust Subordinate Companion Loan, of all Certificates and related Loan-Specific Certificates) (and, if such Servicer Termination Event is on the part of a Special Servicer only with respect to a Serviced Whole Loan with a Companion Loan held outside the Issuing Entity (including, if applicable, a Trust Subordinate Companion Whole Loan), by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)           pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates (if there is a Trust Subordinate Companion Loan, in the aggregate together with the related Loan-Specific Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates (and such Loan-Specific Certificates, if applicable) of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates and, if a Trust Subordinate Companion Whole Loan is involved, Non-Reduced Loan-Specific Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable; and, further, with respect to any Trust Subordinate Companion Loan, solely if a related Control Appraisal Period and a Control Termination Event that relates to such Trust Subordinate Companion Loan has occurred and is continuing;

(c)           at any time with respect to all Serviced Loans (as a collective matter) (other than any Trust Subordinate Companion Loan), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to

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the Serviced Loans (as a collective whole), as applicable, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”;

(d)           if a Consultation Termination Event has occurred and is continuing at any time, with respect to any Trust Subordinate Companion Whole Loan, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders, the Uncertificated VRR Interest Owners, the related Loan-Specific Certificateholders and the holders of any related uncertificated interests (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the such Trust Subordinate Companion Whole Loan, and (ii) and (ii) the holders of such Certificates and/or related Loan-Specific Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates and/or related Loan-Specific Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(e)           solely with respect to any particular Trust Subordinate Companion Loan, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

“Certificateholder Quorum” means a quorum that: (1) with respect to the Certificates and any related Loan-Specific Certificates, for purposes of a vote to terminate and replace the Special Servicer for a Trust Subordinate Companion Whole Loan at the request of the holders of certificates evidencing not less than 25% of the Voting Rights allocable to the Certificates and the related Loan-Specific Certificates (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates and/or Loan-Specific Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of applicable Principal Balance Certificates and related Loan-Specific Principal Balance Certificates) of all of the Certificates and the related Loan-Specific Certificates, on an aggregate basis; (2) with respect to the Certificates, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Pooled Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer (other than with respect to any Trust Subordinate Companion Whole Loan) based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders and/or beneficial owners that are not Risk Retention Affiliated with each other; (3) with respect to the Certificates and any related Loan-Specific Certificates, for purposes of a vote to terminate and replace the Special Servicer with respect to a Trust Subordinate Companion Whole Loan based on a recommendation of the Operating Advisor, consists of the holders of Certificates and Loan-Specific Certificates evidencing at least 20% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce Certificate Balances) of all Principal Balance Certificates and Loan-Specific Principal Balance Certificates on an aggregate basis; and (4) with respect to any particular Loan-Specific Certificates, as further identified under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan”.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

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Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. The resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions or inactions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate

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Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan or Trust Subordinate Companion Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

The procedures for removing a Special Servicer with respect to a Trust Subordinate Companion Whole Loan if an applicable Control Termination Event has occurred and is continuing will be as follows (with references to “Applicable Certificates” in this paragraph meaning, collectively, in the aggregate, (a) the Certificates and (b) the Loan-Specific Certificates): upon the written direction of holders of Applicable Certificates evidencing 25% of the Voting Rights of all of the Applicable Certificates requesting a vote to terminate and replace the Special Servicer (with respect to the related Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and Loan-Specific Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Applicable Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Applicable Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Applicable Certificates that are Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable, evidencing more than 50% of the Voting Rights allocable to each such class of Applicable Certificates that are Non-Reduced Certificates or Non-Reduced Loan-Specific Certificates, as applicable, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the related Whole Loan and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each certificateholder and beneficial owner of certificates may access such notices on the Certificate Administrator’s website and each certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the related Whole Loan based on a certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Serviced Loans (other than any Trust Subordinate Companion Whole Loan), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the

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Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the applicable Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Trust Subordinate Companion Whole Loan), and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, with respect to any Trust Subordinate Companion Whole Loan, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders, the Uncertificated VRR Interest Owners, the related Loan-Specific Certificateholders and any related uncertificated interests (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to any Trust Subordinate Companion Whole Loan. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to any Trust Subordinate Companion Whole Loan if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders and related Loan-Specific Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of the Certificates and/or related Loan-Specific Certificates evidencing at least a majority of the aggregate outstanding principal balance of such certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to any Trust Subordinate Companion Whole Loan, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to any Trust Subordinate Companion Whole Loan pursuant to any provision of the Pooling and Servicing Agreement or any related Co-Lender Agreement.

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Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, (i) at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Non-Vertically Retained Certificates or Uncertificated VRR Interest outstanding other than the Control Eligible Certificates, the Combined VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than with respect to any Trust Subordinate Companion Whole Loan) will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination), and (ii) at any time following the date that the relevant credit risk retention rules are no longer applicable to the securitization transaction constituted by the issuance of the any Loan-Specific Certificates, there are no Classes of related Loan-Specific Certificates outstanding other than the related Loan-Specific Control Eligible Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement with respect to the related Whole Loan will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). In either of the foregoing cases, if the Operating Advisor is terminated, then no replacement operating advisor will be appointed to act in such capacity.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

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Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB” by S&P, (B) a rating on its long-term senior unsecured debt or issuer credit rating of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (provided, however, that the Trustee will be deemed to have met the eligibility requirements in this clause (B) for so long as (i) it has a long-term senior unsecured debt rating or issuer credit rating of at least “BBB-” by Fitch and (ii) the Master Servicer or, if appointed pursuant to the Pooling and Servicing Agreement, the Trustee’s advancing agent, has a rating on its long-term senior unsecured debt of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch), and (C) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include S&P and Fitch) or, in the case of any Rating Agency’s requirement set forth in clauses (A), (B) or (C) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation. In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its long-term senior unsecured debt of at least “BBB-” by KBRA (or an investment grade rating by any other NRSRO, which may include S&P or Fitch). Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

In the event that either (a) (1) neither the Trustee nor the Master Servicer has a rating on its long-term senior unsecured debt of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch and (2) the Trustee submitted a request for a Rating Agency Confirmation but Fitch did not approve the Trustee via Rating Agency Confirmation to allow the Trustee to remain as Trustee on this transaction, or (b) (1) neither the Trustee nor the Master Servicer has a long-term senior unsecured debt rating or an issuer credit rating of at least “BBB” by S&P and (2) the Trustee submitted a request for a Rating Agency Confirmation but S&P did not approve the Trustee via Rating Agency Confirmation to allow the Trustee to remain as Trustee on this transaction, then the Trustee is required to either (i) resign immediately in the manner specified in the Pooling and Servicing Agreement or (ii) within 30 days after the Trustee has actual knowledge or received notice of such event, appoint an advancing agent that has (A) a rating on its long-term senior unsecured debt of at least “A” by Fitch or a short-term debt rating of at least “F1” by Fitch and (B) a rating on its long-term senior unsecured debt or an issuer credit rating of at least “BBB” by S&P (or, in the case of any Rating Agency’s rating requirement set forth in clauses (A) or (B) above, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation) to perform the Trustee’s obligation to make Advances as described under the heading“—Advances” above.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in

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the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan and any Trust Subordinate Companion Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the Uncertificated Interest Owners or the holders of any Loan-Specific Certificates and related uncertificated interests:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated Interest Owners (or, if applicable, any holders of Loan-Specific Certificates and related uncertificated interests);

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO

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Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or Uncertificated Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment) (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or any Uncertificated Interest Owner (or, if applicable, any holder of the Loan-Specific Certificates or related uncertificated interests), (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated Interest Owner (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner), as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates (or, if applicable, Loan-Specific Certificates) by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated Interest Owner (or, if applicable, any Loan-Specific Certificateholder or related uncertificated interest owner); and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative (or, if applicable, of any Loan-Specific Controlling Class Representative without the consent of such Loan-Specific Controlling Class Representative), (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates or Loan-Specific Certificates without the consent of the related underwriter or initial purchaser of such Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates and any Loan-Specific Certificates evidencing in the aggregate not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates or Loan-Specific

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Certificates, as applicable, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate or Loan-Specific Certificate of any class or the Uncertificated VRR Interest without the consent of the holder of that Certificate or Uncertificated Interest, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates or Loan-Specific Certificates of any Class or of any Uncertificated Interest the holders of which are required to consent to the amendment without the consent of the holders of all Certificates or Loan-Specific Certificates of that Class or of such Uncertificated Interest then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders, the Loan-Specific Certificateholders and the Uncertificated Interest Owners or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders and Loan-Specific Certificateholders of the class or classes of certificates or the Uncertificated Interest Owners, that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders or Loan-Specific Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders or Loan-Specific Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders or Loan-Specific Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) adversely affect any Loan-Specific Controlling Class Representative without the consent of 100% of the Loan-Specific Controlling Class Certificateholders, (8) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (9) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost

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of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the Uncertificated Interest Owners or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and the Uncertificated Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier

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REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC or any Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the Uncertificated Interest Owners and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Uncertificated Interest Owners to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates and the Uncertificated Interest Owners. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and any related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and such Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan (and such Trust Subordinate Companion Loan), the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, the Uncertificated Interest Owners or the Serviced Companion Loan Holders, of any and all amounts that represent

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unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Certificates and the Uncertificated Interests will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (and any applicable Loan-Specific Certificateholders), the affected Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders (and any applicable Loan-Specific Certificateholders), the Uncertificated Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan (and any related Trust Subordinate Companion Loan) together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and

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subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a sale of an REO Property related to a Serviced Whole Loan, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any related Serviced

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Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of an REO Property related to a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under “Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder,

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which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan (or any Trust Subordinate Companion Loan), then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan (or any Trust Subordinate Companion Loan) beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates (or extend the maturity of a Trust Subordinate Companion Loan beyond a date that is seven years prior to the rated final distribution date of any related rated Loan-Specific Certificates), or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative (if it is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights), by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as

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applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative (if it is entitled to consent or consult, as applicable, as provided in the preceding sentence), and following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)              any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)              any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)              any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)              any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)              any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required or permitted pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(F)               any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt (including mezzanine debt), other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(G)             any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan

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documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $10,000,000, or (ii) the successor property manager is affiliated with the borrower;

(H)              any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)                    any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)                 the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)              any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates; and

(L)                any determination of an Acceptable Insurance Default.

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the Uncertificated Interest Owners (and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1), (i)(2) and (i)(3) in the definition of “Major Decision Reporting Package” in the form of an asset status report.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below and, with respect to the Risk Retention Consultation Party when they are applicable Consulting Parties, under the circumstances described under “Credit Risk Retention—The Uncertificated VRR Interest—The Risk Retention Consultation Party”) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain

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from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Trust Subordinate Companion Whole Loan prior to a related Control Appraisal Period, (iii) with respect to a Serviced Outside Controlled Whole Loan, and (iv) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative;
●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”); and
●	with respect to a Trust Subordinate Companion Whole Loan (i) for so long as no related Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan, the Loan-Specific Controlling Class Representative (if and for so long as the related Loan-Specific Controlling Class Representative is entitled to act as Directing Holder) and (ii) for so long as a related Control Appraisal Period exists or is deemed to exist and a Control Termination Event has not occurred and is continuing, the Controlling Class Representative;

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan and/or (4) with respect to a Trust Subordinate Companion Whole Loan, no related Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if none of the Controlling Class Representative, an Outside Controlling Note Holder, or a Loan-Specific Controlling Class Representative, as applicable, is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master

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Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be RREF IV-D AIV RR, LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) and the Uncertificated Interest Owners will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of any Cumulative Appraisal Reduction Amounts allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class G-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class G-RR and Class J-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amounts, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction

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Amounts) and provided, further, that with respect to any Trust Subordinate Companion Whole Loan, the foregoing will only apply if a Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to the subject Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is (i) a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party or, (ii) a Trust Subordinate Companion Whole Loan (if any) with respect to which the related Loan-Specific Controlling Class Representative or any related Loan-Specific Controlling Class Certificateholder is a Borrower Party; provided in the case of this clause (ii) that a related Control Appraisal Period is not continuing.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a Mortgage Loan or Whole Loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

“Loan-Specific Controlling Class”, “Loan-Specific Controlling Class Representative”, “Loan-Specific Controlling Class Certificateholder” and related terms, if applicable, will be defined under “Description of the Mortgage Loans—The Trust Subordinate Companion Loan”.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

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Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class G-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class G-RR Certificates until such time as either (x) the Class G-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class G-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class G-RR Certificates that it transferred, (b) there is no voting

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agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class G-RR Certificates that it transferred. Following any such transfer, and assuming that the Class G-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class G-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and
●	the rights of the holder of more than 50% of the Class G-RR Certificates (by Certificate Balance), if the Class G-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity, the Certificateholders or the Uncertificated Interest Owners for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)                            may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated Interest Owners;

(b)                            may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)                            does not have any liability or duties to the holders of any Class of Certificates or the Uncertificated Interest Owners (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)                            may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates or the Uncertificated Interest Owners; and

(e)                             will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder or Uncertificated Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

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The foregoing discussion regarding the limitation on liability of the Directing Holder applies equally to any Loan-Specific Controlling Class, Loan-Specific Controlling Class Representative, and Loan-Specific Controlling Class Certificateholders, if a Trust Subordinate Companion Loan is included in this securitization.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, and (c) in the case of a Trust Subordinate Companion Whole Loan, provided that an applicable Control Appraisal Period exists or is deemed to exist with respect to such Whole Loan, the Controlling Class Representative;
(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor;
(v)	with respect to a Trust Subordinate Companion Whole Loan, provided that no Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan, the related Loan-Specific Controlling Class Representative (for so long as the related Loan-Specific Controlling Class Representative is entitled to be a Consulting Party); and
(vi)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, the Risk Retention Consultation Party.

provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, and/or (4) with respect to any Trust Subordinate Companion Loan, no related Control Appraisal Period exists or is deemed to exist with respect to such Trust Subordinate Companion Whole Loan, (B) the Operating Advisor will not be a Consulting Party if and for so

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long as no Operating Advisor Consultation Trigger Event has occurred and is continuing, (C) the Risk Retention Consultation Party will not be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in clause (v) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative any Loan-Specific Controlling Class Representative, the Operating Advisor, the Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

At any time (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization), the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to certain Major Decisions regarding the applicable non-Specially Serviced Loan(s) as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder or any Uncertificated Interest Owner. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur with respect to all the Mortgage Loans when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

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An “Operating Advisor Consultation Trigger Event” specifically related to an EHRI Trust Subordinate Companion Loan Securitization will, if applicable, occur or be deemed to occur as described under “Description of the Mortgage Pool—The Trust Subordinate Companion Loan(s)”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated Interest Owners (as a collective whole), and not any particular Class of those Certificateholders or any particular Uncertificated Interest Owners (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and regardless of whether or not a Control Termination Event is continuing, simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

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The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, Major Decisions on the applicable non-Specially Serviced Loan(s), (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated Interest Owners other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege) and (iv) any asset status report or Final Asset Status Report.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of

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counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event)).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

At any time, the Operating Advisor (including in the case of an EHRI Trust Subordinate Companion Loan Securitization) will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made

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available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, the Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required, at any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event), with respect to Major Decisions on any applicable Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, the Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) in the case of a Trust Subordinate Companion Loan, the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth

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in the Pooling and Servicing Agreement, and (y) with respect to this securitization transaction and any EHRI Trust Subordinate Companion Loan Securitization, the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time (including in the case of an EHRI Trust Subordinate Companion Loan Securitization), if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders, any related Loan-Specific Certificateholders and/or the Uncertificated Interest Owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)                            any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)                            any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)                           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)                            a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)                            the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

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(f)                                the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, or if an Operating Advisor Termination Event affects only any related Loan-Specific Certificates that are part of an EHRI Trust Subordinate Companion Loan Securitization, upon the written direction of the holders of Loan-Specific Certificates evidencing at least 25% of the Voting Rights of all Loan-Specific Certificateholders, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (“Moody’s”), Fitch, KBRA, S&P Global Ratings (“S&P”) and/or DBRS, Inc. (“DBRS Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not

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(and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, the Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) in the case of an EHRI Trust Subordinate Companion Loan Securitization, that is not and is not a Risk Retention Affiliate of the applicable Loan-Specific Retaining Third Party Purchaser, or any other Impermissible Risk Retention Affiliate), (vi) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vii) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates (or, in the case of an EHRI Trust Subordinate Companion Loan Securitization, any Loan-Specific Certificates or related uncertificated interests), the any Uncertificated Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and Loan-Specific Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates and Non-Reduced Loan-Specific Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates and Loan-Specific Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates and Loan-Specific Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event (including, in the case of an EHRI Trust Subordinate Companion Loan Securitization, a specifically related Operating Advisor Consultation Trigger Event) exists), any

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applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and the Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders and the Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder, any Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

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The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owners by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owners, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 22.4% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the Asset Representations Reviewer will not perform an Asset Review with respect to any Trust Subordinate Companion Loan at any time.

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While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which BMO was a sponsor in a public offering of CMBS with a securitization closing date on or after October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor), the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor) and March 31, 2023, was approximately 1.3%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Party and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
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(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)                Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with

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respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)                Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)                Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced

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Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or DBRS Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, the Risk Retention Consultation Party, the Retaining Third Party Purchaser or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Uncertificated Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and Uncertificated Interest Owners),

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other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or Uncertificated Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its
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affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and Uncertificated Interest Owners electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Pooled Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor

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Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. In connection with a Mortgage Loan, an “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Certificate to deliver a Certificateholder Repurchase Request as described above with respect to such Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect.

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Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply with respect to the subject Mortgage Loan (but shall not apply to any Trust Subordinate Companion Loan). Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request relating to a Mortgage Loan, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

As indicated above, the remaining discussion under this “—Resolution of a Repurchase Request” heading, as well as the discussion under the heading “—Mediation and Arbitration Provisions”, relates solely to Repurchase Requests in respect of Mortgage Loans (and not any Trust Subordinate Companion Loan).

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing

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Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

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If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award

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punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

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(x)                                  with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans and any Trust Subordinate Companion Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan or Trust Subordinate Companion Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)                    with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency; and
(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and

(z)                                 with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

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For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders and Uncertificated Interest Owners (and any Loan-Specific Certificateholders and any related uncertificated interests) of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan (and any Trust Subordinate Companion Loan) and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and Loan-Specific Certificates (and any related uncertificated interests) and the Uncertificated Interests as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans and any Trust Subordinate Companion Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan (or any Trust Subordinate Companion Loans) remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding

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Certificates and the Uncertificated Interests, any Loan-Specific Certificates and related uncertificated interest on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) and any Trust Subordinate Companion Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans and any Trust Subordinate Companion Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans and any Trust Subordinate Companion Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans and Trust Subordinate Companion Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) and any Trust Subordinate Companion Loans included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) and the Uncertificated Interests, and any Loan-Specific Certificates and related uncertificated interests for the Mortgage Loans and any Trust Subordinate Companion Loans and each REO Property (or interests in the Mortgage Loans, any Trust Subordinate Companion Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A, Class X-B, Class X-D and Class X-E Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates and Loan-Specific Certificates and related uncertificated interest would have to voluntarily participate in such exchange. If there is a Trust Subordinate Companion Loan, see “Description of the Mortgage Pool—The Trust Subordinate Companion Loan” for a discussion of certain additional related termination and purchase options.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection

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of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements (which, in the case of the La Habra Marketplace Mortgage Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, is the BMO 2022-C3 Pooling and Servicing Agreement) provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.
●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection
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advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the Oak Street NLP Fund Portfolio Whole Loan, there are no mortgage loans other than the related Outside Serviced Whole Loan serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of a Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan.
●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, (i) in the case of any Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan, and (ii) in the case of each of the Harborside 2-3 Mortgage Loan and the La Habra Marketplace Whole Loan, such termination right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event).
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement; provided, that in the case of the Oak Street NLP Fund Portfolio Whole Loan, the OAKST 2023-NLP TSA provides that if the Oak Street NLP Fund Portfolio Whole Loan becomes a
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defaulted loan, then in connection with any sale of the Oak Street NLP Fund Portfolio Companion Loan that is part of the OAKST 2023-NLP CMBS transaction, the OAKST 2023-NLP Special Servicer will be required to sell the Oak Street NLP Fund Portfolio Mortgage Loan, the related Pari Passu Companion Loans and the related Subordinate Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the OAKST 2023-NLP Co-Lender Agreement and the OAKST 2023-NLP TSA, subject to the consent rights of the holders of Note A-2, Note A-3 and Note A-4.

●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan; provided further, that in the case of the La Habra Marketplace Whole Loan, such approval right will belong to the holder of the related Controlling Pari Passu Companion Loan until the applicable Controlling Pari Passu Companion Loan Securitization Date (without regard to the existence of the equivalent of a Control Termination Event or a Consultation Termination Event).
●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 or more or (b) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of
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duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.
●	With respect to each of the Oak Street NLP Fund Portfolio Whole Loan, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.
●	Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. There are no Servicing Shift Whole loans with respect to the Mortgage Pool. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer
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to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder, an Uncertificated Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).
●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, an Uncertificated Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.
●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement),
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as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from June 1, 2023, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the Uncertificated Interests not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted

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Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders and the Uncertificated VRR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance. A Realized Loss with respect to any Loan-Specific Certificates occurs when the principal balance of the related Trust Subordinate Companion Loan is reduced without an equal distribution to such Loan-Specific Certificateholders in reduction of the Certificate Balances of such Loan-Specific Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

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With respect to the Class A-SB Certificates, the extent to which the Class A-SB Scheduled Principal Balances are achieved and the sensitivity of the Class A-SB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-SB Certificates until the Certificate Balance of the Class A-SB Certificates is reduced to zero. As such, the Class A-SB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the

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case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-4, Class A-5 and Class A-SB Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-S, Class B and Class C Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

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Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A and Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)                    each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)                 there are no delinquencies or defaults;

(iii)              scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)               no prepayment premiums or yield maintenance charges are collected;

(v)                  no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)               no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)            the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)         there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)             distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in July 2023;

(x)                the Certificates will be issued on June 21, 2023;

(xi)             the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)          the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of a 0% CPR scenario);

(xiii)        all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

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(xiv)        with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)           the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvi)         there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-4 and Class A-5 Certificates, the percentage of the related potential minimum and maximum initial Certificate Balances, respectively) of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

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Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	83%	83%	83%	83%	83%
June 15, 2025	63%	63%	63%	63%	63%
June 15, 2026	41%	41%	41%	41%	41%
June 15, 2027	17%	17%	17%	17%	17%
June 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.55	2.52	2.52	2.52	2.52
First Principal Payment Date	July 2023	July 2023	July 2023	July 2023	July 2023
Last Principal Payment Date	February 2028	October 2027	September 2027	September 2027	September 2027

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.85	4.81	4.77	4.70	4.37
First Principal Payment Date	February 2028	October 2027	September 2027	September 2027	September 2027
Last Principal Payment Date	June 2028	June 2028	June 2028	June 2028	June 2028

Percentages of the Maximum Initial Certificate Balance ($132,000,000)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031	100%	100%	100%	100%	100%
June 15, 2032	79%	79%	79%	79%	79%
June 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.40	9.37	9.34	9.29	9.07
First Principal Payment Date	November 2031	September 2031	September 2031	September 2031	September 2031
Last Principal Payment Date	March 2033	March 2033	February 2033	February 2033	December 2032

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

545

Percentages of the Minimum Initial Certificate Balance ($0)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	N/A	N/A	N/A	N/A	N/A
June 15, 2024	N/A	N/A	N/A	N/A	N/A
June 15, 2025	N/A	N/A	N/A	N/A	N/A
June 15, 2026	N/A	N/A	N/A	N/A	N/A
June 15, 2027	N/A	N/A	N/A	N/A	N/A
June 15, 2028	N/A	N/A	N/A	N/A	N/A
June 15, 2029	N/A	N/A	N/A	N/A	N/A
June 15, 2030	N/A	N/A	N/A	N/A	N/A
June 15, 2031	N/A	N/A	N/A	N/A	N/A
June 15, 2032	N/A	N/A	N/A	N/A	N/A
June 15, 2033 and thereafter	N/A	N/A	N/A	N/A	N/A
Weighted Average Life (in years)	N/A	N/A	N/A	N/A	N/A
First Principal Payment Date	N/A	N/A	N/A	N/A	N/A
Last Principal Payment Date	N/A	N/A	N/A	N/A	N/A

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Maximum Initial Certificate Balance ($312,830,000)(1)
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031	100%	100%	100%	100%	100%
June 15, 2032	91%	91%	91%	91%	91%
June 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.65	9.63	9.61	9.56	9.36
First Principal Payment Date	November 2031	September 2031	September 2031	September 2031	September 2031
Last Principal Payment Date	May 2033	May 2033	May 2033	April 2033	February 2033

(1)	The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

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Percentages of the Minimum Initial Certificate Balance ($180,830,000)(1)
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031	100%	100%	100%	100%	100%
June 15, 2032	100%	100%	100%	100%	100%
June 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.84	9.83	9.80	9.76	9.57
First Principal Payment Date	March 2033	March 2033	February 2033	February 2033	December 2032
Last Principal Payment Date	May 2033	May 2033	May 2033	April 2033	February 2033

(1)	The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	73%	73%	73%	73%	73%
June 15, 2030	44%	44%	44%	44%	44%
June 15, 2031	13%	13%	13%	13%	13%
June 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.80	6.80	6.80	6.80	6.80
First Principal Payment Date	June 2028	June 2028	June 2028	June 2028	June 2028
Last Principal Payment Date	November 2031	November 2031	November 2031	November 2031	November 2031

547

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031	100%	100%	100%	100%	100%
June 15, 2032	100%	100%	100%	100%	100%
June 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.90	9.90	9.90	9.89	9.67
First Principal Payment Date	May 2033	May 2033	May 2033	April 2033	February 2033
Last Principal Payment Date	May 2033	May 2033	May 2033	May 2033	March 2033

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031	100%	100%	100%	100%	100%
June 15, 2032	100%	100%	100%	100%	100%
June 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.90	9.90	9.90	9.90	9.73
First Principal Payment Date	May 2033	May 2033	May 2033	May 2033	March 2033
Last Principal Payment Date	May 2033	May 2033	May 2033	May 2033	March 2033

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Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
June 15, 2024	100%	100%	100%	100%	100%
June 15, 2025	100%	100%	100%	100%	100%
June 15, 2026	100%	100%	100%	100%	100%
June 15, 2027	100%	100%	100%	100%	100%
June 15, 2028	100%	100%	100%	100%	100%
June 15, 2029	100%	100%	100%	100%	100%
June 15, 2030	100%	100%	100%	100%	100%
June 15, 2031	100%	100%	100%	100%	100%
June 15, 2032	100%	100%	100%	100%	100%
June 15, 2033 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.90	9.90	9.90	9.90	9.73
First Principal Payment Date	May 2033	May 2033	May 2033	May 2033	March 2033
Last Principal Payment Date	May 2033	May 2033	May 2033	May 2033	March 2033

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors

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are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

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Material Federal Income Tax Consequences

General
The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Three (3) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together with the Loan REMIC, the “Trust REMICs”). The REMIC created pursuant to a REMIC declaration effective as of February 22, 2023 (the “800 Cesar Chavez REMIC”), holds the 800 Cesar Chavez Mortgage Loan and other related assets and has issued a single uncertificated regular interest, which will be held by the Lower-Tier REMIC, and a single residual interest, which will be represented by the Class R Certificates. The 800 Cesar Chavez REMIC will be designated the “Loan REMIC”. The Certificate Administrator will be responsible for preparing and filing the REMIC election and REMIC tax returns for the Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans (or, in the case of the 800 Cesar Chavez Mortgage Loan, a regular interest in the Loan REMIC) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-4, Class A-5, Class A-SB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class XFRR, Class G-RR, Class XGRR, Class J-RR and Class XJRR Certificates and the Combined VRR Interest, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) compliance with the Loan REMIC declaration and the continued qualification of the REMIC formed thereunder, (iv) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (v) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than

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1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

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If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates and the Uncertificated VRR Interest Owners qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income.

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The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment

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Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution.

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Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

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Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

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Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of certain Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

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Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC or the Loan REMIC, as applicable, will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s or the Loan REMIC’s, as applicable, acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC or the Loan REMIC (through the actions of the related Outside Special Servicer) generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC or the Loan REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine (and, in the case of the 800 Cesar Chavez Mortgage Loan, it is expected that the related Outside Special Servicer will be required to determine) generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC or the Loan REMIC, as applicable, to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC or the Loan REMIC, as applicable, to such tax.

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Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

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If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different

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manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

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Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code. See “—Exempt Plans”, below.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those

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persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

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●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgage-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”
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We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of BMO Capital Markets Corp., Prohibited Transaction Exemption (“PTE”) 2006-07, 71 Federal Register 32134 (June 2, 2006), and a substantially identical prohibited transaction exemptions to the predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996), KeyBanc Capital Markets Inc. (formerly known as McDonald Investments Inc.), PTE 2000-33, 65 Fed. Reg. 37171 (June 13, 2000), UBS Securities LLC, PTE 91-22, 56 Fed. Reg. 15933 (April 18, 1991), each as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.
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It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
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●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

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Exempt Plans

A governmental plan, as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Unless an exemption applies or the transaction is not otherwise prohibited, Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of PTCE 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent)

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by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as

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a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

New York. Four (4) of the Mortgaged Properties (14.8%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

New Jersey. Three (3) of the Mortgaged Properties (10.5%) are located in New Jersey.

In New Jersey, the action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant. Each defendant must then be served with a copy of the complaint and given

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in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court on the Note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage. Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease. New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff. At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance. The lender, however, is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

North Carolina. Two (2) of the Mortgaged Properties (10.1%) are located in North Carolina.

Mortgage loans in North Carolina are usually secured by deeds of trust. Under North Carolina law, deeds of trust are usually foreclosed pursuant to power of sale set forth in the instrument and governed by statute, but judicial foreclosure by action is also available. Power of sale foreclosure results in a hearing before the clerk of superior court, which can be waived pursuant to statute. However, it is questionable whether a pre-default waiver of the hearing before the clerk of superior court is enforceable, and the waiver is generally only used in post-default situations in “friendly foreclosures” where the debtor is not resisting the sale. The mortgage indebtedness can be paid at any time before the foreclosure sale is final (including the last resale in the event of an upset bid). There is no statutory or common law right of redemption after the foreclosure sale or last resale is final. The liens for ad valorem personal property taxes, ad valorem real property taxes, and municipal and county assessments have statutory priority over previously recorded deeds of trust. Pursuant to statutory power of sale rules, the security can be sold subject to or together with a subordinate lien, lease or other right or interest, instead of free and clear of the same, if the notice of sale so specifies. If a subordinate interest holder files a request for notice of foreclosure sale statutory notice must be given to the interest holder. Judgment can be rendered against the borrower for the debt, which judgment can be obtained in lieu of foreclosure, which can result in a statutory execution sale. A deficiency judgment can be obtained after foreclosure sale unless the deed of trust is to secure purchase money owed to the mortgagee and indicates that it secures such purchase money.

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General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
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●	the law of the state in which the real property is located,
●	various federal laws, and
●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

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In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-

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consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.
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In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

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The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms

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provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases

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are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is

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defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is

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designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

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Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

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Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

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Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory

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contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its

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general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.
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The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

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Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

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In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory

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provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

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Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”
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However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.
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See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-4, Class A-5 and/or Class A-SB Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

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Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each class of Offered Certificates set forth below.

Class	BMO Capital Markets Corp.	Citigroup Global Markets Inc.	KeyBanc Capital Markets Inc.	Deutsche Bank Securities Inc.	UBS Securities LLC	Bancroft Capital, LLC	Drexel Hamilton, LLC
Class A-1	$	$	$	$	$	$	$
Class A-2	$	$	$	$	$	$	$
Class A-4	$	$	$	$	$	$	$
Class A-5	$	$	$	$	$	$	$
Class A-SB	$	$	$	$	$	$	$
Class X-A	$	$	$	$	$	$	$
Class X-B	$	$	$	$	$	$	$
Class A-S	$	$	$	$	$	$	$
Class B	$	$	$	$	$	$	$
Class C	$	$	$	$	$	$	$

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[___________].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2023, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. In addition, the ability of the Underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed

598

securities generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the Offered Certificates). No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

BMO Capital Markets Corp., one of the underwriters, is an affiliate of (i) the Depositor, and (ii) BMO (a Sponsor, an originator and the initial Risk Retention Consultation Party). Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI (an originator and a Sponsor). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor) and DBRI (an originator). KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association (an originator, a Sponsor and a primary servicer). UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG (an originator and a Sponsor). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”. BMO, CREFI, GACC, KeyBank and UBS AG (or affiliates thereof) each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) BMO Capital Markets Corp., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) KeyBanc Capital Markets Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iv) Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and (v) UBS Securities LLC, one of the underwriters and one of the co-lead managers for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a Sponsor, of the purchase price for the BMO Mortgage Loans, (ii) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (iii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans, (iv) the payment by the Depositor to KeyBank, an affiliate of KeyBanc Capital Markets Inc., in its capacity as a Sponsor, of the purchase price for the KeyBank Mortgage Loans, and (v) the payment by the Depositor to UBS AG, an affiliate of UBS Securities LLC, in its capacity as a Sponsor, of the purchase price for the UBS AG Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of BMO Capital Markets Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc. and UBS Securities LLC, has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

599

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 151 West 42nd Street, New York, New York 10036, by telephone at 212-885-4000 or by website at https://capitalmarkets.bmo.com/en/.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-255934) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

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Index of Certain Defined Terms

17g-5 Information Provider	418
1986 Act	556
2015 Budget Act	563
30/360 Basis	397
3650 Outside Serviced Whole Loan	356
3650 REIT	177, 282
3650 REIT Deal Team	283
3650 REIT Mortgage Loans	177, 282
3650 REIT Qualification Criteria	284
3650 Servicing	356
650 REIT Data Tape	283
800 Cesar Chavez REMIC	554
AB Modified Loan	476
AB Whole Loan	177
Accelerated Mezzanine Loan	506
Acceptable Insurance Default	441
Actual/360 Basis	237
Additional Primary Servicing Compensation	353
Administrative Fee Rate	462
ADR	180
Advance Rate	446
Advances	445
Affirmative Asset Review Vote	520
Aggregate Principal Distribution Amount	398
Allocated Cut-off Date Loan Amount	180
Ancillary Fees	457
Annual Debt Service	180
Anticipated Repayment Date	237
Applicable Certificates	489
Applied Realized Loss Amount	370
Appraisal Reduction Amount	473
Appraisal Reduction Event	472
Appraised Value	180
Appraised-Out Class	477
Appraiser	474
Approved Exchange	18
Approximate Initial Credit Support	3
ARD	181
ARD Loan	237
Assessment of Compliance	478
Asset Representations Reviewer	363
Asset Representations Reviewer Asset Review Fee	463
Asset Representations Reviewer Ongoing Fee	463
Asset Representations Reviewer Ongoing Fee Rate	463
Asset Representations Reviewer Termination Event	524
Asset Representations Reviewer Upfront Fee	463
Asset Review	521
Asset Review Notice	520
Asset Review Quorum	520
Asset Review Report	522

Asset Review Report Summary	522
Asset Review Standard	521
Asset Review Trigger	519
Asset Review Vote Election	520
Assumed Certificate Coupon	379
Assumed Final Distribution Date	404
Assumption Fees	457
Attestation Report	478
Available Funds	391
Badcock	225
Balloon Balance	181
Balloon Mortgage Loans	237
Bank Act	275
Bankruptcy Code	169
Base Interest Fraction	404
Big Lots	225
Big Y Foods	230
BMO	177, 275
BMO Data File	277
BMO Financial	275
BMO Great Lakes Crossing Outlets Note	177
BMO Harborside 2-3 Note	178
BMO Harris	275
BMO Mortgage Loans	177, 275
BMO Securitization Database	276
BMO VRR Interest Portion	368
Borrower Delayed Reimbursements	457
Borrower Party	506
B-Piece Buyer	145
BSPRT	177, 289
BSPRT Data Tape	290
BSPRT Mortgage Loans	177, 289
BSPRT Review Team	290
CBE	549
CDI 202.01	173
CDIC	164
CDIC Act	163
CDTC	338
CEA	204
Certificate Owner	412
Certificateholder	412
Certificateholder Quorum	487
Certificateholder Repurchase Request	526
Certificates	4
Certificates	389
Certifying Certificateholder	422
CGCMT 2022-GC48 PSA	266
Civic Opera Building Loan	219
Class	389
Class A-SB Scheduled Principal Balance	394
Class X Certificates	3
Class X Certificates	389
Class X Strip Rate	397
Clearstream	419
Clearstream Participants	421

601

Closing Date	178, 389
CMBS	169, 330, 341
Code	554
Co-Lender Agreement	256
Collateral Deficiency Amount	476
Collection Account	450
Collection Period	393
Combined VRR Available Funds	370
Combined VRR Interest	4, 368, 369, 390
Combined VRR Interest Balance	369
Combined VRR Interest Owner	368
Communication Request	422
Companion Loan	176
Companion Loan Holder	434
Companion Loan Rating Agency	484
Companion Note	253
Compensating Interest Payment	405
Computershare	338
Computershare Limited	338
Computershare Trust Company	338
Consent Fees	456
Constraining Level	378
Consultation Election Notice	528
Consultation Requesting Certificateholder	528
Consultation Termination Event	505
Consulting Party	509
Control Eligible Certificates	505
Control Shift Note	255
Control Termination Event	505
Controlling Class	505
Controlling Class Certificateholder	505
Controlling Class Representative	504
Controlling Companion Loan	436
Controlling Note	254
Controlling Note Holder	254
Controlling Pari Passu Companion Loan	436
Controlling Pari Passu Companion Loan Securitization Date	436
Corrected Loan	441
Corresponding Principal Balance Certificates	4, 390
COVID-19	71
CPR	543
CPY	380
CREC	205
CRECs	203
Credit Risk Retention Rules	368
CREFC®	409
CREFC® Intellectual Property Royalty License Fee	462
CREFC® Intellectual Property Royalty License Fee Rate	462
CREFC® Reports	409
CREFI	177, 296
CREFI Data File	298
CREFI Harborside 2-3 Note	178
CREFI Mortgage Loans	177
CREFI Securitization Database	297

Crossed Group	181
Cross-Over Date	396
CRR	170
CTS	338
Cumulative Appraisal Reduction Amount	475
Cure/Contest Period	522
Custodian	501
Cut-off Date	176
Cut-off Date Balance	176
Cut-off Date DSCR	182
Cut-off Date Loan-to-Value Ratio	181
Cut-off Date LTV Ratio	181
DBRI	304
DBRS Morningstar	341, 349, 516
Debt Service Coverage Ratio	182
Debt Yield on Underwritten NCF	182
Debt Yield on Underwritten Net Cash Flow	182
Debt Yield on Underwritten Net Operating Income	182
Debt Yield on Underwritten NOI	182
Defaulted Mortgage Loan	460
Defeasance Option	241
Defective Mortgage Loan	432
Definitive Certificate	419
Delegated Directive	16
Delinquent Loan	519
Depositaries	420
Depositor	178, 336
Determination Date	391
Deutsche Bank	305
DHCR	101
Diligence File	426
Directing Holder	504
Disclosable Special Servicer Fees	461
Discount Yield	377
Dispute Resolution Consultation	528
Dispute Resolution Cut-off Date	528
Dispute Resolution Requesting Holder	528
Distribution Account	450
Distribution Date	391
Distributor	14
Document Defect	426
Dodd-Frank Act	172
DOJ	305
DSCR	182
DST	199
DTC	419
DTC Participants	420
DTC Rules	421
Due Date	236, 393
Due Diligence Questionnaire	277, 298
Due Diligence Requirements	171
Due Period	393
EDGAR	600
EEA	15
Eligible Asset Representations Reviewer	523
Eligible Operating Advisor	516
Enforcing Party	528

602

Enforcing Servicer	526
Environmental Condition	590
ERISA	566
ERISA Plans	566
ESA	202, 309
Escrow/Reserve Mitigating Circumstances	288, 311
EU	170
EU Due Diligence Requirements	170
EU Institutional Investor	171
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Retail Investor	15
EU Securitization Regulation	16, 170
Euroclear	419
Euroclear Operator	421
Euroclear Participants	421
EUWA	13, 171
Excess Interest	237
Excess Interest Distribution Account	451
Excess Liquidation Proceeds	451
Excess Liquidation Proceeds Reserve Account	451
Excess Modification Fees	456
Excess Penalty Charges	457
Excess Prepayment Interest Shortfall	406
Exchange Act	274, 311
Excluded Controlling Class Mortgage Loan	506
Excluded Information	416
Excluded Mortgage Loan	506
Excluded Mortgage Loan Special Servicer	488
Excluded RRCP Mortgage Loan	372
Excluded Special Servicer	140
Excluded Special Servicer Information	416
Excluded Special Servicer Mortgage Loan	488
Exemption Rating Agency	569
Expected Price	382
Expected Prices	382
FATCA	564
FDIC	132, 162
FETL	18
FIEL	18
Final Asset Status Report	511
Final Dispute Resolution Election Notice	528
Financial Promotion Order	14
FIRREA	308
Fitch	484
Form 8-K	274
FPO Persons	14
Frontida	233
FSCMA	18
FSMA	13, 171
Future Outside Servicing Agreement	436
GAAP	368
GACC	304
GACC Deal Team	306
GACC Great Lakes Crossing Outlets Notes	177
GACC Mortgage Loan	177
GACC Mortgage Loans	306

Hard Lockbox	183
Highland	214
Highland Trustee	214
HRECs	203
HRR Certificates	4, 368, 373
HSTP Act	101
Impermissible Risk Retention Affiliate	479
Impermissible TPP Affiliate	479
Indirect Participants	420
Initial Pool Balance	176
Initial Rate	237
Initial Requesting Certificateholder	526
In-Place Cash Management	183
Institutional Investor	18
Institutional Investors	171
Interest Accrual Amount	398
Interest Accrual Period	398
Interest Distribution Amount	398
Interest Only Mortgage Loans	237
Interest Shortfall	398
Interested Person	500
Interest-Only Certificates	389
Investment Company Act	1
Investor Certification	411
IRS	555
Issuing Entity	176
Japanese Retention Requirement	19
JFSA	19
Joint-Seller Mortgage Loan	424
JRR Rule	19
KBRA	483
KeyBank	177, 312
KeyBank Data Tape	313
KeyBank Mortgage Loans	177, 312
KeyBank Outside Serviced PSAs	348
KeyBank Parties	354
KeyBank Primary Servicer Termination Event	355
KeyBank Primary Servicing Agreement	351
KeyBank Qualification Criteria	314
KeyBank Review Team	312
KeyBank Serviced Mortgage Loans	348
Largest Tenant	183
Largest Tenant Lease Expiration	183
Lender Liability Act	590
Liquidation Fee	459
Liquidation Fee Rate	459
Liquidation Proceeds	460
Liquor Licensee	167, 191
LNR Partners	359
Loan Per Unit	183
Loan REMIC	554
Loan-Specific Certificates	390
Loan-Specific Controlling Class	506
Loan-Specific Controlling Class Certificateholder	506
Loan-Specific Controlling Class Representative	506

603

Loan-Specific Principal Balance Certificates	390
Loss of Value Payment	431
Loss of Value Reserve Fund	452
Losses	354
Lower-Tier Regular Interests	554
Lower-Tier REMIC	554
Lower-Tier REMIC Distribution Account	450
LTV Ratio at Maturity/ARD	183
LUST	203
MAI	473
Major Decision	502
Major Decision Reporting Package	503
MAS	17
Master Servicer Remittance Date	445
Material Breach	429
Material Defect	429
Material Document Defect	426
Maturity Date/ARD Loan-to-Value Ratio	183
Maturity Date/ARD LTV Ratio	183
Midland	341
MIFID II	15
MOA	368
Modeling Assumptions	543
Modification Fees	457
Monthly Payment	393
Moody’s	516
Mortgage	176
Mortgage File	424
Mortgage Loan Purchase Agreement	424
Mortgage Loan Schedule	438
Mortgage Loan Sellers	177
Mortgage Loans	176
Mortgage Note	176
Mortgage Pool	176
Mortgage Rate	398
Mortgaged Property	176
Most Recent NOI	184
Nation Safe Purchase Option	230
Net Cash Flow	185
Net Mortgage Pass-Through Rate	397
Net Mortgage Rate	398
NFIP	115
NI 33-105	19
Non-Controlling Note	254
Non-Controlling Note Holders	254
Non-Offered Certificates	389
Nonrecoverable Advance	447
Non-Reduced Certificates	412
Non-Reduced Loan-Specific Certificates	413
Non-U.S. Tax Person	564
Non-Vertically Retained Available Funds	393
Non-Vertically Retained Certificates	3, 390
Non-Vertically Retained Percentage	370
Non-Vertically Retained Principal Balance Certificates	3, 390
Non-Vertically Retained Regular Certificates	390
Notional Amount	390

NRSRO	411, 573
NRSRO Certification	413
Oak Street Defeasance Lockout Period	244
Oak Street Lender Policy	205
Oak Street NLP Fund Co-Lender Agreement	262
Oak Street NLP Fund Companion Loans	261
Oak Street NLP Fund Mortgage Loan	261
Oak Street NLP Fund Noteholders	262
Oak Street NLP Fund Pari Passu Companion Loans	261
Oak Street NLP Fund Portfolio Trustee	263
Oak Street NLP Fund Senior Notes	261
Oak Street NLP Fund Servicer	262
Oak Street NLP Fund Special Servicer	262
Oak Street NLP Fund Subordinate Companion Loans	261
Oak Street NLP Fund Whole Loan	262
Oak Street NLP Partial Defeasance Event	244
Oak Street Purchase Option Properties	228, 245
Oak Street Release Price	245
Oak Street Syndicate Policy	205
OAKST 2023-NLP TSA	262
Occupancy	184
Occupancy Date	185
Offered Certificates	389
OID Regulations	557
OLA	163
Operating Advisor	363
Operating Advisor Annual Report	514
Operating Advisor Consultation Trigger Event	511
Operating Advisor Consultation Trigger Event	385, 510
Operating Advisor Consulting Fee	462
Operating Advisor Fee	461
Operating Advisor Fee Rate	462
Operating Advisor Standard	511
Operating Advisor Termination Event	515
Operating Advisor Upfront Fee	462
Original Balance	185
Other Crossed Loans	432
Outside Certificate Administrator	436
Outside Controlling Class Representative	436
Outside Controlling Note Holder	435, 504
Outside Custodian	436
Outside Depositor	436
Outside Operating Advisor	436
Outside Securitization	436
Outside Serviced Companion Loan	435
Outside Serviced Mortgage Loan	436
Outside Serviced Pari Passu Companion Loan	435
Outside Serviced Pari Passu Whole Loan	435
Outside Serviced Pari Passu-AB Whole Loan	435
Outside Serviced Subordinate Companion Loan	435

604

Outside Serviced Whole Loan	435
Outside Servicer	436
Outside Servicer Fee Rate	468
Outside Servicing Agreement	436
Outside Special Servicer	436
Outside Trustee	436
P&I Advance	445
PACE	131, 253
Pacific Design Center Whole Loan	266
PAR	309
Pari Passu Companion Loan	177
Pari Passu Indemnified Items	482
Pari Passu Indemnified Parties	482
Pari Passu Whole Loan	177
Pari Passu-AB Whole Loan	177
Park Bridge Financial	363
Park Bridge Lender Services	363
Participants	419
Party in Interest	566
Pass-Through Rate	397
PCE	205
PCO	235
PCR	281, 304
Penalty Charges	457
Percentage Allocation Entitlement	370
Percentage Interest	391
Permitted Investments	391
Permitted Special Servicer/Affiliate Fees	461
PF2 PSA	356
Philadelphia Policy	211
PILOT	135
PIPs	215
Plan Asset Regulations	567
PML	334
PNC Bank	344
Pooling and Servicing Agreement	434
Pooling and Servicing Agreement Party Repurchase Request	526
PRC	17
Preliminary Asset Review Report	522
Preliminary Dispute Resolution Election Notice	528
Prepayment Assumption	558
Prepayment Interest Excess	405
Prepayment Interest Shortfall	405
Prepayment Penalty Description	185
Prepayment Provision	185
Prime Rate	446
Principal Balance Certificates	4, 389
Principal Distribution Amount	399
Principal Shortfall	399
Privileged Information	512
Privileged Information Exception	512
Privileged Person	411
Professional Investors	17
Prohibited Prepayment	406
Promotion of Collective Investment Schemes Exemptions Order	14

Property Advances	445
Proposed Course of Action Notice	527
Prospectus	17
PTE	569
Qualification Criteria	291
Qualified Investor	15
Qualified Mortgage	426
Qualified Substitute Mortgage Loan	431
Qualifying CRE Loan Percentage	369
RAP	204
Rated Final Distribution Date	405
Rating Agencies	596
Rating Agency	596
Rating Agency Confirmation	532
Rating Agency Declination	532
RCA	345
RCRA	591
Realized Loss	370, 407
REC	202
Record Date	391
Registration Statement	600
Regular Certificates	389
Regular Interestholder	556
Regular Interests	554
Regulation AB	478
Regulation RR	368
Related Group	185
Release Date	241
Release Parcel	247
Relevant Persons	14
REMIC	554
REMIC LTV Test	167
REMIC Regulations	554
REO Account	452
REO Companion Loan	400
REO Loan	400
REO Mortgage Loan	400
REO Property	389
Repurchase Price	430
Repurchase Request	526
Requesting Certificateholder	528
Requesting Holders	477
Requesting Investor	422
Requesting Party	530
Required Credit Risk Retention Percentage	369
Requirements	595
Residual Certificates	389
Resolution Failure	527
Resolved	527
Restricted Group	570
Restricted Party	512
Retaining Parties	368
Retaining Sponsor	368
Retaining Third Party Purchaser	368
Review Materials	520
Revised Rate	237
RevPAR	185
Risk Retention Affiliate	479

605

Risk Retention Affiliated	479
Risk Retention Consultation Parties	372
Rooms	187
RR Interest	368
RREF AIV	373
Rule 17g-5	413, 494
S&P	341, 349, 483, 516
Save Mart	225
Save Mart Purchase Option	228, 229
Scheduled Certificate Interest Payments	380
Scheduled Certificate Principal Payments	376
Scheduled Principal Distribution Amount	399
SEC	274, 311
Secretary	163
Securities Act	478
Securitization Accounts	389
Securitization Regulations	171
SEL	294, 334
Senior Certificates	389
Serviced AB Whole Loan	434
Serviced Companion Loan	434
Serviced Companion Loan Holder	434
Serviced Companion Loan Securities	141, 484
Serviced Loans	434
Serviced Mortgage Loans	434
Serviced Outside Controlled Companion Loan	435
Serviced Outside Controlled Mortgage Loan	435
Serviced Outside Controlled Whole Loan	434
Serviced Pari Passu Companion Loan	434
Serviced Pari Passu Companion Loan Holder	434
Serviced Pari Passu Whole Loan	434
Serviced Subordinate Companion Loan	434
Serviced Subordinate Companion Loan Holder	434
Serviced Whole Loan	434
Servicer Termination Events	483
Servicing Fee	455
Servicing Fee Rate	455
Servicing Function Participant	479
Servicing Shift Companion Loan	436
Servicing Shift Mortgage Loan	436
Servicing Shift Whole Loan	436
Servicing Standard	439
Servicing Transfer Event	440
SFA	17
SFO	17
Similar Law	572
SMC	177, 317
SMC Data Tape	318
SMC Mortgage Loans	177, 317
SMC Review Team	318
SMMEA	573
Soft Lockbox	185
Soft Springing Lockbox	185
Special Servicer Decision	442

Special Servicing Fee	458
Special Servicing Fee Rate	458
Specially Serviced Loan	440
Split Mortgage Loan	176
Sponsors	178, 275
Springing Cash Management	185
Springing Lockbox	185
Startup Day	554
Starwood	317
Stated Principal Balance	400
Structured Product	17
STWD	359
Subject 2022 Computershare CMBS Annual Statement of Compliance	340
Subordinate Certificates	389
Subordinate Companion Loan	177
Sub-Servicing Agreement	445
Superintendent	163
Swap Curve Interpolated Yield	377
Swap Priced Expected Price	379
Swap Priced Principal Balance Certificates	376
Target Price	378
TCO	235
Termination Purchase Amount	533
Terms and Conditions	421
Tests	521
Third Party Report	180
TIA	173
Title V	594
Trailing 12 NOI	184
Treasury Yield Interest-Only Certificates	376
Treasury Yield Interest-Only Expected Price	381
TRIPRA	117
Trust REMICs	554
Trust Subordinate Companion Loan	176
Trust Subordinate Companion Loan REMIC	554
Trust Subordinate Companion Loan REMIC Distribution Account	450
Trust Subordinate Companion Whole Loan	176
Trustee/Certificate Administrator Fee	461
Trustee/Certificate Administrator Fee Rate	461
U.S. Tax Person	564
UBS	177
UBS AG Mortgage Loans	177
UBS AG, New York Branch	323
UBS AG, New York Branch Data Tape	324
UBS AG, New York Branch Deal Team	324
UBS AG, New York Branch Mortgage Loans	323
UBS Qualification Criteria	325
UBSRES	323
UK	13, 170
UK CRR	171
UK Due Diligence Requirements	171
UK Institutional Investor	171
UK MIFIR Product Governance Rules	14
UK PRIIPS Regulation	13

606

UK Prospectus Regulation	13
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Regulation	16, 171
Uncertificated Interest Owners	400
Uncertificated Interests	390
Uncertificated VRR Interest	390
Uncertificated VRR Interest Balance	369
Uncertificated VRR Interest Owner	368
Underwriter Entities	139
Underwriter Exemption	569
Underwriting Agreement	598
Underwritten EGI	186
Underwritten Expenses	185
Underwritten NCF	185
Underwritten NCF DSCR	182
Underwritten Net Cash Flow	185
Underwritten Net Operating Income	186
Underwritten NOI	186
Underwritten Revenues	186
Units	187
Unscheduled Principal Distribution Amount	399
Unsolicited Information	521
Updated Appraisal	495
Upper-Tier REMIC	554
Upper-Tier REMIC Distribution Account	450
UST	203
UW NCF DSCR	182
Vertical Risk Retention Allocation Percentage	371
Vertically Retained Percentage	370
Volcker Rule	173

Voting Rights	419
VRR Interest Distribution Amount	372
VRR Principal Distribution Amount	372
VRR Realized Loss Interest Distribution Amount	372
WAC Rate	397
Weighted Average Mortgage Rate	187
Wells Fargo	338
Wells Fargo Bank	338
WFDTC	338
Whole Loan	176
Whole Loan Custodial Account	450
Withheld Amounts	451
Workout Fee	458
Workout Fee Rate	458
Workout-Delayed Reimbursement Amount	449
Yield Curve Interpolated Yield	380
Yield Priced Certificates	376
Yield Priced Expected Price	382
YM Group A	403
YM Group A-S/B/C	403
YM Group D/E	403
YM Group E	403
YM Groups	403
Yorkshire & Lexington Towers Servicer	266
Yorkshire & Lexington Towers Special Servicer	266
ZBNA	177, 329
ZBNA Data Tape	330
ZBNA Mortgage Loans	177, 329, 330
ZBNA Review Team	330

607

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State
								1	25
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	9.9%	100.0%	ZBNA	ZBNA	NAP	NAP	8811, 8331, 8341, 8011, 8161 and 8115 Brier Creek Parkway and 10370 Lumley Road	Raleigh	Wake	NC
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	6.4%		KeyBank	KeyBank	Group A	NAP	Various	Various	Various	FL
2.01	Property		1	Orlando International Business Center	3.4%	52.7%					5730-5892 South Semoran Boulevard	Orlando	Orange	FL
2.02	Property		1	Corporex Plaza	1.4%	21.5%					3902 and 3904 Corporex Park Drive and 6802 Lakeview Center Drive	Tampa	Hillsborough	FL
2.03	Property		1	Brandywine Business Center	1.0%	16.1%					3801 and 3803 Corporex Park Drive	Tampa	Hillsborough	FL
2.04	Property		1	President's Plaza	0.6%	9.7%					4801 and 4803 George Road	Tampa	Hillsborough	FL
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	6.1%	100.0%	CREFI	CREFI	NAP	NAP	1 South Capitol Avenue	Indianapolis	Marion	IN
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	5.9%		BMO	BMO	Group C	NAP	Various	Cincinnati	Hamilton	OH
4.01	Property		1	Ferncrest Apartments	2.1%	36.0%					3173 Ferncrest Court	Cincinnati	Hamilton	OH
4.02	Property		1	Candlewood Apartments	2.1%	34.6%					2400 Harrison Avenue	Cincinnati	Hamilton	OH
4.03	Property		1	Renata Apartments	1.7%	29.4%					2459 Westwood Northern Boulevard	Cincinnati	Hamilton	OH
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	5.7%	100.0%	BMO, DBRI, GSBI	BMO, GACC	NAP	NAP	4000 Baldwin Road	Auburn Hills	Oakland	MI
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	4.6%		WFBNA, KeyBank	KeyBank	NAP	NAP	Various	Various	Various	Various
6.01	Property		1	Big Lots - Tremont, PA	0.7%	16.1%					50 Rausch Creek Road	Tremont	Schuylkill	PA
6.02	Property		1	Big Lots - Durant, OK	0.6%	13.1%					2306 Enterprise Drive	Durant	Bryan	OK
6.03	Property		1	Badcock - LaGrange, GA	0.3%	5.7%					505 Pegasus Parkway	LaGrange	Troup	GA
6.04	Property		1	Badcock - Mebane, NC	0.2%	4.2%					1017 Corporate Park Drive	Mebane	Alamance	NC
6.05	Property		1	Badcock - Mulberry, FL	0.2%	4.1%					201 Kid Ellis Road	Mulberry	Polk	FL
6.06	Property		1	NAICO - Chandler, OK	0.2%	3.9%					1003 Allison Avenue, 1010 Manvel Avenue, 915 Allison Avenue and 1023 Allison Avenue	Chandler	Lincoln	OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	0.2%	3.3%					13220-13222 San Pablo Avenue	San Pablo	Contra Costa	CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	0.1%	3.2%					5600 Broken Sound Boulevard	Boca Raton	Palm Beach	FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	0.1%	3.0%					5645-5677 East Kings Canyon Road	Fresno	Fresno	CA
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	0.1%	2.5%					1000 El Cerrito Plaza	El Cerrito	Contra Costa	CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	0.1%	2.4%					4555 North Pershing Avenue	Stockton	San Joaquin	CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	0.1%	2.2%					801 Oakdale Road	Modesto	Stanislaus	CA
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	0.1%	2.1%					2054 Nevada City Highway	Grass Valley	Nevada	CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	0.1%	2.1%					4010, 4040, 4120, 4190 North West Avenue	Fresno	Fresno	CA
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	0.1%	1.9%					2920 East Whitmore Avenue	Ceres	Stanislaus	CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	0.1%	1.9%					6465 Niles Street	Bakersfield	Kern	CA
6.17	Property		1	Big Y - Milford, CT	0.1%	1.9%					150 Boston Post Road	Milford	New Haven	CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	0.1%	1.7%					9750 Pyramid Lakes Highway	Sparks	Washoe	NV
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	0.1%	1.7%					875 South Tracy Boulevard	Tracy	San Joaquin	CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	0.1%	1.6%					1003 East Bidwell	Folsom	Sacramento	CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	0.1%	1.6%					2005 North Tracy Boulevard	Tracy	San Joaquin	CA
6.22	Property		1	Save Mart Supermarkets - Napa, CA	0.1%	1.5%					1346 Trancas Street	Napa	Napa	CA
6.23	Property		1	Badcock - Mulberry, FL (4)	0.1%	1.3%					205 Northwest 2nd Street and 308 1st Avenue Northwest	Mulberry	Polk	FL
6.24	Property		1	Save Mart Supermarkets - Chico, CA	0.1%	1.3%					146 West East Avenue	Chico	Butte	CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	0.1%	1.3%					1223 North Davis Road	Salinas	Monterey	CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	0.1%	1.2%					909 Sierra Street	Kingsburg	Fresno	CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	0.1%	1.2%					1157 North Willow Avenue	Clovis	Fresno	CA
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	0.1%	1.1%					2179 Shaw Avenue	Clovis	Fresno	CA
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	0.1%	1.1%					777 East Monte Vista Avenue	Vacaville	Solano	CA
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	0.1%	1.1%					9160 Elk Grove Florin Road	Elk Grove	Sacramento	CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	0.0%	1.0%					1172 North Main Street	Manteca	San Joaquin	CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	0.0%	1.0%					5750 North 1st Street	Fresno	Fresno	CA
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	0.0%	1.0%					530 West Lodi Avenue	Lodi	San Joaquin	CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	0.0%	0.9%					565 East Prater Way	Sparks	Washoe	NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	0.0%	0.9%					3325 US Highway 50	Carson City	Carson City	NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	0.0%	0.8%					4055 MacArthur Boulevard	Oakland	Alameda	CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	0.0%	0.8%					275 East Forest Avenue	Coalinga	Fresno	CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	0.0%	0.8%					828 J Street	Marysville	Yuba	CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	0.0%	0.7%					11980 State Highway 88	Jackson	Amador	CA
6.40	Property		1	Badcock - Mulberry, FL (3)	0.0%	0.5%					200 Phosphate Boulevard North	Mulberry	Polk	FL
6.41	Property		1	Badcock - Mulberry, FL (2)	0.0%	0.1%					168 Phosphate Boulevard North	Mulberry	Polk	FL

A-1

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State
								1	25
6.42	Property		1	Badcock - Mulberry, FL (5)	0.0%	0.1%					503 Phosphate Boulevard North	Mulberry	Polk	FL
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	4.6%	100.0%	CREFI, BMO	CREFI, BMO	NAP	NAP	200-210 Hudson Street	Jersey City	Hudson	NJ
8	Loan	12, 16, 19	1	Cross Island Plaza	4.6%	100.0%	BMO	BMO	Group B	NAP	13333 Brookville Boulevard	Rosedale	Queens	NY
9	Loan	3, 16, 19	1	500 Mamaroneck	4.5%	100.0%	BMO	BMO	Group B	NAP	500 Mamaroneck Avenue	Harrison	Westchester	NY
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	4.3%	100.0%	CREFI	CREFI	NAP	NAP	5151 Sunrise Highway	Bohemia	Suffolk	NY
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	4.2%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	0.1%	1.9%					1501 Gulf Shores Parkway	Gulf Shores	Baldwin	AL
11.02	Property		1	Burger King #04581 - Foley, AL	0.1%	1.8%					910 South McKenzie Street	Foley	Baldwin	AL
11.03	Property		1	Burger King #02957 - Houma, LA	0.1%	1.8%					1033 West Tunnel Boulevard	Houma	Terrebonne	LA
11.04	Property		1	Burger King #11942 - Gray, LA	0.1%	1.8%					3863 West Park Avenue	Gray	Terrebonne	LA
11.05	Property		1	Burger King #03818 - Mobile, AL	0.1%	1.7%					7775 Moffett Road	Mobile	Mobile	AL
11.06	Property		1	Burger King #05255 - Prichard, AL	0.1%	1.6%					2924 Saint Stephens Road	Prichard	Mobile	AL
11.07	Property		1	Burger King #12830 - Boutte, LA	0.1%	1.6%					14157 U.S. Highway 90	Boutte	Saint Charles	LA
11.08	Property		1	Burger King #03156 - Saraland, AL	0.1%	1.6%					310 Highway 43 North	Saraland	Mobile	AL
11.09	Property		1	Burger King #11614 - Harvey, LA	0.1%	1.5%					1840 Lapalco Boulevard	Harvey	Jefferson	LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS	0.1%	1.5%					5400 West Aloha Drive	Diamondhead	Hancock	MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS	0.1%	1.5%					3121 Halls Ferry Road	Vicksburg	Warren	MS
11.12	Property		1	Burger King #09708 - Natchez, MS	0.1%	1.5%					421 Highway 61 North	Natchez	Adams	MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL	0.1%	1.5%					21890 State Highway 59 South	Robertsdale	Baldwin	AL
11.14	Property		1	Burger King #02643 - Gladstone, MO	0.1%	1.4%					6001 Northeast Antioch Road	Gladstone	Clay	MO
11.15	Property		1	Burger King #01207 - West Monroe, LA	0.1%	1.4%					100 Thomas Road	West Monroe	Ouachita	LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA	0.1%	1.3%					31706 Louisiana Highway 16	Denham Springs	Livingston	LA
11.17	Property		1	Burger King #10802 - Westwego, LA	0.1%	1.3%					500 Westbank Expressway	Westwego	Jefferson	LA
11.18	Property		1	Burger King #06788 - Zachary, LA	0.1%	1.3%					5131 Main Street	Zachary	East Baton Rouge	LA
11.19	Property		1	Burger King #06129 - Mobile, AL	0.1%	1.3%					3200 Spring Hill Avenue	Mobile	Mobile	AL
11.20	Property		1	Burger King #09788 - Walker, LA	0.1%	1.3%					27931 Walker Road South	Walker	Livingston	LA
11.21	Property		1	Burger King #09838 - Fairhope, AL	0.1%	1.3%					19755 Greeno Road	Fairhope	Baldwin	AL
11.22	Property		1	Burger King #01198 - Mobile, AL	0.1%	1.3%					3875 Airport Boulevard	Mobile	Mobile	AL
11.23	Property		1	Burger King #10764 - Morgan City, LA	0.1%	1.3%					937 Highway 90 East	Morgan City	Saint Mary	LA
11.24	Property		1	Burger King #01465 - Laurel, MS	0.1%	1.3%					319 Leontyne Price Boulevard	Laurel	Jones	MS
11.25	Property		1	Burger King #07930 - Long Beach, MS	0.1%	1.3%					310 East Beach Boulevard	Long Beach	Harrison	MS
11.26	Property		1	Burger King #05029 - Pineville, LA	0.1%	1.2%					3301 Monroe Highway	Pineville	Rapides	LA
11.27	Property		1	Burger King #12633 - Port Allen, LA	0.1%	1.2%					4383 Louisiana 1 South	Port Allen	West Baton Rouge	LA
11.28	Property		1	Burger King #01439 - Slidell, LA	0.1%	1.2%					185 Gause Boulevard	Slidell	Saint Tammany	LA
11.29	Property		1	Burger King #01437 - Monroe, LA	0.1%	1.2%					1710 Martin Luther King Drive	Monroe	Ouachita	LA
11.30	Property		1	Burger King #07467 - Ruston, LA	0.1%	1.2%					1401 North Trenton Street	Ruston	Lincoln	LA
11.31	Property		1	Burger King #12895 - Delhi, LA	0.1%	1.2%					1007 Broadway Street	Delhi	Richland	LA
11.32	Property		1	Burger King #04914 - Pensacola, FL	0.1%	1.2%					13392 Perdido Key Drive	Pensacola	Escambia	FL
11.33	Property		1	Burger King #01425 - New Iberia, LA	0.0%	1.2%					1419 Center Street	New Iberia	Iberia	LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	0.0%	1.1%					2515 Stillman Boulevard	Tuscaloosa	Tuscaloosa	AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	0.0%	1.1%					5119 Jones Creek Road	Baton Rouge	East Baton Rouge	LA
11.36	Property		1	Burger King #10763 - Hammond, LA	0.0%	1.1%					46020 North Puma Drive	Hammond	Tangipahoa	LA
11.37	Property		1	Burger King #06676 - Jackson, MS	0.0%	1.1%					1470 Canton Mart Road	Jackson	Hinds	MS
11.38	Property		1	Burger King #06149 - New Iberia, LA	0.0%	1.1%					1100 Parkview Drive	New Iberia	Iberia	LA
11.39	Property		1	Burger King #01489 - Mobile, AL	0.0%	1.1%					5380 Highway 90 West	Mobile	Mobile	AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	0.0%	1.1%					3530 Harding Boulevard	Baton Rouge	East Baton Rouge	LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO	0.0%	1.0%					215 East Young Avenue	Warrensburg	Johnson	MO
11.42	Property		1	Burger King #10762 - Geismar, LA	0.0%	1.0%					13455 Highway 73	Geismar	Ascension	LA
11.43	Property		1	Burger King #13080 - Slidell, LA	0.0%	1.0%					120 Brownswitch Road	Slidell	Saint Tammany	LA
11.44	Property		1	Burger King #12329 - Rayne, LA	0.0%	1.0%					1021 Church Point Highway	Rayne	Acadia	LA
11.45	Property		1	Burger King #10572 - Eunice, LA	0.0%	1.0%					2300 West Laurel Avenue	Eunice	Saint Landry	LA
11.46	Property		1	Burger King #09686 - Thomasville, AL	0.0%	1.0%					34355 Highway 43	Thomasville	Clarke	AL
11.47	Property		1	Burger King #02483 - Mobile, AL	0.0%	1.0%					7701 Airport Boulevard	Mobile	Mobile	AL
11.48	Property		1	Burger King #11544 - Westlake, LA	0.0%	1.0%					801 Sampson Street	Westlake	Calcasieu	LA

A-2

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State
								1	25
11.49	Property		1	Burger King #09026 - Laurel, MS	0.0%	1.0%					2130 Highway 15 North	Laurel	Jones	MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS	0.0%	1.0%					4811 Roe Boulevard	Roeland Park	Johnson	KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA	0.0%	1.0%					1212 East Main Street	Ville Platte	Evangeline	LA
11.52	Property		1	Burger King #03623 - Covington, LA	0.0%	1.0%					605 North Highway 190	Covington	Saint Tammany	LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	0.0%	1.0%					14280 Greenwell Springs Road	Greenwell Springs	East Baton Rouge	LA
11.54	Property		1	Burger King #06674 - Slidell, LA	0.0%	1.0%					141 Northshore Boulevard	Slidell	Saint Tammany	LA
11.55	Property		1	Burger King #01428 - Sulphur, LA	0.0%	1.0%					2017 Ruth Street	Sulphur	Calcasieu	LA
11.56	Property		1	Burger King #05981 - Meridian, MS	0.0%	0.9%					2100 North Frontage Road	Meridian	Lauderdale	MS
11.57	Property		1	Burger King #09213 - Pensacola, FL	0.0%	0.9%					3210 West Michigan Avenue	Pensacola	Escambia	FL
11.58	Property		1	Burger King #08645 - Pace, FL	0.0%	0.9%					4120 Highway 90	Pace	Santa Rosa	FL
11.59	Property		1	Burger King #02831 - Olathe, KS	0.0%	0.9%					2004 East Santa Fe Street	Olathe	Johnson	KS
11.60	Property		1	Burger King #04330 - Kansas City, MO	0.0%	0.9%					340 West 72nd Street	Kansas City	Jackson	MO
11.61	Property		1	Burger King #12322 - Oakdale, LA	0.0%	0.9%					695 U.S. Highway 165 South	Oakdale	Allen	LA
11.62	Property		1	Burger King #03585 - Daphne, AL	0.0%	0.9%					29295 US Highway 98	Daphne	Baldwin	AL
11.63	Property		1	Burger King #06916 - Kenner, LA	0.0%	0.9%					1000 West Esplanade Avenue	Kenner	Jefferson	LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA	0.0%	0.9%					901 East Fourth Street	DeQuincy	Calcasieu	LA
11.65	Property		1	Burger King #09115 - Meridian, MS	0.0%	0.9%					4825 8th Street	Meridian	Lauderdale	MS
11.66	Property		1	Burger King #00373 - Mobile, AL	0.0%	0.9%					3946 Government Boulevard	Mobile	Mobile	AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA	0.0%	0.9%					1211 Martin Luther King Highway	Lake Charles	Calcasieu	LA
11.68	Property		1	Burger King #01917 - Vidalia, LA	0.0%	0.9%					1115 Carter Street	Vidalia	Concordia	LA
11.69	Property		1	Burger King #12264 - Mission, KS	0.0%	0.8%					6880 Johnson Drive	Mission	Johnson	KS
11.70	Property		1	Burger King #09804 - Gonzales, LA	0.0%	0.8%					404 North Airline Highway	Gonzales	Ascension	LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	0.0%	0.8%					4900 Skyland Boulevard East	Tuscaloosa	Tuscaloosa	AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	0.0%	0.8%					3380 Gulf Breeze Parkway	Gulf Breeze	Santa Rosa	FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	0.0%	0.8%					4951 Florida Boulevard	Baton Rouge	East Baton Rouge	LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA	0.0%	0.8%					279 Sam Houston Jones Parkway	Lake Charles	Calcasieu	LA
11.75	Property		1	Burger King #06488 - Mobile, AL	0.0%	0.8%					6403 Cottage Hill Road	Mobile	Mobile	AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	0.0%	0.8%					3100 Highland Road	Baton Rouge	East Baton Rouge	LA
11.77	Property		1	Burger King #01337 - Metairie, LA	0.0%	0.8%					8101 Airline Drive	Metairie	Jefferson	LA
11.78	Property		1	Burger King #04016 - Mobile, AL	0.0%	0.7%					3004 Airport Boulevard	Mobile	Mobile	AL
11.79	Property		1	Burger King #10607 - Houma, LA	0.0%	0.7%					1637 Martin Luther King Jr Boulevard	Houma	Terrebonne	LA
11.80	Property		1	Burger King #10800 - Livingston, AL	0.0%	0.7%					639 Highway 28	Livingston	Sumter	AL
11.81	Property		1	Burger King #12820 - Iowa, LA	0.0%	0.7%					1111 Lowe Grout Road	Iowa	Calcasieu	LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL	0.0%	0.7%					198 South Jackson Street	Grove Hill	Clarke	AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	0.0%	0.7%					6244 Airline Highway	Baton Rouge	East Baton Rouge	LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	0.0%	0.6%					7004 Siegen Lane	Baton Rouge	East Baton Rouge	LA
11.85	Property		1	Burger King #13081 - New Iberia, LA	0.0%	0.6%					2919 South Lewis Street	New Iberia	Iberia	LA
11.86	Property		1	Burger King #11979 - Monroe, LA	0.0%	0.6%					5151 Forsythe Bypass	Monroe	Ouachita	LA
11.87	Property		1	Burger King #03685 - Kansas City, MO	0.0%	0.6%					3441 Main Street	Kansas City	Jackson	MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	0.0%	0.6%					1601 McFarland Boulevard North	Tuscaloosa	Tuscaloosa	AL
11.89	Property		1	Burger King #06105 - Northport, AL	0.0%	0.6%					3820 McFarland Boulevard West	Northport	Tuscaloosa	AL
11.90	Property		1	Burger King #12919 - Covington, LA	0.0%	0.6%					1005 Ronald Reagan Highway	Covington	Saint Tammany	LA
11.91	Property		1	Burger King #12660 - Vinton, LA	0.0%	0.6%					1807 West Street	Vinton	Calcasieu	LA
11.92	Property		1	Burger King #09853 - Franklin, LA	0.0%	0.6%					1825 Main Street	Franklin	Saint Mary	LA
11.93	Property		1	Burger King #00360 - New Orleans, LA	0.0%	0.5%					1700 Saint Charles Avenue	New Orleans	Orleans	LA
11.94	Property		1	Burger King #12753 - Slidell, LA	0.0%	0.4%					3114 Pontchartrain Drive	Slidell	Saint Tammany	LA
11.95	Property		1	Burger King #01315 - Alexandria, LA	0.0%	0.4%					3705 South MacArthur Drive	Alexandria	Rapides	LA
11.96	Property		1	Burger King #12752 - Lafayette, LA	0.0%	0.3%					1726 North University Avenue	Lafayette	Lafayette	LA
11.97	Property		1	Burger King #11488 - Lafayette, LA	0.0%	0.2%					2256 Ambassador Caffery Parkway	Lafayette	Lafayette	LA
11.98	Property		1	Burger King #01537 - Lafayette, LA	0.0%	0.2%					312 Jefferson Boulevard	Lafayette	Lafayette	LA
11.99	Property		1	Burger King #00501 - Lafayette, LA	0.0%	0.0%					1500 Johnston Street	Lafayette	Lafayette	LA

A-3

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State
								1	25
12	Loan	19, 20, 30	1	Montreal Beach Resort	4.0%	100.0%	BSPRT	BSPRT	NAP	NAP	1025 Beach Avenue	Cape May	Cape May	NJ
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	3.5%		KeyBank	KeyBank	Group A	NAP	Various	Philadelphia	Philadelphia	PA
13.01	Property		1	Adare Dungan	1.9%	53.7%					7700-7744 Dungan Road	Philadelphia	Philadelphia	PA
13.02	Property		1	Adare Orthodox	1.6%	46.3%					1040-1098, 1100, 1120 and 1170 Orthodox Street	Philadelphia	Philadelphia	PA
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	3.4%		BMO	BMO	NAP	NAP	Various	Various	Various	Various
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	1.3%	38.5%					2522 West 21st Street	Chanute	Neosho	KS
14.02	Property		1	500 Industrial Road A, Grove, OK	1.0%	28.2%					500 Industrial Road A	Grove	Delaware	OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	0.9%	26.2%					801 West Old 56 Highway	Olathe	Johnson	KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS	0.2%	7.1%					615 West Cherry Street	Chanute	Neosho	KS
15	Loan	19, 22, 31	1	GRM Indianapolis	2.6%	100.0%	SMC	SMC	NAP	NAP	2002 South East Street	Indianapolis	Marion	IN
16	Loan	16	1	The Penleigh	2.4%	100.0%	BSPRT	BSPRT	NAP	NAP	300 North Francis Street	Branson	Taney	MO
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	2.3%	100.0%	GSBI	BMO	NAP	NAP	8687 and 8661 Melrose Avenue and 700 North San Vicente Boulevard	West Hollywood	Los Angeles	CA
18	Loan	12, 19, 20	1	La Habra Marketplace	2.3%	100.0%	3650 REIT	3650 REIT	NAP	NAP	1641 West Imperial Highway	La Habra	Orange	CA
19	Loan	19	1	Comfort Suites Maingate East	2.1%	100.0%	BMO	BMO	NAP	NAP	2775 Florida Plaza Boulevard	Kissimmee	Osceola	FL
20	Loan	16, 20	1	801 Bridgeboro Road	2.0%	100.0%	CREFI	CREFI	NAP	NAP	801 Bridgeboro Road	Edgewater Park	Burlington	NJ
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	1.9%	100.0%	SMC	SMC	NAP	NAP	11826 Tech Com Drive	San Antonio	Bexar	TX
22	Loan	19, 20	1	Loves Park Tech Center	1.7%	100.0%	3650 REIT	3650 REIT	NAP	NAP	1354 Clifford Avenue	Loves Park	Winnebago	IL
23	Loan	16, 19, 33	1	800 Cesar Chavez	1.5%	100.0%	3650 REIT	3650 REIT	NAP	NAP	630 and 640-800 Cesar Chavez	San Francisco	San Francisco	CA
24	Loan	19	1	Fresenius	1.4%	100.0%	BMO	BMO	NAP	NAP	362 4th Avenue	Brooklyn	Kings	NY
25	Loan	1, 6	4	Macon GA Portfolio	1.2%		Arbor	BMO	NAP	NAP	Various	Macon	Bibb	GA
25.01	Property		1	Riviera	0.4%	38.2%					3013 Ridge Avenue	Macon	Bibb	GA
25.02	Property		1	Oak Hill	0.3%	30.3%					3310 Ridge Avenue, 155 Tyrone Boulevard and 163 Tyrone Boulevard	Macon	Bibb	GA
25.03	Property		1	Cobblestone	0.2%	17.0%					241 Riley Avenue	Macon	Bibb	GA
25.04	Property		1	Neal Darlington	0.2%	14.5%					2063 and 2073 Vineville Avenue	Macon	Bibb	GA
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	1.1%	100.0%	UBS AG	UBS AG	NAP	NAP	2897 Whiskey Road	Aiken	Aiken	SC
27	Loan		1	Mini U Storage - Springfield	1.1%	100.0%	KeyBank	KeyBank	Group E	NAP	7711 Loisdale Road	Springfield	Fairfax	VA
28	Loan	16, 19	1	Quality Inn SeaTac	1.0%	100.0%	UBS AG	UBS AG	Group D	NAP	2900 South 192nd Street	Seattle	King	WA
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	1.0%		Arbor	BMO	Group C	NAP	Various	Chicago	Cook	IL
29.01	Property		1	8052 South Laflin Street	0.3%	30.0%					8052 South Laflin Street	Chicago	Cook	IL
29.02	Property		1	8100 South Justine Street	0.3%	28.1%					8100 South Justine Street	Chicago	Cook	IL
29.03	Property		1	8154 South Paulina Street	0.2%	23.2%					8154 South Paulina Street	Chicago	Cook	IL
29.04	Property		1	8100 South Ada Street	0.2%	18.6%					8100 South Ada Street	Chicago	Cook	IL
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	0.7%		Arbor	BMO	Group C	NAP	Various	Chicago	Cook	IL
30.01	Property		1	7253 South Evans Avenue	0.2%	35.9%					7253 South Evans Avenue	Chicago	Cook	IL
30.02	Property		1	7801 South Ridgeland Avenue	0.2%	33.6%					7801 South Ridgeland Avenue	Chicago	Cook	IL
30.03	Property		1	7600 South Honore Street	0.2%	30.5%					7600 South Honore Street	Chicago	Cook	IL
31	Loan	16, 19	1	SureStay Plus SeaTac	0.7%	100.0%	UBS AG	UBS AG	Group D	NAP	19260 28th Avenue South	SeaTac	King	WA
32	Loan	1	1	Limestone Terrace	0.6%	100.0%	Arbor	BMO	NAP	NAP	1260 and 1270 Harvey Mitchell Parkway	College Station	Brazos	TX
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	0.6%	100.0%	BSPRT	BSPRT	NAP	NAP	7110 Forest Avenue	Richmond	Henrico	VA
34	Loan		1	Mini U Storage - Landmark	0.4%	100.0%	KeyBank	KeyBank	Group E	NAP	500 South Pickett Street	Alexandria	Alexandria City	VA

A-4

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %
						2	2			3		7	6, 7	6, 7	6, 7
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	27617	Retail	Anchored	2001	NAP	519,277	SF	163.58	65,000,000	64,958,243	56,574,888	6.91000%
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	Various	Industrial	Flex	Various	Various	419,886	SF	100.60	42,240,000	42,240,000	42,240,000	6.21000%
2.01	Property		1	Orlando International Business Center	32822	Industrial	Flex	1983, 1985	2022	196,228	SF		22,265,000	22,265,000	22,265,000
2.02	Property		1	Corporex Plaza	33619	Industrial	Flex	1984-1985	NAP	100,265	SF		9,087,000	9,087,000	9,087,000
2.03	Property		1	Brandywine Business Center	33619	Industrial	Flex	1986	NAP	79,124	SF		6,793,000	6,793,000	6,793,000
2.04	Property		1	President's Plaza	33634	Industrial	Flex	1988	NAP	44,269	SF		4,095,000	4,095,000	4,095,000
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	46204	Hospitality	Full Service	1977	2020	499	Rooms	117,267.89	40,000,000	39,943,123	34,969,110	7.08000%
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	45211	Multifamily	Garden	Various	Various	375	Units	104,000.00	39,000,000	39,000,000	39,000,000	6.91000%
4.01	Property		1	Ferncrest Apartments	45211	Multifamily	Garden	1970	NAP	144	Units		14,046,600	14,046,600	14,046,600
4.02	Property		1	Candlewood Apartments	45211	Multifamily	Garden	1961	2018	110	Units		13,494,400	13,494,400	13,494,400
4.03	Property		1	Renata Apartments	45211	Multifamily	Garden	1966	NAP	121	Units		11,459,000	11,459,000	11,459,000
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	48326	Retail	Outlet Center	1998	2010	1,128,332	SF	159.53	37,500,000	37,500,000	37,500,000	6.52100%
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	Various	Various	Various	Various	Various	6,470,388	SF	52.55	30,000,000	30,000,000	30,000,000	6.13800%
6.01	Property		1	Big Lots - Tremont, PA	17981	Industrial	Warehouse / Distribution	2000	NAP	1,294,548	SF		4,836,000	4,836,000	4,836,000
6.02	Property		1	Big Lots - Durant, OK	74701	Industrial	Warehouse / Distribution	2003	NAP	1,296,562	SF		3,937,412	3,937,412	3,937,412
6.03	Property		1	Badcock - LaGrange, GA	30240	Industrial	Warehouse / Distribution	2015	NAP	537,855	SF		1,719,529	1,719,529	1,719,529
6.04	Property		1	Badcock - Mebane, NC	27302	Industrial	Warehouse / Distribution	2004	2019	369,420	SF		1,269,882	1,269,882	1,269,882
6.05	Property		1	Badcock - Mulberry, FL	33860	Industrial	Warehouse / Distribution	1991	2002	371,240	SF		1,237,412	1,237,412	1,237,412
6.06	Property		1	NAICO - Chandler, OK	74834	Office	Suburban	1920	2022	158,430	SF		1,176,000	1,176,000	1,176,000
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	94806	Retail	Single Tenant	1973	NAP	109,876	SF		993,176	993,176	993,176
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	33487	Office	Suburban	1981	2022	139,785	SF		960,706	960,706	960,706
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	93727	Retail	Single Tenant	1981	2007, 2008	186,652	SF		907,765	907,765	907,765
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	94530	Retail	Single Tenant	2001	NAP	66,778	SF		754,588	754,588	754,588
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	95207	Retail	Single Tenant	1978	2001	119,916	SF		715,765	715,765	715,765
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	95355	Retail	Single Tenant	2001	NAP	54,605	SF		655,059	655,059	655,059
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	95945	Retail	Single Tenant	1990	NAP	43,737	SF		636,000	636,000	636,000
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	93705	Retail	Single Tenant	1978	1996, 2004, 2015	148,270	SF		631,059	631,059	631,059
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	95307	Retail	Single Tenant	1980	2004	116,789	SF		583,765	583,765	583,765
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	93306	Retail	Single Tenant	1979	NAP	68,337	SF		571,059	571,059	571,059
6.17	Property		1	Big Y - Milford, CT	06460	Retail	Single Tenant	2019	NAP	55,000	SF		565,412	565,412	565,412
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	89441	Retail	Single Tenant	1999	2018	52,368	SF		508,941	508,941	508,941
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	95376	Retail	Single Tenant	1997	NAP	61,660	SF		499,765	499,765	499,765
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	95630	Retail	Single Tenant	1990	NAP	49,769	SF		488,471	488,471	488,471
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	95376	Retail	Single Tenant	1966	NAP	149,631	SF		478,588	478,588	478,588
6.22	Property		1	Save Mart Supermarkets - Napa, CA	94558	Retail	Single Tenant	1969	1989	51,845	SF		435,529	435,529	435,529
6.23	Property		1	Badcock - Mulberry, FL (4)	33860	Industrial	Warehouse / Distribution	1964	1992	184,000	SF		402,353	402,353	402,353
6.24	Property		1	Save Mart Supermarkets - Chico, CA	95926	Retail	Single Tenant	1989	2001	42,294	SF		377,647	377,647	377,647
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	93907	Retail	Single Tenant	1998	2012	62,565	SF		376,235	376,235	376,235
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	93631	Retail	Single Tenant	1999	NAP	41,368	SF		371,294	371,294	371,294
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	93611	Retail	Single Tenant	2002	NAP	50,918	SF		368,471	368,471	368,471
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	93611	Retail	Single Tenant	1984	2002	52,576	SF		342,353	342,353	342,353
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	95688	Retail	Single Tenant	1988	NAP	42,630	SF		338,118	338,118	338,118
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	95624	Retail	Single Tenant	1994	NAP	45,642	SF		333,882	333,882	333,882
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	95336	Retail	Single Tenant	1984	NAP	35,312	SF		309,176	309,176	309,176
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	93710	Retail	Single Tenant	1994	NAP	58,360	SF		292,941	292,941	292,941
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	95240	Retail	Single Tenant	1996	NAP	50,342	SF		289,412	289,412	289,412
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	89431	Retail	Single Tenant	1993	NAP	47,404	SF		273,882	273,882	273,882
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	89701	Retail	Single Tenant	1995	NAP	52,079	SF		258,353	258,353	258,353
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	94619	Retail	Single Tenant	1965	NAP	21,258	SF		239,294	239,294	239,294
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	93210	Retail	Single Tenant	2006	NAP	49,749	SF		231,529	231,529	231,529
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	95901	Retail	Single Tenant	1973	NAP	30,080	SF		228,706	228,706	228,706
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	95642	Retail	Single Tenant	1994	NAP	40,593	SF		210,353	210,353	210,353
6.40	Property		1	Badcock - Mulberry, FL (3)	33860	Office	Suburban	1915	1986	42,750	SF		146,118	146,118	146,118
6.41	Property		1	Badcock - Mulberry, FL (2)	33860	Office	Suburban	1912	1954	8,270	SF		30,353	30,353	30,353

A-5

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %
						2	2			3		7	6, 7	6, 7	6, 7
6.42	Property		1	Badcock - Mulberry, FL (5)	33860	Industrial	Warehouse / Distribution	1978	NAP	9,125	SF		17,647	17,647	17,647
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	07311	Office	CBD	1930	2021	1,599,029	SF	140.71	30,000,000	30,000,000	30,000,000	5.84000%
8	Loan	12, 16, 19	1	Cross Island Plaza	11422	Office	CBD	1982	2021	256,930	SF	165.41	30,000,000	30,000,000	30,000,000	6.60500%
9	Loan	3, 16, 19	1	500 Mamaroneck	10528	Other	Leased Fee	NAP	NAP	1,502,820	SF	19.63	29,500,000	29,500,000	29,500,000	6.83000%
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	11716	Retail	Anchored	1969	2021	237,093	SF	118.10	28,000,000	28,000,000	28,000,000	7.65000%
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	Various	Retail	Single Tenant	Various	Various	304,641	SF	173.46	28,000,000	27,916,343	12,999,038	6.91000%
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	36542	Retail	Single Tenant	1984	2017	3,735	SF		520,099	518,545	241,457
11.02	Property		1	Burger King #04581 - Foley, AL	36535	Retail	Single Tenant	1985	2018	3,842	SF		511,972	510,442	237,684
11.03	Property		1	Burger King #02957 - Houma, LA	70360	Retail	Single Tenant	1980	NAP	3,048	SF		507,909	506,391	235,797
11.04	Property		1	Burger King #11942 - Gray, LA	70359	Retail	Single Tenant	1998	NAP	3,003	SF		491,656	490,187	228,252
11.05	Property		1	Burger King #03818 - Mobile, AL	36618	Retail	Single Tenant	1983	2018	3,398	SF		471,339	469,931	218,820
11.06	Property		1	Burger King #05255 - Prichard, AL	36612	Retail	Single Tenant	1986	2017	3,489	SF		451,023	449,675	209,388
11.07	Property		1	Burger King #12830 - Boutte, LA	70039	Retail	Single Tenant	1999	2018	3,068	SF		446,960	445,624	207,502
11.08	Property		1	Burger King #03156 - Saraland, AL	36571	Retail	Single Tenant	1981	2018	3,244	SF		434,770	433,471	201,842
11.09	Property		1	Burger King #11614 - Harvey, LA	70058	Retail	Single Tenant	1998	2018	2,987	SF		422,580	421,318	196,183
11.10	Property		1	Burger King #09004 - Diamondhead, MS	39525	Retail	Single Tenant	1995	2018	2,920	SF		418,517	417,267	194,297
11.11	Property		1	Burger King #04130 - Vicksburg, MS	39180	Retail	Single Tenant	2005	2020	2,756	SF		418,517	417,267	194,297
11.12	Property		1	Burger King #09708 - Natchez, MS	39120	Retail	Single Tenant	1996	2015	2,892	SF		410,390	409,164	190,524
11.13	Property		1	Burger King #09270 - Robertsdale, AL	36567	Retail	Single Tenant	1995	2016	2,545	SF		406,327	405,113	188,638
11.14	Property		1	Burger King #02643 - Gladstone, MO	64119	Retail	Single Tenant	1979	NAP	3,923	SF		390,074	388,908	181,092
11.15	Property		1	Burger King #01207 - West Monroe, LA	71291	Retail	Single Tenant	1973	NAP	2,992	SF		381,947	380,806	177,320
11.16	Property		1	Burger King #12007 - Denham Springs, LA	70726	Retail	Single Tenant	1998	2017	2,969	SF		377,884	376,755	175,433
11.17	Property		1	Burger King #10802 - Westwego, LA	70094	Retail	Single Tenant	1997	2018	2,982	SF		373,821	372,704	173,547
11.18	Property		1	Burger King #06788 - Zachary, LA	70791	Retail	Single Tenant	1990	2015	2,885	SF		373,821	372,704	173,547
11.19	Property		1	Burger King #06129 - Mobile, AL	36607	Retail	Single Tenant	1988	2018	2,694	SF		373,821	372,704	173,547
11.20	Property		1	Burger King #09788 - Walker, LA	70785	Retail	Single Tenant	1996	2015	2,987	SF		369,757	368,653	171,660
11.21	Property		1	Burger King #09838 - Fairhope, AL	36532	Retail	Single Tenant	1996	2020	2,935	SF		365,694	364,602	169,774
11.22	Property		1	Burger King #01198 - Mobile, AL	36608	Retail	Single Tenant	1973	2018	3,807	SF		357,568	356,500	166,001
11.23	Property		1	Burger King #10764 - Morgan City, LA	70380	Retail	Single Tenant	1997	NAP	2,990	SF		357,568	356,500	166,001
11.24	Property		1	Burger King #01465 - Laurel, MS	39440	Retail	Single Tenant	1974	2017	2,966	SF		353,505	352,449	164,115
11.25	Property		1	Burger King #07930 - Long Beach, MS	39560	Retail	Single Tenant	2007	2018	2,918	SF		353,505	352,449	164,115
11.26	Property		1	Burger King #05029 - Pineville, LA	71360	Retail	Single Tenant	1986	NAP	3,489	SF		349,441	348,397	162,228
11.27	Property		1	Burger King #12633 - Port Allen, LA	70767	Retail	Single Tenant	1999	2018	3,063	SF		349,441	348,397	162,228
11.28	Property		1	Burger King #01439 - Slidell, LA	70458	Retail	Single Tenant	1974	2018	3,423	SF		345,378	344,346	160,342
11.29	Property		1	Burger King #01437 - Monroe, LA	71202	Retail	Single Tenant	1974	NAP	2,944	SF		345,378	344,346	160,342
11.30	Property		1	Burger King #07467 - Ruston, LA	71270	Retail	Single Tenant	1992	NAP	2,915	SF		345,378	344,346	160,342
11.31	Property		1	Burger King #12895 - Delhi, LA	71232	Retail	Single Tenant	1999	NAP	3,073	SF		345,377	344,345	160,342
11.32	Property		1	Burger King #04914 - Pensacola, FL	32507	Retail	Single Tenant	1985	2022	4,098	SF		337,252	336,244	156,569
11.33	Property		1	Burger King #01425 - New Iberia, LA	70560	Retail	Single Tenant	1996	NAP	3,100	SF		325,062	324,090	150,910
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	35401	Retail	Single Tenant	1986	2017	4,182	SF		320,998	320,039	149,024
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	70817	Retail	Single Tenant	1990	2019	2,881	SF		308,809	307,886	143,365
11.36	Property		1	Burger King #10763 - Hammond, LA	70401	Retail	Single Tenant	1997	2018	2,867	SF		308,809	307,886	143,365
11.37	Property		1	Burger King #06676 - Jackson, MS	39211	Retail	Single Tenant	1990	2018	2,814	SF		308,809	307,886	143,365
11.38	Property		1	Burger King #06149 - New Iberia, LA	70563	Retail	Single Tenant	1988	NAP	2,720	SF		308,809	307,886	143,365
11.39	Property		1	Burger King #01489 - Mobile, AL	36619	Retail	Single Tenant	1984	2015	3,489	SF		296,619	295,733	137,706
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	70807	Retail	Single Tenant	1999	2019	3,056	SF		296,619	295,733	137,706
11.41	Property		1	Burger King #06906 - Warrensburg, MO	64093	Retail	Single Tenant	1990	NAP	3,000	SF		292,556	291,682	135,819
11.42	Property		1	Burger King #10762 - Geismar, LA	70734	Retail	Single Tenant	1996	2018	2,898	SF		292,556	291,682	135,819
11.43	Property		1	Burger King #13080 - Slidell, LA	70458	Retail	Single Tenant	2000	2020	3,939	SF		288,492	287,631	133,933
11.44	Property		1	Burger King #12329 - Rayne, LA	70578	Retail	Single Tenant	2000	NAP	3,200	SF		288,492	287,631	133,933
11.45	Property		1	Burger King #10572 - Eunice, LA	70535	Retail	Single Tenant	1997	NAP	2,998	SF		288,492	287,631	133,933
11.46	Property		1	Burger King #09686 - Thomasville, AL	36784	Retail	Single Tenant	1996	2017	2,905	SF		288,492	287,631	133,933
11.47	Property		1	Burger King #02483 - Mobile, AL	36608	Retail	Single Tenant	1980	2019	3,722	SF		284,429	283,579	132,046
11.48	Property		1	Burger King #11544 - Westlake, LA	70669	Retail	Single Tenant	1998	2017	2,974	SF		284,429	283,579	132,046

A-6

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %
						2	2			3		7	6, 7	6, 7	6, 7
11.49	Property		1	Burger King #09026 - Laurel, MS	39440	Retail	Single Tenant	1995	2017	2,554	SF		284,429	283,579	132,046
11.50	Property		1	Burger King #12313 - Roeland Park, KS	66205	Retail	Single Tenant	1999	NAP	4,018	SF		276,302	275,477	128,274
11.51	Property		1	Burger King #11715 - Ville Platte, LA	70586	Retail	Single Tenant	1998	NAP	2,998	SF		276,302	275,477	128,274
11.52	Property		1	Burger King #03623 - Covington, LA	70433	Retail	Single Tenant	1983	2014	2,430	SF		276,302	275,477	128,274
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	70739	Retail	Single Tenant	1996	2017	3,114	SF		272,239	271,426	126,387
11.54	Property		1	Burger King #06674 - Slidell, LA	70460	Retail	Single Tenant	1990	NAP	2,905	SF		272,239	271,426	126,387
11.55	Property		1	Burger King #01428 - Sulphur, LA	70663	Retail	Single Tenant	2011	NAP	2,957	SF		268,176	267,375	124,501
11.56	Property		1	Burger King #05981 - Meridian, MS	39301	Retail	Single Tenant	1988	2014	2,662	SF		260,049	259,272	120,728
11.57	Property		1	Burger King #09213 - Pensacola, FL	32526	Retail	Single Tenant	1996	2020	2,613	SF		260,049	259,272	120,728
11.58	Property		1	Burger King #08645 - Pace, FL	32571	Retail	Single Tenant	1994	2020	2,475	SF		260,049	259,272	120,728
11.59	Property		1	Burger King #02831 - Olathe, KS	66062	Retail	Single Tenant	1976	NAP	4,757	SF		251,923	251,170	116,956
11.60	Property		1	Burger King #04330 - Kansas City, MO	64114	Retail	Single Tenant	1985	NAP	3,011	SF		251,923	251,170	116,956
11.61	Property		1	Burger King #12322 - Oakdale, LA	71463	Retail	Single Tenant	1999	NAP	2,967	SF		251,923	251,170	116,956
11.62	Property		1	Burger King #03585 - Daphne, AL	36526	Retail	Single Tenant	1983	2019	2,799	SF		251,923	251,170	116,956
11.63	Property		1	Burger King #06916 - Kenner, LA	70065	Retail	Single Tenant	1990	2018	3,008	SF		247,860	247,119	115,069
11.64	Property		1	Burger King #11694 - DeQuincy, LA	70633	Retail	Single Tenant	1998	2017	2,986	SF		247,860	247,119	115,069
11.65	Property		1	Burger King #09115 - Meridian, MS	39307	Retail	Single Tenant	1995	2015	2,391	SF		247,860	247,119	115,069
11.66	Property		1	Burger King #00373 - Mobile, AL	36693	Retail	Single Tenant	1967	2012	2,421	SF		243,796	243,068	113,183
11.67	Property		1	Burger King #01617 - Lake Charles, LA	70601	Retail	Single Tenant	1976	2017	3,194	SF		239,733	239,017	111,296
11.68	Property		1	Burger King #01917 - Vidalia, LA	71373	Retail	Single Tenant	1977	NAP	2,913	SF		239,733	239,017	111,296
11.69	Property		1	Burger King #12264 - Mission, KS	66202	Retail	Single Tenant	1999	NAP	4,001	SF		235,670	234,966	109,410
11.70	Property		1	Burger King #09804 - Gonzales, LA	70737	Retail	Single Tenant	1996	2015	2,987	SF		231,606	230,915	107,524
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	35405	Retail	Single Tenant	1998	NAP	2,932	SF		231,606	230,915	107,524
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	32563	Retail	Single Tenant	1995	NAP	2,621	SF		223,480	222,812	103,751
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	70806	Retail	Single Tenant	1964	2015	3,240	SF		219,418	218,762	101,865
11.74	Property		1	Burger King #12597 - Lake Charles, LA	70611	Retail	Single Tenant	1999	2017	3,073	SF		219,416	218,761	101,864
11.75	Property		1	Burger King #06488 - Mobile, AL	36695	Retail	Single Tenant	1989	NAP	2,795	SF		219,416	218,761	101,864
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	70802	Retail	Single Tenant	1996	2018	2,980	SF		211,290	210,659	98,092
11.77	Property		1	Burger King #01337 - Metairie, LA	70003	Retail	Single Tenant	1974	2018	2,970	SF		211,290	210,659	98,092
11.78	Property		1	Burger King #04016 - Mobile, AL	36606	Retail	Single Tenant	1984	2016	4,134	SF		207,227	206,608	96,205
11.79	Property		1	Burger King #10607 - Houma, LA	70360	Retail	Single Tenant	1997	2018	2,975	SF		199,100	198,505	92,432
11.80	Property		1	Burger King #10800 - Livingston, AL	35470	Retail	Single Tenant	1998	NAP	2,921	SF		199,100	198,505	92,432
11.81	Property		1	Burger King #12820 - Iowa, LA	70647	Retail	Single Tenant	1999	2017	3,073	SF		195,037	194,454	90,546
11.82	Property		1	Burger King #09958 - Grove Hill, AL	36451	Retail	Single Tenant	1996	2017	2,399	SF		195,037	194,454	90,546
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	70805	Retail	Single Tenant	1972	2018	2,625	SF		190,974	190,403	88,660
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	70809	Retail	Single Tenant	1989	2017	3,047	SF		178,784	178,250	83,001
11.85	Property		1	Burger King #13081 - New Iberia, LA	70560	Retail	Single Tenant	2000	NAP	3,500	SF		170,657	170,147	79,228
11.86	Property		1	Burger King #11979 - Monroe, LA	71201	Retail	Single Tenant	1998	NAP	3,014	SF		170,657	170,147	79,228
11.87	Property		1	Burger King #03685 - Kansas City, MO	64111	Retail	Single Tenant	1983	NAP	2,695	SF		170,657	170,147	79,228
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	35406	Retail	Single Tenant	1988	NAP	2,585	SF		170,657	170,147	79,228
11.89	Property		1	Burger King #06105 - Northport, AL	35476	Retail	Single Tenant	1988	NAP	2,636	SF		166,594	166,096	77,342
11.90	Property		1	Burger King #12919 - Covington, LA	70433	Retail	Single Tenant	1999	2020	3,920	SF		162,531	162,045	75,455
11.91	Property		1	Burger King #12660 - Vinton, LA	70668	Retail	Single Tenant	1999	2017	3,073	SF		158,467	157,994	73,569
11.92	Property		1	Burger King #09853 - Franklin, LA	70538	Retail	Single Tenant	1996	NAP	2,990	SF		158,467	157,994	73,569
11.93	Property		1	Burger King #00360 - New Orleans, LA	70130	Retail	Single Tenant	1968	2022	2,654	SF		142,215	141,790	66,023
11.94	Property		1	Burger King #12753 - Slidell, LA	70458	Retail	Single Tenant	1999	NAP	2,635	SF		121,898	121,534	56,591
11.95	Property		1	Burger King #01315 - Alexandria, LA	71302	Retail	Single Tenant	1974	NAP	3,206	SF		105,645	105,329	49,046
11.96	Property		1	Burger King #12752 - Lafayette, LA	70507	Retail	Single Tenant	1999	NAP	2,850	SF		73,139	72,920	33,955
11.97	Property		1	Burger King #11488 - Lafayette, LA	70506	Retail	Single Tenant	1998	NAP	3,358	SF		69,075	68,869	32,068
11.98	Property		1	Burger King #01537 - Lafayette, LA	70501	Retail	Single Tenant	1975	NAP	3,200	SF		69,075	68,869	32,068
11.99	Property		1	Burger King #00501 - Lafayette, LA	70503	Retail	Single Tenant	1988	NAP	2,654	SF		0	0	0

A-7

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %
						2	2			3		7	6, 7	6, 7	6, 7
12	Loan	19, 20, 30	1	Montreal Beach Resort	08204	Hospitality	Full Service	1966	2022	70	Rooms	375,000.00	26,250,000	26,250,000	23,609,376	7.50000%
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	Various	Industrial	Various	Various	NAP	301,344	SF	76.32	23,000,000	23,000,000	23,000,000	6.16000%
13.01	Property		1	Adare Dungan	19111	Industrial	Warehouse / Distribution	1960	NAP	172,107	SF		12,342,051	12,342,051	12,342,051
13.02	Property		1	Adare Orthodox	19124	Industrial	R&D	1960, 1962, 1993	NAP	129,237	SF		10,657,949	10,657,949	10,657,949
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	Various	Industrial	Manufacturing	Various	Various	785,000	SF	77.83	22,595,000	22,595,000	22,595,000	6.80500%
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	66720	Industrial	Manufacturing	1992, 2017, 2020	NAP	300,000	SF		8,695,982	8,695,982	8,695,982
14.02	Property		1	500 Industrial Road A, Grove, OK	74344	Industrial	Manufacturing	1969, 2001, 2011, 2014	2012, 2017, 2018	220,000	SF		6,367,351	6,367,351	6,367,351
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	66061	Industrial	Manufacturing	2016	NAP	205,000	SF		5,930,733	5,930,733	5,930,733
14.04	Property		1	615 W. Cherry Street, Chanute, KS	66720	Industrial	Manufacturing	1968, 1984, 1995	2023	60,000	SF		1,600,934	1,600,934	1,600,934
15	Loan	19, 22, 31	1	GRM Indianapolis	46225	Industrial	Warehouse / Distribution	1940	1989	394,570	SF	43.08	17,000,000	17,000,000	17,000,000	6.26000%
16	Loan	16	1	The Penleigh	65616	Multifamily	Garden	1994	2022	325	Units	48,461.54	15,750,000	15,750,000	15,750,000	7.14000%
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	90069	Mixed Use	Office / Showroom / Lab	1975, 1988	2004	1,053,217	SF	232.62	15,000,000	15,000,000	15,000,000	5.941071428571430%
18	Loan	12, 19, 20	1	La Habra Marketplace	90631	Retail	Anchored	1968-2002	2005-2019	372,476	SF	255.05	15,000,000	15,000,000	15,000,000	3.70000%
19	Loan	19	1	Comfort Suites Maingate East	34746	Hospitality	Limited Service	2000	2020	198	Rooms	70,707.07	14,000,000	14,000,000	13,405,959	7.99000%
20	Loan	16, 20	1	801 Bridgeboro Road	08010	Industrial	Warehouse / Distribution	1850	1987	307,887	SF	42.22	13,000,000	13,000,000	13,000,000	6.97000%
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	78233	Industrial	Flex	1999	NAP	96,597	SF	128.81	12,450,000	12,442,427	10,888,282	7.09000%
22	Loan	19, 20	1	Loves Park Tech Center	61111	Industrial	Warehouse	1953	NAP	534,642	SF	20.99	11,220,000	11,220,000	11,220,000	7.01000%
23	Loan	16, 19, 33	1	800 Cesar Chavez	94124	Industrial	Warehouse	1953	NAP	122,360	SF	310.56	10,000,000	10,000,000	10,000,000	4.11000%
24	Loan	19	1	Fresenius	11215	Office	Medical	1971	2011	15,000	SF	633.33	9,500,000	9,500,000	9,500,000	6.75000%
25	Loan	1, 6	4	Macon GA Portfolio	31204	Multifamily	Garden	Various	NAP	117	Units	64,829.06	7,585,000	7,585,000	7,162,140	6.72300%
25.01	Property		1	Riviera	31204	Multifamily	Garden	1963, 1966	NAP	40	Units		2,895,627	2,895,627	2,734,197
25.02	Property		1	Oak Hill	31204	Multifamily	Garden	1970	NAP	36	Units		2,294,726	2,294,726	2,166,796
25.03	Property		1	Cobblestone	31204	Multifamily	Garden	1972	NAP	25	Units		1,292,076	1,292,076	1,220,043
25.04	Property		1	Neal Darlington	31204	Multifamily	Garden	1963, 1964	NAP	16	Units		1,102,571	1,102,571	1,041,103
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	29803	Hospitality	Limited Service	2014	NAP	95	Rooms	77,368.42	7,350,000	7,350,000	7,231,573	7.65000%
27	Loan		1	Mini U Storage - Springfield	22150	Self Storage	Self Storage	1986	NAP	64,185	SF	109.06	7,000,000	7,000,000	7,000,000	6.60000%
28	Loan	16, 19	1	Quality Inn SeaTac	98188	Hospitality	Limited Service	1981	2022	102	Rooms	65,071.51	6,650,000	6,637,294	5,851,648	7.32470%
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	60620	Multifamily	Garden	Various	NAP	75	Units	88,413.33	6,631,000	6,631,000	6,056,267	6.55600%
29.01	Property		1	8052 South Laflin Street	60620	Multifamily	Garden	1925	NAP	23	Units		1,989,300	1,989,300	1,816,880
29.02	Property		1	8100 South Justine Street	60620	Multifamily	Garden	1928	NAP	22	Units		1,863,849	1,863,849	1,702,302
29.03	Property		1	8154 South Paulina Street	60620	Multifamily	Garden	1928	NAP	18	Units		1,541,259	1,541,259	1,407,673
29.04	Property		1	8100 South Ada Street	60620	Multifamily	Garden	1926	NAP	12	Units		1,236,592	1,236,592	1,129,412
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	Various	Multifamily	Garden	Various	NAP	49	Units	91,346.94	4,476,000	4,476,000	4,088,049	6.55600%
30.01	Property		1	7253 South Evans Avenue	60619	Multifamily	Garden	1923	NAP	18	Units		1,608,563	1,608,563	1,469,143
30.02	Property		1	7801 South Ridgeland Avenue	60649	Multifamily	Garden	1924	NAP	16	Units		1,503,656	1,503,656	1,373,329
30.03	Property		1	7600 South Honore Street	60620	Multifamily	Garden	1923	NAP	15	Units		1,363,781	1,363,781	1,245,577
31	Loan	16, 19	1	SureStay Plus SeaTac	98188	Hospitality	Limited Service	2006	2021	58	Rooms	73,993.69	4,300,000	4,291,634	3,777,214	7.25750%
32	Loan	1	1	Limestone Terrace	77840	Multifamily	Garden	2011	NAP	60	Units	64,250.00	3,855,000	3,855,000	3,855,000	6.72000%
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	23226	Office	Medical	1986	2019	31,116	SF	116.50	3,625,000	3,625,000	3,625,000	6.34500%
34	Loan		1	Mini U Storage - Landmark	22304	Self Storage	Self Storage	1977	NAP	23,925	SF	97.51	2,333,000	2,333,000	2,333,000	6.63000%

A-8

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
					8		9	9	9	9
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	0.018892%	6.89111%	428,524.94	NAP	5,142,299.28	NAP	Amortizing Balloon	No	Actual/360	0	0	120
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	0.027642%	6.18236%	NAP	221,628.00	NAP	2,659,536.00	Interest Only	No	Actual/360	120	119	120
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	0.018892%	7.06111%	268,273.56	NAP	3,219,282.72	NAP	Amortizing Balloon	No	Actual/360	0	0	120
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	0.018892%	6.89111%	NAP	227,694.10	NAP	2,732,329.20	Interest Only	No	Actual/360	120	118	120
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	0.018892%	6.50211%	NAP	206,611.55	NAP	2,479,338.60	Interest Only	No	Actual/360	120	116	120
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	0.028892%	6.10911%	NAP	155,581.25	NAP	1,866,975.00	Interest Only	No	Actual/360	60	57	60
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-9

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
					8		9	9	9	9
6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	0.018892%	5.82111%	NAP	148,027.78	NAP	1,776,333.36	Interest Only	No	Actual/360	60	58	60
8	Loan	12, 16, 19	1	Cross Island Plaza	0.018892%	6.58611%	NAP	167,418.40	NAP	2,009,020.80	Interest Only	No	Actual/360	120	119	120
9	Loan	3, 16, 19	1	500 Mamaroneck	0.018892%	6.81111%	NAP	170,236.17	NAP	2,042,834.04	Interest Only	No	Actual/360	120	118	120
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	0.018892%	7.63111%	NAP	180,979.17	NAP	2,171,750.04	Interest Only	No	Actual/360	60	60	60
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	0.018892%	6.89111%	250,265.15	NAP	3,003,181.80	NAP	Amortizing Balloon	No	Actual/360	0	0	120
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-10

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
					8		9	9	9	9
11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-11

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)
					8		9	9	9	9
12	Loan	19, 20, 30	1	Montreal Beach Resort	0.018892%	7.48111%	183,543.81	166,341.15	2,202,525.72	1,996,093.80	Interest Only, Amortizing Balloon	No	Actual/360	12	12	120
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	0.027642%	6.13236%	NAP	119,706.48	NAP	1,436,477.76	Interest Only	No	Actual/360	120	119	120
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	0.018892%	6.78611%	NAP	129,912.10	NAP	1,558,945.20	Interest Only	No	Actual/360	120	114	120
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	0.018892%	6.24111%	NAP	89,915.05	NAP	1,078,980.56	Interest Only	No	Actual/360	60	59	60
16	Loan	16	1	The Penleigh	0.018892%	7.12111%	NAP	95,014.06	NAP	1,140,168.72	Interest Only	No	Actual/360	120	120	120
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	0.018892%	##########	NAP	75,294.83	NAP	903,537.96	Interest Only	No	Actual/360	120	116	120
18	Loan	12, 19, 20	1	La Habra Marketplace	0.018892%	3.68111%	NAP	46,892.36	NAP	562,708.32	Interest Only	No	Actual/360	120	102	120
19	Loan	19	1	Comfort Suites Maingate East	0.018892%	7.97111%	102,629.46	94,511.34	1,231,553.52	1,134,136.08	Interest Only, Amortizing Balloon	No	Actual/360	60	58	120
20	Loan	16, 20	1	801 Bridgeboro Road	0.018892%	6.95111%	NAP	76,557.06	NAP	918,684.72	Interest Only	No	Actual/360	120	120	120
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	0.058892%	7.03111%	83,584.05	NAP	1,003,008.60	NAP	Amortizing Balloon	No	Actual/360	0	0	120
22	Loan	19, 20	1	Loves Park Tech Center	0.018892%	6.99111%	NAP	66,453.83	NAP	797,445.96	Interest Only	No	Actual/360	120	120	120
23	Loan	16, 19, 33	1	800 Cesar Chavez	0.018892%	4.09111%	NAP	34,725.69	NAP	416,708.28	Interest Only	No	Actual/360	120	105	120
24	Loan	19	1	Fresenius	0.018892%	6.73111%	NAP	54,179.69	NAP	650,156.28	Interest Only	No	Actual/360	120	119	120
25	Loan	1, 6	4	Macon GA Portfolio	0.142642%	6.58036%	49,060.11	43,085.17	588,721.32	517,022.04	Interest Only, Amortizing Balloon	No	Actual/360	60	55	120
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	0.018892%	7.63111%	52,149.30	47,507.03	625,791.60	570,084.36	Interest Only, Amortizing Balloon	No	Actual/360	36	34	60
27	Loan		1	Mini U Storage - Springfield	0.027642%	6.57236%	NAP	39,034.72	NAP	468,416.64	Interest Only	No	Actual/360	120	119	120
28	Loan	16, 19	1	Quality Inn SeaTac	0.018892%	7.30581%	45,702.14	NAP	548,425.68	NAP	Amortizing Balloon	No	Actual/360	0	0	120
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	0.142642%	6.41336%	42,156.94	36,730.52	505,883.28	440,766.24	Interest Only, Amortizing Balloon	No	Actual/360	36	33	120
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	0.142642%	6.41336%	28,456.41	24,793.52	341,476.92	297,522.24	Interest Only, Amortizing Balloon	No	Actual/360	36	33	120
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac	0.018892%	7.23861%	29,355.46	NAP	352,265.52	NAP	Amortizing Balloon	No	Actual/360	0	0	120
32	Loan	1	1	Limestone Terrace	0.142642%	6.57736%	NAP	21,887.83	NAP	262,653.96	Interest Only	No	Actual/360	120	115	120
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	0.018892%	6.32611%	NAP	19,433.40	NAP	233,200.80	Interest Only	No	Actual/360	120	115	120
34	Loan		1	Mini U Storage - Landmark	0.027642%	6.60236%	NAP	13,068.85	NAP	156,826.20	Interest Only	No	Actual/360	120	120	120

A-12

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
															10		12
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	119	360	359	4/20/2023	1	6	6/6/2023	6/6/2023	5/6/2033	5/6/2033	0	0	L(25),D(91),O(4)
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	119	0	0	4/28/2023	1	1	6/1/2023	NAP	5/1/2033	5/1/2033	5	5	L(25),D(92),O(3)
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	118	360	358	4/5/2023	2	6	5/6/2023	5/6/2023	4/6/2033	4/6/2033	0	0	L(26),D(90),O(4)
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	118	0	0	4/3/2023	2	6	5/6/2023	NAP	4/6/2033	4/6/2033	0	0	L(26),D(90),O(4)
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	116	0	0	1/5/2023	4	1	3/1/2023	NAP	2/1/2033	2/1/2033	0	0	L(28),D(86),O(6)
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	57	0	0	2/23/2023	3	11	4/11/2023	NAP	3/11/2028	3/11/2028	0	0	L(27),D(26),O(7)
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-13

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
															10		12
6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	58	0	0	4/4/2023	2	6	5/6/2023	NAP	4/6/2028	4/6/2028	0	0	L(26),D(27),O(7)
8	Loan	12, 16, 19	1	Cross Island Plaza	119	0	0	5/2/2023	1	6	6/6/2023	NAP	5/6/2033	5/6/2033	0	0	L(25),D(91),O(4)
9	Loan	3, 16, 19	1	500 Mamaroneck	118	0	0	4/5/2023	2	6	5/6/2023	NAP	4/6/2033	4/6/2033	0	0	L(26),D(90),O(4)
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	60	0	0	5/15/2023	0	6	7/6/2023	NAP	6/6/2028	6/6/2028	0	0	L(2),YM1(51),O(7)
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	119	180	179	5/2/2023	1	6	6/6/2023	6/6/2023	5/6/2033	5/6/2033	0	0	L(25),YM1(88),O(7)
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-14

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
															10		12
11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-15

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
															10		12
12	Loan	19, 20, 30	1	Montreal Beach Resort	120	360	360	5/12/2023	0	6	7/6/2023	7/6/2024	6/6/2033	6/6/2033	0	0	L(24),D(92),O(4)
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	119	0	0	4/12/2023	1	1	6/1/2023	NAP	5/1/2033	5/1/2033	0	0	L(25),D(92),O(3)
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	114	0	0	11/15/2022	6	6	1/6/2023	NAP	12/6/2032	12/6/2032	0	0	L(30),DorYM1(85),O(5)
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	59	0	0	4/28/2023	1	6	6/6/2023	NAP	5/6/2028	5/6/2028	0	0	L(25),D(29),O(6)
16	Loan	16	1	The Penleigh	120	0	0	5/11/2023	0	6	7/6/2023	NAP	6/6/2033	6/6/2033	0	0	L(24),YM1(92),O(4)
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	116	0	0	1/11/2023	4	6	3/6/2023	NAP	2/6/2033	2/6/2033	0	0	L(28),D(85),O(7)
18	Loan	12, 19, 20	1	La Habra Marketplace	102	0	0	12/3/2021	18	5	1/5/2022	NAP	12/5/2031	12/5/2031	0	0	L(42),D(74),O(4)
19	Loan	19	1	Comfort Suites Maingate East	118	360	360	3/30/2023	2	6	5/6/2023	5/6/2028	4/6/2033	4/6/2033	0	0	L(26),D(90),O(4)
20	Loan	16, 20	1	801 Bridgeboro Road	120	0	0	5/9/2023	0	6	7/6/2023	NAP	6/6/2033	6/6/2033	0	0	L(24),D(93),O(3)
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	119	360	359	5/3/2023	1	6	6/6/2023	6/6/2023	5/6/2033	5/6/2033	0	0	L(25),D(89),O(6)
22	Loan	19, 20	1	Loves Park Tech Center	120	0	0	5/12/2023	0	5	7/5/2023	NAP	6/5/2033	6/5/2033	0	0	L(24),D(92),O(4)
23	Loan	16, 19, 33	1	800 Cesar Chavez	105	0	0	2/22/2022	15	5	4/5/2022	NAP	3/5/2032	3/5/2032	0	0	L(35),D(81),O(4)
24	Loan	19	1	Fresenius	119	0	0	5/5/2023	1	6	6/6/2023	NAP	5/6/2033	5/6/2033	0	0	L(25),DorYM1(90),O(5)
25	Loan	1, 6	4	Macon GA Portfolio	115	360	360	12/30/2022	5	1	2/1/2023	2/1/2028	1/1/2033	1/1/2033	0	0	L(29),D(88),O(3)
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	58	360	360	3/24/2023	2	6	5/6/2023	5/6/2026	4/6/2028	4/6/2028	0	0	L(26),D(27),O(7)
27	Loan		1	Mini U Storage - Springfield	119	0	0	4/5/2023	1	1	6/1/2023	NAP	5/1/2033	5/1/2033	0	0	L(25),YM1(92),O(3)
28	Loan	16, 19	1	Quality Inn SeaTac	117	360	357	3/1/2023	3	6	4/6/2023	4/6/2023	3/6/2033	3/6/2033	0	0	L(27),D(89),O(4)
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	117	360	360	2/3/2023	3	1	4/1/2023	4/1/2026	3/1/2033	3/1/2033	5	0	L(27),D(90),O(3)
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	117	360	360	2/3/2023	3	1	4/1/2023	4/1/2026	3/1/2033	3/1/2033	5	5	L(27),D(90),O(3)
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac	117	360	357	3/3/2023	3	6	4/6/2023	4/6/2023	3/6/2033	3/6/2033	0	0	L(27),D(89),O(4)
32	Loan	1	1	Limestone Terrace	115	0	0	12/28/2022	5	1	2/1/2023	NAP	1/1/2033	1/1/2033	0	0	L(29),D(88),O(3)
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	115	0	0	12/15/2022	5	6	2/6/2023	NAP	1/6/2033	1/6/2033	0	0	L(29),D(87),O(4)
34	Loan		1	Mini U Storage - Landmark	120	0	0	5/5/2023	0	1	7/1/2023	NAP	6/1/2033	6/1/2033	0	0	L(25),YM1(92),O(3)

A-16

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)
							31
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	12,113,647	3,462,674	8,650,973	2/28/2023	T-12	12,145,468	3,575,672	8,569,797	12/31/2022	T-12	11,715,014	3,235,682	8,479,332
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	5,729,508	1,792,389	3,937,119	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.01	Property		1	Orlando International Business Center	3,040,122	948,057	2,092,065	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.02	Property		1	Corporex Plaza	1,090,758	382,609	708,149	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.03	Property		1	Brandywine Business Center	1,051,315	294,158	757,157	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2.04	Property		1	President's Plaza	547,313	167,565	379,748	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	32,008,192	22,922,437	9,085,755	2/28/2023	T-12	31,512,414	22,392,612	9,119,802	12/31/2022	T-12	20,360,119	15,872,047	4,488,072
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	5,053,108	1,144,631	3,908,477	1/31/2023	T-12	4,238,020	1,242,704	2,995,316	12/31/2021	T-12	3,645,361	1,313,616	2,331,745
4.01	Property		1	Ferncrest Apartments	1,866,126	422,468	1,443,659	1/31/2023	T-12	1,586,593	442,953	1,143,640	12/31/2021	T-12	1,369,766	493,421	876,345
4.02	Property		1	Candlewood Apartments	1,639,690	354,275	1,285,414	1/31/2023	T-12	1,392,621	372,995	1,019,626	12/31/2021	T-12	1,163,857	403,948	759,909
4.03	Property		1	Renata Apartments	1,547,292	367,888	1,179,404	1/31/2023	T-12	1,258,806	426,756	832,050	12/31/2021	T-12	1,111,738	416,247	695,491
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	46,424,127	14,768,491	31,655,635	11/30/2022	T-12	47,261,766	14,350,428	32,911,337	12/31/2021	T-12	40,708,568	12,857,184	27,851,384
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	55,257,111	NAV	55,257,111	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.01	Property		1	Big Lots - Tremont, PA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.02	Property		1	Big Lots - Durant, OK	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.03	Property		1	Badcock - LaGrange, GA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.04	Property		1	Badcock - Mebane, NC	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.05	Property		1	Badcock - Mulberry, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.06	Property		1	NAICO - Chandler, OK	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.17	Property		1	Big Y - Milford, CT	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.22	Property		1	Save Mart Supermarkets - Napa, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.23	Property		1	Badcock - Mulberry, FL (4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.24	Property		1	Save Mart Supermarkets - Chico, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.40	Property		1	Badcock - Mulberry, FL (3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
6.41	Property		1	Badcock - Mulberry, FL (2)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-17

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)
							31
6.42	Property		1	Badcock - Mulberry, FL (5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	49,314,096	17,827,217	31,486,880	12/31/2022	T-12	47,450,874	18,047,218	29,403,655	12/31/2021	T-12	44,617,062	18,489,525	26,127,537
8	Loan	12, 16, 19	1	Cross Island Plaza	6,968,773	3,428,484	3,540,289	12/31/2022	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
9	Loan	3, 16, 19	1	500 Mamaroneck	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	11,724,095	1,089,736	10,634,359	2/28/2023	T-12	11,691,244	1,086,561	10,604,683	12/31/2022	T-12	11,382,597	1,068,229	10,314,368
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.02	Property		1	Burger King #04581 - Foley, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.03	Property		1	Burger King #02957 - Houma, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.04	Property		1	Burger King #11942 - Gray, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.05	Property		1	Burger King #03818 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.06	Property		1	Burger King #05255 - Prichard, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.07	Property		1	Burger King #12830 - Boutte, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.08	Property		1	Burger King #03156 - Saraland, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.09	Property		1	Burger King #11614 - Harvey, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.10	Property		1	Burger King #09004 - Diamondhead, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.11	Property		1	Burger King #04130 - Vicksburg, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.12	Property		1	Burger King #09708 - Natchez, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.13	Property		1	Burger King #09270 - Robertsdale, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.14	Property		1	Burger King #02643 - Gladstone, MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.15	Property		1	Burger King #01207 - West Monroe, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.16	Property		1	Burger King #12007 - Denham Springs, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.17	Property		1	Burger King #10802 - Westwego, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.18	Property		1	Burger King #06788 - Zachary, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.19	Property		1	Burger King #06129 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.20	Property		1	Burger King #09788 - Walker, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.21	Property		1	Burger King #09838 - Fairhope, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.22	Property		1	Burger King #01198 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.23	Property		1	Burger King #10764 - Morgan City, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.24	Property		1	Burger King #01465 - Laurel, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.25	Property		1	Burger King #07930 - Long Beach, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.26	Property		1	Burger King #05029 - Pineville, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.27	Property		1	Burger King #12633 - Port Allen, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.28	Property		1	Burger King #01439 - Slidell, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.29	Property		1	Burger King #01437 - Monroe, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.30	Property		1	Burger King #07467 - Ruston, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.31	Property		1	Burger King #12895 - Delhi, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.32	Property		1	Burger King #04914 - Pensacola, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.33	Property		1	Burger King #01425 - New Iberia, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.36	Property		1	Burger King #10763 - Hammond, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.37	Property		1	Burger King #06676 - Jackson, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.38	Property		1	Burger King #06149 - New Iberia, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.39	Property		1	Burger King #01489 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.41	Property		1	Burger King #06906 - Warrensburg, MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.42	Property		1	Burger King #10762 - Geismar, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.43	Property		1	Burger King #13080 - Slidell, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.44	Property		1	Burger King #12329 - Rayne, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.45	Property		1	Burger King #10572 - Eunice, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.46	Property		1	Burger King #09686 - Thomasville, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.47	Property		1	Burger King #02483 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.48	Property		1	Burger King #11544 - Westlake, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-18

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)
							31
11.49	Property		1	Burger King #09026 - Laurel, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.50	Property		1	Burger King #12313 - Roeland Park, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.51	Property		1	Burger King #11715 - Ville Platte, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.52	Property		1	Burger King #03623 - Covington, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.54	Property		1	Burger King #06674 - Slidell, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.55	Property		1	Burger King #01428 - Sulphur, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.56	Property		1	Burger King #05981 - Meridian, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.57	Property		1	Burger King #09213 - Pensacola, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.58	Property		1	Burger King #08645 - Pace, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.59	Property		1	Burger King #02831 - Olathe, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.60	Property		1	Burger King #04330 - Kansas City, MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.61	Property		1	Burger King #12322 - Oakdale, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.62	Property		1	Burger King #03585 - Daphne, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.63	Property		1	Burger King #06916 - Kenner, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.64	Property		1	Burger King #11694 - DeQuincy, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.65	Property		1	Burger King #09115 - Meridian, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.66	Property		1	Burger King #00373 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.67	Property		1	Burger King #01617 - Lake Charles, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.68	Property		1	Burger King #01917 - Vidalia, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.69	Property		1	Burger King #12264 - Mission, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.70	Property		1	Burger King #09804 - Gonzales, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.74	Property		1	Burger King #12597 - Lake Charles, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.75	Property		1	Burger King #06488 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.77	Property		1	Burger King #01337 - Metairie, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.78	Property		1	Burger King #04016 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.79	Property		1	Burger King #10607 - Houma, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.80	Property		1	Burger King #10800 - Livingston, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.81	Property		1	Burger King #12820 - Iowa, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.82	Property		1	Burger King #09958 - Grove Hill, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.85	Property		1	Burger King #13081 - New Iberia, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.86	Property		1	Burger King #11979 - Monroe, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.87	Property		1	Burger King #03685 - Kansas City, MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.89	Property		1	Burger King #06105 - Northport, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.90	Property		1	Burger King #12919 - Covington, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.91	Property		1	Burger King #12660 - Vinton, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.92	Property		1	Burger King #09853 - Franklin, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.93	Property		1	Burger King #00360 - New Orleans, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.94	Property		1	Burger King #12753 - Slidell, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.95	Property		1	Burger King #01315 - Alexandria, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.96	Property		1	Burger King #12752 - Lafayette, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.97	Property		1	Burger King #11488 - Lafayette, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.98	Property		1	Burger King #01537 - Lafayette, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.99	Property		1	Burger King #00501 - Lafayette, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-19

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)
							31
12	Loan	19, 20, 30	1	Montreal Beach Resort	10,604,700	6,063,663	4,541,037	4/30/2023	T-12	10,484,552	6,054,765	4,429,787	12/31/2022	T-12	9,465,978	6,865,121	2,600,857
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13.01	Property		1	Adare Dungan	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
13.02	Property		1	Adare Orthodox	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.02	Property		1	500 Industrial Road A, Grove, OK	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.04	Property		1	615 W. Cherry Street, Chanute, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	19, 22, 31	1	GRM Indianapolis	901,513	113,674	787,839	2/28/2023	T-12	900,631	109,351	791,280	12/31/2022	T-12	886,455	115,492	770,963
16	Loan	16	1	The Penleigh	1,131,992	704,013	427,979	3/31/2023	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	40,094,569	13,349,509	26,745,060	9/30/2022	T-12	38,026,102	12,241,303	25,784,799	12/31/2021	T-12	32,245,576	11,178,233	21,067,343
18	Loan	12, 19, 20	1	La Habra Marketplace	11,993,438	2,627,096	9,366,342	7/31/2022	T-12	10,564,292	2,749,929	7,814,362	12/31/2021	T-12	9,980,591	2,409,275	7,571,315
19	Loan	19	1	Comfort Suites Maingate East	6,705,836	5,029,443	1,676,393	2/28/2023	T-12	6,472,828	4,840,111	1,632,717	12/31/2022	T-12	3,304,621	3,060,199	244,422
20	Loan	16, 20	1	801 Bridgeboro Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	1,618,045	858,986	759,058	2/28/2023	T-12	1,161,543	853,569	307,974	12/31/2022	T-12	1,949,070	295,201	1,653,869
22	Loan	19, 20	1	Loves Park Tech Center	2,595,705	1,843,481	752,224	1/31/2023	T-12	2,589,033	1,857,591	731,442	12/31/2022	T-12	NAV	NAV	NAV
23	Loan	16, 19, 33	1	800 Cesar Chavez	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
24	Loan	19	1	Fresenius	478,631	2,817	475,814	12/31/2022	T-12	471,752	14,055	457,697	12/31/2021	T-12	471,754	3,156	468,599
25	Loan	1, 6	4	Macon GA Portfolio	1,163,372	366,430	796,941	2/28/2023	T-12	972,847	318,190	654,657	12/31/2022	T-12	NAV	NAV	NAV
25.01	Property		1	Riviera	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.02	Property		1	Oak Hill	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.03	Property		1	Cobblestone	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.04	Property		1	Neal Darlington	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	3,540,016	2,087,912	1,452,104	2/28/2023	T-12	3,442,342	2,062,217	1,380,124	12/31/2022	T-12	2,751,888	1,755,002	996,886
27	Loan		1	Mini U Storage - Springfield	1,264,382	537,927	726,455	1/31/2023	T-12	1,264,678	541,326	723,352	12/31/2022	T-12	1,210,562	505,675	704,887
28	Loan	16, 19	1	Quality Inn SeaTac	2,799,229	1,767,580	1,031,649	2/28/2023	T-12	2,678,415	1,692,154	986,261	12/31/2022	T-12	NAV	NAV	NAV
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	961,493	159,574	801,919	3/31/2023	T-12	943,500	163,246	780,254	12/31/2022	T-12	873,237	203,320	669,916
29.01	Property		1	8052 South Laflin Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29.02	Property		1	8100 South Justine Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29.03	Property		1	8154 South Paulina Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29.04	Property		1	8100 South Ada Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	641,559	121,520	520,039	3/31/2023	T-12	634,922	145,616	489,306	12/31/2022	T-12	619,834	164,760	455,074
30.01	Property		1	7253 South Evans Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30.02	Property		1	7801 South Ridgeland Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30.03	Property		1	7600 South Honore Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
31	Loan	16, 19	1	SureStay Plus SeaTac	1,952,550	1,326,485	626,065	2/28/2023	T-12	1,897,948	1,242,016	655,932	12/31/2022	T-12	NAV	NAV	NAV
32	Loan	1	1	Limestone Terrace	839,156	458,381	380,775	3/31/2023	T-12	825,598	460,418	365,179	12/31/2022	T-12	552,622	275,840	276,782
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	717,796	217,651	500,145	10/31/2022	T-12	709,165	245,488	463,678	12/31/2021	T-12	577,090	230,321	346,769
34	Loan		1	Mini U Storage - Landmark	583,788	312,736	271,052	3/31/2023	T-12	601,051	311,912	289,139	12/31/2022	T-12	592,207	301,150	291,057

A-20

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
										31		15		7, 14	7, 14	7	7
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	12/31/2021	T-12	95.0%	12,422,790	3,616,139	8,806,651	77,892	298,584	8,430,175	1.31	1.25	10.4%	9.9%
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	NAV	NAV	91.5%	7,554,885	3,200,036	4,354,850	25,483	120,667	4,208,700	1.64	1.58	10.3%	10.0%
2.01	Property		1	Orlando International Business Center	NAV	NAV	90.6%	3,841,085	1,533,268	2,307,818	11,909	74,168	2,221,740
2.02	Property		1	Corporex Plaza	NAV	NAV	92.5%	1,704,816	769,441	935,375	6,085	18,053	911,237
2.03	Property		1	Brandywine Business Center	NAV	NAV	92.5%	1,262,406	574,205	688,201	4,802	19,491	663,908
2.04	Property		1	President's Plaza	NAV	NAV	92.1%	746,577	323,121	423,456	2,686	8,954	411,816
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	12/31/2021	T-12	63.4%	32,008,192	22,967,684	9,040,508	1,280,328	0	7,760,180	1.92	1.65	15.4%	13.3%
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	12/31/2020	T-12	97.1%	5,305,652	1,147,080	4,158,572	86,250	0	4,072,322	1.52	1.49	10.7%	10.4%
4.01	Property		1	Ferncrest Apartments	12/31/2020	T-12	97.2%	1,935,830	422,542	1,513,288	33,120	0	1,480,168
4.02	Property		1	Candlewood Apartments	12/31/2020	T-12	98.6%	1,771,932	357,122	1,414,810	25,300	0	1,389,510
4.03	Property		1	Renata Apartments	12/31/2020	T-12	96.3%	1,597,890	367,416	1,230,474	27,830	0	1,202,644
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	12/31/2020	T-12	92.6%	47,000,639	15,438,872	31,561,767	259,516	1,567,562	29,734,689	2.65	2.50	17.5%	16.5%
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	NAV	NAV	95.0%	82,796,630	21,989,943	60,806,687	1,413,262	2,134,710	57,258,714	2.87	2.71	17.9%	16.8%
6.01	Property		1	Big Lots - Tremont, PA	NAV	NAV	95.0%	13,354,110	4,834,166	8,519,944	127,411	304,901	8,087,632
6.02	Property		1	Big Lots - Durant, OK	NAV	NAV	95.0%	11,202,938	2,487,690	8,715,248	187,470	305,373	8,222,405
6.03	Property		1	Badcock - LaGrange, GA	NAV	NAV	95.0%	4,942,062	1,217,397	3,724,665	939	131,531	3,592,195
6.04	Property		1	Badcock - Mebane, NC	NAV	NAV	95.0%	3,426,881	692,296	2,734,585	96,520	92,355	2,545,710
6.05	Property		1	Badcock - Mulberry, FL	NAV	NAV	95.0%	4,248,542	1,346,535	2,902,007	9,357	99,771	2,792,879
6.06	Property		1	NAICO - Chandler, OK	NAV	NAV	95.0%	2,831,547	349,923	2,481,624	25,377	83,863	2,372,385
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	NAV	NAV	95.0%	3,025,432	997,395	2,028,038	47,693	72,336	1,908,009
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	NAV	NAV	95.0%	3,031,951	847,136	2,184,815	72,143	76,384	2,036,287
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	NAV	NAV	95.0%	2,524,788	582,437	1,942,351	141,198	70,943	1,730,211
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	NAV	NAV	95.0%	1,934,376	467,938	1,466,438	9,886	46,670	1,409,882
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	NAV	NAV	95.0%	1,997,882	494,548	1,503,334	18,521	54,115	1,430,697
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	NAV	NAV	95.0%	1,517,037	202,957	1,314,080	53,743	39,783	1,220,554
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	NAV	NAV	95.0%	1,313,765	187,850	1,125,916	6,871	34,683	1,084,361
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	NAV	NAV	95.0%	1,716,609	508,675	1,207,934	7,300	50,288	1,150,346
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	NAV	NAV	95.0%	1,501,265	399,550	1,101,714	19,236	43,164	1,039,314
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	NAV	NAV	95.0%	1,344,897	243,969	1,100,928	4,214	37,262	1,059,451
6.17	Property		1	Big Y - Milford, CT	NAV	NAV	95.0%	1,304,431	384,256	920,175	3,571	31,625	884,979
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	NAV	NAV	95.0%	1,123,695	159,633	964,063	28,043	31,029	904,991
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	NAV	NAV	95.0%	1,206,267	280,595	925,672	12,343	31,740	881,590
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	NAV	NAV	95.0%	1,104,967	247,625	857,343	2,321	28,683	826,338
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	NAV	NAV	95.0%	2,866,242	1,205,655	1,660,587	69,558	61,588	1,529,441
6.22	Property		1	Save Mart Supermarkets - Napa, CA	NAV	NAV	95.0%	1,268,097	387,038	881,058	27,136	30,282	823,641
6.23	Property		1	Badcock - Mulberry, FL (4)	NAV	NAV	95.0%	1,410,198	386,783	1,023,415	53,643	37,124	932,648
6.24	Property		1	Save Mart Supermarkets - Chico, CA	NAV	NAV	95.0%	882,806	199,684	683,122	23,886	22,647	636,589
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	NAV	NAV	95.0%	956,143	238,370	717,772	32,500	25,926	659,346
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	NAV	NAV	95.0%	844,348	169,971	674,377	25,943	22,216	626,218
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	NAV	NAV	95.0%	864,984	186,462	678,523	5,686	24,041	648,796
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	NAV	NAV	95.0%	850,673	217,060	633,613	9,643	23,030	600,941
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	NAV	NAV	95.0%	804,917	190,091	614,826	26,357	20,850	567,619
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	NAV	NAV	95.0%	792,595	185,557	607,039	25,686	21,037	560,316
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	NAV	NAV	95.0%	790,530	141,588	648,942	31,821	20,617	596,504
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	NAV	NAV	95.0%	764,642	193,732	570,911	39,300	21,375	510,235
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	NAV	NAV	95.0%	715,202	176,982	538,221	35,443	19,596	483,182
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	NAV	NAV	95.0%	644,714	141,577	503,137	25,957	18,508	458,673
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	NAV	NAV	95.0%	623,852	148,383	475,469	26,063	18,385	431,021
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	NAV	NAV	95.0%	663,770	252,158	411,612	12,771	14,176	384,665
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	NAV	NAV	95.0%	650,625	187,721	462,904	25,211	17,839	419,853
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	NAV	NAV	95.0%	542,926	128,621	414,305	15,797	14,269	384,239
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	NAV	NAV	95.0%	546,261	141,071	405,190	22,957	15,193	367,040
6.40	Property		1	Badcock - Mulberry, FL (3)	NAV	NAV	95.0%	497,601	129,587	368,014	2,271	14,963	350,780
6.41	Property		1	Badcock - Mulberry, FL (2)	NAV	NAV	95.0%	103,069	31,993	71,076	771	2,895	67,410

A-21

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
										31		15		7, 14	7, 14	7	7
6.42	Property		1	Badcock - Mulberry, FL (5)	NAV	NAV	95.0%	58,987	17,288	41,699	704	1,654	39,342
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	12/31/2020	T-12	74.5%	51,753,039	18,582,167	33,170,872	319,806	1,387,420	31,463,647	2.49	2.36	14.7%	14.0%
8	Loan	12, 16, 19	1	Cross Island Plaza	NAV	NAV	89.1%	8,112,684	3,515,080	4,597,605	38,540	192,698	4,366,368	1.62	1.53	10.8%	10.3%
9	Loan	3, 16, 19	1	500 Mamaroneck	NAV	NAV	100.0%	2,522,053	0	2,522,053	0	0	2,522,053	1.23	1.23	8.5%	8.5%
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	NAV	NAV	95.0%	4,738,005	1,915,173	2,822,832	34,465	160,837	2,627,530	1.30	1.21	10.1%	9.4%
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	12/31/2021	T-12	97.0%	11,556,639	1,089,557	10,467,083	0	305,004	10,162,079	1.84	1.79	19.8%	19.2%
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.02	Property		1	Burger King #04581 - Foley, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.03	Property		1	Burger King #02957 - Houma, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.04	Property		1	Burger King #11942 - Gray, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.05	Property		1	Burger King #03818 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.06	Property		1	Burger King #05255 - Prichard, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.07	Property		1	Burger King #12830 - Boutte, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.08	Property		1	Burger King #03156 - Saraland, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.09	Property		1	Burger King #11614 - Harvey, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.10	Property		1	Burger King #09004 - Diamondhead, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.11	Property		1	Burger King #04130 - Vicksburg, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.12	Property		1	Burger King #09708 - Natchez, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.13	Property		1	Burger King #09270 - Robertsdale, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.14	Property		1	Burger King #02643 - Gladstone, MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.15	Property		1	Burger King #01207 - West Monroe, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.16	Property		1	Burger King #12007 - Denham Springs, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.17	Property		1	Burger King #10802 - Westwego, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.18	Property		1	Burger King #06788 - Zachary, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.19	Property		1	Burger King #06129 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.20	Property		1	Burger King #09788 - Walker, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.21	Property		1	Burger King #09838 - Fairhope, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.22	Property		1	Burger King #01198 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.23	Property		1	Burger King #10764 - Morgan City, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.24	Property		1	Burger King #01465 - Laurel, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.25	Property		1	Burger King #07930 - Long Beach, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.26	Property		1	Burger King #05029 - Pineville, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.27	Property		1	Burger King #12633 - Port Allen, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.28	Property		1	Burger King #01439 - Slidell, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.29	Property		1	Burger King #01437 - Monroe, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.30	Property		1	Burger King #07467 - Ruston, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.31	Property		1	Burger King #12895 - Delhi, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.32	Property		1	Burger King #04914 - Pensacola, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.33	Property		1	Burger King #01425 - New Iberia, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.36	Property		1	Burger King #10763 - Hammond, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.37	Property		1	Burger King #06676 - Jackson, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.38	Property		1	Burger King #06149 - New Iberia, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.39	Property		1	Burger King #01489 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.41	Property		1	Burger King #06906 - Warrensburg, MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.42	Property		1	Burger King #10762 - Geismar, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.43	Property		1	Burger King #13080 - Slidell, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.44	Property		1	Burger King #12329 - Rayne, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.45	Property		1	Burger King #10572 - Eunice, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.46	Property		1	Burger King #09686 - Thomasville, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.47	Property		1	Burger King #02483 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.48	Property		1	Burger King #11544 - Westlake, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-22

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
										31		15		7, 14	7, 14	7	7
11.49	Property		1	Burger King #09026 - Laurel, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.50	Property		1	Burger King #12313 - Roeland Park, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.51	Property		1	Burger King #11715 - Ville Platte, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.52	Property		1	Burger King #03623 - Covington, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.54	Property		1	Burger King #06674 - Slidell, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.55	Property		1	Burger King #01428 - Sulphur, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.56	Property		1	Burger King #05981 - Meridian, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.57	Property		1	Burger King #09213 - Pensacola, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.58	Property		1	Burger King #08645 - Pace, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.59	Property		1	Burger King #02831 - Olathe, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.60	Property		1	Burger King #04330 - Kansas City, MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.61	Property		1	Burger King #12322 - Oakdale, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.62	Property		1	Burger King #03585 - Daphne, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.63	Property		1	Burger King #06916 - Kenner, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.64	Property		1	Burger King #11694 - DeQuincy, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.65	Property		1	Burger King #09115 - Meridian, MS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.66	Property		1	Burger King #00373 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.67	Property		1	Burger King #01617 - Lake Charles, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.68	Property		1	Burger King #01917 - Vidalia, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.69	Property		1	Burger King #12264 - Mission, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.70	Property		1	Burger King #09804 - Gonzales, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.74	Property		1	Burger King #12597 - Lake Charles, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.75	Property		1	Burger King #06488 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.77	Property		1	Burger King #01337 - Metairie, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.78	Property		1	Burger King #04016 - Mobile, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.79	Property		1	Burger King #10607 - Houma, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.80	Property		1	Burger King #10800 - Livingston, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.81	Property		1	Burger King #12820 - Iowa, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.82	Property		1	Burger King #09958 - Grove Hill, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.85	Property		1	Burger King #13081 - New Iberia, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.86	Property		1	Burger King #11979 - Monroe, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.87	Property		1	Burger King #03685 - Kansas City, MO	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.89	Property		1	Burger King #06105 - Northport, AL	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.90	Property		1	Burger King #12919 - Covington, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.91	Property		1	Burger King #12660 - Vinton, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.92	Property		1	Burger King #09853 - Franklin, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.93	Property		1	Burger King #00360 - New Orleans, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.94	Property		1	Burger King #12753 - Slidell, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.95	Property		1	Burger King #01315 - Alexandria, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.96	Property		1	Burger King #12752 - Lafayette, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.97	Property		1	Burger King #11488 - Lafayette, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.98	Property		1	Burger King #01537 - Lafayette, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
11.99	Property		1	Burger King #00501 - Lafayette, LA	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-23

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
										31		15		7, 14	7, 14	7	7
12	Loan	19, 20, 30	1	Montreal Beach Resort	11/30/2021	T-11	54.4%	10,604,700	6,299,852	4,304,848	424,188	0	3,880,660	1.95	1.76	16.4%	14.8%
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	NAV	NAV	95.0%	4,050,644	1,077,649	2,972,995	40,269	150,940	2,781,786	2.07	1.94	12.9%	12.1%
13.01	Property		1	Adare Dungan	NAV	NAV	94.8%	2,202,733	635,699	1,567,034	24,422	90,474	1,452,138
13.02	Property		1	Adare Orthodox	NAV	NAV	95.3%	1,847,911	441,950	1,405,961	15,847	60,466	1,329,648
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	NAV	NAV	95.0%	7,718,750	0	7,718,750	0	0	7,718,750	1.83	1.83	12.6%	12.6%
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.02	Property		1	500 Industrial Road A, Grove, OK	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.04	Property		1	615 W. Cherry Street, Chanute, KS	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	19, 22, 31	1	GRM Indianapolis	12/31/2021	T-12	95.0%	2,411,860	368,832	2,043,028	59,186	106,900	1,876,942	1.89	1.74	12.0%	11.0%
16	Loan	16	1	The Penleigh	NAV	NAV	95.0%	2,746,000	1,207,254	1,538,746	81,250	0	1,457,496	1.35	1.28	9.8%	9.3%
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	12/31/2020	T-12	82.6%	46,802,895	13,021,016	33,781,880	210,643	1,524,048	32,047,188	2.29	2.17	13.8%	13.1%
18	Loan	12, 19, 20	1	La Habra Marketplace	12/31/2020	T-12	95.0%	11,154,296	2,690,213	8,464,083	74,495	47,476	8,342,112	2.38	2.34	8.9%	8.8%
19	Loan	19	1	Comfort Suites Maingate East	12/31/2021	T-12	78.1%	6,937,724	4,801,730	2,135,994	277,509	0	1,858,485	1.73	1.51	15.3%	13.3%
20	Loan	16, 20	1	801 Bridgeboro Road	NAV	NAV	86.9%	2,530,620	454,387	2,076,233	46,183	74,259	1,955,791	2.26	2.13	16.0%	15.0%
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	12/31/2021	T-12	95.5%	2,396,832	907,317	1,489,515	14,490	120,746	1,354,279	1.49	1.35	12.0%	10.9%
22	Loan	19, 20	1	Loves Park Tech Center	NAV	NAV	88.6%	3,518,021	1,919,811	1,598,210	23,464	90,000	1,484,746	2.00	1.86	14.2%	13.2%
23	Loan	16, 19, 33	1	800 Cesar Chavez	NAV	NAV	99.0%	3,271,904	98,157	3,173,746	5,403	-5,403	3,173,746	2.00	2.00	8.4%	8.4%
24	Loan	19	1	Fresenius	12/31/2020	T-12	100.0%	905,124	0	905,124	0	0	905,124	1.39	1.39	9.5%	9.5%
25	Loan	1, 6	4	Macon GA Portfolio	NAV	NAV	94.0%	1,349,838	525,130	824,707	29,250	0	795,457	1.40	1.35	10.9%	10.5%
25.01	Property		1	Riviera	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.02	Property		1	Oak Hill	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.03	Property		1	Cobblestone	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25.04	Property		1	Neal Darlington	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	12/31/2021	T-12	80.8%	3,540,016	2,092,900	1,447,116	141,601	0	1,305,515	2.31	2.09	19.7%	17.8%
27	Loan		1	Mini U Storage - Springfield	12/31/2021	T-12	85.3%	1,264,382	536,181	728,201	6,419	0	721,782	1.55	1.54	10.4%	10.3%
28	Loan	16, 19	1	Quality Inn SeaTac	NAV	NAV	65.7%	2,799,229	1,681,349	1,117,880	111,969	0	1,005,911	2.04	1.83	16.8%	15.2%
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	12/31/2021	T-12	95.0%	953,443	296,361	657,082	23,550	0	633,532	1.30	1.25	9.9%	9.6%
29.01	Property		1	8052 South Laflin Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29.02	Property		1	8100 South Justine Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29.03	Property		1	8154 South Paulina Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
29.04	Property		1	8100 South Ada Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	12/31/2021	T-12	95.0%	633,901	187,987	445,914	15,484	0	430,430	1.31	1.26	10.0%	9.6%
30.01	Property		1	7253 South Evans Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30.02	Property		1	7801 South Ridgeland Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30.03	Property		1	7600 South Honore Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
31	Loan	16, 19	1	SureStay Plus SeaTac	NAV	NAV	71.3%	1,952,550	1,235,112	717,437	78,102	0	639,335	2.04	1.81	16.7%	14.9%
32	Loan	1	1	Limestone Terrace	12/31/2021	T-12	92.8%	862,926	482,598	380,329	21,120	0	359,209	1.45	1.37	9.9%	9.3%
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	12/31/2020	T-12	86.9%	670,006	214,450	455,556	10,891	37,618	407,047	1.95	1.75	12.6%	11.2%
34	Loan		1	Mini U Storage - Landmark	12/31/2021	T-12	68.1%	550,860	321,057	229,803	6,699	0	223,104	1.47	1.42	9.9%	9.6%

A-24

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF
					5			5,7	5,7	3,4			4,21,22,23,28
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	136,200,000	As Is	3/22/2023	62.4%	54.3%	98.5%	4/1/2023	No	BJ's Wholesale Club	108,532
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	70,400,000	As Is	3/20/2023	60.0%	60.0%	93.5%	Various
2.01	Property		1	Orlando International Business Center	36,500,000	As Is	3/20/2023			91.1%	3/15/2023	No	Total Renal Care, Inc	14,213
2.02	Property		1	Corporex Plaza	15,400,000	As Is	3/20/2023			93.4%	2/27/2023	No	Ademco, Inc.	14,098
2.03	Property		1	Brandywine Business Center	12,000,000	As Is	3/20/2023			100.0%	2/27/2023	No	Joffrey's Coffee and Tea Company	33,497
2.04	Property		1	President's Plaza	6,500,000	As Is	3/20/2023			92.3%	2/27/2023	No	National Flood Experts, LLC	9,168
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	140,900,000	As Is	2/2/2023	41.5%	36.4%	63.4%	2/28/2023	NAP	NAP	NAP
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	60,600,000	As Is	3/2/2023	64.4%	64.4%	97.9%	3/1/2023
4.01	Property		1	Ferncrest Apartments	21,800,000	As Is	3/2/2023			97.9%	3/1/2023	NAP	NAP	NAP
4.02	Property		1	Candlewood Apartments	21,000,000	As Is	3/2/2023			98.2%	3/1/2023	NAP	NAP	NAP
4.03	Property		1	Renata Apartments	17,800,000	As Is	3/2/2023			97.5%	3/1/2023	NAP	NAP	NAP
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	400,000,000	As Is	11/10/2022	45.0%	45.0%	89.6%	11/30/2022	No	Burlington Coat Factory	81,082
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	1,051,080,000	As Is	Various	32.3%	32.3%	100.0%	2/23/2023
6.01	Property		1	Big Lots - Tremont, PA	169,430,000	As Is	12/28/2022			100.0%	2/23/2023	Yes	Big Lots, Inc.	1,294,548
6.02	Property		1	Big Lots - Durant, OK	138,000,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	Big Lots, Inc.	1,296,562
6.03	Property		1	Badcock - LaGrange, GA	60,250,000	As Is	1/3/2023			100.0%	2/23/2023	Yes	W.S. Badcock Corporation	537,855
6.04	Property		1	Badcock - Mebane, NC	44,500,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	W.S. Badcock Corporation	369,420
6.05	Property		1	Badcock - Mulberry, FL	43,360,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	W.S. Badcock Corporation	371,240
6.06	Property		1	NAICO - Chandler, OK	41,200,000	As Is	12/21/2022			100.0%	2/23/2023	Yes	Chandler Insurance Company, LTD.	158,430
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	34,800,000	As Is	12/28/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	109,876
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	33,660,000	As Is	12/21/2022			100.0%	2/23/2023	Yes	Nation Motor Club, LLC	139,785
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	31,800,000	As Is	12/12/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	186,652
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	26,430,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	66,778
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	25,080,000	As Is	12/26/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	119,916
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	22,960,000	As Is	12/23/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	54,605
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	22,290,000	As Is	12/18/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	43,737
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	22,100,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	148,270
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	20,450,000	As Is	12/26/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	116,789
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	20,010,000	As Is	12/20/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	68,337
6.17	Property		1	Big Y - Milford, CT	19,800,000	As Is	12/28/2022			100.0%	2/23/2023	Yes	Big Y Foods, Inc.	55,000
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	17,830,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	52,368
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	17,500,000	As Is	12/26/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	61,660
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	17,110,000	As Is	12/23/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	49,769
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	16,780,000	As Is	12/26/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	149,631
6.22	Property		1	Save Mart Supermarkets - Napa, CA	15,250,000	As Is	12/26/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	51,845
6.23	Property		1	Badcock - Mulberry, FL (4)	14,100,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	W.S. Badcock Corporation	184,000
6.24	Property		1	Save Mart Supermarkets - Chico, CA	13,230,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	42,294
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	13,170,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	62,565
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	13,000,000	As Is	12/20/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	41,368
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	12,900,000	As Is	12/19/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	50,918
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	11,990,000	As Is	12/19/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	52,576
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	11,840,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	42,630
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	11,700,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	45,642
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	10,820,000	As Is	12/26/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	35,312
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	10,260,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	58,360
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	10,150,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	50,342
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	9,600,000	As Is	12/23/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	47,404
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	9,060,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	52,079
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	8,380,000	As Is	12/22/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	21,258
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	8,100,000	As Is	12/20/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	49,749
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	8,010,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	30,080
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	7,370,000	As Is	12/24/2022			100.0%	2/23/2023	Yes	Save Mart Supermarkets	40,593
6.40	Property		1	Badcock - Mulberry, FL (3)	5,130,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	W.S. Badcock Corporation	42,750
6.41	Property		1	Badcock - Mulberry, FL (2)	1,060,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	W.S. Badcock Corporation	8,270

A-25

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF
					5			5,7	5,7	3,4			4,21,22,23,28
6.42	Property		1	Badcock - Mulberry, FL (5)	620,000	As Is	12/27/2022			100.0%	2/23/2023	Yes	W.S. Badcock Corporation	9,125
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	396,000,000	As Is	2/7/2023	56.8%	56.8%	75.1%	3/22/2023	No	MUFG Bank Ltd.	137,076
8	Loan	12, 16, 19	1	Cross Island Plaza	75,900,000	As Is	2/20/2023	56.0%	56.0%	90.7%	3/20/2023	No	OEC Freight	28,110
9	Loan	3, 16, 19	1	500 Mamaroneck	45,300,000	As Is	2/24/2023	65.1%	65.1%	NAP	NAP	NAP	NAP	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	49,400,000	As Is	3/13/2023	52.6%	52.6%	96.6%	5/12/2023	No	At Home	88,728
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	172,275,000	As Is	Various	30.7%	14.3%	100.0%	5/2/2023
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	3,200,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,735
11.02	Property		1	Burger King #04581 - Foley, AL	3,150,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,842
11.03	Property		1	Burger King #02957 - Houma, LA	3,125,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,048
11.04	Property		1	Burger King #11942 - Gray, LA	3,025,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,003
11.05	Property		1	Burger King #03818 - Mobile, AL	2,900,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,398
11.06	Property		1	Burger King #05255 - Prichard, AL	2,775,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,489
11.07	Property		1	Burger King #12830 - Boutte, LA	2,750,000	As Is	3/15/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,068
11.08	Property		1	Burger King #03156 - Saraland, AL	2,675,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,244
11.09	Property		1	Burger King #11614 - Harvey, LA	2,600,000	As Is	3/15/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,987
11.10	Property		1	Burger King #09004 - Diamondhead, MS	2,575,000	As Is	3/21/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,920
11.11	Property		1	Burger King #04130 - Vicksburg, MS	2,575,000	As Is	3/10/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,756
11.12	Property		1	Burger King #09708 - Natchez, MS	2,525,000	As Is	3/10/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,892
11.13	Property		1	Burger King #09270 - Robertsdale, AL	2,500,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,545
11.14	Property		1	Burger King #02643 - Gladstone, MO	2,400,000	As Is	3/21/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,923
11.15	Property		1	Burger King #01207 - West Monroe, LA	2,350,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,992
11.16	Property		1	Burger King #12007 - Denham Springs, LA	2,325,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,969
11.17	Property		1	Burger King #10802 - Westwego, LA	2,300,000	As Is	3/15/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,982
11.18	Property		1	Burger King #06788 - Zachary, LA	2,300,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,885
11.19	Property		1	Burger King #06129 - Mobile, AL	2,300,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,694
11.20	Property		1	Burger King #09788 - Walker, LA	2,275,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,987
11.21	Property		1	Burger King #09838 - Fairhope, AL	2,250,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,935
11.22	Property		1	Burger King #01198 - Mobile, AL	2,200,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,807
11.23	Property		1	Burger King #10764 - Morgan City, LA	2,200,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,990
11.24	Property		1	Burger King #01465 - Laurel, MS	2,175,000	As Is	3/21/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,966
11.25	Property		1	Burger King #07930 - Long Beach, MS	2,175,000	As Is	3/21/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,918
11.26	Property		1	Burger King #05029 - Pineville, LA	2,150,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,489
11.27	Property		1	Burger King #12633 - Port Allen, LA	2,150,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,063
11.28	Property		1	Burger King #01439 - Slidell, LA	2,125,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,423
11.29	Property		1	Burger King #01437 - Monroe, LA	2,125,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,944
11.30	Property		1	Burger King #07467 - Ruston, LA	2,125,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,915
11.31	Property		1	Burger King #12895 - Delhi, LA	2,125,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,073
11.32	Property		1	Burger King #04914 - Pensacola, FL	2,075,000	As Is	3/12/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	4,098
11.33	Property		1	Burger King #01425 - New Iberia, LA	2,000,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,100
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	1,975,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	4,182
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	1,900,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,881
11.36	Property		1	Burger King #10763 - Hammond, LA	1,900,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,867
11.37	Property		1	Burger King #06676 - Jackson, MS	1,900,000	As Is	3/9/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,814
11.38	Property		1	Burger King #06149 - New Iberia, LA	1,900,000	As Is	3/27/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,720
11.39	Property		1	Burger King #01489 - Mobile, AL	1,825,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,489
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	1,825,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,056
11.41	Property		1	Burger King #06906 - Warrensburg, MO	1,800,000	As Is	3/22/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,000
11.42	Property		1	Burger King #10762 - Geismar, LA	1,800,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,898
11.43	Property		1	Burger King #13080 - Slidell, LA	1,775,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,939
11.44	Property		1	Burger King #12329 - Rayne, LA	1,775,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,200
11.45	Property		1	Burger King #10572 - Eunice, LA	1,775,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,998
11.46	Property		1	Burger King #09686 - Thomasville, AL	1,775,000	As Is	3/17/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,905
11.47	Property		1	Burger King #02483 - Mobile, AL	1,750,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,722
11.48	Property		1	Burger King #11544 - Westlake, LA	1,750,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,974

A-26

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF
					5			5,7	5,7	3,4			4,21,22,23,28
11.49	Property		1	Burger King #09026 - Laurel, MS	1,750,000	As Is	3/21/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,554
11.50	Property		1	Burger King #12313 - Roeland Park, KS	1,700,000	As Is	3/22/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	4,018
11.51	Property		1	Burger King #11715 - Ville Platte, LA	1,700,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,998
11.52	Property		1	Burger King #03623 - Covington, LA	1,700,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,430
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	1,675,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,114
11.54	Property		1	Burger King #06674 - Slidell, LA	1,675,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,905
11.55	Property		1	Burger King #01428 - Sulphur, LA	1,650,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,957
11.56	Property		1	Burger King #05981 - Meridian, MS	1,600,000	As Is	3/17/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,662
11.57	Property		1	Burger King #09213 - Pensacola, FL	1,600,000	As Is	3/12/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,613
11.58	Property		1	Burger King #08645 - Pace, FL	1,600,000	As Is	3/12/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,475
11.59	Property		1	Burger King #02831 - Olathe, KS	1,550,000	As Is	3/22/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	4,757
11.60	Property		1	Burger King #04330 - Kansas City, MO	1,550,000	As Is	3/22/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,011
11.61	Property		1	Burger King #12322 - Oakdale, LA	1,550,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,967
11.62	Property		1	Burger King #03585 - Daphne, AL	1,550,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,799
11.63	Property		1	Burger King #06916 - Kenner, LA	1,525,000	As Is	3/15/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,008
11.64	Property		1	Burger King #11694 - DeQuincy, LA	1,525,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,986
11.65	Property		1	Burger King #09115 - Meridian, MS	1,525,000	As Is	3/17/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,391
11.66	Property		1	Burger King #00373 - Mobile, AL	1,500,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,421
11.67	Property		1	Burger King #01617 - Lake Charles, LA	1,475,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,194
11.68	Property		1	Burger King #01917 - Vidalia, LA	1,475,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,913
11.69	Property		1	Burger King #12264 - Mission, KS	1,450,000	As Is	3/22/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	4,001
11.70	Property		1	Burger King #09804 - Gonzales, LA	1,425,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,987
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	1,425,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,932
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	1,375,000	As Is	3/12/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,621
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	1,350,000	As Is	3/22/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,240
11.74	Property		1	Burger King #12597 - Lake Charles, LA	1,350,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,073
11.75	Property		1	Burger King #06488 - Mobile, AL	1,350,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,795
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	1,300,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,980
11.77	Property		1	Burger King #01337 - Metairie, LA	1,300,000	As Is	3/15/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,970
11.78	Property		1	Burger King #04016 - Mobile, AL	1,275,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	4,134
11.79	Property		1	Burger King #10607 - Houma, LA	1,225,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,975
11.80	Property		1	Burger King #10800 - Livingston, AL	1,225,000	As Is	3/17/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,921
11.81	Property		1	Burger King #12820 - Iowa, LA	1,200,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,073
11.82	Property		1	Burger King #09958 - Grove Hill, AL	1,200,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,399
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	1,175,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,625
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	1,100,000	As Is	3/18/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,047
11.85	Property		1	Burger King #13081 - New Iberia, LA	1,050,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,500
11.86	Property		1	Burger King #11979 - Monroe, LA	1,050,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,014
11.87	Property		1	Burger King #03685 - Kansas City, MO	1,050,000	As Is	3/22/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,695
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	1,050,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,585
11.89	Property		1	Burger King #06105 - Northport, AL	1,025,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,636
11.90	Property		1	Burger King #12919 - Covington, LA	1,000,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,920
11.91	Property		1	Burger King #12660 - Vinton, LA	975,000	As Is	3/16/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,073
11.92	Property		1	Burger King #09853 - Franklin, LA	975,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,990
11.93	Property		1	Burger King #00360 - New Orleans, LA	875,000	As Is	3/15/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,654
11.94	Property		1	Burger King #12753 - Slidell, LA	750,000	As Is	3/19/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,635
11.95	Property		1	Burger King #01315 - Alexandria, LA	650,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,206
11.96	Property		1	Burger King #12752 - Lafayette, LA	450,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,850
11.97	Property		1	Burger King #11488 - Lafayette, LA	425,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,358
11.98	Property		1	Burger King #01537 - Lafayette, LA	0	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	3,200
11.99	Property		1	Burger King #00501 - Lafayette, LA	425,000	As Is	3/20/2023			100.0%	5/2/2023	Yes	GPS Hospitality Partners IV, LLC	2,654

A-27

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF
					5			5,7	5,7	3,4			4,21,22,23,28
12	Loan	19, 20, 30	1	Montreal Beach Resort	42,500,000	As Is	1/3/2023	61.8%	55.6%	54.4%	4/30/2023	NAP	NAP	NAP
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	55,800,000	As Is	1/18/2023	41.2%	41.2%	100.0%	4/12/2023
13.01	Property		1	Adare Dungan	29,942,889	As Is	1/18/2023			100.0%	4/12/2023	Yes	Adare Pharma Solutions (fka Frontida Biopharm LLC)	172,107
13.02	Property		1	Adare Orthodox	25,857,111	As Is	1/18/2023			100.0%	4/12/2023	Yes	Adare Pharma Solutions (fka Frontida Biopharm LLC)	129,237
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	125,000,000	As Portfolio	10/17/2022	48.9%	48.9%	100.0%	6/6/2023
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	47,800,000	As Is	10/17/2022			100.0%	6/6/2023	Yes	Orizon Aerostructures, LLC	300,000
14.02	Property		1	500 Industrial Road A, Grove, OK	35,000,000	As Is	10/17/2022			100.0%	6/6/2023	Yes	Orizon Aerostructures, LLC	220,000
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	32,600,000	As Is	10/17/2022			100.0%	6/6/2023	Yes	Orizon Aerostructures, LLC	205,000
14.04	Property		1	615 W. Cherry Street, Chanute, KS	9,550,000	As Is	10/17/2022			100.0%	6/6/2023	Yes	Orizon Aerostructures, LLC	60,000
15	Loan	19, 22, 31	1	GRM Indianapolis	30,100,000	As Is	3/29/2023	56.5%	56.5%	100.0%	4/28/2023	Yes	GRM Lease Holding, LLC	394,570
16	Loan	16	1	The Penleigh	26,500,000	As Is	3/16/2023	59.4%	59.4%	95.7%	4/10/2023	NAP	NAP	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	512,500,000	As Is	11/17/2022	47.8%	47.8%	78.3%	12/6/2022	No	Cedars Sinai Medical Center	259,653
18	Loan	12, 19, 20	1	La Habra Marketplace	153,000,000	As Is	8/10/2021	62.1%	62.1%	95.6%	8/2/2022	No	Regal Entertainment Group	59,800
19	Loan	19	1	Comfort Suites Maingate East	24,300,000	As Is	2/2/2023	57.6%	55.2%	78.1%	2/28/2023	NAP	NAP	NAP
20	Loan	16, 20	1	801 Bridgeboro Road	22,650,000	As Is	4/25/2023	57.4%	57.4%	83.8%	4/1/2023	No	L&M Third Party Logistics, LLC	153,000
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	21,400,000	As Stabilized	8/1/2023	58.1%	50.9%	100.0%	4/18/2023	No	Spectrum / Charter Communications	87,597
22	Loan	19, 20	1	Loves Park Tech Center	17,000,000	As Is	2/8/2023	66.0%	66.0%	80.4%	12/1/2022	No	GE	186,138
23	Loan	16, 19, 33	1	800 Cesar Chavez	70,700,000	As Is	3/28/2022	53.7%	53.7%	100.0%	6/5/2023	Yes	GM Cruise	122,360
24	Loan	19	1	Fresenius	14,800,000	As Is	3/28/2023	64.2%	64.2%	100.0%	5/5/2023	Yes	New York Dialysis Services, Inc.	15,000
25	Loan	1, 6	4	Macon GA Portfolio	11,200,000	As Is	11/1/2022	67.7%	63.9%	100.0%	2/28/2023
25.01	Property		1	Riviera	4,275,679	As Is	11/1/2022			100.0%	2/28/2023	NAP	NAP	NAP
25.02	Property		1	Oak Hill	3,388,389	As Is	11/1/2022			100.0%	2/28/2023	NAP	NAP	NAP
25.03	Property		1	Cobblestone	1,907,877	As Is	11/1/2022			100.0%	2/28/2023	NAP	NAP	NAP
25.04	Property		1	Neal Darlington	1,628,055	As Is	11/1/2022			100.0%	2/28/2023	NAP	NAP	NAP
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	13,810,000	As Is	2/1/2023	53.2%	52.4%	80.8%	2/28/2023	NAP	NAP	NAP
27	Loan		1	Mini U Storage - Springfield	15,450,000	As Is	2/18/2023	45.3%	45.3%	83.8%	3/21/2023	NAP	NAP	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	11,100,000	As Is	10/27/2022	59.8%	52.7%	65.7%	2/28/2023	NAP	NAP	NAP
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	9,250,000	As Is	8/16/2022	71.7%	65.5%	100.0%	4/1/2023
29.01	Property		1	8052 South Laflin Street	2,775,000	As Is	8/16/2022			100.0%	4/1/2023	NAP	NAP	NAP
29.02	Property		1	8100 South Justine Street	2,600,000	As Is	8/16/2022			100.0%	4/1/2023	NAP	NAP	NAP
29.03	Property		1	8154 South Paulina Street	2,150,000	As Is	8/16/2022			100.0%	4/1/2023	NAP	NAP	NAP
29.04	Property		1	8100 South Ada Street	1,725,000	As Is	8/16/2022			100.0%	4/1/2023	NAP	NAP	NAP
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	6,400,000	As Is	8/16/2022	69.9%	63.9%	100.0%	4/1/2023
30.01	Property		1	7253 South Evans Avenue	2,300,000	As Is	8/16/2022			100.0%	4/1/2023	NAP	NAP	NAP
30.02	Property		1	7801 South Ridgeland Avenue	2,150,000	As Is	8/16/2022			100.0%	4/1/2023	NAP	NAP	NAP
30.03	Property		1	7600 South Honore Street	1,950,000	As Is	8/16/2022			100.0%	4/1/2023	NAP	NAP	NAP
31	Loan	16, 19	1	SureStay Plus SeaTac	7,400,000	As Is	10/27/2022	58.0%	51.0%	71.3%	2/28/2023	NAP	NAP	NAP
32	Loan	1	1	Limestone Terrace	7,150,000	As Is	11/1/2022	53.9%	53.9%	91.7%	4/20/2023	NAP	NAP	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	7,050,000	As Is	10/28/2022	51.4%	51.4%	86.4%	4/27/2023	No	CRP	14,224
34	Loan		1	Mini U Storage - Landmark	6,050,000	As Is	3/29/2023	38.6%	38.6%	78.2%	4/26/2023	NAP	NAP	NAP

A-28

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
							4,21,22,23,28				4,21,22,23,28
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	20.9%	9/16/2026	Dick's Sporting Goods	45,000	8.7%	1/31/2028	Ross Dress for Less	30,064	5.8%	1/31/2028
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio
2.01	Property		1	Orlando International Business Center	7.2%	9/30/2026	MSE Group, LLC	13,581	6.9%	6/30/2025	Central Florida Regional Workforce Development Board	12,363	6.3%	9/30/2024
2.02	Property		1	Corporex Plaza	14.1%	10/31/2025	Joffrey's Coffee and Tea Company	9,534	9.5%	5/31/2026	Inspectorate America Corp	7,214	7.2%	10/31/2026
2.03	Property		1	Brandywine Business Center	42.3%	5/31/2026	Acree Air Conditioning, Inc.	16,938	21.4%	1/31/2027	Pharmscript of Florida	9,710	12.3%	12/31/2026
2.04	Property		1	President's Plaza	20.7%	1/31/2027	E-Med Source (Angel's Care)	8,114	18.3%	8/31/2024	Echo UES, Inc.	6,334	14.3%	2/28/2025
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio
4.01	Property		1	Ferncrest Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	Candlewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	Renata Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	7.2%	1/31/2030	Round 1 Bowling Amusement	59,071	5.2%	9/30/2027	Forever 21	47,203	4.2%	MTM
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio
6.01	Property		1	Big Lots - Tremont, PA	100.0%	6/30/2040	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	Big Lots - Durant, OK	100.0%	6/30/2040	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Badcock - LaGrange, GA	100.0%	6/30/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	Badcock - Mebane, NC	100.0%	6/30/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	Badcock - Mulberry, FL	100.0%	6/30/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	NAICO - Chandler, OK	100.0%	8/31/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	100.0%	12/31/2041	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.17	Property		1	Big Y - Milford, CT	100.0%	12/31/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.22	Property		1	Save Mart Supermarkets - Napa, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.23	Property		1	Badcock - Mulberry, FL (4)	100.0%	8/31/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.24	Property		1	Save Mart Supermarkets - Chico, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	100.0%	11/30/2044	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.40	Property		1	Badcock - Mulberry, FL (3)	100.0%	8/31/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.41	Property		1	Badcock - Mulberry, FL (2)	100.0%	8/31/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-29

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
							4,21,22,23,28				4,21,22,23,28
6.42	Property		1	Badcock - Mulberry, FL (5)	100.0%	8/31/2039	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	8.6%	8/31/2029	E-Trade Financial Corporation	132,265	8.3%	1/31/2031	Collectors Universe	130,419	8.2%	11/30/2038
8	Loan	12, 16, 19	1	Cross Island Plaza	10.9%	5/31/2025	Schenker Inc.	16,585	6.5%	3/31/2027	Gregory Spektor	13,989	5.4%	11/30/2032
9	Loan	3, 16, 19	1	500 Mamaroneck	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	37.4%	6/30/2032	Floor & Décor	79,607	33.6%	9/30/2036	Jo-Ann Fabrics	31,484	13.3%	1/31/2034
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Burger King #04581 - Foley, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	Burger King #02957 - Houma, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	Burger King #11942 - Gray, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	Burger King #03818 - Mobile, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	Burger King #05255 - Prichard, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	Burger King #12830 - Boutte, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.08	Property		1	Burger King #03156 - Saraland, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.09	Property		1	Burger King #11614 - Harvey, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.10	Property		1	Burger King #09004 - Diamondhead, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.11	Property		1	Burger King #04130 - Vicksburg, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.12	Property		1	Burger King #09708 - Natchez, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.13	Property		1	Burger King #09270 - Robertsdale, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.14	Property		1	Burger King #02643 - Gladstone, MO	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.15	Property		1	Burger King #01207 - West Monroe, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.16	Property		1	Burger King #12007 - Denham Springs, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.17	Property		1	Burger King #10802 - Westwego, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.18	Property		1	Burger King #06788 - Zachary, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.19	Property		1	Burger King #06129 - Mobile, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.20	Property		1	Burger King #09788 - Walker, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.21	Property		1	Burger King #09838 - Fairhope, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.22	Property		1	Burger King #01198 - Mobile, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.23	Property		1	Burger King #10764 - Morgan City, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.24	Property		1	Burger King #01465 - Laurel, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.25	Property		1	Burger King #07930 - Long Beach, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.26	Property		1	Burger King #05029 - Pineville, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.27	Property		1	Burger King #12633 - Port Allen, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.28	Property		1	Burger King #01439 - Slidell, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.29	Property		1	Burger King #01437 - Monroe, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.30	Property		1	Burger King #07467 - Ruston, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.31	Property		1	Burger King #12895 - Delhi, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.32	Property		1	Burger King #04914 - Pensacola, FL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.33	Property		1	Burger King #01425 - New Iberia, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.36	Property		1	Burger King #10763 - Hammond, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.37	Property		1	Burger King #06676 - Jackson, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.38	Property		1	Burger King #06149 - New Iberia, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.39	Property		1	Burger King #01489 - Mobile, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.41	Property		1	Burger King #06906 - Warrensburg, MO	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.42	Property		1	Burger King #10762 - Geismar, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.43	Property		1	Burger King #13080 - Slidell, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.44	Property		1	Burger King #12329 - Rayne, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.45	Property		1	Burger King #10572 - Eunice, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.46	Property		1	Burger King #09686 - Thomasville, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.47	Property		1	Burger King #02483 - Mobile, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.48	Property		1	Burger King #11544 - Westlake, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-30

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
							4,21,22,23,28				4,21,22,23,28
11.49	Property		1	Burger King #09026 - Laurel, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.50	Property		1	Burger King #12313 - Roeland Park, KS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.51	Property		1	Burger King #11715 - Ville Platte, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.52	Property		1	Burger King #03623 - Covington, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.54	Property		1	Burger King #06674 - Slidell, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.55	Property		1	Burger King #01428 - Sulphur, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.56	Property		1	Burger King #05981 - Meridian, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.57	Property		1	Burger King #09213 - Pensacola, FL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.58	Property		1	Burger King #08645 - Pace, FL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.59	Property		1	Burger King #02831 - Olathe, KS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.60	Property		1	Burger King #04330 - Kansas City, MO	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.61	Property		1	Burger King #12322 - Oakdale, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.62	Property		1	Burger King #03585 - Daphne, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.63	Property		1	Burger King #06916 - Kenner, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.64	Property		1	Burger King #11694 - DeQuincy, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.65	Property		1	Burger King #09115 - Meridian, MS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.66	Property		1	Burger King #00373 - Mobile, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.67	Property		1	Burger King #01617 - Lake Charles, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.68	Property		1	Burger King #01917 - Vidalia, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.69	Property		1	Burger King #12264 - Mission, KS	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.70	Property		1	Burger King #09804 - Gonzales, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.74	Property		1	Burger King #12597 - Lake Charles, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.75	Property		1	Burger King #06488 - Mobile, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.77	Property		1	Burger King #01337 - Metairie, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.78	Property		1	Burger King #04016 - Mobile, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.79	Property		1	Burger King #10607 - Houma, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.80	Property		1	Burger King #10800 - Livingston, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.81	Property		1	Burger King #12820 - Iowa, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.82	Property		1	Burger King #09958 - Grove Hill, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.85	Property		1	Burger King #13081 - New Iberia, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.86	Property		1	Burger King #11979 - Monroe, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.87	Property		1	Burger King #03685 - Kansas City, MO	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.89	Property		1	Burger King #06105 - Northport, AL	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.90	Property		1	Burger King #12919 - Covington, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.91	Property		1	Burger King #12660 - Vinton, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.92	Property		1	Burger King #09853 - Franklin, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.93	Property		1	Burger King #00360 - New Orleans, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.94	Property		1	Burger King #12753 - Slidell, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.95	Property		1	Burger King #01315 - Alexandria, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.96	Property		1	Burger King #12752 - Lafayette, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.97	Property		1	Burger King #11488 - Lafayette, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.98	Property		1	Burger King #01537 - Lafayette, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.99	Property		1	Burger King #00501 - Lafayette, LA	100.0%	6/5/2034	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-31

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
							4,21,22,23,28				4,21,22,23,28
12	Loan	19, 20, 30	1	Montreal Beach Resort	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio
13.01	Property		1	Adare Dungan	100.0%	1/31/2043	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	Adare Orthodox	100.0%	1/31/2043	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	100.0%	12/31/2047	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	500 Industrial Road A, Grove, OK	100.0%	12/31/2047	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	100.0%	12/31/2047	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	615 W. Cherry Street, Chanute, KS	100.0%	12/31/2047	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	19, 22, 31	1	GRM Indianapolis	100.0%	5/31/2038	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	16	1	The Penleigh	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	24.7%	5/31/2030	8687 Melrose GreenTenant	54,630	5.2%	2/28/2034	Pluto, Inc.	35,850	3.4%	11/30/2028
18	Loan	12, 19, 20	1	La Habra Marketplace	16.1%	4/30/2034	LA Fitness	50,322	13.5%	12/31/2034	Hobby Lobby	44,060	11.8%	6/30/2028
19	Loan	19	1	Comfort Suites Maingate East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	16, 20	1	801 Bridgeboro Road	49.7%	2/28/2026	Armstrong Logistics	70,887	23.0%	3/31/2028	SunWise Energy	22,000	7.1%	12/31/2027
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	90.7%	7/31/2030	GSA - US Marshals Service	9,000	9.3%	5/5/2039	NAP	NAP	NAP	NAP
22	Loan	19, 20	1	Loves Park Tech Center	34.8%	1/31/2032	Rusco Manufacturing	68,250	12.8%	8/31/2027	Team Best	46,990	8.8%	10/14/2029
23	Loan	16, 19, 33	1	800 Cesar Chavez	100.0%	11/30/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	19	1	Fresenius	100.0%	12/31/2036	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	1, 6	4	Macon GA Portfolio
25.01	Property		1	Riviera	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Oak Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	Cobblestone	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	Neal Darlington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Mini U Storage - Springfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack
29.01	Property		1	8052 South Laflin Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.02	Property		1	8100 South Justine Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.03	Property		1	8154 South Paulina Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.04	Property		1	8100 South Ada Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack
30.01	Property		1	7253 South Evans Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	7801 South Ridgeland Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.03	Property		1	7600 South Honore Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	16, 19	1	SureStay Plus SeaTac	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	1	1	Limestone Terrace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	45.7%	3/31/2030	Infusion Solutions	3,545	11.4%	3/31/2030	CCM	3,191	10.3%	8/31/2024
34	Loan		1	Mini U Storage - Landmark	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-32

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
					4,21,22,23,28				4,21,22,23, 28
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	TJ Maxx	30,000	5.8%	4/30/2032	HomeGoods	25,000	4.8%	4/30/2032	3/24/2023	NAP
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio
2.01	Property		1	Orlando International Business Center	Children's Home Society of FL	10,531	5.4%	3/31/2027	Vocational Development Group	10,399	5.3%	3/31/2027	10/31/2022	NAP
2.02	Property		1	Corporex Plaza	Global Alliance Distributors	5,995	6.0%	6/30/2024	IGT Global Solutions Corp	5,520	5.5%	10/31/2024	11/28/2022	NAP
2.03	Property		1	Brandywine Business Center	Tri-Ed Distribution, Inc.	7,365	9.3%	9/30/2023	Guardian Haven Academy, Inc.	6,907	8.7%	2/28/2024	11/28/2022	NAP
2.04	Property		1	President's Plaza	Process Inc.	4,950	11.2%	12/31/2024	SunRun, Inc.	4,663	10.5%	12/31/2024	11/28/2022	NAP
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/14/2023	NAP
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio
4.01	Property		1	Ferncrest Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
4.02	Property		1	Candlewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/27/2023	NAP
4.03	Property		1	Renata Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	Marshalls	35,191	3.1%	1/31/2027	TJ Maxx	34,766	3.1%	1/31/2027	11/16/2022	NAP
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio
6.01	Property		1	Big Lots - Tremont, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.02	Property		1	Big Lots - Durant, OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.03	Property		1	Badcock - LaGrange, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.04	Property		1	Badcock - Mebane, NC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.05	Property		1	Badcock - Mulberry, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.06	Property		1	NAICO - Chandler, OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/5/2023	NAP
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/6/2023	NAP
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.17	Property		1	Big Y - Milford, CT	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/6/2023	NAP
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/27/2023	NAP
6.22	Property		1	Save Mart Supermarkets - Napa, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.23	Property		1	Badcock - Mulberry, FL (4)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.24	Property		1	Save Mart Supermarkets - Chico, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.40	Property		1	Badcock - Mulberry, FL (3)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
6.41	Property		1	Badcock - Mulberry, FL (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP

A-33

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
					4,21,22,23,28				4,21,22,23, 28
6.42	Property		1	Badcock - Mulberry, FL (5)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/4/2023	NAP
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	Sumitomo Mitsui Banking	111,605	7.0%	12/31/2036	Arch Insurance Company	106,815	6.7%	5/31/2024	3/24/2023	NAP
8	Loan	12, 16, 19	1	Cross Island Plaza	Kocher & Associates	11,037	4.3%	12/31/2029	DAMCO USA	8,274	3.2%	1/31/2026	2/24/2023	NAP
9	Loan	3, 16, 19	1	500 Mamaroneck	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/24/2023	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	Aldi	21,948	9.3%	8/31/2037	Chick-Fil-A (Ground Lease)	5,226	2.2%	5/31/2043	3/15/2023	NAP
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.02	Property		1	Burger King #04581 - Foley, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.03	Property		1	Burger King #02957 - Houma, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.04	Property		1	Burger King #11942 - Gray, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.05	Property		1	Burger King #03818 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.06	Property		1	Burger King #05255 - Prichard, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.07	Property		1	Burger King #12830 - Boutte, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.08	Property		1	Burger King #03156 - Saraland, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.09	Property		1	Burger King #11614 - Harvey, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.10	Property		1	Burger King #09004 - Diamondhead, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.11	Property		1	Burger King #04130 - Vicksburg, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.12	Property		1	Burger King #09708 - Natchez, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.13	Property		1	Burger King #09270 - Robertsdale, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/24/2023	NAP
11.14	Property		1	Burger King #02643 - Gladstone, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.15	Property		1	Burger King #01207 - West Monroe, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.16	Property		1	Burger King #12007 - Denham Springs, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.17	Property		1	Burger King #10802 - Westwego, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.18	Property		1	Burger King #06788 - Zachary, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/28/2023	NAP
11.19	Property		1	Burger King #06129 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.20	Property		1	Burger King #09788 - Walker, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/28/2023	NAP
11.21	Property		1	Burger King #09838 - Fairhope, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.22	Property		1	Burger King #01198 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.23	Property		1	Burger King #10764 - Morgan City, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.24	Property		1	Burger King #01465 - Laurel, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.25	Property		1	Burger King #07930 - Long Beach, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.26	Property		1	Burger King #05029 - Pineville, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.27	Property		1	Burger King #12633 - Port Allen, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.28	Property		1	Burger King #01439 - Slidell, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.29	Property		1	Burger King #01437 - Monroe, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/31/2023	NAP
11.30	Property		1	Burger King #07467 - Ruston, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.31	Property		1	Burger King #12895 - Delhi, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.32	Property		1	Burger King #04914 - Pensacola, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.33	Property		1	Burger King #01425 - New Iberia, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.36	Property		1	Burger King #10763 - Hammond, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.37	Property		1	Burger King #06676 - Jackson, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.38	Property		1	Burger King #06149 - New Iberia, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.39	Property		1	Burger King #01489 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.41	Property		1	Burger King #06906 - Warrensburg, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.42	Property		1	Burger King #10762 - Geismar, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.43	Property		1	Burger King #13080 - Slidell, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.44	Property		1	Burger King #12329 - Rayne, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.45	Property		1	Burger King #10572 - Eunice, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.46	Property		1	Burger King #09686 - Thomasville, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.47	Property		1	Burger King #02483 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.48	Property		1	Burger King #11544 - Westlake, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP

A-34

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
					4,21,22,23,28				4,21,22,23, 28
11.49	Property		1	Burger King #09026 - Laurel, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.50	Property		1	Burger King #12313 - Roeland Park, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.51	Property		1	Burger King #11715 - Ville Platte, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.52	Property		1	Burger King #03623 - Covington, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.54	Property		1	Burger King #06674 - Slidell, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.55	Property		1	Burger King #01428 - Sulphur, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.56	Property		1	Burger King #05981 - Meridian, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.57	Property		1	Burger King #09213 - Pensacola, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.58	Property		1	Burger King #08645 - Pace, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.59	Property		1	Burger King #02831 - Olathe, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.60	Property		1	Burger King #04330 - Kansas City, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.61	Property		1	Burger King #12322 - Oakdale, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.62	Property		1	Burger King #03585 - Daphne, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.63	Property		1	Burger King #06916 - Kenner, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.64	Property		1	Burger King #11694 - DeQuincy, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.65	Property		1	Burger King #09115 - Meridian, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.66	Property		1	Burger King #00373 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.67	Property		1	Burger King #01617 - Lake Charles, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.68	Property		1	Burger King #01917 - Vidalia, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.69	Property		1	Burger King #12264 - Mission, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.70	Property		1	Burger King #09804 - Gonzales, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.74	Property		1	Burger King #12597 - Lake Charles, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.75	Property		1	Burger King #06488 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.77	Property		1	Burger King #01337 - Metairie, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.78	Property		1	Burger King #04016 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.79	Property		1	Burger King #10607 - Houma, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.80	Property		1	Burger King #10800 - Livingston, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.81	Property		1	Burger King #12820 - Iowa, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.82	Property		1	Burger King #09958 - Grove Hill, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.85	Property		1	Burger King #13081 - New Iberia, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.86	Property		1	Burger King #11979 - Monroe, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.87	Property		1	Burger King #03685 - Kansas City, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.89	Property		1	Burger King #06105 - Northport, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.90	Property		1	Burger King #12919 - Covington, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.91	Property		1	Burger King #12660 - Vinton, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.92	Property		1	Burger King #09853 - Franklin, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.93	Property		1	Burger King #00360 - New Orleans, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.94	Property		1	Burger King #12753 - Slidell, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.95	Property		1	Burger King #01315 - Alexandria, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.96	Property		1	Burger King #12752 - Lafayette, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.97	Property		1	Burger King #11488 - Lafayette, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.98	Property		1	Burger King #01537 - Lafayette, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
11.99	Property		1	Burger King #00501 - Lafayette, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP

A-35

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date
					4,21,22,23,28				4,21,22,23, 28
12	Loan	19, 20, 30	1	Montreal Beach Resort	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	1/6/2023	NAP
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio
13.01	Property		1	Adare Dungan	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/2/2022	NAP
13.02	Property		1	Adare Orthodox	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/8/2022	NAP
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/23/2022	NAP
14.02	Property		1	500 Industrial Road A, Grove, OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/23/2022	NAP
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/23/2022	NAP
14.04	Property		1	615 W. Cherry Street, Chanute, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/24/2022	NAP
15	Loan	19, 22, 31	1	GRM Indianapolis	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/5/2023	NAP
16	Loan	16	1	The Penleigh	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/23/2023	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	InvestCloud, Inc.	32,128	3.1%	1/31/2027	Kneedler Fauchere	17,762	1.7%	1/31/2028	11/22/2022	NAP
18	Loan	12, 19, 20	1	La Habra Marketplace	Ross Dress For Less	25,920	7.0%	1/31/2028	Sprouts	25,252	6.8%	9/30/2024	9/15/2021	NAP
19	Loan	19	1	Comfort Suites Maingate East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/2/2023	NAP
20	Loan	16, 20	1	801 Bridgeboro Road	YouInkIt	12,000	3.9%	4/30/2028	NAP	NAP	NAP	NAP	3/23/2023	NAP
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/10/2023	NAP
22	Loan	19, 20	1	Loves Park Tech Center	Pierce Distribution	31,250	5.8%	6/30/2026	Lanter Distribution	28,800	5.4%	3/31/2028	11/28/2022	NAP
23	Loan	16, 19, 33	1	800 Cesar Chavez	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	12/15/2021	NAP
24	Loan	19	1	Fresenius	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	3/29/2023	NAP
25	Loan	1, 6	4	Macon GA Portfolio
25.01	Property		1	Riviera	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/4/2022	NAP
25.02	Property		1	Oak Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/4/2022	NAP
25.03	Property		1	Cobblestone	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/4/2022	NAP
25.04	Property		1	Neal Darlington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/4/2022	NAP
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/16/2023	NAP
27	Loan		1	Mini U Storage - Springfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	2/28/2023	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/4/2022	NAP
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack
29.01	Property		1	8052 South Laflin Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/25/2022	NAP
29.02	Property		1	8100 South Justine Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/25/2022	NAP
29.03	Property		1	8154 South Paulina Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/25/2022	NAP
29.04	Property		1	8100 South Ada Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/25/2022	NAP
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack
30.01	Property		1	7253 South Evans Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/25/2022	NAP
30.02	Property		1	7801 South Ridgeland Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/25/2022	NAP
30.03	Property		1	7600 South Honore Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	8/25/2022	NAP
31	Loan	16, 19	1	SureStay Plus SeaTac	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/4/2022	NAP
32	Loan	1	1	Limestone Terrace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	11/9/2022	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	NAI Dominion	2,096	6.7%	5/30/2025	Partners in Pediatrics	1,944	6.2%	8/31/2024	11/9/2022	NAP
34	Loan		1	Mini U Storage - Landmark	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	4/5/2023	NAP

A-36

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)
														18	19	18	19
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	3/28/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	752,049	83,561	0	Springing
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio										467,442	66,778	348,474	62,504
2.01	Property		1	Orlando International Business Center	10/31/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.02	Property		1	Corporex Plaza	11/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.03	Property		1	Brandywine Business Center	11/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2.04	Property		1	President's Plaza	11/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	2/14/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	157,268	157,268	0	Springing
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio										42,247	8,449	114,212	10,383
4.01	Property		1	Ferncrest Apartments	3/8/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.02	Property		1	Candlewood Apartments	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4.03	Property		1	Renata Apartments	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	11/18/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio										0	Springing	0	Springing
6.01	Property		1	Big Lots - Tremont, PA	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.02	Property		1	Big Lots - Durant, OK	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.03	Property		1	Badcock - LaGrange, GA	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.04	Property		1	Badcock - Mebane, NC	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.05	Property		1	Badcock - Mulberry, FL	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.06	Property		1	NAICO - Chandler, OK	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	1/3/2023	1/3/2023	19%	No	Fee	NAP	NAP	NAP	NAP
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	1/3/2023	NAP	NAP	Yes - AH	Fee	NAP	NAP	NAP	NAP
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	1/5/2023	1/5/2023	7%	No	Fee	NAP	NAP	NAP	NAP
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	1/3/2023	1/3/2023	14%	No	Fee	NAP	NAP	NAP	NAP
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	1/6/2023	1/3/2023	9%	No	Fee	NAP	NAP	NAP	NAP
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	1/3/2023	1/3/2023	8%	No	Fee	NAP	NAP	NAP	NAP
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	1/3/2023	1/3/2023	5%	No	Fee	NAP	NAP	NAP	NAP
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	1/6/2023	1/3/2023	5%	No	Fee	NAP	NAP	NAP	NAP
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	1/6/2023	1/5/2023	6%	No	Fee	NAP	NAP	NAP	NAP
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	1/3/2023	1/3/2023	9%	No	Fee	NAP	NAP	NAP	NAP
6.17	Property		1	Big Y - Milford, CT	1/5/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	1/3/2023	1/4/2023	11%	No	Fee	NAP	NAP	NAP	NAP
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	1/3/2023	1/3/2023	8%	No	Fee	NAP	NAP	NAP	NAP
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	1/3/2023	1/4/2023	7%	No	Fee	NAP	NAP	NAP	NAP
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	1/25/2023	1/25/2023	15%	No	Leasehold	12/31/2064	2, 10-year extension options	615,850	No
6.22	Property		1	Save Mart Supermarkets - Napa, CA	1/3/2023	1/3/2023	28%	No	Fee	NAP	NAP	NAP	NAP
6.23	Property		1	Badcock - Mulberry, FL (4)	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.24	Property		1	Save Mart Supermarkets - Chico, CA	1/3/2023	1/3/2023	8%	No	Fee	NAP	NAP	NAP	NAP
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	1/5/2023	1/5/2023	14%	No	Fee	NAP	NAP	NAP	NAP
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	1/3/2023	1/4/2023	7%	No	Fee	NAP	NAP	NAP	NAP
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	1/3/2023	1/3/2023	5%	No	Fee	NAP	NAP	NAP	NAP
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	1/3/2023	1/2/2023	5%	No	Fee	NAP	NAP	NAP	NAP
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	1/3/2023	1/3/2023	12%	No	Fee	NAP	NAP	NAP	NAP
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	1/3/2023	1/3/2023	7%	No	Fee	NAP	NAP	NAP	NAP
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	1/3/2023	1/3/2023	7%	No	Fee	NAP	NAP	NAP	NAP
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	1/6/2023	1/4/2023	7%	No	Fee	NAP	NAP	NAP	NAP
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	1/3/2023	1/4/2023	8%	No	Fee	NAP	NAP	NAP	NAP
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	1/3/2023	1/3/2023	10%	No	Fee	NAP	NAP	NAP	NAP
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	1/3/2023	1/3/2023	13%	No	Fee	NAP	NAP	NAP	NAP
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	1/3/2023	1/3/2023	27%	No	Fee	NAP	NAP	NAP	NAP
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	1/3/2023	1/3/2023	10%	No	Fee	NAP	NAP	NAP	NAP
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	1/3/2023	1/3/2023	10%	No	Fee	NAP	NAP	NAP	NAP
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	1/3/2023	1/3/2023	6%	No	Fee	NAP	NAP	NAP	NAP
6.40	Property		1	Badcock - Mulberry, FL (3)	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
6.41	Property		1	Badcock - Mulberry, FL (2)	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

A-37

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)
														18	19	18	19
6.42	Property		1	Badcock - Mulberry, FL (5)	1/3/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	3/3/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	696,822	696,822	272,774	136,387
8	Loan	12, 16, 19	1	Cross Island Plaza	2/24/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	657,606	109,601	22,894	7,631
9	Loan	3, 16, 19	1	500 Mamaroneck	2/24/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	0	Springing
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	3/15/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	108,377	108,377	158,031	15,803
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio										0	Springing	0	Springing
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.02	Property		1	Burger King #04581 - Foley, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.03	Property		1	Burger King #02957 - Houma, LA	3/29/2023	NAP	NAP	Yes - AH	Fee	NAP	NAP	NAP	NAP
11.04	Property		1	Burger King #11942 - Gray, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.05	Property		1	Burger King #03818 - Mobile, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.06	Property		1	Burger King #05255 - Prichard, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.07	Property		1	Burger King #12830 - Boutte, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.08	Property		1	Burger King #03156 - Saraland, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.09	Property		1	Burger King #11614 - Harvey, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.10	Property		1	Burger King #09004 - Diamondhead, MS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.11	Property		1	Burger King #04130 - Vicksburg, MS	3/29/2023	NAP	NAP	No	Fee / Leasehold	8/14/2033	None	0	No
11.12	Property		1	Burger King #09708 - Natchez, MS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.13	Property		1	Burger King #09270 - Robertsdale, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.14	Property		1	Burger King #02643 - Gladstone, MO	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.15	Property		1	Burger King #01207 - West Monroe, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.16	Property		1	Burger King #12007 - Denham Springs, LA	3/29/2023	NAP	NAP	No	Leasehold	5/31/2028	8, 5-year extension options	49,280	No
11.17	Property		1	Burger King #10802 - Westwego, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.18	Property		1	Burger King #06788 - Zachary, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.19	Property		1	Burger King #06129 - Mobile, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.20	Property		1	Burger King #09788 - Walker, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.21	Property		1	Burger King #09838 - Fairhope, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.22	Property		1	Burger King #01198 - Mobile, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.23	Property		1	Burger King #10764 - Morgan City, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.24	Property		1	Burger King #01465 - Laurel, MS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.25	Property		1	Burger King #07930 - Long Beach, MS	3/29/2023	NAP	NAP	Yes - VE	Fee	NAP	NAP	NAP	NAP
11.26	Property		1	Burger King #05029 - Pineville, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.27	Property		1	Burger King #12633 - Port Allen, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.28	Property		1	Burger King #01439 - Slidell, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.29	Property		1	Burger King #01437 - Monroe, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.30	Property		1	Burger King #07467 - Ruston, LA	3/29/2023	NAP	NAP	No	Fee / Leasehold	6/5/2029	4, 5-year extension options	7,390	Yes
11.31	Property		1	Burger King #12895 - Delhi, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.32	Property		1	Burger King #04914 - Pensacola, FL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.33	Property		1	Burger King #01425 - New Iberia, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.36	Property		1	Burger King #10763 - Hammond, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.37	Property		1	Burger King #06676 - Jackson, MS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.38	Property		1	Burger King #06149 - New Iberia, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.39	Property		1	Burger King #01489 - Mobile, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.41	Property		1	Burger King #06906 - Warrensburg, MO	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.42	Property		1	Burger King #10762 - Geismar, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.43	Property		1	Burger King #13080 - Slidell, LA	3/29/2023	NAP	NAP	Yes - A1	Fee	NAP	NAP	NAP	NAP
11.44	Property		1	Burger King #12329 - Rayne, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.45	Property		1	Burger King #10572 - Eunice, LA	3/29/2023	NAP	NAP	No	Leasehold	9/30/2027	2, 5-year extension options	36,075	No
11.46	Property		1	Burger King #09686 - Thomasville, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.47	Property		1	Burger King #02483 - Mobile, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.48	Property		1	Burger King #11544 - Westlake, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

A-38

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)
														18	19	18	19
11.49	Property		1	Burger King #09026 - Laurel, MS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.50	Property		1	Burger King #12313 - Roeland Park, KS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.51	Property		1	Burger King #11715 - Ville Platte, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.52	Property		1	Burger King #03623 - Covington, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.54	Property		1	Burger King #06674 - Slidell, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.55	Property		1	Burger King #01428 - Sulphur, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.56	Property		1	Burger King #05981 - Meridian, MS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.57	Property		1	Burger King #09213 - Pensacola, FL	3/29/2023	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
11.58	Property		1	Burger King #08645 - Pace, FL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.59	Property		1	Burger King #02831 - Olathe, KS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.60	Property		1	Burger King #04330 - Kansas City, MO	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.61	Property		1	Burger King #12322 - Oakdale, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.62	Property		1	Burger King #03585 - Daphne, AL	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.63	Property		1	Burger King #06916 - Kenner, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.64	Property		1	Burger King #11694 - DeQuincy, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.65	Property		1	Burger King #09115 - Meridian, MS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.66	Property		1	Burger King #00373 - Mobile, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.67	Property		1	Burger King #01617 - Lake Charles, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.68	Property		1	Burger King #01917 - Vidalia, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.69	Property		1	Burger King #12264 - Mission, KS	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.70	Property		1	Burger King #09804 - Gonzales, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.74	Property		1	Burger King #12597 - Lake Charles, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.75	Property		1	Burger King #06488 - Mobile, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.77	Property		1	Burger King #01337 - Metairie, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.78	Property		1	Burger King #04016 - Mobile, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.79	Property		1	Burger King #10607 - Houma, LA	3/29/2023	NAP	NAP	No	Fee / Leasehold	9/24/2027	2, 5-year extension options	72,473	No
11.80	Property		1	Burger King #10800 - Livingston, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.81	Property		1	Burger King #12820 - Iowa, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.82	Property		1	Burger King #09958 - Grove Hill, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.85	Property		1	Burger King #13081 - New Iberia, LA	3/29/2023	NAP	NAP	No	Leasehold	3/28/2025	3, 5-year extension options	52,272	No
11.86	Property		1	Burger King #11979 - Monroe, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.87	Property		1	Burger King #03685 - Kansas City, MO	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.89	Property		1	Burger King #06105 - Northport, AL	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.90	Property		1	Burger King #12919 - Covington, LA	3/29/2023	NAP	NAP	No	Leasehold	12/22/2024	3, 5-year extension options	53,572	No
11.91	Property		1	Burger King #12660 - Vinton, LA	3/29/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11.92	Property		1	Burger King #09853 - Franklin, LA	3/29/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
11.93	Property		1	Burger King #00360 - New Orleans, LA	3/29/2023	NAP	NAP	No	Leasehold	2/29/2024	3, 5-year extension options	50,650	No
11.94	Property		1	Burger King #12753 - Slidell, LA	3/29/2023	NAP	NAP	Yes - AE	Leasehold	8/31/2024	3, 5-year extension options	58,564	No
11.95	Property		1	Burger King #01315 - Alexandria, LA	3/29/2023	NAP	NAP	No	Fee / Leasehold	5/2/2024	3, 5-year extension options	40,674	Yes
11.96	Property		1	Burger King #12752 - Lafayette, LA	3/29/2023	NAP	NAP	No	Leasehold	9/23/2024	3, 5-year extension options	43,560	No
11.97	Property		1	Burger King #11488 - Lafayette, LA	3/29/2023	NAP	NAP	Yes - A	Leasehold	4/15/2028	4, 5-year extension options and 1, 6-year extension option	70,862	No
11.98	Property		1	Burger King #01537 - Lafayette, LA	3/29/2023	NAP	NAP	No	Fee / Leasehold	3/24/2025	4, 5-year extension options	64,902	No
11.99	Property		1	Burger King #00501 - Lafayette, LA	3/29/2023	NAP	NAP	No	Fee / Leasehold	6/5/2024	1, 5-year extension option	29,296	No

A-39

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)
														18	19	18	19
12	Loan	19, 20, 30	1	Montreal Beach Resort	1/6/2023	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	17,875	8,937	180,905	41,896
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio										0	Springing	0	Springing
13.01	Property		1	Adare Dungan	12/15/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.02	Property		1	Adare Orthodox	12/15/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures										0	Springing	0	Springing
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	8/23/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14.02	Property		1	500 Industrial Road A, Grove, OK	8/23/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	8/23/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14.04	Property		1	615 W. Cherry Street, Chanute, KS	8/24/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
15	Loan	19, 22, 31	1	GRM Indianapolis	4/5/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	4,735	4,735	0	Springing
16	Loan	16	1	The Penleigh	3/22/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	82,354	11,765	89,644	11,206
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	11/22/2022	11/22/2022	16%	No	Fee	NAP	NAP	NAP	NAP	178,740	178,740	0	Springing
18	Loan	12, 19, 20	1	La Habra Marketplace	8/19/2021	8/19/2021	10%	No	Fee	NAP	NAP	NAP	NAP	0	111,540	0	Springing
19	Loan	19	1	Comfort Suites Maingate East	2/2/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	130,313	18,616	59,983	19,994
20	Loan	16, 20	1	801 Bridgeboro Road	3/23/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	13,505	6,752	41,609	8,322
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	4/10/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	94,887	18,977	5,485	1,097
22	Loan	19, 20	1	Loves Park Tech Center	11/29/2022	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP	26,162	8,721	0	Springing
23	Loan	16, 19, 33	1	800 Cesar Chavez	9/15/2022	12/14/2021	24%	No	Fee	NAP	NAP	NAP	NAP	0	Springing	89,199	Springing
24	Loan	19	1	Fresenius	3/31/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing	12,311	1,759
25	Loan	1, 6	4	Macon GA Portfolio										14,268	3,567	50,050	7,150
25.01	Property		1	Riviera	11/4/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.02	Property		1	Oak Hill	11/4/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.03	Property		1	Cobblestone	11/7/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.04	Property		1	Neal Darlington	11/4/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	2/14/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	44,846	9,749	14,110	5,427
27	Loan		1	Mini U Storage - Springfield	2/28/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	16,097	15,071	1,319
28	Loan	16, 19	1	Quality Inn SeaTac	11/4/2022	11/4/2022	9%	No	Fee	NAP	NAP	NAP	NAP	0	7,336	31,493	3,280
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack										63,152	9,022	5,509	2,754
29.01	Property		1	8052 South Laflin Street	8/25/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
29.02	Property		1	8100 South Justine Street	8/25/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
29.03	Property		1	8154 South Paulina Street	8/26/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
29.04	Property		1	8100 South Ada Street	8/26/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack										38,496	4,812	21,843	2,427
30.01	Property		1	7253 South Evans Avenue	8/25/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
30.02	Property		1	7801 South Ridgeland Avenue	8/24/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
30.03	Property		1	7600 South Honore Street	8/25/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
31	Loan	16, 19	1	SureStay Plus SeaTac	11/4/2022	11/4/2022	7%	No	Fee	NAP	NAP	NAP	NAP	0	6,065	23,243	2,421
32	Loan	1	1	Limestone Terrace	11/9/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	19,762	9,881	11,074	5,537
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	11/9/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	10,102	2,526	1,172	586
34	Loan		1	Mini U Storage - Landmark	4/5/2023	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	13,536	6,742	1,171	585

A-40

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					18	19	20	18	19	20	18	19	20	18	18	19
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	0	6,491	0	0	28,128	1,250,000	0	0	0	0	58,333	0
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	375,000	Springing	375,000	3,500,000	Springing	3,500,000	0	0	0	100,813	277,735	0
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	0	106,694	0	0	0	0	0	0	0	72,600	127,022	27,945
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	337,500	Springing	337,500	0	0	0	0	0	0	94,956	100,000	0
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	0	Springing	519,033	0	94,028	2,256,664	0	0	0	0	1,805,623	0
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	0	0	0	0	0	0	0	0	0	27,550	0	Springing
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-41

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					18	19	20	18	19	20	18	19	20	18	18	19
6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	8,000,000	26,650	0	15,000,000	Springing	15,000,000	0	0	0	0	40,614,319	0
8	Loan	12, 16, 19	1	Cross Island Plaza	0	3,212	0	2,700,000	Springing	500,000	0	0	0	457,600	0	0
9	Loan	3, 16, 19	1	500 Mamaroneck	0	Springing	0	0	Springing	0	0	0	0	0	0	0
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	0	2,872	0	828,029	13,403	0	0	0	0	0	3,143,565	0
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	0	Springing	0	0	0	0	0	0	0	0	200,000	Springing
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-42

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					18	19	20	18	19	20	18	19	20	18	18	19
11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-43

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					18	19	20	18	19	20	18	19	20	18	18	19
12	Loan	19, 20, 30	1	Montreal Beach Resort	0	35,349	0	0	0	0	0	0	0	0	0	Springing
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	200,000	Springing	200,000	600,000	Springing	0	0	0	0	2,025,586	0	0
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	0	Springing	0	0	Springing	0	0	0	0	0	0	0
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	0	4,932	0	0	0	0	0	0	0	289,944	0	Springing
16	Loan	16	1	The Penleigh	0	6,771	0	0	0	0	0	0	0	39,198	0	0
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	0	17,554	0	3,000,000	Springing	5,000,000	0	0	0	0	13,809,708	Springing
18	Loan	12, 19, 20	1	La Habra Marketplace	0	5,983	1,250,000	3,250,000	29,917	1,250,000	0	0	0	0	0	0
19	Loan	19	1	Comfort Suites Maingate East	0	11,553	0	0	0	0	0	0	0	11,330	624,139	Springing
20	Loan	16, 20	1	801 Bridgeboro Road	0	3,849	0	700,000	Springing	500,000	0	0	0	431,238	744,314	0
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	0	1,207	0	0	10,062	0	0	0	0	57,788	2,007,939	0
22	Loan	19, 20	1	Loves Park Tech Center	0	4,455	200,000	300,000	7,500	0	0	0	0	0	418,281	0
23	Loan	16, 19, 33	1	800 Cesar Chavez	0	450	0	600,000	2,251	0	0	0	0	0	336,010	Springing
24	Loan	19	1	Fresenius	0	Springing	0	0	Springing	0	213,930	0	0	0	0	0
25	Loan	1, 6	4	Macon GA Portfolio	7,313	2,438	0	0	0	0	0	0	0	52,131	0	0
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	0	Springing	0	0	0	0	0	0	0	0	1,112,792	12,645
27	Loan		1	Mini U Storage - Springfield	535	535	0	0	0	0	0	0	0	0	0	0
28	Loan	16, 19	1	Quality Inn SeaTac	0	8,928	0	0	0	0	0	0	0	0	185,000	Springing
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	5,887	1,963	0	0	0	0	0	0	0	94,813	0	0
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	3,871	1,290	0	0	0	0	0	0	0	98,375	0	0
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac	0	6,326	0	0	0	0	0	0	0	0	1,242,626	Springing
32	Loan	1	1	Limestone Terrace	5,280	1,760	0	0	0	0	0	0	0	0	0	0
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	0	908	0	75,000	3,760	300,000	0	0	0	11,438	0	0
34	Loan		1	Mini U Storage - Landmark	566	566	0	0	0	0	0	0	0	0	0	0

A-44

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description
						20
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	Rent Concession Reserve Fund	0	NAP	NAP
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	Unfunded Obligations ($228,190), Rent Concession Reserve ($49,545)	0	NAP	NAP
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	Seasonality Reserve (Upfront: $127,022, Monthly: $27,945) PIP Reserve (Monthly: Springing)	0	NAP	NAP
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	Radon Testing Reserve	0	NAP	NAP
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	Outstanding TI/LC Reserve ($1,581,204.38), Gap Rent Reserve ($224,418.36)	0	NAP	NAP
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	Save Mart LOC Reserve	0	NAP	NAP
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-45

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description
						20
6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	Sea Wall Repair Reserve ($25,000,000), Unfunded Obligations Reserve ($14,195,734), Elevator Modernization Reserve ($1,418,585.35)	0	NAP	NAP
8	Loan	12, 16, 19	1	Cross Island Plaza		0	NAP	NAP
9	Loan	3, 16, 19	1	500 Mamaroneck		0	NAP	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	Pad Holdback Reserve (Upfront: $2,000,000); Landlord Work Reserve (Upfront: $1,143,565)	0	2,000,000	$2,000,000 deposited into the Pad Holdback Reserve to be distributed to the borrower upon certain conditions in the loan agreement
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	Ground Rent Reserve (Upfront: $100,000, Monthly: Springing); Insurance Deductible Reserve (Upfront: $100,000); Deferred Maintenance (Springing)	0	NAP	NAP
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-46

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description
						20
11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-47

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description
						20
12	Loan	19, 20, 30	1	Montreal Beach Resort	Seasonality Reserve	1,650,000	NAP	NAP
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio		0	NAP	NAP
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures		0	NAP	NAP
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	Major Tenant Reserve	0	NAP	NAP
16	Loan	16	1	The Penleigh		0	NAP	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	Unfunded Obligations Reserve (Upfront: $13,809,708.28), Major Tenant Downgrade Funds (Monthly: Springing), Major Tenant Non-Renewal Funds (Monthly: Springing)	0	NAP	NAP
18	Loan	12, 19, 20	1	La Habra Marketplace		0	NAP	NAP
19	Loan	19	1	Comfort Suites Maingate East	PIP Reserve (Upfront: $324,139), Seasonality Reserve (Upfront: $300,000, Monthly: Springing)	350,000	NAP	NAP
20	Loan	16, 20	1	801 Bridgeboro Road	Armstrong Reserve	0	NAP	NAP
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	Spectrum TI Reserve ($1,932,421), Spectrum Free Rent Reserve ($75,518)	0	NAP	NAP
22	Loan	19, 20	1	Loves Park Tech Center	Outstanding TI/LC Reserve (Upfront: $389,480.64), Free Rent Reserve (Upfront: $28,800)	0	NAP	NAP
23	Loan	16, 19, 33	1	800 Cesar Chavez	Rent Reduction Reserve (Upfront: $180,350), Debt Service Supplement Reserve (Upfront: $155,660), Significant Tenant Reserve (Monthly: Springing)	0	NAP	NAP
24	Loan	19	1	Fresenius		0	NAP	NAP
25	Loan	1, 6	4	Macon GA Portfolio		0	NAP	NAP
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	PIP Funds	0	NAP	NAP
27	Loan		1	Mini U Storage - Springfield		0	NAP	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	Seasonality Reserve (Upfront: $175,000; Monthly: Springing), Franchise Reserve (Upfront: $10,000)	0	NAP	NAP
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack		0	NAP	NAP
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack		0	NAP	NAP
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac	QA Reserve (Upfront: $1,182,626.40), Seasonality Reserve (Upfront: $60,000; Monthly: Springing), PIP Reserve (Monthly: Springing)	0	NAP	NAP
32	Loan	1	1	Limestone Terrace		0	NAP	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office		0	NAP	NAP
34	Loan		1	Mini U Storage - Landmark		0	NAP	NAP

A-48

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)
					26	26							9
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	Springing	Springing	Yes	Yes	Yes	Yes	64,958,243	19,987,152	131,853.83
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	Hard	In Place	Yes	No	No	NAP	NAP	NAP	NAP
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	Hard	Springing	Yes	No	Yes	Yes	39,943,123	18,573,552	124,747.21
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	Hard	Springing	Yes	No	Yes	No	37,500,000	142,500,000	785,123.87
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	Hard	In Place	Yes	No	Yes	No	30,000,000	310,000,000	1,607,672.92
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-49

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)
					26	26							9
6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	Hard	Springing	Yes	No	Yes	No	30,000,000	195,000,000	962,180.55
8	Loan	12, 16, 19	1	Cross Island Plaza	Hard	Springing	Yes	Yes	Yes	Yes	30,000,000	12,500,000	69,757.67
9	Loan	3, 16, 19	1	500 Mamaroneck	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	Hard	Springing	Yes	Yes	Yes	Yes	27,916,343	24,925,306	223,451.03
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-50

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)
					26	26							9
11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-51

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)
					26	26							9
12	Loan	19, 20, 30	1	Montreal Beach Resort	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	Hard	In Place	Yes	Yes	No	NAP	NAP	NAP	NAP
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	Hard	In Place	Yes	Yes	Yes	Yes	22,595,000	38,500,000	221,359.40
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
16	Loan	16	1	The Penleigh	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	Hard	Springing	Yes	Yes	Yes	No	15,000,000	230,000,000	1,154,520.71
18	Loan	12, 19, 20	1	La Habra Marketplace	Soft Springing	Springing	Yes	Yes	Yes	No	15,000,000	80,000,000	250,092.59
19	Loan	19	1	Comfort Suites Maingate East	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP
20	Loan	16, 20	1	801 Bridgeboro Road	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
22	Loan	19, 20	1	Loves Park Tech Center	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
23	Loan	16, 19, 33	1	800 Cesar Chavez	Hard	Springing	Yes	Yes	Yes	No	10,000,000	28,000,000	97,231.95
24	Loan	19	1	Fresenius	Hard	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
25	Loan	1, 6	4	Macon GA Portfolio	Springing	None	Yes	No	No	NAP	NAP	NAP	NAP
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP
27	Loan		1	Mini U Storage - Springfield	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	Springing	None	Yes	No	No	NAP	NAP	NAP	NAP
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	Springing	None	Yes	No	No	NAP	NAP	NAP	NAP
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac	Hard	Springing	Yes	No	No	NAP	NAP	NAP	NAP
32	Loan	1	1	Limestone Terrace	Springing	None	Yes	No	No	NAP	NAP	NAP	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	Springing	Springing	Yes	Yes	No	NAP	NAP	NAP	NAP
34	Loan		1	Mini U Storage - Landmark	Springing	Springing	Yes	No	No	NAP	NAP	NAP	NAP

A-52

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
					9				9		13
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	560,378.77	NAP	NAP	84,945,395	560,378.77	62.4%	1.25	10.4%	NAP
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	393,020.77	NAP	NAP	58,516,675	393,020.77	41.5%	1.65	15.4%	NAP
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	991,735.42	NAP	NAP	180,000,000	991,735.42	45.0%	2.50	17.5%	NAP
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	1,763,254.17	85,000,000	6.13800%	425,000,000	2,204,067.71	40.4%	2.16	14.3%	NAP
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-53

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
					9				9		13
6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	1,110,208.33	NAP	NAP	225,000,000	1,110,208.33	56.8%	2.36	14.7%	55,000,000
8	Loan	12, 16, 19	1	Cross Island Plaza	237,176.07	NAP	NAP	42,500,000	237,176.07	56.0%	1.53	10.8%	NAP
9	Loan	3, 16, 19	1	500 Mamaroneck	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	473,716.18	NAP	NAP	52,841,649	473,716.18	30.7%	1.79	19.8%	NAP
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-54

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
					9				9		13
11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-55

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)
					9				9		13
12	Loan	19, 20, 30	1	Montreal Beach Resort	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	351,271.50	NAP	NAP	61,095,000	351,271.50	48.9%	1.83	12.6%	NAP
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	16	1	The Penleigh	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	1,229,815.54	20,000,000	15.50000%	265,000,000	1,491,736.84	51.7%	1.79	12.7%	NAP
18	Loan	12, 19, 20	1	La Habra Marketplace	296,984.95	NAP	NAP	95,000,000	296,984.95	62.1%	2.34	8.9%	NAP
19	Loan	19	1	Comfort Suites Maingate East	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	16, 20	1	801 Bridgeboro Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	19, 20	1	Loves Park Tech Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	16, 19, 33	1	800 Cesar Chavez	131,957.64	NAP	NAP	38,000,000	131,957.64	53.7%	2.00	8.4%	NAP
24	Loan	19	1	Fresenius	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	1, 6	4	Macon GA Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan		1	Mini U Storage - Springfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	1	1	Limestone Terrace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Mini U Storage - Landmark	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-56

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
							9		13		13	13
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-57

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
							9		13		13	13
6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	10.50000%	280,000,000	1,598,142.36	70.7%	1.64	11.8%	Yes	Future Mezzanine Loan
8	Loan	12, 16, 19	1	Cross Island Plaza	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
9	Loan	3, 16, 19	1	500 Mamaroneck	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-58

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
							9		13		13	13
11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-59

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
							9		13		13	13
12	Loan	19, 20, 30	1	Montreal Beach Resort	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
16	Loan	16	1	The Penleigh	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	NAP	NAP	NAP	NAP	NAP	NAP	Yes	Future Mezzanine Loan
18	Loan	12, 19, 20	1	La Habra Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
19	Loan	19	1	Comfort Suites Maingate East	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
20	Loan	16, 20	1	801 Bridgeboro Road	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
22	Loan	19, 20	1	Loves Park Tech Center	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
23	Loan	16, 19, 33	1	800 Cesar Chavez	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
24	Loan	19	1	Fresenius	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
25	Loan	1, 6	4	Macon GA Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
27	Loan		1	Mini U Storage - Springfield	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
32	Loan	1	1	Limestone Terrace	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP
34	Loan		1	Mini U Storage - Landmark	NAP	NAP	NAP	NAP	NAP	NAP	No	NAP

A-60

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor

1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	Maria Beatrice Countess Arco
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	NexPoint Real Estate Advisors, L.P.
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	William J. Yung III, Martha Yung, William J. Yung IV, Joseph A. Yung, Julie A. Haught, Judith A. Yung, Jennifer A. Yung, Michelle M. Christensen and Scott A. Yung
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	Mendel Steiner
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	The Taubman Realty Group LLC
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	Blue Owl Capital, Inc. and Oak Street Real Estate Capital, LLC
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-61

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor

6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	Mark Karasick and Michael Silberberg
8	Loan	12, 16, 19	1	Cross Island Plaza	Chaim Simkowitz and Abraham J. Hoffman
9	Loan	3, 16, 19	1	500 Mamaroneck	Abraham Hoffman
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	Transform Midco LLC
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	Matthew Schoenberg
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-62

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor

11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-63

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor

12	Loan	19, 20, 30	1	Montreal Beach Resort	Daniel T. Alicea
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	NexPoint Real Estate Advisors, L.P.
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	LCN North American Fund III, L.P.
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	Moishe Mana
16	Loan	16	1	The Penleigh	David Pezzola and Galen Drever
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	Charles Steven Cohen
18	Loan	12, 19, 20	1	La Habra Marketplace	Eric Sahn
19	Loan	19	1	Comfort Suites Maingate East	Wesley L. Spruill
20	Loan	16, 20	1	801 Bridgeboro Road	Eric Scott Cohen
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	Sidhartha Singh
22	Loan	19, 20	1	Loves Park Tech Center	Ian Ross
23	Loan	16, 19, 33	1	800 Cesar Chavez	Matthew Stern, Daniel Sachs and WCM-GGG, LLC
24	Loan	19	1	Fresenius	Steven J. Guttman
25	Loan	1, 6	4	Macon GA Portfolio	Marvin H. Peavy, Jr.
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	Constantine Christopher Pappas
27	Loan		1	Mini U Storage - Springfield	Dahn Corporation
28	Loan	16, 19	1	Quality Inn SeaTac	Binchi Zhang and Tingting Chen
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	Mendel Steiner
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	Mendel Steiner
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac	Binchi Zhang and Tingting Chen
32	Loan	1	1	Limestone Terrace	Bryan Ayres and Cathy Fontana
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	Colin O'Keeffe and Guy Holbrook IV
34	Loan		1	Mini U Storage - Landmark	Dahn Corporation

A-64

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)
					24		33		29
1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	AAC Consolidated Properties, LLC	No	No	Refinance	No
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	Highland Income Fund	Yes	No	Acquisition/Recapitalization
2.01	Property		1	Orlando International Business Center					No
2.02	Property		1	Corporex Plaza					No
2.03	Property		1	Brandywine Business Center					No
2.04	Property		1	President's Plaza					No
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	CSC Holdings, LLC	No	No	Refinance	Yes
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	Mendel Steiner	No	No	Recapitalization
4.01	Property		1	Ferncrest Apartments					No
4.02	Property		1	Candlewood Apartments					No
4.03	Property		1	Renata Apartments					No
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	The Taubman Realty Group LLC	No	No	Refinance	No
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	Oak Street Real Estate Capital Net Lease Property Fund, LP, Oak Street Real Estate Capital Net Lease Property Fund (A), LP and Oak Street Real Estate Capital Net Lease Property Fund (P), LP	No	No	Recapitalization
6.01	Property		1	Big Lots - Tremont, PA					No
6.02	Property		1	Big Lots - Durant, OK					No
6.03	Property		1	Badcock - LaGrange, GA					No
6.04	Property		1	Badcock - Mebane, NC					No
6.05	Property		1	Badcock - Mulberry, FL					No
6.06	Property		1	NAICO - Chandler, OK					No
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA					No
6.08	Property		1	Nation Safe Driver - Boca Raton, FL					No
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)					No
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA					No
6.11	Property		1	Save Mart Supermarkets - Stockton, CA					No
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)					No
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA					No
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)					No
6.15	Property		1	Save Mart Supermarkets - Ceres, CA					No
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA					No
6.17	Property		1	Big Y - Milford, CT					No
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)					No
6.19	Property		1	Save Mart Supermarkets - Tracy, CA					No
6.20	Property		1	Save Mart Supermarkets - Folsom, CA					No
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)					No
6.22	Property		1	Save Mart Supermarkets - Napa, CA					No
6.23	Property		1	Badcock - Mulberry, FL (4)					No
6.24	Property		1	Save Mart Supermarkets - Chico, CA					No
6.25	Property		1	Save Mart Supermarkets - Salinas, CA					No
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA					No
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)					No
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)					No
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)					No
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA					No
6.31	Property		1	Save Mart Supermarkets - Manteca, CA					No
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)					No
6.33	Property		1	Save Mart Supermarkets - Lodi, CA					No
6.34	Property		1	Save Mart Supermarkets - Sparks, NV					No
6.35	Property		1	Save Mart Supermarkets - Carson City, NV					No
6.36	Property		1	Save Mart Supermarkets - Oakland, CA					No
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA					No
6.38	Property		1	Save Mart Supermarkets - Marysville, CA					No
6.39	Property		1	Save Mart Supermarkets - Jackson, CA					No
6.40	Property		1	Badcock - Mulberry, FL (3)					No
6.41	Property		1	Badcock - Mulberry, FL (2)					No

A-65

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)
					24		33		29
6.42	Property		1	Badcock - Mulberry, FL (5)					No
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	Mark Karasick and Michael Silberberg	No	Yes	Acquisition	No
8	Loan	12, 16, 19	1	Cross Island Plaza	Chaim Simkowitz and Abraham J. Hoffman	No	No	Refinance	No
9	Loan	3, 16, 19	1	500 Mamaroneck	Abraham Hoffman	No	No	Acquisition	No
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	Transform Midco LLC	No	No	Refinance	No
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	Matthew Schoenberg	No	No	Refinance
11.01	Property		1	Burger King #04324 - Gulf Shores, AL					No
11.02	Property		1	Burger King #04581 - Foley, AL					Yes
11.03	Property		1	Burger King #02957 - Houma, LA					No
11.04	Property		1	Burger King #11942 - Gray, LA					No
11.05	Property		1	Burger King #03818 - Mobile, AL					No
11.06	Property		1	Burger King #05255 - Prichard, AL					No
11.07	Property		1	Burger King #12830 - Boutte, LA					No
11.08	Property		1	Burger King #03156 - Saraland, AL					No
11.09	Property		1	Burger King #11614 - Harvey, LA					No
11.10	Property		1	Burger King #09004 - Diamondhead, MS					No
11.11	Property		1	Burger King #04130 - Vicksburg, MS					Yes
11.12	Property		1	Burger King #09708 - Natchez, MS					No
11.13	Property		1	Burger King #09270 - Robertsdale, AL					No
11.14	Property		1	Burger King #02643 - Gladstone, MO					No
11.15	Property		1	Burger King #01207 - West Monroe, LA					No
11.16	Property		1	Burger King #12007 - Denham Springs, LA					No
11.17	Property		1	Burger King #10802 - Westwego, LA					No
11.18	Property		1	Burger King #06788 - Zachary, LA					No
11.19	Property		1	Burger King #06129 - Mobile, AL					No
11.20	Property		1	Burger King #09788 - Walker, LA					Yes
11.21	Property		1	Burger King #09838 - Fairhope, AL					No
11.22	Property		1	Burger King #01198 - Mobile, AL					No
11.23	Property		1	Burger King #10764 - Morgan City, LA					No
11.24	Property		1	Burger King #01465 - Laurel, MS					Yes
11.25	Property		1	Burger King #07930 - Long Beach, MS					No
11.26	Property		1	Burger King #05029 - Pineville, LA					Yes
11.27	Property		1	Burger King #12633 - Port Allen, LA					No
11.28	Property		1	Burger King #01439 - Slidell, LA					No
11.29	Property		1	Burger King #01437 - Monroe, LA					No
11.30	Property		1	Burger King #07467 - Ruston, LA					Yes
11.31	Property		1	Burger King #12895 - Delhi, LA					No
11.32	Property		1	Burger King #04914 - Pensacola, FL					No
11.33	Property		1	Burger King #01425 - New Iberia, LA					No
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL					Yes
11.35	Property		1	Burger King #06783 - Baton Rouge, LA					No
11.36	Property		1	Burger King #10763 - Hammond, LA					No
11.37	Property		1	Burger King #06676 - Jackson, MS					No
11.38	Property		1	Burger King #06149 - New Iberia, LA					No
11.39	Property		1	Burger King #01489 - Mobile, AL					No
11.40	Property		1	Burger King #12661 - Baton Rouge, LA					Yes
11.41	Property		1	Burger King #06906 - Warrensburg, MO					Yes
11.42	Property		1	Burger King #10762 - Geismar, LA					No
11.43	Property		1	Burger King #13080 - Slidell, LA					No
11.44	Property		1	Burger King #12329 - Rayne, LA					No
11.45	Property		1	Burger King #10572 - Eunice, LA					No
11.46	Property		1	Burger King #09686 - Thomasville, AL					No
11.47	Property		1	Burger King #02483 - Mobile, AL					No
11.48	Property		1	Burger King #11544 - Westlake, LA					No

A-66

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)
					24		33		29
11.49	Property		1	Burger King #09026 - Laurel, MS					No
11.50	Property		1	Burger King #12313 - Roeland Park, KS					No
11.51	Property		1	Burger King #11715 - Ville Platte, LA					No
11.52	Property		1	Burger King #03623 - Covington, LA					No
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA					No
11.54	Property		1	Burger King #06674 - Slidell, LA					No
11.55	Property		1	Burger King #01428 - Sulphur, LA					No
11.56	Property		1	Burger King #05981 - Meridian, MS					Yes
11.57	Property		1	Burger King #09213 - Pensacola, FL					No
11.58	Property		1	Burger King #08645 - Pace, FL					No
11.59	Property		1	Burger King #02831 - Olathe, KS					No
11.60	Property		1	Burger King #04330 - Kansas City, MO					No
11.61	Property		1	Burger King #12322 - Oakdale, LA					No
11.62	Property		1	Burger King #03585 - Daphne, AL					No
11.63	Property		1	Burger King #06916 - Kenner, LA					No
11.64	Property		1	Burger King #11694 - DeQuincy, LA					No
11.65	Property		1	Burger King #09115 - Meridian, MS					Yes
11.66	Property		1	Burger King #00373 - Mobile, AL					No
11.67	Property		1	Burger King #01617 - Lake Charles, LA					No
11.68	Property		1	Burger King #01917 - Vidalia, LA					No
11.69	Property		1	Burger King #12264 - Mission, KS					No
11.70	Property		1	Burger King #09804 - Gonzales, LA					No
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL					Yes
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL					No
11.73	Property		1	Burger King #00144 - Baton Rouge, LA					No
11.74	Property		1	Burger King #12597 - Lake Charles, LA					No
11.75	Property		1	Burger King #06488 - Mobile, AL					No
11.76	Property		1	Burger King #00211 - Baton Rouge, LA					No
11.77	Property		1	Burger King #01337 - Metairie, LA					No
11.78	Property		1	Burger King #04016 - Mobile, AL					Yes
11.79	Property		1	Burger King #10607 - Houma, LA					No
11.80	Property		1	Burger King #10800 - Livingston, AL					Yes
11.81	Property		1	Burger King #12820 - Iowa, LA					No
11.82	Property		1	Burger King #09958 - Grove Hill, AL					No
11.83	Property		1	Burger King #01149 - Baton Rouge, LA					No
11.84	Property		1	Burger King #06325 - Baton Rouge, LA					No
11.85	Property		1	Burger King #13081 - New Iberia, LA					No
11.86	Property		1	Burger King #11979 - Monroe, LA					No
11.87	Property		1	Burger King #03685 - Kansas City, MO					No
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL					No
11.89	Property		1	Burger King #06105 - Northport, AL					No
11.90	Property		1	Burger King #12919 - Covington, LA					No
11.91	Property		1	Burger King #12660 - Vinton, LA					No
11.92	Property		1	Burger King #09853 - Franklin, LA					No
11.93	Property		1	Burger King #00360 - New Orleans, LA					No
11.94	Property		1	Burger King #12753 - Slidell, LA					No
11.95	Property		1	Burger King #01315 - Alexandria, LA					No
11.96	Property		1	Burger King #12752 - Lafayette, LA					Yes
11.97	Property		1	Burger King #11488 - Lafayette, LA					No
11.98	Property		1	Burger King #01537 - Lafayette, LA					Yes
11.99	Property		1	Burger King #00501 - Lafayette, LA					No

A-67

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)
					24		33		29
12	Loan	19, 20, 30	1	Montreal Beach Resort	Daniel T. Alicea	No	No	Refinance	No
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	The Dugaboy Investment Trust	Yes	No	Refinance
13.01	Property		1	Adare Dungan					No
13.02	Property		1	Adare Orthodox					No
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	LCN North American Fund III REIT	No	No	Acquisition
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS					No
14.02	Property		1	500 Industrial Road A, Grove, OK					No
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS					No
14.04	Property		1	615 W. Cherry Street, Chanute, KS					No
15	Loan	19, 22, 31	1	GRM Indianapolis	Moishe Mana	No	No	Refinance	No
16	Loan	16	1	The Penleigh	David Pezzola and Galen Drever	No	No	Refinance	No
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	Charles Steven Cohen	No	No	Refinance	No
18	Loan	12, 19, 20	1	La Habra Marketplace	Eric Sahn	No	No	Refinance	No
19	Loan	19	1	Comfort Suites Maingate East	Wesley L. Spruill	No	No	Acquisition	No
20	Loan	16, 20	1	801 Bridgeboro Road	Eric Scott Cohen	No	No	Recapitalization	No
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	Sidhartha Singh	No	No	Refinance	No
22	Loan	19, 20	1	Loves Park Tech Center	Ian Ross	No	No	Refinance	No
23	Loan	16, 19, 33	1	800 Cesar Chavez	Matthew Stern, Daniel Sachs and WCM-GGG, LLC	No	Yes	Refinance	No
24	Loan	19	1	Fresenius	Steven J. Guttman	No	No	Refinance	No
25	Loan	1, 6	4	Macon GA Portfolio	Marvin H. Peavy, Jr.	No	No	Refinance
25.01	Property		1	Riviera					No
25.02	Property		1	Oak Hill					No
25.03	Property		1	Cobblestone					No
25.04	Property		1	Neal Darlington					No
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	Constantine Christopher Pappas	No	No	Acquisition	No
27	Loan		1	Mini U Storage - Springfield	Dahn Corporation	No	No	Refinance	No
28	Loan	16, 19	1	Quality Inn SeaTac	Binchi Zhang and Tingting Chen	No	No	Refinance	No
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	Mendel Steiner	No	No	Refinance
29.01	Property		1	8052 South Laflin Street					No
29.02	Property		1	8100 South Justine Street					No
29.03	Property		1	8154 South Paulina Street					No
29.04	Property		1	8100 South Ada Street					No
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	Mendel Steiner	No	No	Refinance
30.01	Property		1	7253 South Evans Avenue					No
30.02	Property		1	7801 South Ridgeland Avenue					No
30.03	Property		1	7600 South Honore Street					No
31	Loan	16, 19	1	SureStay Plus SeaTac	Binchi Zhang and Tingting Chen	No	No	Refinance	No
32	Loan	1	1	Limestone Terrace	Bryan Ayres and Cathy Fontana	No	No	Refinance	No
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	Colin O'Keeffe and Guy Holbrook IV	No	No	Acquisition	No
34	Loan		1	Mini U Storage - Landmark	Dahn Corporation	No	No	Refinance	No

A-68

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)

1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	85,000,000	0	0	0	85,000,000	70,400,945	0	1,457,492	810,382	2,060,070	10,271,111	85,000,000
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	42,240,000	23,383,521	0	0	65,623,521	22,056,296	33,000,000	5,497,760	5,069,465	0	0	65,623,521
2.01	Property		1	Orlando International Business Center
2.02	Property		1	Corporex Plaza
2.03	Property		1	Brandywine Business Center
2.04	Property		1	President's Plaza
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	58,600,000	24,877,326	0	0	83,477,326	81,937,533	0	1,182,903	356,890	0	0	83,477,326
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	39,000,000	17,010,000	0	0	56,010,000	16,881,343	0	943,921	688,915	20,485,820	17,010,000	56,010,000
4.01	Property		1	Ferncrest Apartments
4.02	Property		1	Candlewood Apartments
4.03	Property		1	Renata Apartments
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	180,000,000	962,977	0	0	180,962,977	177,589,210	0	1,568,144	1,805,623	0	0	180,962,977
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	340,000,000	0	85,000,000	0	425,000,000	0	0	11,288,500	27,550	413,683,950	0	425,000,000
6.01	Property		1	Big Lots - Tremont, PA
6.02	Property		1	Big Lots - Durant, OK
6.03	Property		1	Badcock - LaGrange, GA
6.04	Property		1	Badcock - Mebane, NC
6.05	Property		1	Badcock - Mulberry, FL
6.06	Property		1	NAICO - Chandler, OK
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA
6.08	Property		1	Nation Safe Driver - Boca Raton, FL
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA
6.11	Property		1	Save Mart Supermarkets - Stockton, CA
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)
6.15	Property		1	Save Mart Supermarkets - Ceres, CA
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA
6.17	Property		1	Big Y - Milford, CT
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)
6.19	Property		1	Save Mart Supermarkets - Tracy, CA
6.20	Property		1	Save Mart Supermarkets - Folsom, CA
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)
6.22	Property		1	Save Mart Supermarkets - Napa, CA
6.23	Property		1	Badcock - Mulberry, FL (4)
6.24	Property		1	Save Mart Supermarkets - Chico, CA
6.25	Property		1	Save Mart Supermarkets - Salinas, CA
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA
6.31	Property		1	Save Mart Supermarkets - Manteca, CA
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)
6.33	Property		1	Save Mart Supermarkets - Lodi, CA
6.34	Property		1	Save Mart Supermarkets - Sparks, NV
6.35	Property		1	Save Mart Supermarkets - Carson City, NV
6.36	Property		1	Save Mart Supermarkets - Oakland, CA
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA
6.38	Property		1	Save Mart Supermarkets - Marysville, CA
6.39	Property		1	Save Mart Supermarkets - Jackson, CA
6.40	Property		1	Badcock - Mulberry, FL (3)
6.41	Property		1	Badcock - Mulberry, FL (2)

A-69

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)

6.42	Property		1	Badcock - Mulberry, FL (5)
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	225,000,000	119,820,041	74,000,000	49,633,468	468,453,509	0	377,000,000	26,869,593	64,583,916	0	0	468,453,509
8	Loan	12, 16, 19	1	Cross Island Plaza	42,500,000	0	0	0	42,500,000	28,547,718	0	1,254,006	3,838,100	8,860,177	0	42,500,000
9	Loan	3, 16, 19	1	500 Mamaroneck	29,500,000	11,634,728	0	0	41,134,728	0	40,000,000	1,134,728	0	0	0	41,134,728
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	28,000,000	2,812,797	0	0	30,812,797	24,598,183	0	1,976,612	4,238,003	0	0	30,812,797
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	53,000,000	0	0	0	53,000,000	46,601,062	0	5,540,232	200,000	658,706	0	53,000,000
11.01	Property		1	Burger King #04324 - Gulf Shores, AL
11.02	Property		1	Burger King #04581 - Foley, AL
11.03	Property		1	Burger King #02957 - Houma, LA
11.04	Property		1	Burger King #11942 - Gray, LA
11.05	Property		1	Burger King #03818 - Mobile, AL
11.06	Property		1	Burger King #05255 - Prichard, AL
11.07	Property		1	Burger King #12830 - Boutte, LA
11.08	Property		1	Burger King #03156 - Saraland, AL
11.09	Property		1	Burger King #11614 - Harvey, LA
11.10	Property		1	Burger King #09004 - Diamondhead, MS
11.11	Property		1	Burger King #04130 - Vicksburg, MS
11.12	Property		1	Burger King #09708 - Natchez, MS
11.13	Property		1	Burger King #09270 - Robertsdale, AL
11.14	Property		1	Burger King #02643 - Gladstone, MO
11.15	Property		1	Burger King #01207 - West Monroe, LA
11.16	Property		1	Burger King #12007 - Denham Springs, LA
11.17	Property		1	Burger King #10802 - Westwego, LA
11.18	Property		1	Burger King #06788 - Zachary, LA
11.19	Property		1	Burger King #06129 - Mobile, AL
11.20	Property		1	Burger King #09788 - Walker, LA
11.21	Property		1	Burger King #09838 - Fairhope, AL
11.22	Property		1	Burger King #01198 - Mobile, AL
11.23	Property		1	Burger King #10764 - Morgan City, LA
11.24	Property		1	Burger King #01465 - Laurel, MS
11.25	Property		1	Burger King #07930 - Long Beach, MS
11.26	Property		1	Burger King #05029 - Pineville, LA
11.27	Property		1	Burger King #12633 - Port Allen, LA
11.28	Property		1	Burger King #01439 - Slidell, LA
11.29	Property		1	Burger King #01437 - Monroe, LA
11.30	Property		1	Burger King #07467 - Ruston, LA
11.31	Property		1	Burger King #12895 - Delhi, LA
11.32	Property		1	Burger King #04914 - Pensacola, FL
11.33	Property		1	Burger King #01425 - New Iberia, LA
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL
11.35	Property		1	Burger King #06783 - Baton Rouge, LA
11.36	Property		1	Burger King #10763 - Hammond, LA
11.37	Property		1	Burger King #06676 - Jackson, MS
11.38	Property		1	Burger King #06149 - New Iberia, LA
11.39	Property		1	Burger King #01489 - Mobile, AL
11.40	Property		1	Burger King #12661 - Baton Rouge, LA
11.41	Property		1	Burger King #06906 - Warrensburg, MO
11.42	Property		1	Burger King #10762 - Geismar, LA
11.43	Property		1	Burger King #13080 - Slidell, LA
11.44	Property		1	Burger King #12329 - Rayne, LA
11.45	Property		1	Burger King #10572 - Eunice, LA
11.46	Property		1	Burger King #09686 - Thomasville, AL
11.47	Property		1	Burger King #02483 - Mobile, AL
11.48	Property		1	Burger King #11544 - Westlake, LA

A-70

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)

11.49	Property		1	Burger King #09026 - Laurel, MS
11.50	Property		1	Burger King #12313 - Roeland Park, KS
11.51	Property		1	Burger King #11715 - Ville Platte, LA
11.52	Property		1	Burger King #03623 - Covington, LA
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA
11.54	Property		1	Burger King #06674 - Slidell, LA
11.55	Property		1	Burger King #01428 - Sulphur, LA
11.56	Property		1	Burger King #05981 - Meridian, MS
11.57	Property		1	Burger King #09213 - Pensacola, FL
11.58	Property		1	Burger King #08645 - Pace, FL
11.59	Property		1	Burger King #02831 - Olathe, KS
11.60	Property		1	Burger King #04330 - Kansas City, MO
11.61	Property		1	Burger King #12322 - Oakdale, LA
11.62	Property		1	Burger King #03585 - Daphne, AL
11.63	Property		1	Burger King #06916 - Kenner, LA
11.64	Property		1	Burger King #11694 - DeQuincy, LA
11.65	Property		1	Burger King #09115 - Meridian, MS
11.66	Property		1	Burger King #00373 - Mobile, AL
11.67	Property		1	Burger King #01617 - Lake Charles, LA
11.68	Property		1	Burger King #01917 - Vidalia, LA
11.69	Property		1	Burger King #12264 - Mission, KS
11.70	Property		1	Burger King #09804 - Gonzales, LA
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL
11.73	Property		1	Burger King #00144 - Baton Rouge, LA
11.74	Property		1	Burger King #12597 - Lake Charles, LA
11.75	Property		1	Burger King #06488 - Mobile, AL
11.76	Property		1	Burger King #00211 - Baton Rouge, LA
11.77	Property		1	Burger King #01337 - Metairie, LA
11.78	Property		1	Burger King #04016 - Mobile, AL
11.79	Property		1	Burger King #10607 - Houma, LA
11.80	Property		1	Burger King #10800 - Livingston, AL
11.81	Property		1	Burger King #12820 - Iowa, LA
11.82	Property		1	Burger King #09958 - Grove Hill, AL
11.83	Property		1	Burger King #01149 - Baton Rouge, LA
11.84	Property		1	Burger King #06325 - Baton Rouge, LA
11.85	Property		1	Burger King #13081 - New Iberia, LA
11.86	Property		1	Burger King #11979 - Monroe, LA
11.87	Property		1	Burger King #03685 - Kansas City, MO
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL
11.89	Property		1	Burger King #06105 - Northport, AL
11.90	Property		1	Burger King #12919 - Covington, LA
11.91	Property		1	Burger King #12660 - Vinton, LA
11.92	Property		1	Burger King #09853 - Franklin, LA
11.93	Property		1	Burger King #00360 - New Orleans, LA
11.94	Property		1	Burger King #12753 - Slidell, LA
11.95	Property		1	Burger King #01315 - Alexandria, LA
11.96	Property		1	Burger King #12752 - Lafayette, LA
11.97	Property		1	Burger King #11488 - Lafayette, LA
11.98	Property		1	Burger King #01537 - Lafayette, LA
11.99	Property		1	Burger King #00501 - Lafayette, LA

A-71

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)

12	Loan	19, 20, 30	1	Montreal Beach Resort	26,250,000	99,054	0	0	26,349,054	25,500,000	0	650,274	198,780	0	0	26,349,054
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	23,000,000	11,380,509	0	0	34,380,509	27,011,855	0	4,543,067	2,825,586	0	0	34,380,509
13.01	Property		1	Adare Dungan
13.02	Property		1	Adare Orthodox
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	61,095,000	61,801,361	0	0	122,896,361	0	122,180,000	716,361	0	0	0	122,896,361
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS
14.02	Property		1	500 Industrial Road A, Grove, OK
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS
14.04	Property		1	615 W. Cherry Street, Chanute, KS
15	Loan	19, 22, 31	1	GRM Indianapolis	17,000,000	0	0	0	17,000,000	4,675,475	0	1,779,406	294,679	10,250,440	0	17,000,000
16	Loan	16	1	The Penleigh
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center
18	Loan	12, 19, 20	1	La Habra Marketplace
19	Loan	19	1	Comfort Suites Maingate East
20	Loan	16, 20	1	801 Bridgeboro Road
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park
22	Loan	19, 20	1	Loves Park Tech Center
23	Loan	16, 19, 33	1	800 Cesar Chavez
24	Loan	19	1	Fresenius
25	Loan	1, 6	4	Macon GA Portfolio
25.01	Property		1	Riviera
25.02	Property		1	Oak Hill
25.03	Property		1	Cobblestone
25.04	Property		1	Neal Darlington
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken
27	Loan		1	Mini U Storage - Springfield
28	Loan	16, 19	1	Quality Inn SeaTac
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack
29.01	Property		1	8052 South Laflin Street
29.02	Property		1	8100 South Justine Street
29.03	Property		1	8154 South Paulina Street
29.04	Property		1	8100 South Ada Street
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack
30.01	Property		1	7253 South Evans Avenue
30.02	Property		1	7801 South Ridgeland Avenue
30.03	Property		1	7600 South Honore Street
31	Loan	16, 19	1	SureStay Plus SeaTac
32	Loan	1	1	Limestone Terrace
33	Loan	15, 20, 21, 22	1	Richmond Medical Office
34	Loan		1	Mini U Storage - Landmark

A-72

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)

1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01	Property		1	Orlando International Business Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02	Property		1	Corporex Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03	Property		1	Brandywine Business Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04	Property		1	President's Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	4/4/2038	174.52	110.66	63.4%	174.52	110.66	63.4%	174.09	108.81
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.01	Property		1	Ferncrest Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02	Property		1	Candlewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03	Property		1	Renata Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Big Lots - Tremont, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	Big Lots - Durant, OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Badcock - LaGrange, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	Badcock - Mebane, NC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	Badcock - Mulberry, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	NAICO - Chandler, OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.17	Property		1	Big Y - Milford, CT	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.22	Property		1	Save Mart Supermarkets - Napa, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.23	Property		1	Badcock - Mulberry, FL (4)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.24	Property		1	Save Mart Supermarkets - Chico, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.40	Property		1	Badcock - Mulberry, FL (3)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.41	Property		1	Badcock - Mulberry, FL (2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-73

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)

6.42	Property		1	Badcock - Mulberry, FL (5)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	12, 16, 19	1	Cross Island Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	3, 16, 19	1	500 Mamaroneck	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.02	Property		1	Burger King #04581 - Foley, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.03	Property		1	Burger King #02957 - Houma, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.04	Property		1	Burger King #11942 - Gray, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.05	Property		1	Burger King #03818 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.06	Property		1	Burger King #05255 - Prichard, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.07	Property		1	Burger King #12830 - Boutte, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.08	Property		1	Burger King #03156 - Saraland, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.09	Property		1	Burger King #11614 - Harvey, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.10	Property		1	Burger King #09004 - Diamondhead, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.11	Property		1	Burger King #04130 - Vicksburg, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.12	Property		1	Burger King #09708 - Natchez, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.13	Property		1	Burger King #09270 - Robertsdale, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.14	Property		1	Burger King #02643 - Gladstone, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.15	Property		1	Burger King #01207 - West Monroe, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.16	Property		1	Burger King #12007 - Denham Springs, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.17	Property		1	Burger King #10802 - Westwego, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.18	Property		1	Burger King #06788 - Zachary, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.19	Property		1	Burger King #06129 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.20	Property		1	Burger King #09788 - Walker, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.21	Property		1	Burger King #09838 - Fairhope, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.22	Property		1	Burger King #01198 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.23	Property		1	Burger King #10764 - Morgan City, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.24	Property		1	Burger King #01465 - Laurel, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.25	Property		1	Burger King #07930 - Long Beach, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.26	Property		1	Burger King #05029 - Pineville, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.27	Property		1	Burger King #12633 - Port Allen, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.28	Property		1	Burger King #01439 - Slidell, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.29	Property		1	Burger King #01437 - Monroe, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.30	Property		1	Burger King #07467 - Ruston, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.31	Property		1	Burger King #12895 - Delhi, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.32	Property		1	Burger King #04914 - Pensacola, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.33	Property		1	Burger King #01425 - New Iberia, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.36	Property		1	Burger King #10763 - Hammond, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.37	Property		1	Burger King #06676 - Jackson, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.38	Property		1	Burger King #06149 - New Iberia, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.39	Property		1	Burger King #01489 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.41	Property		1	Burger King #06906 - Warrensburg, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.42	Property		1	Burger King #10762 - Geismar, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.43	Property		1	Burger King #13080 - Slidell, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.44	Property		1	Burger King #12329 - Rayne, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.45	Property		1	Burger King #10572 - Eunice, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.46	Property		1	Burger King #09686 - Thomasville, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.47	Property		1	Burger King #02483 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.48	Property		1	Burger King #11544 - Westlake, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-74

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)

11.49	Property		1	Burger King #09026 - Laurel, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.50	Property		1	Burger King #12313 - Roeland Park, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.51	Property		1	Burger King #11715 - Ville Platte, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.52	Property		1	Burger King #03623 - Covington, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.54	Property		1	Burger King #06674 - Slidell, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.55	Property		1	Burger King #01428 - Sulphur, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.56	Property		1	Burger King #05981 - Meridian, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.57	Property		1	Burger King #09213 - Pensacola, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.58	Property		1	Burger King #08645 - Pace, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.59	Property		1	Burger King #02831 - Olathe, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.60	Property		1	Burger King #04330 - Kansas City, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.61	Property		1	Burger King #12322 - Oakdale, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.62	Property		1	Burger King #03585 - Daphne, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.63	Property		1	Burger King #06916 - Kenner, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.64	Property		1	Burger King #11694 - DeQuincy, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.65	Property		1	Burger King #09115 - Meridian, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.66	Property		1	Burger King #00373 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.67	Property		1	Burger King #01617 - Lake Charles, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.68	Property		1	Burger King #01917 - Vidalia, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.69	Property		1	Burger King #12264 - Mission, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.70	Property		1	Burger King #09804 - Gonzales, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.74	Property		1	Burger King #12597 - Lake Charles, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.75	Property		1	Burger King #06488 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.77	Property		1	Burger King #01337 - Metairie, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.78	Property		1	Burger King #04016 - Mobile, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.79	Property		1	Burger King #10607 - Houma, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.80	Property		1	Burger King #10800 - Livingston, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.81	Property		1	Burger King #12820 - Iowa, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.82	Property		1	Burger King #09958 - Grove Hill, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.85	Property		1	Burger King #13081 - New Iberia, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.86	Property		1	Burger King #11979 - Monroe, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.87	Property		1	Burger King #03685 - Kansas City, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.89	Property		1	Burger King #06105 - Northport, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.90	Property		1	Burger King #12919 - Covington, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.91	Property		1	Burger King #12660 - Vinton, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.92	Property		1	Burger King #09853 - Franklin, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.93	Property		1	Burger King #00360 - New Orleans, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.94	Property		1	Burger King #12753 - Slidell, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.95	Property		1	Burger King #01315 - Alexandria, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.96	Property		1	Burger King #12752 - Lafayette, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.97	Property		1	Burger King #11488 - Lafayette, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.98	Property		1	Burger King #01537 - Lafayette, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11.99	Property		1	Burger King #00501 - Lafayette, LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-75

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)

12	Loan	19, 20, 30	1	Montreal Beach Resort	NAP	358.34	194.96	54.4%	363.54	197.78	54.4%	370.10	194.42
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	Adare Dungan	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	Adare Orthodox	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	500 Industrial Road A, Grove, OK	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	615 W. Cherry Street, Chanute, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	19, 22, 31	1	GRM Indianapolis	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	16	1	The Penleigh	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	12, 19, 20	1	La Habra Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	19	1	Comfort Suites Maingate East	3/30/2043	116.11	90.63	78.1%	116.11	90.63	78.1%	114.35	87.50
20	Loan	16, 20	1	801 Bridgeboro Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	19, 20	1	Loves Park Tech Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	16, 19, 33	1	800 Cesar Chavez	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	19	1	Fresenius	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	1, 6	4	Macon GA Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	Riviera	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Oak Hill	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	Cobblestone	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	Neal Darlington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	3/24/2038	125.53	101.37	80.8%	125.53	101.37	80.8%	122.57	98.59
27	Loan		1	Mini U Storage - Springfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	7/27/2041	113.74	74.72	65.7%	113.74	74.72	65.7%	113.69	70.91
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.01	Property		1	8052 South Laflin Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.02	Property		1	8100 South Justine Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.03	Property		1	8154 South Paulina Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29.04	Property		1	8100 South Ada Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.01	Property		1	7253 South Evans Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.02	Property		1	7801 South Ridgeland Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30.03	Property		1	7600 South Honore Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	16, 19	1	SureStay Plus SeaTac	12/3/2036	129.33	92.23	71.3%	129.33	92.23	71.3%	131.39	89.65
32	Loan	1	1	Limestone Terrace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Mini U Storage - Landmark	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-76

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	12, 19, 20, 22, 24	1	Brier Creek Commons	NAP	NAP	NAP	NAP
2	Loan	6, 10, 12, 15, 16, 19, 20, 23, 28	4	Central Florida Industrial Portfolio	NAP	NAP	NAP	NAP
2.01	Property		1	Orlando International Business Center	NAP	NAP	NAP	NAP
2.02	Property		1	Corporex Plaza	NAP	NAP	NAP	NAP
2.03	Property		1	Brandywine Business Center	NAP	NAP	NAP	NAP
2.04	Property		1	President's Plaza	NAP	NAP	NAP	NAP
3	Loan	12, 19, 29	1	Hyatt Regency Indianapolis	62.5%	157.23	65.38	41.6%
4	Loan	6, 12, 19, 20	3	Cincinnati Multifamily Portfolio	NAP	NAP	NAP	NAP
4.01	Property		1	Ferncrest Apartments	NAP	NAP	NAP	NAP
4.02	Property		1	Candlewood Apartments	NAP	NAP	NAP	NAP
4.03	Property		1	Renata Apartments	NAP	NAP	NAP	NAP
5	Loan	1, 12, 13, 19, 24	1	Great Lakes Crossing Outlets	NAP	NAP	NAP	NAP
6	Loan	1, 3, 6, 12, 16, 17, 19, 28, 30	42	Oak Street NLP Fund Portfolio	NAP	NAP	NAP	NAP
6.01	Property		1	Big Lots - Tremont, PA	NAP	NAP	NAP	NAP
6.02	Property		1	Big Lots - Durant, OK	NAP	NAP	NAP	NAP
6.03	Property		1	Badcock - LaGrange, GA	NAP	NAP	NAP	NAP
6.04	Property		1	Badcock - Mebane, NC	NAP	NAP	NAP	NAP
6.05	Property		1	Badcock - Mulberry, FL	NAP	NAP	NAP	NAP
6.06	Property		1	NAICO - Chandler, OK	NAP	NAP	NAP	NAP
6.07	Property		1	Save Mart Supermarkets - San Pablo, CA	NAP	NAP	NAP	NAP
6.08	Property		1	Nation Safe Driver - Boca Raton, FL	NAP	NAP	NAP	NAP
6.09	Property		1	Save Mart Supermarkets - Fresno, CA (4)	NAP	NAP	NAP	NAP
6.10	Property		1	Save Mart Supermarkets - El Cerrito, CA	NAP	NAP	NAP	NAP
6.11	Property		1	Save Mart Supermarkets - Stockton, CA	NAP	NAP	NAP	NAP
6.12	Property		1	Save Mart Supermarkets - Modesto, CA (4)	NAP	NAP	NAP	NAP
6.13	Property		1	Save Mart Supermarkets - Grass Valley, CA	NAP	NAP	NAP	NAP
6.14	Property		1	Save Mart Supermarkets - Fresno, CA (5)	NAP	NAP	NAP	NAP
6.15	Property		1	Save Mart Supermarkets - Ceres, CA	NAP	NAP	NAP	NAP
6.16	Property		1	Save Mart Supermarkets - Bakersfield, CA	NAP	NAP	NAP	NAP
6.17	Property		1	Big Y - Milford, CT	NAP	NAP	NAP	NAP
6.18	Property		1	Save Mart Supermarkets - Sparks, NV (2)	NAP	NAP	NAP	NAP
6.19	Property		1	Save Mart Supermarkets - Tracy, CA	NAP	NAP	NAP	NAP
6.20	Property		1	Save Mart Supermarkets - Folsom, CA	NAP	NAP	NAP	NAP
6.21	Property		1	Save Mart Supermarkets - Tracy, CA (2)	NAP	NAP	NAP	NAP
6.22	Property		1	Save Mart Supermarkets - Napa, CA	NAP	NAP	NAP	NAP
6.23	Property		1	Badcock - Mulberry, FL (4)	NAP	NAP	NAP	NAP
6.24	Property		1	Save Mart Supermarkets - Chico, CA	NAP	NAP	NAP	NAP
6.25	Property		1	Save Mart Supermarkets - Salinas, CA	NAP	NAP	NAP	NAP
6.26	Property		1	Save Mart Supermarkets - Kingsburg, CA	NAP	NAP	NAP	NAP
6.27	Property		1	Save Mart Supermarkets - Clovis, CA (3)	NAP	NAP	NAP	NAP
6.28	Property		1	Save Mart Supermarkets - Clovis, CA (2)	NAP	NAP	NAP	NAP
6.29	Property		1	Save Mart Supermarkets - Vacaville, CA (2)	NAP	NAP	NAP	NAP
6.30	Property		1	Save Mart Supermarkets - Elk Grove, CA	NAP	NAP	NAP	NAP
6.31	Property		1	Save Mart Supermarkets - Manteca, CA	NAP	NAP	NAP	NAP
6.32	Property		1	Save Mart Supermarkets - Fresno, CA (3)	NAP	NAP	NAP	NAP
6.33	Property		1	Save Mart Supermarkets - Lodi, CA	NAP	NAP	NAP	NAP
6.34	Property		1	Save Mart Supermarkets - Sparks, NV	NAP	NAP	NAP	NAP
6.35	Property		1	Save Mart Supermarkets - Carson City, NV	NAP	NAP	NAP	NAP
6.36	Property		1	Save Mart Supermarkets - Oakland, CA	NAP	NAP	NAP	NAP
6.37	Property		1	Save Mart Supermarkets - Coalinga, CA	NAP	NAP	NAP	NAP
6.38	Property		1	Save Mart Supermarkets - Marysville, CA	NAP	NAP	NAP	NAP
6.39	Property		1	Save Mart Supermarkets - Jackson, CA	NAP	NAP	NAP	NAP
6.40	Property		1	Badcock - Mulberry, FL (3)	NAP	NAP	NAP	NAP
6.41	Property		1	Badcock - Mulberry, FL (2)	NAP	NAP	NAP	NAP

A-77

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

6.42	Property		1	Badcock - Mulberry, FL (5)	NAP	NAP	NAP	NAP
7	Loan	1, 4, 12, 13, 20, 33	1	Harborside 2-3	NAP	NAP	NAP	NAP
8	Loan	12, 16, 19	1	Cross Island Plaza	NAP	NAP	NAP	NAP
9	Loan	3, 16, 19	1	500 Mamaroneck	NAP	NAP	NAP	NAP
10	Loan	3, 4, 7, 12, 16	1	Sayville Plaza	NAP	NAP	NAP	NAP
11	Loan	3, 4, 6, 12, 28, 29, 30	99	Jaylor - Burger King Portfolio	NAP	NAP	NAP	NAP
11.01	Property		1	Burger King #04324 - Gulf Shores, AL	NAP	NAP	NAP	NAP
11.02	Property		1	Burger King #04581 - Foley, AL	NAP	NAP	NAP	NAP
11.03	Property		1	Burger King #02957 - Houma, LA	NAP	NAP	NAP	NAP
11.04	Property		1	Burger King #11942 - Gray, LA	NAP	NAP	NAP	NAP
11.05	Property		1	Burger King #03818 - Mobile, AL	NAP	NAP	NAP	NAP
11.06	Property		1	Burger King #05255 - Prichard, AL	NAP	NAP	NAP	NAP
11.07	Property		1	Burger King #12830 - Boutte, LA	NAP	NAP	NAP	NAP
11.08	Property		1	Burger King #03156 - Saraland, AL	NAP	NAP	NAP	NAP
11.09	Property		1	Burger King #11614 - Harvey, LA	NAP	NAP	NAP	NAP
11.10	Property		1	Burger King #09004 - Diamondhead, MS	NAP	NAP	NAP	NAP
11.11	Property		1	Burger King #04130 - Vicksburg, MS	NAP	NAP	NAP	NAP
11.12	Property		1	Burger King #09708 - Natchez, MS	NAP	NAP	NAP	NAP
11.13	Property		1	Burger King #09270 - Robertsdale, AL	NAP	NAP	NAP	NAP
11.14	Property		1	Burger King #02643 - Gladstone, MO	NAP	NAP	NAP	NAP
11.15	Property		1	Burger King #01207 - West Monroe, LA	NAP	NAP	NAP	NAP
11.16	Property		1	Burger King #12007 - Denham Springs, LA	NAP	NAP	NAP	NAP
11.17	Property		1	Burger King #10802 - Westwego, LA	NAP	NAP	NAP	NAP
11.18	Property		1	Burger King #06788 - Zachary, LA	NAP	NAP	NAP	NAP
11.19	Property		1	Burger King #06129 - Mobile, AL	NAP	NAP	NAP	NAP
11.20	Property		1	Burger King #09788 - Walker, LA	NAP	NAP	NAP	NAP
11.21	Property		1	Burger King #09838 - Fairhope, AL	NAP	NAP	NAP	NAP
11.22	Property		1	Burger King #01198 - Mobile, AL	NAP	NAP	NAP	NAP
11.23	Property		1	Burger King #10764 - Morgan City, LA	NAP	NAP	NAP	NAP
11.24	Property		1	Burger King #01465 - Laurel, MS	NAP	NAP	NAP	NAP
11.25	Property		1	Burger King #07930 - Long Beach, MS	NAP	NAP	NAP	NAP
11.26	Property		1	Burger King #05029 - Pineville, LA	NAP	NAP	NAP	NAP
11.27	Property		1	Burger King #12633 - Port Allen, LA	NAP	NAP	NAP	NAP
11.28	Property		1	Burger King #01439 - Slidell, LA	NAP	NAP	NAP	NAP
11.29	Property		1	Burger King #01437 - Monroe, LA	NAP	NAP	NAP	NAP
11.30	Property		1	Burger King #07467 - Ruston, LA	NAP	NAP	NAP	NAP
11.31	Property		1	Burger King #12895 - Delhi, LA	NAP	NAP	NAP	NAP
11.32	Property		1	Burger King #04914 - Pensacola, FL	NAP	NAP	NAP	NAP
11.33	Property		1	Burger King #01425 - New Iberia, LA	NAP	NAP	NAP	NAP
11.34	Property		1	Burger King #05035 - Tuscaloosa, AL	NAP	NAP	NAP	NAP
11.35	Property		1	Burger King #06783 - Baton Rouge, LA	NAP	NAP	NAP	NAP
11.36	Property		1	Burger King #10763 - Hammond, LA	NAP	NAP	NAP	NAP
11.37	Property		1	Burger King #06676 - Jackson, MS	NAP	NAP	NAP	NAP
11.38	Property		1	Burger King #06149 - New Iberia, LA	NAP	NAP	NAP	NAP
11.39	Property		1	Burger King #01489 - Mobile, AL	NAP	NAP	NAP	NAP
11.40	Property		1	Burger King #12661 - Baton Rouge, LA	NAP	NAP	NAP	NAP
11.41	Property		1	Burger King #06906 - Warrensburg, MO	NAP	NAP	NAP	NAP
11.42	Property		1	Burger King #10762 - Geismar, LA	NAP	NAP	NAP	NAP
11.43	Property		1	Burger King #13080 - Slidell, LA	NAP	NAP	NAP	NAP
11.44	Property		1	Burger King #12329 - Rayne, LA	NAP	NAP	NAP	NAP
11.45	Property		1	Burger King #10572 - Eunice, LA	NAP	NAP	NAP	NAP
11.46	Property		1	Burger King #09686 - Thomasville, AL	NAP	NAP	NAP	NAP
11.47	Property		1	Burger King #02483 - Mobile, AL	NAP	NAP	NAP	NAP
11.48	Property		1	Burger King #11544 - Westlake, LA	NAP	NAP	NAP	NAP

A-78

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

11.49	Property		1	Burger King #09026 - Laurel, MS	NAP	NAP	NAP	NAP
11.50	Property		1	Burger King #12313 - Roeland Park, KS	NAP	NAP	NAP	NAP
11.51	Property		1	Burger King #11715 - Ville Platte, LA	NAP	NAP	NAP	NAP
11.52	Property		1	Burger King #03623 - Covington, LA	NAP	NAP	NAP	NAP
11.53	Property		1	Burger King #09692 - Greenwell Springs, LA	NAP	NAP	NAP	NAP
11.54	Property		1	Burger King #06674 - Slidell, LA	NAP	NAP	NAP	NAP
11.55	Property		1	Burger King #01428 - Sulphur, LA	NAP	NAP	NAP	NAP
11.56	Property		1	Burger King #05981 - Meridian, MS	NAP	NAP	NAP	NAP
11.57	Property		1	Burger King #09213 - Pensacola, FL	NAP	NAP	NAP	NAP
11.58	Property		1	Burger King #08645 - Pace, FL	NAP	NAP	NAP	NAP
11.59	Property		1	Burger King #02831 - Olathe, KS	NAP	NAP	NAP	NAP
11.60	Property		1	Burger King #04330 - Kansas City, MO	NAP	NAP	NAP	NAP
11.61	Property		1	Burger King #12322 - Oakdale, LA	NAP	NAP	NAP	NAP
11.62	Property		1	Burger King #03585 - Daphne, AL	NAP	NAP	NAP	NAP
11.63	Property		1	Burger King #06916 - Kenner, LA	NAP	NAP	NAP	NAP
11.64	Property		1	Burger King #11694 - DeQuincy, LA	NAP	NAP	NAP	NAP
11.65	Property		1	Burger King #09115 - Meridian, MS	NAP	NAP	NAP	NAP
11.66	Property		1	Burger King #00373 - Mobile, AL	NAP	NAP	NAP	NAP
11.67	Property		1	Burger King #01617 - Lake Charles, LA	NAP	NAP	NAP	NAP
11.68	Property		1	Burger King #01917 - Vidalia, LA	NAP	NAP	NAP	NAP
11.69	Property		1	Burger King #12264 - Mission, KS	NAP	NAP	NAP	NAP
11.70	Property		1	Burger King #09804 - Gonzales, LA	NAP	NAP	NAP	NAP
11.71	Property		1	Burger King #11095 - Tuscaloosa, AL	NAP	NAP	NAP	NAP
11.72	Property		1	Burger King #09259 - Gulf Breeze, FL	NAP	NAP	NAP	NAP
11.73	Property		1	Burger King #00144 - Baton Rouge, LA	NAP	NAP	NAP	NAP
11.74	Property		1	Burger King #12597 - Lake Charles, LA	NAP	NAP	NAP	NAP
11.75	Property		1	Burger King #06488 - Mobile, AL	NAP	NAP	NAP	NAP
11.76	Property		1	Burger King #00211 - Baton Rouge, LA	NAP	NAP	NAP	NAP
11.77	Property		1	Burger King #01337 - Metairie, LA	NAP	NAP	NAP	NAP
11.78	Property		1	Burger King #04016 - Mobile, AL	NAP	NAP	NAP	NAP
11.79	Property		1	Burger King #10607 - Houma, LA	NAP	NAP	NAP	NAP
11.80	Property		1	Burger King #10800 - Livingston, AL	NAP	NAP	NAP	NAP
11.81	Property		1	Burger King #12820 - Iowa, LA	NAP	NAP	NAP	NAP
11.82	Property		1	Burger King #09958 - Grove Hill, AL	NAP	NAP	NAP	NAP
11.83	Property		1	Burger King #01149 - Baton Rouge, LA	NAP	NAP	NAP	NAP
11.84	Property		1	Burger King #06325 - Baton Rouge, LA	NAP	NAP	NAP	NAP
11.85	Property		1	Burger King #13081 - New Iberia, LA	NAP	NAP	NAP	NAP
11.86	Property		1	Burger King #11979 - Monroe, LA	NAP	NAP	NAP	NAP
11.87	Property		1	Burger King #03685 - Kansas City, MO	NAP	NAP	NAP	NAP
11.88	Property		1	Burger King #06048 - Tuscaloosa, AL	NAP	NAP	NAP	NAP
11.89	Property		1	Burger King #06105 - Northport, AL	NAP	NAP	NAP	NAP
11.90	Property		1	Burger King #12919 - Covington, LA	NAP	NAP	NAP	NAP
11.91	Property		1	Burger King #12660 - Vinton, LA	NAP	NAP	NAP	NAP
11.92	Property		1	Burger King #09853 - Franklin, LA	NAP	NAP	NAP	NAP
11.93	Property		1	Burger King #00360 - New Orleans, LA	NAP	NAP	NAP	NAP
11.94	Property		1	Burger King #12753 - Slidell, LA	NAP	NAP	NAP	NAP
11.95	Property		1	Burger King #01315 - Alexandria, LA	NAP	NAP	NAP	NAP
11.96	Property		1	Burger King #12752 - Lafayette, LA	NAP	NAP	NAP	NAP
11.97	Property		1	Burger King #11488 - Lafayette, LA	NAP	NAP	NAP	NAP
11.98	Property		1	Burger King #01537 - Lafayette, LA	NAP	NAP	NAP	NAP
11.99	Property		1	Burger King #00501 - Lafayette, LA	NAP	NAP	NAP	NAP

A-79

BMO 2023-C5
Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

12	Loan	19, 20, 30	1	Montreal Beach Resort	52.5%	342.30	178.00	52.0%
13	Loan	6, 12, 15, 16, 19, 20, 28	2	Philadelphia Life Science Portfolio	NAP	NAP	NAP	NAP
13.01	Property		1	Adare Dungan	NAP	NAP	NAP	NAP
13.02	Property		1	Adare Orthodox	NAP	NAP	NAP	NAP
14	Loan	5, 6, 12, 16, 19, 28	4	Orizon Aerostructures	NAP	NAP	NAP	NAP
14.01	Property		1	2522 and 2526 W. 21st Street, Chanute, KS	NAP	NAP	NAP	NAP
14.02	Property		1	500 Industrial Road A, Grove, OK	NAP	NAP	NAP	NAP
14.03	Property		1	801 W. Old 56 Hwy, Olathe, KS	NAP	NAP	NAP	NAP
14.04	Property		1	615 W. Cherry Street, Chanute, KS	NAP	NAP	NAP	NAP
15	Loan	19, 22, 31	1	GRM Indianapolis	NAP	NAP	NAP	NAP
16	Loan	16	1	The Penleigh	NAP	NAP	NAP	NAP
17	Loan	1, 2, 4, 12, 13, 19, 23, 31	1	Pacific Design Center	NAP	NAP	NAP	NAP
18	Loan	12, 19, 20	1	La Habra Marketplace	NAP	NAP	NAP	NAP
19	Loan	19	1	Comfort Suites Maingate East	76.5%	98.25	44.56	45.4%
20	Loan	16, 20	1	801 Bridgeboro Road	NAP	NAP	NAP	NAP
21	Loan	4, 5, 16, 23, 31	1	Crosswinds Business Park	NAP	NAP	NAP	NAP
22	Loan	19, 20	1	Loves Park Tech Center	NAP	NAP	NAP	NAP
23	Loan	16, 19, 33	1	800 Cesar Chavez	NAP	NAP	NAP	NAP
24	Loan	19	1	Fresenius	NAP	NAP	NAP	NAP
25	Loan	1, 6	4	Macon GA Portfolio	NAP	NAP	NAP	NAP
25.01	Property		1	Riviera	NAP	NAP	NAP	NAP
25.02	Property		1	Oak Hill	NAP	NAP	NAP	NAP
25.03	Property		1	Cobblestone	NAP	NAP	NAP	NAP
25.04	Property		1	Neal Darlington	NAP	NAP	NAP	NAP
26	Loan	5, 19	1	Holiday Inn Express and Suites - Aiken	80.4%	98.66	78.68	79.7%
27	Loan		1	Mini U Storage - Springfield	NAP	NAP	NAP	NAP
28	Loan	16, 19	1	Quality Inn SeaTac	62.4%	NAV	NAV	NAV
29	Loan	1, 6, 10	4	Steiner Portfolio - Chicago 4-Pack	NAP	NAP	NAP	NAP
29.01	Property		1	8052 South Laflin Street	NAP	NAP	NAP	NAP
29.02	Property		1	8100 South Justine Street	NAP	NAP	NAP	NAP
29.03	Property		1	8154 South Paulina Street	NAP	NAP	NAP	NAP
29.04	Property		1	8100 South Ada Street	NAP	NAP	NAP	NAP
30	Loan	1, 6, 10	3	Steiner Portfolio - Chicago 3-Pack	NAP	NAP	NAP	NAP
30.01	Property		1	7253 South Evans Avenue	NAP	NAP	NAP	NAP
30.02	Property		1	7801 South Ridgeland Avenue	NAP	NAP	NAP	NAP
30.03	Property		1	7600 South Honore Street	NAP	NAP	NAP	NAP
31	Loan	16, 19	1	SureStay Plus SeaTac	68.2%	NAV	NAV	NAV
32	Loan	1	1	Limestone Terrace	NAP	NAP	NAP	NAP
33	Loan	15, 20, 21, 22	1	Richmond Medical Office	NAP	NAP	NAP	NAP
34	Loan		1	Mini U Storage - Landmark	NAP	NAP	NAP	NAP

A-80

BMO 2023-C5 ANNEX A-1 FOOTNOTES

(1)	“BMO” denotes Bank of Montreal as Mortgage Loan Seller, “SMC” denotes Starwood Mortgage Capital LLC as Mortgage Loan Seller, “CREFI” denotes Citi Real Estate Funding Inc. as Mortgage Loan Seller, “UBS AG” denotes UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as Mortgage Loan Seller, “3650 REIT” denotes 3650 Real Estate Investment Trust 2 LLC as Mortgage Loan Seller, “BSPRT” denotes BSPRT CMBS Finance, LLC as Mortgage Loan Seller, “KeyBank” denotes KeyBank National Association as Mortgage Loan Seller, and “ZBNA” denotes Zions Bancorporation, N.A. as Mortgage Loan Seller, and “GACC” denotes German American Capital Corporation as Mortgage Loan Seller.

With respect to Loan No. 5, Great Lakes Crossing Outlets, the mortgage loan is part of a whole loan that was co-originated by BMO, DBR Investments Co. Limited and Goldman Sachs Bank USA.

With respect to Loan No. 6, Oak Street NLP Fund Portfolio, the mortgage loan is part of a whole loan that was co-originated by KeyBank and Wells Fargo Bank, National Association.

With respect to Loan No. 7, Harborside 2-3, the mortgage loan is part of a whole loan that was co-originated by CREFI and BMO.

With respect to Loan No. 17, Pacific Design Center, the mortgage loan is part of a whole loan that was originated by Goldman Sachs Bank USA, and the mortgage loan was purchased by BMO.

With respect to Loan No. 25, Macon GA Portfolio, the mortgage loan is part of a whole loan that was originated by Arbor Private Label, LLC, and the mortgage loan was purchased by BMO.

With respect to Loan No. 29, Steiner Portfolio - Chicago 4-Pack, the mortgage loan is part of a whole loan that was originated by Arbor Private Label, LLC, and the mortgage loan was purchased by BMO.

With respect to Loan No. 30, Steiner Portfolio - Chicago 3-Pack, the mortgage loan is part of a whole loan that was originated by Arbor Private Label, LLC, and the mortgage loan was purchased by BMO.

With respect to Loan No. 32, Limestone Terrace, the mortgage loan is part of a whole loan that was originated by Arbor Private Label, LLC, and the mortgage loan was purchased by BMO.

(2)	With respect to Loan No. 17, Pacific Design Center, the mortgaged property is comprised of 467,582 square feet of design showroom space, 321,786 square feet of office space, 213,502 square feet of lab space, and 50,347 square feet of other space (other space includes non-revenue space, telecommunications, parking, storage, display, and other).

With respect to Loan No. 17, Pacific Design Center, in connection with the most recent expansion of the Largest Tenant at the mortgaged property, Cedars Sinai Medical Center, 138,548 square feet of design showroom space is expected to be converted to lab space. The lab space has been turned over to the tenant and all of the borrower obligations have been met; however, the tenant has not yet started its buildout. In connection with such conversion, the City of West Hollywood requires 155,772 square feet of design showroom space to remain vacant as a condition for the tenant to complete the conversion and to thereafter use the space for the permitted uses set forth in its lease (including as lab space). The borrower represented in the Pacific Design Center loan documents that it has the amount of requisite vacant showroom space and covenants that it will maintain such vacant space for as long as is necessary.

(3)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 6, Oak Street NLP Fund Portfolio, the Save Mart Supermarkets – Tracy, CA (2) mortgaged property is subject to a ground lease with an expiration date of December 31, 2064 with two extension options of ten years each. The annual ground rent under the lease currently $615,850.

With respect to Loan No. 9, 500 Mamaroneck, the Year Built, Year Renovated and Current Occupancy at the mortgaged property is shown as NAP since the mortgaged property is leased fee property.

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With respect to Loan No. 10, Sayville Plaza, the mortgaged property consists of a 229,767 square foot anchored retail center and two out parcel ground leased restaurants. The two restaurant parcels are ground leased to Chick-Fil-A and Taco Bell, respectively. The tenants have not yet taken possession of their respective premises. There can be no assurance that such tenants will complete their respective improvements, that such tenants’ leases will commence or that such tenants will take possession of the applicable premises and begin paying rent as expected or at all.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #00360 - New Orleans, LA Mortgaged Property is subject to a ground lease to Burger King Corporation and a related sublease to the borrower each having an expiration date of February 29, 2024 with the ground lease having three extension options of five years each, and the sublease having no extension options. The annual ground rent under the ground lease and sublease is currently $50,650.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #00501 - Lafayette, LA Mortgaged Property is subject to a ground lease to Burger King Corporation and a related sublease to the borrower each having an expiration date of June 5, 2024 with one remaining extension option of five years. The annual ground rent under the ground lease and sublease is currently $29,296.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #01315 - Alexandria, LA Mortgaged Property is subject to a ground lease with an expiration date of May 2, 2024 with three extension options of five years each. The annual ground rent under the lease is currently $40,674.39.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #01537 - Lafayette, LA Mortgaged Property is subject to two ground leases to Burger King Corporation and a related sublease to the borrower each having an expiration date of March 24, 2025 with four extension options of five years each. The annual ground rent under the ground leases in the aggregate, and under the sublease is currently $64,902.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, Burger King #04130 - Vicksburg, MS Mortgaged Property is subject to a ground lease with an expiration date of August 14, 2033 and no remaining extension options. The ground lease provided for a one-time payment of $10.00. The annual ground rent under the lease is currently $0. Notwithstanding that such Mortgaged Property is subject to a ground lease, it is treated as a fee property for all purposes under the Mortgage Loan Agreement.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #10572 - Eunice, LA Mortgaged Property is subject to a ground lease with an expiration date of September 30, 2027 with two extension options of five years each. The annual ground rent under the lease is currently $36,075.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #10607 - Houma, LA Mortgaged Property is subject to a ground lease with an expiration date of September 24, 2027 with two extension options of five years each. The annual ground rent under the lease is currently $72,473.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #11488 - Lafayette, LA Mortgaged Property is subject to a ground lease with an expiration date of April 15, 2028 with four extension options of five years and one extension option of six years. The annual ground rent under the lease is currently $70,862.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #12007 - Denham Springs, LA Mortgaged Property is subject to a ground lease to Burger King Corporation and a related sublease to the borrower each having an expiration date of May 31, 2028 with the ground lease having eight extension options of five years each and the sublease having two extension options of five years each. The annual ground rent under the ground lease is currently $32,210.20, and the annual rent under the sublease is currently $49,280.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, Burger King #12752 - Lafayette, LA Mortgaged Property is subject to a ground lease with an expiration date of September 23, 2024 with three extension options of five years each. The annual ground rent under the lease is currently $43,560.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #12753 - Slidell, LA Mortgaged Property is subject to a ground lease with an expiration date of August 31, 2024 with three extension options of five years each. The annual ground rent under the lease is currently $58,564.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #12919 - Covington, LA Mortgaged Property is subject to a ground lease with an expiration date of December 22, 2024 with three extension options of five years. The annual ground rent under the lease is currently $53,572.

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With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #13081 - New Iberia, LA Mortgaged Property is subject to a ground lease with an expiration date of March 28, 2025 with three extension options of five years each. The annual ground rent under the lease is currently $52,272.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #07467 - Ruston, LA Mortgaged Property Is subject to a ground lease with an expiration date of June 5,2029 with four extension options of five years each. The annual ground rent under the lease is currently $7,390.34. Notwithstanding that such Mortgaged Property is subject to a ground lease, it is treated as a fee property for all purposes under the Mortgage Loan Agreement.

(4)	In certain cases, the mortgaged properties may have tenants that have executed leases that were included in the underwriting but that have not yet commenced paying rent and/or are not in occupancy.

For tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest mortgage loans, certain of such tenants have not taken possession or commenced paying rent or sublease a material portion of their property. See “Description of the Mortgage Pool—Tenant Issues— Rights to Sublease” and “--Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs” in the prospectus.

With respect to Loan No. 7, Harborside 2-3, the Third Largest Tenant, Collectors Universe, representing approximately 8.2% of the net rentable area, is in a free rent period through November 28, 2023.

With respect to Loan No, 10, Sayville Plaza, the Fifth Largest Tenant, Chick-Fil-A and Taco Bell have not yet taken possession of their respective premises. There can be no assurance that such tenants will complete their respective improvements, that such tenants’ lease will commence or that such tenants will take possession of the applicable premises and begin paying rent as expected or at all.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the sole tenant GPS Hospitality Partners IV, LLC is subleasing its space to Tasty King of Missouri, LLC with respect to the Burger King #02643 - Gladstone, MO, Burger King #06906 - Warrensburg, MO, Burger King #04330 - Kansas City, MO and Burger King #03685 - Kansas City, MO and Tasty King of Kansas, LLC with respect to Burger King #12313 - Roeland Park, KS, Burger King #02831 - Olathe, KS and Burger King #12264 - Mission, KS.

With respect to Loan No. 17, Pacific Design Center, Cedars Sinai Medical Center, the Largest Tenant at the mortgaged property has not yet taken occupancy of 158,244 square feet (60.9% of the net rentable area). Cedars Sinai Medical Center is expected to take occupancy on July 1, 2023 (127,237 square feet), January 1, 2024 (11,311 square feet) and July 1, 2024 (19,696 square feet).

With respect to Loan No. 21, Crosswinds Business Park, the Largest Tenant, Spectrum / Charter Communications, initially signed a lease for 67,789 SF commencing in March 2022, which space is being fully utilized. Spectrum / Charter Communications signed a lease for an additional 19,808 commencing in May 2023, which tenant has taken possession of its space, but is not yet open for business in such expansion space. Spectrum / Charter Communications is paying full rent on its initial 67,789 SF and is paying abated rent on its 19,808 SF of expansion space until August 2023, when it will begin paying full rent. At origination, $1,932,421 for tenant improvements and $75,518 was reserved for such space and will be released to the borrower upon confirmation that Spectrum / Charter Communications’ expansion space is open for business, paying unabated rent and has provided an estoppel reasonably satisfactory to the lender.

(5)	With respect to all mortgage loans, with the exceptions of the mortgage loans listed identified in “Description of the Mortgage Pool—Certain Calculations and Definitions” in the prospectus, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) are based on the Appraised Value ($) even though, for certain mortgage loans, the appraisal provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 14, Orizon Aerostructures, the Appraised Value of $125,000,000 reflects a premium attributed to the value of the Mortgaged Properties as a whole. The sum of the as-is appraised values of each of the individual Mortgaged Properties is $124,950,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based upon the Appraised Value without a portfolio premium are 48.9% and 48.9%, respectively.

With respect to Loan No. 21, Crosswinds Business Park, the Appraised Value ($) represents the “as stabilized” appraised value of $21,400,000 as of August 1, 2023, which assumes free rent has burned off and the payment of outstanding tenant improvements totaling $350,000 at the mortgaged property. At origination, the borrower escrowed $2,007,939 for outstanding tenant improvements and free rent. The “as-is” appraised value is $21,100,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based upon the “as-is” appraised value are 59.0% and 51.6%, respectively.

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With respect to Loan No. 26, Holiday Inn Express and Suites – Aiken, the Appraised Value ($) of $13,810,000 as of February 1, 2023 assumes that the property improvement plan is escrowed. At origination, the borrowers deposited $1,112,792 into a property improvement plan reserve. On each monthly payment date prior to and including the monthly payment date occurring in April 2024, the borrowers are required to deposit an amount equal to $12,645 with respect to the initial property improvement plan work. In addition, on each monthly payment date during a franchise trigger event period, the borrowers are required to deposit all franchise trigger event excess cash for costs incurred in connection with the property improvement plan work necessary to effect a franchise trigger event cure.

(6)

For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Cut-off Date Balance ($) and Maturity / ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

●           Loan No. 2, Central Florida Industrial Portfolio

●           Loan No. 4, Cincinnati Multifamily Portfolio

●           Loan No. 6, Oak Street NLP Fund Portfolio

●           Loan No. 11, Jaylor - Burger King Portfolio

●           Loan No. 13, Philadelphia Life Science Portfolio

●           Loan No. 14, Orizon Aerostructures

●           Loan No. 25, Macon GA Portfolio

●           Loan No. 29, Steiner Portfolio - Chicago 4-Pack

●           Loan No. 30, Steiner Portfolio - Chicago 3-Pack

(7)	The Original Balance ($), Cut-off Date Balance ($), and Maturity / ARD Balance ($) represent only the mortgage loan included in the issuing entity. The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan per Unit ($) are calculated based on the mortgage loan included in the issuing entity and the related pari passu companion loans in the aggregate but exclude any subordinate companion loan(s). For more information regarding the mortgage loans secured by the mortgaged properties identified under the column heading in this Annex A-1, see the charts titled “Whole Loan Summary” and “Whole Loan Controlling Notes and Non-Controlling Notes” in “Description of the Mortgage Pool—The Whole Loans” in the prospectus.

With respect to Loan No. 10, Sayville Plaza, the borrower is required to deposit $2,000,000 at origination into a pad holdback reserve account, $1,200,000 of which is allocated for the Chick-Fil A lease and $800,000 of which is allocated for the Taco Bell lease) (the “Pad Holdback Reserve Funds”) to be held as additional cash collateral for the Sayville Plaza Mortgage, portions of which are allocable to gap rent and leasing commissions due under the applicable leases for Taco Bell and Chick-Fil-A. The lender will disburse to the borrower the Pad Holdback Reserve Funds for Taco Bell or Chick-Fil-A, as applicable, upon satisfaction by the borrower, among other conditions set forth in the Sayville Plaza Mortgage Loan documents, of the following conditions (i) on the date the borrower requests such disbursement, no event of default and no trigger period will exist and remain uncured; (ii) the improvements required to be constructed by Taco Bell or Chick-Fil-A, as applicable, to each such tenant’s leased parcel pursuant to each tenant’s respective lease have been fully completed and (iii) Taco Bell or Chick-Fil-A, as applicable, are in possession of their applicable parcel improvements, are open for business and operating, and paying full and unabated rent.

With respect to Loan No. 10, Sayville Plaza, the Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / (ARD) (%) calculations have been adjusted to net out the $2,000,000 pad holdback reserve deposited at origination of the Sayville Plaza mortgage loan and are 52.6% and 52.6% respectively. The unadjusted Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are 56.7% and 56.7% respectively.

(8)	The Administrative Fee Rate % includes the Servicing Fee, the Operating Advisor Fee, the Certificate Administrator/Trustee Fee, the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee applicable to each mortgage loan.

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(9)	For the mortgage loans with an interest-only period that accrues interest on an Actual/360 basis, the Monthly Debt Service (IO) ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10)	With respect to Loan No. 2 Central Florida Industrial Portfolio, a Grace Period (Late Payment) and Grace Period (Default) of 5 days is allowed for the monthly payment of principal and interest. In addition, the Grace Period (Default) of 5 days is allowed for the outstanding principal balance due at maturity.

With respect to Loan No. 29, Steiner Portfolio - Chicago 4-Pack, a Grace Period (Late Payment) of 5 days is allowed.

With respect to Loan No. 30, Steiner Portfolio - Chicago 3-Pack, a Grace Period (Late Payment) of 5 days is allowed.

With respect to Loan No. 30, Steiner Portfolio - Chicago 3-Pack, a Grace Period (Default) of 5 days is allowed.

(11)	Intentionally blank

(12)	The “L” component of the prepayment provision represents lockout payments.

The “D” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

Certain mortgage loans permit the release of a portion of a mortgaged property (or an individual mortgaged property, in connection with a portfolio mortgage loan) under various circumstances, as described in the prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the prospectus.

With respect to Loan No. 1, Brier Creek Commons, defeasance is permitted any time after the earlier of (i) April 20, 2026 and (ii) two years from the closing date of the securitization that includes the last pari passu note of the Brier Creek Commons Whole Loan to be securitized. The assumed lockout period of 25 payments is based on the closing date of this transaction in June 2023. The actual lockout period may be longer.

With respect to Loan No. 2, Central Florida Industrial Portfolio, at any time after the date that is two years after the closing date of the BMO 2023-C5 securitization trust, and prior to February 2, 2033, the borrowers may obtain the release of one or more of the Central Florida Industrial Portfolio Properties, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the borrowers defease a portion of the Central Florida Industrial Portfolio Mortgage Loan equal to 120% of the allocated loan amount of the property being released, (iii) the debt service coverage ratio for the remaining properties following the release based on the immediately preceding trailing 12 month period is equal to or greater than the greater of (a) the amortizing debt service coverage ratio based on the trailing 12 month period immediately preceding such release and (b) 1.35x, and (iv) the loan-to-value ratio after giving effect to such release is equal to or less than 50%.

With respect to Loan No. 3, Hyatt Regency Indianapolis, the lockout period will be at least 26 months beginning with and including the first payment date on May 6, 2023. Defeasance of the Hyatt Regency Indianapolis whole loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) April 5, 2027. The assumed lockout period of 26 months is based on the expected BMO 2023-C5 securitization closing date in June 2023. The actual lockout period may be longer.

With respect to Loan No. 4, Cincinnati Multifamily Portfolio, at any time after the date that is two years after the closing date of the BMO 2023-C5 securitization transaction, the borrowers may release one or more of the Cincinnati Multifamily Portfolio Properties from the lien of the Cincinnati Multifamily Portfolio Mortgage Loan in connection with the sale of such release parcel to a third party subject to satisfaction of the applicable conditions set forth in the Cincinnati Multifamily Portfolio Mortgage Loan documents, including, without limitation, that: (i) no event of default has occurred and is continuing under the Cincinnati Multifamily Portfolio Mortgage Loan documents, and (ii) the borrower defeases the Cincinnati Multifamily Portfolio Mortgage Loan in an amount equal to the greatest of (1) 120% of the allocated loan amount for the individual Cincinnati Multifamily Portfolio Property to be released, and (2) the amount such that (a) the debt service coverage ratio for the undefeased note based on income from the remaining property is not less than 1.45x, (b) the debt yield for the undefeased note based on income from the remaining property is not less than 10.5% and (c) the loan-to-value ratio for the undefeased note for the remaining property does not exceed 65%.

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With respect to Loan No. 5, Great Lakes Crossing Outlets, the lockout period will be at least 28 payment dates beginning with and including the first payment date in March 2023. Defeasance of the Great Lakes Crossing Outlets whole loan in full is permitted at any time after the earlier to occur of (i) March 1, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 28 payments is based on the closing date of this transaction in June 2023. The actual lockout period may be longer.

With respect to Loan No. 6, Oak Street NLP Fund Portfolio, after the date that is two years after the assumed closing date of the BMO 2023-C5 securitization in June 2023, the borrower may obtain release of any individual property provided, among other things, (i) no event of default and (ii) the debt yield for the remaining property is not less than the greater of (a) the debt yield in effect immediately prior to the partial release and (b) 14.73%.

With respect to Loan No. 7, Harborside 2-3, the lockout period will be at least 26 payment dates beginning with and including the first payment date on May 6, 2023. Defeasance of the Harborside 2-3 whole loan in full (but not in part) is permitted at any time following the earlier to occur of (i) April 4, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected BMO 2023-C5 securitization closing date in June 2023. The actual lockout period may be longer.

With respect to Loan No. 8, Cross Island Plaza, the lockout period will be at least 25 months beginning with and including the first payment date in June 2023. Defeasance of the Cross Island Plaza whole loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) May 2, 2027. The assumed lockout period of 25 months is based on the expected BMO 2023-C5 securitization closing date in June 2023. The actual lockout period may be longer.

With respect to Loan No. 10, Sayville Plaza, on any business after the date that is 60 days after the closing date of the BMO 2023-C5 securitization, the borrower may obtain the release of those certain portions of the Sayville Plaza mortgaged property which are ground leased to Taco Bell and Chick-Fil-A, respectively, as more particularly described in the Sayville Plaza mortgage loan documents (each, a “Release Parcel”), upon a bona fide third-party sale of such Release Parcel, in each case, provided that, among other conditions: (i) immediately before such release, no event of default is continuing under the related Mortgage Loan documents; (ii) the borrower (a) makes a prepayment of principal in an amount equal to the greater of (x) (A) with respect to the Release Parcel associated with Taco Bell, $1,750,000 and (B) with respect to the Release Parcel associated with the Chick-Fil-A, $2,425,000 and (y) 90% of the net sales proceeds with respect to such Release Parcel, and (b) in the event that, after giving effect to such transfer and prepayment pursuant to subclause (ii), the ratio of the unpaid principal balance of the Sayville Plaza mortgage loan to the value of the remaining mortgaged property is more than 125%, the principal balance of the Sayville Plaza mortgage loan must be prepaid by an amount equal to the least of the following amounts: (1) the net sales proceeds of such sale; (2) the fair market value of such Release Parcel at the time of the release; and (3) an amount such that the loan-to-value ratio of the Sayville Plaza mortgage loan does not increase after the release of such Release Parcel, unless the lender receives an opinion of counsel that if such amount is not paid, the applicable securitization will not fail to maintain its status as a REMIC Trust as a result of the release of such Release Parcel; (iii) the borrower delivers a REMIC opinion, (iv) as of the date of the consummation of the partial release, after giving effect to the release, the debt service coverage ratio and debt yield with respect to the remaining Sayville Plaza mortgaged property is no less than the greater of (a) the debt service coverage ratio and debt yield as of the date of origination of the Sayville Plaza mortgage loan and (b) the debt service coverage ratio and debt yield for the remaining mortgaged property immediately prior to the consummation of the partial release; and (v) as of the date of the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining mortgaged property is no greater than the lesser of (a) the loan-to-value ratio as of the date of origination of the Sayville Plaza mortgage loan and (b) the loan-to-value ratio for the remaining Sayville Plaza mortgaged property immediately prior to the consummation of the partial release.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the borrowers may at any time prior to the maturity date after the earlier of (i) May 2, 2026 and (ii) two years after the closing date of the securitization that includes the last promissory note to be securitized, or, in the case of the any of the Burger King #02831 - Olathe, KS Mortgaged Property, the Burger King #03685 - Kansas City, MO Mortgaged Property or the Burger King #04330 - Kansas City, MO Mortgaged Property, at any time after the securitization that includes the last promissory note to be securitized, obtain the release of any eligible individual property provided (i) no event of default has occurred and is continuing under the Jaylor - Burger King Portfolio whole loan documents, (ii) the debt service coverage ratio with respect to the remaining properties is greater than (x) the debt service coverage ratio immediately prior to such release and (y) 1.79x, (iii) the partial prepayment, as applicable, is in an amount equal to 115% of the allocated loan amount for the individual Jaylor - Burger King Portfolio Mortgaged Property to be released except that (a) with respect to each material ground lease property, the required partial prepayment shall be the allocated loan amount for such material ground lease property and (b) in the event that the ground lease with respect to the Burger King #00501 - Lafayette,

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LA Mortgaged Property has lapsed after its scheduled expiration date of June 5, 2029, the Release Price for Burger King #00501 - Lafayette, LA Mortgaged Property shall be $0.00, (iv) the borrower has delivered a REMIC opinion and (v) if requested by the lender, the borrower delivers a rating agency confirmation.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the lockout period will be at least 25 payment dates beginning with and including the first payment date on June 6, 2023. Prepayment of the Jaylor - Burger King Portfolio whole loan in full is permitted at any time on or after the sixth day of the month that first occurs after the earlier to occur of (i) May 2, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected BMO 2023-C5 securitization closing date in June 2023. The actual lockout period may be longer.

With respect to Loan No. 13, Philadelphia Life Science Portfolio, in connection with the applicable purchase options held by Frontida Biopharm LLC, the related borrowers have the right to obtain the release of any individual mortgaged property or all of the mortgaged properties, provided that, among other things, (i) the related borrowers pays a purchase price equal to 120% of the allocated loan amount for the applicable mortgaged property plus an amount equal to any and all prepayment premiums, defeasance amounts and/or yield maintenance premiums and (ii) after giving effect to the release of the applicable mortgaged property, the debt service coverage ratio for the remaining mortgaged property (based on the trailing 12 month period immediately preceding the release of the applicable mortgaged property) is equal to or greater than the greater of (a) 1.94x or (b) the debt service coverage ratio for the mortgaged properties immediately preceding the release (based on the trailing 12 month period immediately preceding the release of the applicable mortgaged property).

With respect to Loan No. 14, Orizon Aerostructures, the lockout period will be at least 30 payment dates beginning with and including the first payment date in January 2023. Prepayment of the Orizon Aerostructures whole loan in full is permitted at any time after the earlier to occur of (i) November 15, 2026 or (ii) the date that is two years and one day from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 30 payments is based on the closing date of this transaction in June 2023. The actual lockout period may be longer.

With respect to Loan No. 17, Pacific Design Center, the lockout period will be at least 28 months beginning with and including the first payment date in March 2023. Defeasance of the Pacific Design Center whole loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) January 11, 2026. The assumed lockout period of 28 months is based on the closing date of this transaction in June 2023. The actual lockout period may be longer.

With respect to Loan No. 18, La Habra Marketplace, the lockout period will be at least 42 payment dates beginning with and including the first payment date in January 2022. Defeasance of the La Habra Marketplace Whole Loan in full is permitted at any time after the later to occur of (i) December 3, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 42 payments is based on the closing date of this transaction in June 2023. The actual lockout period may be longer.

(13)	Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt,” “—Preferred Equity and Preferred Return Arrangements” and “Certain Legal Aspects of the Mortgage Loans” in the prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 5, Great Lakes Crossing Outlets, the borrower is permitted to enter into a “Property-Assessed Clean Energy loan” (a “PACE Loan”) or any similar indebtedness for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property. The lien resulting from any unpaid and delinquent PACE Loan payments would have property tax lien status.

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With respect to Loan No. 7, Harborside 2-3, the Harborside 2-3 whole loan is structured with a $55,000,000 mezzanine loan (the "Harborside 2-3 Mezzanine Loan") that accrues interest at (i) a rate per annum equal to 7.00% to be paid as part of each payment of the mezzanine monthly debt service payment amount resulting in a mezzanine monthly debt service payment amount of $325,289.35 and (ii) a rate per annum equal to 3.5% that accrues through the term of the Harborside 2-3 Mezzanine Loan and is scheduled to be due and payable on the maturity date resulting in a monthly debt service accrual amount of $162,644.68. The Mezzanine Debt Interest Rate (%), Total Debt Monthly Debt Service ($) and Total Debt Underwritten NCF DSCR (x) are based on an aggregate Harborside 2-3 Mezzanine Loan interest rate of 10.5% per annum.

With respect to Loan No. 7, Harborside 2-3, in addition to the interest accruing on the outstanding principal balance of the Harborside 2-3 Mezzanine Loan at a rate of 7.0000% per annum to be paid as part of each monthly debt service payment amount and an additional 3.5000% per annum which shall accrue through the loan term and be due on the maturity date, the outstanding principal balance of the Harborside 2-3 Mezzanine Loan will accrue PIK interest at a rate of 2.29% per annum (the "PIK Interest"). The PIK Interest shall be due and payable together with each mezzanine monthly debt service payment amount if either of the following conditions are not satisfied as of April 6, 2028: (i) the PIK Leasing Condition (as defined below) or (ii) if the Harborside 2-3 Mezzanine Loan is not prepaid in full. If the PIK Leasing Condition has not been satisfied as of April 6, 2028 or the Harborside 2-3 Mezzanine Loan has not been prepaid in full prior to such date, then all accrued PIK Interest will automatically be converted and added to the outstanding principal balance of the Harborside 2-3 Mezzanine Loan as of such date, and become immediately due and payable by the borrowers to lender together with all other outstanding principal. The "PIK Leasing Condition" means delivery by the borrowers of evidence reasonably satisfactory to lender that 75% of the aggregate rentable square feet of the Harborside 2-3 Mortgaged Property and the neighboring Harborside 1 property is leased and occupied by tenants under leases satisfying the requirements set forth in their respective loan documents.

With respect to Loan No. 7, Harborside 2-3, the borrowers are permitted to obtain mezzanine financing in connection with the assumption of the Harborside 2-3 Mortgage Loan, provided that the Harborside 2-3 Mezzanine Loan is repaid simultaneously with such assumption. Future mezzanine debt is permitted subject to certain conditions, including, without limitation: (i) no event of default is continuing, (ii) the mezzanine loan is made by a lender reasonably acceptable to the mortgage lender and acceptable to the applicable rating agencies, (iii) the only collateral for such mezzanine loan is the direct equity interest in (x) the mortgage borrower and (y) the equity interest in the sole member entity holding the liquor license for the operation of the property (note – the mortgage loan is secured, in part, by a pledge of the direct equity interest in the holder of the liquor license), (iv) the mezzanine loan documents are reasonably satisfactory to the mortgage lender, (v) the mezzanine loan is non-recourse except for non-recourse carveouts substantially similar to those of the mortgage loan, (vi) the mezzanine lender enters into an intercreditor agreement reasonably acceptable to the mortgage lender and acceptable to the rating agencies, (vii) the mezzanine loan has a fixed rate of interest or a floating rate subject to delivery of an interest rate cap agreement, (viii) the maturity date of the mezzanine loan is not earlier than the maturity date of the Harborside 2-3 Whole Loan, (ix) borrower delivers a rating agency confirmation, (x) the LTV (inclusive of the mezzanine loan) shall not exceed 75%, (xi) the DSCR (whole loan only) as of the date of closing of the mezzanine loan is at least 1.81x and (xii) the DSCR (inclusive of the mezzanine loan) as of the date of closing of the mezzanine loan is at least 1.25x.

With respect to Loan No. 7, Harborside 2-3, the Harborside 2-3 whole loan is structured with a $19,000,000 preferred equity investment made by NongHyup Bank, in its capacity as Trustee of Milestone Harbor East Private Investment Trust. The preferred equity investment is made in an entity (the “Pref JV”) that is the indirect owner of one of the two TIC borrowers of the Harborside 2-3 Whole Loan and one of the two TIC owners of the neighboring Harborside 1 property. The preferred equity investment will be repaid only from net cash distributions to the Pref JV from capital transactions with respect to the Harborside 1 property and/or the Harborside 2-3 Mortgaged Property.

With respect to Loan No. 17, Pacific Design Center, future mezzanine debt is permitted in an amount up to $50,000,000 subject to the satisfaction of certain conditions including, among others, (i) immediately after giving effect to such debt (x) the combined loan-to-value ratio may not exceed 50.7%, (y) the net cash flow debt yield, as calculated in accordance with the Pacific Design Center whole loan documents, is at least 11.6% and (z) the combined net cash flow debt service coverage ratio, as calculated in accordance with the Pacific Design Center whole loan documents, is at least 1.72x, (ii) execution of a subordination and intercreditor agreement reasonably acceptable to the lender and substantially in the form attached to the loan agreement for the Pacific Design Center whole loan, and (iii) receipt of a rating agency confirmation from each applicable rating agency.

(14)	The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) for all partial interest-only mortgage loans were calculated based on the first 12 principal and interest payments after the origination date during the term of the mortgage loan.

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(15)	In certain cases, Underwritten TI / LC ($) is inclusive of certain credits for upfront reserves taken at closing.

With respect to Loan No. 2, Central Florida Industrial Portfolio, a $387,500 credit to tenant improvements and leasing commission and capital expenditures has been underwritten reflecting 1/10th of the TI/LC and capital expenditure deposits at origination.

With respect to Loan No. 13, Philadelphia Life Science Portfolio, a $80,000 credit to tenant improvements and leasing commission and capital expenditures has been underwritten reflecting 1/10th of the TI/LC and capital expenditure deposits at origination.

With respect to Loan No. 33, Richmond Medical Office, Underwritten TI/LC is inclusive of credit for the $75,000 that was escrowed into the TI/LC reserve at origination.

(16)	With respect to some mortgage loans, historical financial information may not be available as a result of acquisition financing and/or recent construction.

With respect to Loan No. 2 Central Florida Industrial Portfolio, historical financial information for the trailing-12 months ending December 2022 is not available as the mortgaged properties were acquired by the sponsor between December 2022 through April 2023. The December 2021 T-12 was provided by the seller.

With respect to Loan No. 6, Oak Street NLP Fund Portfolio, historical financial information prior to the trailing-12 months ending December 2022 is not available as the mortgaged properties were acquired by the sponsor between May 2019 and August 2022. Each of the single tenant properties is subject to a triple-net lease. The December 2022 T-12 represents partial year financial information for eight assets acquired in 2022.

With respect to Loan No. 8, Cross Island Plaza, historical financials prior to 2022 are not available as the mortgaged property was renovated in 2021.

With respect to Loan No. 9, 500 Mamaroneck, historical financial information is not available as there was no ground lease in place during the historical period.

With respect to Loan No. 10, Sayville Plaza, historical financials are not available as the borrower sponsor acquired and subsequently gut renovated the property in 2021 and is in the final stages of completion.

With respect to Loan No. 13 Philadelphia Life Science Portfolio, historical financial information is not available as the sponsor recently acquired the mortgaged properties.

With respect to Loan No. 14, Orizon Aerostructures, historical financial information is not available as the borrower recently acquired the Mortgaged Properties.

With respect to Loan No. 16, The Penleigh, historical financials prior to 2023 are not available as the mortgaged property was converted from a hotel to a multifamily property in 2022.

With respect to Loan No. 20, 801 Bridgeboro Road, historical financials are not available as the borrower sponsor acquired the 801 Bridgeboro Road mortgaged property in November 2022.

With respect to Loan No. 21, Crosswinds Business Park, historical financial information prior to 2021 is not available as it was not provided by the previous owner of the mortgaged property.

With respect to Loan No. 23, 800 Cesar Chavez, the historical cash flows are not available as the sole tenant, GM Cruise, took possession of the “West Premises”, which is comprised of approximately 84,911 square feet (69.4% of NRA), in November 2020 and concurrently began paying rent on this portion of the Mortgaged Property. GM Cruise took possession of the “East Premises”, which is comprised of approximately 37,449 square feet (30.6% of NRA), in May 2021 and began paying rent on this portion of the Mortgaged Property on December 1, 2021.

With respect to Loan No. 28, Quality Inn SeaTac, historical financial information prior to 2022 is not available because the borrower sponsors acquired the mortgaged property in 2021.

With respect to Loan No. 31, SureStay Plus SeaTac, historical financial information prior to 2022 is not available because the borrower sponsors acquired the mortgaged property in 2021.

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(17)	With respect to Loan No. 6, Oak Street NLP Fund Portfolio, the related borrower has a leasehold interest in the Save Mart Supermarkets – Tracy, CA (2) mortgage property pursuant to a 75-year ground lease for the site which commenced on October 1, 1989 and expires December 31, 2064. The annual ground rent for the ground lease is approximately $615,850. The ground lessee has two, 10-year extension options to December 31, 2084.

(18)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related mortgage loan documents.

(19)	Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 1, Brier Creek Commons, the Monthly RE Tax Reserve ($) is springing with respect to the taxes attributable to the portion of the mortgaged property on the tax parcel number that is occupied at the time of loan origination by the outparcel tenants Chili’s, McDonalds, and Olive Garden.  The borrower is required to make monthly deposits for such taxes upon the earliest of the following:  (i) an event of default, (ii) if such tenants are not obligated to make the tax payments themselves, (iii) if such tenants do not actually make said payments, (iv) the borrower fails to deliver to the lender evidence of timely payment prior to any delinquency date or (v) if the tenants’ leases are no longer in full force and effect or either the borrower or such tenant is in default of any of its obligations thereunder beyond applicable notice and cure periods.

With respect to Loan No. 2, Central Florida Industrial Portfolio, the borrowers are not required to make a $31,492 monthly deposit into the TI/LC reserve until the balance of the TI/LC reserve falls below $1,000,000, at which point, the monthly deposits will commence until the balance of the TI/LC reserve reaches the cap of $3,500,000. Monthly deposits will then recommence at any time the balance falls below the cap.

With respect to Loan No. 2, Central Florida Industrial Portfolio, the related borrowers are not required to make a $5,249 monthly deposit into the replacement reserve, provided that the funds on deposit in the replacement reserve subaccount are equal to or greater than $375,000.

With respect to Loan No. 3, Hyatt Regency Indianapolis, the borrower is required to deposit into an eligible account (the “FF&E Reserve Account”) on each monthly payment date, an amount equal to the greater of
(i) the FF&E Payment (as hereinafter defined) and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement. The “FF&E Payment” means an amount equal to 1/12 of four percent (4%) of the greater of (a) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by the lender and (b) the projected annual gross revenues for the hotel related operations for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget, or where no approved annual budget exists as of the date of determination, 1/12 of four percent (4%) of the annual gross revenues for the hotel related operations for the immediately preceding calendar year as reasonably determined by lender. The initial FF&E Payment was determined to be approximately $106,694.

With respect to Loan No. 3, Hyatt Regency Indianapolis, the borrower is required to deposit into an eligible account (the “Seasonality Reserve Account”) on the Seasonality Reserve Monthly Deposit Dates (as hereinafter defined) (i) between May 2023 and November 2023 an amount equal to $27,945 and (ii) after November 2023, an amount equal to 110% of the quotient of (x) the aggregate Negative Monthly Amounts for the twelve (12) month period divided by (y) the number of months for which there is no Negative Monthly Amount, based on the then current seasonality annual budget. The “Seasonality Reserve Monthly Deposit Dates” mean for the first year, the monthly payment dates occurring in February through November 2023 and (b) thereafter, the monthly payment dates where a deposit to the Seasonality Reserve Account is required as determined by the lender on February 1st of each year. The “Negative Monthly Amount” means, with respect to any monthly payment date, the amount, if any, by which operating income for the Mortgaged Property for the calendar month is insufficient to establish a debt service coverage ratio of 1.00x based on the then current annual budget to be adjusted annually on February 1st of each year by the lender.

With respect to Loan No. 4, Cincinnati Multifamily Portfolio, the borrower is required to make a monthly deposit of $9,375 into the replacement reserve account commencing on the date on which the balance of funds in the replacement reserve account is initially less than $112,500, provided however, as long as no event of default is continuing and the property is well maintained (as determined by the lender based on annual inspections) the monthly deposit of $9,375 shall only be required if the replacement reserve account is less than $337,500.

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With respect to Loan No. 5, Great Lakes Crossing Outlets, on a monthly basis, the borrower is required to deposit approximately $21,626.36 during a Lockbox Event Period (as defined in Annex B to the Prospectus with respect to the Great Lakes Crossing Whole Loan) for replacement reserves. The amount of replacement reserve funds on deposit in the replacement reserve account at any given time may not exceed $519,032.72 in the aggregate (the "Replacement Reserve Cap") and accordingly, to the extent a replacement reserve monthly deposit would result in the aggregate amount of replacement reserve funds in the replacement reserve account to exceed the Replacement Reserve Cap, such replacement reserve monthly deposit will be decreased by an amount equal to such excess.

With respect to Loan No. 5, Great Lakes Crossing Outlets, the borrower is permitted to deliver a letter of credit from an affiliate of the borrower or a reserve guaranty from an affiliate of borrower in lieu of any cash deposit for any reserve requirement for taxes, insurance, replacements, TI/LC and other reserves.

With respect to Loan No. 6, Oak Street NLP Fund Portfolio, during the continuance of a Cash Trap Event Period (as defined in Annex B to the Prospectus with respect to the Oak Street NLP Fund Portfolio Whole Loan), the borrowers are required to deposit ongoing monthly insurance reserves in an amount equal 1/12th of annual insurance premiums that the lender reasonably estimates will be payable during the next ensuing 12 months for the renewal of the coverage; provided, however, such insurance reserve has been conditionally waived for any property where (i) no event of default has occurred and is continuing, (ii) the borrower maintains insurance coverage for the applicable mortgaged property as part of blanket or umbrella coverage reasonably approved by the lender, (iii) borrower provides lender evidence of renewal of such insurance policies pursuant of the Oak Street NLP Fund Portfolio Whole Loan documents or (iv) the tenant is required to and actually pays such insurance premiums directly when due pursuant to its lease and such tenant is not in monetary or material non-monetary default under its applicable lease.

With respect to Loan No. 6, Oak Street NLP Fund Portfolio, in the event that the borrowers draw on the Save Mart letter of credit for all or any portion of the amount available thereunder, the borrowers will be required to (a) cause such amounts to be deposited by the issuer of the Save Mart letter of credit directly with lender and (b) promptly send a written notice to the Save Mart master tenant demanding that the Save Mart master tenant deposit with the borrowers an amount in cash sufficient to replenish the security deposit to its original amount in accordance with the Save Mart master lease.

With respect to Loan No. 8, Cross Island Plaza, the borrower is required to make a monthly deposit of $21,411 into rollover reserve account if less than 90% of the rentable commercial space at the mortgaged property is leased. The amount in rollover reserve funds on deposit, excluding the amount deposited at origination, in the rollover reserve account at any given time may not exceed $500,000 in aggregate.

With respect to Loan No. 9, 500 Mamaroneck, the borrower is required to escrow approximately $24,796 for replacement reserves, waived upon (i) no event of default, (ii) the ground lease is in full effect, (iii) the ground lease obligates the ground lease tenant to pay for any capital improvements at the 500 Mamaroneck Property, and (iv) the ground tenant pays for any capital improvements at the 500 Mamaroneck Property.

With respect to Loan No. 9, 500 Mamaroneck, the borrower is required to escrow approximately $5,482 for rollover reserves, waived upon (i) no event of default; (ii) the ground lease is in full effect and no default beyond any applicable cure period is continuing.

With respect to Loan No.12, Montreal Beach Resort, the borrower is required to deposit into the seasonality reserve during the loan term, an amount equal to $300,000 on each monthly payment date in July, $650,000 on each monthly payment date in August, $500,000 on each monthly payment date in September, and $200,000 on each monthly payment date in October, subject to a cap amount of $1,650,000.

With respect to Loan No. 12, Montreal Beach Resort, the borrower is required to deposit into an eligible account (the “FF&E Reserve Account”) on each monthly payment date, an amount equal to 1/12 of four percent (4%) of the greater of (a) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year and (b) the projected annual gross revenues for the hotel related operations for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget.

With respect to Loan No. 13, Philadelphia Life Science Portfolio, the related borrowers are not required to make a $5,022 monthly deposit into the replacement reserve, provided that the funds on deposit in the replacement reserve subaccount are equal to or greater than $200,000.

With respect to Loan No. 13, Philadelphia Life Science Portfolio, the borrowers are not required to make a $17,578 monthly deposit into the TI/LC reserve, until the funds on deposit in the TI/LC reserve subaccount are less than or equal to $550,000, at which point, monthly deposits will commence and continue for the remainder of the loan term.

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With respect to Loan No. 13, Philadelphia Life Science Portfolio, the borrowers are required to deposit into an insurance reserve on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as (i) the borrower maintains a blanket policy meeting the requirements of the mortgage loan documents, (ii) the tenant insurance conditions are satisfied, borrower shall have no obligation to make the deposits relating to insurance premiums of any payment date until and unless lender elects to require such deposits following, the issuance by an insurer or its agent of any notice of cancellation, termination or lapse of any assurance coverage required in the mortgage loan documents.

With respect to Loan No. 13, Philadelphia Life Science Portfolio, the borrowers shall pay to lender on each payment date (a) 1/12th of such taxes that lender estimates will be payable during the next ensuing twelve months in order to accumulate with lender sufficient funds to pay all such taxes at least 30 days prior to their respective due dates. Borrowers have no obligation to make the deposits relating to taxes and other charges as long as, (i) no cash sweep period has occurred and is continuing, (ii) the primary tenant lease provides that primary tenant is obligation to pay all taxes directly to the applicable governmental authority, (iii) the borrower has provided evidence satisfactory to lender of primary tenants full compliance with such obligation, and (iv) the primary tenant lease remains in full force and effect.

With respect to Loan No. 14, Orizon Aerostructures, the requirements for the borrower to make replacement reserve monthly deposits of $13,083.33 into the replacement reserve account are waived so long as no event of default has occurred and is continuing, no “Trigger Period” (within the meaning of the Orizon Aerostructures Whole Loan documents) has occurred and is continuing and the “Trigger Lease” (within the meaning of the Orizon Aerostructures Whole Loan documents) is in full force and effect, there are no defaults thereunder and “Trigger Tenant” (within the meaning of the Orizon Aerostructures Whole Loan documents) is directly paying the costs necessary to maintain each mortgaged property in a good and safe condition and repair and the borrower provides the lender with satisfactory evidence thereof upon the lender's reasonable request therefor.

With respect to Loan No. 14, Orizon Aerostructures, on each payment date until the loan is either paid or defeased in full, the borrower is required to pay to the lender the amount of $65,416.67 (the "Rollover Reserve Monthly Deposit") (all such amounts, together with any funds deposited pursuant to the following sentence, being hereinafter collectively called the "Rollover Reserve Funds" and the account in which such amounts are held being hereinafter be referred to as the "Rollover Reserve Account"). In addition, the borrower is required to pay to the lender for deposit with the lender all funds received by the borrower in connection with any cancellation, termination or surrender of any lease, including, but not limited to, any surrender or cancellation fees, buy-out fees, or reimbursements for allowances paid to tenants, tenant improvements and leasing commissions. The Rollover Reserve Account is required to be deposited with and held by the lender for payment of allowances to tenants, tenant improvement and leasing commission obligations incurred following the loan origination date in connection with any lease approved (or deemed approved) by the lender. Notwithstanding the foregoing, the requirement for the borrower to make Rollover Reserve Monthly Deposits into the Rollover Reserve Account will be waived so long as (a) no event of default has occurred and is continuing, (b) no trigger period has occurred and is continuing and (c) trigger lease is in full force and effect, there are no defaults thereunder.

With respect to Loan No. 15, GRM Indianapolis, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as, amongst other things, (i) the borrower maintains a blanket policy meeting the requirements of the mortgage loan documents and (ii) no event of default or sweep event period (as defined in the mortgage loan documents) is occurring.

With respect to Loan No. 15, GRM Indianapolis, upon the occurrence and during the continuance of a major tenant event period (as defined in the mortgage loan documents), the borrower is required to deposit with the lender all excess cash flow into a reserve to be used for tenant improvements and leasing commissions that are incurred with respect to re-leasing the major tenant space.

With respect to Loan No. 17, Pacific Design Center, if at any point the balance in the tenant improvement and leasing commissions reserve falls below $3,000,000, the borrower will be required to deposit approximately $87,768 monthly until the balance in the reserve account reaches $5,000,000.

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With respect to Loan No. 18, La Habra Marketplace, the borrower is not required to make the monthly insurance deposits, provided that, (i) no event of default has occurred and is continuing, (ii) the policies maintained by the borrower covering the Mortgaged Property are part of a blanket or umbrella policy approved by the lender in its reasonable discretion, (iii) the borrower provides the lender evidence of renewal of such policies, (iv) the borrower provides the lender paid receipts for the payment of the insurance premiums by no later than ten (10) business days prior to the expiration dates of the policies, and (v) if law & ordinance coverage is not maintained as part of the blanket or umbrella policy approved by the lender, the borrower is required to (x) maintain a separate law & ordinance policy for the Mortgaged Property, (y) provide the lender with paid receipts for the payment of the insurance premiums for such policy by no later than ten (10) business days prior to the expiration date of such policy, and (z) provide the lender with evidence of renewal of such policy. The borrower is required to immediately commence monthly insurance deposits payments, within five (5) days of receipt of notice from the lender of the borrower’s failure to comply with the above conditions, which notice will instruct the borrower to immediately commence making all monthly insurance deposits.

With respect to Loan No. 19, Comfort Suites Maingate East, the borrower is required to deposit on each of the payment date occurring in June 2023 and July 2023, the sum of $25,000 for the purpose of funding the seasonality reserve annual deposit amount into a seasonal working capital reserve fund to provide protection for payment of the monthly payments during seasonal periods when the gross income from operations may be reduced.

With respect to Loan No. 22, Loves Park Tech Center, the borrower is not required to make the monthly insurance deposits, provided that, (i) no event of default has occurred and is continuing, (ii) the policies maintained by the borrower covering the Mortgaged Property are part of a blanket or umbrella policy approved by the lender in its reasonable discretion, (iii) the borrower provides the lender evidence of renewal of such policies, (iv) the borrower provides the lender paid receipts for the payment of the insurance premiums by no later than ten (10) business days prior to the expiration dates of the policies, and (v) if law & ordinance coverage is not maintained as part of the blanket or umbrella policy approved by the lender, the borrower is required to (x) maintain a separate law & ordinance policy for the Mortgaged Property (y) provide the lender with paid receipts for the payment of the insurance premiums for such policy by no later than ten (10) business days prior to the expiration date of such policy, and (z) provide the lender with evidence of renewal of such policy. The borrower is required to immediately commence monthly insurance deposits payments, within five (5) days of receipt of notice from the lender of the borrower’s failure to comply with the above conditions, which notice will instruct the borrower to immediately commence making all monthly insurance deposits.

With respect to Loan No. 23, 800 Cesar Chavez, the borrower is not required to make the monthly tax deposits, provided that, (i) no event of default or cash trap significant tenant trigger event period has occurred and is continuing, (ii) the Cruise LLC lease is in full force and effect, (iii) Cruise LLC continues to be obligated under the Cruise LLC lease to pay all property taxes directly to the applicable taxing authority with respect to the Mortgaged Property and (iv) Cruise LLC pays all property taxes with respect to the Mortgaged Property directly to the applicable taxing authority and the borrower delivers to the lender not less than 30 days before the date such property taxes would become delinquent if not paid an officer’s certificate of the borrower attaching, and certifying as to, the original or a copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the lender.

With respect to Loan No. 23, 800 Cesar Chavez, the borrower is not required to make the monthly insurance deposits, provided that, (i) no event of default or cash trap significant tenant trigger event period has occurred and is continuing, (ii) the Cruise LLC lease is in full force and effect, (iii) Cruise LLC continues to be obligated under such Cruise LLC lease to maintain insurance covering the entire Mortgaged Property in form and substance satisfactory to the lender, (iv) the policies maintained by Cruise LLC covering the Mortgaged Property are approved by the lender and the requirements of insurance are satisfied, and (v) the borrower provides the lender with evidence reasonably satisfactory to the lender that the borrower or Cruise LLC has paid the annual premium on all insurance required to be maintained for the next 12 months, which delivery will be made not less than 30 days prior to the expiration date of such policies together with evidence of such renewals thereof.

With respect to Loan No. 24, Fresenius, the borrower is required to make monthly replacement reserve of $250 and monthly rollover reserve of $1,250 commencing upon the earliest of (i) an event of default, (ii) the debt yield being less than 8.50% on or after December 31, 2025, and (iii) bankruptcy by or against Fresenius or any guarantor, and (iv) the date Fresenius (a) terminates its lease, (b) goes dark in more than 50% of the space it leased, (c) vacates the space it leased, (d) discontinues operations or business in the space it leased, or (e) the mortgaged property is otherwise not occupied.

With respect to Loan No. 24, Fresenius, according to the Phase I environmental site assessment dated March 29, 2023, there was evidence of a recognized environmental condition at the mortgaged property. The borrower is required to deposit $38,000 into an environmental reserve in lieu of environmental insurance.

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With respect to Loan No. 24, Fresenius, on each monthly payment date beginning on the first payment date on June 6, 2023, through December 6, 2024, the lender will withdraw an amount equal to $10,696.50 from the funds in the DSCR reserve account and retain the payment as a partial payment from the borrower of the monthly debt service amount owed by the borrower for the payment date of the respective month. At origination, the borrower paid $213,930 into the upfront debt service reserve. On January 6, 2025, so long as no trigger event exists, the lender will be required to disburse any remaining balance of funds in the DSCR reserve account to the borrower.

With respect to Loan No. 26, Holiday Inn Express and Suites – Aiken, on the earlier of (a) the first monthly payment date following notice from the franchisor requiring a reserve for capital expenditures or furnishings, fixtures and equipment under the franchise agreement or (b) the monthly payment date occurring in May 2025, and on each monthly payment date thereafter, the borrowers are required to deposit an amount equal to the greater of (i) 4.0% of the gross income during the second calendar month preceding the calendar month in which such monthly payment date occurs and (ii) an amount equal to 1/12th of the aggregate amount, if any, required to be reserved pursuant to the management agreement and the franchise agreement for capital expenditures during the calendar year in which such monthly payment date occurs.

With respect to Loan No. 28, Quality Inn SeaTac, on each monthly payment date during a property improvement plan trigger event period, the borrower is required to deposit all property improvement plan trigger event excess cash flow into the property improvement plan reserve account for costs and expenses that may be incurred in connection with the performance or other satisfaction of the property improvement plan work necessary to effect a property improvement plan trigger event cure.

With respect to Loan No. 28, Quality Inn SeaTac, the borrower was required to deposit $175,000 into the seasonality reserve at origination. The borrower is required to deposit on each monthly payment date occurring in June, July, August and September an amount equal to: (a) in 2023, $30,000, (b) in 2024, an amount equal to one-fourth of (i) 125.0% of the seasonality shortfall amount during the 12-month seasonality shortfall calculation period ending March 31, 2024 (the amount described in this subclause (i), the “Seasonality Base Deposit Amount”), minus (ii) the amount on deposit in the seasonality account as of the date the seasonality shortfall amount is determined by the lender in accordance with the preceding clause (b)(i), and (c) in 2025 and each calendar year thereafter, an amount equal to one-fourth of (i) the Seasonality Base Deposit Amount, minus (ii) the amount on deposit in the seasonality account as of the date the seasonality shortfall amount is calculated by the lender for such period. The funds from the seasonality reserve are required to be disbursed on each monthly payment date occurring in October, November, December, January and February to cover shortfalls. During the continuance of a cash management trigger event period, the shortfall funds are required to be transferred to the cash management account. In the absence of a cash management trigger event period and a cash sweep trigger event period, the shortfall funds are required to be returned to the borrower.

With respect to Loan No. 28, Quality Inn SeaTac, on each monthly payment date, the borrower is required to deposit an amount equal to the greater of (i) 4.0% of the gross income during the second calendar month preceding the calendar month in which such monthly payment date occurs and (ii) an amount equal to 1/12th of the aggregate amount, if any, required to be reserved pursuant to any management agreement and the franchise agreement for capital expenditures during the calendar year in which such monthly payment date occurs.

With respect to Loan No. 31, SureStay Plus SeaTac, on each monthly payment date during a property improvement plan trigger event period, the borrower is required to deposit all property improvement plan trigger event excess cash flow into the property improvement plan reserve account for costs and expenses that may be incurred in connection with the performance or other satisfaction of the property improvement plan work necessary to effect a property improvement plan trigger event cure.

With respect to Loan No. 31, SureStay Plus SeaTac, the borrower was required to deposit $60,000 into the seasonality reserve at origination. The borrower is required to deposit on each monthly payment date occurring in June, July, August and September an amount equal to: (a) in 2023, $10,000, (b) in 2024, an amount equal to one-fourth of (i) 125.0% of the seasonality shortfall amount during the 12-month seasonality shortfall calculation period ending March 31, 2024 (the amount described in this subclause (i), the “Seasonality Base Deposit Amount”), minus (ii) the amount on deposit in the seasonality account as of the date the seasonality shortfall amount is determined by the lender in accordance with the preceding clause (b)(i), and (c) in 2025 and each calendar year thereafter, an amount equal to one-fourth of (i) the Seasonality Base Deposit Amount, minus (ii) the amount on deposit in the seasonality account as of the date the seasonality shortfall amount is calculated by the lender for such period. The funds from the seasonality reserve are required to be disbursed on each monthly payment date occurring in October, November, December, January and February to cover shortfalls. During the continuance of a cash management trigger event period, the shortfall funds are required to be transferred to the cash management account. In the absence of a cash management trigger event period and a cash sweep trigger event period, the shortfall funds are required to be returned to the borrower.

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With respect to Loan No. 31, SureStay Plus SeaTac, on each monthly payment date, the borrower is required to deposit an amount equal to the greater of (i) 4.0% of the gross income during the second calendar month preceding the calendar month in which such monthly payment date occurs and (ii) an amount equal to 1/12th of the aggregate amount, if any, required to be reserved pursuant to any management agreement and the franchise agreement for capital expenditures during the calendar year in which such monthly payment date occurs.

(20)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 1, Brier Creek Commons, the TI/LC Cap ($) is equal to $1,250,000.

With respect to Loan No. 2 Central Florida Industrial Portfolio, if the TI/LC reserve falls below $1,000,000 a monthly collection of $31,492.00 is required until the reserve reaches its cap of $3,500,000.

With respect to Loan No. 2 Central Florida Industrial Portfolio, if the replacement reserve falls below $375,000 a monthly collection of $5,249 is required until the reserve reaches its cap of $375,000.

With respect to Loan No. 4, Cincinnati Multifamily Portfolio, the CapEx Reserve Cap ($) is equal to $337,500.

With respect to Loan No. 7, Harborside 2-3, the TI/LC Reserve Cap is equal to $15,000,000. On each monthly payment date that the amount in the tenant improvements and leasing commissions reserve account is less than $10,000,000, the borrowers are required to deposit into the tenant improvements and leasing commissions reserve account an amount equal to approximately $133,252.

With respect to Loan No. 12, Montreal Beach Resort, the Seasonality Reserve Cap ($) is equal to $1,650,000. During the term of the Mortgage Loan, the borrower will be required to deposit into the Seasonality Reserve: $300,000 on each payment date in July, $650,000 on each payment date in August, $500,000 on each payment date in September, and $200,000 on each payment date in October.

With respect to Loan No. 13, Philadelphia Life Science Portfolio, if the replacement reserve falls below $200,000 a monthly collection of $5,022 is required until the reserve reaches its cap of $200,000. With respect to Loan No, 13, Philadelphia Life Science Portfolio, if the TI/LC reserve falls below $550,000 a monthly collection of $ 17,578 is required.

With respect to Loan No. 18, La Habra Marketplace, so long as no event of default is continuing, in the event that the balance of funds contained in the replacement reserve subaccount and the leasing reserve subaccount, in the aggregate, is equal to or greater than $1,250,000 (the “Reserve Cap”), then the borrower is not required to pay to the lender the replacement reserve monthly deposit or the leasing reserve monthly deposit; provided, however, that upon such time as the balance of funds contained in the replacement reserve subaccount and the leasing reserve subaccount, in the aggregate, has been reduced to an amount less than the Reserve Cap, the borrower is required to recommence paying to the lender the leasing reserve monthly deposit and the replacement reserve monthly deposit until such time as the balance of funds then contained in the leasing reserve subaccount and the replacement reserve subaccount, in the aggregate, is equal to or greater than the Reserve Cap.

With respect to Loan No. 20, 801 Bridgeboro Road, the TI/LC Reserve Cap ($) is equal to $500,000. On each monthly payment date that the amount in the tenant improvements and leasing commissions reserve account is less than $500,000, the borrower is required to deposit into the tenant improvements and leasing commissions reserve account an amount equal to approximately $6,188.

With respect to Loan No. 22, Loves Park Tech Center, so long as no event of default is continuing, in the event that the balance of funds contained in the replacement reserve subaccount is equal to or greater than $200,000 (the “Reserve Cap”), then the borrower is not required to pay to the lender the replacement reserve monthly deposit; provided, however, that upon such time as the balance of funds contained in the replacement reserve subaccount has been reduced to an amount less than the Reserve Cap, the borrower is required to recommence paying to the lender the replacement reserve monthly deposit until such time as the balance of funds then contained in the replacement reserve subaccount is equal to or greater than the Reserve Cap.

With respect to Loan No. 33, Richmond Medical Office, the TI/LC Reserve Cap ($) is equal to $300,000.

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(21)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date and may not include smaller spaces with different expiration dates.

With respect to Loan No. 33, Richmond Medical Office, the Second Largest Tenant, Infusion Solutions, currently occupying Suite 203, is expected to move to Suite 200 upon completion of the build-out of Suite 200, which is expected to be completed in September 2023. Infusion Solutions has signed a lease for Suite 200 and is expected to take occupancy and commence paying rent on the earlier of (i) September 1, 2023, and (ii) the date on which completion of the build-out is substantially complete in accordance with the related lease. The Largest Tenant, CRP, is expected to take occupancy of Suite 203 upon Infusion Solutions’ vacancy of Suite 203, and has entered into an assignment and assumption, dated as of April 27, 2023, between Infusion Solutions, as assignor, CRP, as assignee, and the related borrower, as landlord, to assume Infusion Solution’s lease for Suite 203. There can be no assurance that such build out will be completed or that such tenants will take possession of the applicable premises and begin paying rent as expected or at all.

(22)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

With respect to Loan No. 1, Brier Creek Commons, four tenants, Olive Garden, Truist Bank, McDonald’s, and Chili’s are ground lease tenants and own their improvements with no associated net rentable square feet.

With respect to Loan No. 15, GRM Indianapolis, the sole tenant, GRM Lease Holding, LLC, is a borrower affiliate. The related lease is guaranteed by the loan sponsors and runs through May 2038, approximately ten years beyond the mortgage loan maturity.

With respect to Loan No. 33, Richmond Medical Office, the Largest Tenant, CRP, occupies one suite totaling 700 square feet with a lease expiration date of June 30, 2024, one suite totaling 1,989 square feet with a lease expiration date of February 28, 2027, two suites totaling 8,102 square feet with a lease expiration date of March 31, 2030 and one suite totaling 3,433 square feet with a lease expiration date of April 30, 2030.

(23)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 2, Central Florida Industrial Portfolio, (i) the Largest Tenant at the Brandywine Business Center property, Joffrey’s Coffee and Tea Company, has a one-time right to terminate 5,304 square feet of its space if it does not renew its contract with The Walt Disney Company by October 31, 2024, (ii) the Second Largest Tenant at the President’s Plaza mortgaged property, E-Med Source (Angel’s Care), may terminate its lease at any time provided that the tenant gives six months prior written notice and pays a termination fee, (iii) the Fifth Largest Tenant at the President’s Plaza property, SunRun, Inc., representing approximately 10.5% of the net rentable area may terminate its lease at any time after December 31, 2023 provided that the tenant gives 120 days’ prior written notice  and (iv) the Third Largest Tenant at the Corporex Plaza mortgaged property, Inspectorate America Corp, has a one-time right to terminate its space on November 1, 2024 provided that the tenant gives written notice on or before February 1, 2024.

With respect to Loan No. 17, Pacific Design Center, the Largest Tenant, Cedars Sinai Medical Center, has 46,151 square feet expiring on May 31, 2030, 9,000 square feet expiring on August 31, 2032, 97,053 square feet expiring on June 30, 2033, and 107,449 square feet expiring on June 30, 2038. The Third Largest Tenant, Pluto, Inc., leases 350 square feet on a month-to-month basis and has 35,500 square feet expiring on November 30, 2028. The Fifth Largest Tenant, Kneedler Fauchere, leases display space (one square foot) on a month-to-month basis and has 17,761 square feet expiring on January 31, 2028.

With respect to Loan No. 17, Pacific Design Center, the Largest Tenant, Cedars Sinai Medical Center, has the right to terminate the lease with respect to the space (the “Fifth Amendment Space”) leased pursuant to the fifth amendment of lease to the building known as the “blue building”, dated as of June 10, 2022, between the borrower and Cedars Sinai Medical Center (the “Fifth Amendment”) based on the following circumstances. Subject to the tenant fulfilling certain obligations, the borrower is required to use best efforts to cause the City of West Hollywood (the “City”) to confirm in writing that, among other things, the tenant’s lawful ability to use the entirety of the Fifth Amendment Space for the permitted use set forth in the lease and the vacancy requirements set forth by the City are satisfied (the “City Confirmation”). Should an acceptable City Confirmation not issue (other than as arising or related to the tenant’s plans), the tenant will be entitled to terminate the Fifth Amendment; however, after the tenant has provided notice of its intent to terminate the lease, the borrower has the right to obtain the City Confirmation within 60 days of such notice of termination. If no acceptable City Confirmation is obtained within the 60-day period,

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the tenant may terminate the lease by providing 10 days’ written notice. In addition, the borrower is seeking to permanently amend the development plan governing the Pacific Design Center Mortgaged Property to remove certain requirements. Should the borrower’s pursuit of the development plan amendment negatively impact the tenant’s rights under its various leases, including its permitted use, the allocated parking or increase in the tenant’s operating expenses, the tenant will have the right of termination as to space leased under the Fifth Amendment. In the case of any termination described in this paragraph, the borrower will be liable for all of the tenant’s reasonable actual out-of-pocket costs and expenses incurred in connection with the Fifth Blue Amendment (including rent paid thereunder prior to the date of tenant’s termination), certain project conformity approval from the City and design, planning and engineering efforts associated with the Fifth Blue Amendment Space. In the event the borrower fails to reimburse the tenant for such costs within ten business days of demand, the tenant is entitled to offset the same against rents coming due under the other leases that the tenant has at the mortgaged property.

With respect to Loan No. 17, Pacific Design Center, the Third Largest Tenant, Pluto, Inc., has the ongoing right to terminate the lease for its 35,500 square feet of office space, the G900 suite, upon providing the borrower written notice (the “Early Termination Notice”), effective on or at any date (the “Early Termination Date”) after August 31, 2026 subject to, among other conditions, (i) the Early Termination Date being no earlier than 180 days following delivery of the Early Termination Notice and (ii) Pluto, Inc. paying to the borrower a termination fee equaling the sum of (x) the total amount of the base rent abated under the lease, (y) the borrower’s tenant improvement allowance contribution and (z) the brokerage commissions paid and payable by the borrower in respect of the lease, each amortized over the term of the lease using a straight-line method of calculation.

With respect to Loan No. 21, Crosswinds Business Park, the Second Largest Tenant, GSA - US Marshals Service, has the right to terminate its lease at any time after November 2036 with 120 days’ notice.

(24)	With respect to Loan No. 1, Brier Creek Commons, Uses: Other Uses ($) consists of funds from the loan proceeds the borrower sponsor used to buy out a corporate equity partner in the non-recourse carveout guarantor, AAC Consolidated Properties, LLC.

With respect to Loan No. 5, Great Lakes Crossing Outlets, for so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG, SPG LP. or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the related Whole Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

(25)	Each letter identifies a group of related borrowers.

(26)	The classification of the lockbox types is described in the prospectus. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in the prospectus for further details.

(27)	Intentionally blank

(28)	With respect to Loan No. 2, Central Florida Industrial Portfolio, (i) SMALL BAY I BRANDYWINE DST entered into a master lease with NREA SB I BRANDYWINE LEASECO, LLC on April 28, 2023, for a 20-year term with an expiration date on April 28, 2043, (ii) SMALL BAY I CORPOREX DST entered into a master lease with NREA SB I CORPOREX LEASECO, LLC on April 28, 2023, for a 20-year term with an expiration date on April 28, 2043, (iii) SMALL BAY I ORLANDO DST entered into a master lease with NREA SB I ORLANDO LEASECO, LLC on April 28, 2023, for a 20-year term with an expiration date on April 28, 2043 and (iv) SMALL BAY I PRESIDENTS DST entered into a master lease with NREA SB I PRESIDENTS LEASECO, LLC on April 28, 2023, for a 20-year term with an expiration date on April 28, 2043.

With respect to Loan No. 6, Oak Street NLP Fund Portfolio, (i) Save Mart Portfolio Owner NLP CA LLC and Save Mart Portfolio Owner NLP NV LLC entered into a master lease with Save Mart Supermarkets on March 9, 2021, for a 24-year term with an expiration date on November 30, 2044 (ii) W.S. Badcock Corporation entered into a master lease with BCDC Portfolio Owner LLC on June 17, 2022, for a 17-year term with an expiration date on June 30, 2039 and (iii) W.S. Badcock Corporation entered into a master lease with BCHQ Owner LLC on August 2, 2022, for a 17-year term with an expiration date on August 31, 2039.

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With respect to Loan No. 11, Jaylor - Burger King Portfolio, the borrowers entered into two master leases, one of which (for 90 of the properties) is dated as of February 28, 2005, as amended by the first amendment dated March 3, 2014, and as further amended by the second amendment dated May 2, 2023 between JL Holdings I, LLC and GPS Hospitality Partners IV, LLC and the other of which (for 9 of the properties) is dated as of February 28, 2005, as amended by the first amendment dated March 3, 2014, as further amended by the second amendment dated May 2, 2023 between JL Group Holdings I, LLC and GPS Hospitality Partners IV, LLC. The master leases expire June 5, 2034, with options to renew though June 5, 2049, except with respect to the ground lease properties as discussed in footnote 4, the master lease term is tied to the ground lease term for the respective ground lease property.

With respect to Loan No. 13, Philadelphia Life Science Portfolio, (i) NEXPOINT DUNGAN DST entered into a master lease with NREA DUNGAN LEASECO, LLC on April 12, 2023, for a 20-year term with an expiration date on April 12, 2043 and (ii) NEXPOINT ORTHODOX DST entered into a master lease with NREA ORTHODOX LEASECO, LLC on April 12, 2023, for a 20-year term with an expiration date on April 12, 2043. Each master lease has four renewal terms for five years each.

With respect to Loan No. 14, Orizon Aerostructures, OZN Chanute (Multi) LLC entered into a master lease with Orizon Aerostructures, LLC on October 13, 2022, with an expiration date on December 31, 2047.

(29)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects mortgaged properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

With respect to Loan No. 3, Hyatt Regency Indianapolis, the mortgaged property is located in a Qualified Opportunity Zone.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #04581 - Foley, AL, Burger King #04130 - Vicksburg, MS, Burger King #09788 - Walker, LA, Burger King #01465 - Laurel, MS, Burger King #05029 - Pineville, LA, Burger King #07467 - Ruston, LA, Burger King #05035 - Tuscaloosa, AL, Burger King #12661 - Baton Rouge, LA, Burger King #06906 - Warrensburg, MO, Burger King #05981 - Meridian, MS, Burger King #09115 - Meridian, MS, Burger King #11095 - Tuscaloosa, AL, Burger King #04016 - Mobile, AL, Burger King #10800 - Livingston, AL, Burger King #12752 - Lafayette, LA and Burger King #01537 - Lafayette, LA mortgaged properties are located in a Qualified Opportunity Zone.

(30)	With respect to Loan No. 6, Oak Street NLP Fund Portfolio, pursuant to the Save Mart Supermarkets master lease, the tenant was required to provide a letter of credit in the amount equal to 18 months of the then-current base rent under the Save Mart Supermarkets master lease. The borrower may draw on the letter of credit to satisfy any such unpaid obligation of Save Mart Supermarkets and Save Mart Supermarkets will be required to replenish the letter of credit to the original amount.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, if an immediate repair is not completed by the applicable immediate repair deadline, then, the borrowers will (i) deposit or cause to be deposited into an eligible account the amount applicable to the immediate repair that has not been completed and (ii) cause all remaining immediate repairs to be completed promptly thereafter.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #01537 - Lafayette, LA mortgaged property was appraised for $0 as the appraiser concluded that the rental income attributable to the mortgaged property was less than the ground rent payment by $1,570.

With respect to Loan No. 11, Jaylor - Burger King Portfolio, the Burger King #00501 - Lafayette, LA mortgaged property has an allocated loan amount of $0 as the fully extended ground lease maturity is prior to the Jaylor - Burger Kind Portfolio whole loan maturity date. However, the mortgaged property is included within the collateral.

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With respect to Loan No. 12, Montreal Beach Resort, the restaurant and liquor store at the Mortgaged Property (representing approximately 47.1% of the underwritten revenue at the Mortgaged Property) is operated by Madison Cape May F.B. LLC (“F&B Operator”), an entity that is a wholly-owned subsidiary of the related guarantor, pursuant to a lease between the borrower and F&B Operator that expires on December 31, 2046. Under the lease, F&B Operator is required to pay base rent in the amount of $7,325 per month plus additional rent (which additional rent includes revenue from the restaurant and liquor store for the prior month).

(31)	With respect to Loan No. 15, GRM Indianapolis, the UW NOI is greater than Most Recent NOI because the loan sponsor affiliate recently executed a new 15-year, triple-net lease at a market rental rate of $5.50 PSF. Additionally, the loan sponsor personally guarantees the lease.

With respect to Loan No. 17, Pacific Design Center, the increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily driven by rent from additional executed Cedars Sinai Medical Center leases with start dates after the TTM 9/30/2022 period as well as the associated credit tenant rent steps.

With respect to Loan No. 21, Crosswinds Business Park, the loan sponsor acquired the mortgaged property in December 2020. After a prior tenant gave its notice of non-renewal, the loan sponsor executed a lease with Spectrum / Charter Communications (67,789 SF; $1,169,360 underwritten base rent), which lease commenced in March 2022. Subsequently, Spectrum / Charter Communications signed an expansion lease (19,808 SF; $302,072 underwritten base rent), which lease commenced in May 2023. Spectrum / Charter Communications is paying full rent on its initial 67,789 SF and is paying abated rent on its 19,808 SF of expansion space until August 2023, when it will begin paying full rent.

(32)	Intentionally blank

(33)	With respect to Loan No. 7, Harborside 2-3, the borrowers own the related mortgaged property as tenants–in–common.

With respect to Loan No. 23, 800 Cesar Chavez, the borrowers own the Mortgaged Property as tenants-in-common.

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ANNEX B

SIGNIFICANT LOAN SUMMARIES

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

B-1

Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

B-2

Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	ZBNA	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$65,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$64,958,243	Property Type – Subtype:	Retail – Anchored
% of IPB:	9.9%	Net Rentable Area (SF):	519,277
Loan Purpose:	Refinance	Location:	Raleigh, NC
Borrower:	BC Retail, LLC	Year Built / Renovated:	2001 / NAP
Borrower Sponsor:	Maria Beatrice Countess Arco	Occupancy:	98.5%
Interest Rate:	6.91000%	Occupancy Date:	4/1/2023
Note Date:	4/20/2023	4th Most Recent NOI (As of):	$8,215,540 (12/31/2020)
Maturity Date:	5/6/2033	3rd Most Recent NOI (As of):	$8,479,332 (12/31/2021)
Interest-only Period:	None	2nd Most Recent NOI (As of):	$8,569,797 (12/31/2022)
Original Term:	120 months	Most Recent NOI (As of):	$8,650,973 (TTM 2/28/2023)
Original Amortization Term:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	Amortizing Balloon	UW Revenues:	$12,422,790
Call Protection(2):	L(25),D(91),O(4)	UW Expenses:	$3,616,139
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$8,806,651
Additional Debt(1):	Yes	UW NCF:	$8,430,175
Additional Debt Balance(1):	$19,987,152	Appraised Value / Per SF:	$136,200,000 / $262
Additional Debt Type(1):	Pari Passu	Appraisal Date:	3/22/2023

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$164
Taxes:	$752,049	$83,561	N/A	Maturity Date Loan / SF:	$142
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	62.4%
Replacement Reserves:	$0	$6,491	N/A	Maturity Date LTV:	54.3%
TI/LC:	$0	$28,128	$1,250,000	UW NCF DSCR:	1.25x
Rent Concession Reserve:	$58,333	$0	N/A	UW NOI Debt Yield:	10.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$85,000,000	100.0%	Loan Payoff	$70,400,945	82.8%
			Partnership Equity Buyout(4)	10,271,111	12.1
			Return of Equity	2,060,070	2.4
			Closing Costs	1,457,492	1.7
			Upfront Reserves	810,382	1.0
Total Sources	$85,000,000	100.0%	Total Uses	$85,000,000	100.0%
(1)	The Brier Creek Commons Mortgage Loan (as defined below) is part of a whole loan evidenced by three pari passu notes with an aggregate original principal balance of $85,000,000. Financial Information in the chart above reflects the Brier Creek Commons Whole Loan (as defined below). For additional information, see “The Loan” below.
(2)	Defeasance is permitted any time after the earlier of (i) April 20, 2026 and (ii) two years from the closing date of the securitization that includes the last pari passu note of the Brier Creek Commons Whole Loan to be securitized. The assumed lockout period of 25 payments is based on the closing date of this transaction in June 2023. The actual lockout period may be longer.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	The borrower sponsor used $10,271,111 of the loan proceeds to buy out a corporate equity partner in the non-recourse carveout guarantor, AAC Consolidated Properties, LLC (the “Guarantor”, as further described in “The Borrower Sponsor”).

The Loan. The largest mortgage loan (the “Brier Creek Commons Mortgage Loan”) is part of a fixed rate whole loan (the “Brier Creek Commons Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $85,000,000, secured by the borrower’s fee interest in an anchored retail power center located in Raleigh, North Carolina (the “Brier Creek Commons Property”). The Brier Creek Commons Mortgage Loan is evidenced by the controlling Note A-1, which has an outstanding principal balance as of the Cut-off Date of $64,958,243. The Brier Creek Commons Mortgage Loan will be included in the BMO 2023-C5 securitization trust and represents approximately 9.9% of the Initial Pool Balance. The Brier Creek Commons Whole Loan was originated on April 20, 2023 by Zions Bancorporation, N.A. (“ZBNA”) and proceeds were used to refinance the existing debt held by MetLife Investment Management on the Brier

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

Creek Commons Property, fund upfront reserves, pay origination costs, buy out a corporate equity owner’s interests in the Guarantor and return cash equity to the borrower sponsor. The Brier Creek Commons Whole Loan accrues interest at a fixed rate of 6.91000% per annum. The table below summarizes the promissory notes that comprise the Brier Creek Commons Whole Loan. The relationship between the holders of the Brier Creek Commons Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus. The Brier Creek Commons Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-C5 trust. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$64,958,243	BMO 2023-C5	Yes
A-2(1)	$10,000,000	$9,993,576	ZBNA	No
A-3(1)	$10,000,000	$9,993,576	ZBNA	No
Whole Loan	$85,000,000	$84,945,395
(1)	Expected to be contributed to one or more future securitization(s).

The Property.

The Brier Creek Commons Property is a 519,277 square foot, 20-building, Class A anchored retail power center located in Raleigh, North Carolina, approximately 5.8 miles east of the Research Triangle Park (“RTP”). Built in 2001 by the borrower sponsor, the property is situated on a 71.0-acre parcel and is anchored by BJ's Warehouse Club, Dick's Sporting Goods, Ross Dress for Less, TJ Maxx and HomeGoods. Additional notable junior anchor and in-line tenants include Michaels, Staples, PetSmart, Barnes & Noble, Party City, Rack Room Shoes, Total Wine, Talbots, Men’s Wearhouse, Vitamin Shoppe, Crumbl Cookies and Verizon Wireless, plus several dining options including McDonald’s, Chili’s, Olive Garden, Jason’s Deli, Brixx Wood Fired Pizza, Noodles & Co., Caribou Coffee and Bruegger’s Bagels. Four of the anchor tenants, collectively comprising 25.0% of net rentable area and 17.2% of underwritten base rent, are investment-grade rated by Moody’s and S&P (see the “Tenant Summary” table below). Fifteen tenants totaling 57.8% of NRA and 39.7% of underwritten base rent have been in occupancy for at least 20 years, including all five of the anchor tenants. The borrower sponsor completed approximately $3.4 million in capital expenditures from 2017-2022, including a roof replacement, asphalt pavement sealing and striping and exterior painting at the Brier Creek Commons Property.

As of April 1, 2023, the Brier Creek Commons Property was 98.5% occupied by 67 tenants and has averaged 99.1% occupancy from 2013-2022. No single tenant represents more than 11.2% of underwritten base rent and only BJ’s Wholesale Club represents more than 6.7% of underwritten base rent. The Brier Creek Commons Property contains 3,095 surface parking spaces, resulting in a parking ratio of approximately 6.0 spaces per 1,000 square feet of rentable area. There are four tenants totaling 4.9% of underwritten base rent that are ground lease tenants and own their improvements (Olive Garden, Truist Bank, McDonald’s and Chili’s). The Brier Creek Commons Property is shadow anchored by Target and Regal Cinemas; the spaces occupied by Target and Regal Cinemas are not part of the collateral securing the Brier Creek Commons Whole Loan.

The borrower sponsor developed the larger 1,450-acre Brier Creek master planned community, which includes the non-collateral 82,708 square foot Brierdale Commons retail center, the Brier Creek Corporate Center I, II, IV and V totaling 436,022 square feet, a 265-unit multifamily community under construction and future phases planned to include a Westin hotel property, multifamily and additional office buildings totaling approximately 1.5 million square feet.

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

Anchor Tenants. The three largest tenants based on underwritten base rent are BJ’s Wholesale Club, Dick’s Sporting Goods and Ross Dress for Less, each of which is an anchor tenant.

BJ’s Wholesale Club (108,532 square feet; 20.9% of NRA, 11.2% of underwritten base rent, Moody’s/S&P/Fitch: Ba1/BB+/NR): Founded in 1984 and headquartered in Marlborough, Massachusetts, BJ’s Wholesale Club (“BJ’s”) is a warehouse club operator and retailer with 237 clubs and 165 gas stations, located primarily in the eastern United States. BJ’s is a membership only retailer and has over 6.5 million members as of April 2023. BJ’s annual total revenue was approximately $19.3 billion in its fiscal year ending January 28, 2023. BJ’s has been a tenant at the Brier Creek Commons Property since June 2001, with its current lease expiration date in September 2026, BJ’s has three remaining 5-year extension options.

Dick’s Sporting Goods (45,000 square feet; 8.7% of NRA, 6.7% of underwritten base rent, Moody’s/S&P/Fitch: Baa3/BBB/NR): Founded by Richard T. Stack in 1948 and headquartered in Pittsburgh, Pennsylvania, Dick’s Sporting Goods (“Dick’s”) is a sporting goods retail chain with 850 stores including Dick’s, Golf Galaxy, Field & Stream, Public Lands, Going Going Gone! and Warehouse Sale stores. Dick’s has been a tenant at the Brier Creek Commons Property since March 2002, with its current lease expiration date in January 2028. Dick’s has one 5-year extension option remaining.

Ross Dress for Less (30,064 square feet; 5.8% of NRA, 4.3% of underwritten base rent, Moody’s/S&P/Fitch: A2/BBB+/NR): Founded in 1982 and headquartered in Dublin, California, Ross Dress for Less (“Ross”) is one of the largest off-price apparel and home fashion chains in the United States, with 1,693 locations in 40 states and an additional 322 dd’s Discounts stores, each as of January 28, 2023. Ross has been a tenant at the Brier Creek Commons Property since January 2003, with its current lease expiration date in January 2028. Ross has one 5-year extension option remaining.

Environmental. The Phase I environmental assessment at the Brier Creek Commons Property dated March 24, 2023 did not identify any recognized environmental conditions. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus for additional information.

The following table presents certain information relating to the historical occupancy of the Brier Creek Commons Property:

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	2021(1)	2022(1)	Current(2)
99.4%	99.3%	95.4%	99.8%	98.3%	98.5%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Based on the underwritten rent roll dated April 1, 2023.

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

The following table presents certain information relating to the largest tenants based on net rentable area of the Brier Creek Commons Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Sales PSF/Year(4)	UW Occ. Costs(5)	Lease Exp. Date
BJ’s Wholesale Club	Ba1/BB+/NR	108,532	20.9%	$10.03	$1,088,576	11.2%	NAV	NAV	9/16/2026
Dick’s Sporting Goods	Baa3/BBB/NR	45,000	8.7	$14.50	652,500	6.7	NAV	NAV	1/31/2028
Ross Dress for Less	A2/BBB+/NR	30,064	5.8	$14.00	420,896	4.3	NAV	NAV	1/31/2028
TJ Maxx	A2/A/NR	30,000	5.8	$10.78	323,333	3.3	$435	3.6%	4/30/2032
HomeGoods	A2/A/NR	25,000	4.8	$10.78	269,444	2.8	$447	3.5%	4/30/2032
Michaels	B3/B-/NR	23,928	4.6	$12.00	287,136	3.0	$176	9.7%	10/31/2032
Staples	B3/B/NR	23,000	4.4	$11.97	275,238	2.8	NAV	NAV	4/30/2024
Barnes & Noble	NR/NR/NR	22,975	4.4	$12.50	287,187	3.0	NAV	NAV	3/31/2025
PetSmart	B1/B+/NR	18,968	3.7	$15.00	284,520	2.9	NAV	NAV	1/31/2028
Party City(6)	NR/NR/NR	12,000	2.3	$16.50	198,000	2.0	NAV	NAV	7/31/2033
Top 10 Tenants		339,467	65.4%	$12.04	$4,086,831	42.1%
Other Tenants(7)		172,085	33.1%	$30.07(7)	$5,617,412	57.9%
Occupied Collateral Total / Wtd. Avg.		511,552	98.5%	$18.08(7)	$9,704,243	100.0%

Vacant Space		7,725	1.5%

Collateral Total		519,277	100.0%

(1)	Based on the underwritten rent roll dated April 1, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent PSF include contractual rent steps through April 2024 for 18 tenants totaling $49,722 and straight-line rent averaging for the investment-grade tenants TJ Maxx and HomeGoods totaling $15,278.
(4)	Sales PSF/Year are as of the trailing 12-month period ending January 31, 2022 for TJ Maxx and HomeGoods and as of the trailing 12-month period ending December 31, 2022 for Michaels, as provided by the tenants to the Brier Creek Commons Borrower.
(5)	UW Occ. Costs are based on underwritten base rent and reimbursements and most recently reported sales.
(6)	Party City Holdco Inc., the parent company of Party City, filed for Chapter 11 bankruptcy protection on January 17, 2023. Party City has not announced a store closure at the Brier Creek Commons Property and is current on its rent payments.
(7)	Four tenants totaling 4.9% of underwritten base rent (Olive Garden, Truist Bank, McDonald’s and Chili’s) are ground lease tenants and own their improvements with no associated NRA. An additional 1,073 square feet (0.2% of the NRA) is attributed to a storage space with no corresponding lease or applicable base rent. The weighted average UW Base Rent PSF calculations exclude the underwritten base rent, if any, associated with these ground lease tenants and the storage space.

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

The following table presents certain information relating to the tenant lease expirations at the Brier Creek Commons Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring(3)	Net Rentable Area Expiring(3)	% of NRA Expiring(3)	UW Base Rent Expiring(4)	% of UW Base Rent Expiring(4)		Cumulative Net Rentable Area Expiring(3)	Cumulative % of NRA Expiring(3)	Cumulative UW Base Rent Expiring(4)	Cumulative % of UW Base Rent Expiring(4)
Vacant	NAP	7,725	1.5%	NAP	NA	P	7,725	1.5%	NAP	NAP
2023 & MTM	1	4,856	0.9	$145,680	1.5%		12,581	2.4%	$145,680	1.5%
2024	6	44,434	8.6	820,045	8.5		57,015	11.0%	$965,725	10.0%
2025	8	41,584	8.0	1,014,525	10.5		98,599	19.0%	$1,980,250	20.4%
2026	6	120,324	23.2	1,420,968	14.6		218,923	42.2%	$3,401,217	35.0%
2027	14	33,507	6.5	1,175,817	12.1		252,430	48.6%	$4,577,034	47.2%
2028	16	130,274	25.1	2,580,880	26.6		382,704	73.7%	$7,157,915	73.8%
2029	3	21,809	4.2	478,052	4.9		404,513	77.9%	$7,635,967	78.7%
2030	2	2,492	0.5	269,891	2.8		407,005	78.4%	$7,905,858	81.5%
2031	1	2,596	0.5	110,382	1.1		409,601	78.9%	$8,016,240	82.6%
2032	6	85,728	16.5	1,130,079	11.6		495,329	95.4%	$9,146,318	94.3%
2033	3	22,875	4.4	557,925	5.7		518,204	99.8%	$9,704,243	100.0%
2034 & Beyond(5)	1	1,073	0.2	0	0.0		519,277	100.0%	$9,704,243	100.0%
Total	67	519,277	100.0%	$9,704,243	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2023.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
(3)	Four tenants totaling 4.9% of underwritten base rent (Olive Garden, Truist Bank, McDonald’s and Chili’s) are ground lease tenants and own their improvements with no associated NRA.
(4)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent steps through April 2024 for 18 tenants totaling $49,722 and straight-line rent averaging for the investment-grade tenants TJ Maxx and HomeGoods totaling $15,278.
(5)	Represents shopping center storage space with no corresponding lease or applicable base rent.
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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

The following table presents certain information relating to the operating history and underwritten cash flows of the Brier Creek Commons Property:

Operating History and Underwritten Net Cash Flow
	2020	2021	2022	2/28/2023 TTM(1)	Underwritten(1)	Per Square Foot	%(2)
Base Rent	$8,739,023	$9,190,973	$9,202,936	$9,235,283	$9,704,243	$18.69	74.2%
Grossed Up Vacant Space	0	0	0	0	278,100	0.54	2.1
Gross Potential Rent	$8,739,023	$9,190,973	$9,202,936	$9,235,283	$9,982,343	$19.22	76.3%
Other Income(3)	26,787	1,964	2,798	2,677	2,677	0.01	0.0
Percentage Rent(4)	2,615	1,790	55,389	67,052	39,917	0.08	0.3
Total Reimbursements	2,651,132	2,520,286	2,884,346	2,808,635	3,051,543	5.88	23.3
Net Rental Income	$11,419,557	$11,715,014	$12,145,468	$12,113,647	$13,076,480	$25.18	100.0%
(Vacancy & Credit Loss)(5)	0	0	0	0	(653,690)(5)	(1.26)	(5.0)
Effective Gross Income	$11,419,557	$11,715,014	$12,145,468	$12,113,647	$12,422,790	$23.92	95.0%
Total Expenses(6)	3,204,017	3,235,682	3,575,672	3,462,674	3,616,139	6.96	29.1
Net Operating Income	$8,215,540	$8,479,332	$8,569,797	$8,650,973	$8,806,651	$16.96	70.9%
Capital Expenditures	0	0	0	0	77,892	0.15	0.6
TI / LC	0	0	0	0	298,584	0.58	2.4
Net Cash Flow	$8,215,540	$8,479,332	$8,569,797	$8,650,973	$8,430,175	$16.23	67.9%
(1)	TTM reflects the trailing 12-month period ending February 28, 2023. Underwritten rents are higher than TTM Rents due to the inclusion of rent steps underwritten per the tenants' contractual lease terms through April 2024 for 18 tenants totaling $49,722 and straight-line rent averaging for the investment-grade tenants TJ Maxx and HomeGoods totaling $15,278.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Other Income reflects the Brier Creek Commons Borrower’s miscellaneous income.
(4)	Includes percentage rent for tenants Crumbl Cookies and Bath and Body Works based on trailing 12-month sales and current sales breakpoints in each respective lease.
(5)	The underwritten economic occupancy is 95.0%. The Brier Creek Commons Property was 98.5% physically occupied based on the April 1, 2023 rent roll.
(6)	The management fee is underwritten to reflect 3.0% of Effective Gross Income. The fee per the in-place management agreement is 4.0% and is paid to a borrower sponsor affiliate. All management fees above 3.0% have been subordinated to the Brier Creek Commons Whole Loan.

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

The Market. The Brier Creek Commons Property is located along Interstate 540 between Raleigh and Durham, North Carolina, approximately 13.8 miles northwest of the Raleigh central business district (“CBD”) and 10.6 miles southeast of the Durham CBD. Per the appraisal, combined traffic counts total over 81,000 vehicles per day at the Brier Creek Commons Property. Primary access to the area is provided by Interstates 40 and 540 and Highway 70 (Glenwood Avenue), with approximate driving times to the Raleigh CBD, Durham CBD, RTP and Raleigh-Durham International Airport of 24, 18, 10 and 8 minutes, respectively.

According to the appraisal, the RTP is situated at the Brier Creek Commons Property neighborhood’s western boundary. The RTP is the largest research park in the United States encompassing 7,000 acres, home to over 200 companies and over 50,000 employees. In the Raleigh, NC Metropolitan Statistical Area, approximately 49.4% of individuals over the age of 24 have a college degree, with 31.0% holding a bachelor's degree and 18.4% holding a graduate degree, per the appraisal. Duke University, North Carolina State University and the University of North Carolina at Chapel Hill are each situated approximately 12.4 to 17.4 miles from the Brier Creek Commons Property. This employment base has and continues to generate residential development in the surrounding areas. The immediate area surrounding the Brier Creek Commons Property is a relatively newer area of development, per the appraisal, consisting primarily of residential uses with much of the development being built during the 1990s, 2000s, and 2010s. According to the appraisal, Raleigh and the Research Triangle region continue to be among the fastest-growing metros in the nation. Among markets with populations over 1 million, only Austin grew at a faster rate.

According to the appraisal, within a three- and five-mile radius of the Brier Creek Commons Property, the 2022 average household income was approximately $131,110 and $133,029, respectively; and within the same radii, the 2022 estimated population was 42,109 and 96,661, respectively. The appraisal noted the Raleigh, NC Metropolitan Statistical Area’s 2022 average household income as being $117,896 and the United States Census Bureau noted the 2017-2021 State of North Carolina’s median household income as being $60,516. Since 2010, the population within a three-mile radius has increased by approximately 53.6% and the number of households has increased by approximately 61.7%, with annual growth rates of 3.6% and 4.1%, respectively. According to the appraisal, the top three industries within the area are Prof/Scientific/Tech Services, Health Care/Social Assistance and Retail Trade, which represent a combined total of 37% of the workforce.

According to a third-party market research report, the Brier Creek Commons Property is situated within the RTP/RDU retail submarket of the Raleigh - NC retail market. As of April 10, 2023, the submarket reported total inventory of approximately 2.9 million square feet with a 1.4% vacancy rate and average asking rents of $31.92 per square foot.

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

The following table presents certain information relating to the seven competitive retail properties to the Brier Creek Commons Property, ranging in size from 103,240 square feet to 388,318 square feet, that reported occupancy rates ranging from 91% to 100% and quoted rents ranging from $14.00 to $40.00 per square foot.

Competitive Retail Properties(1)
Property Name/Location	Year Built/Renovated	Size (SF)	Occupancy	Anchor Tenants	Quoted Rate PSF (NNN)	Distance to Subject (mi.)
Brier Creek Commons 8811, 8331, 8341, 8011, 8161 and 8115 Brier Creek Parkway and 10370 Lumley Road Raleigh, NC (Subject)	2001/NAP	519,277(2)	98.5%(2)	BJ’s Warehouse Club, Dick's Sporting Goods, Ross Dress for Less, TJ Maxx, HomeGoods(2)	$10.03 - $42.52	--
Plantation Point 6305 Capital Boulevard Raleigh, NC	2006/NAV	388,318	93.0%	BJ's, Burlington, Tuesday Morning, Big Lots, Lifetime Fitness	$14.00 - $25.00	11.0
Stone Creek Village 98 Cornerstone Dr Cary, NC	2006/NAV	137,201	100.0%	Harris Teeter	$26.00 - $32.00	8.8
Southpoint Crossing 202 NC Highway 54 Durham, NC	1999/NAV	103,240	98.0%	Harris Teeter	$19.00 - $25.00	8.6
Freedom Town Center 612 Congenial Court Fayetteville, NC	2017/NAV	350,895	100.0%	Dick's Sporting Goods/Field & Stream, Hobby Lobby, Sprouts Farmers Market, HomeGoods, Burke's Outlet, Cost Plus World Market, Buy Buy Baby, DSW, Petco, Five Below	$32.00 - $40.00	60.0
Holly Springs Towne Center NC 55 and New Hill Road Holly Springs, NC	2013/2015	354,847	95.0%	Marshall's, Michaels, Dick's Sporting Goods, Petco, Bed, Bath & Beyond, DSW, Target, AMC Dine-in Theater	$36.00 - $38.00	17.0
Park West Village – Phase II 2100 Village Market Place Morrisville, NC	2011/2013	190,454	91.0%	Stone Theaters, HomeGoods, Michael's	$33.00 - $37.00	7.0
Wendover Village 4217 Wendover Avenue Greensboro, NC	2004/NAV	306,653	99.0%	Costco, Five Below, TJ Maxx, Bed Bath and Beyond, Golfsmith, Petco	$25.00 - $38.00	63.0

(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated April 1, 2023.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Brier Creek Commons Property:

Market Rent Summary(1)
	Anchor Space	Jr. Anchor Space	Small Shop Space	Large Shop Space	Restaurant Space	Outparcel (Ground Lease) Space
Market Rent (PSF)	$14.00	$18.00	$35.00	$28.00	$36.00	$3.07(2)
Lease Term (Years)	10	10	5	5	10	10
Lease Type (Reimbursements)	NNN	NNN	NNN	NNN	NNN	NNN
Tenant Improvements	None	None	None	None	None	None
Concessions	0 months	0 months	0 months	0 months	0 months	0 months
(1)	Source: Appraisal.
(2)	The Market Rent (PSF) of the Outparcel (Ground Lease) Space is based on the gross leasable area and not the square footage of the non-collateral leasehold improvements.

The table below presents certain information relating to comparable sales pertaining to the Brier Creek Commons Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price (PSF)
Shoppes at Park Place	Pinellas Park, FL	361,250	Oct-2022	$235
The Shoppes at Webb Gin	Snellville, GA	329,665	Jun-2022	$294
Forum on Peachtree Parkway	Peachtree Corners, GA	503,567	Mar-2022	$266
Fontainebleau Park Plaza	Unincorporated Miami-Dade County, FL	233,350	Feb-2022	$300
Freedom Town Center	Fayetteville, NC	350,834	Feb-2022	$219
Promenade at Carolina Reserve	Indian Land, SC	278,278	Feb-2022	$241
The Village at Waterside	Chattanooga, TN	202,862	Feb-2022	$250
Homestead Pavilion	Homestead, FL	285,833	Jan-2022	$290
(1)	Source: Appraisal.

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

The Borrower. The borrower for the Brier Creek Commons Whole Loan is BC Retail, LLC (“Brier Creek Commons Borrower"), a Delaware limited liability company and a bankruptcy remote single purpose entity with two independent directors. Legal counsel to the Brier Creek Commons Borrower delivered a non-consolidation opinion in connection with the origination of the Brier Creek Commons Whole Loan.

The Borrower Sponsor. The non-recourse carveout guarantor is AAC Consolidated Properties, LLC and the borrower sponsor is Maria Beatrice Countess Arco, the President of AAC Consolidated Management, LLC, an affiliate of American Asset Corporation (“AAC”). AAC is a diversified real estate company specializing in development, construction management, leasing and brokerage, and asset and property management. Headquartered in New York with offices in Charlotte and Raleigh, North Carolina, AAC was founded in 1986 and has been involved in over 8.0 million square feet of real estate projects, including development of over 6.0 million square feet. AAC developed and has owned the Brier Creek Commons Property since construction. AAC’s current portfolio comprises nearly 6.0 million square feet of retail, office, and flex space, in addition to 4.5 million square feet of land held for planned development. Approximately 3.0 million square feet of developed retail space is situated in North Carolina and South Carolina, inclusive of the Brier Creek Commons Property. AAC also owns and operates the 582,651 square foot Arboretum Shopping Center in Charlotte, NC.

Property Management. The Brier Creek Commons Property is managed by AAC, an affiliate of the borrower sponsor (see “The Borrower Sponsor” above).

Escrows and Reserves. At the time of origination of the Brier Creek Commons Whole Loan, the Brier Creek Commons Borrower deposited approximately (i) $752,049 into a real estate tax reserve account and (ii) $58,333 into a rent concession reserve representing the amount of future rent credits or abatements under the existing lease with Sephora.

Tax Escrows – The Brier Creek Commons Borrower is required to deposit into a real estate tax reserve, on a monthly basis in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next 12 months (initially $83,561 monthly); provided, however, that the Brier Creek Commons Borrower is not required to make the monthly tax reserve deposit attributable to the Chili’s, McDonalds and Olive Garden parcels (each, a “Self-Pay Tax Tenant”) as long as (i) no event of default is continuing; (ii) such Self-Pay Tax Tenant is obligated to pay taxes directly and is actually making such payments; (iii) the Brier Creek Commons Borrower delivers timely evidence to the lender that the applicable taxes have been paid prior to delinquency; and (iv) such Self-Pay Tax Tenant’s lease is in full force and effect with neither the Brier Creek Commons Borrower nor such Self-Pay Tenant being in default of any obligations thereunder beyond any applicable notice and cure periods.

Insurance Escrows – The Brier Creek Commons Whole Loan documents do not require ongoing monthly insurance reserve deposits as long as (i) no event of default is continuing; (ii) the Brier Creek Commons Property is covered under a blanket or umbrella policy acceptable to the lender; (iii) the Brier Creek Commons Borrower provides the lender with evidence of renewal of such policies; and (iv) the Brier Creek Commons Borrower provides the lender with paid receipts for payment of the insurance premiums by no later than five days prior to the policy expiration dates.

Replacement Reserves – The Brier Creek Commons Whole Loan documents require ongoing monthly replacement reserve deposits of $6,491, which the lender may require the Brier Creek Commons Borrower to increase (not more than once per year) upon 30 days’ notice to the Brier Creek Commons Borrower if the lender reasonably determines such increase is necessary to maintain the proper operation of the Brier Creek Commons Property.

Leasing Reserves – The Brier Creek Commons Whole Loan documents require ongoing monthly general tenant improvements and leasing commissions reserves of $28,128. Deposits into the leasing reserve (exclusive of any pending disbursements therefrom) will be capped at $1,250,000 as long as no Cash Trap Event Period (as defined below) is continuing.

Lockbox / Cash Management. The Brier Creek Commons Whole Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Cash Trap Event Period, the Brier Creek Commons Borrower is required to (i) execute a deposit account control agreement to establish a deposit account with a clearing bank and (ii) send executed letters directing all tenants to deposit all sums due under their respective leases directly into said deposit account. All funds in the deposit account are required to be swept periodically to a lender-controlled cash management account. If the Brier Creek Commons Borrower or property manager receive any rents or income directly, each is required to deposit such

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

amounts into the deposit account within five business days of receipt. So long as a Cash Trap Event Period is in effect, all excess funds will be swept to an excess cash flow subaccount controlled by the lender and held for so long as such Cash Trap Event Period is continuing, provided, however, that during a Cash Trap Event Period caused solely by a Major Tenant Event Period (as defined below, and provided that no other Cash Trap Event Period subsequently commences or is continuing) such sweep will be subject to a cap of $1,250,000. For the avoidance of doubt, the Major Tenant Event Period cap is independent and in addition to any cap contemplated for the leasing reserve discussed in “Escrows and Reserves” above.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default;
(ii)	the net operating income debt service coverage ratio, assuming an amortization period of 30 years (“Amortizing NOI DSCR”) falling below 1.15x (tested quarterly) (a “Low DSCR Event”); or
(iii)	a Major Tenant Event Period.

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;
●	with regard to clause (ii), (x) the Amortizing NOI DSCR being equal to or greater than 1.20x for two consecutive calendar quarters or (y) upon five business days of written notice from the lender, the Brier Creek Commons Borrower having delivered cash and cash equivalents or a letter of credit in an amount equal to six months of excess cash flow (forward looking from the time of such calculation), as determined by the lender in its reasonable discretion, with such deposit being required every subsequent six month period in which a Low DSCR Event is continuing; or
●	with regard to clause (iii), a Major Tenant Event Period Cure (as defined below).

A “Major Tenant Event Period” will commence upon the earliest to occur of the following with respect to BJ’s, as well as its successors and assigns, and any replacement tenant for all or a portion of such tenant’s space (individually or collectively, as applicable, “Major Tenant”):

(i)	a Major Tenant, or its parent or guarantor filing, or otherwise becoming involved as debtor in, a bankruptcy or similar insolvency proceeding;
(ii)	a Major Tenant “going dark”, vacating or otherwise failing to continually occupy its space (or any material portion thereof), or giving notice of its intent to commence any of the foregoing;
(iii)	a Major Tenant surrendering, terminating or canceling its lease (or any material portion thereof), or otherwise failing or ceasing to be in full force and effect, or a Major Tenant giving notice of, or commencing a legal proceeding asserting any of the foregoing;
(iv)	a default occurring (beyond any applicable notice and cure period) under a Major Tenant lease; or
(v)	a Major Tenant failing to renew or extend the term of its lease on or prior to the date that is the earlier of (x) six months prior to the date of scheduled expiration and (y) the deadline to renew such lease as set forth therein, to the extent that such lease expressly provides for such deadline.

A “Major Tenant Event Period Cure” will occur upon:

●	solely with regards to clause (i) above, (x) a Major Tenant Re-Tenanting Event (as defined below) having occurred or (y) two consecutive calendar quarters after the bankruptcy or insolvency proceeding having terminated in a manner satisfactory to the lender, such Major Tenant’s lease having been affirmed and the terms of such lease, as affirmed, being satisfactory to the lender;
●	solely with regards to clause (ii) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the applicable Major Tenant having resumed its normal business operations in its entire space for a period of two consecutive calendar quarters;
●	solely with regards to clause (iii) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) such Major Tenant having (A) validly and irrevocably waived any notification of any such termination, cancellation,

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Annex B	BMO 2023-C5
No. 1 – Brier Creek Commons

or surrender of such lease and (B) delivered to the lender a tenant estoppel certificate reasonably acceptable to the lender;
●	solely with regards to clause (iv) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the subject default having been cured and no other default under the related lease having occurred (beyond any notice and cure period) for a period of two consecutive calendar quarters; or
●	solely with regards to clause (v) above, (x) a Major Tenant Re-Tenanting Event having occurred or (y) the lender having received evidence that the Major Tenant either (A) extended the term of its lease pursuant to the terms thereof (or on terms and conditions otherwise acceptable to the lender) or (B) entered into a new lease for the applicable Major Tenant space (to the extent that no additional renewal options remain under the related lease), in each case, such evidence to include, without limitation, a tenant estoppel certificate from the applicable Major Tenant acceptable to the lender, confirming that all obligations of the Brier Creek Commons Borrower to such Major Tenant with respect to tenant improvements and leasing commissions having been satisfied in full and that such Major Tenant is then paying full, unabated rent pursuant to the terms thereof.

A “Major Tenant Re-Tenanting Event” will occur upon the lender receiving satisfactory evidence (including, without limitation, a satisfactory estoppel) that (i) space at the Brier Creek Commons Property in an amount equal to all or substantially all of the applicable Major Tenant space (or applicable portion thereof) has been leased to one or more satisfactory replacement tenants pursuant to a satisfactory replacement lease; (ii) each such tenant is in occupancy of its premises, is open for normal business and is paying full, unabated rent pursuant to the terms of its lease (or such abatement having been reserved); and (iii) all tenant improvement costs and leasing commissions provided in each such replacement lease have been paid (or sufficient funds have been deposited into the leasing reserve subaccount for payment of such amounts).

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$42,240,000	Title:	Fee
Cut-off Date Principal Balance:	$42,240,000	Property Type – Subtype:	Industrial – Flex
% of IPB:	6.4%	Net Rentable Area (SF):	419,886
Loan Purpose(1):	Acquisition/Recapitalization	Location:	Various, FL
Borrowers:	Small Bay I Orlando DST, Small Bay I Corporex DST, Small Bay I Brandywine DST and Small Bay I Presidents DST	Year Built / Renovated(3):	Various / Various
		Occupancy:	93.5%
		Occupancy Date:	Various
Borrower Sponsor:	NexPoint Real Estate Advisors, L.P.	4th Most Recent NOI (As of)(4):	NAV
Interest Rate:	6.21000%	3rd Most Recent NOI (As of)(4):	NAV
Note Date:	4/28/2023	2nd Most Recent NOI (As of)(4):	NAV
Maturity Date:	5/1/2033	Most Recent NOI (As of):	$3,937,119 (12/31/2021)
Interest-only Period:	120 months	UW Economic Occupancy:	91.5%
Original Term:	120 months	UW Revenues:	$7,554,885
Original Amortization Term:	None	UW Expenses:	$3,200,036
Amortization Type:	Interest Only	UW NOI:	$4,354,850
Call Protection:	L(25),D(92),O(3)	UW NCF:	$4,208,700
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF:	$70,400,000 / $168
Additional Debt:	No	Appraisal Date:	3/20/2023
Additional Debt Balance:	N/A
Additional Debt Type:	N/A

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$101
Taxes:	$467,442	$66,778	N/A	Maturity Date Loan / SF:	$101
Insurance:	$348,474	$62,504	N/A	Cut-off Date LTV:	60.0%
Replacement Reserves:	$375,000	Springing	$375,000	Maturity Date LTV:	60.0%
TI / LC Reserve:	$3,500,000	Springing	$3,500,000	UW NCF DSCR:	1.58x
Other:	$378,548	$0	N/A	UW NOI Debt Yield:	10.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,240,000	64.4%	Purchase Price(5)	$33,000,000	50.3%
Borrower Sponsor Equity	23,383,521	35.6	Loan Payoff(5)	22,056,296	33.6
			Closing Costs	5,497,760	8.4
			Reserves	5,069,465	7.7
Total Sources	$65,623,521	100.0%	Total Uses	$65,623,521	100.0%
(1)	Three of the Central Florida Industrial Portfolio Properties (as defined below) were acquired at origination of the Central Florida Industrial Portfolio Mortgage Loan (as defined below) and one of the Central Florida Industrial Portfolio Properties had interim financing from an affiliate acquisition before membership interests were transferred to the borrowers at origination of the Central Florida Industrial Portfolio Mortgage Loan.
(2)	For a full description of escrows and reserves, please refer to “Escrows and Reserves” below.
(3)	See “Portfolio Summary” table herein.
(4)	With the exception of the 2021 financials, historical financials were not provided by the sellers of Central Florida Industrial Portfolio Properties.
(5)	The Purchase Price of $33,000,000 represents the acquisition of the Tampa Properties (as defined below) and the Loan Payoff of approximately $22,056,296 represents the payoff of previous interim financing from an affiliate acquisition of the Orlando International Business Center Property (as defined below).

The Loan. The second largest mortgage loan (the “Central Florida Industrial Portfolio Mortgage Loan”) is secured by the borrowers’ fee interest in four industrial properties located in Tampa and Orlando, Florida (the “Central Florida Industrial Portfolio Properties”). The Central Florida Industrial Portfolio Mortgage Loan was originated on April 28, 2023, by KeyBank National Association. The Central Florida Industrial Portfolio Mortgage Loan has a 10-year interest only term and accrues interest at a rate of 6.21000% per annum.

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

The Properties. The Central Florida Industrial Portfolio Properties consist of four industrial flex properties, with an aggregate of 419,886 square feet. The Central Florida Industrial Portfolio Properties are located in Central Florida, with three properties in Tampa (the “Tampa Properties”) and one property in Orlando. The Central Florida Industrial Portfolio Properties are all multi-tenant with an aggregate of 81 tenants and a portfolio occupancy of 93.5%. No tenant represents more than 10.2% of the portfolio net rentable area or 8.7% of the portfolio underwritten base rent. The Tampa Properties were acquired at origination of the Central Florida Industrial Portfolio Mortgage Loan for a combined purchase price of $33,000,000. The Orlando International Business Center Property was acquired in December 2022 by an affiliate of the borrower sponsor and the membership interests in the Orlando International Business Center Property were subsequently transferred to the DST borrowers for a consideration of $54,500,000. The total combined purchase price of $87,500,000 results in a loan-to-purchase price ratio of 48.3%.

The following table presents certain information relating to the Central Florida Industrial Portfolio Properties:

Portfolio Summary
Property Name	Year Built / Renovated	Net Rentable Area (SF) (1)	Occupancy %(1)	Allocated Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value	UW NCF	% of UW NCF
Orlando International Business Center	1983, 1985 / 2022	196,228	91.1%	$22,265,000	52.7%	$36,500,000	51.8%	$2,221,740	52.8%
Corporex Plaza	1984-1985 / NAP	100,265	93.4	9,087,000	21.5	15,400,000	21.9	911,237	21.7
Brandywine Business Center	1986 / NAP	79,124	100.0	6,793,000	16.1	12,000,000	17.0	663,908	15.8
President’s Plaza	1988 / NAP	44,269	92.3	4,095,000	9.7	6,500,000	9.2	411,816	9.8
Total		419,886	93.5%	$42,240,000	100.0%	$70,400,000	100.0%	$4,208,700	100.0%
(1)	Based on underwritten rent rolls dated as of March 15, 2023, for the Orlando International Business Center Property and as of February 27, 2023, for the Tampa Properties.

Orlando International Business Center. The “Orlando International Business Center Property” is a 196,228 square foot, industrial flex property containing six, single-story buildings located in southeastern Orlando, Florida, at the intersection of South Semoran Boulevard and Hoffner Avenue. The improvements were constructed in two phases in 1983 and 1985. The buildings contain 80.0% office buildout, with the remaining space primarily used as small-bay warehouse. The Orlando International Business Center Property features a total of 28 drive-in doors with 15 foot clear heights and a total of 536 surface parking spaces. As of March 15, 2023, the Orlando International Business Center Property is 91.1% leased to 44 tenants, with suite sizes ranging from 768 to 13,581 square feet. No tenant occupies more than 6.9% of the net rentable area at the Orlando International Business Center Property.

Corporex Plaza. The “Corporex Plaza Property” is a 100,265 square foot, industrial flex property containing three, single-story buildings located in eastern Tampa, Florida, at the northwest corner of Corporex Park Drive and Lakeview Center Drive. The improvements were constructed between 1984 and 1985. The buildings contain 53.0% office buildout, with the remaining space primarily used as small-bay warehouse. The Corporex Plaza Property features a total of 29 dock-high doors, eight drive-in doors, 15 foot clear heights and a total of 198 surface parking spaces. As of February 27, 2023, the Corporex Plaza Property is 93.4% leased to 23 tenants, with suite sizes ranging from 1,011 to 14,098 square feet. No tenant occupies more than 14.1% of the net rentable area at the Corporex Plaza Property.

Brandywine Business Center. The “Brandywine Business Center Property” is a 79,124 square foot, industrial flex property containing two, single-story buildings located in eastern Tampa, Florida, at the southeast corner of Corporex Park Drive and East MLK Jr. Boulevard. The improvements were constructed in 1986. The flex buildings contain 55.0% office buildout, with the remaining space primarily used as small-bay warehouse. The Brandywine Business Center Property features a total of 20 drive-in doors, 12 dock-high doors, 16 to 18 foot clear heights and a total of 178 surface parking spaces. As of February 27, 2023, the Brandywine Business Center Property is 100.0% leased to seven tenants, with suite sizes ranging from 764 to 33,497 square feet. The largest tenant at the Brandywine Business Center Property is Joffrey’s Coffee and Tea Company (42.3% of property NRA; 10.2% of portfolio NRA), which also occupies space at the Corporex Plaza Property.

President’s Plaza. The “President’s Plaza Property” is a 44,269 square foot, industrial flex property containing two, single-story buildings located in western Tampa, Florida, along the east side of George Road. The improvements were constructed in 1988. The flex buildings contain 74.0% office buildout, with the remaining space primarily used as small-bay warehouse.

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

The President’s Plaza Property features a total of 17 drive-in doors with 14 foot clear heights and a total of 132 surface parking spaces. As of February 27, 2023, the President’s Plaza Property is 92.3% leased to nine tenants, with suite sizes ranging from 1,511 to 8,114 square feet. No tenant occupies more than 18.3% of the net rentable area at the President’s Plaza Property.

Major Tenants.

Joffrey's Coffee and Tea Company (43,031 square feet; 10.2% NRA; 8.7% of underwritten base rent): Joffrey’s Coffee and Tea Company (“Joffrey’s”) is a specialty coffee roaster that produces and sells artisan roasted coffee and tea. Joffrey’s was founded in Tampa in 1984 and currently maintains one flagship retail location in Midtown Tampa. Additionally, Joffrey’s has been the official specialty coffee of Walt Disney World, Disneyland and the Disney Vacation Club since 2012, operating dozens of locations throughout the Disney properties. Joffrey’s offerings include espressos, lattes, cold brew, nitro cold brew, hand-blended teas and specialty beverages, as well as breakfast items and baked goods. Joffrey’s currently leases 33,497 square feet at the Brandywine Business Center Property and 9,534 square feet at the Corporex Plaza Property under one lease. Joffrey’s has been a tenant at the Brandywine Business Center Property since 2002, expanding multiple times at that property, and eventually expanding into the Corporex Plaza Property in 2022. The current lease expires May 31, 2026, and has one, five-year extension option remaining. Pursuant to its lease, if Joffrey’s does not renew its contract with The Walt Disney Company by October 31, 2024, then Joffrey’s may exercise a one-time right to terminate 5,304 square feet of its space at the Brandywine Business Center Property provided that it give the lender 30 days’ prior notice.

Acree Air Conditioning, Inc. (16,938 square feet; 4.0% NRA; 3.7% of underwritten base rent): Acree Air Conditioning, Inc. (“Acree”) is a full-service residential air conditioning, heating, plumbing, and electrical contractor providing service to the Tampa Bay area since 1967. Acree utilizes its space as its main office headquarters as well as warehouse space for the intake and distribution of its HVAC units. Acree has been a tenant at the Brandywine Business Center Property since 2005, originally leasing 2,717 square feet and expanding multiple times to reach the 16,938 square feet that Acree currently leases. The current lease expires January 31, 2027, and has two, five-year extension options remaining and no early termination options.

Environmental. According to the Phase I environmental assessments dated between October and November 2022, there was no evidence of any recognized environmental conditions at the Central Florida Industrial Portfolio Properties.

The following table presents certain information relating to the historical and current occupancy of the Central Florida Industrial Portfolio Properties:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
86.4%	94.0%	94.2%	93.5%
(1)	2020 and 2021 historical occupancies are as of December 31 of each respective year. 2022 historical occupancy is as of December 31, 2022, for the Orlando International Business Center Property and as of November 15, 2022, for the Tampa Properties.
(2)	Current occupancy is based on the underwritten rent rolls dated as of March 15, 2023, for the Orlando International Business Center Property and as of February 27, 2023, for the Tampa Properties.

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

The following table presents certain information relating to the largest tenants based on net rentable area at the Central Florida Industrial Portfolio Properties:

Top Tenant Summary(1)
Tenant	Property	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent	Lease Exp. Date
Joffrey's	Various(4)	NR/NR/NR	43,031	10.2%	$9.58	$412,213	8.7%	5/31/2026(5)
Acree	Brandywine Business Center	NR/NR/NR	16,938	4.0	$10.44	176,811	3.7	1/31/2027
Total Renal Care, Inc.	Orlando International Business Center	B1/BB/NR	14,213	3.4	$12.39	176,065	3.7	Various(6)
Ademco, Inc.	Corporex Plaza	NR/BB+/NR	14,098	3.4	$8.20	115,540	2.4	10/31/2025
MSE Group, LLC	Orlando International Business Center	NR/NR/NR	13,581	3.2	$10.76	146,132	3.1	6/30/2025
Central Florida Regional Workforce Development Board	Orlando International Business Center	NR/NR/NR	12,363	2.9	$16.48	203,742	4.3	9/30/2024
Children's Home Society of FL	Orlando International Business Center	NR/NR/NR	10,531	2.5	$11.89	125,214	2.6	3/31/2027
Vocational Development Group	Orlando International Business Center	NR/NR/NR	10,399	2.5	$14.45	150,266	3.2	3/31/2027
Pharmscript of Florida	Brandywine Business Center	NR/NR/NR	9,710	2.3	$12.00	116,520	2.4	12/31/2026
National Flood Experts, LLC	President’s Plaza	NR/NR/NR	9,168	2.2	$12.08	110,755	2.3	1/31/2027
Major Tenants			154,032	36.7%	$11.25	$1,733,257	36.4%

Other Tenants			238,386	56.8%	$12.71	$3,030,891	63.6%

Occupied Collateral Total / Wtd. Avg.			392,418	93.5%	$12.14	$4,764,148	100.0%

Vacant Space			27,468	6.5%

Collateral Total			419,886	100.0%

(1)	Based on underwritten rent rolls dated as of March 15, 2023, for the Orlando International Business Center Property and as of February 27, 2023, for the Tampa Properties.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF and UW Base Rent include contractual rent steps per the tenants’ lease terms through April 2024 totaling $116,409.
(4)	Joffrey’s leases 33,497 square feet at the Brandywine Business Center Property and 9,534 square feet at the Corporex Plaza Property.
(5)	If Joffrey’s does not renew its contract with The Walt Disney Company by October 31, 2024, Joffrey’s may exercise a one-time right to terminate 5,304 square feet of its space at the Brandywine Business Center Property provided that it give the lender 30 days’ prior notice.
(6)	Total Renal Care, Inc. leases 10,531 square feet with an expiration date of September 30, 2026, and 3,682 square feet with an expiration date of February 28, 2027.

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

The following table presents certain information relating to the tenant lease expirations at the Central Florida Industrial Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	27,468	6.5%	NAP	NA	P	27,468	6.5%	NAP	NAP
2023 & MTM	11	31,648	7.5	$416,774	8.7%		59,116	14.1%	$416,774	8.7%
2024	23	99,723	23.8	1,255,480	26.4		158,839	37.8%	$1,672,255	35.1%
2025	20	80,862	19.3	957,381	20.1		239,701	57.1%	$2,629,635	55.2%
2026	12	98,545	23.5	1,071,728	22.5		338,246	80.6%	$3,701,364	77.7%
2027	11	61,538	14.7	758,619	15.9		399,784	95.2%	$4,459,983	93.6%
2028	3	12,669	3.0	210,376	4.4		412,453	98.2%	$4,670,359	98.0%
2029	1	3,031	0.7	34,099	0.7		415,484	99.0%	$4,704,457	98.7%
2030	1	4,402	1.0	59,691	1.3		419,886	100.0%	$4,764,148	100.0%
2031	0	0	0.0	0	0.0		419,886	100.0%	$4,764,148	100.0%
2032	0	0	0.0	0	0.0		419,886	100.0%	$4,764,148	100.0%
2033	0	0	0.0	0	0.0		419,886	100.0%	$4,764,148	100.0%
2034 & Beyond	0	0	0.0	0	0.0		419,886	100.0%	$4,764,148	100.0%
Total	82	419,886	100.0%	$4,764,148	100.0%
(1)	Based on underwritten rent rolls dated as of March 15, 2023, for the Orlando International Business Center Property and as of February 27, 2023, for the Tampa Properties.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent steps per the tenants’ lease terms through April 2024 totaling $116,409.

The following table presents certain information relating to the operating history and underwritten cash flows of the Central Florida Industrial Portfolio Properties:

Operating History and Underwritten Net Cash Flow(1)
	2021	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$4,205,206	$4,764,148	$11.35	57.7%
Vacant Income	0	380,221	0.91	4.6
Gross Potential Rent	$4,205,206	$5,144,369	$12.25	62.3%
Total Reimbursements	1,482,701	3,107,341	7.40	37.7
Net Rental Income	$5,687,908	$8,251,710	$19.65	100.0%
Other Income(4)	41,601	6,000	0.01	0.1
(Vacancy/Credit Loss)	0	(702,825)	(1.67)	(8.5)
Effective Gross Income	$5,729,508	$7,554,885	$17.99	91.6%
Total Expenses	$1,792,389	$3,200,036	$7.62	42.4%
Net Operating Income	$3,937,119	$4,354,850	$10.37	57.6%
Total TI/LC, Capex/RR(5)	0	146,150	0.35	1.9
Net Cash Flow	$3,937,119	$4,208,700	$10.02	55.7%
(1)	With the exception of the 2021 financials, historical financials were not provided by the sellers of Central Florida Industrial Portfolio Properties.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place includes contractual rent steps per the tenants’ lease terms through April 2024 totaling $116,409.
(4)	2021 Other Income represents lates fees and miscellaneous income. Underwritten Other Income represents income from a billboard leased to Outfront Media at the Orlando International Business Center Property.
(5)	Total TI/LC, Capex/RR includes a credit of $387,500 (approximately $0.92 per square foot) associated with the upfront TI/LC reserve and replacement reserve deposits in the aggregate amount of $3,875,000 (approximately $9.23 per square foot).
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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

The Markets. The Central Florida Industrial Portfolio Properties are located across the Tampa-St. Petersburg-Clearwater, FL metropolitan statistical area (three properties; 53.3% of NRA; 48.3% of underwritten base rent) and the Orlando-Kissimmee-Sanford metropolitan statistical area (one property; 46.7% of NRA; 51.7% of underwritten base rent).

The Tampa metropolitan area is a four-county area comprised of approximately 3.1 million residents, making it the second largest metropolitan area in the state of Florida. In recent years, Tampa has experienced above-average levels of in-migration, particularly with the in-migration of the working-age population. According to the appraisal, Tampa has added 100,000 new workers to its labor force since early 2020. Major employment sectors driving the economy include financial services, health, hospitality, and retail sectors. The largest employers in the area include BayCare Health System, Publix Super Markets, Inc., Hillsborough County School District and HCA West Florida Division.

The Orlando economy has recently been fueled by steady in-migration and a 1.8% annual population growth rate over the past five years, which is above the national average of 0.4% for the same time period. Orlando benefits from a growing roster of technology and financial technology companies, the established and expanding defense sector, as well as the presence of multiple theme parks and tourist destinations. Employment has seen year-over-year growth in leisure and hospitality, manufacturing, trade, transportation and utilities, and professional and business services. Major private employers in Orlando include Walt Disney World Resort, AdventHealth, Universal Studios Florida, Orlando Health, and Publix Super Markets, Inc.

The following table presents certain market information with respect to the Central Florida Industrial Portfolio Properties:

Market Area Summary(1)
Property Name	Market	Submarket	Submarket Vacancy	UW Base Rent PSF	Market Rental Rate PSF
Orlando International Business Center	Orlando	SE Orange County	6.1%	$13.78	$15.08
Corporex Plaza	Tampa	East Tampa	4.6%	$10.72	$13.17
Brandywine Business Center	Tampa	East Tampa	4.6%	$10.67	$13.17
President’s Plaza	Tampa	NW Hillsborough	4.4%	$11.09	$16.00
(1)	Source: Appraisals as of the fourth quarter of 2022.

The Borrowers. The borrowers are Small Bay I Orlando DST, Small Bay I Corporex DST, Small Bay I Presidents DST and Small Bay I Brandywine DST, each a Delaware statutory trust with a signatory trustee that has one independent manager that satisfies the requirements of an independent director. The borrowers have master leased each of the Central Florida Industrial Portfolio Properties to four master tenants (individually and collectively, the “Master Tenant”) affiliated with the guarantor. Each Master Tenant’s interest in all tenant rents was assigned to the applicable borrower and the borrowers then assigned their interest in all tenant rents to the lender pursuant to a tenant landlord subordination agreement (the “Tenant Subordination Agreement”). The master lease is subordinate to the Central Florida Industrial Portfolio Mortgage Loan and, upon an event of default under the Central Florida Industrial Portfolio Mortgage Loan documents, the lender has the right to cause the termination of the master lease. Counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Central Florida Industrial Portfolio Mortgage Loan. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Pool—Delaware Statutory Trusts” in the Preliminary Prospectus.

The Borrower Sponsor. The nonrecourse carve-out guarantor is Highland Income Fund, a closed-end fund managed by NexPoint Asset Management, L.P. The borrower sponsor is NexPoint Real Estate Advisors, L.P. (“NexPoint”), an alternative investment platform comprised of a group of investment advisors and sponsors, a broker-dealer, and other related investment vehicles. NexPoint has over $13.3 billion in assets under management and has been involved in $18.4 billion in real estate transactions. NexPoint’s real estate investment expertise includes experience across a range of property types, including multifamily, single-tenant rental, office and retail, self-storage, and hospitality.

Property Management. The Central Florida Industrial Portfolio Properties are managed by WMG Small Bay Management, LLC.

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

Escrows and Reserves. At origination, the borrowers deposited into escrow $3,500,000 for tenant improvements and leasing commissions, approximately $467,442 for real estate taxes, $375,000 for replacement reserves, approximately $348,474 for insurance premiums, $228,190 for unfunded tenant improvement obligations, $100,813 for immediate repairs and $49,545 for rent concessions.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated tax payments, which currently equates to approximately $66,778.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the premiums payable during the next 12 months, which currently equates to approximately $62,504.

Replacement Reserve – On the next ensuing payment date after the balance of the replacement reserve falls below $375,000 and on each payment date thereafter until the balance of the replacement reserve is at least $375,000, the borrowers will pay (or cause the applicable Master Tenant to pay) into escrow monthly the amount of approximately $5,249 for replacement reserves (equal to approximately $0.15 per square foot annually).

TI/LC Reserve – On the next ensuing payment date after the balance of the TI/LC reserve falls below $1,000,000 and on each payment date thereafter until the balance of the replacement reserve is at least $3,500,000 (the “TI/LC Reserve Cap”), the borrowers will pay (or cause the applicable Master Tenant to pay) into escrow monthly the amount of $31,492 for TI/LC reserves (equal to approximately $0.90 per square foot annually). Following the balance of the TI/LC reserve reaching the TI/LC Reserve Cap, monthly reserve payments will resume at any time the balance of the TI/LC reserve falls below TI/LC Reserve Cap.

Lockbox / Cash Management. The Central Florida Industrial Portfolio Mortgage Loan is structured with a hard lockbox and in place cash management. In connection with the origination of the Central Florida Industrial Portfolio Mortgage Loan, the borrowers delivered tenant instruction letters requiring the Master Tenant to deposit all rents payable under the master leases into the clearing account controlled by the lender. Notwithstanding the foregoing, the Master Tenant is required to deposit all revenues otherwise received into the clearing account within two business days of receipt. All sums on deposit in the clearing account are required to be transferred on each business day to a cash management account controlled by the lender and are required to be applied and disbursed in accordance with the Central Florida Industrial Portfolio Mortgage Loan documents. Upon the occurrence and during the continuance of a Cash Sweep Period, any excess cash is required to be held by the lender as additional security for the Central Florida Industrial Portfolio Mortgage Loan. Pursuant to the Tenant Subordination Agreement, upon the occurrence of an event of default under the Central Florida Industrial Portfolio Mortgage Loan documents, the lender is entitled to mandate the use of lockbox accounts or other depository accounts in the name of the Master Tenant to be maintained under the control and supervision of the lender, for all income of the Central Florida Industrial Portfolio Properties, including all rents, service charges and insurance payments.

A “Cash Sweep Period” will commence upon: (i) the occurrence of an event of default under the Central Florida Industrial Portfolio Mortgage Loan documents and will continue until such event of default is cured; (ii) the occurrence of any bankruptcy action of the borrowers, principal (which is the signatory trustee while the borrowers are a Delaware statutory trust) or master DST (in no event will a Cash Sweep Period due to a bankruptcy action of the borrowers, principal or master DST be cured); (iii) the occurrence of any bankruptcy action of the property manager, and will continue until the borrowers or Master Tenants replace the property manager with a qualified manager under a replacement management agreement within 60 days of such bankruptcy action and such parties simultaneously enter into a replacement assignment of management agreement; or (iv) the date on which the amortizing debt service coverage ratio as calculated in accordance with the Central Florida Industrial Portfolio Mortgage Loan documents based on the trailing three-month period is less than 1.15x and will continue until the amortizing debt service coverage ratio based on the trailing three-month period is at least 1.20x for two consecutive quarters.

Subordinate Debt. None.

Mezzanine Debt. None.

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Annex B	BMO 2023-C5
No. 2 – Central Florida Industrial Portfolio

Partial Release. At any time after the date that is two years after the closing date of the BMO 2023-C5 securitization trust, and prior to February 2, 2033, the borrowers may obtain the release of one or more of the Central Florida Industrial Portfolio Properties, provided that, among other things, (i) no event of default has occurred and is continuing, (ii) the borrowers defease a portion of the Central Florida Industrial Portfolio Mortgage Loan equal to 120% of the allocated loan amount of the property being released, (iii) the debt service coverage ratio for the remaining properties following the release based on the immediately preceding trailing 12 month period is equal to or greater than the greater of (a) the amortizing debt service coverage ratio based on the trailing 12 month period immediately preceding such release and (b) 1.35x, and (iv) the loan-to-value ratio after giving effect to such release is equal to or less than 50%.

Ground Lease. None.

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Annex B	BMO 2023-C5
No. 3 – Hyatt Regency Indianapolis

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Annex B	BMO 2023-C5
No. 3 – Hyatt Regency Indianapolis

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Annex B	BMO 2023-C5
No. 3 – Hyatt Regency Indianapolis
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$39,943,123	Property Type - Subtype:	Hospitality – Full Service
% of Pool by IPB:	6.1%	Net Rentable Area (Rooms):	499
Loan Purpose:	Refinance	Location:	Indianapolis, IN
Borrower:	CP Indy DT, LLC	Year Built / Renovated:	1977 / 2020
Borrower Sponsors:	William J. Yung III, Martha Yung,	Occupancy / ADR / RevPAR:	63.4% / $174.52 / $110.66
	William J. Yung IV, Joseph A. Yung,	Occupancy / ADR / RevPAR Date:	TTM 2/28/2023
	Julie A. Haught, Judith A. Yung,	4th Most Recent NOI (As of):	($811,821) (12/31/2020)
	Jennifer A. Yung, Michelle M.	3rd Most Recent NOI (As of):	$4,488,072 (12/31/2021)
	Christensen and Scott A. Yung	2nd Most Recent NOI (As of):	$9,119,802 (12/31/2022)
Interest Rate:	7.08000%	Most Recent NOI (As of):	$9,085,755 (TTM 2/28/2023)
Note Date:	4/5/2023	UW Occupancy / ADR / RevPAR:	63.4% / $174.52 / $110.66
Maturity Date:	4/6/2033	UW Revenues:	$32,008,192
Interest-only Period:	None	UW Expenses:	$22,967,684
Original Term:	120 months	UW NOI:	$9,040,508
Original Amortization Term:	360 months	UW NCF:	$7,760,180
Amortization Type:	Amortizing Balloon	Appraised Value / Per Room:	$140,900,000 / $282,365
Call Protection(2):	L(26),D(90),O(4)	Appraisal Date:	2/2/2023
Lockbox / Cash Management:	Hard / Springing
Additional Debt(1):	Yes
Additional Debt Balance(1):	$18,573,552
Additional Debt Type(1):	Pari Passu

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$117,268
Taxes:	$157,268	$157,268	N/A	Maturity Date Loan / Room:	$102,665
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	41.5%
FF&E Reserve:	$0	$106,694	N/A	Maturity Date LTV:	36.4%
Immediate Repairs:	$72,600	$0	N/A	UW NCF DSCR:	1.65x
Other Reserve(4):	$127,022	$27,945	N/A	UW NOI Debt Yield:	15.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$58,600,000	70.2%	Loan Payoff	$81,937,533	98.2%
Borrower Sponsor Equity	24,877,326	29.8	Closing Costs	1,182,903	1.4
			Upfront Reserves	356,890	0.4

Total Sources	$83,477,326	100.0%	Total Uses	$83,477,326	100.0%
(1)	The Hyatt Regency Indianapolis Mortgage Loan (as defined below) is part of the Hyatt Regency Indianapolis Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original balance of $58,600,000. The Hyatt Regency Indianapolis Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”). For additional information, see “The Loan” below. The financial information presented above is calculated based on the Hyatt Regency Indianapolis Whole Loan.
(2)	Defeasance of the Hyatt Regency Indianapolis Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Hyatt Regency Indianapolis Whole Loan to be securitized and (b) April 5, 2027. The assumed defeasance lockout period of 26 payments is based on the anticipated closing date of the BMO 2023-C5 securitization trust in June 2023. The actual lockout period may be longer.
(3)	For full description of Escrows and Reserves, see “Escrows and Reserves” below.
(4)	Other Reserves include an initial seasonality reserve of $127,022, an initial monthly seasonality reserve of $27,945, and a springing PIP reserve. See “Escrows and Reserves” below.

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Annex B	BMO 2023-C5
No. 3 – Hyatt Regency Indianapolis

The Loan. The third largest mortgage loan (the “Hyatt Regency Indianapolis Mortgage Loan”) is part of a whole loan (the “Hyatt Regency Indianapolis Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $58,600,000 secured by a first lien mortgage on the borrower’s fee simple interest in a 499-room full-service hospitality property located in Indianapolis, Indiana (the “Hyatt Regency Indianapolis Property”). The Hyatt Regency Indianapolis Whole Loan was originated on April 5, 2023 by CREFI and has 10-year term that amortizes on a 30-year amortization schedule and accrues interest at a fixed rate of 7.08000% per annum. The scheduled maturity date of the Hyatt Regency Indianapolis Whole Loan is the due date that occurs on April 6, 2033. The Hyatt Regency Indianapolis Mortgage Loan is evidenced by the controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $39,943,123. The Hyatt Regency Indianapolis Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-C5 securitization. The table below summarizes the promissory notes that comprise the Hyatt Regency Indianapolis Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$39,943,123	BMO 2023-C5	Yes
A-2	$18,600,000	$18,573,552	CREFI(1)	No
Whole Loan	$58,600,000	$58,516,675
(1)	Expected to be contributed to one or more future securitization transactions.

The Property. The Hyatt Regency Indianapolis Property is a 22-story, 499-room, full-service hotel with four on-site food and beverage outlets located in downtown Indianapolis, Indiana. The Hyatt Regency Indianapolis Property was originally constructed in 1977 and recently underwent an $8.8 million renovation between 2018 and 2020. Renovations included new finishes for all rooms at the Hyatt Regency Indianapolis Property along with renovations to the ballrooms and meeting spaces on the second and third floors. The Hyatt Regency Indianapolis Property features access to the Circle Centre Mall and Indiana Convention Center via an elevated skywalk and has access to the Indianapolis International Airport, which is approximately 13 miles southwest of the property, via Interstate 70. According to a third-party market research report, the estimated demand segmentation for the Hyatt Regency Indianapolis Property consisted of 52.1% group, 28.1% leisure, and 19.8% contract.

The Hyatt Regency Indianapolis Property contains 249 king guestrooms, 247 double queen guestrooms, and three suites. Amenities at the Hyatt Regency Indianapolis Property include approximately 29,662 square feet of meeting space, three bars and restaurants, a business center, indoor swimming pool, and fitness center. On-site services at the Hyatt Regency Indianapolis Property include valet parking, room service, concierge service, and laundry and dry cleaning. The food and beverage outlets at the Hyatt Regency Indianapolis Property include the Fat Rooster, a freshly-sourced farm to table diner that serves breakfast and lunch, The Eagle’s Nest, a rooftop restaurant with a 360° view of downtown Indianapolis, Level One, a ground floor cocktail lounge, bar and restaurant, and a Starbucks coffee shop located in the lobby.

The franchise agreement between the borrower and Hyatt Franchising, L.L.C., a Delaware limited liability company (“Hyatt”), commenced on April 4, 2018 and expires on April 4, 2038. Among other things, the franchise agreement requires the borrower to pay Hyatt, on a monthly basis, a royalty fee of 6.0% of gross room revenue and 3.0% of gross food and beverage revenue.

The following table presents certain information relating to the 2022 demand analysis with respect to the Hyatt Regency Indianapolis Property based on market segmentation, as provided by a third-party market research report for the Hyatt Regency Indianapolis Property:

Demand Segmentation(1)
Property	Rooms	Group	Transient	Contract
Hyatt Regency Indianapolis	499	51.7%	33.2%	15.1%
(1)	Source: December 2022 third party market research report.

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Annex B	BMO 2023-C5
No. 3 – Hyatt Regency Indianapolis

The following tables present certain information relating to the current and historical occupancy, ADR and RevPAR at the Hyatt Regency Indianapolis Property and its competitors:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Hyatt Regency Indianapolis(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2019	70.9%	$166.13	$117.76	74.7%	$158.37	$118.24	105.3%	95.3%	100.4%
2020	22.1%	$146.79	$32.42	23.2%	$142.44	$33.12	105.3%	97.0%	102.1%
2021	40.3%	$153.42	$61.90	41.6%	$157.23	$65.38	103.1%	102.5%	105.6%
2022	57.3%	$180.84	$103.60	62.5%	$174.09	$108.81	109.1%	96.3%	105.0%
TTM(5)	58.6%	$179.14	$104.98	63.4%	$174.52	$110.66	108.2%	97.4%	105.4%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Hyatt Regency Indianapolis Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third-party hospitality research report. The Competitive Set includes Embassy Suites by Hilton Indianapolis Downtown, Sheraton Hotel Indianapolis City Centre, Crowne Plaza Indianapolis Union Station, Westin Indianapolis, Omni Severin Hotel, Hilton Indianapolis Hotel & Suites and Marriott Indianapolis Downtown.
(3)	Occupancy, ADR and RevPAR for the Hyatt Regency Indianapolis Property are based on the underwritten cash flow.
(4)	Penetration Factor is calculated based on the underwritten cash flow and competitive set data provided by a third-party hospitality research report.
(5)	TTM represents the trailing 12-month period ending February 28, 2023.

Environmental. According to the Phase I environmental assessment dated February 14, 2023, there was no evidence of any recognized environmental conditions at the Hyatt Regency Indianapolis Property.

The following table presents certain information relating to the operating history and underwritten cash flows of the Hyatt Regency Indianapolis Property:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	2022	TTM(1)	Underwritten	Per Room(2)	%(3)
Occupancy	74.7%	23.2%	41.6%	62.5%	63.4%	63.4%
ADR	$158.37	$142.44	$157.23	$174.09	$174.52	$174.52
RevPAR	$118.24	$33.12	$65.38	$108.81	$110.66	$110.66

Room Revenue	$21,534,812	$6,048,157	$11,907,876	$19,818,964	$20,154,861	$20,154,861	$40,391	63.0%
Food & Beverage Revenue	11,046,617	3,784,081	6,348,723	10,247,693	10,588,783	10,588,783	21,220	33.1
Other Revenue(4)	1,281,613	664,063	2,103,520	1,445,757	1,264,549	1,264,549	2,534	4.0
Total Revenue	$33,863,043	$10,496,300	$20,360,119	$31,512,414	$32,008,192	$32,008,192	$64,145	100.0%

Room Expense	$5,723,701	$2,357,703	$3,684,138	$5,849,102	$5,883,080	$5,883,080	$11,790	29.2%
Food & Beverage Expense	5,906,930	2,079,822	3,330,180	4,971,812	5,187,253	5,187,253	10,395	49.0
Other Departmental Expenses	10,858	29,250	0	0	304	304	1	0.0
Departmental Expenses	$11,641,489	$4,466,776	$7,014,319	$10,820,914	$11,070,638	$11,070,638	$22,186	34.6%

Departmental Profit	$22,221,554	$6,029,525	$13,345,801	$20,691,500	$20,937,554	$20,937,554	$41,959	65.4%

Management Fee	$970,673	$301,418	$564,063	$912,253	$927,932	$960,246	$1,924	3.0%
Marketing and Franchise Fee	4,041,014	1,573,706	1,912,464	3,232,381	3,379,527	3,377,471	6,768	10.6
Other Undistributed Expenses	5,066,045	3,000,133	4,144,627	5,192,774	5,296,826	5,296,826	10,615	16.5
Total Undistributed Expenses	$10,077,731	$4,875,257	$6,621,154	$9,337,408	$9,604,285	$9,634,543	$19,308	30.1%

Real Estate Taxes	$2,082,043	$1,609,414	$1,857,752	$1,808,486	$1,808,486	$1,873,945	$3,755	5.9%
Property Insurance	463,166	356,675	378,823	425,804	439,028	388,559	779	1.2
Net Operating Income	$9,598,614	($811,821)	$4,488,072	$9,119,802	$9,085,755	$9,040,508	$18,117	28.2%

FF&E	1,354,522	419,852	814,405	1,260,497	1,280,328	1,280,328	2,566	4.0%
Net Cash Flow	$8,244,092	($1,231,673)	$3,673,667	$7,859,305	$7,805,427	$7,760,180	$15,551	24.2%
(1)	TTM represents the trailing 12-month period ending February 28, 2023.
(2)	Per Room values are based on 499 rooms.
(3)	% column represents percent of Total Revenue except for Room Expense, Food & Beverage Expense and Other Departmental Expenses which are based on their corresponding revenue line items.
(4)	Other Revenue includes parking, internet and telephone revenue, wedding/event services, valet revenue, office & building rental, club membership fees, and vending sales and commissions.

The Market. The Hyatt Regency Indianapolis Property is located on the corner of South Capitol Avenue and Washington Street in downtown Indianapolis, Indiana and is part of the Indianapolis-Carmel-Anderson metropolitan statistical area. The Hyatt Regency Indianapolis Property is connected via skywalks to the Circle Centre Mall and Indiana Convention Center

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Annex B	BMO 2023-C5
No. 3 – Hyatt Regency Indianapolis

and is approximately 0.4 miles from Lucas Oil Stadium. Nearby demand generators for the Hyatt Regency Indianapolis Property include Lucas Oil Stadium, IUPUI, Victory Field, White River State Park, Central Canal, Indiana State Museum, the Eiteljorg Museum, and the Indianapolis Zoo. The Hyatt Regency Indianapolis Property benefits from access to Interstate 70 and the Indianapolis International Airport, which is approximately 13 miles southwest of the property.

The following table presents certain information relating to the primary competition for the Hyatt Regency Indianapolis Property:

Competitive Set(1)
Property	Number of Rooms	Year Built	Estimated 2022 Occupancy	Estimated 2022 ADR	Estimated 2022 RevPAR
Hyatt Regency Indianapolis(2)	499	1977	62.5%	$174.09	$108.81
Embassy Suites by Hilton Indianapolis Downtown	360	1985	55.0% - 60.0%	$175.00 - $180.00	$100.00 - $105.00
Sheraton Hotel Indianapolis City Centre	378	1975	55.0% - 60.0%	$160.00 - $165.00	$90.00 - $95.00
Crowne Plaza Indianapolis Union Station	273	1986	55.0% - 60.0%	$155.00 - $160.00	$85.00 - $90.00
Westin Indianapolis	574	1989	60.0% - 65.0%	$190.00 - $195.00	$120.00 - $125.00
Omni Severin Hotel	424	1913	45.0% - 50.0%	$175.00 - $180.00	$85.00 - $90.00
Hilton Indianapolis Hotel & Suites	352	2000	65.0% - 70.0%	$180.00 - $185.00	$115.00 - $120.00
Marriott Indianapolis Downtown	650	2001	60.0% - 65.0%	$185.00 - $190.00	$115.00 - $120.00
Total Avg. Competitive Set(3)			58.0%	$180.00	$105.00
(1)	Source: Appraisal.
(2)	Occupancy, ADR and RevPAR are based on operating statements provided by the borrower dated as of December 31, 2022.
(3)	Excludes the Hyatt Regency Indianapolis Property.

The Borrower. The borrower is CP Indy DT, LLC, a Delaware limited liability company and single purpose entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hyatt Regency Indianapolis Whole Loan.

The Borrower Sponsors. The borrower sponsors are William J. Yung III, Martha Yung, William J. Yung IV, Joseph A. Yung, Julie A. Haught, Judith A. Yung, Jennifer A. Yung, Michelle M. Christensen and Scott A. Yung and the non-recourse carveout guarantor is CSC Holdings, LLC. The Yung family owns Columbia Sussex Corporation, a private hotel company based in Crestview Hills, Kentucky. Founded in 1972, Columbia Sussex Corporation owns and operates hotels across the United States. Columbia Sussex Corporation currently operates 49 hotels under five different brands including Marriott Hotels, JW Marriott, Renaissance, Hilton Hotels and Resorts, Double Tree and Hyatt Regency.

Property Management. The Hyatt Regency Indianapolis Property is currently managed by Crestview Management, LLC, an affiliate of the borrower sponsors.

Escrows and Reserves. At origination of the Hyatt Regency Indianapolis Whole Loan, the borrower deposited approximately (i) $157,268 into a real estate tax reserve account, (ii) $72,600 into an immediate repairs reserve account, and (iii) $127,022 into a seasonality reserve account.

Tax Escrows – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $157,268).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Hyatt Regency Indianapolis Whole Loan documents. At origination of the Hyatt Regency Indianapolis Whole Loan, an acceptable blanket policy was in place.

FF&E Reserve – The borrower is required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, an amount equal to the greater of (i) an amount equal to 1/12th of 4.0% of the greater of (1) the annual gross revenues for the hotel related operations at the Hyatt Regency Indianapolis Property for the preceding calendar year and (2) the projected annual gross revenues for the hotel related operations at the Hyatt Regency Indianapolis Property for the calendar

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Annex B	BMO 2023-C5
No. 3 – Hyatt Regency Indianapolis

year in which such monthly payment occurs as set forth in the then-current approved annual budget and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement.

PIP Reserve – The borrower is required to deposit into a property improvement plan (“PIP”) reserve, (i) the applicable PIP Deposit (as defined below) (A) in the case of any existing or renewal franchise agreement, prior to the required commencement date of any PIP imposed thereunder and (B) in the case of any new franchise agreement, on or prior to the date such new franchise agreement is executed and delivered, and (ii) if a Hyatt Regency Indianapolis Trigger Period (as defined below) is continuing solely due to a Franchise Renewal Trigger Event (as defined below), all excess cash flow until the borrower has deposited cash or a letter of credit in an amount equal to 115% of the costs associated with any PIP included in the renewal or extension of the franchise agreement (or new franchise agreement), less any sums on deposit in the FF&E reserve account and the PIP reserve account. The lender is required to make disbursements from the PIP reserve funds as requested by the borrower to reimburse or pay for the borrower’s actual, out-of-pocket expenses incurred in connection with the performance of the related PIP work.

“PIP Deposit” means, with respect to any PIP, an amount equal to 110% of the costs of the related work that is the subject of such PIP, as estimated by the lender in its reasonable discretion.

“Franchise Renewal Trigger Event” means an event which will be deemed to have occurred if, among other things, the franchise agreement is not extended or replaced for a term expiring no earlier than three years after the maturity date of the Hyatt Regency Indianapolis Whole Loan, on or before the date which is 12 months prior to the expiration of the then-applicable term of the franchise agreement.

Seasonality Reserve – The borrower is required to deposit into a seasonality reserve, (i) on each Seasonality Reserve Monthly Deposit Date (as defined below) from May 2023 through November 2023, $27,945, and (ii) on each Seasonality Reserve Monthly Deposit Date thereafter, determined by lender and will be equal to 110% of the quotient of (x) the aggregate Negative Monthly Amounts (as defined below) for the twelve month period divided by (y) the number of months for which there is no Negative Monthly Amount, based on the then current seasonality annual budget, such seasonality reserve monthly deposit to be adjusted annually on February 1st of each calendar year by lender.

“Negative Monthly Amount” means, with respect to any monthly payment date, the amount, if any, by which operating income for the Hyatt Regency Indianapolis Property for the calendar month is insufficient to establish a debt service coverage ratio of 1.00 to 1.00 based on the then current annual budget to be adjusted annually on February 1st of each year by lender.

“Seasonality Reserve Monthly Deposit Date” shall mean (a) for the first year of the Hyatt Regency Indianapolis Whole Loan, the monthly payment dates occurring in February through November, 2023, and (b) thereafter, the monthly payment dates with a seasonality reserve monthly deposit as set forth on the seasonality reserve schedule as determined on February 1st of each year in accordance with the Hyatt Regency Indianapolis Whole Loan documents.

Lockbox / Cash Management. The Hyatt Regency Indianapolis Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver direction letters to each of the credit card companies with which borrower has entered into a merchant’s or other credit card agreement directing them to pay to the lender-controlled lockbox account all payments which would otherwise be paid to borrower under the applicable credit card processing agreement. The borrower is required to (or cause the property manager to) immediately deposit all revenue generated by the Hyatt Regency Indianapolis Property into the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Hyatt Regency Indianapolis Trigger Period exists. Upon the occurrence and during the continuance of an Hyatt Regency Indianapolis Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Hyatt Regency Indianapolis Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Hyatt Regency Indianapolis Whole Loan documents may be held by the lender in an excess cash flow reserve account as additional collateral for the Hyatt Regency Indianapolis Whole Loan.

An “Hyatt Regency Indianapolis Trigger Period” means a period (B) commencing upon the occurrence of any of the following: (i) the occurrence of an event of default, (ii) the debt service coverage ratio falling below 1.30x, (iii) a Hyatt Regency Indianapolis Franchise Agreement Trigger Event (as defined below), (iv) a Franchise Renewal Trigger Event, and (v) any bankruptcy action of the manager, and (B) expiring upon the occurrence (a) with respect to any Hyatt Regency Indianapolis Trigger Period caused solely by the events described in clause (i) above, the acceptance by lender of a cure

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Annex B	BMO 2023-C5
No. 3 – Hyatt Regency Indianapolis

of such event of default or waiver of such event of default, (b) with regard to any Hyatt Regency Indianapolis Trigger Period caused solely by the events described in clause (ii) above, the debt service coverage ratio being equal to or greater than 1.30x for one calendar quarter, (c) with regard to any Hyatt Regency Indianapolis Trigger Period caused solely by the events described in clause (iii) above, the occurrence of a Hyatt Regency Indianapolis Franchise Agreement Cure Event (as defined below), (d) with regard to any Hyatt Regency Indianapolis Trigger Period caused solely by the events described in clause (iv) above, the occurrence of a Hyatt Regency Indianapolis Franchise Renewal Event (as defined below), and (e) with regard to any Hyatt Regency Indianapolis Trigger Period caused solely by the events described in clause (v) above, the replacement of the manager by the borrower pursuant to the Hyatt Regency Indianapolis Whole Loan documents.

“Hyatt Regency Indianapolis Franchise Agreement Trigger Event” means the occurrence of any of the following: (i) borrower being in default under the franchise agreement beyond any applicable notice and cure periods, (ii) borrower or franchisor giving notice that it is terminating the franchise agreement, (iii) any termination or cancellation of the franchise agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of franchisor) and/or the franchise agreement expiring or otherwise failing to otherwise be in full force and effect and (iv) any bankruptcy or similar insolvency of franchisor.

“Hyatt Regency Indianapolis Franchise Agreement Cure Event” means lender’s receipt of evidence reasonably acceptable to lender of (1) (a) the satisfaction of the Hyatt Regency Indianapolis Franchise Agreement Cure Conditions (as defined below) or (b) the branding, “flagging” and operation of the Hyatt Regency Indianapolis Property pursuant to a replacement franchise agreement entered into in accordance with the terms of the Hyatt Regency Indianapolis Whole Loan documents, and (2) to the extent a PIP is required in connection with the foregoing, the deposit of the corresponding PIP deposit into the PIP reserve account in accordance with the Hyatt Regency Indianapolis Whole Loan documents.

"Hyatt Regency Indianapolis Franchise Agreement Cure Conditions” means each of the following (i) borrower has cured all defaults (if any) under the franchise agreement to the satisfaction of the applicable franchisor, (ii) borrower and the applicable franchisor have re-affirmed the franchise agreement as being in full force and effect, (iii) the Hyatt Regency Indianapolis Property continues to be operated, “flagged” and branded pursuant to the franchise agreement, (iv) all permits applicable to the related franchise agreement are in full force and effect, and (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable franchisor, such franchisor is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such franchise agreement pursuant to a final, non-appealable order of a court of competent jurisdiction.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not Permitted.

Ground Lease. None.

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Annex B	BMO 2023-C5
No. 4 – Cincinnati Multifamily Portfolio

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Annex B	BMO 2023-C5
No. 4 – Cincinnati Multifamily Portfolio

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Annex B	BMO 2023-C5
No. 4 – Cincinnati Multifamily Portfolio
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$39,000,000	Title:	Fee
Cut-off Date Principal Balance:	$39,000,000	Property Type – Subtype:	Multifamily – Garden
% of IPB:	5.9%	Net Rentable Area (Units):	375
Loan Purpose:	Recapitalization	Location:	Cincinnati, OH
Borrowers:	Candlewood Residents LLC,	Year Built / Renovated:	Various / Various
	Cincinnati Portfolio Realty LLC and	Occupancy:	97.9%
	Renata Apartments LLC	Occupancy Date:	3/1/2023
Borrower Sponsor:	Mendel Steiner	4th Most Recent NOI (As of):	NAV
Interest Rate:	6.91000%	3rd Most Recent NOI (As of):	$2,331,745 (12/31/2020)
Note Date:	4/3/2023	2nd Most Recent NOI (As of):	$2,995,316 (12/31/2021)
Maturity Date:	4/6/2033	Most Recent NOI (As of):	$3,908,477 (TTM 1/31/2023)
Interest-only Period:	120 months	UW Economic Occupancy:	97.1%
Original Term:	120 months	UW Revenues:	$5,305,652
Original Amortization Term:	None	UW Expenses:	$1,147,080
Amortization Type:	Interest Only	UW NOI:	$4,158,572
Call Protection:	L(26),D(90),O(4)	UW NCF:	$4,072,322
Lockbox / Cash Management:	Springing / Springing	Appraised Value / Per Unit(2):	$60,600,000 / $161,600
Additional Debt:	No	Appraisal Date:	3/2/2023
Additional Debt Balance:	NAP
Additional Debt Type:	NAP

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap
Taxes:	$42,247	$8,449	N/A	Cut-off Date Loan / Unit:	$104,000
Insurance:	$114,212	$10,383	N/A	Maturity Date Loan / Unit:	$104,000
Replacement Reserve:	$337,500	Springing	$337,500	Cut-off Date LTV(2):	64.4%
Deferred Maintenance:	$94,956	$0	N/A	Maturity Date LTV(2):	64.4%
Other:	$100,000	$0	N/A	UW NCF DSCR:	1.49x
				UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$39,000,000	69.6%	Return of Equity	$20,485,820	36.6%
Borrower Sponsor Equity	17,010,000	30.4	Partnership Buyout	17,010,000	30.4
			Loan Payoff	16,881,343	30.1
			Closing Costs	943,921	1.7
			Upfront Reserves	688,915	1.2
Total Sources	$56,010,000	100.0%	Total Uses	$56,010,000	100.0%
(1)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.
(2)	The Cut-off Date LTV and Maturity Date LTV are based on the aggregate "as-is" appraised value of the three properties of $60,600,000.

The Loan. The fourth largest mortgage loan (the “Cincinnati Multifamily Portfolio Mortgage Loan”) is secured by the borrowers’ fee interest in three garden-style multifamily properties located in Cincinnati, Ohio (the “Cincinnati Multifamily Portfolio Properties”). The Cincinnati Multifamily Portfolio Mortgage Loan was originated on April 3, 2023 by Bank of Montreal (“BMO”). The Cincinnati Multifamily Portfolio Mortgage Loan accrues interest at an interest rate of 6.91000% per annum. The Cincinnati Multifamily Mortgage Loan has an original term of 120 months, has a remaining term of 118 months as of the Cut-off Date and is interest only for the entire term. The scheduled maturity date of the Cincinnati Multifamily Portfolio Mortgage Loan is the monthly payment date that occurs on April 6, 2033.

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Annex B	BMO 2023-C5
No. 4 – Cincinnati Multifamily Portfolio

The Properties. The Cincinnati Multifamily Portfolio Properties are comprised of three multifamily garden-style properties located in Cincinnati, Ohio that were built in 1970, 1961 and 1966, the “Ferncrest Apartments Property”, the “Candlewood Apartments Property”, and the “Renata Apartments Property” respectively. The Candlewood Apartments Property was renovated in 2018.

The following table presents certain information relating to the Cincinnati Multifamily Portfolio Properties:

Portfolio Summary(1)
Property Name	Year Built / Renovated	Units(2)	Occupancy %(2)	Allocated Cut-off Date Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value	UW NOI(2)	% of UW NOI(2)
Ferncrest Apartments	1970 / NAP	144	97.9%	$14,046,600	36.0%	$21,800,000	36.0%	$1,513,288	36.4%
Candlewood Apartments	1961 / 2018	110	98.2%	13,494,400	34.6	21,000,000	34.7	1,414,810	34.0%
Renata Apartments	1966 / NAP	121	97.5%	11,459,000	29.4	17,800,000	29.4	1,230,474	29.6%
Total/Wtd. Avg.		375	97.9%	$39,000,000	100.0%	$60,600,000	100.0%	$4,158,572	100.0%
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll as of March 1, 2023.

Ferncrest Apartments Property. As of March 1, 2023, the Ferncrest Apartments Property was 97.9% occupied. The 6.51-acre parcel is improved with 3 three-story apartment buildings. The improvements are brick construction. The Ferncrest Apartments Property features 144 units total with one- and two-bedroom layouts ranging in size from 500 to 900 square feet. Market rents range from $850 to $1,055 per month, with an average market rent of approximately $1,039 and an average unit size of 836 square feet. Unit features include laminate countertops, wood cabinets and granite vanities. Community amenities include a playground and a leasing office.

The following table presents detailed information with respect to the current market rate units at the Ferncrest Apartments Property:

As Is Market Rate Unit Summary(1)
Unit Type	No. of Units	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)(2)	Average Monthly Rental Rate per SF(1)(2)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
1 Bedroom	10	6.9%	500	$848	$1.70	$850	$1.70
2 Bedroom	134	93.1	861	$1,043	$1.21	$1,053	$1.23
Total/Wtd. Avg.	144	100.0%	836	$1,029	$1.23	$1,039	$1.24
(1)	Based on the underwritten rent roll dated as of March 1, 2023.
(2)	Based only on occupied units.
(3)	Source: Appraisal.

Candlewood Apartments Property. As of March 1, 2023, the Candlewood Apartments Property was 98.2% occupied. The 5.49-acre parcel is improved with 10 three-story apartment buildings. The improvements are brick construction. The Candlewood Apartments Property features 110 units total, with one-, two- and three-bedroom layouts ranging in size from 750 to 950 square feet. Market rents range from $850 to $1,460 per month, with an average market rent of $1,255 and an average unit size of 894 square feet. Unit features include laminate countertops, wood cabinets and granite vanities. Community amenities include a playground and a leasing office.

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Annex B	BMO 2023-C5
No. 4 – Cincinnati Multifamily Portfolio

The following table presents detailed information with respect to the current market rate units at the Candlewood Apartments Property:

As Is Market Rate Unit Summary(1)
Unit Type	No. of Units	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)(2)	Average Monthly Rental Rate per SF(1)(2)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
1 Bedroom	31	28.2%	750	$855	$1.14	$850	$1.13
2 Bedroom	9	8.2	950	$1,057	$1.11	$1,050	$1.11
3 Bedroom	70	63.6	950	$1,453	$1.53	$1,460	$1.54
Total/Wtd. Avg.	110	100.0%	894	$1,258	$1.41	$1,255	$1.40
(1)	Based on the underwritten rent roll dated as of March 1, 2023.
(2)	Based only on occupied units.
(3)	Source: Appraisal.

Renata Apartments Property. As of March 1, 2023, the Renata Apartments Property was 97.5% occupied. The 6.38-acre parcel is improved with 11 three-story apartment buildings. The improvements are brick construction. The Renata Apartments Property features 121 units total, with one-, two- and three-bedroom layouts ranging in size from 650 to 1,300 square feet. Market rents range from $850 to $1,425 per month, with an average market rent of $1,026 and an average unit size of 866 square feet. Unit features include laminate countertops, wood cabinets and granite vanities. Community amenities include a playground and a leasing office.

The following table presents detailed information with respect to the current market rate units at the Renata Apartments Property:

As Is Market Rate Unit Summary(1)
Unit Type	No. of Units	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)(2)	Average Monthly Rental Rate per SF(1)(2)	Average Monthly Market Rental Rate(3)	Average Monthly Market Rental Rate per SF(3)
1 Bedroom	26	21.5%	650	$854	$1.31	$850	$1.31
2 Bedroom	89	73.6	900	$1,056	$1.17	$1,050	$1.17
3 Bedroom	6	5.0	1,300	$1,205	$0.93	$1,425	$1.10
Total/Wtd. Avg.	121	100.0%	866	$1,019	$1.18	$1,026	$1.18
(1)	Based on the underwritten rent roll dated as of March 1, 2023.
(2)	Based only on occupied units.
(3)	Source: Appraisal.

Environmental. According to the Phase I environmental assessments dated between March 27, 2023, and March 29, 2023, there was no evidence of any recognized environmental conditions at the Cincinnati Multifamily Portfolio Properties.

The following table presents certain information relating to the historical and current occupancy of the Cincinnati Multifamily Portfolio Properties:

Historical and Current Occupancy(1)
Property	2020	2021	2022	Current(2)
Ferncrest Apartments	79.0%	87.0%	94.0%	97.9%
Candlewood Apartments	73.0%	85.0%	97.0%	98.2%
Renata Apartments	71.0%	83.0%	95.0%	97.5%
(1)	Historical occupancy is as of December 31 of each respective year.
(2)	Current Occupancy is as of March 1, 2023.

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Annex B	BMO 2023-C5
No. 4 – Cincinnati Multifamily Portfolio

The following table presents certain information relating to the operating history and underwritten cash flows of the Cincinnati Multifamily Portfolio Properties:

Operating History and Underwritten Net Cash Flow
	2020	2021	TTM(1)	Underwritten	Per Unit	%(2)
Gross Potential Rent	$4,598,341	$4,632,350	$4,946,520	$4,959,849	$13,226	100.0%
Net Rental Income	$4,598,341	$4,632,350	$4,946,520	$4,959,849	$13,226	100.0%
(Vacancy/Credit Loss)	(1,278,120)	(749,184)	(384,124)	(145,785)	(389)	(2.9)
Other Income	325,140	354,854	490,712	491,588	1,311	9.9
Effective Gross Income	$3,645,361	$4,238,020	$5,053,108	$5,305,652	$14,148	107.0%

Total Expenses	1,313,616	1,242,704	1,144,631	1,147,080	3,059	21.6

Net Operating Income	$2,331,745	$2,995,316	$3,908,477	$4,158,572	$11,090	78.4%

Total TI/LC, Capex/RR	0	0	0	86,250	230	1.6

Net Cash Flow	$2,331,745	$2,995,316	$3,908,477	$4,072,322	$10,860	76.8%
(1)	TTM reflects the trailing 12 months ending January 31, 2023.
(2)	% column represents percent of Net Rental Income for revenue fields and represents percent of Effective Gross Income for the remainder of fields.

The Markets. According to the appraisals, the Cincinnati Multifamily Portfolio Properties are located in the Cincinnati multifamily market. According to the appraisals, as of the fourth quarter of 2022, the Cincinnati multifamily market average monthly asking rent per unit was $1,147 and the average vacancy rate was 5.4%. According to the appraisals, the Cincinnati Multifamily Portfolio Properties are located in the Northwest Cincinnati submarket. As of the fourth quarter of 2022, the Northwest Cincinnati multifamily submarket average monthly asking rent per unit was $840 and the average vacancy rate was 4.9%.

According to the appraisals, the estimated 2023 population within a one-, three- and five-mile radius of the Ferncrest Apartments Property and the Candlewood Apartments Property is 16,215, 120,625 and 287,327, respectively. The estimated 2023 median household income within the same radii is $36,990, $44,506 and $52,029, respectively.

According to the appraisals, the estimated 2023 population within a one-, three- and five-mile radius of the Renata Apartments Property is 14,907, 116,999 and 296,881, respectively. The estimated 2023 median household income within the same radii is $36,588, $44,245 and $51,804, respectively.

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Annex B	BMO 2023-C5
No. 4 – Cincinnati Multifamily Portfolio

The following table presents certain information relating to comparable multifamily rental properties to the Cincinnati Multifamily Portfolio Properties:

Comparable Rental Summary(1)
Property Name / Property Address	Year Built / Renovated	Occupancy	# of Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
Candlewood Apartments(2) 2400 Harrison Avenue Cincinnati, OH	1961 / 2018	98.2%	110	1 Bedroom 2 Bedroom 3 Bedroom	750 950 950	$1.14 $1.11 $1.53	$855 $1,057 $1,453
Ferncrest Apartments(2) 3173 Ferncrest Court Cincinnati, OH	1970 / NAP	97.9%	144	1 Bedroom 2 Bedroom	500 861	$1.70 $1.21	$848 $1,043
Renata Apartments(2) 2459 Westwood Northern Boulevard Cincinnati, OH	1966 / NAP	97.5%	121	1 Bedroom 2 Bedroom 3 Bedroom	650 900 1,300	$1.31 $1.17 $0.93	$854 $1,056 $1,205
Vista West 3382 McHenry Avenue Cincinnati, OH	1973 / NAP	100.0%	28	2BR / 2BA	850	$1.12	$950
Mayridge Apartments 3153-3225 Mayridge Court Cincinnati, OH	1964 / NAP	95.0%	107	Studio 1BR / 1BA 2BR / 1BA 3BR / 2BA	450 610 796 1,045	$1.33 $1.18 $1.08 $1.15	$600 $718 $862 $1,200
(1)	Source: Appraisal, unless otherwise indicated.
(2)	Based on the underwritten rent roll dated as of March 1, 2023.

The Borrowers. The borrowers are Candlewood Residents LLC, Cincinnati Portfolio Realty LLC and Renata Apartments LLC, each a New York or Ohio limited liability company and special purpose entity with one independent director. Legal counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the Cincinnati Multifamily Portfolio Mortgage Loan.

The Borrower Sponsor. The borrower sponsor and guarantor is Mendel Steiner.

Property Management. The Cincinnati Multifamily Portfolio Properties are managed by Aven Realty 1 LLC, a third party property management company.

Escrows and Reserves. At origination, the borrowers were required to deposit into escrow (i) approximately $42,247 for real estate taxes, (ii) approximately $114,212 for insurance premiums, (iii) $337,500 for replacement reserves, (iv) approximately $94,956 for deferred maintenance and (v) $100,000 for a radon testing reserve.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated tax payments on a monthly basis, which currently equates to approximately $8,449.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual insurance premium payments on a monthly basis, which currently equates to approximately $10,383, waived if the borrowers maintain a blanket policy acceptable to the lender.

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Annex B	BMO 2023-C5
No. 4 – Cincinnati Multifamily Portfolio

Replacement Reserves – On a monthly basis, after funds in the replacement reserve initially fall below $112,500, the borrowers are required to escrow $9,375 for replacement reserves, so long as there is no event of default and funds in the replacement reserve do not exceed $337,500.

Lockbox / Cash Management. The Cincinnati Multifamily Portfolio Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Period (as defined below), the borrower or property manager will deposit all revenues relating to the Cincinnati Multifamily Portfolio Properties into a lender-controlled lockbox account within two business days of receipt. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Cincinnati Multifamily Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Cincinnati Multifamily Portfolio Mortgage Loan documents may be held by the lender in an excess cash flow reserve account as additional collateral for the Cincinnati Multifamily Portfolio Mortgage Loan.

A “Trigger Period” will commence upon the earliest of the following: (i) the occurrence of an event of default under the Cincinnati Multifamily Portfolio Mortgage Loan documents or (ii) the debt service coverage ratio for the Cincinnati Multifamily Portfolio Mortgage Loan being less than 1.30x and will be cured when (A) with regard to clause (i) above, upon the cure of such event of default and (B) with regard to clause (ii) above, upon the debt service coverage ratio for the Cincinnati Multifamily Portfolio Mortgage Loan being greater than or equal to 1.30x for two consecutive calendar quarters.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. At any time after the date that is two years after the closing date of the BMO 2023-C5 securitization transaction, the borrowers may release one or more of the Cincinnati Multifamily Portfolio Properties from the lien of the Cincinnati Multifamily Portfolio Mortgage Loan in connection with the sale of such release parcel to a third party subject to satisfaction of the applicable conditions set forth in the Cincinnati Multifamily Portfolio Mortgage Loan documents , including, without limitation, that: (i) no event of default has occurred and is continuing under the Cincinnati Multifamily Portfolio Mortgage Loan documents, and (ii) the greatest of (1) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to 120% of the allocated loan amount for the individual Cincinnati Multifamily Portfolio Property to be released, and (2) the adjusted defeasance amount is such that (a) the debt service coverage ratio for the undefeased note based on income from the remaining property is not less than 1.45x, (b) the debt yield for the undefeased note based on income from the remaining property is not less than 10.5% and (c) the loan-to-value ratio for the undefeased note for the remaining property does not exceed 65%.

Ground Lease. None.

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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO, GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$37,500,000	Title:	Fee
Cut-off Date Principal Balance(1):	$37,500,000	Property Type – Subtype:	Retail – Outlet Center
% of IPB:	5.7%	Net Rentable Area (SF):	1,128,332
Loan Purpose:	Refinance	Location:	Auburn Hills, MI
Borrower:	Taubman Auburn Hills Associates Limited Partnership	Year Built / Renovated:	1998 / 2010
Borrower Sponsor:	The Taubman Realty Group LLC	Occupancy(5):	89.6%
Interest Rate:	6.52100%	Occupancy Date:	11/30/2022
Note Date:	1/5/2023	4th Most Recent NOI (As of):	$34,244,744 (12/31/2019)
Maturity Date:	2/1/2033	3rd Most Recent NOI (As of):	$27,851,384 (12/31/2020)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$32,911,337 (12/31/2021)
Original Term:	120 months	Most Recent NOI (As of):	$31,655,635 (TTM 11/30/2022)
Original Amortization Term:	None	UW Economic Occupancy:	92.6%
Amortization Type:	Interest Only	UW Revenues:	$47,000,639
Call Protection(2):	L(28),D(86),O(6)	UW Expenses:	$15,438,872
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$31,561,767
Additional Debt(1):	Yes	UW NCF:	$29,734,689
Additional Debt Balance(1):	142,500,000	Appraised Value / Per SF:	$400,000,000 / $355
Additional Debt Type(1):	Pari Passu	Appraisal Date:	11/10/2022

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$160
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$160
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	45.0%
Replacement Reserves:	$0	Springing	$519,033	Maturity Date LTV:	45.0%
TI / LC:	$0	$94,028	$2,256,664	UW NCF DSCR:	2.50x
Other Reserves(4):	$1,805,623	$0	N/A	UW NOI Debt Yield:	17.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$180,000,000	99.5%	Loan Payoff	$177,589,210	98.1%
Borrower Sponsor Equity	962,977	0.5	Upfront Reserves	1,805,623	1.0
			Closing Costs	1,568,144	0.9
Total Sources	$180,962,977	100.0%	Total Uses	$180,962,977	100.0%
(1)	The Great Lakes Crossing Outlets Mortgage Loan (as defined below) is part of a whole loan evidenced by 11 pari passu notes with an aggregate original principal balance of $180,000,000. Financial Information in the chart above reflects the Cut-off Date Balance and Maturity Date Balance of the Great Lakes Crossing Outlets Whole Loan (as defined below). For additional information, see “The Loan” below.
(2)	The defeasance lockout period will be at least 28 payments beginning with and including the first payment date of March 1, 2023. The borrower sponsor has the option to defease the entire $180.0 million Great Lakes Crossing Outlets Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) March 1, 2026. The assumed defeasance lockout period of 28 months is based on the expected closing date of the BMO 2023-C5 securitization in June 2023. The actual lockout period may be longer. Prepayment in whole, but not in part, of the Great Lakes Crossing Outlets Whole Loan is permitted after August 1, 2032 without the payment of a yield maintenance premium.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	Other reserves include the Initial Outstanding TI/LC reserve (approximately $1,581,204) and the initial Gap Rent Reserve (approximately $224,418).
(5)	Occupancy includes all tenants in place and tenants with signed leases as of the reporting period. Occupancy excludes non-collateral tenants.

The Loan. The fifth largest mortgage loan (the “Great Lakes Crossing Outlets Mortgage Loan”) has an original and Cut-off Date balance of $37,500,000 and is part of a whole loan evidenced by 11 pari passu promissory notes in the aggregate original principal amount of $180,000,000 (the “Great Lakes Crossing Outlets Whole Loan”). The Great Lakes Crossing Outlets Mortgage Loan is evidenced by the non-controlling Notes A-3-3, A-2-1-A and A-2-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $37,500,000. The Great Lakes Crossing Outlets Whole Loan is secured by a first mortgage lien on the borrower’s fee interest in a 1,128,332 square foot retail outlet center property located

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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

in Auburn Hills, Michigan (the “Great Lakes Crossing Outlets Property”). The Great Lakes Crossing Outlets Whole Loan was co-originated on January 5, 2023 by Bank of Montreal (“BMO”), Goldman Sachs Bank USA (“GS”), and DBR Investments Co. Limited (“DBRI”). The Great Lakes Crossing Outlets Whole Loan has a 10-year term and is interest only for the entire term. The Great Lakes Crossing Outlets Whole Loan proceeds were used to refinance the existing debt on the Great Lakes Crossing Outlets Property, fund upfront reserves, and pay origination costs. The Great Lakes Crossing Outlets Whole Loan accrues interest at a fixed rate of 6.52100% per annum. The Great Lakes Crossing Outlets Mortgage Loan is being serviced pursuant to the pooling and servicing agreement for the Benchmark 2023-B38 securitization. See “The Pooling and Servicing Agreement” in the Preliminary Prospectus. The table below summarizes the promissory notes that comprise the Great Lakes Crossing Outlets Whole Loan. The relationship between the holders of the Great Lakes Crossing Outlets Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$27,500,000	$27,500,000	Benchmark 2023-B38	Yes
A-1-2(1)	$17,500,000	$17,500,000	GS	No
A-1-3(1)	$17,500,000	$17,500,000	GS	No
A-1-4(1)	$17,500,000	$17,500,000	GS	No
A-2-1-A	$12,500,000	$12,500,000	BMO 2023-C5	No
A-2-1-B	$7,500,000	$7,500,000	Benchmark 2023-B38	No
A-2-2	$15,000,000	$15,000,000	Benchmark 2023-B38	No
A-2-3	$15,000,000	$15,000,000	BMO 2023-C5	No
A-3-1	$25,750,000	$25,750,000	BMO 2023-C4	No
A-3-2(1)	$14,250,000	$14,250,000	BMO	No
A-3-3	$10,000,000	$10,000,000	BMO 2023-C5	No
Whole Loan	$180,000,000	$180,000,000
(1)	Expected to be contributed to one or more future securitization(s).

The Property. The Great Lakes Crossing Outlets Property is a retail outlet center comprised of a single story shopping center, totaling 1,357,631 square feet, of which 229,299 square feet is not included in the collateral, on an approximately 163.76-acre site in Auburn Hills, Michigan. The Great Lakes Crossing Outlets Property was built in 1998 and renovated in 2010. The Great Lakes Crossing Outlets Property has a total of 7,797 parking spaces, resulting in a ratio of approximately 6.91 spaces per 1,000 square feet of collateral. As of November 30, 2022, the Great Lakes Crossing Outlets Property was 89.6% occupied by 169 tenants. The collateral does not include 229,299 of square feet owned by Bass Pro Shops Outdoor World and AMC Theatre.

Major Tenants.

Burlington Coat Factory (81,082 square feet; 7.2% of NRA, 2.5% of underwritten base rent, Moody’s/S&P/Fitch: NR/BB+/NR): Founded in 1972 and headquartered in Burlington, New Jersey, Burlington Coat Factory (“Burlington”) is a nationally recognized off-price retailer headquartered in New Jersey. As of the fiscal year ending in 2022, Burlington operates 927 stores in 46 states and Puerto Rico. The firm is a Fortune 500 company and its common stock trades on the New York Stock Exchange under the ticker symbol “BURL”. Burlington’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers’ prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats. Burlington’s lease expires in January 2030 and has two 5-year renewal options remaining.

Round 1 Bowling Amusement (59,071 square feet; 5.2% of NRA, 3.2% of underwritten base rent, Moody’s/S&P/Fitch: NR/NR/NR): Founded in 2009 and headquartered in Brea, California, Round 1 Bowling Amusement (“Round 1”) is a multi-entertainment complex offering an array of activities including bowling, arcade games, billiards, ping pong, darts, food and drinks. Round 1’s parent company was founded in Japan in 1993 and quickly expanded across the country due to its growing demand. In 2008, the firm began exploring opportunities overseas, and in 2010 it opened its first United States location in Los Angeles. Round 1’s lease expires in September 2027 and has two 5-year renewal options remaining.

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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

Forever 21 (47,203 square feet, 4.2% of NRA, 1.6% of underwritten rent, Moody’s/S&P/Fitch: NR/NR/NR): Founded in 1984 and headquartered in Los Angeles, California, “Forever 21” is a global fashion retailer headquartered in Los Angeles, California. With more than 540 locations worldwide and online, Forever 21 operates to make high style designs and fashion basics accessible to all consumers. Forever 21’s lease expired in January of 2023; however, the tenant is still in occupancy and current on rent.

Environmental. According to a Phase I environmental report dated November 16, 2022, there was no evidence of any recognized environmental conditions at the Great Lakes Crossing Outlets Property. However, the Phase I report identified an environmental issue at the Great Lakes Crossing Outlets Property in connection with a wetlands conservation easement agreement between the borrower and the Michigan Department of Environment, Great Lakes and Energy. The assessor recommended maintenance of the onsite regulated wetlands in accordance with the conservation easement agreement.

The following table presents certain information relating to the historical and current occupancy of the Great Lakes Crossing Outlets Property:

Historical and Current Occupancy
2019(1)	2020(1)	2021(1)	Current(2)
92.9%	91.0%	91.9%	89.6%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of November 30, 2022.

The following table presents certain information relating to the largest tenants based on net rentable area of the Great Lakes Crossing Outlets Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date
Burlington Coat Factory(4)	NR/BB+/NR	81,082	7.2%	$12.67	$1,026,943	2.5%	1/31/2030
Round 1 Bowling Amusement(4)	NR/NR/NR	59,071	5.2	$22.13	1,307,500	3.2	9/30/2027
Forever 21(4)(5)	NR/NR/NR	47,203	4.2	$14.26	673,193	1.6	1/31/2023
Marshalls(4)	NR/NR/NR	35,191	3.1	$21.16	744,692	1.8	1/31/2027
TJ Maxx(4)	A2/A/NR	34,766	3.1	$21.16	735,699	1.8	1/31/2027
Nordstrom Rack(4)	Ba1/BB+/BBB-	34,613	3.1	$17.00	588,421	1.4	6/30/2030
Legoland Discovery Center(4)	B2/B-/NR	32,543	2.9	$10.82	352,178	0.9	12/31/2031
Planet Fitness	NR/NR/NR	27,710	2.5	$14.48	401,373	1.0	12/31/2028
Camille La Vie	NR/NR/NR	22,963	2.0	$16.72	383,835	0.9	1/31/2028
Arhaus The Loft	NR/NR/NR	22,726	2.0	$22.66	515,023	1.3	1/31/2030

Major Tenants		397,868	35.3%	$16.91	$6,728,859	16.5%
Other Tenants		612,876	54.3%	$55.70	$34,137,204	83.5%
Occupied Collateral Total / Wtd. Avg.		1,010,744	89.6%	$40.43	$40,866,062	100.0%

Vacant Space		117,588	10.4%

Collateral Total		1,128,332	100.0%

(1)	Based on underwritten rent roll dated as of November 30, 2022.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent are comprised of underwritten base rent inclusive of contractual rent steps through January 2024, percentage rent in lieu, total recoveries (excluding utilities) at step and overage rent.
(4)	Anchor tenants for the Great Lakes Crossing Outlets Property represent approximately 28.8% of Net Rentable Area and approximately 13.3% of Total UW Base Rent. Forever 21’s lease expired in January 2023; however, the tenant is in occupancy and current on rent.
(5)	Forever 21’s lease expired in January 2023; however, the tenant is in occupancy and current on rent.
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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

The following table presents certain information relating to the tenant lease expirations at the Great Lakes Crossing Outlets Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	117,588	10.4%	NAP	NA	P	117,588	10.4%	NAP	NA	P
2023 & MTM	33	149,599	13.3	$5,576,821	13.6%		267,187	23.7%	$5,576,821	13.6%
2024	38	88,679	7.9	4,847,810	11.9		355,866	31.5%	$10,424,632	25.5%
2025	34	141,288	12.5	8,770,136	21.5		497,154	44.1%	$19,194,767	47.0%
2026	16	43,108	3.8	3,665,300	9		540,262	47.9%	$22,860,067	55.9%
2027	20	187,481	16.6	6,903,724	16.9		727,743	64.5%	$29,763,791	72.8%
2028	14	124,499	11.0	4,180,946	10.2		852,242	75.5%	$33,944,737	83.1%
2029	8	34,775	3.1	1,377,153	3.4		887,017	78.6%	$35,321,890	86.4%
2030	9	183,219	16.2	3,885,077	9.5		1,070,236	94.9%	$39,206,967	95.9%
2031	3	38,939	3.5	854,484	2.1		1,109,175	98.3%	$40,061,451	98.0%
2032	4	3,576	0.3	446,249	1.1		1,112,751	98.6%	$40,507,699	99.1%
2033	1	15,581	1.4	358,363	0.9		1,128,332	100.0%	$40,866,062	100.0%
2034 & Beyond	0	0	0.0	0	0.0		1,128,332	100.0%	$40,866,062	100.0%
Collateral Total	180	1,128,332	100.0%	$40,866,062	100.0%
(1)	Based on the underwritten rent roll dated as of November 30, 2022.
(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring are comprised of underwritten base rent inclusive of contractual rent steps through January 2024, percentage rent in lieu, total recoveries (excluding utilities) at step and overage rent.

The following table presents certain information relating to the operating history and underwritten cash flows of the Great Lakes Crossing Outlets Property:

Operating History and Underwritten Net Cash Flow(1)
	2019	2020	2021	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place	$27,351,881	$24,157,616	$25,715,947	$27,665,175	$28,969,473	$25.67	57.1%
Other Revenue/Rents(4)	21,677,084	19,516,740	19,612,241	19,003,929	21,777,155	19.30	42.9
Gross Potential Rent	$49,028,964	$43,674,356	$45,328,188	$46,669,104	$50,746,628	$44.97	100.0%
(Vacancy/Credit Loss)	(479,579)	(2,965,788)	1,933,578	(244,977)	(3,745,989)	(3.32)	(7.4)
Effective Gross Income	$48,549,386	$40,708,568	$47,261,766	$46,424,127	$47,000,639	$41.65	92.6%

Total Expenses(5)	$14,304,642	$12,857,184	$14,350,428	$14,768,491	$15,438,872	$13.68	32.8%

Net Operating Income	$34,244,744	$27,851,384	$32,911,337	$31,655,635	$31,561,767	$27.97	67.2%

Capital Expenditures	0	0	0	0	259,516	0.23	0.6
TI / LC	0	0	0	0	1,567,562	1.39	3.3

Net Cash Flow	$34,244,744	$27,851,384	$32,911,337	$31,655,635	$29,734,689	$26.35	63.3%
(1)	Based on the underwritten rent roll dated November 30, 2022.
(2)	TTM represents the trailing 12-month period ending November 30, 2022.
(3)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Other Revenue/Rents consists of overage rent, short term temporary tenant rent, RMU/center ops rents, market revenue from vacant units total commercial reimbursement revenue and other revenue.
(5)	Total Expenses include real estate taxes and a management fee equal to 4.0% of Effective Gross Income.
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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

The Market. The Great Lakes Crossing Outlets Property is located in Auburn Hills, Michigan, within the Detroit metropolitan statistical area (the “Detroit MSA”). According to the appraisal, the Detroit MSA has grown to be the second largest metropolitan area in the Midwest, having a strategic regional location, a good transportation system, and a large manufacturing base. The presence of Ford, General Motors and Chrysler has historically supported much of the economic growth and employment in the Detroit MSA, and as of the past few decades is beginning to rely on the health care industry for long-term growth. According to the appraisal, as of August 2022, the unemployment rate in the Detroit MSA was 3.5%, representing a 2.65% increase in employment from the year prior.

The Great Lakes Crossing Outlets Property is located alongside I-75, which according to the appraisal has a daily traffic count of 71,265 vehicles. According to the appraisal, the Great Lakes Crossing Outlets Property is conveniently accessible to the 2.1 million residents that live within the trade area, providing a strong local customer base. Further, given its proximate location to Canada, the Great Lakes Crossing Outlets Property benefits from cross-border commerce. According to the appraisal, as of 2022, the estimated population within a one-mile, three-mile and five-mile radius totaled 2,140, 42,016 and 135,040 people, respectively, and average household income for the same radii was $89,356, $90,320 and $99,774, respectively.

According to the appraisal, the Great Lakes Crossing Outlets Property is situated within the Detroit retail market and the Pontiac submarket. As of the third quarter of 2022, the Detroit retail market contained total inventory of approximately 260.5 million square feet with an approximate 5.0% vacancy rate and average annual rental rates of $17.80 per square foot, and the Pontiac submarket contained a total inventory of approximately 8.2 million square feet with an approximate 2.7% vacancy rate and average annual rental rates of $17.93 per square foot.

The appraiser identified five comparable retail properties to the Great Lakes Crossing Outlets Property:

Competitive Retail Center Summary(1)
Property Name/Location	Year Built / Renovated or Expanded	Total NRA (SF)(2)	Total Occupancy	Distance to Subject	Sales PSF(2)	Anchor Tenants
Great Lakes Crossing Outlets 4000 Baldwin Road Auburn Hills, MI	1998 / 2010	1,128,332	89.6%	NAP	$503.40(3)	Round 1 Bowling Amusement Forever 21 Marshalls Legoland Discovery Center Nordstrom Rack TJ Maxx Burlington Coat Factory
Westfield Santa Anita Arcadia, CA	1973 / 2014, 2021	1,480,000	89.0%	2,287 miles	$608.00	JCPenney Nordstrom Macy’s
Biltmore Fashion Park Scottsdale, AZ	1963 / 2021	384,342	87.0%	2,024 miles	$830.00	Sak’s Fifth Avenue Macy’s
Westfield Brandon Brandon, FL	1995 / 2007	1,149,543	93.0%	1,213 miles	$711.00(4)	Dillard’s Macy’s JCPenney
Galleria Edina Edina, MN	1974 / 2006	398,585	99.0%	720 miles	$891.00	Rypen Furniture
University Mall South Burlington, VT	1979 / 2018	613,915	95.0%	637 miles	$325.00	Target JCPenney Kohl’s
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated November 30, 2022, including four tenants that have signed leases but have not taken physical occupancy. The Total NRA (SF) and Sales PSF information represented in the above table for the Great Lakes Crossing Outlets Property is only for the collateral for the Great Lakes Crossing Outlets Whole Loan.
(3)	Based on October 2022 trailing twelve months reported sales figures.
(4)	Includes Apple sales figures. Sales excluding Apple are $550.
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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

The Borrower. The borrower is Taubman Auburn Hills Associates Limited Partnership, a Delaware limited partnership. The borrower is a single purpose bankruptcy-remote entity with two independent managers in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Great Lakes Crossing Outlets Whole Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor is The Taubman Realty Group LLC (“Taubman”). Founded in 1950, Taubman develops and manages regional, super-regional and outlet shopping centers. Including Great Lakes Crossing Outlets, Taubman owns and operates 24 regional, super-regional and outlet malls across 11 states, Puerto Rico, China, and South Korea.

Pursuant to the Great Lakes Crossing Outlets Whole Loan documents, so long as one or more of Taubman, Simon Property Group, Inc., Simon Property Group, L.P. or an affiliate of any of the foregoing is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s liability is limited to 20% of the outstanding principal balance at such time, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty

Property Management. The Great Lakes Crossing Outlets Property is managed by The Taubman Company LLC, which is an affiliate of the borrower sponsor.

Escrows and Reserves. At origination of the Great Lakes Crossing Outlets Whole Loan, the borrower was required to deposit into escrow (i) $1,581,204.38 for a reserve with respect to outstanding tenant improvement allowances, leasing commissions and unfunded obligations under leases for the tenants Kids Empire, Nordstrom Rack, Showcase, Tumi, UGG and Vineyard Vines (the “Outstanding TI/LC Reserve”) and (ii) $224,418.36 for a reserve with respect to gap rent under leases for the tenants Savvy Sliders, Cotton On Kids, Cotton On and Kids Empire (the “Gap Rent Reserve”). In lieu of remitting such amounts for deposit, provided that no event of default is continuing the borrower may fund the Outstanding TI/LC Reserve or the Gap Rent Reserve by delivering to the lender (i) upon at least 10 days’ written notice to the lender, a qualifying letter of credit in the applicable amount or (ii) a qualifying guaranty in the applicable amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

Tax Escrows – During a Lockbox Event Period (as defined below) or at any time (x) any taxes are not paid by the borrower prior to the assessment of any penalty for late payment and prior to the date that such taxes become delinquent (unless the borrower is contesting such taxes in accordance with the terms of the Great Lakes Crossing Outlets Whole Loan documents), or (y) upon request of the lender, the borrower fails to promptly provide evidence reasonably satisfactory to the lender that such taxes have been paid prior to the assessment of any penalty for late payment and prior to the date that such taxes become delinquent (unless the borrower is contesting such taxes in accordance with the terms of the Great Lakes Crossing Outlets Whole Loan documents), the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the reasonably estimated annual real estate taxes; in lieu of remitting such amounts for deposit, the borrower may fund the tax reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

Insurance Escrows – In the event that during a Lockbox Event Period the borrower has not provided satisfactory evidence to the lender that the Great Lakes Crossing Outlets Property is covered by policies that are being maintained as part of a reasonably acceptable blanket insurance policy in accordance with the Great Lakes Crossing Outlets Whole Loan documents, on each monthly payment date during the Lockbox Event Period, the borrower is required to deposit into an insurance reserve, 1/12th of reasonably estimated insurance premiums; in lieu of remitting such amounts for deposit, the borrower may fund the insurance reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

Replacement Reserve – On each monthly payment date during a Lockbox Event Period, the borrower is required to deposit into a replacement reserve, an amount equal to $21,626.36 if the balance on deposit in the replacement reserve account is less than $519,032.72 for reasonably estimated replacements and repairs required to be made to the Great Lakes Crossing

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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

Outlets Property during each calendar year; provided, however, that in lieu of remitting such amounts for deposit, the borrower may fund the replacement reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no Control Event (as defined below) or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

TI/LC Reserve – The borrower is required to deposit into a rollover reserve, on a monthly basis, an amount equal to $94,027.67 if the balance of the rollover reserve falls below $2,256,664; in lieu of remitting such amounts for deposit, the borrower may fund the rollover reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no Control Event or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the Great Lakes Crossing Outlets Whole Loan documents.

A “Control Event” means that any combination of Taubman, Simon Property Group, Inc. or Simon Property Group, L.P. does not own, in the aggregate, at least 30% of the direct or indirect interests in the borrower or does not control the borrower.

Lockbox / Cash Management. The Great Lakes Crossing Outlets Whole Loan is structured with a hard lockbox and springing cash management. At origination of the Great Lakes Crossing Outlets Whole Loan, the borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to, and is required to cause the property manager to, cause all amounts constituting rents received by the borrower or the property manager with respect to the Great Lakes Crossing Outlets Property to be deposited into the lockbox account or a lender-controlled cash management account by the end of the second business day following receipt. In addition, the borrower is required to, and is required to cause the property manager to, instruct all persons that maintain open accounts with the borrower or property manager with respect to the Great Lakes Crossing Outlets Property or with whom the borrower or property manager does business on an “accounts receivable” basis with respect to the Great Lakes Crossing Outlets Property to deliver all payments due under such accounts to the lockbox account. On a weekly basis during the continuance of a Lockbox Event Period under the Great Lakes Crossing Outlets Whole Loan documents, all amounts in the lockbox are required to be remitted to the cash management account. On a daily basis at any time no Lockbox Event Period is in effect, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

Notwithstanding anything to the contrary in the foregoing, the borrower may maintain an account in its name into which it may deposit or cause to be deposited rents from persons who are parties to a Great Lakes Crossing Outlets License Agreement (as defined below) and miscellaneous amounts received by the borrower that are not rents, payments, reimbursements or other amounts paid under leases, provided that if a Lockbox Event Period exists, at the lender’s direction, the borrower is required to direct all persons who are parties to a Great Lakes Crossing Outlets License Agreement to deliver all sums due under such Great Lakes Crossing Outlets License Agreements directly to the lockbox account. To the extent any such sums are collected directly by the borrower or property manager, the borrower is required to, and is required to cause the property manager to, cause all such sums received by the borrower or property manager to be deposited into the lockbox account by the end of the second business day following receipt.

On each due date during the continuance of a Lockbox Event Period, all funds on deposit in the cash management account after payment of debt service on the Great Lakes Crossing Outlets Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the Great Lakes Crossing Outlets Whole Loan.

A “Great Lakes Crossing Outlets License Agreement” means any license or occupancy agreement granted by the borrower (or a predecessor-in-interest) to (i) an operator of a cart, kiosk or similar merchandising facilities located in the common areas of the Great Lakes Crossing Outlets Property or (ii) a licensee or occupant of an in-line space for a term of one year or less.

A “Lockbox Event” means the occurrence of: (i) an event of default; (ii) any bankruptcy action of the borrower; (iii) a bankruptcy action of the property manager if the property manager is an affiliate of the borrower, provided that the property manager is not replaced within 60 days with a qualified property manager; or (iv) a Debt Yield Trigger Event (as defined below).

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Annex B	BMO 2023-C5
No. 5 – Great Lakes Crossing Outlets

A “Lockbox Event Period” means the period commencing on the occurrence of a Lockbox Event and continuing until the occurrence of the applicable Lockbox Termination Event (as defined below).

A “Debt Yield Trigger Event” means, as of any date of determination, the debt yield based on the trailing four calendar quarter period immediately preceding such date of determination is less than 12.00% for two consecutive calendar quarters.

A “Lockbox Termination Event” means (a) if the Lockbox Event is caused solely by the occurrence of a Debt Yield Trigger Event, the achievement of a debt yield for the Great Lakes Crossing Outlets Whole Loan of 12.00% or greater for two consecutive calendar quarters, (b) if the Lockbox Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default (which cure the lender is not obligated to accept and may reject or accept in its sole and absolute discretion) provided that the lender has not accelerated the Great Lakes Crossing Outlets Whole Loan, moved for a receiver or commenced foreclosure proceedings or (c) if the Lockbox Event is caused solely by a bankruptcy action of the property manager, if the borrower replaces the property manager with a qualified property manager under a replacement property management agreement within 60 days or such bankruptcy action of the property manager is discharged or dismissed within 90 days without any adverse consequences to the Great Lakes Crossing Outlets Property or the Great Lakes Crossing Outlets Whole Loan; provided, however, that, each such Lockbox Termination Event is subject to the following conditions: (i) no other Lockbox Event has occurred and is continuing, (ii) no other event of default has occurred and is continuing under the Great Lakes Crossing Outlets Whole Loan documents, (iii) the borrower may not cure a Lockbox Event (x) more than a total of five times in the aggregate during the term of the Great Lakes Crossing Outlets Whole Loan or (y) triggered by a bankruptcy action of the borrower at any time during the term of the Great Lakes Crossing Outlets Whole Loan and (iv) the borrower has paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such Lockbox Termination Event, including reasonable attorney’s fees and expenses.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

B-50

Annex B	BMO 2023-C5
No. 6 – Oak Street NLP Fund Portfolio

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Annex B	BMO 2023-C5
No. 6 – Oak Street NLP Fund Portfolio

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Annex B	BMO 2023-C5
No. 6 – Oak Street NLP Fund Portfolio
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Portfolio
		Title:	Fee/Leasehold
Original Principal Balance(1):	$30,000,000	Property Type – Subtype(5):	Various – Various
Cut-off Date Principal Balance(1):	$30,000,000	Net Rentable Area (SF):	6,470,388
% of IPB:	4.6%	Location:	Various
Loan Purpose:	Recapitalization	Year Built / Renovated(5):	Various / Various
Borrowers:	Various(2)	Occupancy(6):	100.0%
Borrower Sponsors:	Blue Owl Capital, Inc. and Oak Street Real Estate Capital, LLC	Occupancy Date:	2/23/2023
		4th Most Recent NOI (As of)(7):	NAV
Interest Rate:	6.13800%	3rd Most Recent NOI (As of)(7):	NAV
Note Date:	2/23/2023	2nd Most Recent NOI (As of)(7):	NAV
Maturity Date:	3/11/2028	Most Recent NOI (As of)(8):	$55,257,111 (12/31/2022)
Interest-only Period:	60 months	UW Economic Occupancy:	95.0%
Original Term:	60 months	UW Revenues:	$82,796,630
Original Amortization Term:	None	UW Expenses:	$21,989,943
Amortization Type:	Interest Only	UW NOI:	$60,806,687
Call Protection:	L(27),D(26),O(7)	UW NCF:	$57,258,714
Lockbox / Cash Management:	Hard / In Place	Appraised Value / Per SF:	$1,051,080,000 / $162
Additional Debt(1):	Yes	Appraisal Date(9):	Various
Additional Debt Balance(1):	$310,000,000 / $85,000,000
Additional Debt Type(1):	Pari Passu / Subordinate

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$53	$66
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$53	$66
Immediate Repairs(4):	$27,550	$0	N/A	Cut-off Date LTV:	32.3%	40.4%
Save Mart LOC Reserve:	$0	Springing	N/A	Maturity Date LTV:	32.3%	40.4%
				UW NCF DSCR:	2.71x	2.16x
				UW NOI Debt Yield:	17.9%	14.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan(1)	$340,000,000	80.0%	Return of Equity(10)	$413,683,950	97.3%
Subordinate Loan(1)	85,000,000	20.0	Closing Costs	11,288,500	2.7
			Reserves	27,550	0.0
Total Sources	$425,000,000	100.0%	Total Uses	$425,000,000	100.0%
(1)	The Oak Street NLP Fund Portfolio Mortgage Loan (as defined below) is part of a whole loan evidenced by seven senior pari passu notes totaling $340.0 million and two subordinate companion notes totaling $85.0 million, with an aggregate outstanding principal balance as of the Cut-off Date of $425.0 million. The Financial Information presented in the chart above reflects the Oak Street NLP Fund Portfolio Senior Loan (as defined below) and the Oak Street NLP Fund Portfolio Whole Loan.
(2)	The borrowers are BGCT001 LLC, BIGDUOK001 LLC, BIGTRPA001 LLC, Save Mart Portfolio Owner NLP CA LLC, Save Mart Portfolio Owner NLP NV LLC, NSDBRFL001 LLC, BCDC Portfolio Owner LLC, BCHQ Owner LLC and NAICHOK001 LLC.
(3)	For a full description of escrows and reserves, please refer to “Escrows and Reserves” below.
(4)	Property condition reports dated between January 3, 2023 and January 25, 2023, identified immediate repairs in the aggregate amount of approximately $2,205,183, which are the responsibility of the tenants at the Oak Street NLP Fund Portfolio Properties (as defined below) and for which only the life safety and ADA repairs were reserved.
(5)	See “Portfolio Summary” table herein.
(6)	The Oak Street NLP Fund Portfolio Properties are 100.0% leased and 96.2% physically occupied.
(7)	Historical NOI is unavailable as the Oak Street NLP Fund Portfolio Properties were acquired by the borrowers between May 2019 and August 2022, and such information was not provided by the sellers.
(8)	Represents partial year financial information for eight assets acquired in 2022.
(9)	The individual appraisal valuation dates range from December 12, 2022 to January 3, 2023.
(10)	The Oak Street NLP Fund Portfolio Properties were acquired between May 2019 and August 2022 and were previously unencumbered.
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The Loan. The sixth largest mortgage loan (the “Oak Street NLP Fund Portfolio Mortgage Loan”) is part of a whole loan (the “Oak Street NLP Fund Portfolio Whole Loan”) that is evidenced by seven pari passu senior promissory notes in the aggregate original principal amount of $340,000,000 (collectively, the “Oak Street NLP Fund Portfolio Senior Loan”) and two pari passu subordinate promissory notes in the aggregate original principal amount of $85,000,000 (collectively, the “Oak Street NLP Fund Portfolio Subordinate Companion Loan”). The Oak Street NLP Fund Portfolio Whole Loan was co-originated on February 23, 2023, by Wells Fargo Bank, National Association (“WFB”) and KeyBank. The Oak Street NLP Fund Portfolio Whole Loan is secured by a first priority mortgage on the borrowers’ fee simple interests in retail, office and industrial properties comprising 6,320,757 square feet and a leasehold interest in a 149,631 square foot retail property, located across eight states (collectively, the “Oak Street NLP Fund Portfolio Properties” and, each individually, an “Oak Street NLP Fund Portfolio Property”). The Oak Street NLP Fund Portfolio Mortgage Loan is evidenced by the non-controlling promissory note A-6 in the original principal amount of $30,000,000. The remaining promissory notes comprising the Oak Street NLP Fund Portfolio Whole Loan are summarized in the table below. The Oak Street NLP Fund Portfolio Whole Loan is being serviced pursuant to the trust and servicing agreement for the OAKST 2023-NLP securitization trust. The Oak Street NLP Fund Portfolio Senior Loan pari passu notes other than those evidencing the Oak Street NLP Fund Portfolio Mortgage Loan are referred to herein as the “Oak Street NLP Fund Portfolio Non-Serviced Pari Passu Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Oak Street NLP Fund Portfolio Pari Passu A-B Whole Loan” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$123,500,000	$123,500,000	OAKST 2023-NLP	Yes
A-2	$50,000,000	$50,000,000	BANK5 2023-5YR1	No
A-3	$27,500,000	$27,500,000	BANK5 2023-5YR1	No
A-4	$20,000,000	$20,000,000	BANK5 2023-5YR1	No
A-5	$66,500,000	$66,500,000	OAKST 2023-NLP	No
A-6	$30,000,000	$30,000,000	BMO 2023-C5	No
A-7	$22,500,000	$22,500,000	BBCMS 2023-C19	No
Total Senior Loan	$340,000,000	$340,000,000
B-1, B-2	$85,000,000	$85,000,000	OAKST 2023-NLP	No
Whole Loan	$425,000,000	$425,000,000

The Properties. The Oak Street NLP Fund Portfolio Properties comprise 31 retail properties, seven industrial properties and four office properties totaling 6,470,388 square feet that are located across eight states. The Oak Street NLP Fund Portfolio Properties are located in California (27 properties, 28.6% of net rentable area), Oklahoma (two properties, 22.5% of net rentable area), Pennsylvania (one property, 20.0% of net rentable area), Florida (six properties, 11.7% of net rentable area), Georgia (one property, 8.3% of net rentable area), North Carolina (one property, 5.7% of net rentable area), Nevada (three properties, 2.3% of net rentable area), and Connecticut (one property, 0.9% of net rentable area).

Built between 1912 and 2019, with 16 properties renovated between 1954 and 2022, the Oak Street NLP Fund Portfolio Properties range in size from 8,270 square feet to 1,296,562 square feet.

The Oak Street NLP Fund Portfolio Properties are net leased to six tenants: Save Mart Supermarkets (“Save Mart”), Big Lots, Inc. (“Big Lots”), W.S. Badcock Corporation (“Badcock”), Chandler Insurance Company, LTD., Nation Motor Club, LLC (“Nation Motor Club”) and Big Y Foods, Inc. (“Big Y”), all of which are subject to eight triple-net leases. All of the Oak Street NLP Fund Portfolio Properties have leases expiring after the stated maturity date of the Oak Street NLP Fund Portfolio Whole Loan with a weighted average remaining lease term of 18.2 years. No tenants have termination options. As of February 23, 2023, the Oak Street NLP Fund Portfolio Properties are 100.0% leased and 96.2% physically occupied.

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No. 6 – Oak Street NLP Fund Portfolio

The following table presents certain information relating to the Oak Street NLP Fund Portfolio Properties:

Portfolio Summary
Property Name	Allocated Whole Loan Amount (“ALA”)	% of ALA	Property Type	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated Cut-off Date LTV(1)	% of UW NOI
Big Lots - Tremont, PA	$68,510,000	16.1%	Industrial	2000 / NAP	1,294,548	$169,430,000	40.4%	14.0%
Big Lots - Durant, OK	55,780,000	13.1	Industrial	2003 / NAP	1,296,562	138,000,000	40.4%	14.3%
Badcock - LaGrange, GA	24,360,000	5.7	Industrial	2015 / NAP	537,855	60,250,000	40.4%	6.1%
Badcock - Mebane, NC	17,990,000	4.2	Industrial	2004 / 2019	369,420	44,500,000	40.4%	4.5%
Badcock - Mulberry, FL	17,530,000	4.1	Industrial	1991 / 2002	371,240	43,360,000	40.4%	4.8%
NAICO - Chandler, OK	16,660,000	3.9	Office	1920 / 2022	158,430	41,200,000	40.4%	4.1%
Save Mart Supermarkets - San Pablo, CA(2)	14,070,000	3.3	Retail	1973 / NAP	109,876	34,800,000	40.4%	3.3%
Nation Safe Driver - Boca Raton, FL	13,610,000	3.2	Office	1981 / 2022	139,785	33,660,000	40.4%	3.6%
Save Mart Supermarkets - Fresno, CA (4)(2)	12,860,000	3.0	Retail	1981 / 2007, 2008	186,652	31,800,000	40.4%	3.2%
Save Mart Supermarkets - El Cerrito, CA	10,690,000	2.5	Retail	2001 / NAP	66,778	26,430,000	40.4%	2.4%
Save Mart Supermarkets - Stockton, CA(3)	10,140,000	2.4	Retail	1978 / 2001	119,916	25,080,000	40.4%	2.5%
Save Mart Supermarkets - Modesto, CA (4)	9,280,000	2.2	Retail	2001 / NAP	54,605	22,960,000	40.4%	2.2%
Save Mart Supermarkets - Grass Valley, CA	9,010,000	2.1	Retail	1990 / NAP	43,737	22,290,000	40.4%	1.9%
Save Mart Supermarkets - Fresno, CA (5)(2)	8,940,000	2.1	Retail	1978 / 1996, 2004, 2015	148,270	22,100,000	40.5%	2.0%
Save Mart Supermarkets - Ceres, CA(2)	8,270,000	1.9	Retail	1980 / 2004	116,789	20,450,000	40.4%	1.8%
Save Mart Supermarkets - Bakersfield, CA	8,090,000	1.9	Retail	1979 / NAP	68,337	20,010,000	40.4%	1.8%
Big Y - Milford, CT	8,010,000	1.9	Retail	2019 / NAP	55,000	19,800,000	40.5%	1.5%
Save Mart Supermarkets - Sparks, NV (2)	7,210,000	1.7	Retail	1999 / 2018	52,368	17,830,000	40.4%	1.6%
Save Mart Supermarkets - Tracy, CA	7,080,000	1.7	Retail	1997 / NAP	61,660	17,500,000	40.5%	1.5%
Save Mart Supermarkets - Folsom, CA(4)	6,920,000	1.6	Retail	1990 / NAP	49,769	17,110,000	40.4%	1.4%
Save Mart Supermarkets - Tracy, CA (2)(3)(5)	6,780,000	1.6	Retail	1966 / NAP	149,631	16,780,000	40.4%	2.7%
Save Mart Supermarkets - Napa, CA(2)	6,170,000	1.5	Retail	1969 / 1989	51,845	15,250,000	40.5%	1.4%
Badcock - Mulberry, FL (4)	5,700,000	1.3	Industrial	1964 / 1992	184,000	14,100,000	40.4%	1.7%
Save Mart Supermarkets - Chico, CA	5,350,000	1.3	Retail	1989 / 2001	42,294	13,230,000	40.4%	1.1%
Save Mart Supermarkets - Salinas, CA(4)	5,330,000	1.3	Retail	1998 / 2012	62,565	13,170,000	40.5%	1.2%
Save Mart Supermarkets - Kingsburg, CA	5,260,000	1.2	Retail	1999 / NAP	41,368	13,000,000	40.5%	1.1%
Save Mart Supermarkets - Clovis, CA (3)	5,220,000	1.2	Retail	2002 / NAP	50,918	12,900,000	40.5%	1.1%
Save Mart Supermarkets - Clovis, CA (2)	4,850,000	1.1	Retail	1984 / 2002	52,576	11,990,000	40.5%	1.0%
Save Mart Supermarkets - Vacaville, CA (2)	4,790,000	1.1	Retail	1988 / NAP	42,630	11,840,000	40.5%	1.0%
Save Mart Supermarkets - Elk Grove, CA	4,730,000	1.1	Retail	1994 / NAP	45,642	11,700,000	40.4%	1.0%
Save Mart Supermarkets - Manteca, CA	4,380,000	1.0	Retail	1984 / NAP	35,312	10,820,000	40.5%	1.1%
Save Mart Supermarkets - Fresno, CA (3)	4,150,000	1.0	Retail	1994 / NAP	58,360	10,260,000	40.4%	0.9%
Save Mart Supermarkets - Lodi, CA	4,100,000	1.0	Retail	1996 / NAP	50,342	10,150,000	40.4%	0.9%
Save Mart Supermarkets - Sparks, NV	3,880,000	0.9	Retail	1993 / NAP	47,404	9,600,000	40.4%	0.8%
Save Mart Supermarkets - Carson City, NV	3,660,000	0.9	Retail	1995 / NAP	52,079	9,060,000	40.4%	0.8%
Save Mart Supermarkets - Oakland, CA(4)	3,390,000	0.8	Retail	1965 / NAP	21,258	8,380,000	40.5%	0.7%
Save Mart Supermarkets - Coalinga, CA	3,280,000	0.8	Retail	2006 / NAP	49,749	8,100,000	40.5%	0.8%
Save Mart Supermarkets - Marysville, CA	3,240,000	0.8	Retail	1973 / NAP	30,080	8,010,000	40.4%	0.7%
Save Mart Supermarkets - Jackson, CA	2,980,000	0.7	Retail	1994 / NAP	40,593	7,370,000	40.4%	0.7%
Badcock - Mulberry, FL (3)	2,070,000	0.5	Office	1915 / 1986	42,750	5,130,000	40.4%	0.6%
Badcock - Mulberry, FL (2)	430,000	0.1	Office	1912 / 1954	8,270	1,060,000	40.6%	0.1%
Badcock - Mulberry, FL (5)	250,000	0.1	Industrial	1978 / NAP	9,125	620,000	40.3%	0.1%
Total/Weighted Average	$425,000,000	100.0%			6,470,388	$1,051,080,000	40.4%	100.0%
(1)	Calculated based on the Oak Street NLP Fund Portfolio Whole Loan.
(2)	Represents one of five properties where the Save Mart Master Lease incorporates both an anchor space where Save Mart operates a grocery store and additional in-line space, which Save Mart is responsible for subleasing.
(3)	Represents one of two properties where the Save Mart Master Lease incorporates both an anchor space where Save Mart subleases or intends to sublease both the anchor space and additional in-line space.
(4)	Represents one of three properties where Save Mart subleases its anchor space.
(5)	The anchor space at the Save Mart Supermarkets - Tracy, CA (2) property totaling 44,870 square feet is currently dark.
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The following table presents certain information relating to retail tenant sales history at the Oak Street NLP Fund Portfolio Properties:

Tenant Sales(1)
Property Name	Net Rentable Area (SF)	Anchor SF	2018 Sales (PSF)(2)	2019 Sales (PSF)(2)	2020 Sales (PSF)(2)	2021 Sales (PSF)(2)	2022 Sales (PSF)(2)	Occupancy Cost(3)
Save Mart Supermarkets - San Pablo, CA(4)	109,876	63,140	$555	$561	$603	$553	$620	6.1%
Save Mart Supermarkets - Fresno, CA (4)(4)	186,652	52,070	$425	$419	$477	$443	$479	7.8%
Save Mart Supermarkets - El Cerrito, CA	66,778	66,778	$339	$360	$482	$393	$403	5.8%
Save Mart Supermarkets - Stockton, CA	119,916	119,916	NAV	NAV	NAV	NAV	NAV	NAV
Save Mart Supermarkets - Modesto, CA (4)	54,605	54,605	$562	$586	$716	$711	$718	3.4%
Save Mart Supermarkets - Grass Valley, CA	43,737	43,737	$710	$705	$809	$780	$765	3.6%
Save Mart Supermarkets - Fresno, CA (5)(4)	148,270	52,620	$299	$315	$422	$421	$434	5.7%
Save Mart Supermarkets - Ceres, CA(4)	116,789	41,095	$512	$570	$698	$702	$652	4.3%
Save Mart Supermarkets - Bakersfield, CA	68,337	68,337	$427	$426	$520	$495	$534	3.2%
Big Y - Milford, CT	55,000	55,000	NAV	NAV	NAV	NAV	NAV	NAV
Save Mart Supermarkets - Sparks, NV (2)	52,368	52,368	$503	$546	$654	$658	$558	3.4%
Save Mart Supermarkets - Tracy, CA	61,660	61,660	$446	$468	$545	$510	$507	3.1%
Save Mart Supermarkets - Folsom, CA	49,769	49,769	NAV	NAV	NAV	NAV	NAV	NAV
Save Mart Supermarkets - Tracy, CA (2)	149,631	149,631	NAV	NAV	NAV	NAV	NAV	NAV
Save Mart Supermarkets - Napa, CA(4)	51,845	39,886	$336	$356	$434	$395	$389	6.2%
Save Mart Supermarkets - Chico, CA	42,294	42,294	$441	$498	$571	$535	$548	3.1%
Save Mart Supermarkets - Salinas, CA	62,565	62,565	NAV	NAV	NAV	NAV	NAV	NAV
Save Mart Supermarkets - Kingsburg, CA	41,368	41,368	$472	$497	$689	$655	$696	2.4%
Save Mart Supermarkets - Clovis, CA (3)	50,918	50,918	$401	$414	$538	$498	$506	2.8%
Save Mart Supermarkets - Clovis, CA (2)	52,576	52,576	$303	$329	$432	$396	$410	3.1%
Save Mart Supermarkets - Vacaville, CA (2)	42,630	42,630	$339	$356	$445	$419	$413	3.6%
Save Mart Supermarkets - Elk Grove, CA	45,642	45,642	$339	$356	$463	$449	$473	2.9%
Save Mart Supermarkets - Manteca, CA	35,312	35,312	$429	$470	$585	$535	$565	3.3%
Save Mart Supermarkets - Fresno, CA (3)	58,360	58,360	$288	$291	$341	$325	$337	2.9%
Save Mart Supermarkets - Lodi, CA	50,342	50,342	$304	$325	$418	$485	$484	2.2%
Save Mart Supermarkets - Sparks, NV	47,404	47,404	$283	$303	$364	$356	$388	2.8%
Save Mart Supermarkets - Carson City, NV	52,079	52,079	$231	$245	$294	$274	$305	3.0%
Save Mart Supermarkets - Oakland, CA	21,258	21,258	NAV	NAV	NAV	NAV	NAV	NAV
Save Mart Supermarkets - Coalinga, CA	49,749	49,749	$271	$281	$341	$361	$398	2.4%
Save Mart Supermarkets - Marysville, CA	30,080	30,080	$395	$424	$582	$628	$639	2.2%
Save Mart Supermarkets - Jackson, CA	40,593	40,593	$214	$235	$320	$303	$307	3.3%
Total/Weighted Average	2,058,403	1,693,782	$393	$412	$506	$486	$497	3.8%
(1)	Information obtained from the borrower, which was provided by the tenant.
(2)	Sales PSF are calculated based on the Save Mart sales from the grocery store operated at the site and the square footage occupied by the corresponding grocery store.
(3)	Occupancy Cost is based on the underwritten base rent paid by Save Mart on the entire center divided by the 2022 sales from the grocery store operated at the site. The Save Mart underwritten base rent used in the calculation has not been adjusted for the additional in-line space at the five centers where Save Mart is responsible for subleasing the in-line space.
(4)	Represents one of five properties where the Save Mart Master Lease incorporates both an anchor space where Save Mart operates a grocery store and additional in-line space, which Save Mart is responsible for subleasing.

Major Tenants. The three largest tenants based upon underwritten base rent are Save Mart, Big Lots and Badcock.

Save Mart (2,003,403 square feet; 31.0% of portfolio NRA; 44.4% of portfolio underwritten base rent): Save Mart is a grocery chain that operates approximately 200 stores under the banners of Save Mart, Lucky California and FoodMaxx throughout California and Nevada. Save Mart was acquired by Kingswood Capital Management LP (“Kingswood”) in March 2022. Thirty of the Oak Street NLP Fund Portfolio Properties are leased to Save Mart under a master lease (“Save Mart Master Lease Properties”), which expires on November 30, 2044, with no termination options and one, five-year renewal option and one, five-year and 11-month renewal option (the “Save Mart Master Lease”). At 25 of the Save Mart Master Lease Properties, a Save Mart-operated grocery store is the anchor tenant. These 25 stores report weighted average 2022 sales

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of $497 per square foot with a weighted average occupancy cost of 3.8%. Of the remaining five Save Mart Master Lease Properties, Save Mart subleased four anchor locations and is in discussions for a potential sublease for one vacant space. Seven of the Save Mart Master Lease Properties cover the entire center where Save Mart occupies only the anchor space and is responsible for subleasing the remaining in-line space.

In connection with Kingswood’s acquisition of Save Mart, Kingswood was required to provide a letter of credit (the “Save Mart LOC”) in an amount equal to 18 months of the then base rent under the Save Mart Master Lease. See “Escrows and Reserves” below.

Big Lots (2,591,110 square feet; 40.0% of portfolio NRA; 28.4% of portfolio underwritten base rent). Big Lots (NYSE: BIG) is a Columbus, Ohio based discount retailer that operates 1,431 stores across 47 states, in addition to an e-commerce platform, as of January 29, 2022. The company sells a variety of brand name products across seven merchandise categories: Food; Consumables; Soft Home; Hard Home; Furniture; Seasonal; and Apparel, Electronics, & Other – all within the discount retail segment. Two of the industrial properties within the Oak Street NLP Fund Portfolio Properties are leased to Big Lots through June 30, 2040, under separate leases. The Big Lots - Durant, OK property has 10, five-year renewal options and the Big Lots - Tremont, PA property has one, five-year, one, four-year, and eight, five-year renewal options. Big Lots does not have any termination options under either lease.

Badcock (1,522,660 square feet; 23.5% of portfolio NRA; 17.9% of portfolio underwritten base rent): Founded in 1904, Badcock is a home furnishing company that operates 383 stores in eight southeastern states. On November 22, 2021, Franchise Group, Inc. (NASDAQ: FRG) acquired Badcock in an all-cash transaction valued at approximately $580.0 million. Seven of the Oak Street NLP Fund Portfolio Properties are leased to Badcock (the “Badcock Properties”), including five industrial properties totaling 1,471,640 square feet (22.7% of portfolio NRA; 96.6% of Badcock Properties NRA) and two office properties totaling 51,020 square feet (0.8% of portfolio NRA; 3.4% of Badcock Properties NRA). Three of the Badcock Properties totaling 1,278,515 square feet are subject to a master lease through June 30, 2039, and four of the Badcock Properties totaling 244,145 square feet are subject to a master lease through August 31, 2039; each has three, five-year renewal options and no termination options.

Environmental. According to the Phase I environmental assessments dated from January 4, 2023 to January 27, 2023, recognized environmental conditions were identified at the following 12 properties: Save Mart Supermarkets - Fresno, CA (4), Save Mart Supermarkets - Stockton, CA, Save Mart Supermarkets - Fresno, CA (5), Save Mart Supermarkets - Bakersfield, CA, Save Mart Supermarkets - Tracy, CA (2), Save Mart Supermarkets - Napa, CA, Save Mart Supermarkets - Vacaville, CA (2), Save Mart Supermarkets - Fresno, CA (3), Save Mart Supermarkets - Lodi, CA, Save Mart Supermarkets - Oakland, CA, Badcock - Mulberry, FL (3) and Badcock - Mulberry, FL (5). The environmental consultant did not recommend further investigation of the Save Mart Supermarkets – Lodi, CA property and recommended that Phase II environmental site assessments (“Phase II ESAs”) be performed at the remaining 11 properties. In lieu of Phase II ESAs, the lender obtained a lender’s environmental insurance policy and opinions of probable cost in the event that any remediation was necessary in the future, which identified at a 90% confidence interval that any aggregate remediation would not exceed approximately $13.9 million.

No recognized environmental conditions were identified at the remaining 30 Oak Street NLP Fund Portfolio Properties. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The following table presents certain information relating to the historical and current occupancy of the Oak Street NLP Fund Portfolio Properties:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)(3)
NAV	NAV	NAV	100.0%
(1)	Historical occupancy information is not available, as the Oak Street NLP Fund Portfolio Properties were acquired by the borrowers between May 2019 and August 2022, and such information was not provided by the seller.
(2)	Current occupancy is based on the underwritten rent rolls dated as of February 23, 2023.
(3)	The Oak Street NLP Fund Portfolio Properties are 100.0% leased and 96.2% physically occupied.
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The following table presents certain information relating to the largest tenants based on underwritten base rent at the Oak Street NLP Fund Portfolio Properties:

Top Tenant Summary(1)
Tenant	No. of Properties	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total SF	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date	Term. Option (Y/N)
Save Mart(4)	30	NR/NR/NR	2,003,403	31.0%	$14.26	$28,565,196	44.4%	11/30/2044(5)	N
Big Lots	2	NR/NR/NR	2,591,110	40.0	$7.06	18,291,830	28.4	6/30/2040(6)	N
Badcock	7	NR/NR/NR	1,522,660	23.5	$7.55	11,503,050	17.9	Various(7)	N
Chandler Insurance Company, LTD.	1	NR/NR/NR	158,430	2.4	$16.46	2,607,191	4.1	8/31/2039(8)	N
Nation Motor Club	1	NR/NR/NR	139,785	2.2	$17.03	2,379,995	3.7	12/31/2041(9)	N
Big Y	1	NR/NR/NR	55,000	0.9	$18.00	990,000	1.5	12/31/2039(10)	N
Occupied Collateral Total / Wtd. Avg.			6,470,388	100.0%	$9.94	$64,337,263	100.0%

Vacant Space(11)			0	0.0%

Collateral Total			6,470,388	100.0%

(1)	Based on the underwritten rent roll dated as of February 23, 2023.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent includes contractual rent steps through December 1, 2023, totaling $1,143,912.
(4)	Save Mart has subleased three freestanding properties totaling 133,592 square feet to various tenants. At five of the Save Mart Master Lease Properties totaling 613,432 square feet, the lease covers the entire center where Save Mart occupies only the anchor space (248,811 square feet) and has subleased the in-line space (364,621 square feet) to various tenants. At two of the Save Mart Master Lease Properties totaling 269,547 square feet, the lease covers the entire center where Save Mart has subleased or intends to sublease both the anchor space (88,934 square feet, which includes dark anchor space at Save Mart Supermarket - Tracy, CA (2) totaling 44,870 square feet) and the in-line space (180,613 square feet) to various tenants.
(5)	Save Mart has one, five-year extension option and one, five-year and 11-month extension option.
(6)	The Big Lots - Durant, OK property has 10, five-year extension options and the Big Lots - Tremont, PA property has one, five-year, one, four-year, and eight, five-year extension options.
(7)	Three of the Badcock Properties totaling 1,278,515 square feet are subject to a master lease through June 30, 2039, and four of the Badcock Properties totaling 244,145 square feet are subject to a master lease through August 31, 2039. Each lease contains three, five-year extension options.
(8)	Chandler Insurance Company, LTD. has five, ten-year extension options.
(9)	Nation Motor Club has two, five-year extension options.
(10)	Big Y has four, five-year extension options.
(11)	The Oak Street NLP Fund Portfolio Properties are 100.0% leased and 96.2% physically occupied. There is one dark anchor space at Save Mart Supermarket - Tracy, CA (2) totaling 44,870 square feet in addition to 197,957 square feet of vacant in-line space, which Save Mart is responsible for subleasing.
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Annex B	BMO 2023-C5
No. 6 – Oak Street NLP Fund Portfolio

The following table presents certain information relating to the tenant lease expirations at the Oak Street NLP Fund Portfolio Properties:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring(2)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NA	P	0	0.0%	NAP	NA	P
2023 & MTM	0	0	0.0	$0	0.0%		0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2034 & Beyond	8	6,470,388	100.0	64,337,263	100.0		6,470,388	100.0%	$64,337,263	100.0%
Total	8	6,470,388	100.0%	$64,337,263	100.0%
(1)	Based on the underwritten rent roll dated as of February 23, 2023.
(2)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent steps through December 1, 2023, totaling $1,143,912.

The following table presents certain information relating to the operating history and underwritten cash flows of the Oak Street NLP Fund Portfolio Properties:

Operating History and Underwritten Net Cash Flow(1)
	2022(2)	Underwritten	Per Square Foot	%(3)
Rents in Place	$55,257,111	$63,193,350	$9.77	72.5%
Rent Steps(4)	0	1,143,912	0.18	1.3
Gross Potential Rent	$55,257,111	$64,337,263	$9.94	73.8%
Total Reimbursements	0	22,817,084	3.53	26.2
Net Rental Income	$55,257,111	$87,154,347	$13.47	100.0%
(Vacancy/Credit Loss)	0	(4,357,717)	(0.67)	(5.0)
Effective Gross Income	$55,257,111	$82,796,630	$12.80	95.0%
Total Expenses	$0	$21,989,943	$3.40	26.6%
Net Operating Income	$55,257,111	$60,806,687	$9.40	73.4%
Total TI/LC, Capex/RR	0	3,547,972	0.55	4.3
Net Cash Flow	$55,257,111	$57,258,714	$8.85	69.2%
(1)	Historical operating statements prior to 2022 are not available, as the borrowers acquired the Oak Street NLP Fund Portfolio Properties between May 2019 and August 2022, and such information was not provided by the sellers.
(2)	Represents partial year financial information for eight assets acquired in 2022.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Underwritten Rent Steps represent contractual rent steps through December 1, 2023.
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Annex B	BMO 2023-C5
No. 6 – Oak Street NLP Fund Portfolio

The Markets. The Oak Street NLP Fund Portfolio Properties are located across 23 unique metropolitan areas within eight states. The top three metropolitan areas by underwritten base rent are Durant, Oklahoma (20.0% of NRA and 14.2% of underwritten base rent), Scranton, Pennsylvania (20.0% of NRA and 14.2% of underwritten base rent), and Fresno, California (9.1% of NRA and 9.9% of underwritten base rent), comprising a combined 49.1% of total square footage and 38.3% of underwritten base rent. California properties account for 28.6% of the total square footage and 41.3% of the underwritten base rent. The markets with the largest portion of underwritten base rent in California are Fresno, California (9.9%), followed by Stockton, California (8.6%), San Francisco, California (4.4%) and Modesto, California (3.9%).

The Borrowers. The borrowers are BGCT001 LLC, BIGDUOK001 LLC, BIGTRPA001 LLC, Save Mart Portfolio Owner NLP CA LLC, Save Mart Portfolio Owner NLP NV LLC, NSDBRFL001 LLC, BCDC Portfolio Owner LLC, BCHQ Owner LLC and NAICHOK001 LLC, each a single-purpose, Delaware limited liability company with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Oak Street NLP Fund Portfolio Whole Loan.

The Borrower Sponsors. The borrower sponsors are Blue Owl Capital, Inc. (“Blue Owl”) and Oak Street Real Estate Capital, LLC (“Oak Street”) and the non-recourse carveout guarantors are Oak Street Real Estate Capital Net Lease Property Fund, LP, Oak Street Real Estate Capital Net Lease Property Fund (A), LP and Oak Street Real Estate Capital Net Lease Property Fund (P), LP.

Founded in 2009, Oak Street is a Chicago-based real estate private equity firm. Oak Street currently has approximately $23.6 billion in assets under management, owns over 1,665 real estate assets and has completed over 170 transactions since its inception. Oak Street focuses on acquiring properties that are net-leased to investment grade and creditworthy tenants and provides strategic capital solutions that are subject to a target long-term lease of over 15 years. Oak Street was purchased in 2021 by Blue Owl (NYSE: OWL), an alternative asset manager with over $138.2 billion of assets under management.

Property Management. The Oak Street NLP Fund Portfolio Properties are self-managed.

Escrows and Reserves. At origination of the Oak Street NLP Fund Portfolio Whole Loan, the borrowers deposited into escrow $27,550 for immediate repairs.

Taxes – During the continuance of a Cash Trap Event Period (as defined below), the borrowers will be required to pay monthly real estate tax reserves of 1/12th of the real estate taxes for each Oak Street NLP Fund Portfolio Property that the lender estimates will be payable during the next 12 months if the Tax Reserve Waiver Condition (as defined below) is not satisfied. The “Tax Reserve Waiver Condition” means (i) the tenant is required to pay taxes directly pursuant to its applicable lease, (ii) such tenant is actually paying such taxes prior to delinquency and (iii) such tenant is not in monetary or material non-monetary default under its applicable lease.

Insurance – During the continuance of a Cash Trap Event Period, the borrowers will be required to pay monthly insurance premiums of 1/12th of the insurance premiums for each Oak Street NLP Fund Portfolio Property that the lender estimates will be payable during the next 12 months if the Insurance Reserve Waiver Condition (as defined below) is not satisfied. The “Insurance Reserve Waiver Condition” means (a) (i) no event of default has occurred and is continuing and (ii) the borrowers provide evidence to the lender that the applicable Oak Street NLP Fund Portfolio Property is insured under a blanket policy or (b) the tenant is (1) required to pay insurance premiums directly pursuant to its applicable lease, (2) such tenant is actually paying such insurance premiums when due and (3) such tenant is not in monetary or material non-monetary default under its applicable lease.

Save Mart LOC Reserve – The Oak Street NLP Fund Portfolio Whole Loan documents require that, upon the borrower drawing on the Save Mart LOC for any portion of the amount available, the borrowers will be required to direct the LOC Issuer (as defined below) to deposit such amounts directly with lender and send written notice to the Save Mart master tenant requiring that they deposit an amount in cash sufficient to replenish the security deposit to its original amount with the borrowers.

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No. 6 – Oak Street NLP Fund Portfolio

The current Save Mart LOC is in the amount of $41,805,053 and was issued by Wells Fargo Bank, N.A. (“LOC Issuer”). The LOC Issuer has agreed to a consent of assignment of proceeds and will direct any draws under the Save Mart LOC to an account controlled by the lender.

Lockbox / Cash Management. The Oak Street NLP Fund Portfolio Whole Loan is structured with a hard lockbox and in-place cash management. The borrowers are required to direct the tenants to pay rent directly into the lockbox account. On each business day, funds in the lockbox will be transferred into the cash management account, to be applied in accordance with the cash flow waterfall required in the cash management agreement. If no Cash Trap Event Period exists, after satisfaction of the cash flow waterfall, all excess cash flow will be disbursed to the borrowers. During the continuance of a Cash Trap Event Period, excess cash flow will be held by the lender as additional collateral.

A “Cash Trap Event Period” will commence upon the earlier of the following: (i) the occurrence of an event of default under the Oak Street NLP Fund Portfolio Whole Loan documents and will continue until such event of default is cured and (ii) the net operating income debt yield (“NOI DY”) being less than 11.75% (tested quarterly) and will continue until, (a) the NOI DY being equal to or greater than 11.75% for two consecutive calendar quarters, (b) sufficient excess cash flow has been trapped by the lender such that, if such amounts were applied as a principal prepayment of the Oak Street NLP Fund Portfolio Whole Loan, it would result in an NOI DY of at least 11.75% (without the two consecutive quarter requirement), (c) the borrowers deposit cash collateral with the lender in an amount which, if applied as a principal prepayment of the Oak Street NLP Fund Portfolio Whole Loan, would result in an NOI DY of at least 11.75% (without the two consecutive quarter requirement), or (d) the borrowers deliver to the lender a letter of credit in an amount which, if applied as a principal prepayment of the Oak Street NLP Fund Portfolio Whole Loan, would result in an NOI DY of at least 11.75%.

Subordinate Debt. The Oak Street NLP Fund Portfolio Properties also secure the Oak Street NLP Fund Portfolio Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $310,000,000 and the Oak Street NLP Fund Portfolio Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $85,000,000. Promissory note A-1, which is the controlling note, is one of the Oak Street NLP Fund Portfolio Non-Serviced Pari Passu Companion Loans and is included in the OAKST 2023-NLP securitization. The Oak Street NLP Fund Portfolio Non-Serviced Pari Passu Companion Loans and the Oak Street NLP Fund Portfolio Subordinate Companion Loan are coterminous with the Oak Street NLP Fund Portfolio Mortgage Loan. The Oak Street NLP Fund Portfolio Non-Serviced Pari Passu Companion Loans and Oak Street NLP Fund Portfolio Subordinate Companion Loan accrue interest at the same rate as the Oak Street NLP Fund Portfolio Mortgage Loan. The Oak Street NLP Fund Portfolio Mortgage Loan and the Oak Street NLP Fund Portfolio Non-Serviced Pari Passu Companion Loans are each pari passu in right of payment and together are senior in right of payment to the Oak Street NLP Fund Portfolio Subordinate Companion Loan. The holders of the Oak Street NLP Fund Portfolio Mortgage Loan, the Oak Street NLP Fund Portfolio Non-Serviced Pari Passu Companion Loans and the Oak Street NLP Fund Portfolio Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Oak Street NLP Fund Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Oak Street NLP Fund Portfolio Pari Passu-AB Whole Loan”.

The following table presents certain information relating to the Oak Street NLP Fund Portfolio Subordinate Companion Loan:

Subordinate Debt Summary
	Original Principal Balance	Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Whole Loan UW NCF DSCR	Whole Loan UW NOI Debt Yield	Whole Loan Cut-off Date LTV
Oak Street NLP Fund Portfolio Subordinate Companion Loan	$85,000,000	6.1380%	60	0	60	2.16x	14.3%	40.4%

Mezzanine Debt. None.

Partial Release. After the lockout release date, the borrowers may obtain the release of any of the Oak Street NLP Fund Portfolio Properties, provided the following conditions, among others, are satisfied: (i) no event of default is continuing; (ii) partial defeasance of the Oak Street NLP Fund Portfolio Whole Loan in an amount equal to the greater of (a) the Release Price (as defined below), (b) an amount equal to the Release Price plus any additional amount necessary to achieve the Release Debt Yield (the “DY Cure Amount”), and (c) such greater amount as may be required to maintain REMIC requirements; (iii) the NOI DY after giving effect to such release shall be no less than the greater of 14.73% and the NOI

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No. 6 – Oak Street NLP Fund Portfolio

DY immediately prior to the release (the “Release Debt Yield”); and (iv) if the Oak Street NLP Fund Portfolio Property being released is conveyed to an affiliate of the borrowers, a new non-consolidation opinion.

The “Release Price” is equal to (i) 105% of the original allocated whole loan amount for such individual property that, when aggregated with all prior partial defeasances of individual properties pursuant to this clause (i), the aggregated allocated whole loan amount of all individual properties theretofore defeased is less than or equal to 10% of the original principal balance of the Oak Street NLP Fund Portfolio Whole Loan, (ii) 110% of the original allocated whole loan amount for such individual property if, when aggregated with all prior partial defeasances of individual properties pursuant to clauses (i) and (ii), would not result in the aggregated allocated Oak Street NLP Fund Portfolio Whole Loan amount of all individual properties theretofore defeased is greater than 10% but less than or equal to 15% of the original principal balance of the Oak Street NLP Fund Portfolio Whole Loan, (iii) 115% of the original allocated whole loan amount for such individual property if, when aggregated with all prior partial defeasances of individual properties pursuant to clauses (i) – (iii), would not result in the aggregated allocated whole loan amount of all individual properties theretofore defeased is greater than 15% but less than or equal to 20% of the original principal balance of the Oak Street NLP Fund Portfolio Whole Loan, and (iv) thereafter, 125% of the original allocated whole loan amount for each such individual property being released provided; provided, if the release of any Mortgaged Property will cause the aggregate amount defeased or prepaid to exceed 10%, 15%, or 20% of the original principal balance of the Oak Street NLP Fund Portfolio Loan, as applicable, then the “Release Price” for such Mortgaged Property will equal the product of (x) the allocated loan amount for the applicable mortgaged property and (y) the pro rata weighted average of the Release Price “premiums” listed above.

Default Release. Notwithstanding the foregoing, in the event the lender has given the borrowers notice of a non-monetary event of default under any Oak Street NLP Fund Portfolio Whole Loan documents with respect to any Oak Street NLP Fund Portfolio Property, the borrowers may elect to obtain a release of such Oak Street NLP Fund Portfolio Property (“Default Release”), provided, (i) the borrowers are unable to cure such default after using commercially reasonable efforts to do so and (ii) such event of default is not the result of the willful misconduct or bad faith actions of the borrowers or any affiliates. Any such Default Release will be subject to the partial release conditions, except the requirement that no event of default then be continuing, so long as the only continuing event of default will be cured by the Default Release.

Purchase Option Release. Prior to the lockout release date, solely in connection with the exercise of a Save Mart Purchase Option (as defined below) or a Modesto Purchase Option (as defined below), the borrowers may obtain the release of the applicable Save Mart Purchase Option Property (as defined below) or the Save Mart Supermarkets - Modesto, CA (4) property (the “Modesto Purchase Option Property”, and together with the Save Mart Purchase Option Properties, the “Purchase Option Properties” or each a “Purchase Option Property”), upon satisfaction of the conditions (ii)-(iv) above (in Partial Release) with the additional condition that the borrowers pay the Release Price for such Purchase Option Property, together with the yield maintenance premium in lieu of a partial defeasance event. The borrowers will not be required to satisfy the condition that no event of default is continuing in connection with the release of any Purchase Option Property.

Save Mart Purchase Option. The Save Mart Supermarkets - Jackson, CA property and the Save Mart Supermarkets - El Cerrito, CA property (each a “Save Mart Purchase Option Property” and collectively “Save Mart Purchase Option Properties”) are subject to purchase options with the developer of the remaining portion of each shopping center, in the event such site fails to operate for six months in the case of the Save Mart Supermarkets - Jackson, CA property, or for 12 months in the case of the Save Mart Supermarkets - El Cerrito, CA property (each a “Save Mart Purchase Option”). The purchase price under the Save Mart Purchase Options is the fair market value of such Save Mart Purchase Option Property. In the event a Save Mart Purchase Option is exercised, the payment to the lender of the release price for the affected mortgaged property is recourse to the borrowers and the guarantors.

The Save Mart Master Lease provides that, in the event a Save Mart Purchase Option Property fails to operate for more than two months (subject to force majeure), with respect to the Save Mart Supermarkets - Jackson, CA property, or six months, with respect to site the Save Mart Supermarkets - El Cerrito, CA property, in a manner that, if continued for six months (subject to force majeure) with respect to Save Mart Supermarkets - Jackson, CA property or 12 months with respect to the Save Mart Supermarkets - El Cerrito, CA property, would permit the exercise of the applicable Save Mart Purchase Option, then, borrowers will have the right to engage another party to operate the applicable site in the manner reasonably necessary to avoid the exercise of the applicable Save Mart Purchase Option.

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No. 6 – Oak Street NLP Fund Portfolio

In the event a Save Mart Purchase Option is exercised with respect to a Save Mart Purchase Option Property, (i) upon consummation of the sale of such Save Mart Purchase Option Property in accordance with the applicable Save Mart Purchase Option, the Save Mart Master Lease will terminate solely with respect to such Save Mart Purchase Option Property; (ii) Save Mart must reimburse the borrowers for the out-of-pocket third-party transaction costs; (iii) the borrowers will receive all proceeds of such sale; and (iv) tenant must pay to landlord an amount equal to the positive difference of (a) the quotient of (x) the allocated rent for such Save Mart Purchase Option Property divided by (y) 5% less (b) the total proceeds received by the borrowers from such sale. Failure to make such payment would result in a default under the Save Mart Master Lease and permit the borrowers to draw upon the Save Mart LOC.

Modesto Purchase Option. The Save Mart Supermarkets - Modesto, CA (4) property is subject to a purchase option with the developer of the remaining portion of the shopping center, in the event no business is operated on the Save Mart Supermarkets - Modesto, CA (4) for 24 consecutive months (the “Modesto Purchase Option”). The purchase price under the Modesto Purchase Option is the fair market value of the Save Mart Supermarkets - Modesto, CA (4), subject to a floor equal to the unamortized amount of any indebtedness of the property owner secured by a mortgage plus any premium, penalty, fee or other expense required by the lender to prepay the indebtedness. In the event the Modesto Purchase Option is exercised, the payment to the lender of the release price for the Save Mart Supermarkets - Modesto, CA (4) is recourse to the borrowers and guarantors.

The borrowers shall be permitted to prepay the outstanding principal balance in excess of the Release Price for the applicable Save Mart Purchase Option Property in an amount equal to the lesser of (A) the amount necessary such that the total amount prepaid equals 125% of the allocated loan amount for such property and (B) the amount necessary to satisfy the DY Cure Amount. So long as borrowers have paid the Release Price for the applicable Save Mart Purchase Option Property and paid the DY Cure Amount, (i) the requirement to achieve the Release Debt Yield will be deemed satisfied, and (ii) the release of a Save Mart Purchase Option Property after the lockout release date will be consummated as a partial defeasance event.

Ground Lease. The borrowers have an approximately 149,631 square foot ground lease related to the Save Mart Supermarkets - Tracy, CA (2) property from CDN-CBN, a California general partnership, that is in turn sub-leased to Save Mart under the Save Mart Master Lease. The borrowers are required to pay ground rent of approximately $615,850 to the ground lessor. The ground lease expires December 31, 2064, with two, 10-year renewal options and no termination options.

The borrowers will pay percentage rent to the ground lessor equal to 25% of the increase in the annual gross rents received by the borrowers from all subtenants in excess of the initial gross rent. So long as the Save Mart Master Lease is in place, any income attributed to the Save Mart Master Lease will be excluded; however, any rents actually paid to Save Mart by the subtenants at the Save Mart Supermarkets - Tracy, CA (2) property will be included in the calculations of gross rent. In 2021, no percentage rent was due as the gross rents on the Save Mart Supermarkets - Tracy, CA (2) property were less than the initial gross rent.

Ground rent for each year is subject to increase by an amount equal to 80% of that portion of percentage rent paid to the ground lessor for the immediately preceding year which is solely and directly attributable to increases in the fixed monthly rent payable by subtenants of the property.

Rights of First Offer / Rights of First Refusal. The tenant or master tenant at each of the following properties has a right of first refusal (“ROFR”) to purchase the related Oak Street NLP Fund Portfolio Property: Save Mart Master Lease Properties; Big Lots - Tremont, PA; Big Lots - Durant, OK; and Nation Safe Driver - Boca Raton, FL. The tenant or master tenant at each of the following properties has a right of first offer (“ROFO”) to purchase the related Oak Street NLP Fund Portfolio Property: the Badcock Properties and Big Y - Milford, CT. Each ROFO / ROFR is not extinguished by a foreclosure of the related Oak Street NLP Fund Portfolio Property; however, each ROFO / ROFR does not apply to foreclosure or deed-in-lieu thereof or to any subsequent transfer or sale by mortgagee or its nominee. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” in the Preliminary Prospectus.

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No. 7 – Harborside 2-3

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No. 7 – Harborside 2-3

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Annex B	BMO 2023-C5
No. 7 – Harborside 2-3
Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	CREFI, BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type – Subtype:	Office – CBD
% of IPB:	4.6%	Net Rentable Area (SF):	1,599,029
Loan Purpose:	Acquisition	Location:	Jersey City, NJ
Borrowers:	SL Harborside Owner 2 & 3 LLC	Year Built / Renovated:	1930 / 2021
	and Harborside Owner 2A LLC	Occupancy:	75.1%
Borrowers’ Sponsors:	Mark Karasick and Michael	Occupancy Date:	3/22/2023
	Silberberg	4th Most Recent NOI (As of):	$25,379,091 (12/31/2019)
Interest Rate:	5.84000%	3rd Most Recent NOI (As of):	$26,127,537 (12/31/2020)
Note Date:	4/4/2023	2nd Most Recent NOI (As of):	$29,403,655 (12/31/2021)
Maturity Date:	4/6/2028	Most Recent NOI (As of):	$31,486,880 (12/31/2022)
Interest-only Period:	60 months	UW Economic Occupancy:	74.5%
Original Term:	60 months	UW Revenues:	$51,753,039
Original Amortization Term:	None	UW Expenses:	$18,582,167
Amortization Type:	Interest Only	UW NOI:	$33,170,872
Call Protection(2):	L(26),D(27),O(7)	UW NCF:	$31,463,647
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$396,000,000 / $248
Additional Debt(1):	Yes	Appraisal Date:	2/7/2023
Additional Debt Balance(1):	$195,000,000 / $55,000,000 /
	$19,000,000
Additional Debt Type(1):	Pari Passu / Mezzanine /
	Preferred Equity

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap		Whole Loan	Total Debt(5)
Taxes:	$696,822	$696,822	N/A	Cut-off Date Loan / SF:	$141	$175
Insurance:	$272,774	$136,387	N/A	Maturity Date Loan / SF:	$141	$175
Replacement Reserves:	$8,000,000	$26,650	N/A	Cut-off Date LTV:	56.8%	70.7%
TI/LC:	$15,000,000	Springing	$15,000,000	Maturity Date LTV:	56.8%	70.7%
Other Reserve(4):	$40,614,319	$0	N/A	UW NCF DSCR:	2.36x	1.64x
				UW NOI Debt Yield:	14.7%	11.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$225,000,000	48.0%	Purchase Price	$377,000,000	80.5%
Borrower Sponsor Equity	119,820,041	25.6	Upfront Reserves	64,583,916	13.8
Mezzanine Loan(5)	55,000,000	11.7	Closing Costs	26,869,593	5.7
Other Sources(6)	49,633,468	10.6
Preferred Equity	19,000,000	4.1
Total Sources	$468,453,509	100.0%	Total Uses	$468,453,509	100.0%
(1)	The Harborside 2-3 Mortgage Loan (as defined below) is part of the Harborside 2-3 Whole Loan (as defined below) which is comprised of 11 pari passu promissory notes with an aggregate original balance of $225,000,000. The Harborside 2-3 Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and Bank of Montreal (“BMO”). The Financial Information in the chart above is based on the aggregate outstanding principal balance as of the Cut-off Date of the Harborside 2-3 Whole Loan and the Harborside 2-3 Total Debt (as defined below).
(2)	Defeasance of the Harborside 2-3 Whole Loan is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Harborside 2-3 Whole Loan to be securitized and (ii) April 4, 2026. The assumed defeasance lockout period of 26 payments is based on the anticipated closing date of the BMO 2023-C5 securitization trust in June 2023. The actual lockout period may be longer.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	Other Initial reserves include (i) a sea wall repair reserve of $25,000,000, (ii) an unfunded obligations reserve of $14,195,734, and (iii) an elevator modernization reserve of approximately $1,418,585. See “Escrows and Reserves” below.
(5)	Concurrently with the funding of the Harborside 2-3 Whole Loan, NongHyup Bank funded a mezzanine loan in the amount of $55,000,000 (the “Harborside 2-3 Mezzanine Loan” and together with the Harborside 2-3 Whole Loan, the “Harborside 2-3 Total Debt”). The Harborside 2-3 Mezzanine Loan accrues interest at a rate of 7.0000% per annum to be paid as part of each monthly debt service payment amount, and an additional 3.5000% per annum shall accrue through the loan term and
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Annex B	BMO 2023-C5
No. 7 – Harborside 2-3

be due on the maturity date. The Harborside 2-3 Mezzanine Loan has a final maturity date of April 6, 2028. An intercreditor agreement has been entered into between the lender under the Harborside 2-3 Whole Loan and the lender under the Harborside 2-3 Mezzanine Loan. Based on the Harborside 2-3 Total Debt, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio are 70.7%, the DSCR based on Underwritten NOI / NCF is 1.73x / 1.64x, and the Debt Yield based on Underwritten NOI / NCF is 11.8% / 11.2%. See “Mezzanine Debt” below.

(6)	Other Sources primarily consists of a Sea Wall credit of $27,610,000, tenant improvement and rent credits of approximately $12,104,859, a rate buydown credit of $6,250,000, and other miscellaneous credits.

The Loan. The seventh largest mortgage loan (the “Harborside 2-3 Mortgage Loan”) is part of a whole loan (the “Harborside 2-3 Whole Loan”) secured by the borrowers’ fee interest in a 1,599,029 square foot office property located in Jersey City, New Jersey (the “Harborside 2-3 Property”). The Harborside 2-3 Whole Loan is comprised of 11 pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $225,000,000. The Harborside 2-3 Whole Loan was co-originated on April 4, 2023 by CREFI and BMO and accrues interest at a fixed rate of 5.84000% per annum. The Harborside 2-3 Whole Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the Harborside 2-3 Whole Loan is the due date that occurs April 6, 2028. The Harborside 2-3 Mortgage Loan is evidenced by the non-controlling Note A-2-2 and Note A-6-1 with an aggregate outstanding principal balance as of the Cut-off Date of $30,000,000. The remaining notes are currently held by CREFI and BMO and are expected to be contributed to one or more future securitization trust(s). The Harborside 2-3 Total Debt consists of the Harborside 2-3 Whole Loan and the Harborside 2-3 Mezzanine Loan. For additional information, see “Mezzanine Debt” below. The relationship between the holders of the Harborside 2-3 Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2023-V2	Yes
A-2-1(1)	$35,000,000	$35,000,000	CREFI	No
A-2-2	$15,000,000	$15,000,000	BMO 2023-C5	No
A-3(1)	$25,000,000	$25,000,000	CREFI	No
A-4(1)	$25,000,000	$25,000,000	CREFI	No
A-5(1)	$22,500,000	$22,500,000	BMO	No
A-6-1	$15,000,000	$15,000,000	BMO 2023-C5	No
A-6-2(1)	$2,500,000	$2,500,000	BMO	No
A-7(1)	$15,000,000	$15,000,000	Benchmark 2023-V2	No
A-8(1)	$10,000,000	$10,000,000	BMO	No
A-9(1)	$10,000,000	$10,000,000	BMO	No
Whole Loan	$225,000,000	$225,000,000
(1)	Expected to be contributed to one or more securitization trust(s).

The Property. The collateral for the Harborside 2-3 Whole Loan is an interconnected two-building, 10-story Class A office property located along the waterfront in Jersey City, New Jersey totaling 1,599,029 square feet. The Harborside 2-3 Property is a part of a larger development, which includes Harborside 1, 2, 3, 5 and 6 along with 101 Hudson Street, a water tax lot, and a waterfront promenade (the “Harborside Development”). The Harborside Development was built in 1930 and was recently renovated in 2021. As part of the renovation the Harborside 2-3 Property received an approximately $64.7 million renovation that consisted of updating the retail area along the Hudson Waterfront entrance side, enhancing the food hall area, lobby and elevator renovations, and exterior façade work. The borrowers’ sponsors additionally plan to invest $25.5 million in future capital expenditures including a tenant lounge, rooftop deck and improvements to the common areas.

The Harborside 2-3 Property is comprised of office and ground floor retail space and features a multi-story atrium lobby in the center of the Harborside 2-3 Property. The lobby area includes a food hall that generates additional income through license agreements with tenants. Parking is provided at the Harborside 2-3 Property by a parking garage that is located in the adjacent Harborside Plaza 5 building and has 1,100 covered parking spaces, of which 942 parking spaces are allocated for use by the Harborside 2-3 Property with an additional 413 spaces located at the nearby Harborside Plaza 6 building allocated for use by the Harborside 2-3 Property, resulting in a parking ratio of approximately 0.85 spaces per 1,000 square feet. As of March 22, 2023, the Harborside 2-3 Property was 75.1% occupied to 31 tenants with the largest tenant accounting

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for 8.6% of net rentable area and a weighted average lease term remaining of 8.7 years. Additionally, 61.2% of underwritten base rent at the Harborside 2-3 Property is from investment-grade tenants.

Major Tenants. The three largest tenants based on underwritten base rent are MUFG Bank Ltd. (“MUFG”), E-Trade Financial Corporation (“E-Trade”) and Collectors Universe.

MUFG (137,076 square feet; 8.6% of NRA; 12.8% of underwritten base rent): MUFG is a Japanese based bank with over 13,000 employees in the Americas and offers services in corporate, investment, commercial, transaction and consumer banking, as well as securities and wealth management. MUFG has been a tenant at the Harborside 2-3 Property since June 1989 and has a current lease term though August 2029 followed by one, five-year extension option.

E-Trade (132,265 square feet; 8.3% of NRA; 11.8% of underwritten base rent): E-Trade, a subsidiary of Morgan Stanley, is an online trading platform for retail investors and offers services in wealth management, investment advisory services, research and market insights.  E-Trade’s lease at the Harborside 2-3 Property commenced in October 2006 and has a lease expiration in January 2031 followed by one, five-year extension option.

Collectors Universe (130,419 square feet; 8.2% of NRA; 10.5% of underwritten base rent): Collectors Universe was founded in 1986 and provides third-party authentication and grading services to collectors, retail buyers and sellers of collectibles. Collectors Universe has been a tenant at the Harborside 2-3 Property since May 2022 and has a current lease term though November 2038 followed by two, five-year extension options.

Environmental. According to a Phase I environmental assessment dated March 24, 2023, there was no evidence of any recognized environmental conditions at the Harborside 2-3 Property. However, the Phase I environmental assessment identifies controlled recognized environmental conditions and historical recognized environmental conditions for the Harborside 2-3 Property associated with historic site operations and impacts to site soils and groundwater caused by contaminated historic fill material. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The following table presents certain information relating to the historical and current occupancy of the Harborside 2-3 Property:

Historical and Current Occupancy(1)
2019	2020	2021	2022	Current(2)
84.6%	82.3%	83.6%	82.5%	75.1%
(1)	Historical Occupancies are the annual average physical occupancy of each respective year.
(2)	Current Occupancy is based on the underwritten rent roll dated March 22, 2023.
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The following table presents certain information relating to the largest tenants based on underwritten base rent at the Harborside 2-3 Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
MUFG Bank Ltd.	A1/A/A-	137,076	8.6%	$46.50	$6,374,033	12.8%	8/31/2029
E-Trade Financial Corporation	A1/A-/NR	132,265	8.3	$44.33	5,863,218	11.8	1/31/2031
Collectors Universe	NR/NR/NR	130,419	8.2	$40.00	5,216,760	10.5	11/30/2038
Sumitomo Mitsui Banking	A1/A/NR	111,605	7.0	$44.35	4,949,637	10.0	12/31/2036
Arch Insurance Company	A2/A+/NR	106,815	6.7	$40.50	4,326,008	8.7	5/31/2024
Cardinia Real Estate LLC	Baa1/BBB+/NR	79,771	5.0	$43.32	3,455,677	7.0	4/30/2032
Zurich American Ins. Co.(4)(5)	A3/A/NR	64,414	4.0	$49.96	3,218,338	6.5	5/31/2032
New Jersey City University	NR/NR/NR	84,929	5.3	$36.72	3,118,962	6.3	8/31/2035
JC Restaurants LLC	NR/NR/NR	46,207	2.9	$45.00	2,079,315	4.2	9/30/2033
Whole Foods Market Services	A1/AA-/NR	47,398	3.0	$41.37	1,960,855	3.9	3/31/2032
Largest Tenants		940,899	58.8%	$43.11	$40,562,803	81.6%
Remaining Tenants		259,525	16.2	$35.16	9,125,272	18.4
Total Occupied		1,200,424	75.1%	$41.39	$49,688,075	100.0%
Vacant Space		398,605	24.9
Total / Wtd. Avg.		1,599,029	100.0%
(1)	Based on the underwritten rent roll dated March 22, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include straight-line rent averaging for certain investment grade tenants (MUFG, E-Trade, Cardinia Real Estate LLC, Zurich American Ins. Co., Whole Foods Market Services and Sumitomo Mitsui Banking) through lease maturity totaling $1,229,273 and contractual rent steps through January 2024 totaling $261,077.
(4)	Zurich American Ins. Co has a contraction option for 15,902 square feet effective June 1, 2028 with 12 months’ notice and a contraction fee of six months’ rent and unamortized TIs, LCs, and free rent on the returned space.
(5)	Zurich American Ins. Co subleases 32,473 square feet to Springer Nature America, Inc.
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The following table presents certain information relating to tenant lease expirations at the Harborside 2-3 Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	398,605	24.9%	NAP	NA	P	398,605	24.9%	NAP	NA	P
2023 & MTM(4)	6	0	0.0	$36,000	0.1%		398,605	24.9%	$36,000	0.1%
2024	5	126,250	7.9	5,157,929	10.4		524,855	32.8%	$5,193,929	10.5%
2025	4	78,064	4.9	1,823,652	3.7		602,919	37.7%	$7,017,581	14.1%
2026	1	6,344	0.4	250,588	0.5		609,263	38.1%	$7,268,169	14.6%
2027	2	4,451	0.3	288,345	0.6		613,714	38.4%	$7,556,514	15.2%
2028	3	30,346	1.9	1,263,653	2.5		644,060	40.3%	$8,820,167	17.8%
2029	1	137,076	8.6	6,374,033	12.8		781,136	48.9%	$15,194,200	30.6%
2030	1	28,000	1.8	1,064,000	2.1		809,136	50.6%	$16,258,200	32.7%
2031	1	132,265	8.3	5,863,218	11.8		941,401	58.9%	$22,121,418	44.5%
2032	6	284,468	17.8	12,201,982	24.6		1,225,869	76.7%	$34,323,400	69.1%
2033	1	46,207	2.9	2,079,315	4.2		1,272,076	79.6%	$36,402,715	73.3%
2034 & Beyond	7	326,953	20.4	13,285,359	26.7		1,599,029	100.0%	$49,688,075	100.0%
Total	38	1,599,029	100.0%	$49,688,075	100.0%
(1)	Based on the underwritten rent roll dated March 22, 2023.
(2)	Certain tenants have more than one lease. Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include straight-line rent averaging for certain investment grade tenants (MUFG, E-Trade, Cardinia Real Estate LLC, Zurich American Ins. Co., Whole Foods Market Services and Sumitomo Mitsui Banking), Zurich American Insurance, Whole Foods Market Services and SMBC) through lease maturity totaling $1,229,273 and contractual rent steps through January 2024 totaling $261,077.
(4)	2023 & MTM includes six food hall tenants that are on month to month leases and do not have square footage attributable to them. Underwritten rent is only attributable to Angry Archies ($18,000) and The Belgian Plate ($18,000) which had leases in place as of March 22, 2023.
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The following table presents certain information relating to operating history and underwritten cash flows at the Harborside 2-3 Property:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$41,941,974	$43,765,220	$44,836,663	$45,934,802	$48,197,725	$30.14	69.8%
Contractual Rent Steps(3)	0	0	0	0	1,490,350	0.93	2.2
Vacant Income	0	0	0	0	17,305,219	10.82	25.1
Total Reimbursements	462,010	117,040	1,781,772	2,608,869	835,286	0.52	1.2
Other Income(4)	686,264	734,802	832,439	770,425	1,229,679	0.77	1.8
Gross Potential Rent	$43,090,248	$44,617,062	$47,450,874	$49,314,096	$69,058,258	$43.19	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(17,305,219)	(10.82)	(25.1)
Effective Gross Income	$43,090,248	$44,617,062	$47,450,874	$49,314,096	$51,753,039	$32.37	74.9%
Real Estate Taxes	5,989,391	6,988,199	6,969,969	6,476,738	6,373,673	3.99	12.3
Insurance	498,719	693,812	987,947	1,339,686	1,558,710	0.97	3.0
Management Fee	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	0.63	1.9
Other Operating Expenses(5)	10,223,047	9,807,514	9,089,302	9,010,793	9,649,784	6.03	18.6
Total Expenses	$17,711,157	$18,489,525	$18,047,218	$17,827,217	$18,582,167	$11.62	35.9%
Net Operating Income(5)	$25,379,091	$26,127,537	$29,403,655	$31,486,880	$33,170,872	$20.74	64.1%
Replacement Reserves	0	0	0	0	319,806	0.20	0.6
TI/LC	0	0	0	0	1,387,420	0.87	2.7
Net Cash Flow	$25,379,091	$26,127,537	$29,403,655	$31,486,880	$31,463,647	$19.68	60.8%
(1)	TTM reflects the trailing 12-month period ending December 31, 2022.
(2)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Contractual Rent Steps include straight-line rent averaging for certain investment grade tenants (MUFG, E-Trade, Cardinia Real Estate LLC, Zurich American Ins. Co., Whole Foods Market Services and Sumitomo Mitsui Banking) through lease maturity totaling $1,229,273 and contractual rent steps through January 2024 totaling $261,077.
(4)	Other Income includes antenna income, submetered electric income, tenant services income, rooftop generator fees, income from third party events with catering/amenities and percentage rent from the food hall tenants.
(5)	Other Operating Expenses are primarily attributable to repairs & maintenance ($2.13/SF), cleaning costs ($1.12/SF), contract services ($1.08/SF) and utilities ($0.98/SF).

The Market. The Harborside 2-3 Property is located along the Hudson waterfront in Jersey City, New Jersey within Hudson County. The immediate area is influenced by its proximity to New York City and the Jersey City Waterfront, accessibility to the highway system and access to public transportation. Primary access to the Harborside 2-3 Property is provided by the PATH system, NJ transit bus and light rail services, NY Waterway ferry system and nearby major highways including Interstate-495 and Routes 1&9.

The Harborside 2-3 Property is located in the Hudson Waterfront Office submarket directly adjacent to the ExchangePlace PATH station, light rail and Harborside Ferry Terminal. As of December 31, 2022, the submarket had an inventory of 18,950,000 square feet, a vacancy rate of 16.4%, positive absorption of 761,000 square feet, and average asking rent of $45.86 per square foot.

According to the appraisal, the 2022 population and average household income within a one-, three- and five-mile radius of the Harborside 2-3 Property was 74,579, 812,770, and 1,914,845 and $233,262, $182,615 and $178,254, respectively.

According to the appraisal, the 2022 population and average household income within a one-, three- and five-mile radius of the Harborside 2-3 Property was 74,579, 812,770, and 1,914,845 and $233,262, $182,615 and $178,254, respectively.

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The following table presents certain information relating to comparable office sales to the Harborside 2-3 Property:

Summary of Comparable Office Sales(1)
Property Name / Address	Location	Year Built / Renovated	Transaction Date	Price	Price/SF	Size (SF)
Harborside 2-3	Jersey City, NJ	1930/2021	April 2023	$377,000,000	$235.77	1,599,029(2)
70 Hudson Street	Jersey City, NJ	2001/NAP	February 2022	$300,000,000	$695.35	431,438
15 Exchange Place	Jersey City, NJ	1900/2022	February 2022	$48,000,000	$354.49	135,405
111 River Street	Hoboken, NJ	2002/NAP	January 2022	$225,000,000	$405.87	554,360
545 Washington Boulevard	Jersey City, NJ	2001/NAP	January 2020	$372,750,000	$430.08	866,706
570 Washington Boulevard	Jersey City, NJ	2002/NAP	March 2019	$170,000,000	$430.33	395,050

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated March 22, 2023.

The Borrowers. The borrowers are SL Harborside Owner 2 & 3 LLC and Harborside Owner 2A LLC, each a Delaware limited liability company and single purpose entity having at least one independent director in its organizational structure, as tenants-in-common. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Harborside 2-3 Whole Loan.

The Borrowers’ Sponsors. The borrowers’ sponsors and non-recourse carveout guarantors are Mark Karasick and Michael Silberberg. Mark Karasick and Michael Silberberg are both members of the 601W Companies, a Manhattan-based real estate investment firm specializing in acquisition, development and management of properties throughout the United States.

Property Management. The Harborside 2-3 Property is managed by Jones Lang LaSalle Americas, Inc., a third-party property management company, with Harborside Property Manager, LLC, an affiliated property management company, having certain sub-management responsibilities.

Escrows and Reserves. At origination of the Harborside 2-3 Whole Loan, the borrowers deposited approximately (i) $696,822 into a reserve account for real estate taxes, (ii) $272,774 into a reserve account for insurance, (iii) $8,000,000 into a reserve account for replacement reserves, (iv) $15,000,000 into a reserve account for tenant improvements and leasing commissions, (v) $25,000,000 into a sea wall repair reserve account to preserve and stabilize the sea wall at the Harborside 2-3 Property, (vi) $14,195,734 into an unfunded obligations reserve account for outstanding obligations with respect to certain unfunded free rent, prepaid rent, reimbursements and tenant improvement/leasing commissions, and (vii) $1,418,585 into an elevator modernization reserve account.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $696,822).

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $136,387).

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $26,650. In addition, if the Adjusted Initial Replacement Deposit Amount (as defined below) at any time is less than or equal to $5,000,000, within 10 business days after notice from lender, the borrowers are required to make a deposit into the replacement reserve account that would cause the Adjusted Initial Replacement Deposit Amount to be equal to $10,000,000 (“Replacement Reserve True-Up Deposit”); provided, however, (i) to the extent that a Replacement Reserve True-Up Deposit would cause the Adjusted Replacement Reserve Deposit Amount to exceed the actual cost of any work set forth in the closing date capital expenditures budget then remaining to be completed (as reasonably determined by lender based on evidence provided by the borrowers) (the “Remaining Budgeted CapEx

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Costs”), the Replacement Reserve True-Up Deposit Amount will be decreased on a dollar-for-dollar basis by such excess, and (ii) at such time as the Adjusted Replacement Reserve Deposit Amount exceeds the Remaining Budgeted Capex Costs, Borrower shall have no further obligation to make Replacement Reserve True-Up Deposits. Notwithstanding the immediately preceding sentence, if borrower provides evidence reasonably acceptable to the lender that the actual cost of the work relating to any line item in the closing date capital expenditures budget is less the amount set forth in the closing date capital expenditures budget (such difference, the “Capital Expenditures Budget Savings Amount”), then the applicable Replacement Reserve True-Up Deposit shall be reduced on a dollar-for-dollar basis by the Capital Expenditures Budget Savings Amount.

An “Adjusted Initial Replacement Deposit Amount” means, as of the date of calculation, an amount equal to the sum on deposit in the replacement reserve account, less any replacement reserve monthly deposits.

TI/LC Reserve – On each monthly payment date that the amount in the tenant improvements and leasing commissions account is less than $10,000,000 the borrowers are required to deposit into a tenant improvement and leasing commissions reserve an amount equal to approximately $133,252, subject to a cap of $15,000,000.

Lockbox / Cash Management. The Harborside 2-3 Whole Loan is structured with a hard lockbox and springing cash management. At origination of the Harborside 2-3 Whole Loan, the borrowers were required to deliver a notice to each tenant directing them to remit all payments under the applicable lease directly to the lender-controlled lockbox account. All funds received by the borrowers, or the property manager, are required to be deposited in the lockbox account immediately following receipt. All funds deposited into the lockbox are required to be released to the borrowers on each business day unless a Trigger Period (as defined below) or a Mezzanine Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period or a Mezzanine Trigger Period, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Harborside 2-3 Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds will be applied in accordance with the Harborside 2-3 Whole Loan documents.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Harborside 2-3 Whole Loan documents, (ii) the aggregate debt service coverage ratio falling below 1.25x (taking into account, among other things, the aggregate outstanding principal balance of the Harborside 2-3 Whole Loan and the Harborside 2-3 Mezzanine Loan, and in accordance with the Harborside 2-3 Whole Loan documents), and (iii) the debt service coverage ratio falling below 1.81x (taking into account the Harborside 2-3 Whole Loan only, and in accordance with the Harborside 2-3 Whole Loan documents) and (B) expiring upon (1) with regard to clause (i) above, the cure (if applicable) of such event of default, (2) with regard to clause (ii) above, the date that the aggregate debt service coverage ratio (taking into account, among other things, the aggregate outstanding principal balance of the Harborside 2-3 Whole Loan and the Harborside 2-3 Mezzanine Loan, and in accordance with the Harborside 2-3 Whole Loan documents) is equal to or greater than 1.25x for two consecutive calendar quarters, and (3) with regard to clause (iii) above, the date that the debt service coverage ratio (taking into account the Harborside 2-3 Whole Loan only, and in accordance with the Harborside 2-3 Whole Loan documents) is equal to or greater than 1.81x for two consecutive calendar quarters.

A “Mezzanine Trigger Period” means the period (i) commencing on the date that mezzanine lender delivers written notice to lender that an event of default exists under the Harborside 2-3 Mezzanine Loan, and (ii) terminating on the date that mezzanine lender delivers written notice to lender that an event of default exists under the Harborside 2-3 Mezzanine Loan no longer exists.

Subordinate Debt. None.

Mezzanine Debt. Concurrently with the funding of the Harborside 2-3 Whole Loan, NongHyup Bank funded a mezzanine loan in the amount of $55,000,000 to be secured by the mezzanine borrowers’ interests in the borrowers, as collateral for the Harborside 2-3 Mezzanine Loan. The Harborside 2-3 Mezzanine Loan is coterminous with the Harborside 2-3 Whole Loan. The Harborside 2-3 Mezzanine Loan accrues interest at a rate of 7.0000% per annum to be paid as part of each monthly debt service payment amount and an additional 3.5000% per annum which shall accrue through the loan term and be due on the maturity date, plus an additional 2.2900% per annum (the “PIK Interest”) which will accrue and automatically be converted and added to the principal balance of the Harborside 2-3 Mezzanine Loan if, as of April 6, 2028, at least 75%

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No. 7 – Harborside 2-3

of the aggregate rentable square feet of Harborside 1 in the Harborside Development and Harborside 2-3 in the Harborside Development has not been leased in accordance with the requirements of the Harborside 2-3 Whole Loan documents, the Harborside 2-3 Mezzanine Loan documents and the Harborside 2-3 Mezzanine Loan has not been paid in full, and in such event, all PIK Interest, together with all other outstanding principal, shall become immediately due and payable on such date.

Solely in the event that Harborside 2-3 Mezzanine Loan is simultaneously repaid upon the consummation of an assumption of the Harborside 2-3 Whole Loan, the Harborside 2-3 Whole Loan documents permit a future third-party mezzanine loan secured by a pledge of direct equity interest in the borrower upon such assumption of the Harborside 2-3 Whole Loan in accordance with the Harborside 2-3 Whole Loan documents and subject to the satisfaction of certain conditions including, among others, (i) the combined loan-to-value ratio based on the outstanding balance of the Harborside 2-3 Whole Loan and the new third-party mezzanine loan and, if applicable, the additional lender-mezzanine loan, may not exceed 75.0%, (ii) the aggregate debt service coverage ratio (taking into account, among other things, the aggregate outstanding principal balance of the Harborside 2-3 Whole Loan and the new third-party mezzanine loan, as calculated in accordance with the Harborside 2-3 Whole Loan documents), is at least 1.25x, (iii) the debt service coverage ratio of the Harborside 2-3 Whole Loan, as of the date of the closing of the proposed new third-party mezzanine loan, as calculated in accordance with the Harborside 2-3 Whole Loan documents, is at least 1.81x, (iv) execution of a subordination and intercreditor agreement reasonably acceptable to the lender and the rating agencies, and (v) receipt of a rating agency confirmation with respect to such new third-party mezzanine loan.

Preferred Equity. Concurrently with the funding of the Harborside 2-3 Whole Loan, NongHyup Bank provided $19,000,000 to SL Harborside JV LLC in exchange for a preferred membership interest in the company. The preferred equity documents include, among other things, a recourse guaranty and an equity contribution guaranty in an amount of $20,000,000, in each case made by the guarantors of the Harborside 2-3 Whole Loan.

Partial Release. Not permitted.

Ground Lease. None.

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Annex B	BMO 2023-C5
No. 8 – Cross Island Plaza

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Annex B	BMO 2023-C5
No. 8 – Cross Island Plaza

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Annex B	BMO 2023-C5
No. 8 – Cross Island Plaza
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type – Subtype:	Office – CBD
% of IPB:	4.6%	Net Rentable Area (SF):	256,930
Loan Purpose:	Refinance	Location:	Rosedale, NY
Borrowers:	Cross Island Plaza LLC and CIP Land LLC	Year Built / Renovated:	1982 / 2021
Borrower Sponsors:	Chaim Simkowitz and Abraham J. Hoffman	Occupancy:	90.7%
Interest Rate:	6.60500%	Occupancy Date:	3/20/2023
Note Date:	5/2/2023	4th Most Recent NOI (As of)(4):	NAV
Maturity Date:	5/6/2033	3rd Most Recent NOI (As of)(4):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(4):	NAV
Original Term:	120 months	Most Recent NOI (As of):	$3,540,289 (12/31/2022)
Original Amortization Term:	None	UW Economic Occupancy:	89.1%
Amortization Type:	Interest Only	UW Revenues:	$8,112,684
Call Protection(2):	L(25),D(91),O(4)	UW Expenses:	$3,515,080
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$4,597,605
Additional Debt(1):	Yes	UW NCF:	$4,366,368
Additional Debt Balance(1):	$12,500,000	Appraised Value / Per SF:	$75,900,000 / $295
Additional Debt Type(1):	Pari Passu	Appraisal Date:	2/20/2023

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap		Whole Loan
Taxes:	$657,606	$109,601	N/A	Cut-off Date Loan / SF:	$165
Insurance:	$22,894	$7,631	N/A	Maturity Date Loan / SF:	$165
Replacement Reserves:	$0	$3,212	N/A	Cut-off Date LTV:	56.0%
TI/LC:	$2,700,000	Springing	$500,000	Maturity Date LTV:	56.0%
Deferred Maintenance:	$457,600	$0	N/A	UW NCF DSCR:	1.53x
				UW NOI Debt Yield:	10.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$42,500,000	100.0%	Loan Payoff	$28,547,718	67.2%
			Return of Equity	8,860,177	20.8
			Upfront Reserve	3,838,100	9.0
			Closing Costs	1,254,006	3.0
Total Sources	$42,500,000	100.0%	Total Uses	$42,500,000	100.0%
(1)	The Cross Island Plaza Mortgage Loan (as defined below) is part of a whole loan evidenced by two pari passu senior notes totaling $42.5 million, with an aggregate outstanding principal balance as of the Cut-off Date of $42.5 million (the “Cross Island Plaza Whole Loan”). The Financial Information in the chart above reflects the Cut-off Date Balance and Maturity Date Balance of the Cross Island Plaza Whole Loan.
(2)	The lockout period will be at least 25 months beginning with and including the first payment date on June 6, 2023. Defeasance of the Cross Island Plaza Mortgage Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) May 2, 2027. The assumed lockout period of 25 payments is based on the anticipated closing date of the BMO 2023-C5 securitization trust in June 2023. The actual lockout period may be longer.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	The cash flow from 2019 to 2021 is unavailable due to the borrower acquiring the property in April 2021.
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Annex B	BMO 2023-C5
No. 8 – Cross Island Plaza

The Loan. The eighth largest mortgage loan (the “Cross Island Plaza Mortgage Loan”) is part of the Cross Island Plaza Whole Loan that is evidenced by two pari passu senior notes with an aggregate outstanding principal balance as of the Cut-off Date of $42,500,000. The Cross Island Plaza Whole Loan was originated by Bank of Montreal (“BMO”) on May 2, 2023. The Cross Island Plaza Whole Loan is secured by the borrowers’ fee interest in a 256,930 square foot, CBD office property located in Rosedale, New York (the “Cross Island Plaza Property”). The controlling Note A has an outstanding principal balance as of the Cut-off Date of $30,000,000 and will be included in the BMO 2023-C5 trust. The Cross Island Plaza Whole Loan has a 10-year term, is interest-only for the full term of the loan and accrues interest at a rate of 6.60500% per annum on an Actual/360 basis. The Cross Island Plaza Whole Loan will be serviced under the BMO 2023-C5 pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan	Controlling Piece
A(1)	$30,000,000	$30,000,000	BMO 2023-C5	Yes	Yes
B(2)	$12,500,000	$12,500,000	BMO	No	No
Whole Loan	$42,500,000	$42,500,000
(1)	Note A is the controlling note for the Cross Island Plaza Whole Loan.
(2)	Expected to be contributed to future securitizations.

The Property. The Cross Island Plaza Property is a three-story office building totaling 256,930 square feet located in Rosedale, New York on a 5.44-acre site. The Cross Island Plaza Property was built in 1982. The Cross Island Plaza Property has 650 surface parking spaces (approximately 2.5 spaces per 1,000 square feet). The Cross Island Plaza Property is located in Queens County and is accessible by Merrick Boulevard, within six blocks from the Rosedale train station where the Babylon, Far Rockaway, and Long Beach train branches are available. The Cross Island Plaza Property is 90.7% occupied by 65 tenants as of March 20, 2023.

Major Tenants. The three largest tenants based on net rentable area are OEC Freight, Schenker Inc. and Gregory Spektor.

OEC Freight (28,110 square feet; 10.9% of NRA; 12.6% of underwritten base rent; Moody’s/S&P/Fitch: NR/NR/NR). OEC Freight is a global logistics and freight forwarding company headquartered in Taipei, Taiwan, with officed in over 50 countries. The company was founded in 1981 and has since grown to become one of the largest logistics providers in the world, with a range of services that include air freight, ocean freight, land transportation, customs brokerage, warehousing, and supply chain management. The Cross Island Plaza Property serves as OEC Freight’s East Coast headquarters. Other major facilities in the United States include Los Angeles and Chicago.

Schenker Inc. (16,585 square feet; 6.5% of NRA; 7.0% of underwritten base rent; Moody’s/S&P/Fitch: Aa1/AA-/NR). Schenker Inc. is a global logistics and transportation company that provides a range of services to customers in industries such as automotive, consumer goods, healthcare, industrial, and retail. The company is a subsidiary of DB Schenker, a division of Deutsche Bahn AG, and has its headquarters in Essen, Germany. Schenker Inc. with approximately 1,850 locations around the world with over 76,100 employees.

Gregory Spektor (13,989 square feet; 5.4% of NRA; 6.6% of underwritten base rent; Moody’s/S&P/Fitch NR/NR/NR). Gregory Spektor is a law firm based in New York, New York, providing legal services in various areas of law, including immigration law, business law, real estate law, and intellectual property law. The firm’s founder and principal attorney, Gregory Spektor, is admitted to practice in the state of New York, as well as the U.S. District Court for the Southern and Eastern Districts of New York. He has represented clients in a range of industries, including finance, healthcare, technology, and real estate.

Environmental. The Phase I environmental assessment dated February 24, 2023 identified a recognized environmental condition (the “REC”) at the Cross Island Plaza Property in connection with auto repair shops/gasoline filling stations that were historically located in three areas of the Cross Island Plaza Property, and since no prior investigations appear to have been performed address potential impacts, these auto repair shops/gasoline filling stations represent a REC. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

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Annex B	BMO 2023-C5
No. 8 – Cross Island Plaza

The following table presents certain information relating to the historical and current occupancy of the Cross Island Plaza Property.

Historical and Current Occupancy(1)
2019	2020	2021	2022	Current(2)
96.1%	86.7%	85.2%	86.4%	90.7%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current occupancy is as of March 20, 2023

The following table presents certain information relating to the largest tenants based on net rentable area of the Cross Island Plaza Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
OEC Freight	NR/NR/NR	28,110	10.9%	$30.82	$866,443	12.6%	5/31/2025
Schenker Inc.	Aa1/AA-/NR	16,585	6.5	$28.86	478,651	7.0	3/31/2027
Gregory Spektor	NR/NR/NR	13,989	5.4	$32.43	453,660	6.6	11/30/2032
Kocher & Associates	NR/NR/NR	11,037	4.3	$19.81	218,661	3.2	12/31/2029
DAMCO USA	Baa2/BBB+/NR	8,274	3.2	$27.42	226,903	3.3	1/31/2026
Snap, Inc.	NR/NR/NR	7,657	3.0	$26.10	199,836	2.9	3/31/2024
Holt Construction	NR/NR/NR	7,353	2.9	$31.93	234,781	3.4	6/30/2024
Ocasa	NR/NR/NR	7,320	2.8	$33.48	245,037	3.6	9/30/2029
Weida Freight Systems, Inc.	NR/NR/NR	6,478	2.5	$20.22	130,984	1.9	8/31/2024
Bolloré Logistics USA	NR/NR/NR	6,430	2.5	$34.10	219,235	3.2	9/30/2027
Top 10 Tenants		113,233	44.1%	$28.92	$3,274,191	47.6%

Other Tenants		119,760	46.6%	$30.07	$3,601,444	52.4%

Occupied Collateral Total / Wtd. Avg.		232,993	90.7%	$29.51	$6,875,635	100.0%
Vacant Space		23,937	9.3%

Collateral Total		256,930	100.0%

(1)	Based on the underwritten rent roll dated as of March 20, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent are comprised of underwritten base rent inclusive of contractual rent steps through June 2024.
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Annex B	BMO 2023-C5
No. 8 – Cross Island Plaza

The following table presents certain information relating to the tenant lease expirations of the Cross Island Plaza Property:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring(2)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring(2)
Vacant	NAP	23,937	9.3%	NAP	NA	P	23,937	9.3%	NAP	NA	P
2023 & MTM(3)	11	25,959	10.1	663,326	9.6%		49,896	19.4%	$663,326	9.6%
2024	13	38,400	14.9	1,063,744	15.5		88,296	34.4%	$1,727,070	25.1%
2025	11	40,770	15.9	1,259,439	18.3		129,066	50.2%	$2,986,509	43.4%
2026	14	37,166	14.5	1,119,523	16.3		166,232	64.7%	$4,106,032	59.7%
2027	6	32,685	12.7	1,024,727	14.9		198,917	77.4%	$5,130,759	74.6%
2028	5	15,075	5.9	486,933	7.1		213,992	83.3%	$5,617,692	81.7%
2029	3	24,561	9.6	655,243	9.5		238,553	92.8%	$6,272,935	91.2%
2030	0	0	0.0	0	0.0		238,553	92.8%	$6,272,935	91.2%
2031	0	0	0.0	0	0.0		238,553	92.8%	$6,272,935	91.2%
2032	2	18,377	7.2	602,700	8.8		256,930	100.0%	$6,875,635	100.0%
2033	0	0	0.0	0	0.0		256,930	100.0%	$6,875,635	100.0%
2034 & Beyond	0	0	0.0	0	0.0		256,930	100.0%	$6,875,635	100.0%
Total	65	256,930	100.0%	$6,875,635	100.0%
(1)	Based on the underwritten rent roll dated as of March 20, 2023.
(2)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and % of Cumulative UW Base Rent Expiring are comprised of underwritten base rent inclusive of contractual rent steps through June 2024.
(3)	2023 & MTM is inclusive of amenity square footage and NYG Limousine.

The following table presents certain information relating to the operating history and underwritten cash flows of the Cross Island Plaza Property:

Operating History and Underwriting Net Cash Flow
	12/31/2022	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$6,115,916	$7,459,630	$29.03	82.5%
Rent Steps(3)	0	205,926	0.80	2.3
Recoveries	557,960	896,190	3.49	9.9
Gross Potential Rent	$6,673,876	$8,561,746	$33.32	94.6%
Parking and Storage Income	77,064	192,419	0.75	2.1
Total Other Income	217,833	293,000	1.14	3.2
Net Rental Income	$6,968,773	$9,047,165	$35.21	100.0%
(Vacancy)	0	(934,481)	(3.64)	(10.3)
Effective Gross Income	$6,968,773	$8,112,684	$31.58	89.7%
Total Expenses	3,428,484	3,515,080	13.68	43.3
Net Operating Income	$3,540,289	$4,597,605	$17.89	56.7%
Total TI/LC, Capex/RR	0	231,237	0.90	2.9
Net Cash Flow	$3,540,289	$4,366,368	$16.99	53.8%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(2)	Base Rent is based on the underwritten rent roll as of March 20, 2023.
(3)	Comprised of contractual rent steps through June 2024.
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Annex B	BMO 2023-C5
No. 8 – Cross Island Plaza

The Market. The Cross Island Plaza Property is situated within the South Queens office submarket of the Queens office market. According to the 2020 census, the population of Queens was 2.40 million, making it the second largest borough in New York City. Over the past ten years the Queens office market had a compound annual growth rate of 0.9% per year. Vacancy has ranged from 3.9% to 10.0% with an average of 6.5%. As of the fourth quarter of 2022, the Queens office market had an inventory of 48,038,572 square feet with 4,693,850 square feet being vacant, indicating a current vacancy rate of 9.8%.

According to the appraisal, as of 2022, the South Queens office submarket had an inventory of approximately 4,714,265 square feet, overall vacancy in the market of approximately 5.9% and average asking rents of $26.82 per square foot. According to the appraisal, the estimated 2022 population in the postal area of the Cross Island Plaza Property was 33,106. The 2022 average household income within the same area was $124,407.

The following table presents certain information relating to comparable office leases for the Cross Island Plaza Property:

Comparable Office Leases(1)
Property / Location	Tenant SF	Year Built / Renovated	Tenant	Rent PSF	Lease Date	Lease Term	Structure
Cross Island Plaza 13333 Brookville Boulevard Rosedale, NY	256,930(2)	1982 / 2021	Various(2)	$29.51(2)	Various(2)	Various(2)	Modified Gross
Lefrak Center 97-77 Queens Boulevard Rego Park, NY	307,297	1964 / 2010	City of New York Department of Parks	$37.00	6/1/2023	21.0 Yrs.	Modified Gross
Whitestone Executive Center 30-50 Whitestone Expressway College Point, NY	105,000	1988 / 2001	Confidential	$30.00	3/15/2023	5.0 Yrs.	Modified Gross
Lefrak Center 97-77 Queens Boulevard Rego Park, NY	307,297	1964 / 2010	New York Life	$44.00	12/25/2022	10.0 Yrs.	Modified Gross
Flushing Plaza 41-61 Kissena Boulevard Flushing, NY	363,663	1973 / 1995	NY School Construction Authority	$35.00	7/1/2022	15.0 Yrs.	Modified Gross
112-25 Queens Boulevard Forest Hills, NY	27,300	1929 / NAP	Queens Democratic Org	$38.00	10/11/2022	5.0 Yrs.	Modified Gross
241-02 Northern Boulevard Douglaston, NY	22,116	1989 / NAP	Kent Prep, Inc.	$35.00	9/23/2022	10.0 Yrs.	Modified Gross
(1)	Source: Appraisal unless otherwise indicated.
(2)	Tenant SF, Tenant, Rent PSF, Lease Date and Lease Term for the Cross Island Plaza Property is based on underwritten rent from the underwritten rent roll dated March 20, 2023.

The Borrowers. The borrowers are Cross Island Plaza LLC and CIP Land LLC, each a Delaware limited liability company and a single purpose bankruptcy-remote entity, with one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Cross Island Plaza Whole Loan.

The Borrower Sponsors. The borrower sponsors and non-recourse carveout guarantors and environmental indemnitors are Chaim Simkowitz and Abraham J. Hoffman.

Property Management. The Cross Island Plaza Property is managed by Guardian Realty Management Inc., a borrower-affiliated property management company.

Escrows and Reserves. At origination, the borrowers deposited into escrow (i) approximately $657,606 for real estate taxes, (ii) approximately $22,894 for insurance premiums, (iii) $457,600 for immediate repairs and (iv) $2,700,000 for the TI/LC reserve (the “Initial Rollover Deposit”)

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated real estate taxes, which currently equates to approximately $109,601.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance premiums, which currently equates to approximately $7,631, waived if the borrower maintains an approved blanket policy.

Replacement Reserve – On a monthly basis, the borrowers are required to escrow $3,212 for replacement reserves.

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Annex B	BMO 2023-C5
No. 8 – Cross Island Plaza

TI/LC Reserve –- On a monthly basis, the borrowers are required to escrow $21,411 if less than 90% of the rentable commercial space at the Cross Island Plaza Property is leased and the amount of funds on deposit in the rollover reserve (excluding the Initial Rollover Deposit) is less than $500,000.

Lockbox / Cash Management. The Cross Island Plaza Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence and continuance of a Trigger Period (as defined below). The borrowers are required to cause each tenant at the Cross Island Plaza Property to deposit rents directly into a lender-controlled lockbox account. In addition, the borrowers are required to cause all rents received by the borrowers or property manager with respect to the Cross Island Plaza Property to be deposited into such lockbox account within two business days of receipt. During the continuance of a Trigger Period, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Cross Island Plaza Whole Loan documents, and excess funds on deposit in the cash management account (after payments of required monthly reserve deposits, debt service payment on the Cross Island Plaza Whole Loan, operating expenses and cash management bank fees) will be applied in accordance with the Cross Island Plaza Whole Loan documents.

A “Trigger Period” means a period commencing upon the occurrence of the earlier of (i) an event of default under the Cross Island Plaza Whole Loan, (ii) as of the date of calculation, the debt service coverage ratio on the Cross Island Plaza Whole Loan is less than 1.30x, or (iii) upon the occurrence of a Specified Tenant Trigger Period (as defined below); and will end (x) with respect to clause (i) above, if the lender has accepted a cure of such event of default; (y) with respect to clause (ii) above, the date that the debt service coverage ratio on the Cross Island Plaza Whole Loan is at least equal to 1.30x and (z) with respect to clause (iii) above, upon a Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant Trigger Event” will commence upon the earliest to occur of (i) any Specified Tenant (as defined below) is in default of any monetary or material non-monetary term of its Specified Tenant lease, (ii) any Specified Tenant (a) terminates its lease or (b) notifies the borrowers or manager, in writing, that it intends to terminate its Specified Tenant lease, (iii) any Specified Tenant becomes insolvent or a debtor in any bankruptcy action, (iv) any Specified Tenant goes dark, or (v) any Specified Tenant fails to extend or renew the applicable Specified Tenant lease.

A “Specified Tenant” means (i) OEC Freight, (ii) any tenant that occupies over 10% of net rentable area, (iii) any tenant that accounts for over 10% of total rental income or (iv) any guarantors of the applicable related Specified Tenant leases at the Cross Island Plaza Property, and thereafter, any acceptable significant replacement tenant.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck

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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck

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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$29,500,000	Title:	Fee
Cut-off Date Principal Balance:	$29,500,000	Property Type – Subtype:	Other – Leased Fee
% of IPB:	4.5%	Net Rentable Area (SF):	1,502,820
Loan Purpose:	Acquisition	Location:	Harrison, NY
Borrower:	Harrison NY Holdings LLC	Year Built / Renovated:	NAP / NAP
Borrower Sponsor:	Abraham Hoffman	Occupancy:	NAP
Interest Rate:	6.83000%	Occupancy Date:	NAP
Note Date:	4/5/2023	4th Most Recent NOI (As of):	NAV
Maturity Date:	4/6/2033	3rd Most Recent NOI (As of):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	NAV
Original Term:	120 months	Most Recent NOI (As of):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	100.0%
Amortization Type:	Interest Only	UW Revenues:	$2,522,053
Call Protection:	L(26),D(90),O(4)	UW Expenses:	$0
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$2,522,053
Additional Debt:	No	UW NCF:	$2,522,053
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$45,300,000 / $30
Additional Debt Type:	N/A	Appraisal Date:	2/24/2023

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$20
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$20
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	65.1%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	65.1%
TI/LC Reserves:	$0	Springing	N/A	UW NCF DSCR:	1.23x
Other:	$0	$0	N/A	UW NOI Debt Yield:	8.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,500,000	71.7%	Purchase Price	$40,000,000	97.2%
Borrower Sponsor Equity	11,634,728	28.3	Closing Costs	1,134,728	2.8
Total Sources	$41,134,728	100.0%	Total Uses	$41,134,728	100.0%
(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The ninth largest mortgage loan (the “500 Mamaroneck Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $29,500,000. The 500 Mamaroneck Mortgage Loan was originated by Bank of Montreal (“BMO”) on April 5, 2023. The 500 Mamaroneck Mortgage Loan is secured by a 1,502,820 square foot leased fee land parcel (the “500 Mamaroneck Property”). The leasehold improvements (which are not part of the collateral for the 500 Mamaroneck Mortgage Loan) consists of a 297,548 square foot, Class-A suburban office property located in Harrison, New York (the “Non-Collateral Improvements”). The 500 Mamaroneck Mortgage Loan has a 10-year term, is interest-only for the full term of the loan and accrues interest at a rate of 6.83000% per annum on an Actual/360 basis.

The Property. The 500 Mamaroneck Property is a 1,502,820 square foot leased fee land parcel. The Non-Collateral Improvements include a three-story office building totaling 297,548 square feet located in Harrison, New York on a 34.43-acre site. The Non-Collateral Improvements were built in 1986 and most recently renovated in 2019. The Non-Collateral Improvements have 900 surface parking spaces (approximately 3.0 spaces per 1,000 square feet). The Non-Collateral Improvements are located in Westchester County and is just south of the Hutchinson Parkway and two miles north of the New England Thruway I-95, approximately three miles west of the Harrison Metro-North train station, which offers commuter rail service to Manhattan every 20 minutes. As of March 1, 2023 the Non-Collateral Improvements are 86.7% occupied by 32 tenants.

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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck

The 500 Mamaroneck Property is subject to a ground lease (the “Ground Lease”) dated as of April 5, 2023 between the borrower as the lessor, and the Ground Lease Tenant, as the lessee, with a term expiring on April 30, 2122. The current annual ground lease rent as of the Cut-off Date is equal to $2,200,000. Base rent for the next 10 subsequent lease years will be subject to the greater of 3.0% increase or the fixed net rent subject to CPI adjustment, then 2.5% increases for the proceeding four years and in year 15 it will be reset to the greater of 2.5% increase of the fixed net rent subject CPI adjustment. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests” in the Preliminary Prospectus.

Ground Lease Tenant. The (“Ground Lease Tenant”) is Harrison Members LLC.

Non-Collateral Improvements Major Tenants. The three largest tenants based on net rentable area of the Non-Collateral Improvements are O’Connor, Universal Remote Control and Mariner Investment.

O’Connor (45,361 of Non-Collateral Improvements square feet; 15.2% of Non-Collateral Improvements NRA; 17.2% of Non-Collateral Improvements underwritten base rent; Moody’s/S&P/Fitch: NR/NR/NR). PKF O’Connor Davies provides accounting, assurance, administrative, advisory, tax compliance and planning services to clients primarily focused in the northeast. O’Connor leases three units at the 500 Mamaroneck Property that are each set to expire on June 30, 2026.

Universal Remote Control (22,072 of Non-Collateral Improvements square feet; 7.4% of Non-Collateral Improvements NRA; 8.0% of Non-Collateral Improvements underwritten base rent; Moody’s/S&P/Fitch: NR/NR/NR). Universal Remote Control is a global leader in smart home automation and control solutions. URC control systems include Total Control and Complete Control. Innovative user interfaces include tabletop controllers, in-wall touchscreens, handheld remotes, keypads and mobile apps – plus voice control integration with Amazon Alexa and Google Assistant.

Mariner Investment (16,296 of Non-Collateral Improvements square feet; 5.5% of Non-Collateral Improvements NRA; 6.2% of Non-Collateral Improvements underwritten base rent; Moody’s/S&P/Fitch: NR/NR/NR). Mariner Investment Group is an alternative investment management firm founded in 1992 that offers highly specialized strategies, managed by top-tier professionals, that invest across both public and private markets. The firm has approximately $6.0 billion assets under management as of March 31, 2023, with eight offices worldwide housing 15 different strategy teams.

Environmental. According to a Phase I environmental assessment dated February 24, 2023, there was no evidence of any recognized environmental conditions at the 500 Mamaroneck Property.

The following table presents certain information relating to the historical and current occupancy of the Non-Collateral Improvements at the 500 Mamaroneck Property.

Non-Collateral Improvements Tenants Historical and Current Occupancy(1)(2)
2019	2020	2021	2022	Current(3)
96.2%	89.0%	85.4%	87.7%	86.7%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Occupancies are based on tenants that occupy the Non-Collateral Improvements. The collateral is only the land square footage of 1,502,820 square feet.
(3)	Current occupancy is as of March 1, 2023.
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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck

The following table presents certain information relating to the largest Non-Collateral Improvement tenants based on net rentable area of the Non-Collateral Improvements at the 500 Mamaroneck Property:

Non-Collateral Improvements Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
O’Connor	NR/NR/NR	45,361	15.2%	$29.22	$1,325,250	17.2%	6/30/2026
Universal Remote Control	NR/NR/NR	22,072	7.4	$28.00	618,016	8.0	11/30/2025
Mariner Investment	NR/NR/NR	16,296	5.5	$29.50	480,732	6.2	5/31/2026
Orthopaedic & Neurosurgery Specialists	NR/NR/NR	15,425	5.2	$33.00	509,025	6.6	9/30/2028
Pasternak Baum	NR/NR/NR	14,595	4.9	$31.75	463,391	6.0	10/31/2025
York International	NR/NR/NR	14,109	4.7	$29.25	412,688	5.4	1/31/2028
Stark Business Solutions of Harrison	NR/NR/NR	13,758	4.6	$32.00	440,256	5.7	1/31/2028
Keevily Spero-Whitelaw	NR/NR/NR	12,704	4.3	$27.50	349,360	4.5	9/30/2033
JDS Therapeutics	NR/NR/NR	11,457	3.9	$28.09	321,882	4.2	2/29/2028
Gordon Rees	NR/NR/NR	8,135	2.7	$49.03	398,826	5.2	5/31/2027
Top 10 Tenants		173,912	58.4%	$30.59	$5,319,426	69.0%

Other Tenants		84,115	28.3%	$28.45	$2,392,827	31.0%

Occupied Non-Collateral Total / Wtd. Avg.		258,027	86.7%	$29.89	$7,712,253	100.0%
Vacant Space		39,521	13.3%

Non-Collateral Total		297,548	100.0%

(1)	Based on the Non-Collateral Improvements underwritten rent roll dated March 1, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent are comprised of Non-Collateral Improvements underwritten base rent inclusive of contractual six month rent steps.

The following table presents certain information relating to the sole tenant based on net rentable area of the 500 Mamaroneck Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
Harrison Members LLC	NR/NR/NR	1,502,820	100.0%	$8.48	$2,522,053	100.0%	4/30/2122
Top Tenant		1,502,820	100.0%	$8.48	$2,522,053	100.0%

Other Tenants		0	0.0%	$0.00	$0	0.0%

Occupied Collateral Total / Wtd. Avg.		1,502,820	100.0%	$8.48	$2,522,053	100.0%
Vacant Space		0	0.0%

Collateral Total		1,502,820	100.0%

(1)	Based on the Ground Lease (as defined below).
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent are based on the 10-year average under the Ground Lease subject to yearly increases and adjustments based on CPI.
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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck

The following table presents certain information relating to the tenant lease expirations of the leasehold improvements at the Non-Collateral Improvements:

Non-Collateral Improvements Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	39,521	13.3%	NAP	NA	P	39,521	13.3%	NAP	NAP
2023 & MTM(2)	3	7,838	2.6	$89,216	1.2%		47,359	15.9%	$89,216	1.2%
2024	4	12,156	4.1	361,807	4.7		59,515	20.0%	$451,023	5.8%
2025	6	50,695	17.0	1,544,782	20.0		110,210	37.0%	$1,995,804	25.9%
2026	5	72,356	24.3	2,108,613	27.3		182,566	61.4%	$4,104,418	53.2%
2027	6	29,845	10.0	1,052,629	13.6		212,411	71.4%	$5,157,047	66.9%
2028	4	54,749	18.4	1,683,851	21.8		267,160	89.8%	$6,840,898	88.7%
2029	1	2,477	0.8	73,580	1.0		269,637	90.6%	$6,914,477	89.7%
2030	2	10,489	3.5	302,158	3.9		280,126	94.1%	$7,216,635	93.6%
2031	0	0	0.0	0	0.0		280,126	94.1%	$7,216,635	93.6%
2032	1	4,718	1.6	146,258	1.9		284,844	95.7%	$7,362,893	95.5%
2033	1	12,704	4.3	349,360	4.5		297,548	100.0%	$7,712,253	100.0%
2034 & Beyond	0	0	0.0	0	0.0		297,548	100.0%	$7,712,253	100.0%
Total	33	297,548	100.0%	$7,712,253	100.0%
(1)	Based on the Non-Collateral Improvements underwritten rent roll dated March 1, 2023.
(2)	CHO Enterprises and ESRT Conference Center are being treated as MTM leases.
(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and % of Cumulative UW Base Rent Expiring are comprised of Non-Collateral Improvements underwritten base rent inclusive of contractual six month rent steps.

The following table presents certain information relating to the operating history and Non-Collateral Improvements underwritten cash flows of the leasehold portion of the Non-Collateral Improvements:

Non-Collateral Improvements Operating History and Underwriting Net Cash Flow
	2019	2020	2021	2022	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$7,071,781	$6,782,912	$7,027,516	$7,383,360	$8,834,120	$29.69	106.7%
Rent Steps(3)	0	0	0	0	103,285	0.35	1.2
Reimbursements	698,073	672,557	806,254	815,223	564,817	1.90	6.8
Gross Potential Rent	$7,769,853	$7,455,468	$7,833,770	$8,198,584	$9,502,221	$31.94	114.8%
(Total Vacancy)	0	0	0	0	(1,225,151)	(4.12)	(14.8)
Net Rental Income	$7,769,853	$7,455,468	$7,833,770	$8,198,584	$8,277,070	$27.82	100.0%
Other Income	303,046	274,474	250,680	262,716	546,200	1.84	6.6
Effective Gross Income	$8,072,899	$7,729,942	$8,084,450	$8,461,300	$8,823,270	$29.65	106.6%
Total Expenses	4,395,066	3,686,779	3,798,653	4,340,338	3,794,600	12.75	43.0
Net Operating Income	$3,677,833	$4,043,163	$4,285,797	$4,120,962	$5,028,671	$16.90	57.0%
Total TI/LC, Capex/RR	0	0	0	0	0	0.00	0.0
Net Cash Flow	$3,677,833	$4,043,163	$4,285,797	$4,120,962	$5,028,671	$16.90	57.0%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(2)	Base Rent is based on the Non-Collateral Improvements underwritten rent roll dated as of March 1, 2023.
(3)	Rent Steps are based on six-month rent steps per the in-place rent roll.
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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck

The following table presents certain information relating to the operating history and underwritten cash flows of the leased fee portion of the 500 Mamaroneck Property:

Operating History and Underwriting Net Cash Flow
	Underwritten(1)	Per Square Foot	%(2)
Base Rent(3)	$2,522,053	$1.68	100.0%
Rent Steps	0	0.00	0.0
Reimbursements	0	0.00	0.0
Gross Potential Rent	$2,522,053	$1.68	100.0%
(Total Vacancy)	0	0.00	0.0
Net Rental Income	$2,522,053	$1.68	100.0%
Other Income	0	0.00	0.0
Effective Gross Income	$2,522,053	$1.68	100.0%
Total Expenses	0	0.00	0.0
Net Operating Income	$2,522,053	$1.68	100.0%
Total TI/LC, Capex/RR	0	0.00	0.0
Net Cash Flow	$2,522,053	$1.68	100.0%
(1)	Based on the underwritten rent roll as of March 1, 2023.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Base Rent is based on the 10-year average under the Ground Lease.
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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck

The Market. The 500 Mamaroneck Property is situated within the East I 287 / White Plains office submarket of the Westchester County office market. There are several large companies with corporate headquarters located in Harrison including MasterCard, PepsiCo, Atlas Air and subsidiary Polar Air Cargo, and Morgan Stanley. The subject’s location within Harrison Township is also about three miles south of the White Plains Central Business District, which has historically been the Central Business District for all of Westchester County and remains one of Westchester’s largest office and retail markets. The White Plains CBD contains over six million square feet of office space. According to Costar, there are 125 office buildings in the central business district including 20 class A office buildings. Over the past ten years the market had a compound annual growth rate of 0.3% per year. Vacancy has ranged from 13.9% to 18.0% with an average of 15.9%. As of the fourth quarter of 2022, the Westchester County office market had an inventory of 23,681,107 square feet with a current vacancy rate of 18.0% and an average asking rent of $30.31 per square foot. There have been no new constructions since 2018.

According to a third-party report, as of 2022, the East I 287 / White Plains office submarket had an inventory of 14,986,186 square feet, overall vacancy in the submarket of approximately 16.7% and average asking rents of $30.92 per square foot. According to a third-party market report, the 2022 population in the postal area of the 500 Mamaroneck Property was 13,085. The 2022 median household income within the same area was $136,303.

The following table presents certain information relating to comparable office leases for the Non-Collateral Improvements at the 500 Mamaroneck Property:

Comparable Offices and Leases(1)(2)
Property / Location(2)(3)	Tenant SF	Year Built / Renovated	Tenant	Rent PSF	Lease Date	Lease Term	Structure
500 Mamaroneck 500 Mamaroneck Road Harrison, NY	297,548(2)(3)	1986 / 2019	Various(3)	$29.89(2)(3)(4)	Various(2)(3)	Various(2)(3)	Modified Gross
3111 North Street White Plains, NY	2,622	1978 / 2008	Confidential	$32.00	Nov-22	10.0 Yrs.	Modified Gross
1230 Mamaroneck Avenue White Plains, NY	1,200	2005 / NAP	SKF	$32.00	Oct-22	3.0 Yrs.	Modified Gross
550 Mamaroneck Avenue Harrison, NY	4,964	1986 / NAP	Audiology Associates of Westchester	$31.32	Jun-22	11.0 Yrs.	Modified Gross
120 Bloomingdale Road White Plains, NY	28,944	1956 / NAP	Byram Healthcare Centers	$27.57	Feb-22	2.2 Yrs.	Modified Gross
1025 Winchester Avenue White Plains, NY	1,314	1976 / 1992	Confidential	$28.00	Aug-21	5.0 Yrs.	Modified Gross
1 N. Broadway White Plains, NY	5,083	1987 / NAP	Cognitive & Behavioral Consultants	$35.00	Feb-21	5.0 Yrs.	Modified Gross
(1)	Source: Appraisal unless otherwise indicated.
(2)	Refers to the Non-Collateral Improvements and leases compared to the Non-Collateral Improvements for the 500 Mamaroneck Property.
(3)	Based on the Non-Collateral Improvements underwritten rent roll dated March 1, 2023.
(4)	Rent PSF is comprised of underwritten base rent inclusive of contractual six month rent steps.

The Borrower. The borrower is Harrison NY Holdings LLC, a Delaware limited liability company. The borrower is structured as a single purpose bankruptcy-remote entity, with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 500 Mamaroneck Mortgage Loan. The non-recourse carveout guarantor and environmental indemnitor with respect to the 500 Mamaroneck Mortgage Loan is Abraham Hoffman.

The Borrower Sponsor. The borrower sponsor is Abraham Hoffman.

Property Management. The 500 Mamaroneck Property is self-managed.

Escrows and Reserves.

Tax Escrows – On a monthly basis during the continuance of a Trigger Period (as defined below), the borrower is required to deposit into a tax reserve, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, waived upon satisfaction of the Tax and Insurance Waiver Requirements (as defined below).

Insurance Escrows – During a Trigger Period, in the event that the borrower has not provided satisfactory evidence to the lender that the 500 Mamaroneck Property is covered by policies that are being maintained as part of a reasonably

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Annex B	BMO 2023-C5
No. 9 – 500 Mamaroneck

acceptable blanket insurance policy in accordance with the 500 Mamaroneck Mortgage Loan documents, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the annual estimated insurance premiums, waived upon satisfaction of the Tax and Insurance Waiver Requirements.

Replacement Reserve – On a monthly basis, the borrower is required to escrow approximately $24,796 for replacement reserves, waived upon (i) no event of default, (ii) the Ground Lease (as defined below) is in full effect, (iii) the Ground Lease obligates the Ground Lease Tenant to pay for any capital improvements at the 500 Mamaroneck Property, and (iv) the Ground Lease Tenant pays for any capital improvements at the 500 Mamaroneck Property.

Rollover Reserve –- On a monthly basis, the borrower is required to escrow approximately $5,482 for rollover reserves, waived upon (i) no event of default; (ii) the Ground Lease is in full effect.

The “Tax and Insurance Waiver Requirements” means (i) no event of default has occurred or is continuing, (ii) the Ground Lease is in full effect ,(iii) Ground Lease Tenant is required under the Ground Lease to pay all taxes for the 500 Mamaroneck Property directly to the appropriate governmental taxing authority and to maintain insurance covering the 500 Mamaroneck Property, (iv) the policies maintained by the Ground Lease Tenant covering the 500 Mamaroneck Property are approved by the lender, (v) Ground Lease Tenant pays all taxes with respect to the 500 Mamaroneck Property directly to the appropriate governmental taxing authority and the borrower delivers to the lender no less than five business days prior to the respective due dates evidence reasonably satisfactory to the lender of the timely payment of all taxes for the 500 Mamaroneck Property, (vi) the Ground Lease Tenant maintains all such insurance policies in full force and effect and the lender receives, no less than five business days prior to the lapse of such policies, evidence reasonably satisfactory to the lender that the Ground Lease Tenant has paid any and all insurance premiums together with evidence of renewals of such insurance policies, (vii) the Ground Lease Tenant has not expressed its intent to surrender, cancel or terminate the premises demised under the Ground Lease, including in connection with any Lease Sweep Tenant Party Insolvency Proceeding (as defined below) and (viii) the occurrence of a Lease Sweep Tenant Party Insolvency Proceeding with respect to the Ground Lease Tenant has not occurred.

Lockbox / Cash Management. The 500 Mamaroneck Mortgage Loan is structured with a hard lockbox and springing cash management upon the occurrence and continuance of a Trigger Period. The borrower is required to cause each tenant at the 500 Mamaroneck Property to deposit rents directly into a lender-controlled lockbox account. In addition, the borrower is required to cause all rents received by the borrower or property manager with respect to the 500 Mamaroneck Property to be deposited into such lockbox account within two business days. During the continuance of a Trigger Period, all funds in the lockbox account are required to be transferred each business day to a lender-controlled cash management account and disbursed in accordance with the 500 Mamaroneck Mortgage Loan documents, and excess funds on deposit in the cash management account (after payments of required monthly reserve deposits, debt service payment on the 500 Mamaroneck Mortgage Loan, operating expenses and cash management bank fees) will be applied in accordance with the 500 Mamaroneck Mortgage Loan documents.

A “Trigger Period” means a period commencing upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio is less than 1.05x for two consecutive calendar quarters, (iii) the commencement of a Lease Sweep Period (as defined below), and will end (x) with respect to clause (i) above, if the lender has accepted a cure of such event of default, (y) with respect to clause (ii) above, the debt service coverage ratio is at least equal to 1.10x for two consecutive calendar quarters, and (z) with respect to clause (iii) above, the end of such Lease Sweep Period.

A ”Lease Sweep Period” will commence on the first payment date following the occurrence of, (i) the borrower or manager receives notice from any tenant on a Lease Sweep Lease (as defined below) exercising a right to terminate their Lease Sweep Lease, (ii) the date that a Lease Sweep Lease is surrendered, cancelled or terminated prior to its expiration date, or the date that the borrower receives receipt of intent to surrender, cancel or terminate from any tenant on a Lease Sweep Lease, (iii) upon material non-monetary default by any tenant on a Lease Sweep Lease, and (iv) the occurrence of a Lease Sweep Tenant Party Insolvency Proceeding, and will end (w) with respect to clauses (i), (ii) and (iii) above, the occurrence of an Acceptable Lease Sweep Lease Event (as defined below) (x) with respect to clause (i) above, the termination option is revoked by the applicable tenant, (y) with respect to clause (iii) above, the date upon which the default has been cured and no other default under such Lease Sweep Lease occurs for a period of six consecutive months following such cure, and (z) with respect to clause (iv) above, either (a) the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated or (b) the applicable Lease Sweep Lease has been assumed by a third-party.

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No. 9 – 500 Mamaroneck

A “Lease Sweep Lease” means (i) the Ground Lease or (ii) any renewal or replacement lease with respect to all or a portion of the Lease Sweep Lease space.

An “Acceptable Lease Sweep Lease Event” means the entirety of the Lease Sweep Lease space is leased pursuant to one or more qualified leases in accordance with the 500 Mamaroneck Mortgage Loan documents.

A “Lease Sweep Tenant Party Insolvency Proceeding” means (i) the admission in writing by any tenant on a Lease Sweep Lease of its inability to pay its debts generally, or the making of a general assignment for the benefit of creditors, or the instituting by such tenant of any proceeding seeking to adjudicate it insolvent or seeking a liquidation or dissolution, or declaring bankruptcy or utilizing bankruptcy privileges, or (ii) the instituting of any proceeding against or with respect to any tenant on a Lease Sweep Lease seeking liquidation of its assets or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or the whole or any substantial part of its properties or assets.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. Not permitted.

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No. 10 – Sayville Plaza

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No. 10 – Sayville Plaza

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No. 10 – Sayville Plaza

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No. 10 – Sayville Plaza
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$28,000,000	Title:	Fee
Cut-off Date Principal Balance:	$28,000,000	Property Type – Subtype:	Retail – Anchored
% of IPB:	4.3%	Net Rentable Area (SF):	237,093
Loan Purpose:	Refinance	Location:	Bohemia, NY
Borrower:	Transform Bohemia NY LLC	Year Built / Renovated:	1969 / 2021
Borrower Sponsor:	Transform Midco LLC	Occupancy:	96.6%
Interest Rate:	7.65000%	Occupancy Date:	5/12/2023
Note Date:	5/15/2023	4th Most Recent NOI (As of)(4):	NAV
Maturity Date:	6/6/2028	3rd Most Recent NOI (As of)(4):	NAV
Interest-only Period:	60 months	2nd Most Recent NOI (As of)(4):	NAV
Original Term:	60 months	Most Recent NOI (As of)(4):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$4,738,005
Call Protection(1):	L(2),YM1(51),O(7)	UW Expenses:	$1,915,173
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$2,822,832
Additional Debt:	No	UW NCF:	$2,627,530
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$49,400,000 / $208
Additional Debt Type:	N/A	Appraisal Date:	3/13/2023

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$118
Taxes:	$108,377	$108,377	N/A	Maturity Date Loan / SF:	$118
Insurance:	$158,031	$15,803	N/A	Cut-off Date LTV(5):	52.6%
Replacement Reserves:	$0	$2,872	N/A	Maturity Date LTV(5):	52.6%
TI / LC Reserve:	$828,029	$13,403	N/A	UW NCF DSCR:	1.21x
Other Reserve(3):	$3,143,565	$0	N/A	UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$28,000,000	90.9%	Loan Payoff	$24,598,183	79.8%
Borrower Sponsor Equity	2,812,797	9.1	Upfront Reserves	4,238,003	13.8
			Closing Costs	1,976,612	6.4
Total Sources	$30,812,797	100.0%	Total Uses	$30,812,797	100.0%
(1)	Prepayment of the Sayville Plaza Mortgage Loan is permitted at any time on or after the end of the 60-day period commencing on the closing date of the BMO 2023-C5 securitization trust. The Yield Maintenance lockout period of 2 payments is based on the anticipated closing date of the BMO 2023-C5 securitization trust in June 2023. The actual lockout period may be longer.
(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(3)	Other Reserves include an initial (i) pad holdback reserve funds of $2,000,000 and (ii) landlord work reserve funds of $1,143,565. See “Escrows and Reserves” below.
(4)	Historical financial information is not available for the Sayville Plaza Property (as defined below) since the sponsor acquired the property in 2021.
(5)	Cut-off Date LTV and Maturity Date LTV calculations have been adjusted to net out the $2,000,000 pad holdback reserve deposited at origination of the Sayville Plaza Mortgage Loan. The unadjusted Cut-off Date LTV and Maturity Date LTV are 56.7% and 56.7%. See “Escrows and Reserves“ below.

The Loan. The tenth largest mortgage loan (the “Sayville Plaza Mortgage Loan”) is secured by the borrower’s fee interest in an anchored retail property totaling 237,093 square feet located in Bohemia, New York (the “Sayville Plaza Property”). The Sayville Plaza Mortgage Loan is expected to have an outstanding principal balance as of the Cut-off Date of $28,000,000. The Sayville Plaza Mortgage Loan was originated on May 15, 2023 by Citi Real Estate Funding Inc. and accrues interest at a fixed rate of 7.65000% and has an initial term of five years and is interest only for the full term. The first payment date for the Sayville Plaza Mortgage Loan is July 6, 2023.

The Property. The Sayville Plaza Property is an anchored retail center in Bohemia, New York totaling 237,093 square feet. The Sayville Plaza Property was originally constructed in 1969 and was recently renovated in 2021 after the sponsor acquired the property. The Sayville Plaza Property has 1,204 parking spaces resulting in a parking ratio of approximately

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Annex B	BMO 2023-C5
No. 10 – Sayville Plaza

5.08 spaces per 1,000 square feet. The Sayville Plaza Property is situated on an approximately 24.4-acre site and consists of a 229,767 square foot anchored retail center and two out parcel ground leased restaurants. The two restaurant parcels are ground leased to Taco Bell and Chick-Fil-A. Pursuant to each such ground lease, the applicable tenant is responsible for constructing certain improvements upon the leased parcels. Pursuant to the Sayville Plaza Mortgage Loan documents, if such tenants do not complete the applicable improvements by June 6, 2025 then the borrower must, no later than June 6, 2026 either (i) complete the work necessary to construct a “white box” shell building on each parcel or (ii) demolish any improvements constructed on the parcels. All unfunded obligations for these spaces were reserved at closing including tenant improvements, leasing commissions, free rent and gap rent.

The Sayville Plaza Property also benefits from primary street frontage along the Sunrise Highway and six shadow anchor buildings that include national tenants such as Old Navy, Burger King, and Chipotle. Since renovating the Sayville Plaza Property in 2021, the sponsor has executed leases with At Home, Floor & Décor, Jo-Ann Fabrics, Aldi, Chick-Fil-A and Taco Bell. As of May 12, 2023, the Sayville Plaza Property was 96.6% leased by the aforementioned six tenants with a weighted average lease term remaining of approximately 11.6 years as of the Cut-off Date.

Major Tenants. The three largest tenants based on underwritten base rent are At Home, Floor & Décor and Jo-Ann Fabrics.

At Home (88,728 square feet; 37.4% of NRA; 31.4% of underwritten base rent): Founded in 1979, At Home specializes in home furnishings and décor including living room furniture, outdoor seating and decorations, wall décor, rugs, curtains and seasonal items. At Home also features collections from designers Laila Ali, Tracey Boyd, Willow Crossley, Grace Mitchell and Ty Pennington. As of March 29, 2023, At Home had a total store count of 262. At Home has been at the Sayville Plaza Property since November 2021 under a lease expiring in June 2032 with three, five-year renewal options. The At Home lease has no co-tenancy provisions or termination options.

Floor & Décor (79,607 square feet; 33.6% of NRA; 24.1% of underwritten base rent): Founded in 2000, Floor & Décor is a specialty retailer of hard surface flooring, offering a selection of tile, wood, stone, related tools and flooring accessories. As of December 29, 2022, Floor & Décor operated 191 warehouse-format stores and five design studios across 36 states. Floor & Décor stores additionally offer free design services and dedicated pro sales teams. Floor & Décor has been at the Sayville Plaza Property since September 2021 under a lease expiring in September 2036 with four, five-year renewal options. The Floor & Décor lease has no co-tenancy provisions or termination options.

Jo-Ann Fabrics (31,484 square feet; 13.3% of NRA; 21.2% of underwritten base rent): Founded in 1943, Jo-Ann Fabrics is a fabric and crafts specialty retailer with approximately 850 stores in 49 states. Jo-Ann Fabrics offers a variety of merchandise used in sewing, crafting and home decorating including fabric, crafts, frames, artificial plants, and finished seasonal and home décor items. Jo-Ann Fabrics recently took occupancy at the Sayville Plaza Property in April 2023 under a lease expiring in January 2034 with three, five-year renewal options. The Jo-Ann Fabrics lease has no termination options.

Environmental. According to the Phase I environmental assessment dated March 15, 2023, there was no evidence of any recognized environmental conditions at the Sayville Plaza Property.

The following table presents certain information relating to the historical and current occupancy of the Sayville Plaza Property:

Historical and Current Occupancy(1)
2020	2021	2022	Current(2)
NAV	NAV	NAV	96.6%
(1)	Historical occupancies is not available for the Sayville Plaza Property since the sponsor acquired and subsequently renovated the property in 2021.
(2)	Current Occupancy is based on the underwritten rent roll dated May 12, 2023.
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Annex B	BMO 2023-C5
No. 10 – Sayville Plaza

The following table presents certain information relating to the largest tenants based on underwritten base rent at the Sayville Plaza Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Expiration Date
At Home(3)	NR/NR/NR	88,728	37.4%	$10.54	$935,000	31.4%	6/30/2032
Floor & Décor(4)	NR/BB/NR	79,607	33.6	$9.00	716,463	24.1	9/30/2036
Jo-Ann Fabrics(5)	B3/NR/NR	31,484	13.3	$20.00	629,680	21.2	1/31/2034
Aldi(6)	NR/NR/NR	21,948	9.3	$12.75	279,837	9.4	8/31/2037
Chick-Fil-A(7)(8)	NR/NR/NR	5,226	2.2	$47.84	250,000	8.4	5/31/2043
Taco Bell(8)(9)	NR/NR/NR	2,100	0.9	$78.57	165,000	5.5	4/1/2044
Total Occupied		229,093	96.6%	$12.99	$2,975,980	100.0%
Vacant Space		8,000	3.4
Total / Wtd. Avg.		237,093	100.0%
(1)	Based on the underwritten rent roll dated May 12, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	At Home has three, five-year renewal options remaining.
(4)	Floor & Décor has four, five-year renewal options remaining.
(5)	Jo-Ann Fabrics has three, five-year renewal options remaining.
(6)	Aldi has five, five-year renewal options remaining.
(7)	Chick Fil-A has six, five-year renewal options remaining.
(8)	Chick-Fil-A and Taco Bell have not yet taken possession of their respective premises. There can be no assurance that such tenants will complete their respective improvements, that such tenants’ leases will commence or that such tenants will take possession of the applicable premises and begin paying rent as expected or at all.
(9)	Taco Bell has four, five-year renewal options remaining.

The following table presents certain information relating to tenant lease expirations at the Sayville Plaza Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring		Cumulative Net Rentable Area Expiring		Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	8,000	3.4%	NAP	NA	P	8,000		3.4%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%		8,000		3.4%	$0	0.0%
2024	0	0	0.0	0	0.0		8,000		3.4%	$0	0.0%
2025	0	0	0.0	0	0.0		8,000		3.4%	$0	0.0%
2026	0	0	0.0	0	0.0		8,000		3.4%	$0	0.0%
2027	0	0	0.0	0	0.0		8,000		3.4%	$0	0.0%
2028	0	0	0.0	0	0.0		8,000		3.4%	$0	0.0%
2029	0	0	0.0	0	0.0		8,000		3.4%	$0	0.0%
2030	0	0	0.0	0	0.0		8,000		3.4%	$0	0.0%
2031	0	0	0.0	0	0.0		8,000		3.4%	$0	0.0%
2032	1	88,728	37.4	935,000	31.4		96,728		40.8%	$935,000	31.4%
2033	0	0	0.0	0	0.0		96,728		40.8%	$935,000	31.4%
2034 & Beyond	5	140,365	59.2	2,040,980	68.6		237,09	3	100.0%	$2,975,980	100.0%
Total	6	237,093	100.0%	$2,975,980	100.0%
(1)	Based on the underwritten rent roll dated May 12, 2023.
(2)	Certain tenants have more than one lease. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.
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Annex B	BMO 2023-C5
No. 10 – Sayville Plaza

The following table presents certain information relating to the underwritten cash flows at the Sayville Plaza Property:

.

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,975,980	$12.55	59.7%
Vacant Income	224,615	0.95	4.5
Gross Potential Rent	$3,200,595	$13.50	64.2%
Total Reimbursements	1,786,779	7.54	35.8
Net Rental Income	$4,987,374	$21.04	100.0%
(Vacancy/Credit Loss)	(249,369)	(1.05)	(5.0)
Effective Gross Income	$4,738,005	$19.98	95.0%
Real Estate Taxes	1,304,568	5.50	27.5
Insurance	180,607	0.76	3.8
Management Fee	142,140	0.60	3.0
Other Operating Expenses(3)	287,858	1.21	6.1
Total Expenses	$1,915,173	$8.08	40.4%
Net Operating Income	$2,822,832	$11.91	59.6%
Replacement Reserves	34,465	0.15	0.7
TI/LC	160,837	0.68	3.4
Net Cash Flow	$2,627,530	$11.08	55.5%
(1)	Historical financial information is not available for the Sayville Plaza Property since the sponsor acquired the property in 2021.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Other Operating Expenses primarily consists of repairs and maintenance and utilities expenses.

The Market. The Sayville Plaza Property is located within Suffolk County at 5151 Sunrise Highway in Bohemia, New York. The Sayville Plaza Property is part of the New York-Newark-Jersey City metro area and has frontage off of Sunrise Highway which provides primary access to the Sayville Plaza Property. Public transportation to the Sayville Plaza Property is provided by the Long Island Railroad Main Line at the Ronkonkoma Station and by the Suffolk County Transit bus.

According to the Appraisal, the Sayville Plaza Property is located with the Central Suffolk retail submarket. As of December 31, 2022, the Central Suffolk retail submarket had retail inventory of 27,191,359 square feet with a vacancy rate of 4.20% and an average asking rental rate of $24.07 per square foot. As of December 31, 2022, the Central Suffolk retail submarket reported completions of 24,831 square feet and positive net absorption of 179,694 square feet.

According to a third-party market research report, the estimated 2022 population within a one-, three-, and five-mile radius of the Sayville Plaza Property was 7,775, 71,829, and 180,002, respectively and the estimated 2022 average household income with the same radii was approximately $134,810, $150,581, and $144,943, respectively.

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Annex B	BMO 2023-C5
No. 10 – Sayville Plaza

The following table presents certain information relating to comparable retail leases to the Sayville Plaza Property:

Summary of Comparable Leases(1)
Property Name / Address	Location	Year Built / Renovated	Tenant	Lease Size (SF)	Rent/SF	Commencement	Lease Term (Months)
Sayville Plaza	Bohemia, NY	1969/2021	Various(2)	237,093(2)	$12.99(2)	Various(2)	Various(2)
561 Burnside Avenue	Inwood, NY	1988/NAP	Bingo Wholesale	61,669	$20.00	May-22	180
671 Old Town Road	Port Jefferson Road, NY	1972/NAP	Dollar Tree	22,500	$15.00	Nov-21	84
815 Old Country Road	Riverhead, NY	1965/NAP	Restaurant Depot	65,267	$16.00	Sep-21	186
30 Veterans Memorial Highway	Commack, NY	1958/2000	BJ's Wholesale Club	102,122	$17.29	Feb-21	240
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll as of May 12, 2023.

The Borrower. The borrower is Transform Bohemia NY LLC, a Delaware limited liability company and single purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sayville Plaza Mortgage Loan.

The Borrower’s Sponsor. The borrower sponsor and non-recourse carveout guarantor is Transform Midco LLC. Transform Midco LLC is an affiliate of Transformco Properties, which is the dedicated real estate investment and operating division of Transform Holdco LLC which is responsible for the management and monetization of a portfolio consisting of former Kmart and Sears properties around the United States. The borrower sponsor and nonrecourse carveout guarantor also provided a completion guaranty pursuant to which the borrower sponsor guaranteed the borrower’s obligations to complete the improvements required under the Taco Bell and Chick-Fil-A leases.

Property Management. The Sayville Plaza Mortgage Property is managed by TFP Property Management LLC, a borrower-affiliated management company.

Escrows and Reserves. At origination of the Sayville Plaza Mortgage Loan, the borrower deposited approximately (i) $108,377 into a reserve account for real estate taxes, (ii) $158,031 into a reserve account for insurance, (iii) $828,029 into a reserve account for tenant improvements and leasing commissions, (iv) $1,143,565 into a landlord work reserve account for the purposes of funding the borrower’s landlord work in connection with the leases for Taco Bell and Chick-Fil-A, and (v) $2,000,000 into a pad holdback reserve account.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $108,377).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $15,803).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $2,872.

TI/LC Reserve – On each monthly payment date the borrower is required to deposit into a tenant improvement and leasing commissions reserve an amount equal to approximately $13,403.

Pad Holdback Reserve Funds – At origination of the Sayville Plaza Mortgage Loan, the borrower was required to deposit $2,000,000 into a pad holdback reserve account ($1,200,000 of which is allocated for the Chick-Fil-A lease and $800,000 of which is allocated for the Taco Bell lease) (the “Pad Holdback Reserve Funds”) to be held as additional cash collateral for the Sayville Plaza Mortgage, portions of which are allocable to gap rent and leasing commissions due under the applicable leases for Taco Bell and Chick-Fil-A. The lender will disburse to the borrower the Pad Holdback Reserve Funds for Taco Bell or Chick-Fil-A, as applicable, upon satisfaction by the borrower, among other conditions set forth in the Sayville Plaza Mortgage Loan documents, of the following conditions (i) on the date the borrower requests such disbursement, no event of default and no Trigger Period (as defined below) exist and remain uncured; (ii) the improvements required to be

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No. 10 – Sayville Plaza

constructed by Taco Bell or Chick-Fil-A, as applicable, to each such tenant’s leased parcel pursuant to each tenant’s respective lease have been fully completed and (iii) Taco Bell or Chick-Fil-A, as applicable, are in possession of their applicable parcel improvements, are open for business and operating, and paying full and unabated rent.

Lockbox / Cash Management. The Sayville Plaza Mortgage Loan is structured with a hard lockbox and springing cash management. At origination of the Sayville Plaza Mortgage Loan, the borrower was required to deliver a notice to each tenant directing them to remit all payments under the applicable lease directly to the lender-controlled lockbox account. All funds received by the borrower, or the property manager, are required to be deposited in the lockbox account promptly following receipt. All funds deposited into the lockbox are required to be released to the borrower on each business day unless a Trigger Period exists and the lender elects to deliver a restricted account notice to the borrower. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the Sayville Plaza Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Sayville Plaza Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Sayville Plaza Mortgage Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 8.75% as of any calendar quarter, (iii) the occurrence of Specified Tenant Trigger Period (as defined below), and (iv) the failure of the guarantor to maintain a net worth of not less than $25,000,000 and liquid assets of not less than $2,500,000; and (B) expiring upon (1) with regard to clause (i) above, the cure (if applicable) of such event of default, (2) with regard to clause (ii) above, the date that the debt yield is equal to or greater than 8.75% for two consecutive calendar quarters, (3) with regard to clause (iii) above, a Specified Tenant Trigger Period ceasing to exist, and (iv) with regard to clause (iv) above, the date that the guarantor maintains a net worth of not less than $25,000,000 and liquid assets of not less than $2,500,000 for two consecutive calendar quarters.

A ”Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) any Specified Tenant (as defined below) being in monetary default or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) any Specified Tenant failing to be in actual, physical possession of its applicable Specified Tenant space (or applicable portion thereof), (iii) after a Specified Tenant has started paying rent and has opened for business, such Specified Tenant failing to be open for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof) for a period of 180 consecutive days, (iv) any Specified Tenant giving notice that it is terminating its lease for more than 25% of its applicable Specified Tenant space, (v) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of Specified Tenant, (vii) any Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior the applicable Specified Tenant extension deadline in accordance with the applicable terms and conditions thereof and hereof for five years, and (viii) any Specified Tenant ceasing to satisfy its applicable credit rating condition (a “Credit Rating Trigger”); and (B) expiring upon the first to occur of (1) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below); or (2) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) for a minimum term of five years, pursuant to one or more leases in accordance with the applicable terms and conditions of the Sayville Plaza Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of space demised under any such lease, all contingencies to effectiveness of each such lease having expired or been satisfied, each such lease having commenced and a rent commencement date having been established (without possibility of delay) and, in the lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition (as defined below) is satisfied in connection therewith.

A “Specified Tenant” means (i) At Home, (ii) Floor & Décor and/or (iii) Jo-Ann Fabrics.

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“Specified Tenant Cure Conditions” mean each of the following, as applicable (i) the applicable Specified Tenant has cured all monetary and material non-monetary defaults under the applicable Specified Tenant lease and no other such default under such Specified Tenant lease remains beyond applicable notice and cure periods, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof) and open for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease in accordance with clause (vii) of the definition of “Specified Tenant Trigger Period”, if the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms thereof and of the Sayville Plaza Mortgage Loan documents for five years and, in lender’s reasonable judgment, the applicable Specified Tenant Excess Cash Flow Condition is satisfied in connection therewith, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease, and (vii) in the event the Specified Tenant Trigger Period is due to a Credit Rating Trigger, the applicable Specified Tenant with respect to which such Credit Rating Trigger occurred maintains for at least two consecutive calendar quarters a long-term unsecured debt rating no lower than such entity’s rating as of the date of origination of the Sayville Plaza Mortgage Loan (if any) from S&P and an equivalent rating from each of the other rating agencies which rate such entity.

“Specified Tenant Excess Cash Flow Condition” means (a) with respect to curing any Specified Tenant Trigger Period by re-tenanting the applicable Specified Tenant space, sufficient funds have been accumulated in the excess cash flow account and the leasing reserve account (during the continuance of the subject Specified Tenant Trigger Period) to cover all anticipated leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any such re-tenanting; and (b) with respect to curing any Specified Tenant Trigger Period by renewal/extension of any Specified Tenant Lease, sufficient funds have been accumulated in the excess cash flow account and the leasing reserve account (during the continuance of the subject Specified Tenant Trigger Period) to cover all anticipated leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any such renewal/extension. In no event will any excess cash flow funds which are being utilized to satisfy the Specified Tenant Excess Cash Flow Condition with respect to the cure of any Specified Tenant Trigger Period be available, credited, or otherwise taken into account in satisfying the Specified Tenant Excess Cash Flow Condition with respect to any other Specified Tenant Trigger Period.

Subordinate Debt. None.

Mezzanine Debt. None.

Partial Release. On any business day on or after the date that is 60 days after the closing date of the BMO 2023-C5 securitization trust, the borrower may obtain the release of those certain portions of the Sayville Plaza Mortgage Property which are ground leased to Taco Bell and Chick-Fil-A, respectively, as more particularly described in the Sayville Plaza Mortgage Loan documents (each, a “Release Parcel”), upon a bona fide third-party sale of such Release Parcel, in each case, provided that, among other conditions: (i) immediately before such release, no event of default is continuing under the Sayville Plaza Mortgage Loan documents; (ii) the borrower (a) makes a prepayment of principal in an amount equal to the greater of (x) (A) with respect to the Release Parcel associated with Taco Bell, $1,750,000 and (B) with respect to the Release Parcel associated with Chick-Fil-A, $2,425,000 and (y) 90% of the net sales proceeds with respect to such Release Parcel, and (b) in the event that, after giving effect to such transfer and prepayment pursuant to subclause (a), the ratio of the unpaid principal balance of the Sayville Plaza Mortgage Loan to the value of the remaining property is more than 125%, the principal balance of the Sayville Plaza Mortgage Loan must be prepaid by an amount equal to the least of the following amounts: (1) the net sales proceeds of such sale; (2) the fair market value of such Release Parcel at the time of the release; and (3) an amount such that the loan-to-value ratio of the Sayville Plaza Mortgage Loan does not increase after the release of such Release Parcel, unless the lender receives an opinion of counsel that if such amount is not paid, the applicable securitization will not fail to maintain its status as a REMIC Trust as a result of the release of such Release Parcel; (iii) the borrower delivers a REMIC opinion, (iv) as of the date of the consummation of the partial release, after giving effect to the release, the debt service coverage ratio and debt yield with respect to the remaining Sayville Plaza Mortgaged Property is

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No. 10 – Sayville Plaza

no less than the greater of (a) the debt service coverage ratio and debt yield as of the date of origination of the Sayville Plaza Mortgage Loan and (b) the debt service coverage ratio and debt yield for the remaining Sayville Plaza Mortgaged Property immediately prior to the consummation of the partial release; and (v) as of the date of the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Sayville Plaza Mortgaged Property is no greater than the lesser of (a) the loan-to-value ratio as of the date of origination of the Sayville Plaza Mortgage Loan and (b) the loan-to-value ratio for the remaining Sayville Plaza Mortgaged Property immediately prior to the consummation of the partial release.

Ground Lease. None

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No. 11 – Jaylor – Burger King Portfolio
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$28,000,000	Title(5):	Various
Cut-off Date Principal Balance(1):	$27,916,343	Property Type – Subtype:	Retail – Single Tenant
% of IPB:	4.2%	Net Rentable Area (SF):	304,641
Loan Purpose:	Refinance	Location(6):	Various
Borrowers:	JL Holdings I, LLC and	Year Built / Renovated(7):	Various / Various
	JL Group Holdings I, LLC	Occupancy:	100.0%
Borrower Sponsor:	Matthew Schoenberg	Occupancy Date:	5/2/2023
Interest Rate:	6.91000%	4th Most Recent NOI (As of):	$10,411,701 (12/31/2020)
Note Date:	5/2/2023	3rd Most Recent NOI (As of):	$10,314,368 (12/31/2021)
Maturity Date:	5/6/2033	2nd Most Recent NOI (As of):	$10,604,683 (12/31/2022)
Interest-only Period:	None	Most Recent NOI (As of):	$10,634,359 (TTM 2/28/2023)
Original Term:	120 months	UW Economic Occupancy:	97.0%
Original Amortization Term:	180 months	UW Revenues:	$11,556,639
Amortization Type:	Amortizing Balloon	UW Expenses:	$1,089,557
Call Protection(2)(3):	L(25),YM1(88),O(7)	UW NOI:	$10,467,083
Lockbox / Cash Management:	Hard / Springing	UW NCF:	$10,162,079
Additional Debt(1):	Yes	Appraised Value / Per SF:	$172,275,000 / $566
Additional Debt Balance(1):	$24,925,306	Appraisal Date(8):	Various
Additional Debt Type(1):	Pari Passu

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$173
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$81
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	30.7%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	14.3%
Deferred Maintenance:	$0	Springing	N/A	UW NCF DSCR:	1.79x
Other Reserve(4):	$200,000	Springing	N/A	UW NOI Debt Yield:	19.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$53,000,000	100.0%	Loan Payoff	$46,601,062	87.9%
			Closing Costs	5,540,232	10.5
			Sponsor Equity	658,706	1.2
			Upfront Reserves	200,000	0.4
Total Sources	$53,000,000	100.0%	Total Uses	$53,000,000	100.0%
(1)	The Jaylor – Burger King Portfolio Mortgage Loan (as defined below) is part of the Jaylor – Burger King Portfolio Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original balance of $53,000,000. The Financial Information in the chart above is based on the aggregate outstanding principal balance as of the Cut-off Date of the Jaylor – Burger King Portfolio Whole Loan.
(2)	Prepayment of the Jaylor – Burger King Portfolio Whole Loan is permitted (with the payment of a yield maintenance premium) at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Jaylor – Burger King Portfolio Whole Loan to be securitized and (b) May 2, 2026. The assumed Yield Maintenance lockout period of 25 payments is based on the anticipated closing date of the BMO 2023-C5 securitization trust in June 2023. The actual lockout period may be longer.
(3)	The borrower is permitted to release one or more of the Jaylor - Burger King Portfolio Properties (as defined below) at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Jaylor – Burger King Portfolio Whole Loan to be securitized and (b) May 2, 2026 and prior to the maturity date, or, in the case of the KC Closed Stores (Burger King #02831 - Olathe, KS, Burger King #03685 - Kansas City, MO and Burger King #04330 - Kansas City, MO), at any time after the securitization of all three of the promissory notes representing the Jaylor – Burger King Portfolio Whole Loan, to obtain the release of any eligible individual property among certain conditions in the loan agreement being met, including: after giving effect to the release, (i) the DSCR for the remaining properties shall be greater than the greater of (a) the DSCR as of loan closing of 1.79x or (b) the DSCR for the remaining properties (including the individual property requested to be released) immediately preceding the release of the applicable individual property and (ii) borrowers shall partially prepay the debt in an amount equal to the release price for the released property (with any applicable prepayment).
(4)	Other Initial reserves include (i) a ground rent reserve of $100,000, and (ii) an insurance deductible reserve of $100,000. Other Monthly reserves include (i) a springing ground rent reserve and (ii) a springing deferred maintenance reserve.
(5)	Of the locations which comprise the Jaylor – Burger King Portfolio Properties, 85 are secured by the borrowers’ fee interest, eight are secured by the borrowers’ leasehold interest and six are secured by the borrowers’ fee / leasehold interest.
(6)	The Jaylor – Burger King Portfolio Properties are located in Louisiana, Alabama, Mississippi, Missouri, Kansas and Florida.
(7)	The Jaylor – Burger King Portfolio Properties were built between 1964 and 2011 and were renovated between 2012 and 2022.
(8)	The Appraised Value reflects the aggregate “as-is” value of each of the Jaylor – Burger King Portfolio Properties between March 9, 2023 and March 27, 2023.
B-104

Annex B	BMO 2023-C5
No. 11 – Jaylor – Burger King Portfolio

The Loan. The eleventh largest mortgage loan (the “Jaylor – Burger King Portfolio Mortgage Loan”) is part of a whole loan (the “Jaylor – Burger King Portfolio Whole Loan”) secured by the borrowers’ fee, leasehold and fee / leasehold interests in a portfolio of 99 retail properties totaling 304,641 square feet across Louisiana, Alabama, Mississippi, Missouri, Kansas and Florida (collectively, the “Jaylor – Burger King Portfolio Properties”). The Jaylor – Burger King Portfolio Whole Loan is comprised of three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $52,841,649. The Jaylor – Burger King Portfolio Whole Loan was originated on May 2, 2023 by CREFI and has 10-year term that amortizes on a 15-year amortization schedule and accrues interest at a fixed rate of 6.91000% per annum. The scheduled maturity date of the Jaylor – Burger King Portfolio Whole Loan is May 6, 2033. The Jaylor – Burger King Portfolio Mortgage Loan is evidenced by the controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $27,916,343. The Jaylor – Burger King Portfolio Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-C5 securitization. The relationship between the holder of the Jaylor – Burger King Portfolio Mortgage Loan Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$28,000,000	$27,916,343	BMO 2023-C5	Yes
A-2	$20,000,000	$19,940,245	CREFI(1)	No
A-3	$5,000,000	$4,985,061	CREFI(1)	No
Whole Loan	$53,000,000	$52,841,649
(1)	Expected to be contributed to one or more securitization trust(s).

The Properties. The Jaylor – Burger King Portfolio Properties are comprised of 99 single tenant retail properties totaling 304,641 square feet located across six states: Louisiana, Alabama, Mississippi, Missouri, Kansas and Florida. None of the Jaylor – Burger King Portfolio Properties represent more than 1.9% of the Cut-off Date Principal Balance of the Jaylor – Burger King Portfolio Mortgage Loan by allocated loan amount. Of the 99 properties, 85 are fee simple, eight are leasehold and six are fee and leasehold.

The Jaylor – Burger King Portfolio Properties are situated in a mix of locations including retail corridors, within immediate proximity to highways or interstate exit ramps and urban infill locations. GPS Hospitality Partners IV, LLC operates each of the Jaylor – Burger King Portfolio Properties as a Burger King pursuant to franchise agreements with Burger King Corporation. As of May 2, 2023, the Jaylor – Burger King Portfolio Properties were 100.0% occupied with average rents of $34.32 per square foot.

Major Tenant.

GPS Hospitality Partners IV, LLC (304,641 square feet; 100.0% of NRA; 100.0% of underwritten base rent): The sole tenant, GPS Hospitality Partners IV, LLC is a subsidiary of GPS Hospitality, a privately held franchisee of quick service restaurants, including Popeyes Louisiana Kitchen, Burger King, and Pizza Hut. Founded in 2012, GPS Hospitality employs over 10,000 people and currently operates approximately 500 restaurants in 13 states nationwide. GPS Hospitality Partners IV has been a tenant at the Jaylor – Burger King Portfolio Properties since 2005 pursuant to two master leases. The master leases expire June 5, 2034, with options to renew through June 5, 2049, except with respect to any property subject to a ground lease.

The following table presents certain information relating to the historical and current occupancy of the Jaylor – Burger King Portfolio Properties:

Historical and Current Occupancy(1)
2020	2021	2022	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are the annual average physical occupancy of each respective year.
(2)	Current Occupancy is based on the underwritten rent roll dated May 2, 2023.
B-105

Annex B	BMO 2023-C5
No. 11 – Jaylor – Burger King Portfolio

The following table presents certain information relating to the sole tenant at the Jaylor – Burger King Portfolio Properties:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
GPS Hospitality Partners IV, LLC(4)(5)	NR/NR/NR	304,641	100.0%	$34.32	$10,456,683	100.0%	6/5/2034(6)
Total Occupied		304,641	100.0%	$34.32	$10,456,683	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		304,641	100.0%
(1)	Based on the underwritten rent roll dated May 2, 2023.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include contractual rent steps totaling $205,033 which are underwritten through March 2024.
(4)	GPS Hospitality Partners IV, LLC has the right to terminate its lease upon the landlord prepaying the loan in whole with 90 days written notice and the payment of a termination fee. Termination is also subject to all underlying leases then in effect being simultaneously terminated.
(5)	GPS Hospitality Partners IV, LLC is subleasing its space to Tasty King of Missouri, LLC or Tasty King of Kansas, LLC at seven of the Jaylor – Burger King Portfolio Properties totaling 25,405 square feet.
(6)	The two master leases expire June 5, 2034, with options to renew though June 5, 2049, except with respect to the 14 Jaylor – Burger King Portfolio Properties subject to a ground lease. The master lease term is tied to the ground lease term for the respective ground lease property.

The following table presents certain information relating to tenant lease expiration at the Jaylor – Burger King Portfolio Properties:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2034 & Beyond(3)	2	304,641	100.0	10,456,683	100.0%	304,641	100.0%	$10,456,683	100.0%
Total	2	304,641	100.0%	$10,456,683
(1)	Based on the underwritten rent roll dated May 2, 2023.
(2)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include contractual rent Steps totaling $205,033 which are underwritten through March 2024.
(3)	The lease expiration of GPS Hospitality Partners IV, LLC is pursuant to two master leases.
B-106

Annex B	BMO 2023-C5
No. 11 – Jaylor – Burger King Portfolio

The following table presents certain information relating to operating history and underwritten cash flows at the Jaylor – Burger King Portfolio Properties:

Operating History and Underwritten Net Cash Flow
	2020	2021	2022	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$9,628,794	$9,821,373	$10,017,792	$10,050,637	$10,251,650	$33.65	98.0%
Contractual Rent Steps(3)	0	0	0	0	205,033	$0.67	2.0
Net Rental Income	$9,628,794	$9,821,373	$10,017,792	$10,050,637	$10,456,683	$34.32	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(339,574)	($1.11)	(3.2)
Other Income(4)	1,846,566	1,561,224	1,673,452	1,673,458	1,439,530	$4.73	13.8
Effective Gross Income	$11,475,361	$11,382,597	$11,691,244	$11,724,095	$11,556,639	$37.94	110.5%
Ground Rent	604,645	612,925	618,911	620,772	627,291	$2.06	5.4
Management Fee	459,014	455,304	467,650	468,964	462,266	$1.52	4.0
Total Expenses	$1,063,660	$1,068,229	$1,086,561	$1,089,736	$1,089,557	$3.58	9.4%
Net Operating Income	$10,411,701	$10,314,368	$10,604,683	$10,634,359	$10,467,083	$34.36	90.6%
Replacement Reserves	0	0	0	0	0	$0.00	0.0
TI/LC	0	0	0	0	305,004	$1.00	2.6
Net Cash Flow	$10,411,701	$10,314,368	$10,604,683	$10,634,359	$10,162,079	$33.36	87.9%
(1)	TTM reflects the trailing 12-month period ending February 28, 2023.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Contractual Rent Steps include contractual rent Steps totaling $205,033 which are underwritten through March 2024.
(4)	Other Income includes percentage rent, 2023 transaction costs rent (per the master lease, these costs are passed through to the tenant and are considered a component of rent), sign income and other miscellaneous items associated with the operation of a Burger King store.

The Market. The 99 properties comprising the Jaylor – Burger King Portfolio Properties are located across six states and have the following state concentrations based on total square footage: Louisiana (57 properties) – 56.8%, Alabama (22 properties) – 22.8%, Mississippi (nine properties) – 8.2%, Kansas (three properties) – 4.2%, Missouri (four properties) – 4.1% and Florida (four properties) – 3.9%.

B-107

Annex B	BMO 2023-C5
No. 12 – Montreal Beach Resort
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSPRT	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$26,250,000	Title:	Fee
Cut-off Date Principal Balance:	$26,250,000	Property Type - Subtype:	Hospitality – Full Service
% of Pool by IPB:	4.0%	Net Rentable Area (Rooms):	70
Loan Purpose:	Refinance	Location:	Cape May, NJ
Borrower:	Madison Cape May, LLC	Year Built / Renovated:	1966 / 2022
Borrower Sponsor:	Daniel T. Alicea	Occupancy / ADR / RevPAR:	54.4% / $363.54 / $197.78
Interest Rate:	7.50000%	Occupancy / ADR / RevPAR Date:	TTM 4/30/2023
Note Date:	5/12/2023	4th Most Recent NOI (As of):	$1,141,160 (12/31/2020)
Maturity Date:	6/6/2033	3rd Most Recent NOI (As of):	$2,600,857 (T-11 11/30/2021)
Interest-only Period:	12 months	2nd Most Recent NOI (As of):	$4,429,787 (12/31/2022)
Original Term:	120 months	Most Recent NOI (As of):	$4,541,037 (TTM 4/30/2023)
Original Amortization Term:	360 months	UW Occupancy / ADR / RevPAR:	54.4% / $358.34 / $194.96
Amortization Type:	Interest Only, Amortizing Balloon	UW Revenues:	$10,604,700
Call Protection:	L(24), D(92), O(4)	UW Expenses:	$6,299,852
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$4,304,848
Additional Debt:	No	UW NCF:	$3,880,660
Additional Debt Balance:	N/A	Appraised Value / Per Room:	$42,500,000 / $607,143
Additional Debt Type:	N/A	Appraisal Date:	1/3/2023

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$375,000
Taxes:	$17,875	$8,937	N/A	Maturity Date Loan / Room:	$337,277
Insurance:	$180,905	$41,896	N/A	Cut-off Date LTV:	61.8%
FF&E Reserve(1):	$0	$35,349	N/A	Maturity Date LTV:	55.6%
Other Reserve(2):	$0	Springing	$1,650,000	UW NCF DSCR:	1.76%
				UW NOI Debt Yield:	16.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$26,250,000	99.6%	Loan Payoff	$25,500,000	96.8%
Borrower Sponsor Equity	99,054	0.4	Closing Costs Upfront Reserves	650,274 198,780	2.5 0.8
Total Sources	$26,349,054	100.0%	Total Uses	$26,349,054	100.0%
(1)	The borrower is required to deposit into an FF&E reserve, on a monthly basis, an amount equal to 4% of Total Revenue which is initially estimated to be $35,349.
(2)	The Other Reserve consists of a Seasonality Reserve. The borrower is required to deposit $300,000 on each monthly payment date in July, $650,000 each monthly payment date in August, $500,000 on each monthly payment date in September, and $200,000 on each monthly payment date in October.

The Loan. The twelfth largest mortgage loan (the “Montreal Beach Resort Mortgage Loan”) has an outstanding principal balance as of the Cut-off Date of $26,250,000 which is secured by a first lien mortgage on the borrower’s fee interests in a 70-room, full-service hotel in Cape May, New Jersey (the “Montreal Beach Resort Property”). The Montreal Beach Resort Mortgage Loan has a 10-year term and is interest only for the first year of the term and amortizes on a 30-year schedule thereafter.

B-108

Annex B	BMO 2023-C5
No. 12 – Montreal Beach Resort

The Property. The Montreal Beach Resort Property is a 70-room, full-service resort, located in Cape May, New Jersey and situated on a 1.22-acre site. The Montreal Beach Resort Property consists of one four-story structure with a guestroom configuration of 60 suites and 10 standard rooms, along with a hotel restaurant (Harry’s Ocean Bar & Grill) containing a 274-person seating capacity, and a liquor store (The Wine Cellar). The Montreal Beach Resort Property also includes an outdoor swimming pool, fitness center, roof top bar, and beach access with cabanas. All guestrooms include an oceanfront view and have been renovated with new furniture, bedding, flooring, shower and tub fixtures, and countertops providing a modern finish. The Montreal Beach Resort Property is located at the intersection of Beach Avenue and Madison Avenue in central Cape May and features 88 onsite parking spaces (approximately 1.26 spaces per room). As of April 30, 2023, the Montreal Beach Resort Property was 54.4% occupied with an ADR of $363.54 and RevPAR of $197.78.

The following tables present certain information relating to the historical occupancy of the Montreal Beach Resort Property:

Historical Occupancy, ADR, RevPAR
	Competitive Set(1) (2)			Montreal Beach Resort(3)						Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy		ADR		RevPAR		Occupancy	ADR	RevPAR
2021	57.9%	$417.13	$241.54	52.0%	(3)	$342.30	(3)	$178.00	(3)	89.8%	82.1%	73.7%
2022	57.0%	$463.34	$264.07	52.5%		$370.10		$194.42		92.2%	79.9%	73.6%
(1)	Data obtained from Appraisal.
(2)	The competitive set consists of the following hotels: Congress Hall Hotel, Virginia Hotel, Star Perry Street, La Mer Motor Inn, Icona Diamond Beach, and Ocean Club Hotel.
(3)	As of T-11 11/30/2021. The property was acquired in December 2021 by the Sponsor.

The Market. The Montreal Beach Resort Property is situated on the northwest corner of Madison Ave (which runs north to south) and Beach Ave (which runs east to west) within the city of Cape May, in the county of Cape May, New Jersey. The city of Cape May is known for its popular beaches and historic attractions. Cape May attracts thousands of tourists during the warmer months to visit the beaches, partake in bird watching, or enjoy the Victorian architecture of the area. The area is considered one of the country’s oldest seaside resort cities and benefits from its numerous restaurant and retail venues, as well as a variety of attractions and festivals. The local market is largely dependent on tourism and is strongest from May through October. The area benefits from its drive to location from several major cities, including Philadelphia, New York, Baltimore, and Washington, D.C. The greater Jersey Shore markets, inclusive of the beachfront hotels within the competitive set, rebounded quickly given the short driving times from the primary markets in the region. Occupancy also remained strong despite the impact of new supply. According to the appraisal, estimated in 2022, the Cape May submarket exhibited 58.3% occupancy, $456.18 ADR, and $265.84 RevPAR.

B-109

Annex B	BMO 2023-C5
No. 12 – Montreal Beach Resort

The following table presents certain information relating to the operating history and underwritten cash flows of the Montreal Beach Resort Property:

Operating History and Underwritten Net Cash Flow
	2020(1)	2021(2)	2022	TTM(3)	Underwritten	Per Room	%(4)
Occupancy	34.1%	52.0%	52.5%	54.4%	54.4%
ADR	$336.25	$342.30	$370.10	$363.54	$358.34
RevPAR	$114.55	$178.00	$194.42	$197.78	$194.96
Room Revenue	$2,885,000	$4,482,822	$4,896,449	$4,981,203	$4,981,203	$71,160	47.0%
Other Revenue(5)	3,543,000	4,983,155	5,588,103	5,623,497	5,623,497	$80,336	53.0%
Total Revenue	$6,428,000	$9,465,978	$10,484,552	$10,604,700	$10,604,700	$151,496	100.0%
Room Expense	$736,000	$1,214,472	$818,391	$888,539	$888,539	$12,693	8.4%
Other Departmental Expenses	2,720,000	3,484,474	3,100,017	3,094,211	3,094,211	44,203	29.2
Departmental Expenses	$3,456,000	$4,698,945	$3,918,408	$3,982,750	$3,982,750	$56,896	37.6%
Departmental Profit	$2,972,000	$4,767,032	$6,566,144	$6,621,950	$6,621,950	$94,599	62.4%
Management Fee(6)	$192,840	$283,979	$314,537	$318,141	$318,141	$4,545	3.0%
Marketing and Franchise Fee	126,000	145,586	75,273	64,820	64,820	926	0.6
Other Undistributed Expenses	1,069,000	1,256,940	1,390,505	1,341,912	1,341,912	19,170	12.7
Total Undistributed Expenses	$1,387,840	$1,686,505	$1,780,315	$1,724,873	$1,724,873	$24,641	16.3%
Gross Operating Profit	$1,584,160	$3,080,527	$4,785,829	$4,897,077	$4,897,077	$69,958	46.2%
Real Estate Taxes	$230,000	$198,688	$102,713	$102,708	$104,126	$1,488	1.0%
Property Insurance	213,000	280,983	253,329	253,332	488,103	6,973	4.6
Total Other Expenses	$443,000	$479,670	$356,042	$356,040	$592,229	$8,460	5.6%
Net Operating Income	$1,141,160	$2,600,857	$4,429,787	$4,541,037	$4,304,848	$61,498	40.6%
FF&E(7)	257,120	378,639	419,382	424,188	424,188	6,060	4.0
Net Cash Flow	$884,040	$2,222,217	$4,010,405	$4,116,849	$3,880,660	$55,438	36.6%
(1)	2020 is based on Summary Financials provided by the Sponsor from the previous owner of the Montreal Beach Resort Property.
(2)	2021 is based on T-11 11/30/2021. The Montreal Beach Resort Property was acquired by the borrower sponsor in December 2021.
(3)	TTM represents the trailing 12-month period ending April 30, 2022.
(4)	% column is based off Total Revenue.
(5)	Other Revenue includes Food & Beverage, Wine Cellar Sales, Resort Fees, and Other Operated Departments Revenue. The hotel restaurant and the Wine Seller are operated by an affiliate (“F&B Operator”) pursuant to a lease under which F&B Operator is required to pay base rent in the amount of $7,325 per month plus additional rent (which additional rent includes revenue from the hotel restaurant and the Wine Seller for the prior month). The rent under the lease was underwritten.
(6)	Management Fee normalized to 3.0%.
(7)	FF&E normalized to 4.0%.
B-110

Annex B	BMO 2023-C5
No. 13 – Philadelphia Life Science Portfolio
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$23,000,000	Title:	Fee
Cut-off Date Principal Balance:	$23,000,000	Property Type – Subtype:	Industrial – Various
% of IPB:	3.5%	Net Rentable Area (SF):	301,344
Loan Purpose:	Refinance	Location:	Philadelphia, PA
Borrowers:	NexPoint Dungan DST and NexPoint Orthodox DST	Year Built / Renovated:	Various / NAP
		Occupancy:	100.0%
Borrower Sponsor:	NexPoint Real Estate Advisors, L.P.	Occupancy Date:	4/12/2023
Interest Rate:	6.16000%	4th Most Recent NOI (As of)(2):	NAV
Note Date:	4/12/2023	3rd Most Recent NOI (As of)(2):	NAV
Maturity Date:	5/1/2033	2nd Most Recent NOI (As of)(2):	NAV
Interest-only Period:	120 months	Most Recent NOI (As of)(2):	NAV
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization Term:	None	UW Revenues:	$4,050,644
Amortization Type:	Interest Only	UW Expenses:	$1,077,649
Call Protection:	L(25),D(92),O(3)	UW NOI:	$2,972,995
Lockbox / Cash Management:	Hard / In Place	UW NCF:	$2,781,786
Additional Debt:	No	Appraised Value / Per SF:	$55,800,000 / $185
Additional Debt Balance:	N/A	Appraisal Date:	1/18/2023
Additional Debt Type:	N/A

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$76
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$76
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	41.2%
Replacement Reserves:	$200,000	Springing	$200,000	Maturity Date LTV:	41.2%
TI/LC Reserve(1):	$600,000	Springing	N/A	UW NCF DSCR:	1.94x
Deferred Maintenance:	$2,025,586	$0	N/A	UW NOI Debt Yield:	12.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$23,000,000	66.9%	Loan Payoff	$27,011,855	78.6%
Borrower Sponsor Equity	11,380,509	33.1	Closing Costs	4,543,067	13.2
			Reserves	2,825,586	8.2
Total Sources	$34,380,509	100.0%	Total Uses	$34,380,509	100.0%
(1)	Monthly deposits equal to approximately $17,578 will commence upon the balance of the TI/LC Reserve falling below $550,000, and such deposits will then continue for the term of the Philadelphia Life Science Portfolio Mortgage Loan (as defined below).
(2)	Historical NOI is not available as the Philadelphia Life Science Portfolio Properties were acquired in January 2023 in a sale-leaseback transaction.

The Loan. The thirteenth largest mortgage loan (the “Philadelphia Life Science Portfolio Mortgage Loan”) is secured by the borrowers’ fee interest in two industrial properties located in Philadelphia, Pennsylvania (the “Philadelphia Life Science Portfolio Properties”). The Philadelphia Life Science Portfolio Mortgage Loan was originated on April 12, 2023, by KeyBank National Association (“Keybank”). The Philadelphia Life Science Portfolio Mortgage Loan has a 10-year interest only term and accrues interest at a rate of 6.16000% per annum.

The Properties. The Philadelphia Life Science Portfolio Properties consist of one industrial warehouse/distribution property and one industrial R&D property, with an aggregate of 301,344 square feet. The Philadelphia Life Science Portfolio Properties are located in Philadelphia, Pennsylvania, approximately four miles apart and are 100.0% occupied by Adare Pharma Solutions (“Adare”), formerly known as Frontida BioPharm LLC. The Philadelphia Life Science Portfolio Properties were acquired by affiliates of CMP Management, LLC in January 2023 in a sale-leaseback transaction from Adare, and immediately subsequent to that transaction, the membership interests in the Philadelphia Life Science Portfolio Properties were transferred to the borrowers for a total consideration of $55,000,000, resulting in a loan-to-purchase price ratio of 41.8%.

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Annex B	BMO 2023-C5
No. 13 – Philadelphia Life Science Portfolio

The following table presents certain information relating to the Philadelphia Life Science Portfolio Properties:

Portfolio Summary
Property Name	Property Subtype	Year Built	Net Rentable Area (SF)(1)	Allocated Loan Amount (“ALA”)	% of ALA	% of UW NCF	Appraised Value(2)	% Office	Clear Heights (ft.)	Dock Doors
Adare Dungan	Warehouse/Distribution	1960	172,107	$12,342,051	53.7%	52.2%	$29,942,889	20.2%	18	8
Adare Orthodox	R&D	1960, 1962, 1993	129,237	10,657,949	46.3	47.8	25,857,111	32.9%	16 - 23	6
Total			301,344	$23,000,000	100.0%	100.0%	$55,800,000			14
(1)	Based on underwritten rent rolls dated as of April 12, 2023.
(2)	Only one Appraised Value was received for the Philadelphia Life Science Portfolio Properties. The individual Appraised Values were allocated based on the ALA.

Adare Dungan. The “Adare Dungan Property” is a 172,107 square foot, industrial warehouse/distribution property containing one, single-story building with mezzanine space, located in northeastern Philadelphia, Pennsylvania. Situated on 12.1 acres, the improvements were constructed in 1960. The Adare Dungan Property is 100.0% occupied by Adare, which utilizes the building as a packaging and temperature-controlled warehouse and distribution facility, with four commercial packaging lines and one powder filling line. Representing the primary global distribution hub for Adare, the Adare Dungan Property has current packaging capacity of approximately four billion tablets and capsules. The Adare Dungan Property features eight dock doors, 18 foot clear heights and approximately 20.2% office buildout. The immediate area is primarily residential along secondary roadways, with retail commercial developments located along Cottman Road/State Route 73 and Dungan Road. Cottman Road/State Route 73 is less than one mile to the southwest of the Adare Dungan Property and provides direct access to U.S. Route 1.

Adare Orthodox. The “Adare Orthodox Property” is a 129,237 square foot, industrial R&D property containing three, interconnected one and two-story buildings, located in northeastern Philadelphia, Pennsylvania. Situated on 6.4 acres, the improvements were constructed in 1960, 1962, and 1993. The Adare Orthodox Property is 100.0% occupied by Adare, which utilizes the buildings as a development and manufacturing facility. The Adare Orthodox Property has a manufacturing capacity of approximately three billion tablets and capsules annually and offers two analytical laboratories housing over 100 instruments. The Adare Orthodox Property features six dock doors, 16 to 23 foot clear heights and approximately 32.9% office buildout. The immediate area is primarily retail, industrial and residential. The Adare Orthodox Property benefits from frontage along Orthodox Street. Interstate 95, which provides access to multiple population centers within the region, is approximately two miles to the southeast.

Sole Tenant.

Adare Pharma Solutions (301,344 square feet; 100.0% NRA; 100.0% of underwritten base rent): Adare is a specialty contract development and manufacturing organization providing advanced pharmaceutical technology and microbiome platforms to develop novel and improved medicines and therapies for the global market. Adare has developed and manufactured more than 65 products sold by customers in more than 100 countries globally. Adare’s pharmaceutical customers include Nestle, TEVA, AbbVie, Pfizer, Johnson & Johnson, and Bayer, with over 35% of revenue derived from investment-grade customers. The tenant on the leases is Frontida BioPharm, LLC, which was acquired by Adare in December 2021. The leases are guaranteed by Teal Holdco, L.P., the holding company for Adare. Adare occupies 100.0% of the Philadelphia Life Science Portfolio Properties through 20-year leases that expire on January 31, 2043, and contain four, five-year extension options with no early termination options.

The following table presents certain information relating to the historical and current occupancy of the Philadelphia Life Science Portfolio Properties:

Historical and Current Occupancy
2020(1)	2021(1)	2022(1)	Current(2)
NAV	NAV	NAV	100.0%
(1)	Occupancy history is not available as the Philadelphia Life Science Portfolio Properties were acquired in January 2023 in a sale-leaseback transaction.
(2)	Current occupancy is based on the underwritten rent rolls dated as of April 12, 2023.
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Annex B	BMO 2023-C5
No. 13 – Philadelphia Life Science Portfolio

The following table presents certain information relating to the sole tenant at the Philadelphia Life Science Portfolio Properties:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Exp. Date
Adare(2)	NR/NR/NR	301,344	100.0%	$10.64	$3,207,296	100.0%	1/31/2043(3)

Occupied Collateral Total / Wtd. Avg.		301,344	100.0%	$10.64	$3,207,296	100.0%

Vacant Space		0	0.0%

Collateral Total		301,344	100.0%

(1)	Based on underwritten rent rolls dated as of April 12, 2023.
(2)	Adare occupies 172,107 square feet at the Adare Dungan Property and 129,237 square feet at the Adare Orthodox Property.
(3)	Adare has four, five-year extension options.

The following table presents certain information relating to the tenant lease expirations at the Philadelphia Life Science Portfolio Properties:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NA	P	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%		0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2034 & Beyond	2	301,344	100.0	3,207,296	100.0		301,344	100.0%	$3,207,296	100.0%
Total	2	301,344	100.0%	$3,207,296	100.0%
(1)	Based on underwritten rent rolls dated as of April 12, 2023.
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Annex B	BMO 2023-C5
No. 13 – Philadelphia Life Science Portfolio

The following table presents certain information relating to the underwritten cash flows of the Philadelphia Life Science Portfolio Properties:

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$3,207,296	$10.64	75.2%
Vacant Income	0	0.00	0.0
Gross Potential Rent	$3,207,296	$10.64	75.2%
Total Reimbursements	1,056,540	3.51	24.8
Net Rental Income	$4,263,836	$14.15	100.0%
Other Income	0	0.00	0.0
(Vacancy/Credit Loss)	(213,192)	(0.71)	(5.0)
Effective Gross Income	$4,050,644	$13.44	95.0%
Total Expenses	$1,077,649	$3.58	26.6%
Net Operating Income	$2,972,995	$9.87	73.4%
Total TI/LC, Capex/RR(3)	191,209	0.63	4.7
Net Cash Flow	$2,781,786	$9.23	68.7%
(1)	Operating history is not available as the Philadelphia Life Science Portfolio Properties were acquired in January 2023 in a sale-leaseback transaction.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Total TI/LC, Capex/RR includes a credit of $80,000 (approximately $0.27 per square foot) associated with the upfront TI/LC reserve and replacement reserve deposits in the aggregate amount of $800,000 (approximately $2.65 per square foot).

The Markets. The Philadelphia Life Science Portfolio Properties are located in Philadelphia, Pennsylvania within the Philadelphia metropolitan statistical area (the “Philadelphia MSA”). According to the appraisal, the Philadelphia MSA is the economic and cultural center of Pennsylvania and home to seven Fortune 1000 companies. The Philadelphia MSA’s most prominent economic sectors include information technology, manufacturing, healthcare, tourism and financial services, with finance and insurance considered the largest sector.

According to a third party market research report, the estimated 2022 population within a one-, three- and five-mile radius of the Adare Dungan Property was 39,153, 302,812 and 679,462, respectively, and average household income for the same radii was $81,389, $82,695 and $79,753, respectively. The estimated 2022 population within a one-, three- and five-mile radius of the Adare Orthodox Property was 48,802, 406,559 and 873,248, respectively, and average household income for the same radii was $54,857, $60,505 and $69,599, respectively.

The Philadelphia Life Science Portfolio Properties are located within the Northeast Philly Industrial submarket. As of the first quarter of 2023, the Northeast Philly submarket reported an inventory of approximately 14.5 million square feet and an overall vacancy rate of 3.4%. The average asking rent is $7.29 per square foot, which represents an increase of approximately 10.8% since first quarter of 2022. The Northeast Philly submarket exhibits a positive net absorption of approximately 201,000 square feet over the past 12 months. Three projects totaling 610,129 square feet are currently under construction in the Northeast Philly submarket.

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Annex B	BMO 2023-C5
No. 14 – Orizon Aerostructures
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$22,595,000	Title:	Fee
Cut-off Date Principal Balance(1):	$22,595,000	Property Type – Subtype:	Industrial – Manufacturing
% of IPB:	3.4%	Net Rentable Area (SF):	785,000
Loan Purpose:	Acquisition	Location:	Various
Borrower:	OZN Chanute (Multi) LLC	Year Built / Renovated:	Various / Various
Borrower Sponsor:	LCN North American Fund III,	Occupancy:	100.0%
	L.P.	Occupancy Date:	6/6/2023
Interest Rate:	6.80500%	4th Most Recent NOI (As of)(2):	NAV
Note Date:	11/15/2022	3rd Most Recent NOI (As of)(2):	NAV
Maturity Date:	12/6/2032	2nd Most Recent NOI (As of)(2):	NAV
Interest-only Period:	120 months	Most Recent NOI (As of)(2):	NAV
Original Term:	120 months	UW Economic Occupancy:	95.0%
Original Amortization Term:	None	UW Revenues:	$7,718,750
Amortization Type:	Interest Only	UW Expenses:	$0
Call Protection:	L(30),DorYM1(85),O(5)	UW NOI:	$7,718,750
Lockbox / Cash Management:	Hard / In Place	UW NCF:	$7,718,750
Additional Debt(1):	Yes	Appraised Value / Per SF(3):	$125,000,000 / $159
Additional Debt Balance(1):	$38,500,000	Appraisal Date:	10/17/2022
Additional Debt Type(1):	Pari Passu

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$78
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$78
Insurance:	$0	Springing	N/A	Cut-off Date LTV(3):	48.9%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV(3):	48.9%
TI / LC Reserve:	$0	Springing	N/A	UW NCF DSCR:	1.83x
				UW NOI Debt Yield:	12.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$61,095,000	49.7%	Purchase Price	$122,180,000	99.4%
Borrower Sponsor Equity	61,801,361	50.3	Closing Costs	716,361	0.6
Total Sources	$122,896,361	100.0%	Total Uses	$122,896,361	100.0%
(1)	The Orizon Aerostructures Mortgage Loan (as defined below) is part of a whole loan evidenced by five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $61,095,000 (the “Orizon Aerostructures Whole Loan”). The financial information in the chart above is based on the $61,095,000 Orizon Aerostructures Whole Loan.
(2)	The Orizon Aerostructures Properties (as defined below) do not have any operating history as the borrower recently acquired the properties from the prior owner and leased them back to such prior owner in a sale-leaseback transaction, and the related lease commenced on October 13, 2022.
(3)	The Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are based on the “As Portfolio” Value of $125,000,000. The aggregate “as-is” individual appraised value is $124,950,000. The Cut-off Date LTV and Maturity Date LTV based on the aggregate “as-is” individual appraised value is 48.9% and 48.9%, respectively.

The Loan. The fourteenth largest mortgage loan (the “Orizon Aerostructures Mortgage Loan”) is part of a fixed rate whole loan secured by the borrower’s fee interest in a 785,000 square foot portfolio of four industrial properties located in Kansas and Oklahoma (the “Orizon Aerostructures Properties”). The Orizon Aerostructures Whole Loan was originated on November 15, 2022 by Bank of Montreal. The Orizon Aerostructures Whole Loan consists of five pari passu notes and accrues interest at a rate of 6.80500% per annum. The Orizon Aerostructures Whole Loan has a 10-year term and is interest only for the entire term. The controlling Note A-5, with an original principal balance of $6,095,000, and the non-controlling Notes A-2 and A-4, with an aggregate principal balance of $16,500,000, will be included in the BMO 2023-C5 securitization trust. The Orizon Aerostructures Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2023-C5 trust. See “The Pooling and Servicing Agreement” in the Prospectus. The relationship between the holders of the notes evidencing the Orizon Aerostructures Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans —The Serviced Pari Passu Whole Loans” in the Prospectus.

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Annex B	BMO 2023-C5
No. 14 – Orizon Aerostructures
Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$27,000,000	$27,000,000	BMO 2023-C4	No
A-2	$8,000,000	$8,000,000	BMO 2023-C5	No
A-3	$11,500,000	$11,500,000	BBCMS 2023-C19	No
A-4	$8,500,000	$8,500,000	BMO 2023-C5	No
A-5	$6,095,000	$6,095,000	BMO 2023-C5	Yes
Whole Loan	$61,095,000	$61,095,000

The Properties. The Orizon Aerostructures Properties consist of four industrial manufacturing buildings, totaling 785,000 square feet. On October 13, 2022, the borrower acquired the Orizon Aerostructures Properties from Orizon Aerostructures, LLC (“Orizon Aerostructures”) for $122,180,000 and leased 100.0% of the Orizon Aerostructures Properties to Orizon Aerostructures in a sale-leaseback transaction.

2522 and 2526 W. 21st Street, Chanute, KS – The “2522 West 21st Street Property” was built in 1992, 2017 and 2020, and is comprised of one, two-story manufacturing building occupied by a single tenant. The 2522 West 21st Street Property has a total of 300 surface parking spaces, resulting in a ratio equal to 1.00 space per 1,000 square feet, and is situated on approximately 19.21 acres in Chanute, Kansas.

500 Industrial Road A, Grove, OK – The “500 Industrial Road A Property” consists of one, two-story manufacturing building built in various years between 1969 and 2014, with renovations completed in 2012, 2017 and 2018. The 500 Industrial Road A Property is occupied by a single tenant. The 500 Industrial Road A Property has a total of 185 surface parking spaces, resulting in a ratio of approximately 0.84 spaces per 1,000 square feet, and is situated on approximately 18.17 acres in Grove, Oklahoma.

801 W. Old 56 Hwy, Olathe, KS – The “801 West Old 56 Highway Property” was built in 2016 and is comprised of one, two-story manufacturing building occupied by a single tenant. The 801 West Old 56 Highway Property has a total of 199 surface parking spaces, resulting in a ratio of approximately 0.97 spaces per 1,000 square feet, and is situated on approximately 17.13 acres in Olathe, Kansas.

615 W. Cherry Street, Chanute, KS – The “615 West Cherry Street Property” was built in 1968, 1984 and 1995 with planned renovation by the tenant for 2023, and is comprised of one, one-story manufacturing building occupied by a single tenant. The 615 West Cherry Street Property has a total of 64 surface parking spaces, resulting in a ratio of approximately 1.07 spaces per 1,000 square feet, and is situated on approximately 2.66 acres in Chanute, Kansas.

The following table presents certain information relating to the Orizon Aerostructures Properties:

Portfolio Summary
Property	Subtype(1)	Net Rentable Area (SF)(2)	Parking Spaces(1)	% NOI(2)	Whole Loan ALA	% of Whole Loan ALA	“As-Is” Appraised Value(1)		Clear Heights (ft.) (1)	Dock Doors(1)	Drive-In Doors(1)
2522 West 21st Street Property	Manufacturing	300,000	300	NAV	$23,513,213	38.5%	$47,800,000		20 - 46	5	7
500 Industrial Road A Property	Manufacturing	220,000	185	NAV	17,216,787	28.2	35,000,000		16 - 38	2	9
801 West Old 56 Highway Property	Manufacturing	205,000	199	NAV	16,036,208	26.2	32,600,000		32	19	0
615 West Cherry Street Property	Manufacturing	60,000	64	NAV	4,328,792	7.1	9,550,000		18	10	1
Total		785,000	748		$61,095,000	100.0%	$125,000,000	(3)		36	17
(1)	Source: Appraisals.
(2)	Based on the underwritten rent roll. Individual property cashflows were not provided by the borrower.
(3)	The appraised value of $125,000,000 is an “as-portfolio” value. The aggregate “as-is” individual appraised value of the Orizon Aerostructures Properties is $124,950,000.
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Annex B	BMO 2023-C5
No. 14 – Orizon Aerostructures

Sole Tenant.

Orizon Aerostructures (785,000 square feet; 100.0% of the NRA; 100.0% of underwritten base rent): Orizon Aerostructures is an aerospace and defense manufacturer founded in 2016, capable of major aircraft subassembly manufacturing, complex monolithic machining (milling/casting/turning) and processing (non-destructive testing/metal processing/paint). Orizon Aerostructures has a total of 750 employees with 1,348,319 items delivered between 2020-2022. Orizon Aerostructures sold the Orizon Aerostructures Properties to the borrower and leased Orizon Aerostructures Properties back from the borrower under a master lease that is a triple-net lease with a commencement date of October 13, 2022, and a scheduled expiration date of December 31, 2047. The tenant under the master lease has a 25.2 year term and has four, 10-year renewal options. Under the master lease, Orizon Aerostructures has no contraction or early termination option with respect to any individual Orizon Aerostructures Property but has the right to sublease any individual Orizon Aerostructures property upon at least thirty days’ written notice to the landlord under the master lease or cease production operations, whether temporarily or permanently, at any individual Orizon Aerostructures property without any penalty so long as Orizon Aerostructures continues to occupy the Orizon Aerostructures property and conduct business therefrom.

The following table presents certain information relating to the historical and current occupancy of the Orizon Aerostructures Properties:

Historical and Current Occupancy(1)
2019	2020	2021	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of June 6, 2023.

The following table presents certain information relating to the sole tenant for the Orizon Aerostructures Properties:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Exp. Date
Orizon Aerostructures	NR/NR/NR	785,000	100.0%	$10.35	$8,125,000	100.0%	12/31/2047
Occupied Collateral Total		785,000	100.0%	$10.35	$8,125,000	100.0%

Vacant Space		0	0.0%

Collateral Total		785,000	100.0%

(1)	Based on the underwritten rent roll. The first annual rent payment date under the related lease was January 1, 2023 and will be paid in quarterly installments.
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Annex B	BMO 2023-C5
No. 14 – Orizon Aerostructures

The following table presents certain information relating to the tenant lease expiration date of the master lease for the Orizon Aerostructures Properties:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NA	P	0	0.0%	NAP	NAP
2023 & MTM	0	0	0.0	$0	0.0%		0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2034 & Beyond	1	785,000	100.0	8,125,000	100.0		785,000	100.0%	$8,125,000	100.0%
Total	1	785,000	100.0%	$8,125,000	100.0%
(1)	Based on the underwritten rent roll.

The following table presents certain information relating to the underwritten cash flows of the Orizon Aerostructures Properties:

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place	$8,125,000	$10.35	100.0%
Rent Steps	0	0.00	0.0
Gross Potential Rent	$8,125,000	$10.35	100.0%
Other Income	0	0.00	0.0
Net Rental Income	$8,125,000	$10.35	100.0%
(Vacancy)	(406,250)	(0.52)	(5.0)
Effective Gross Income	$7,718,750	$9.83	95.0%

Total Expenses	0	0.00	0.0

Net Operating Income	$7,718,750	$9.83	100.0%

Capital Expenditures	0	0.00	0.0
Rollover Reserve	0	0.00	0.0

Net Cash Flow	$7,718,750	$9.83	100.0%
(1)	The borrower acquired the Orizon Aerostructures Properties from, and leased them back to, Orizon Aerostructures under a master lease that is a triple net lease with the commencement date on October 13, 2022, in a sale-leaseback transaction.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
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Annex B	BMO 2023-C5
No. 14 – Orizon Aerostructures

The Market. The Orizon Aerostructures Properties are located in Chanute, Kansas, Olathe, Kansas, and Grove, Oklahoma.

The following table presents certain market information with respect to the Orizon Aerostructures Properties:

Market Overview(1)
Property	Year Built / Renovated	Net Rentable Area (SF)(2)	Submarket	Property Vacancy(2)	Submarket Vacancy	Appraisal Concluded Vacancy	Submarket Inventory (SF)	UW Base Rent PSF(2)	Submarket Rent PSF
2522 West 21st Street Property	1992, 2017, 2020 / NAP	300,000	City of Chanute	0.0%	0.0%	0.0%	605,631	$10.35	NAV
500 Industrial Road A Property	1969, 2001, 2011, 2014 / 2012, 2017, 2018	220,000	Delaware County	0.0%	0.0%	0.0%	495,512	$10.35	NAV
801 West Old 56 Highway Property	2016 / NAP	205,000	Johnson County	0.0%	5.5%	0.0%	84,827,602	$10.35	$5.13
615 West Cherry Street Property	1968, 1984, 1995 / 2023	60,000	City of Chanute	0.0%	0.0%	0.0%	605,631	$10.35	NAV
Total		785,000
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll.

The following table presents certain demographic information with respect to the Orizon Aerostructures Properties:

Demographics Overview
Property	Net Rentable Area (SF)(1)	Whole Loan ALA	% of Whole Loan ALA	UW NCF(1)	% of UW NCF(1)	Estimated 2022 Population (5-mile Radius)(2)	Estimated 2022 Average Household Income (5-mile Radius)(2)
2522 West 21st Street Property	300,000	$23,513,213	38.5%	NAV	NAV	9,736	$66,323
500 Industrial Road A Property	220,000	17,216,787	28.2	NAV	NAV	13,025	$69,533
801 West Old 56 Highway Property	205,000	16,036,208	26.2	NAV	NAV	136,827	$121,172
615 West Cherry Street Property	60,000	4,328,792	7.1	NAV	NAV	9,736	$66,323
Total	785,000	$61,095,000	100.0%
(1)	Based on the underwritten rent roll. The Orizon Aerostructures Properties are leased to the tenant under a master lease and no individual rent for each building is provided for in the master lease, and the tenant is not permitted to terminate the master lease with respect to any individual property. Accordingly, individual property cashflows are not available.
(2)	Source: Appraisal.
B-119

Annex B	BMO 2023-C5
No. 14 – Orizon Aerostructures

The following table presents certain information relating to comparable industrial leases to the Orizon Aerostructures Properties:

Comparable Industrial Leases(1)
Property Location	Year Built / Renovated	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
2522 West 21st Street Chanute, KS	1992, 2017, 2020 / NAP	300,000(2)	Orizon Aerostructures	300,000(2)	$10.35(2)	Oct-2022(2)	25.2(2)	Triple Net(2)
500 Industrial Road A Grove, OK	1969, 2001, 2011, 2014 / 2012, 2017, 2018	220,000(2)	Orizon Aerostructures	220,000(2)	$10.35(2)	Oct-2022(2)	25.2(2)	Triple Net(2)
801 West Old 56 Highway Olathe, KS	2016 / NAP	205,000(2)	Orizon Aerostructures	205,000(2)	$10.35(2)	Oct-2022(2)	25.2(2)	Triple Net(2)
615 West Cherry Street Chanute, KS	1968, 1984, 1995 / 2023	60,000(2)	Orizon Aerostructures	60,000(2)	$10.35(2)	Oct-2022(2)	25.2(2)	Triple Net(2)
CrossMar North Bentonville, AR	2022 / NAV	286,000	Canoo Technologies	286,000	$7.90	Dec-2022	15.0	Triple Net
Centergate Business Park Building II Lowell, AR	2022 / NAV	100,000	UL, LLC	100,000	$7.85	Oct-2022	10.3	Triple Net
Unison Industries Beavercreek, OH	2022 / NAV	280,000	Unison Industries, LLC	280,000	$11.36	Jun-2022	15.5	Triple Net
Warren Industrial Building Warren, MI	2006 / NAV	144,281	Syncreon	144,281	$8.50	Mar-2022	7.0	Triple Net
Industrial Building Wentzville, MO	2021 / NAV	210,995	Lear Corporation	210,995	$7.75	Jan-2022	10.0	Triple Net
Oakland Park VI Highland Park, MI	2002 / 2017	114,000	Valeo Front End	114,000	$8.63	Dec-2021	0.5	Triple Net
(1)	Source: Appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll.
B-120

Annex B	BMO 2023-C5
No. 15 – GRM Indianapolis
Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$17,000,000	Title:	Fee
Cut-off Date Principal Balance:	$17,000,000	Property Type - Subtype:	Industrial – Warehouse / Distribution
% of Pool by IPB:	2.6%	Net Rentable Area (SF):	394,570
Loan Purpose:	Refinance	Location:	Indianapolis, IN
Borrower:	Moonbeam Realty, LLC	Year Built / Renovated:	1940 / 1989
Borrower Sponsor:	Moishe Mana	Occupancy:	100.0%
Interest Rate:	6.26000%	Occupancy Date:	4/28/2023
Note Date:	4/28/2023	4th Most Recent NOI (As of):	$764,329 (12/31/2020)
Maturity Date:	5/6/2028	3rd Most Recent NOI (As of):	$770,963 (12/31/2021)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$791,280 (12/31/2022)
Original Term:	60 months	Most Recent NOI (As of)(3):	$787,839 (TTM 2/28/2023)
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$2,411,860
Call Protection:	L(25),D(29),O(6)	UW Expenses:	$368,832
Lockbox / Cash Management:	Hard / Springing	UW NOI(3):	$2,043,028
Additional Debt:	No	UW NCF:	$1,876,942
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$30,100,000 / $76
Additional Debt Type:	N/A	Appraisal Date:	3/29/2023

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$43
Taxes:	$4,735	$4,735	N/A	Maturity Date Loan / SF:	$43
Insurance(1):	$0	Springing	N/A	Cut-off Date LTV:	56.5%
Replacement Reserves:	$0	$4,932	N/A	Maturity Date LTV:	56.5%
Deferred Maintenance:	$289,944	$0	N/A	UW NCF DSCR:	1.74x
Major Tenant Reserve(2):	$0	Springing	N/A	UW NOI Debt Yield:	12.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$17,000,000	100.0%	Return of Equity	$10,250,440	60.3%
			Loan Payoff	4,675,475	27.5
			Closing Costs	1,779,406	10.5
			Upfront Reserves	294,679	1.7
Total Sources	$17,000,000	100.0%	Total Uses	$17,000,000	100.0%
(1)	The lender will not require the borrower to make monthly deposits for insurance, provided that, among other conditions, (i) the borrower maintains a blanket policy meeting the requirements of the mortgage loan documents and (ii) no Sweep Event Period (as defined in the mortgage loan documents) is occurring.
(2)	During the continuance of a Major Tenant Trigger Event (as defined in the mortgage loan documents), the borrower is required to deposit with the lender all excess cash flow into a reserve to be used for the re-tenanting of the GRM Lease Holding, LLC (“GRM”) space.
(3)	The UW NOI is greater than Most Recent NOI because an affiliate of the borrower sponsor recently executed a new 15-year, triple-net lease at a market rental rate of $5.50 PSF. Additionally, the borrower sponsor personally guarantees the lease.

The Loan. The GRM Indianapolis mortgage loan has an outstanding principal balance as of the Cut-off Date of $17,000,000 (the “GRM Indianapolis Mortgage Loan”) and is secured by a first mortgage lien on the borrower’s fee interest in a single-tenant industrial property containing 394,570 square feet located in Indianapolis, Indiana (the “GRM Indianapolis Property”). The GRM Indianapolis Mortgage Loan has a five-year term and is interest-only for the entire term.

B-121

Annex B	BMO 2023-C5
No. 15 – GRM Indianapolis

The Property. The GRM Indianapolis Property is located at 2002 South East Street, Indianapolis, Indiana, and was built in 1940 and most recently substantially renovated in 1989. The 394,570 square foot GRM Indianapolis Property is 100.0% leased to GRM on a triple-net basis under a recently executed lease with a 15-year term and a rent of $5.50 per square foot, which is in-line with the appraisal’s market rent. Additionally, the lease is personally guaranteed by the borrower sponsor for the full 15-year term. The GRM Indianapolis Property was acquired by the borrower sponsor, Moishe Mana, in 2013 and has been utilized as document storage space ever since. The facility is secured by complete perimeter fencing and gates with key-card access as well as 24/7 monitoring and video surveillance.

Sole Tenant.

GRM (394,570 square feet; 100.0% of NRA; 100.0% of underwritten base rent) GRM is a document storage company that was founded in New York City in 1987 to provide a secure alternative for records storage. GRM’s climate-controlled document storage facilities are located in 15 major metropolitan areas and it is the largest privately held document storage company in the United States. GRM has offered document management solutions in Indianapolis since 1994, including document storage, document scanning, mail scanning and shredding services. In connection with the origination of the mortgage loan, GRM entered into a new 15-year triple-net lease for $5.50 per square foot. GRM has no termination options.

Historical and Current Occupancy(1)
2020	2021	2022	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of April 28, 2023.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Base Rent	% of Total Base Rent	Lease Exp. Date
GRM(2)	NR/NR/NR	394,570	100.0%	$5.50	$2,170,000	100.0%	5/31/2038

Occupied Collateral Total		394,570	100.0%	$5.50	$2,170,000	100.0%

Vacant Space		0	0.0%

Collateral Total		394,570	100.0%

(1)	Based on the underwritten rent roll dated April 26, 2023.
(2)	GRM is an affiliate of the borrower sponsor. The borrower sponsor is personally guaranteeing the lease for the entire 15-year term.
B-122

Annex B	BMO 2023-C5
No. 15 – GRM Indianapolis
Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring		Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NA	P	0	0.0%	NAP	NA	P
2023 & MTM	0	0	0.0	$0	0.0%		0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2033	0	0	0.0	0	0.0		0	0.0%	$0	0.0%
2032 & Beyond	1	394,570	100.0	2,170,000	100.0		394,570	100.0%	$2,170,000	100.0%
Total	1	394,570	100.0%	$2,170,000	100.0%
(1)	Based on the underwritten rent roll dated April 26, 2023.

The Market. The GRM Indianapolis Property is located approximately two miles south of the Indianapolis CBD and is located in the Garfield Park industrial submarket of Indianapolis. The GRM Indianapolis Property is zoned I4 Heavy Industrial, which is the heaviest industrial use designation in the market. The GRM Indianapolis Property also has potential direct access to rail transportation as a rail line runs along the boundary of the GRM Indianapolis Property. The zoning designation and potential rail access gives the GRM Indianapolis Property appeal for potential developers or alternative tenants. Additionally, the GRM Indianapolis Property consists of approximately 16.8 acres of land, approximately half of which is excess land that could also be subleased to third party tenants for parking or open storage.

As of the fourth quarter of 2022, the Indianapolis industrial market contains 386,363,067 square feet, a vacancy rate of approximately 4.4% and asking rent of $7.00 per square foot. As of the fourth quarter of 2022, the Garfield Park industrial submarket contains 5,141,470 square feet, a vacancy rate of approximately 0.2% and asking rent of $6.13 per square foot. The appraisal determined market rent of $5.50 per square foot. The estimated 2023 population within the zip code of the GRM Indianapolis Property is 6,619 while the estimated 2023 population within Marion County is 979,024. The estimated 2023 median household income within Marion County is $56,135.

B-123

Annex B	BMO 2023-C5
No. 15 – GRM Indianapolis

The following table presents industrial rental data for comparable triple-net leases with respect to the GRM Indianapolis Property as identified in the appraisal:

Comparable Rental Summary(1)
Property Name/Location	Year Built	Occ.	Tenant	Suite Size (SF)	Rent PSF	Commencement	Lease Term (Mos.)	Lease Structure
GRM Indianapolis 2002 South East Street Indianapolis, IN	1940	100.0%	GRM	394,570	$5.50	Apr-23	180	NNN
650 Perry Road 650 Perry Road Plainfield, IN	2006	100.0%	Pinnacle Construction	260,000	$5.35	Jul-22	180	NNN
7750 Georgetown Road 7750 Georgetown Road Indianapolis, IN	2004	100.0%	Confidential	102,943	$6.95	Mar-23	120	NNN
6352 West 400 North 6352 West 400 North Greenfield, IN	2022	100.0%	Yusen Logistcs	318,334	$4.75	May-22	120	NNN
2501 Perry Road 2501 Perry Road Plainfield, IN	2004	100.0%	Walmart	105,000	$4.95	Apr-22	36	NNN
5110 West 74th Street 5110 West 74th Street Indianapolis, IN	1994	100.0%	Trends International	180,000	$5.95	May-22	84	NNN
(1)	Source: Appraisal, except for GRM Indianapolis, which information is based on the underwritten rent roll dated April 26, 2023.
Operating History and Underwritten Net Cash Flow
	2020	2021	2022	TTM(1)(2)	Underwritten(2)	Per SF	%(3)
Gross Potential Rent	$789,140	$791,786	$815,109	$810,781	$2,170,000	$5.50	85.5%
Reimbursements	112,712	94,669	85,522	90,732	368,800	0.93	14.5
Net Rental Income	$901,852	$886,455	$900,631	$901,513	$2,538,800	$6.43	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(126,940)	(0.32)	(5.0)
Effective Gross Income	$901,852	$886,455	$900,631	$901,513	$2,411,860	$6.11	95.0%

Total Expenses	$137,523	$115,492	$109,351	$113,674	$368,832	$0.93	15.3%

Net Operating Income	$764,329	$770,963	$791,280	$787,839	$2,043,028	$5.18	84.7%

Total TI/LC, Capex/RR	0	0	0	0	166,086	0.42	6.9

Net Cash Flow	$764,329	$770,963	$791,280	$787,839	$1,876,942	$4.76	77.8%
(1)	TTM column represents the trailing 12 months ending February 28, 2023.
(2)	The Underwritten Net Operating Income is greater than the TTM Net Operating Income because GRM recently executed a new 15-year, triple-net lease at a market rental rate of $5.50 PSF. GRM previously operated under a lease that was considered below market.
(3)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remaining fields.
B-124

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex C	BMO 2023-C5
Collateral Characteristics
Mortgaged Properties by Type(1)
					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI DY(2)	Cut-off Date LTV(2)(4)(5)	Maturity Date/ARD LTV(2)(4)(5)
Retail	Anchored	3	$107,958,243	16.4%	1.39x	10.1%	59.8%	54.9%
	Single Tenant	130	42,182,931	6.4	2.10x	19.2%	31.2%	20.4%
	Outlet Center	1	37,500,000	5.7	2.50x	17.5%	45.0%	45.0%
	Subtotal:	134	$187,641,174	28.5%	1.77x	13.6%	50.4%	45.2%
Industrial	Warehouse / Distribution	10	$55,762,286	8.5%	2.11x	14.6%	47.5%	47.5%
	Flex	5	54,682,427	8.3	1.53x	10.7%	59.6%	57.9%
	Manufacturing	4	22,595,000	3.4	1.83x	12.6%	48.9%	48.9%
	Warehouse	2	21,220,000	3.2	1.93x	11.5%	60.2%	60.2%
	R&D	1	10,657,949	1.6	1.94x	12.9%	41.2%	41.2%
	Subtotal:	22	$164,917,662	25.1%	1.84x	12.5%	52.9%	52.4%
Hospitality	Full Service	2	$66,193,123	10.1%	1.69x	15.8%	49.6%	44.0%
	Limited Service	4	32,278,928	4.9	1.75x	16.8%	57.1%	53.5%
	Subtotal:	6	$98,472,050	15.0%	1.71x	16.1%	52.0%	47.1%
Multifamily	Garden	16	$77,297,000	11.8%	1.39x	10.4%	64.1%	62.9%
Office	CBD	2	$60,000,000	9.1%	1.95x	12.8%	56.4%	56.4%
	Medical	2	13,125,000	2.0	1.49x	10.4%	60.7%	60.7%
	Suburban	4	2,313,176	0.4	2.71x	17.9%	32.3%	32.3%
	Subtotal:	8	$75,438,176	11.5%	1.89x	12.5%	56.4%	56.4%
Other	Leased Fee	1	$29,500,000	4.5%	1.23x	8.5%	65.1%	65.1%
Mixed Use	Office / Showroom / Lab	1	$15,000,000	2.3%	2.17x	13.8%	47.8%	47.8%
Self Storage	Self Storage	2	$9,333,000	1.4%	1.51x	10.3%	43.6%	43.6%
Total / Weighted Average:		190	$657,599,063	100.0%	1.73x	12.9%	54.1%	51.6%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.
(2)	In the case of Loan Nos. 1, 3, 5, 6, 7, 8, 11, 14, 17, 18 and 23, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 6, 7 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(3)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(4)	In the case of Loan No. 10, the Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV is based on Cut-off Date Principal Balance and Maturity Date/ARD Balance after netting out a $2,000,000 holdback reserve. The Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV based on Cut-off Date Principal Balance and Maturity Date/ARD Balance without netting out the holdback reserve are 56.7% and 56.7%, respectively.
(5)	In the case of Loan No. 14, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 21, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as stabilized assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

C-1

Annex C	BMO 2023-C5
Collateral Characteristics
Mortgaged Properties by Location(1)
				Weighted Average
State	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)(5)	Maturity Date/ARD LTV(2)(4)(5)
New York	4	$97,000,000	14.8%	1.33x	9.8%	58.6%	58.6%
New Jersey	3	69,250,000	10.5	2.09x	15.6%	58.8%	56.5%
North Carolina	2	66,228,125	10.1	1.28x	10.5%	61.8%	53.9%
Florida	15	60,112,189	9.1	1.62x	12.0%	57.6%	56.8%
Indiana	2	56,943,123	8.7	1.68x	14.4%	46.0%	42.4%
California	30	52,660,000	8.0	2.32x	12.4%	49.3%	49.3%
Ohio	3	39,000,000	5.9	1.49x	10.7%	64.4%	64.4%
Michigan	1	37,500,000	5.7	2.50x	17.5%	45.0%	45.0%
Pennsylvania	3	27,836,000	4.2	2.07x	13.8%	39.7%	39.7%
Illinois	8	22,327,000	3.4	1.56x	12.1%	68.5%	65.4%
Kansas	6	16,989,262	2.6	1.83x	12.9%	48.1%	47.3%
Missouri	5	16,851,908	2.6	1.31x	10.5%	57.5%	56.5%
Texas	2	16,297,427	2.5	1.35x	11.5%	57.1%	51.6%
Louisiana	57	14,981,082	2.3	1.79x	19.8%	30.7%	14.3%
Virginia	3	12,958,000	2.0	1.58x	10.9%	45.8%	45.8%
Oklahoma	3	11,480,763	1.7	2.22x	15.0%	41.5%	41.5%
Washington	2	10,928,928	1.7	1.82x	16.8%	59.1%	52.0%
Georgia	5	9,304,529	1.4	1.60x	12.2%	61.2%	58.1%
South Carolina	1	7,350,000	1.1	2.09x	19.7%	53.2%	52.4%
Alabama	22	6,947,689	1.1	1.79x	19.8%	30.7%	14.3%
Mississippi	9	3,046,451	0.5	1.79x	19.8%	30.7%	14.3%
Nevada	3	1,041,176	0.2	2.71x	17.9%	32.3%	32.3%
Connecticut	1	565,412	0.1	2.71x	17.9%	32.3%	32.3%
Total / Weighted Average:	190	$657,599,063	100.0%	1.73x	12.9%	54.1%	51.6%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.
(2)	In the case of Loan Nos. 1, 3, 5, 6, 7, 8, 11, 14, 17, 18 and 23, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 6, 7 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(3)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(4)	In the case of Loan No. 10, the Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV is based on Cut-off Date Principal Balance and Maturity Date/ARD Balance after netting out a $2,000,000 holdback reserve. The Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV based on Cut-off Date Principal Balance and Maturity Date/ARD Balance without netting out the holdback reserve are 56.7% and 56.7%, respectively.
(5)	In the case of Loan No. 14, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 21, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as stabilized assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

C-2

Annex C	BMO 2023-C5
Collateral Characteristics
Cut-off Date Principal Balance
						Weighted Average
Range of Cut-off Date Principal Balances			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
$2,333,000	-	$4,999,999	5	$18,580,634	2.8%	6.72018%	117	1.53x	12.0%	56.3%	53.2%
$5,000,000	-	$9,999,999	6	44,703,294	6.8	6.92646%	108	1.57x	12.7%	60.5%	57.7%
$10,000,000	-	$19,999,999	9	123,412,427	18.8	6.27109%	107	1.81x	12.3%	57.5%	56.5%
$20,000,000	-	$29,999,999	6	157,261,343	23.9	7.00045%	108	1.60x	13.3%	50.4%	46.4%
$30,000,000	-	$64,958,243	8	313,641,366	47.7	6.58550%	107	1.80x	13.1%	53.6%	51.2%
Total / Weighted Average:			34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

Mortgage Interest Rates

						Weighted Average
Range of Mortgage Interest Rates			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
3.70000%	-	3.99999%	1	$15,000,000	2.3%	3.70000%	102	2.34x	8.9%	62.1%	62.1%
4.00000%	-	4.99999%	1	10,000,000	1.5	4.11000%	105	2.00x	8.4%	53.7%	53.7%
5.00000%	-	5.99999%	2	45,000,000	6.8	5.87369%	77	2.30x	14.4%	53.8%	53.8%
6.00000%	-	6.49999%	5	115,865,000	17.6	6.19299%	94	1.97x	13.1%	48.3%	48.3%
6.50000%	-	6.99999%	15	305,849,586	46.5	6.78538%	118	1.61x	12.4%	55.9%	52.3%
7.00000%	-	7.49999%	6	90,284,477	13.7	7.10957%	119	1.59x	14.0%	52.1%	48.0%
7.50000%	-	7.99000%	4	75,600,000	11.5	7.66088%	91	1.54x	14.2%	56.8%	54.1%
Total / Weighted Average:			34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

Original Term to Maturity in Months

				Weighted Average
Original Term to Maturity in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
60	5	$112,350,000	17.1%	6.55263%	58	2.06x	14.3%	48.9%	48.9%
120	29	545,249,063	82.9	6.67334%	117	1.66x	12.6%	55.2%	52.1%
Total / Weighted Average:	34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

Remaining Term to Maturity in Months

				Weighted Average
Range of Remaining Term to Maturity in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
57	-	60	5	$112,350,000	17.1%	6.55263%	58	2.06x	14.3%	48.9%	48.9%
61	-	114	3	47,595,000	7.2	5.26019%	108	2.03x	10.6%	54.1%	54.1%
115	-	120	26	497,654,063	75.7	6.80849%	118	1.63x	12.8%	55.3%	51.9%
Total / Weighted Average:			34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%
(1)	In the case of Loan Nos. 1, 3, 5, 6, 7, 8, 11, 14, 17, 18 and 23, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 6, 7 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 10, the Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV is based on Cut-off Date Principal Balance and Maturity Date/ARD Balance after netting out a $2,000,000 holdback reserve. The Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV based on Cut-off Date Principal Balance and Maturity Date/ARD Balance without netting out the holdback reserve are 56.7% and 56.7%, respectively.
(4)	In the case of Loan No. 14, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 21, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as stabilized assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.
C-3

Annex C	BMO 2023-C5
Collateral Characteristics
Original Amortization Term in Months
				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only	22	$435,118,000	66.2%	6.42011%	103	1.83x	12.3%	54.0%	54.0%
180	1	27,916,343	4.2	6.91000%	119	1.79x	19.8%	30.7%	14.3%
360	11	194,564,720	29.6	7.13599%	116	1.49x	13.4%	57.6%	51.4%
Total / Weighted Average:	34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

Remaining Amortization Term in Months

						Weighted Average
Range of Remaining Amortization Term in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only			22	$435,118,000	66.2%	6.42011%	103	1.83x	12.3%	54.0%	54.0%
179	-	298	1	27,916,343	4.2	6.91000%	119	1.79x	19.8%	30.7%	14.3%
346	-	360	11	194,564,720	29.6	7.13599%	116	1.49x	13.4%	57.6%	51.4%
Total / Weighted Average:			34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Interest Only	22	$435,118,000	66.2%	6.42011%	103	1.83x	12.3%	54.0%	54.0%
Amortizing Balloon	6	156,189,063	23.8	6.99499%	119	1.50x	13.9%	50.8%	42.1%
Interest Only, Amortizing Balloon	6	66,292,000	10.1	7.37305%	112	1.61x	14.8%	62.2%	57.7%
Total / Weighted Average:	34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)

						Weighted Average
Range of Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
1.21x	-	1.49x	12	$224,030,670	34.1%	6.98127%	111	1.31x	10.2%	61.7%	58.5%
1.50x	-	1.59x	4	93,240,000	14.2	6.63364%	119	1.55x	11.2%	57.2%	56.9%
1.60x	-	1.69x	1	39,943,123	6.1	7.08000%	118	1.65x	15.4%	41.5%	36.4%
1.70x	-	1.79x	4	74,791,343	11.4	6.94195%	106	1.77x	16.5%	48.5%	40.2%
1.80x	-	1.89x	4	44,743,928	6.8	6.97690%	116	1.84x	14.0%	55.7%	54.0%
1.90x	-	1.99x	1	23,000,000	3.5	6.16000%	119	1.94x	12.9%	41.2%	41.2%
2.00x	-	2.71x	8	157,850,000	24.0	5.93241%	89	2.39x	15.3%	48.7%	48.6%
Total / Weighted Average:			34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%
(1)	In the case of Loan Nos. 1, 3, 5, 6, 7, 8, 11, 14, 17, 18 and 23, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 6, 7 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 10, the Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV is based on Cut-off Date Principal Balance and Maturity Date/ARD Balance after netting out a $2,000,000 holdback reserve. The Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV based on Cut-off Date Principal Balance and Maturity Date/ARD Balance without netting out the holdback reserve are 56.7% and 56.7%, respectively.
(4)	In the case of Loan No. 14, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 21, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as stabilized assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.
C-4

Annex C	BMO 2023-C5
Collateral Characteristics
LTV Ratios as of the Cut-off Date(1)(3)(4)

						Weighted Average
Range of Cut-off Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
30.7%	-	49.9%	9	$205,287,465	31.2%	6.57906%	108	2.06x	15.8%	40.7%	37.4%
50.0%	-	59.9%	14	195,951,354	29.8	6.75223%	93	1.70x	12.6%	56.1%	55.1%
60.0%	-	64.9%	6	196,948,243	29.9	6.58631%	118	1.53x	11.1%	62.3%	58.8%
65.0%	-	69.9%	4	52,781,000	8.0	6.82965%	118	1.38x	10.2%	66.1%	65.0%
70.0%	-	71.7%	1	6,631,000	1.0	6.55600%	117	1.25x	9.9%	71.7%	65.5%
Total / Weighted Average:			34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

LTV Ratios as of the Maturity Date(1)(3)(4)

						Weighted Average
Range of Maturity Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
14.3%	-	49.9%	9	$205,287,465	31.2%	6.57906%	108	2.06x	15.8%	40.7%	37.4%
50.0%	-	59.9%	16	287,159,597	43.7	6.85627%	101	1.60x	12.5%	58.1%	54.9%
60.0%	-	64.9%	6	117,801,000	17.9	6.21187%	116	1.60x	10.2%	62.9%	62.5%
65.0%	-	66.0%	3	47,351,000	7.2	6.83428%	118	1.38x	10.0%	66.2%	65.4%
Total / Weighted Average:			34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Defeasance	27	$544,504,720	82.8%	6.56690%	108	1.77x	12.9%	55.4%	53.2%
Yield Maintenance	5	80,999,343	12.3	7.17567%	99	1.46x	13.4%	45.3%	39.7%
Defeasance or Yield Maintenance	2	32,095,000	4.9	6.78872%	115	1.70x	11.7%	53.4%	53.4%
Total / Weighted Average:	34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI DY(1)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(3)(4)
Refinance	24	$426,289,063	64.8%	6.67795%	111	1.67x	13.0%	53.2%	49.5%
Acquisition	6	107,070,000	16.3	6.73888%	96	1.79x	12.9%	57.1%	56.7%
Recapitalization	3	82,000,000	12.5	6.63707%	96	2.04x	14.2%	51.5%	51.5%
Acquisition/Recapitalization	1	42,240,000	6.4	6.21000%	119	1.58x	10.3%	60.0%	60.0%
Total / Weighted Average:	34	$657,599,063	100.0%	6.65271%	107	1.73x	12.9%	54.1%	51.6%
(1)	In the case of Loan Nos. 1, 3, 5, 6, 7, 8, 11, 14, 17, 18 and 23, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 6, 7 and 17, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD Loan-to-Value Ratio calculations exclude the related Subordinate Companion Loans and/or mezzanine loans.
(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.
(3)	In the case of Loan No. 10, the Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV is based on Cut-off Date Principal Balance and Maturity Date/ARD Balance after netting out a $2,000,000 holdback reserve. The Cut-off Date Loan-to-Value Ratio and Maturity Date/ARD LTV based on Cut-off Date Principal Balance and Maturity Date/ARD Balance without netting out the holdback reserve are 56.7% and 56.7%, respectively.
(4)	In the case of Loan No. 14, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 21, the Cut-off Date Loan-to-Value Ratio and Maturity/ARD Loan-to-Value Ratio are calculated by using an appraised value based on an as stabilized assumption. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.
C-5

Annex C	BMO 2023-C5
Collateral Characteristics
Previous Securitization History(1)
No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
2.02	KeyBank	Corporex Plaza	Tampa, FL	Industrial	$9,087,000	1.4%	CGCMT 2014-GC21
2.03	KeyBank	Brandywine Business Center	Tampa, FL	Industrial	$6,793,000	1.0%	CGCMT 2014-GC21
2.04	KeyBank	President's Plaza	Tampa, FL	Industrial	$4,095,000	0.6%	CGCMT 2014-GC21
3	CREFI	Hyatt Regency Indianapolis	Indianapolis, IN	Hospitality	$39,943,123	6.1%	JPMCC 2019-FL12
6.12	KeyBank	Save Mart Supermarkets - Modesto, CA (4)	Modesto, CA	Retail	$655,059	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.13	KeyBank	Save Mart Supermarkets - Grass Valley, CA	Grass Valley, CA	Retail	$636,000	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.19	KeyBank	Save Mart Supermarkets - Tracy, CA	Tracy, CA	Retail	$499,765	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.20	KeyBank	Save Mart Supermarkets - Folsom, CA	Folsom, CA	Retail	$488,471	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.24	KeyBank	Save Mart Supermarkets - Chico, CA	Chico, CA	Retail	$377,647	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.25	KeyBank	Save Mart Supermarkets - Salinas, CA	Salinas, CA	Retail	$376,235	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.26	KeyBank	Save Mart Supermarkets - Kingsburg, CA	Kingsburg, CA	Retail	$371,294	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.27	KeyBank	Save Mart Supermarkets - Clovis, CA (3)	Clovis, CA	Retail	$368,471	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.29	KeyBank	Save Mart Supermarkets - Vacaville, CA (2)	Vacaville, CA	Retail	$338,118	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.30	KeyBank	Save Mart Supermarkets - Elk Grove, CA	Elk Grove, CA	Retail	$333,882	0.1%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.32	KeyBank	Save Mart Supermarkets - Fresno, CA (3)	Fresno, CA	Retail	$292,941	0.0%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

C-6

Annex C	BMO 2023-C5
Collateral Characteristics
Previous Securitization History(1) (Continued)
No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
6.33	KeyBank	Save Mart Supermarkets - Lodi, CA	Lodi, CA	Retail	$289,412	0.0%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
6.39	KeyBank	Save Mart Supermarkets - Jackson, CA	Jackson, CA	Retail	$210,353	0.0%	UBSCM 2017-C1, DBJPM 2017-C6, UBSCM 2017-C2, WFCM 2017-C38
10	CREFI	Sayville Plaza	Bohemia, NY	Retail	$28,000,000	4.3%	RIAL 2022-FL8
11.01	CREFI	Burger King #04324 - Gulf Shores, AL	Gulf Shores, AL	Retail	$518,545	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.02	CREFI	Burger King #04581 - Foley, AL	Foley, AL	Retail	$510,442	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.03	CREFI	Burger King #02957 - Houma, LA	Houma, LA	Retail	$506,391	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.04	CREFI	Burger King #11942 - Gray, LA	Gray, LA	Retail	$490,187	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.05	CREFI	Burger King #03818 - Mobile, AL	Mobile, AL	Retail	$469,931	0.1%	COMM 2014-LC15
11.06	CREFI	Burger King #05255 - Prichard, AL	Prichard, AL	Retail	$449,675	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.07	CREFI	Burger King #12830 - Boutte, LA	Boutte, LA	Retail	$445,624	0.1%	COMM 2014-LC15
11.08	CREFI	Burger King #03156 - Saraland, AL	Saraland, AL	Retail	$433,471	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.09	CREFI	Burger King #11614 - Harvey, LA	Harvey, LA	Retail	$421,318	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.10	CREFI	Burger King #09004 - Diamondhead, MS	Diamondhead, MS	Retail	$417,267	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.11	CREFI	Burger King #04130 - Vicksburg, MS	Vicksburg, MS	Retail	$417,267	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.12	CREFI	Burger King #09708 - Natchez, MS	Natchez, MS	Retail	$409,164	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.13	CREFI	Burger King #09270 - Robertsdale, AL	Robertsdale, AL	Retail	$405,113	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.14	CREFI	Burger King #02643 - Gladstone, MO	Gladstone, MO	Retail	$388,908	0.1%	COMM 2014-LC15
11.15	CREFI	Burger King #01207 - West Monroe, LA	West Monroe, LA	Retail	$380,806	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.16	CREFI	Burger King #12007 - Denham Springs, LA	Denham Springs, LA	Retail	$376,755	0.1%	COMM 2014-LC15
11.17	CREFI	Burger King #10802 - Westwego, LA	Westwego, LA	Retail	$372,704	0.1%	COMM 2014-LC15
11.18	CREFI	Burger King #06788 - Zachary, LA	Zachary, LA	Retail	$372,704	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.19	CREFI	Burger King #06129 - Mobile, AL	Mobile, AL	Retail	$372,704	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.20	CREFI	Burger King #09788 - Walker, LA	Walker, LA	Retail	$368,653	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.21	CREFI	Burger King #09838 - Fairhope, AL	Fairhope, AL	Retail	$364,602	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.22	CREFI	Burger King #01198 - Mobile, AL	Mobile, AL	Retail	$356,500	0.1%	COMM 2014-LC15, WFCM 2014-LC16
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.
C-7

Annex C	BMO 2023-C5
Collateral Characteristics
Previous Securitization History(1) (Continued)
No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
11.23	CREFI	Burger King #10764 - Morgan City, LA	Morgan City, LA	Retail	$356,500	0.1%	COMM 2014-LC15
11.24	CREFI	Burger King #01465 - Laurel, MS	Laurel, MS	Retail	$352,449	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.25	CREFI	Burger King #07930 - Long Beach, MS	Long Beach, MS	Retail	$352,449	0.1%	COMM 2014-LC15
11.26	CREFI	Burger King #05029 - Pineville, LA	Pineville, LA	Retail	$348,397	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.27	CREFI	Burger King #12633 - Port Allen, LA	Port Allen, LA	Retail	$348,397	0.1%	COMM 2014-LC15
11.28	CREFI	Burger King #01439 - Slidell, LA	Slidell, LA	Retail	$344,346	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.29	CREFI	Burger King #01437 - Monroe, LA	Monroe, LA	Retail	$344,346	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.30	CREFI	Burger King #07467 - Ruston, LA	Ruston, LA	Retail	$344,346	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.31	CREFI	Burger King #12895 - Delhi, LA	Delhi, LA	Retail	$344,345	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.32	CREFI	Burger King #04914 - Pensacola, FL	Pensacola, FL	Retail	$336,244	0.1%	COMM 2014-LC15, WFCM 2014-LC16
11.33	CREFI	Burger King #01425 - New Iberia, LA	New Iberia, LA	Retail	$324,090	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.34	CREFI	Burger King #05035 - Tuscaloosa, AL	Tuscaloosa, AL	Retail	$320,039	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.35	CREFI	Burger King #06783 - Baton Rouge, LA	Baton Rouge, LA	Retail	$307,886	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.36	CREFI	Burger King #10763 - Hammond, LA	Hammond, LA	Retail	$307,886	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.37	CREFI	Burger King #06676 - Jackson, MS	Jackson, MS	Retail	$307,886	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.38	CREFI	Burger King #06149 - New Iberia, LA	New Iberia, LA	Retail	$307,886	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.39	CREFI	Burger King #01489 - Mobile, AL	Mobile, AL	Retail	$295,733	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.40	CREFI	Burger King #12661 - Baton Rouge, LA	Baton Rouge, LA	Retail	$295,733	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.41	CREFI	Burger King #06906 - Warrensburg, MO	Warrensburg, MO	Retail	$291,682	0.0%	COMM 2014-LC15
11.42	CREFI	Burger King #10762 - Geismar, LA	Geismar, LA	Retail	$291,682	0.0%	COMM 2014-LC15
11.43	CREFI	Burger King #13080 - Slidell, LA	Slidell, LA	Retail	$287,631	0.0%	COMM 2014-LC15
11.44	CREFI	Burger King #12329 - Rayne, LA	Rayne, LA	Retail	$287,631	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.45	CREFI	Burger King #10572 - Eunice, LA	Eunice, LA	Retail	$287,631	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.46	CREFI	Burger King #09686 - Thomasville, AL	Thomasville, AL	Retail	$287,631	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.47	CREFI	Burger King #02483 - Mobile, AL	Mobile, AL	Retail	$283,579	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.48	CREFI	Burger King #11544 - Westlake, LA	Westlake, LA	Retail	$283,579	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.49	CREFI	Burger King #09026 - Laurel, MS	Laurel, MS	Retail	$283,579	0.0%	COMM 2014-LC15, WFCM 2014-LC16
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

C-8

Annex C	BMO 2023-C5
Collateral Characteristics
Previous Securitization History(1) (Continued)
No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
11.50	CREFI	Burger King #12313 - Roeland Park, KS	Roeland Park, KS	Retail	$275,477	0.0%	COMM 2014-LC15
11.51	CREFI	Burger King #11715 - Ville Platte, LA	Ville Platte, LA	Retail	$275,477	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.52	CREFI	Burger King #03623 - Covington, LA	Covington, LA	Retail	$275,477	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.53	CREFI	Burger King #09692 - Greenwell Springs, LA	Greenwell Springs, LA	Retail	$271,426	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.54	CREFI	Burger King #06674 - Slidell, LA	Slidell, LA	Retail	$271,426	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.55	CREFI	Burger King #01428 - Sulphur, LA	Sulphur, LA	Retail	$267,375	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.56	CREFI	Burger King #05981 - Meridian, MS	Meridian, MS	Retail	$259,272	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.57	CREFI	Burger King #09213 - Pensacola, FL	Pensacola, FL	Retail	$259,272	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.58	CREFI	Burger King #08645 - Pace, FL	Pace, FL	Retail	$259,272	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.59	CREFI	Burger King #02831 - Olathe, KS	Olathe, KS	Retail	$251,170	0.0%	COMM 2014-LC15
11.60	CREFI	Burger King #04330 - Kansas City, MO	Kansas City, MO	Retail	$251,170	0.0%	COMM 2014-LC15
11.61	CREFI	Burger King #12322 - Oakdale, LA	Oakdale, LA	Retail	$251,170	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.62	CREFI	Burger King #03585 - Daphne, AL	Daphne, AL	Retail	$251,170	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.63	CREFI	Burger King #06916 - Kenner, LA	Kenner, LA	Retail	$247,119	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.64	CREFI	Burger King #11694 - DeQuincy, LA	DeQuincy, LA	Retail	$247,119	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.65	CREFI	Burger King #09115 - Meridian, MS	Meridian, MS	Retail	$247,119	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.66	CREFI	Burger King #00373 - Mobile, AL	Mobile, AL	Retail	$243,068	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.67	CREFI	Burger King #01617 - Lake Charles, LA	Lake Charles, LA	Retail	$239,017	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.68	CREFI	Burger King #01917 - Vidalia, LA	Vidalia, LA	Retail	$239,017	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.69	CREFI	Burger King #12264 - Mission, KS	Mission, KS	Retail	$234,966	0.0%	COMM 2014-LC15
11.70	CREFI	Burger King #09804 - Gonzales, LA	Gonzales, LA	Retail	$230,915	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.71	CREFI	Burger King #11095 - Tuscaloosa, AL	Tuscaloosa, AL	Retail	$230,915	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.72	CREFI	Burger King #09259 - Gulf Breeze, FL	Gulf Breeze, FL	Retail	$222,812	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.73	CREFI	Burger King #00144 - Baton Rouge, LA	Baton Rouge, LA	Retail	$218,762	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.74	CREFI	Burger King #12597 - Lake Charles, LA	Lake Charles, LA	Retail	$218,761	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.75	CREFI	Burger King #06488 - Mobile, AL	Mobile, AL	Retail	$218,761	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.76	CREFI	Burger King #00211 - Baton Rouge, LA	Baton Rouge, LA	Retail	$210,659	0.0%	COMM 2014-LC15, WFCM 2014-LC16
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.
C-9

Annex C	BMO 2023-C5
Collateral Characteristics
Previous Securitization History(1) (Continued)
No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
11.77	CREFI	Burger King #01337 - Metairie, LA	Metairie, LA	Retail	$210,659	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.78	CREFI	Burger King #04016 - Mobile, AL	Mobile, AL	Retail	$206,608	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.79	CREFI	Burger King #10607 - Houma, LA	Houma, LA	Retail	$198,505	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.80	CREFI	Burger King #10800 - Livingston, AL	Livingston, AL	Retail	$198,505	0.0%	COMM 2014-LC15
11.81	CREFI	Burger King #12820 - Iowa, LA	Iowa, LA	Retail	$194,454	0.0%	COMM 2014-LC15
11.82	CREFI	Burger King #09958 - Grove Hill, AL	Grove Hill, AL	Retail	$194,454	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.83	CREFI	Burger King #01149 - Baton Rouge, LA	Baton Rouge, LA	Retail	$190,403	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.84	CREFI	Burger King #06325 - Baton Rouge, LA	Baton Rouge, LA	Retail	$178,250	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.85	CREFI	Burger King #13081 - New Iberia, LA	New Iberia, LA	Retail	$170,147	0.0%	COMM 2014-LC15
11.86	CREFI	Burger King #11979 - Monroe, LA	Monroe, LA	Retail	$170,147	0.0%	COMM 2014-LC15
11.87	CREFI	Burger King #03685 - Kansas City, MO	Kansas City, MO	Retail	$170,147	0.0%	COMM 2014-LC15
11.88	CREFI	Burger King #06048 - Tuscaloosa, AL	Tuscaloosa, AL	Retail	$170,147	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.89	CREFI	Burger King #06105 - Northport, AL	Northport, AL	Retail	$166,096	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.90	CREFI	Burger King #12919 - Covington, LA	Covington, LA	Retail	$162,045	0.0%	COMM 2014-LC15
11.91	CREFI	Burger King #12660 - Vinton, LA	Vinton, LA	Retail	$157,994	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.92	CREFI	Burger King #09853 - Franklin, LA	Franklin, LA	Retail	$157,994	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.93	CREFI	Burger King #00360 - New Orleans, LA	New Orleans, LA	Retail	$141,790	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.94	CREFI	Burger King #12753 - Slidell, LA	Slidell, LA	Retail	$121,534	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.95	CREFI	Burger King #01315 - Alexandria, LA	Alexandria, LA	Retail	$105,329	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.96	CREFI	Burger King #12752 - Lafayette, LA	Lafayette, LA	Retail	$72,920	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.97	CREFI	Burger King #11488 - Lafayette, LA	Lafayette, LA	Retail	$68,869	0.0%	COMM 2014-LC15, WFCM 2014-LC16
11.98	CREFI	Burger King #01537 - Lafayette, LA	Lafayette, LA	Retail	$68,869	0.0%	COMM 2014-LC15
11.99	CREFI	Burger King #00501 - Lafayette, LA	Lafayette, LA	Retail	$0	0.0%	COMM 2014-LC15, WFCM 2014-LC16
17	BMO	Pacific Design Center	West Hollywood, CA	Mixed Use	$15,000,000	2.3%	WFCM 2014-LC16, COMM 2014-CR18
19	BMO	Comfort Suites Maingate East	Kissimmee, FL	Hospitality	$14,000,000	2.1%	COMM 2016-DC2
27	KeyBank	Mini U Storage - Springfield	Springfield, VA	Self Storage	$7,000,000	1.1%	COMM 2013-CR9
34	KeyBank	Mini U Storage - Landmark	Alexandria, VA	Self Storage	$2,333,000	0.4%	COMM 2013-CR9
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.
C-10

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

D-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Contacts
Role	Party and Contact Information
Depositor	BMO Commercial Mortgage Securities LLC, a Delaware limited liability company
Paul Vanderslice
151 West 42nd Street | New York, NY 10036 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Attention: Executive Vice President – Division Head	NoticeAdmin@midlandls.com; AskMidland@midlandls.com
10851 Mastin Street, Suite 700 | Overland Park, KS 66210 | United States
Special Servicer	Rialto Capital Advisors, LLC
	Attention: Liat Heller	liat.heller@rialtocapital.com
200 S. Biscayne Blvd, Suite 3550 | Miami, FL 33131 | United States
Asset Representations Reviewer & Operating Advisor	Park Bridge Lender Services LLC
	CMBS Notices	cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
XFRR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
XGRR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Distribution Detail continued to next page

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Notional Certificates
XJRR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
XFRR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
XGRR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
XJRR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
XFRR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
XGRR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
XJRR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00
NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Jul-23	0	0	0	0	0	0
Jun-23	0	0	0	0	0	0
May-23	0	0	0	0	0	0
Apr-23	0	0	0	0	0	0
Mar-23	0	0	0	0	0	0
Feb-23	0	0	0	0	0	0
Jan-23	0	0	0	0	0	0
Dec-22	0	0	0	0	0	0
Nov-22	0	0	0	0	0	0
Oct-22	0	0	0	0	0	0
Sep-22	0	0	0	0	0	0
Aug-22	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Modified Loan Detail

		Pre-Modification		Post-Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Modification Closing Date	Modification Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 26

Distribution Date:	07/17/23	BMO 2023-C5 MORTGAGE TRUST
Determination Date:	07/11/23
Record Date:	06/30/23	Commercial Mortgage Pass-Through Certificates Series 2023-C5

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 26 of 26

ANNEX E-1A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of BMO, BSPRT, KeyBank, SMC, UBS AG and ZBNA (each referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charges) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
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Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.
(5)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of the Cut-off Date, to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.
(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 7 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or
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insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage.
(8)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule E-1A-1 to this Annex E-1A.
(9)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related
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Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(10)	Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(11)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)	Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon.
(13)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(14)	Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 7), an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security
E-1A-4

intended to be provided by the Mortgage Loan documents; (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan; or (g) the current principal use of the Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of an Outside Serviced Mortgage Loan, to the depositor under the related Outside Servicing Agreement or the related Outside Servicer for the related Other Securitization Trust).
(16)	No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

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If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)	Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 7) and survey, if any, an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one
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or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

(19)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.
(20)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(21)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
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(22)	Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(23)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Issuing Entity.
(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(25)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it will keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.
(27)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor will have solicited or caused to be solicited petitioning
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creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(28)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 33), in each case of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 33 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the condemnation proceeds or the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating
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statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

(30)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex E-1B; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1 to this Annex E-1A, or future permitted mezzanine debt as set forth on Schedule E-1A-2 to this Annex E-1A or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule E-1A-3 to this Annex E-1A or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(32)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially
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to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(34)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.
(35)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since
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the origination of the Mortgage Loan, except by any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;
(e)	Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provided that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;
(j)	Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such
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proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(36)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.
(37)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.
(38)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.
(39)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(40)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule E-1A-4 to this Annex E-1A, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.
(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II
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environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(42)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement or is accomplished by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirement of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.
(43)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.
(44)	Cross-Collateralization. No Mortgage Loan is cross collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.
(45)	Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
E-1A-14

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex E-1A, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex E-1A, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex E-1A, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties, in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the Mortgage Loan Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) will be deemed within the Mortgage Loan Seller’s knowledge.

E-1A-15

SCHEDULE E-1A-1 to ANNEX E-1A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	BMO Mortgage Loans	BSPRT CMBS Finance Mortgage Loans	KeyBank Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans	ZBNA Mortgage Loans
7	Harborside 2-3

E-1A-16

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	BMO Mortgage Loans	BSPRT CMBS Finance Mortgage Loans	KeyBank Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans	ZBNA Mortgage Loans
7	Harborside 2-3
17	Pacific Design Center

E-1A-17

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

E-1A-18

SCHEDULE E-1A-4 to ANNEX E-1A

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Loan No.	BMO Mortgage Loans	BSPRT CMBS Finance Mortgage Loans	KeyBank Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans	ZBNA Mortgage Loans
2			Central Florida Industrial Portfolio
13			Philadelphia Life Science Portfolio
27			Mini U Storage – Springfield
34			Mini U Storage - Landmark
29	Steiner Porfolio Chicago 4-Pack
30	Steiner Portfolio Chicago 3-Pack
4	Cincinnati Multifamily
9	500 Mamaroneck
8	Cross Island
28					Quality Inn SeaTac
31					SureStay Plus SeaTac

E-1A-19

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BANK OF MONTREAL)

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	Pacific Design Center (Loan No. 17)	Provided no event of default has occurred and is ongoing, Goldman Sachs Bank USA or its affiliates (collectively, the “Initial Mortgagee”) may not sell any interest in the Whole Loan or any portion thereof (including, without limitation, a participation interest therein) to Brookfield, Fortress, Rialto, Vornado Realty Trust, LNR Partners, Inc., SL Green Realty Corp. and/or any affiliate of the foregoing (individually and/or collectively, as the context requires, the “Restricted Transferees”). However, the foregoing restriction does not apply (a) in connection with a securitization (i.e., no restriction on sale of securities to any Restricted Transferee) and/or (b) to any transfer, sale or other disposition of the Whole Loan or any portion thereof (including, without limitation, a participation interest therein) by any successor and/or assign of any portion of the Initial Mortgagee’s interest in the Whole Loan.
(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance	Orizon Aerostructures (Loan No. 14)

The sole tenant has the option to purchase the Mortgaged Property at any time after the fifth year of its lease, subject to the Mortgagor’s right to defer the closing date of such purchase until after the Mortgage Loan prepayment or defeasance lockout period.

In addition, if the Mortgagor desires to sell the Mortgaged Property, the Mortgagor is required to give the sole tenant the right to purchase the Mortgaged Property for a price and on terms and conditions, set forth in a notice pursuant to the terms of the sole tenant’s lease. The right to purchase does not apply upon a foreclosure, deed in lieu thereof or to a subsequent sale thereafter.

(8) Junior Liens	Great Lakes Crossing Outlets (Loan No. 5)	The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the Mortgagee’s approval and delivery of a rating agency confirmation.
(14) Actions Concerning Mortgage Loan	Harborside 2-3 (Loan No. 7)

Michael Silberberg, a guarantor of the subject Mortgage Loan, is the guarantor on a loan in the original principal amount of $164,000,000 (the “Civic Opera Building Loan”), which is evidenced by promissory notes held by (i) Wells Fargo Bank, National Association, as trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C31, Commercial Mortgage Pass-Through Certificates, Series 2015-C31 and (ii) Wilmington Trust, National Association, as trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C32, Commercial Mortgage Pass-Through Certificates, Series 2015-C32. The lenders of the Civic Opera Building Loan commenced foreclosure proceedings on August 21, 2021, and on March 31, 2023 the special servicer sent a notice to Michael Silberberg alleging (x) a breach of the loss recourse provision set forth in the Civic Opera Building Loan documents as a result of two mechanics liens being filed against the

E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
subject property and (y) a breach of the full recourse provision set forth in the Civic Opera Building Loan documents as a result of an alleged violation of SPE provisions prohibiting the incurrence of indebtedness in violation of the Civic Opera Building Loan documents.

In connection with work performed on the Mortgaged Property by the Mortgagor’s predecessor-in-interest, there is an active litigation between the primary contractor (Plaza Construction LLC) and a subcontractor (Gamma USA, Inc.) relating to façade work performed by the subcontractor. Neither the Mortgagor nor its predecessor-in-interest is named in the litigation, and the contract with primary contractor was not assumed by the Mortgagor in connection with its acquisition of the Mortgaged Property. The Mortgagor’s predecessor-in-interest has held back the retainage owed to the primary contractor (approximately $996,842) in escrow by a title company pursuant to an escrow agreement between the Mortgagor and its predecessor-in-interest and is released to the primary contractor upon resolution of said dispute.

(17) Insurance	All BMO Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(17) Insurance	Orizon Aerostructures (Loan No. 14)

The Mortgage Loan documents permit the Mortgagor to rely on the insurance or self-insurance provided by Orizon Aerostructures, the sole tenant at the related Mortgaged Property provided that, among other conditions, (i) the related lease remains in full force and effect, (ii) the tenant is not in default under the lease, (iii) the tenant is required to rebuild and/or repair the Mortgaged Property and is not entitled to any period of rent abatement, and (iv) the tenant has satisfied all insurance requirements under its lease.

The Mortgage Loan documents provide that, with respect to the disbursement of net proceeds, the holding and disbursement of such net proceeds are subject to the terms of the sole tenant’s lease; provided, that (i) the related lease remains in full force and effect and (ii) the tenant is diligently prosecuting the completion of the restoration of the Mortgaged Property.

(17) Insurance	Great Lakes Crossing Outlets (Loan No. 5)

The Mortgage Loan documents permit a deductible up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible up to 5% of the total insurable value of the Mortgaged Property (collectively, the “Required Deductible”), In addition, the Mortgagor is permitted to maintain a retention amount, up to a $10,000,000 aggregate deductible and subject to a $5,000,000 per occurrence deductible, in addition to the Required Deductible, solely as it pertains to flood and hail losses, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains prefunded at all times during the term of the Mortgage Loan, and (3) the Mortgagor has submitted evidence satisfactory to the Mortgagee and the rating agencies of such prefunded arrangement at the request of the Mortgagee or rating agency.

E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
The Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.
(17) Insurance	Comfort Suites Maingate East (Loan No. 19)	Lender has deemed as approved as for closing, Westfield Insurance Company not rated S&P, and rated AXV by AM and Ascot Specialty not rated S&P, and rated AXIV until renewal so long as there is no downgrade or withdrawal, if downgrade or withdrawal borrower will be required to replace coverage with carriers meeting requirements of section 5.1(b). At renewal, coverage must be replaced with carriers meeting rating requirements set forth in 5.1(b) accordingly.
(17) Insurance	500 Mamaroneck (Loan No. 9)	Casualty proceeds are required to be used for restoration. Lender’s recovery with respect to condemnation proceeds is limited to $40,000,000.00.
(18) Access; Utilities; Separate Tax Parcels	Harborside 2-3 (Loan No. 7)	The related Mortgaged Property was known and designated as tax lot 18 prior to being subdivided in July 2022 into tax lots 18.01 and 18.02. The related Mortgaged Property is currently designated as lot 18.01 and a neighboring property, which is not included as part of the collateral for the subject Mortgage Loan and is owned by an unaffiliated third party, is designated as lot 18.02. Based on information provided by the related Mortgagor and the title company issuing the Title Policy, the applicable tax map is updated once per year and the same was not yet updated at the time of origination of the Mortgage Loan to recognize the subdivided tax lots. The related Mortgagor is responsible for the taxes affecting lot 18.01 and owner of lot 18.02 is responsible for all of taxes related to the improvements on lot 18.02. At origination of the subject Mortgage Loan, the tax reserve was sized to include taxes for the undivided tax lot 18.
(25) Local Law Compliance	Harborside 2-3 (Loan No. 7)	Although the related Mortgaged Property is legal conforming, because it was built pursuant to local planning board approval, the restoration of the related Mortgaged Property following a casualty is subject to approval of the local planning board per the municipal zoning letter dated February 10, 2023 from the Jersey City Housing, Economic Development & Commerce office.
(25) Local Law Compliance	Orizon Aerostructures (Loan No. 14)	Pursuant to the zoning report delivered in connection with the origination of the Mortgage Loan, use of the 615 W Cherry Street, Chanute, KS Mortgaged Property as an industrial/manufacturing facility is legal non-conforming as such use is not permitted under the applicable current zoning code.
(25) Local Law Compliance	Macon GA Portfolio (Loan No. 25)

The Macon, GA Portfolio is legal nonconforming, as follows:

Cobblestone: Per the zoning report, should the subject be damaged by more than 50% of the value of the building(s) or structure(s), the subject property could only be rebuilt to 17 units (from 25 currently) to meet the lot area requirement. This would result in fewer buildings, thus meeting setback and parking requirements. In addition, the subject property would need to apply for a conditional use permit prior to reconstruction. The underwritten threshold analysis shows that the debt service will still cover at 1.0x in the aggregate for the portfolio. L&O insurance is required and in place though does not include down zoning coverage.

E-1B-3

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Neal Darlington – Per the zoning report, should the subject be damaged by more than 50% of the value of the building(s) or structure(s), the subject property could only be rebuilt to 15 units (from 16) to meet the lot area requirement. The zoning consultant estimates the property could easily accommodate the parking requirement of 23 spaces by adding 3 parking spaces on site. In addition, the subject property would need to apply for a conditional use permit prior to reconstruction. The underwritten threshold analysis shows that the debt service will still cover at 1.0x in the aggregate for the portfolio. L&O insurance is required and in place though does not include down zoning coverage.

Oakhill – Per the zoning report, should the subject be damaged by more than 50% of the value of the building(s) or structure(s), the subject property could be fully rebuilt to 36 units (there are 36 units currently). The zoning consultant estimates that there is enough lot area to reposition the buildings into conforming status, subject to a conditional use permit prior to reconstruction. L&O insurance is required and in place though does not include down zoning coverage.

Rivera Macon – Per the zoning report, should the subject be damaged by more than 50% of the value of the building(s) or structure(s), the subject property's most restrictive requirement would be the front setback. The zoning consultant estimates ample space to position all structures on the lot to a conforming configuration, though a conditional use permit is still required prior to reconstruction. L&O insurance is required and in place though does not include down zoning coverage.

(27) Recourse Obligations	Great Lakes Crossing Outlets (Loan No. 5)

For so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. or an affiliate of TRG, SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the Whole Loan amount, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the Mortgagee in the enforcement of the related guaranty or the preservation of the Mortgagee’s rights under such guaranty.

The Mortgagor and the non-recourse carveout guarantor will not have liability under the full recourse carveouts for transfers in violation of the Whole Loan documents or breaches of the special purpose entity covenants or any loss carveout in the Whole Loan documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the Mortgagee’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Whole Loan or other obligation or debts of the Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagor through a judgment of exercise of

E-1B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of clauses (i) through (iii) above.
(27) Recourse Obligations	Harborside 2-3 (Loan No. 7)	The loan documents do not provide recourse for the related Mortgagor’s misapplication of rents (if, after an event of default under the subject Mortgage Loan), insurance proceeds or condemnation awards, but rather, recourse for misapplication of such amounts is limited to intentional misapplication.
(28) Mortgage Releases	All BMO Loans	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
(30) Acts of Terrorism Exclusion	All BMO Loans	All exceptions to representation and warranty no. 17 are also exceptions to this representation and warranty no. 30.
(30) Acts of Terrorism Exclusion	Fresenius (Loan No. 24)	The loan documents require the specified coverage; however, contact Pillar Risk to ensure the actual policies have the required coverage.
(31) Due on Sale or Encumbrance	Great Lakes Crossing Outlets (Loan No. 5)

The Mortgage Loan documents permit the pledge of interest by a direct or indirect owner of the Mortgagor to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.

The Mortgage Loan documents permit the Mortgagor to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the Mortgagee’s approval and delivery of a rating agency confirmation.

(31) Due on Sale or Encumbrance	Harborside 2-3 (Loan No. 7)

The Mortgage Loan documents permit transfers by reason of the exercise of remedies by the upper-tier preferred equity investor (which, includes the foreclosure of upper-tier pledges securing the preferred equity investment) in accordance with the terms of the intercreditor agreement between the subject Mortgage Loan’s lender, the mezzanine lender and the preferred equity investor.

In addition, the Mortgage Loan documents permit transfers of more than 50% of the equity interests in the related Mortgagor provided that after giving effect to such transfer, (i) the related non-recourse carve-out guarantors (together with their respective spouses and/or their lineal descendants and/or family trusts for the sole benefit of any of the foregoing persons) must continue to collectively own at least 5% of the direct or indirect equity ownership interest in the related Mortgagor that, as of the date of origination of the subject Mortgage Loan, owned a 98% undivided tenant-in-common interest in the related Mortgaged Property (i.e., the tenant-in-common in which the non-recourse carve-out guarantors had an interest as of the date of origination of the subject Mortgage Loan), (ii) Mark Karasick, a non-recourse carve-out guarantor, owns 100% of the indirect equity interest in SL Harborside Hospitality LLC (the anticipated holder of the liquor licenses applicable to the related Mortgaged Property) and its sole member SL Harborside Hospitality Holdings LLC and (iii) the related non-recourse carve-out guarantors control the related

E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Mortgagor and the day to day operations of the related Mortgaged Property.
(32) Single-Purpose Entity	Pacific Design Center (Loan No. 17)	The Mortgagor is a recycled Single-Purpose Entity that previously owned an adjacent parcel that was transferred prior to the origination of the Whole Loan (the “Prior Owned Parcel”). The Mortgagor has represented that it has no remaining liabilities with respect to the Prior Owned Parcel and the Whole Loan documents provide recourse for losses to the Mortgagee in connection with any breach of such representation.
(33) Defeasance	Great Lakes Crossing Outlets (Loan No. 5)	The Mortgage Loan documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, though accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.
(37) No Material Default; Payment Record	All BMO Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(41) Environmental Conditions	Harborside 2-3 (Loan No. 7)	The related environmental site assessment (“ESA”) identified a controlled recognized environmental condition and historic recognized environmental condition for the related Mortgaged Property associated with historic site operations and impacts to site soils and groundwater caused by contaminated historic fill material. From 1986 to 2013, various remedial investigations and actions were conducted to address the historic fill, including placing engineering controls consisting of improvements at the site, such as the building slab, concrete and asphalt paved areas, and landscaping, over residually impacted soils. In 2022, an additional investigation was conducted in an area below the shared atrium of two buildings located on the related Mortgaged Property, which identified additional, residual impacts to soils and groundwater attributed to historic fill material. A deed notice identifying the historic fill and associated engineering controls in place at the related Mortgaged Property was recorded on February 17, 2023 and serves as an institutional control for the related Mortgaged Property. In relation to soil impacts at the related Mortgaged Property, a soil Remedial Action Permit (“RAP”), which establishes the obligations of the permittee with respect to soil related institutional controls and engineering controls, is required, and a RAP initial application was submitted to the governing authority on March 29, 2023. A groundwater Classified Exception Area (“CEA”), which serves as an institutional control by providing notice that there are groundwater impacts in a localized area, is also being prepared for the related Mortgaged Property. Assuming issuance of the RAP and approval of the CEA by the governing authority, the related ESA consultant identified this matter as a controlled recognized environmental condition and did not recommend any further investigation; however, the ESA consultant did note that the
E-1B-6

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
institutional controls in place on the related Mortgaged Property are to be maintained in perpetuity.
(41) Environmental Conditions	Pacific Design Center (Loan No. 17)	The related Phase I environmental site assessment identified certain recognized environmental conditions (collectively, the “REC”) at the Mortgaged Property in connection with potential impacts from prior industrial operations at the Mortgaged Property for which insufficient regulatory records exist, including, among other things, potential (i) arsenic and creosote impacts from prior railroad operations, (ii) solvent, heavy metal and commercial grade cleaner impacts from prior plating works, machine shop and furniture manufacturing operations, (iii) heavy metal and solvent impacts from prior printing operations and (iv) petroleum impacts from prior automotive and bus repair operations. According to the Phase I environmental site assessment, due to the redevelopment of the existing improvements at the Mortgaged Property, the absence of such prior site uses on any active or closed regulatory databases and the time elapsed since such historical operations, the REC is not anticipated to detrimentally affect the continued commercial use or operation of the Mortgaged Property.

E-1B-7

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(BSPRT CMBS FINANCE, LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(25) Local Law Compliance	Richmond Medical Office (Loan No. 33)	The Mortgaged Property is legal non-conforming as to use because office use is only permitted if an office property is located within a master planned community, and the Mortgaged Property is not located in such an area. However, the related Mortgaged Property has been grandfathered in as it was constructed when office use was permitted without such requirement. According to the relevant zoning ordinance, if a structure containing a non-conforming use has been destroyed or such non-conforming use has ceased for at least two years, it may not be re-established except in compliance with all applicable zoning regulations.

E-1B-8

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(KEYBANK NATIONAL ASSOCIATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(14) Actions Concerning Mortgage Loan	Philadelphia Life Science Portfolio (Loan No. 13)	Highland Capital Management, LP (“Highland”), a majority owned affiliate of the related guarantor filed for bankruptcy protection in 2019. The bankruptcy trustee (the “Highland Trustee”) is seeking to recover more than $60,000,000 from the related guarantor in connection with litigation relating to promissory notes made between certain defendants and Highland. The Highland Trustee alleges that Nancy Dondero, the trustee of the related guarantor (the “Guarantor Trustee”) and the related guarantor, breached their fiduciary duties by entering into oral agreements that allegedly led to Highland forgiving the promissory notes. Litigation remains ongoing and it is unclear what the related guarantor’s total exposure will be in light of the fact that (i) certain actions seek actual and punitive damages against the related guarantor and Guarantor Trustee in amounts that have not yet been determined, (ii) one of the complaints seeks a determination that the related guarantor is the alter ego of James Dondero and should be liable for its debt and (iii) the Guarantor Trustee and James Dondero, are named defendants in the proceedings. The related guarantor has reported a net worth of over $147,000,000 and liquid assets valued at $194,000,0000. Pursuant to the related guaranty agreement, the related guarantor is required to maintain a new worth of not less than $40,000,000 and liquidity of not less than $4,000,000.
(15) Escrow Deposits	Philadelphia Life Science Portfolio (Loan No. 13)	The related master tenant at the Adare Dungan Mortgaged Property and the related master tenant at the Adare Orthodox Mortgaged Property granted the related Mortgagors a security interest in accounts, totaling $1,431,706 and $593,880, respectively, and these amounts will be used to complete the repairs at the related Mortgaged Properties. The related Mortgagors collaterally assigned this security interest to the related Mortgagee.
(17) Insurance	Philadelphia Life Science Portfolio (Loan No. 13)

The related Mortgaged Properties are leased in their entirety to Frontida Biopharm, LLC (“Frontida”) under triple net leases. Frontida is allowed to provide insurance for their related Mortgaged Properties and may continue to provide insurance provided that it continue to meet certain requirements. The related Mortgagors’ obligation to provide insurance will be suspended under the related Mortgage Loan documents for so long as Frontida complies with the related requirements outlined in the related Mortgage Loan documents. In the event Frontida fails to comply with the requirements outlined in the Mortgage Loan documents, the related Mortgagors or related guarantor, will be required to obtain a “difference in conditions” policy or any other policies that would be necessary to insure the related Mortgaged Properties in accordance with the Mortgage Loan documents. Frontida does not provide terrorism insurance for the related Mortgaged Properties which is instead provided by the related Mortgagors.

E-1B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

The related Mortgage Loan documents allow for Frontida to have a deductible of $886,102 which is higher than the customary deductibles allowed by the Mortgagee.

In the event that there is a casualty to any individual Mortgaged Property in which the insurance proceeds received by Frontida are insufficient to cover the cost of restoration, repair, replacement or rebuilding of the applicable Mortgaged Property in accordance with the applicable legal requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction, then the Mortgagors have full recourse liability for a portion of the debt in an amount equal to the lesser of (i) difference of (1) 125% of the total estimated cost to complete such restoration, repair, replacement or rebuilding less (2) the amount of insurance proceeds received by Frontida (the “Insurance Shortfall Amount”); and (ii) the entire outstanding amount of the debt whenever the outstanding amount of the debt is equal to or less than the Insurance Shortfall Amount.

(17) Insurance	Oak Street NLP Fund Portfolio (Loan No. 6)

The related Mortgaged Properties are leased in their entirety to six tenants under eight triple net leases. Pursuant to the Mortgage Loan documents Save Mart Supermarkets (“Save Mart”), Big Lots, Inc. (“Big Lots”), W.S. Badcock Corporation, Chandler Insurance Company, LTD. and Big Y Foods, Inc. (the “Insuring Tenants”) are allowed to provide insurance for their related Mortgaged Properties and may continue to provide insurance provided that they continue to meet certain requirements. The related Mortgagors’ obligation to provide insurance will be suspended under the related Mortgage Loan documents for so long as the Insuring Tenants comply with the related requirements outlined in the related Mortgage Loan documents. To the extent the Insuring Tenants fail to comply, the related Mortgagors are required to promptly, at their sole cost and expense, procure (i) primary insurance coverage for the related leased premises in the event the Insuring Tenant does not provide the required insurance coverage or (ii) "excess and contingent" insurance coverage over and above any other valid and collectible coverage then in existence, as would be necessary to bring the insurance coverage for the applicable leased premises into full compliance with the insurance requirements outlined in the Mortgage Loan documents.

The related Mortgage Loan documents allow for (a) Save Mart and Big Lots to have deductibles of $500,000 and $1,000,000, respectively which are higher than the customary deductibles allowed by the Mortgagee, (b) Big Lots to maintain a portion of its insurance coverage with insurers that have ratings that do not meet certain components of the Insurance Ratings Requirements, provided that, at renewal, Big Lots will replace these policies with insurance companies meeting the Insurance Ratings Requirements and (c) Big Lots to provide business interruption for a period of twelve months which is lower than the eighteen month requirement.

With respect to all property losses in excess of 5% of the applicable allocated loan amount of an affected individual Mortgaged Property, the related Mortgage Loan documents require insurance proceeds to be applied to the restoration of the related Mortgaged Property.

E-1B-10

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(23) Authorized to do Business	Central Florida Industrial Portfolio (Loan No. 2)	Pursuant to a post-closing agreement, within 30 days of the origination of the related Mortgage Loan, the related Mortgagor must provide evidence that (i) SMALL BAY I ORLANDO DST (the “Orlando Borrower”) is qualified to transact business in the State of Florida and (ii) the Orlando Borrower is authorized to transact business in the State of Florida and that its status is “active.”
(25) Local Law Compliance	Oak Street NLP Fund Portfolio – Save Mart Supermarkets – Fresno, CA (5) (Loan No. 6.14)	The related Mortgaged Property is non-conforming as to use. Due to code revisions, the use of drive-through facilities (the “Save Mart (5) Drive-Through”) at the related Mortgaged Property is not permitted. The Save Mart (5) Drive-Through occupies two parcels at the related Mortgaged Property. A conditional use permit allows for the presence of the Save Mart (5) Drive-Through on one parcel but this permit does cover the other parcel. However, because the presence of the Save Mart (5) Drive-Through at the related Mortgaged Property predates the Code Revisions, the use is considered pre-existing and legal non-conforming. Under the related municipal code, a legal non-conforming use cannot be re-established in any structure if such legal non-conforming use has ceased for a consecutive five-year period.
(25) Local Law Compliance

Oak Street NLP Fund Portfolio – Save Mart Supermarkets – Fresno, CA (4)
(Loan No. 6.09)

Oak Street NLP Fund Portfolio – Save Mart Supermarket – Save Mart Supermarkets – Fresno, CA (5)
(Loan No. 6.14)

Oak Street NLP Fund Portfolio – Save Mart Supermarket – Save Mart Supermarkets – Salinas, CA
(Loan No. 6.25)

Oak Street NLP Fund Portfolio – Save Mart Supermarkets – Fresno, CA (3)
(Loan No. 6.32)

With respect to the related Mortgaged Properties, there are open fire code violations. Pursuant to the related Mortgage Loan documents, the Mortgagors are required to cause the tenants at the related Mortgaged Properties to cure any fire code violations within 90 days following the origination of the related Mortgage Loan or with respect to any such violations set forth in an update to a zoning report, within 90 days from the receipt of the updated zoning report (the “Fire Code Cure Period”). If the related tenants do no cure these fire code violations within the Fire Code Cure Period, then the Mortgagors are required to cure the fire code violations as soon as reasonably practical thereafter with reasonable diligence; provided that such additional period of time will not exceed 60 days (the “Additional Cure Period”) after the deadline, unless such fire code violations are not susceptible of cure within the Additional Cure Period, in which case the Additional Cure Period will be extended for an additional 60 days so long as the Mortgagors have provided evidence reasonably acceptable to the Mortgagee that the Mortgagors are diligently proceeding to cure the fire code violations.
(25) Local Law Compliance	Oak Street NLP Fund Portfolio – Save Mart Supermarkets – Coalinga, CA (Loan No. 6.37)	The related Mortgaged Property has not been issued a permanent certificate of occupancy and its temporary certificate of occupancy has expired, which may constitute a violation in the applicable municipality. The related Mortgage Loan documents include a recourse carveout for losses incurred as a result of the Mortgagors’ failure to obtain a permanent certificate of occupancy.
(26) Licenses and Permits	Oak Street NLP Fund Portfolio – Save Mart Supermarkets – Coalinga,	The related Mortgaged Property has not been issued a permanent certificate of occupancy and its temporary certificate of occupancy has expired, which may constitute a violation in the applicable municipality. The related Mortgage Loan documents include a

E-1B-11

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
	CA (Loan No. 6.37)	recourse carveout for losses incurred as a result of the Mortgagors’ failure to obtain a permanent certificate of occupancy.
(27) Recourse Obligations	Oak Street NLP Fund Portfolio (Loan No. 6)	The related Mortgage Loan becomes full recourse if the related Mortgagors fail to obtain the related Mortgagee’s consent to any transfer of an individual Mortgaged Property or any direct or indirect controlling interest in the Mortgagors when consent is required under the related Mortgage Loan documents. Other transfer violations under the related Mortgage Loan documents are recourse for losses only.
(27) Recourse Obligations	Oak Street NLP Fund Portfolio (Loan No. 6)	The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with a “material and willful misrepresentation” as opposed to “intentional material misrepresentation.”
(27) Recourse Obligations	Oak Street NLP Fund Portfolio (Loan No. 6)	The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “the willful misconduct” which results in “physical damage or waste” as opposed to “intentional material physical waste.”
(27) Recourse Obligations	Central Florida Industrial Portfolio (Loan No. 2) Philadelphia Life Science Portfolio (Loan No. 13) Mini U Storage – Springfield (Loan No. 27) Mini U Storage – Landmark (Loan No. 34)	The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional material misrepresentation.”
(27) Recourse Obligations	Mini U Storage – Springfield (Loan No. 27) Mini U Storage – Landmark (Loan No. 34)	The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “material physical waste” as opposed to “intentional material physical waste.”
(28) Mortgage Releases	Oak Street NLP Fund Portfolio (Loan No. 6)	With respect to the related Mortgage Loan, any individual Mortgaged Property representing less than or equal to 10% of the original principal balance of the Mortgage Loan may be released upon the payment of 105% of the allocated loan amount of each such Mortgaged Property(ies) subject to applicable REMIC requirements.
(28) Mortgage Releases	All KeyBank Loans	With respect to the related Mortgage Loans, if the Mortgage Loans or any portion thereof are included in a REMIC trust and, immediately following a release of any portion of the lien of the security instrument in connection with a condemnation (but taking into account any proposed restoration on the remaining portion of the related
E-1B-12

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Mortgaged Property), the loan to value ratio is greater than 125% (such value to be determined, in Mortgagee’s sole discretion, by any commercially reasonable method permitted to a REMIC trust), the principal balance of the related Mortgage Loan must be paid down in an amount sufficient to satisfy the REMIC requirements, unless the Mortgagee receives an opinion of counsel that if such amount is not paid, the securitization will not fail to maintain its status as a REMIC trust and that the REMIC trust will not be subject to tax as a result of the related release of such portion of the Lien of the security instrument.
(30) Acts of Terrorism Exclusion	Oak Street NLP Fund Portfolio (Loan No. 6)

Pursuant to the Mortgage Loan documents the Insuring Tenants are allowed to provide insurance for their related Mortgaged Properties and may continue to provide insurance provided that they continue to meet certain requirements. The related Mortgagors’ obligation to provide insurance will be suspended under the related Mortgage Loan documents for so long as the Insuring Tenants comply with the related requirements outlined in the related Mortgage Loan documents. To the extent the Insuring Tenants fail to comply, the related Mortgagors are required to promptly, at their sole cost and expense, procure (i) primary insurance coverage for the related leased premises in the event the Insuring Tenant does not provide the required insurance coverage or (ii) "excess and contingent" insurance coverage over and above any other valid and collectible coverage then in existence, as would be necessary to bring the insurance coverage for the applicable leased premises into full compliance with the insurance requirements outlined in the Mortgage Loan documents.

The related Mortgage Loan documents allow for (a) Save Mart and Big Lots to have deductibles of $500,000 and $1,000,000, respectively which are higher than the customary deductibles allowed by the Mortgagee, (b) Big Lots to maintain a portion of its insurance coverage with insurers that have ratings that do not meet certain components of the Insurance Ratings Requirements, provided that, at renewal, Big Lots will replace these policies with insurance companies meeting the Insurance Ratings Requirements and (c) Big Lots to provide business interruption for a period of twelve months which is lower than the eighteen month requirement.

With respect to all property losses in excess of 5% of the applicable allocated loan amount of an affected individual Mortgaged Property, the related Mortgage Loan documents require insurance proceeds to be applied to the restoration of the related Mortgaged Property.

(30) Acts of Terrorism Exclusion	Oak Street NLP Fund Portfolio (Loan No. 6)	In the related Mortgage Loan documents, TRIPRA is defined as the “Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2019.”
(33) Defeasance	Oak Street NLP Fund Portfolio (Loan No. 6)	With respect to the related Mortgage Loan, any individual Mortgaged Property representing less than or equal to 10% of the original principal balance of the Mortgage Loan may be released upon the payment of 105% of the allocated loan amount of each such Mortgaged Property(ies) subject to applicable REMIC requirements.
(35) Ground Leases	Oak Street NLP Fund Portfolio – Save Mart	The related Mortgaged Property is comprised in its entirety of the related Mortgagor’s leasehold interest in a ground lease that expires
E-1B-13

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
	Supermarkets – Tracy, CA (2) (Loan No. 6.21)	on December 31, 2064. The related Mortgagee is entitled to notices of default under the ground lease. However, the ground lease does not expressly stipulate that no notice of default is effective against the Mortgagee unless such notice is given.
(40) Organization of Mortgagor	Central Florida Industrial Portfolio (Loan No. 2)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Philadelphia Life Science Portfolio Mortgage Loan.
(40) Organization of Mortgagor	Philadelphia Life Science Portfolio (Loan No. 13)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Central Florida Industrial Portfolio Mortgage Loan.
(40) Organization of Mortgagor	Mini U Storage – Springfield (Loan No. 27)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Mini U Storage – Landmark Mortgage Loan.
(40) Organization of Mortgagor	Mini U Storage – Landmark (Loan No. 34)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Mini U Storage – Springfield Mortgage Loan.

E-1B-14

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(STARWOOD MORTGAGE CAPITAL LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
None

E-1B-15

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(UBS AG)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(38) No Material Default; Payment Record	Quality Inn SeaTac (Loan No. 28) SureStay Plus SeaTac (Loan No. 31)	The clearing account, also sometimes referred to as a lockbox account, into which rents and revenues of the related Mortgaged Property are deposited, is currently maintained (or is required in the future to be maintained, as to any springing account) with Signature Bank (or Signature Bridge Bank, N.A. or Flagstar Bank, N.A.), which is not an “eligible institution” and such account is not an “eligible account” (as such terms are defined in the related Mortgage Loan documents).
(40) Organization of Mortgagor	Quality Inn SeaTac (Loan No. 28) SureStay Plus SeaTac (Loan No. 31)	The related Mortgagors are affiliated entities.

E-1B-16

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(ZIONS BANCORPORATION, N.A.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance	Brier Creek Commons (Loan No. 1)

Two tenants at the related Mortgaged Property, McDonald’s Corporation and Truist Bank (collectively representing approximately 2.2% of the underwritten base rent), have right of first refusals under their respective ground leases.

Under the McDonald’s lease, the landlord must give the tenant 30 days’ notice before accepting a purchase offer or making an offer to sell the premises demised under such lease. The tenant will then have the first option to purchase the demised premises by giving written notice to the landlord of its intention to purchase within such 30 day period at the same price and on the same terms as any such offer. Such right of first refusal is inapplicable to a sale of landlord’s interest in the entire Mortgaged Property. McDonald’s has entered into a subordination, non-disturbance and attornment agreement to subordinate the lease to the mortgage.

Under the Truist lease, if the landlord receives a bonafide offer to purchase the premises demised under such lease, the landlord must submit a written copy of such offer to the tenant, giving the tenant 15 business days within which to elect to meet such offer. If the tenant accepts such offer it must give landlord written notice thereof within such 15 business day period and settlement is required to be held within 60 days thereafter. Tenant has entered into a subordination, non-disturbance and attornment agreement to subordinate the lease to the mortgage and has agreed that such right of first refusal is not applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the Mortgaged Property.

(17) Insurance (30) Acts of Terrorism Exclusion	Brier Creek Commons (Loan No. 1)	Pursuant to the related Whole Loan documents, Olive Garden, Chili’s, Truist and McDonald’s (collectively representing approximately 4.9% of the underwritten base rent), which own their respective improvements pursuant to ground leases, are allowed to provide insurance for their own improvements and may continue to provide insurance provided that the related lease is in full force and effect and no default has occurred and is continuing thereunder. These improvements are not part of the collateral for the related Mortgage Loan.

E-1B-17

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2A

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

Each of 3650 REIT, CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,

E-2A-1

Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan, which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of the Cut-Off Date, to the knowledge of the Mortgage Loan Seller, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after Cut-Off Date.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the related Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance
E-2A-2

policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest,
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a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).
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(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury

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(including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements
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on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
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(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and
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are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss
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insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth in Annex E-2B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-2A-1, or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury
E-2A-10

Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes
E-2A-11

by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
E-2A-12

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.
(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-2A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.
(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all
E-2A-13

material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-2A-3.
(44)	Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing,
E-2A-14

amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-15

SCHEDULE E-2A-1 to ANNEX E-2A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	3650 REIT Mortgage Loans	CREFI Mortgage Loans	GACC Mortgage Loans
7		Harborside 2-3

E-2A-16

SCHEDULE E-2A-2 to ANNEX E-2A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	3650 REIT Mortgage Loans	CREFI Mortgage Loans	GACC Mortgage Loans
7		Harborside 2-3

E-2A-17

SCHEDULE E-2A-3 to ANNEX E-2A

CROSSED MORTGAGE LOANS

E-2A-18

ANNEX E-2B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(3650 REAL ESTATE INVESTMENT TRUST 2 LLC)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(10) Condition of Property	La Habra Marketplace (Loan No. 18)	The related property condition report is dated August 19, 2021, which is not within 12 months of the Cut-off Date (nor has the related Mortgaged Property otherwise been inspected within 12 months of the Cut-off Date).
(16) Insurance	800 Cesar Chavez (Loan No. 23)	The Loan Documents permit the Mortgagor to rely on the insurance maintained by the sole tenant at the related Mortgaged Property, Cruise LLC, for certain of the insurance coverages required under the Loan Documents provided that, among other conditions, (i) the related lease is in full force and effect, (ii) Cruise LLC continues to be obligated under the lease to maintain insurance covering the entire Mortgaged Property in form and substance satisfactory to the lender and (iii) the policies maintained by Cruise LLC covering the Mortgaged Property are approved by the lender and satisfy the requirements set forth in the Loan Documents.
(27) Mortgage Releases	La Habra Marketplace (Loan No. 18)	Upon the occurrence of certain events set forth in the Loan Documents, the Mortgagor may obtain the release of a portion of the related Mortgaged Property occupied by Regal Entertainment Group for which the Loan Documents do not provide an allocated loan amount; provided, however, the Mortgagor is required to, among other conditions (i) prepay the Mortgage Loan in an amount sufficient to satisfy the greater of certain (x) debt yield and (y) loan-to-value ratio thresholds set forth in the Loan Documents, subject to a minimum prepayment of $5,000,000 and a maximum prepayment of $9,000,000 in the event the servicer elects to waive any applicable yield maintenance premium and (ii) satisfy customary REMIC requirements.
(32) Defeasance	800 Cesar Chavez (Loan No. 23)	A REMIC declaration was made with respect to the Mortgage Loan on February 22, 2023. The Mortgage Loan may be defeased beginning on the day after February 22, 2025, which is less than two years after the Closing Date and more than two years from the start-up date of the REMIC formed in connection with such REMIC declaration.
(37) No Material Default; Payment Record	800 Cesar Chavez (Loan No. 23)	The clearing account, also sometimes referred to as a lockbox account, into which rents and revenues of the related Mortgaged Property are deposited, is currently maintained (or is required in the future to be maintained, as to any springing account) with First Republic Bank, which is not an “eligible institution” and such account is not (or with respect to a springing lockbox account will not be) an “eligible account” (as such terms are defined in the related Mortgage Loan documents).
E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(41) Appraisal	La Habra Marketplace (Loan No. 18)	The related appraisal is dated August 18, 2021, which is not within 12 months of the Closing Date.
(41) Appraisal	800 Cesar Chavez (Loan No. 23)	The related appraisal is dated March 28, 2022, which is not within 12 months of the Closing Date.

E-2B-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(CITI REAL ESTATE FUNDING INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(13) Actions Concerning Mortgage Loan	Harborside 2-3 (Loan No. 7)

One of the borrower sponsors and nonrecourse carveout guarantors, Michael Silberberg, is the guarantor on a loan in the original principal amount of $164,000,000 (the “Civic Opera Building Loan”), which is evidenced by promissory notes held by (i) Wells Fargo Bank, National Association, as trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C31, Commercial Mortgage Pass-Through Certificates, Series 2015-C31 and (ii) Wilmington Trust, National Association, as trustee for the benefit of the registered holders of JPMBB Commercial Mortgage Securities Trust 2015-C32, Commercial Mortgage Pass-Through Certificates, Series 2015-C32. The lenders of the Civic Opera Building Loan commenced foreclosure proceedings on August 21, 2021. Additionally, on March 31, 2023, the special servicer sent a notice to Mr. Silberberg alleging (x) a breach of the loss recourse provision set forth in the Civic Opera Building Loan documents as a result of two mechanics liens being filed against the subject property and (y) a breach of the full recourse provision set forth in the Civic Opera Building Loan documents as a result of an alleged violation of SPE provisions prohibiting the incurrence of indebtedness in violation of the Civic Opera Building Loan documents.

In connection with work performed on the Mortgaged Property by the Mortgagor’s predecessor-in-interest, there is an active litigation between the primary contractor (Plaza Construction LLC) and a subcontractor (Gamma USA, Inc.) relating to façade work performed by the subcontractor. Neither the Mortgagor nor its predecessor-in-interest is named in the litigation, and the contract with primary contractor was not assumed by the Mortgagor in connection with its acquisition of the Mortgaged Property. The Mortgagor’s predecessor-in-interest has held back the retainage owed to the primary contractor (approximately $996,842) in escrow by a title company pursuant to an escrow agreement between the Mortgagor and its predecessor-in-interest and is released to the primary contractor upon resolution of said dispute.

(16) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(17) Access; Utilities; Separate Tax Lots	Harborside 2-3 (Loan No. 7)	The related Mortgaged Property was known and designated as tax lot 18 prior to being subdivided in July 2022 into tax lots 18.01 and 18.02. The related Mortgaged Property is currently designated as lot 18.01 and a neighboring property, which is not included as part of the collateral for the subject Mortgage Loan and is owned by an unaffiliated third party, is designated as lot 18.02. Based on information provided by the related Mortgagor and the title company

E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
issuing the Title Policy, the applicable tax map is updated once per year and the same was not yet updated at the time of origination of the Mortgage Loan to recognize the subdivided tax lots. The related Mortgagor is responsible for the taxes affecting lot 18.01 and owner of lot 18.02 is responsible for all of taxes related to the improvements on lot 18.02. At origination of the subject Mortgage Loan, the tax reserve was sized to include taxes for the undivided tax lot 18.
(24) Local Law Compliance	Harborside 2-3 (Loan No. 7)	Although the related Mortgaged Property is legal conforming, because it was built pursuant to local planning board approval, the restoration of the related Mortgaged Property following a casualty is subject to approval of the local planning board per the municipal zoning letter dated February 10, 2023 from the Jersey City Housing, Economic Development & Commerce office.
(26) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(26) Recourse Obligations	Hyatt Regency Indianapolis (Loan No. 3)	The loan documents do not provide recourse for the related Mortgagor’s misapplication of rents (if, after an event of default under the subject Mortgage Loan).
(26) Recourse Obligations	Harborside 2-3 (Loan No. 7)	The loan documents do not provide recourse for the related Mortgagor’s misapplication of rents (if, after an event of default under the subject Mortgage Loan), insurance proceeds or condemnation awards, but rather, recourse for misapplication of such amounts is limited to intentional misapplication.
(27) Mortgage Releases	Sayville Plaza (Loan No. 10)	The borrower may obtain the release of those certain portions of the Mortgage Property which are ground leased to Taco Bell and Chick-Fil-A, respectively, as more particularly described in the Sayville Plaza Mortgage Loan documents (each, a “Release Parcel”) on any business day after the earlier of (a) the third anniversary of the origination date of the Sayville Plaza Mortgage Loan, and (b) the date that is sixty days after the closing date of the securitization that includes the last note to be securitized, upon a bona fide third-party sale of such Release Parcel, in each case, provided that, among other conditions: (i) the borrower (a) makes a prepayment of principal partial prepayment in an amount equal to (x) (A) with respect to the Release Parcel associated with the Taco Bell parcel, $1,750,000 and (B) with respect to the Release Parcel associated with the Chik-Fil-A parcel, $2,425,000 and (y) 90% of the net sales proceeds with respect to such Release Parcel; and (b) in the event that, after giving effect to such transfer and prepayment pursuant to subclause (a), the ratio of the unpaid principal balance of the Sayville Plaza Mortgage Loan to the value of the remaining property is more than 125%, the principal balance of the Sayville Plaza Mortgage Loan must be prepaid by an amount equal to the least of the following amounts: (1) the net sales proceeds of such sale; (2) the fair market value of such Release Parcel at the time of the release; and (3) an amount such that the loan-to-value ratio of the Sayville Plaza Mortgage Loan does not increase after the release of such Release Parcel, unless the lender receives an opinion of counsel that if such amount is not paid, the

E-2B-4

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
applicable securitization will not fail to maintain its status as a REMIC Trust as a result of the release of such Release Parcel.
(27) Mortgage Releases	Jaylor - Burger King Portfolio (Loan No. 11)

Provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier of (a) the third anniversary of the origination date of the Mortgage Loan, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, or, in the case of the Burger King #02831 - Olathe, KS Mortgaged Property, the Burger King #03685 - Kansas City, MO Mortgaged Property or the Burger King #04330 - Kansas City, MO Mortgaged Property, at any time after the securitization of all of the notes, the related Mortgage Loan documents permit the borrower to partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the partial prepayment is in an amount equal to 115% of the allocated loan amount for the individual Mortgaged Property, together with such additional amount (if any) needed to cause the DSCR Condition (as defined below) to be satisfied after giving effect to such partial release; except that (a) with respect to each Material Ground Lease Property (as defined below), the partial prepayment will be in an amount equal to 100% of the allocated loan amount for such Material Ground Lease Property, together with such additional amount (if any) needed to cause the DSCR Condition to be satisfied after giving effect to such partial release, and (b) in the event that the ground lease with respect to the Burger King #00501 - Lafayette, LA Mortgaged Property has lapsed after its scheduled expiration date of June 5, 2029, the partial prepayment for such Mortgaged Property will be $0.00, (ii) if required by Lender, the borrower delivers a REMIC opinion, (iii) if required by Lender, the borrower delivers a rating agency confirmation, and (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.79x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (the “DSCR Condition”).

“Material Ground Lease Property” means, individually and collectively, as the context may require, the ground leased properties commonly referred to as the Burger King #00360 - New Orleans, LA Mortgaged Property, the Burger King #00501 - Lafayette, LA BK #501 Mortgaged Property, the Burger King #01315 - Alexandria, LA Mortgaged Property (but not as to the sign parcel lease), the Burger King #01537 - Lafayette, LA Mortgaged Property, the Burger King #10572 - Eunice, LA Mortgaged Property, the Burger King #10607 - Houma, LA Mortgaged Property, the Burger King #11488 - Lafayette, LA Mortgaged Property, the Burger King #12007 - Denham Springs, LA Mortgaged Property, the Burger King #12752 - Lafayette, LA Mortgaged Property, the Burger King #12753 - Slidell, LA Mortgaged Property, the Burger King #12919 - Covington, LA Mortgaged Property and the Burger King #13081 - New Iberia, LA Mortgaged Property.

E-2B-5

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(29) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
(30) Due on Sale or Encumbrance	Harborside 2-3 (Loan No. 7)	The loan documents permit transfers by reason of the exercise of remedies by the upper-tier preferred equity investor (which, includes the foreclosure of upper-tier pledges securing the preferred equity investment) in accordance with the terms of the intercreditor agreement between the subject Mortgage Loan’s lender, the mezzanine lender and the preferred equity investor.
(30) Due on Sale or Encumbrance	Harborside 2-3 (Loan No. 7)	In addition, the loan documents permit transfers of more than 50% of the equity interests in the related Mortgagor provided that after giving effect to such transfer, (i) the related non-recourse carve-out guarantors (together with their respective spouses and/or their lineal descendants and/or family trusts for the sole benefit of any of the foregoing persons) must continue to collectively own at least 5% of the direct or indirect equity ownership interest in the related Mortgagor that, as of the date of origination of the subject Mortgage Loan, owned a 98% undivided tenant-in-common interest in the related Mortgaged Property, (ii) Mark Karasick, a non-recourse carve-out guarantor, owns 100% of the indirect equity interest in SL Harborside Hospitality LLC (the anticipated holder of the liquor licenses applicable to the related Mortgaged Property) and its sole member SL Harborside Hospitality Holdings LLC and (iii) the related non-recourse carve-out guarantors control the related Mortgagor and the day to day operations of the related Mortgaged Property.
(34) Ground Leases	Jaylor - Burger King Portfolio (Loan No. 11)

With respect to the Burger King #01315 - Alexandria, LA Mortgaged Property, which is utilized solely for a sign identifying the business of related ground lessee, neither the ground lease nor a memorandum of lease has been recorded.

With respect to the Burger King #00501 - Lafayette, LA and Burger King #01537 - Lafayette, LA Mortgaged Properties, the applicable Mortgagor owns its interest in such Mortgaged Properties through a sublease of each Mortgaged Property from Burger King Corporation. The sublease requires the consent of Burger King Corporation, as sublessor, for a leasehold mortgage and, as of the origination of the Mortgage Loan, such consent has not been obtained. The consent of Burger King Corporation, as sublessor, is further required for any future assignment or subletting of the Mortgagor’s subleasehold interest. In addition, neither the ground lease to Burger King Corporation nor the related sublease to the Mortgagor for each such Mortgaged Property provides that (i) the prior written consent of the lender is required for with regard to amendment, modification, or termination of such ground lease or sublease, (ii) written notice of any default or termination must be provided to the lender, (iii) lender is permitted a reasonable to cure any default under the applicable sublease or ground lease, (iv) the ground lessor will enter into a new lease with the lender upon termination of the applicable sublease or ground lease for any reason. Burger King Corporation, as sublessor, has the right to the entire condemnation award allocable to the applicable Mortgagor’s interest in respect of a total or substantially total loss or taking of the such Mortgaged Properties.

E-2B-6

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

With respect to each of the following Mortgaged Properties, the related ground lease has an original term which does not extend at least 20 years beyond the stated maturity of the Mortgage Loan: (1) the ground lease relating to the Burger King #00360 - New Orleans, LA Mortgaged Property has a lease term which expires February 28, 2029, with renewal options through February 28, 2039; (2) the ground lease relating to the Burger King #01315 - Alexandria, LA Mortgaged Property has a lease term which expires May 2, 2024, with renewal options extending through May 2, 2039; (3) the ground lease relating to the portion of the Burger King #01315 - Alexandria, LA Mortgaged Property that is utilized solely for a sign identifying the related tenant’s business, the lease has expired and continues on a month-to-month basis; (4) the ground lease relating to the Burger King #04130 - Vicksburg, MS Mortgaged Property has a lease term which expires August 15, 2033, with no renewal options available; (5) the ground lease relating to the Burger King #07467 - Ruston, LA Mortgaged Property has a lease term which expires June 5, 2029, with renewal options through June 5, 2049; (6) the ground lease relating to the Burger King #10572 - Eunice, LA Mortgaged Property has a lease term which expires September 30, 2027, with renewal options through September 30, 2037; (7) the ground lease relating to the Burger King #10607 - Houma, LA Mortgaged Property has a lease term which expires September 30, 2027, with renewal options through September 24, 2037; (8) the ground lease relating to the Burger King #12752 - Lafayette, LA Mortgaged Property has a lease term which expires September 23, 2024, with renewal options through September 23, 2039; (9) the ground lease relating to the Burger King #12753 - Slidell, LA Mortgaged Property has a lease term which expires August 31, 2024, with renewal options through August 31, 2039; (10) the ground lease relating to the Burger King #12919 - Covington, LA Mortgaged Property has a lease term which expires December 22, 2024, with renewal options through December 22, 2039; (11) the ground lease relating to the Burger King #13081 - New Iberia, LA Mortgaged Property has a lease term which expires March 28, 2025, with renewal options through March 28, 2040; (12) the term of both the ground lease to Burger King Corporation and the related sublease to the Mortgagor relating to the Burger King #00501 - Lafayette, LA Mortgaged Property expires March 24, 2025, with renewal options through March 24, 2045; and (13) the term of both the ground lease to Burger King Corporation and the related sublease to the Mortgagor relating to the Burger King #01537 - Lafayette, LA Mortgaged Property, expires June 5, 2024, with renewal options through June 5, 2029.

With respect to the Burger King #01537 - Lafayette, LA Mortgage Property, the applicable Mortgagor owns its interest in such Mortgaged Property through a sublease of each Mortgaged Property from Burger King Corporation. The sublease requires that lender receive written notice of defaults, however, such sublease does not provide that a notice of default or termination is ineffective without lender’s receiving such notice. The prime ground lease relating to a portion of the Mortgaged Property provides that the ground lessor has the right to any partial condemnation award, and per the sublease related to another portion of such Mortgaged Property, Burger King Corporation, as sublessor, has the right to hold and disburse any partial condemnation award but is required to apply funds up to the

E-2B-7

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
amount of any such award toward the repair or restoration of the property. In addition, the fee interest relating to a portion of such Mortgaged Property is held by 22 individuals as tenants-in-common, only 16 of which have agreed that notice of default under the related ground lease is ineffective without a copy being sent to lender or that condemnation awards shall be held and disbursed by lender toward repairs or the payment of the outstanding balance.

With respect to the Burger King #00501 - Lafayette, LA Mortgaged Property, the applicable Mortgagor owns its interest in such Mortgaged Property through a sublease from Burger King Corporation. The prime ground lease provides that the prime landlord holds the right to any partial condemnation award for less than a substantial taking where the ground lease is not terminated by tenant, however, rent will be reduced proportionally related to such taking. The fee interest in such Mortgaged Property is held by 14 individuals as tenants-in-common, only 11 of which have agreed that condemnation awards shall be held and disbursed by the lender toward repairs or the payment of the outstanding balance.
(37) No Material Default; Payment Record	All CREFI Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(40) Environmental Conditions	Harborside 2-3 (Loan No. 7)	The related ESA identified a controlled recognized environmental condition and historic recognized environmental condition for the related Mortgaged Property associated with historic site operations and impacts to site soils and groundwater caused by contaminated historic fill material. From 1986 to 2013, various remedial investigations and actions were conducted to address the historic fill, including placing engineering controls consisting of improvements at the site, such as the building slab, concrete and asphalt paved areas, and landscaping, over residually impacted soils. In 2022, an additional investigation was conducted in an area below the shared atrium of two buildings located on the Mortgaged Property, which identified additional, residual impacts to soils and groundwater attributed to historic fill material. A deed notice identifying the historic fill and associated engineering controls in place at the Mortgaged Property was recorded on February 17, 2023 and serves as an institutional control for the Mortgaged Property. In relation to soil impacts at the Mortgaged Property, a soil Remedial Action Permit (“RAP”), which establishes the obligations of the permittee with respect to soil related institutional controls and engineering controls, is required, and a RAP initial application was submitted to the governing authority on March 29, 2023. A groundwater Classified Exception Area (“CEA”), which serves as an institutional control by providing notice that there are groundwater impacts in a localized area, is also being prepared for the Mortgaged Property. Assuming issuance of the RAP and approval of the CEA by the governing authority, the related ESA consultant identified this matter as a
E-2B-8

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
controlled recognized environmental condition and did not recommend any further investigation; however, the ESA consultant did note that the institutional controls in place on the Mortgaged Property are to be maintained in perpetuity.

E-2B-9

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(GERMAN AMERICAN CAPITAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(7) Junior Liens	Great Lakes Crossing Outlets (Loan No. 5)	The Loan Documents permit the Mortgagor to enter into any PACE loan in an amount not to exceed $5,000,000 subject to rating agency confirmation and the Mortgagee’s consent (not to be unreasonably withheld, conditioned or delayed).
(16) Insurance	Great Lakes Crossing Outlets (Loan No. 5)	The Loan Documents permit a deductible of up to $500,000, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible of up to 5% of the total insurable value of the Mortgaged Property (collectively, the “Required Deductible”); provided, however, that the Mortgagor is permitted to maintain a retention amount of up to, together with any deductible, $10,000,000 in the aggregate and $5,000,000 per occurrence, in addition to the Required Deductible, solely as it pertains to flood and hail losses, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains prefunded at all times during the term of the Mortgage Loan, and (3) the Mortgagor has submitted evidence satisfactory to the Mortgagee and the rating agencies of such prefunded arrangement at the request of the Mortgagee or rating agency.
(16) Insurance	Great Lakes Crossing Outlets (Loan No. 5)	The Loan Documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.
(26) Recourse Obligations	Great Lakes Crossing Outlets (Loan No. 5)	For so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG, SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the related Mortgage Loan at such time, plus all of the reasonable out-of-pocket costs and fees and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) incurred by the Mortgagee in connection with the enforcement of, or preservation of the Mortgagee’s rights under, the guaranty.
(26) Recourse Obligations	Great Lakes Crossing Outlets (Loan No. 5)	The Mortgagor and the non-recourse carveout guarantor will not have liability under the full recourse carveouts for transfers in violation of the Loan Documents or breaches of the special purpose entity covenants or any loss carveout in the Loan Documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the Mortgagee’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the
E-2B-10

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of the Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of clauses (i) through (iii) above.
(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(27) Mortgage Releases	All GACC Mortgage Loans	In most cases, the Loan Documents provide that in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor may not be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions if the Mortgagor delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as a REMIC.
(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this representation 29.
(30) Due on Sale or Encumbrance	Great Lakes Crossing Outlets (Loan No. 5)	The Loan Documents permit a direct or indirect owner of the Mortgagor to pledge its interest in the Mortgagor to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.
(30) Due on Sale or Encumbrance	Great Lakes Crossing Outlets (Loan No. 5)	The Loan Documents permit the Mortgagor to enter into any PACE loan in an amount not to exceed $5,000,000 subject to rating agency confirmation and the Mortgagee’s consent (not to be unreasonably withheld, conditioned or delayed).
(32) Defeasance	Great Lakes Crossing Outlets (Loan No. 5)	The Loan Documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Loan Documents provide that any servicing fees will be limited to a maximum amount of $10,000.

E-2B-11

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F

CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
Jul 15, 2023	13,883,000.00	Sep 15, 2027	13,883,000.00
Aug 15, 2023	13,883,000.00	Oct 15, 2027	13,883,000.00
Sep 15, 2023	13,883,000.00	Nov 15, 2027	13,883,000.00
Oct 15, 2023	13,883,000.00	Dec 15, 2027	13,883,000.00
Nov 15, 2023	13,883,000.00	Jan 15, 2028	13,883,000.00
Dec 15, 2023	13,883,000.00	Feb 15, 2028	13,883,000.00
Jan 15, 2024	13,883,000.00	Mar 15, 2028	13,883,000.00
Feb 15, 2024	13,883,000.00	Apr 15, 2028	13,883,000.00
Mar 15, 2024	13,883,000.00	May 15, 2028	13,883,000.00
Apr 15, 2024	13,883,000.00	Jun 15, 2028	13,882,678.74
May 15, 2024	13,883,000.00	Jul 15, 2028	13,565,587.78
Jun 15, 2024	13,883,000.00	Aug 15, 2028	13,285,343.02
Jul 15, 2024	13,883,000.00	Sep 15, 2028	13,003,407.96
Aug 15, 2024	13,883,000.00	Oct 15, 2028	12,681,181.25
Sep 15, 2024	13,883,000.00	Nov 15, 2028	12,395,598.52
Oct 15, 2024	13,883,000.00	Dec 15, 2028	12,069,820.47
Nov 15, 2024	13,883,000.00	Jan 15, 2029	11,780,546.56
Dec 15, 2024	13,883,000.00	Feb 15, 2029	11,489,527.77
Jan 15, 2025	13,883,000.00	Mar 15, 2029	11,081,864.55
Feb 15, 2025	13,883,000.00	Apr 15, 2029	10,786,620.59
Mar 15, 2025	13,883,000.00	May 15, 2029	10,451,436.40
Apr 15, 2025	13,883,000.00	Jun 15, 2029	10,152,385.92
May 15, 2025	13,883,000.00	Jul 15, 2029	9,813,495.74
Jun 15, 2025	13,883,000.00	Aug 15, 2029	9,510,593.32
Jul 15, 2025	13,883,000.00	Sep 15, 2029	9,205,863.59
Aug 15, 2025	13,883,000.00	Oct 15, 2029	8,861,444.15
Sep 15, 2025	13,883,000.00	Nov 15, 2029	8,552,794.74
Oct 15, 2025	13,883,000.00	Dec 15, 2029	8,204,559.13
Nov 15, 2025	13,883,000.00	Jan 15, 2030	7,891,943.27
Dec 15, 2025	13,883,000.00	Feb 15, 2030	7,577,441.39
Jan 15, 2026	13,883,000.00	Mar 15, 2030	7,148,439.39
Feb 15, 2026	13,883,000.00	Apr 15, 2030	6,829,441.31
Mar 15, 2026	13,883,000.00	May 15, 2030	6,471,130.28
Apr 15, 2026	13,883,000.00	Jun 15, 2030	6,148,042.20
May 15, 2026	13,883,000.00	Jul 15, 2030	5,785,749.17
Jun 15, 2026	13,883,000.00	Aug 15, 2030	5,458,522.29
Jul 15, 2026	13,883,000.00	Sep 15, 2030	5,129,321.02
Aug 15, 2026	13,883,000.00	Oct 15, 2030	4,761,076.22
Sep 15, 2026	13,883,000.00	Nov 15, 2030	4,427,663.21
Oct 15, 2026	13,883,000.00	Dec 15, 2030	4,055,317.89
Nov 15, 2026	13,883,000.00	Jan 15, 2031	3,717,642.89
Dec 15, 2026	13,883,000.00	Feb 15, 2031	3,377,930.32
Jan 15, 2027	13,883,000.00	Mar 15, 2031	2,926,019.67
Feb 15, 2027	13,883,000.00	Apr 15, 2031	2,581,519.91
Mar 15, 2027	13,883,000.00	May 15, 2031	2,198,380.59
Apr 15, 2027	13,883,000.00	Jun 15, 2031	1,849,486.46
May 15, 2027	13,883,000.00	Jul 15, 2031	1,462,068.81
Jun 15, 2027	13,883,000.00	Aug 15, 2031	1,108,727.88
Jul 15, 2027	13,883,000.00	Sep 15, 2031	753,254.63
Aug 15, 2027	13,883,000.00	Oct 15, 2031	359,431.58
		Nov 15, 2031 and thereafter	0.00

F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	21
Summary of Risk Factors	69
Risk Factors	71
Description of the Mortgage Pool	176
Transaction Parties	275
Description of the Certificates	389
The Mortgage Loan Purchase Agreements	424
The Pooling and Servicing Agreement	434
Use of Proceeds	539
Yield, Prepayment and Maturity Considerations	539
Material Federal Income Tax Consequences	554
Certain State, Local and Other Tax Considerations	565
ERISA Considerations	566
Legal Investment	573
Certain Legal Aspects of the Mortgage Loans	574
Ratings	596
Plan of Distribution (Underwriter Conflicts of
Interest)	598
Incorporation of Certain Information by Reference	600
Where You Can Find More Information	600
Financial Information	600
Legal Matters	600
Index of Certain Defined Terms	601

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Mortgage Loan Representations and Warranties	E-1A-1
Annex E-1B – Exceptions to Mortgage Loan Representations and Warranties	E-1B-1
Annex E-2A – Mortgage Loan Representations and Warranties	E-2A-1
Annex E-2B – Exceptions to Mortgage Loan Representations and Warranties	E-2B-1
Annex F – Class A-SB Scheduled Principal Balance Schedule	F-1

$577,055,000
(Approximate)

BMO 2023-C5 Mortgage Trust
(as Issuing Entity)

BMO Commercial
Mortgage Securities LLC
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2023-C5

Class A-1	$12,893,000
Class A-2	$111,092,000
Class A-4	$0 – $132,000,000
Class A-5	$180,830,000 – $312,	830,000
Class A-SB	$13,883,000
Class X-A	$450,698,000
Class X-B	$126,357,000
Class A-S	$70,824,000
Class B	$31,388,000
Class C	$24,145,000

PROSPECTUS

BMO Capital Markets

Citigroup

KeyBanc Capital Markets

Deutsche Bank Securities

UBS Securities LLC

Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC

Drexel Hamilton, LLC

Co-Managers

May , 2023

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.